Filed Pursuant to Rule 424(b)(1)
File No. 333-275434

Surf Air Mobility Inc.

300,000,000 Shares of Common Stock

This prospectus relates to the registration of the resale of up to 300,000,000 shares of our Common Stock by our stockholder identified in this prospectus (the “Selling Stockholder”), which represents the balance of the full amount of shares of Common Stock that the Company estimates could be issued and sold to GEM for GEM Advances under the Share Subscription Facility (as defined herein), plus the amount of shares the Company estimates could be issued and sold to GEM for $50 million of draw downs under the Share Subscription Facility. The Company’s estimates related to the GEM Advances reflect, among other items, the Company’s obligation to register at least two times the value of a requested GEM Advance based on a per-share price equal to the closing price of our shares of Common Stock as of the close of trading on the trading day immediately preceding the date of the request. We have also separately registered an 18,700,000 shares that could be sold to GEM for GEM Advances under a separate prospectus.

The Selling Stockholder may, or may not, elect to sell its shares of Common Stock covered by this prospectus, from time to time as and to the extent they may determine, through public or private transactions at prevailing market prices or at privately negotiated prices. The shares may be offered by the Selling Stockholder to or through broker-dealers or other agents, directly to investors, or through any other manner permitted by law, on a continued or delayed basis. The timing, manner and amount of any sale are within the sole discretion of the Selling Stockholder. We will bear all costs, expenses and fees in connection with the registration of these shares including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholder will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock. See the section entitled “Plan of Distribution”. We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholder.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “SRFM”. On November 10, 2023, the last sale price of our common stock as reported on the NYSE was $1.39 per share.

We are an “emerging growth company” and “smaller reporting company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and will be subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company. See the sections entitled “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary —Implications of Being a Smaller Reporting Company”.

See the section entitled “Risk Factors” beginning on page 13 to read about factors you should consider before buying shares of our Common Stock.

Our Amended and Restated Bylaws and our Amended and Restated Certificate of Incorporation (each as defined below) provide that the persons or entities who are not citizens of the United States (“Non-Citizens”), shall not, in the aggregate, own and or control more than 25.0% of our total voting interest. If Non-Citizens own (beneficially or of record) more than 25.0% of the total voting interest of our Common Stock, only permitted Non-Citizen holders consisting of Kuzari Investor 94647 LLC and our co-founders, Sudhin Shahani and Liam Fayed, and their respective affiliates (collectively, the “Permitted Holders”) will be entitled to vote. The voting rights of the Permitted Holders will be reduced pro rata if their combined ownership percentage exceeds 25.0%. As of September 30, 2023 (i) the Permitted Holders beneficially own 20.1% of the total voting power of our Common Stock and the total number of our outstanding equity securities, or 23.5% of the total voting power and the total number of our outstanding equity securities assuming the vesting in full of 1,260,000 PRSUs to each of Mr. Fayed and Mr. Shahani as further described under “Executive Compensation — Equity Award Grants Made in Connection with the Listing”, and (ii) Non-Citizens beneficially own 33.91% of the total voting power of our Common Stock and the total number of our outstanding equity securities. Accordingly, if you are not a citizen of the United States as defined in 49 U.S.C. § 40102(a)(15) and as interpreted by the U.S. Department of Transportation, any shares of Common Stock that you purchase will be subject to voting restrictions as described above and your voting rights may be subject to automatic suspension. In addition to the voting restrictions described above, our Amended and Restated Bylaws provide that Non-Citizens who are residents of countries that are not party to “open-skies” agreements with the United States (“NOS Non-Citizens”) shall not, in the aggregate, own more than 25.0% of the total number of our outstanding equity securities, and that all Non-Citizens (including any NOS Non-Citizens) shall not, in the aggregate, own more than 49.0% of the total number of our outstanding equity securities. See “Risk Factors —Risks Related to SAM Operating as a Public Company — Our Amended and Restated Bylaws and our Amended and Restated Certificate of Incorporation limit voting rights of certain foreign persons”.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated November 13, 2023.

Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the Selling Stockholder take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. To the extent they sell, we or the Selling Stockholder are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Our business, financial condition, and results of operations may have changed since that date.

For investors outside the United States: Neither we nor the Selling Stockholder have done, and have not agreed to do, anything that would permit the use of or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Common Stock by us or the Selling Stockholder and the distribution of this prospectus outside of the United States.

i

GLOSSARY

As used in this prospectus:

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“Advisor Accrual” means the 15,000 shares of our Common Stock to be paid to an advisor in satisfaction of fees owed for services in connection with the Southern Acquisition and Internal Reorganization.

•	“AeroTEC” means Aerospace Testing Engineering & Certification, Inc.

•	“Amended and Restated Bylaws” means the amended and restated bylaws of SAM, as currently in effect.

•	“Amended and Restated Certificate of Incorporation” means the amended and restated certificate of incorporation of SAM, as currently in effect.

•	“Closing” means the closing of the Internal Reorganization.

•	“Code” means the Internal Revenue Code of 1986, as amended.

•	“Common Stock” means the common stock of SAM, par value $0.0001 per share.

•

“Company” or “Surf Air” means Surf Air Global Limited, a BVI business company formed under the laws of the British Virgin Islands and wholly owned subsidiary of SAM, and all of its direct and indirect subsidiaries.

•	“Conversions” means the conversion of Surf Air’s issued and outstanding securities based on the Conversion Ratio in connection with the Internal Reorganization.

•	“Conversion Ratio” means the conversion of Surf Air’s ordinary shares to SAM Common Stock at a ratio of 22.40.

•	“COVID-19” means the disease caused by severe acute respiratory syndrome coronavirus 2, including any evolutions or mutations thereof (including additional variants).

•	“DGCL” means the Delaware General Corporation Law, as amended.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•	“GEM” means GEM Global Yield LLC SCS.

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“GEM Advances” means the issuance, at SAM’s election, subject to the satisfaction of certain conditions, of shares of our Common Stock that will be sold to GEM in order for SAM to utilize incremental advances of up to $25 million each, in an aggregate amount of up to $100 million, provided that the first GEM Advance may not exceed $7.5 million without GEM’s consent under the Share Subscription Facility. For a further description of such agreement and GEM’s commitment to purchase such shares, see the section entitled “Business — Key Agreements — Financing Arrangements — Share Subscription Facility”.

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“GEM Commitment Fee” means the fee as defined in the Share Subscription Facility and as satisfied by 4,000,000 shares of Common Stock issued on the on the date of the first advance. For a further description of such agreement, see the section entitled “Business — Key Agreements — Financing Arrangements — Share Subscription Facility”.

•	“GEM Purchase” means the issuance of 1,000,000 shares of Common Stock sold to GEM pursuant to the GEM Purchase Agreement.

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“GEM Purchase Agreement” means the share purchase agreement, dated as of June 15, 2023, by and between SAM, GEM and GYBL, for the purchase of 1,000,000 shares of Common Stock, for a purchase price of $25.00 per share of Common Stock, or an aggregate purchase price of $25 million. For a further description of such agreement, see the section entitled “Business — Key Agreements —Financing Arrangements — GEM Purchase Agreement”.

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“Initial GEM Issuance” means the issuance of 1,300,000 shares of Common Stock to GEM, for a purchase price of $0.01 per share of Common Stock, pursuant to the Share Subscription Facility. For a further description of such agreement and GEM’s commitment to purchase such shares, see the section entitled “Business — Key Agreements — Financing Arrangements — Share Subscription Facility”.

•

“Internal Reorganization” means the transaction pursuant to which a wholly-owned subsidiary of SAM was merged with and into Surf Air, after which Surf Air became a wholly-owned subsidiary of SAM. See the section entitled “Business — Government Regulation — Principal Domestic Regulatory Authorities”. The Internal Reorganization became effective on July 21, 2023.

•	“IRS” means the Internal Revenue Service.

•	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

•	“listing” means the initial listing of Common Stock on the NYSE, which occurred on July 27, 2023.

•	“NYSE” means the New York Stock Exchange.

•	“Palantir” means Palantir Technologies Inc.

•	“public stockholders” means holders of public shares of Common Stock.

•	“SAFE Settlement” means the issuance of 17,365,358 shares of our Common Stock to holders of SAFEs under the terms of the respective SAFEs.

•	“SAFEs” means the Simple Agreements for Future Equity, by and between the Company and the respective investors listed therein.

•	“SAM” means Surf Air Mobility Inc., a Delaware corporation, which holds all of the equity securities, assets, business and operations of each of Surf Air and Southern.

•	“SAM Board” means the board of directors of SAM.

•	“SEC” means the United States Securities and Exchange Commission.

•	“Securities Act” means the Securities Act of 1933, as amended.

•

“Share Subscription Facility” means the Company’s equity line of credit up to $400 million pursuant to the second amended and restated share purchase agreement, dated as of February 8, 2023, by and between the Company, GEM and GYBL, as further amended from time to time. The equity financing commitments under the Share Subscription Facility are contingent on the satisfaction of certain conditions, as more fully described in the section entitled “Business — Key Agreements —Financing Arrangements —Share Subscription Facility”. In connection with the listing and the Internal Reorganization, the Share Subscription Facility was automatically assigned to SAM.

•	“Southern” means Southern Airways Corporation, a Delaware corporation.

•

“Southern Acquisition” means the business combination transaction pursuant to which a wholly-owned subsidiary of SAM was merged with and into Southern, after which Southern became a wholly-owned subsidiary of SAM. The Southern Acquisition became effective on July 27, 2023.

•	“Southern Merger Consideration” means 16,250,000 shares of our Common Stock.

•	“Surf Entities” means, collectively, the Company, SAM and SAC Merger Sub Inc.

•	“TAI” means, collectively, Textron Aviation Inc. and its affiliates.

•	“Tuscan” means Tuscan Holdings Corp II.

•	“Tuscan Payment” means the issuance to Tuscan of 635,000 shares of our Common Stock (or an equivalent number of shares of common equity of Surf Air) pursuant to the terms of the Termination Agreement.

•	“U.S. GAAP” means generally accepted accounting principles in the United States.

For a further description of the terms used to refer to Surf Air’s business, please see the section entitled “Glossary of Terms Related to SAM’s, Surf Air’s and Southern’s Businesses” in this prospectus.

GLOSSARY OF TERMS RELATED TO SAM’S, SURF AIR’S AND SOUTHERN’S BUSINESSES

As used in this prospectus:

•

“Aircraft-as-a-Service ” means the product we intend to offer, bundling certain aircraft ownership related costs, potentially including leasing, insurance, powertrain maintenance and operating software for both conventional internal combustion and/or electrified aircraft to operators with the goal of creating a recurring revenue stream.

•	“airframes” means the mechanical structure of an aircraft.

•	“ATC” means air traffic control, a service provided by air traffic controllers who direct aircraft on the ground and through a given section of controlled airspace.

•	“Certificate” means a certificate issued under section 41102 of 49 U.S.C. Subtitle VII.

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“Cessna Caravan” means the family of aircraft produced by Textron Aviation’s Cessna, and includes the Caravan, Grand Caravan and Caravan EX models, as well as their cargo derivatives, unless a specific model of Caravan is denoted.

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“commuter airline” means a Part 135 Commuter Airline, which generally refers to an air operator that holds an FAA-issued Part 135 “Commuter” Operating Certificate, permitting scheduled intrastate operations using a propeller aircraft with a maximum passenger-seating configuration of nine seats and a maximum payload capacity of 7,500 pounds, and that typically also has interstate economic authority from the DOT to operate anywhere in the United States.

•	“DOT” means the United States Department of Transportation.

•	“EAS” means Essential Air Service, which is a program run by the DOT to guarantee that small communities are served by qualified air carriers that maintain a minimum level of scheduled air service.

•	“EPU” means aircraft electric propulsion unit.

•	“FAA” means the United States Federal Aviation Administration, a transportation agency, which sits within the DOT.

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“FBO” means fixed base operator. An entity that is an FBO is granted the right by an airport to operate at the airport and provide services such as fueling, hangaring, parking and aircraft rental, along with other similar services.

•	“OEM” means original equipment manufacturer, which is a company whose goods are used as components in the products of another company, which then sells the finished item to other users.

•	“Part 135” means Part 135 of Title 14 of the U.S. Code of Federal Regulations.

•	“Part 298” means Part 298 of Title 14 of the U.S. Code of Federal Regulations.

•	“Part 380” means Part 380 of Title 14 of the U.S. Code of Federal Regulations.

•	“powertrain” means the components in the aircraft that generate power and components that are used for propulsion.

•	“SAF” means sustainable aviation fuel, which is biofuel used to power aircraft. This biofuel has similar properties to conventional jet fuel but with a smaller carbon footprint.

•

“Supplemental Type Certificate” or “STC” means a certification issued by the FAA when an applicant has received FAA approval to modify an aeronautical product from its original design. The STC approves not only the modification, but also how the modification affects the original design of the aeronautical product.

•	“TCB” means an FAA management team involved in the certification process for obtaining a STC.

•	“TSA” means the Transportation Security Administration, an administration within the U.S. Department of Homeland Security.

•	“Type Certificate” or “TC” means a certification issued by the FAA when an applicant has received FAA approval for a new aeronautical product from its original design.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Common Stock. You should read this entire prospectus carefully, including the sections entitled “Risk Factors”, “Special Note Regarding Forward-Looking Statements”, “Surf Air’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Southern’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and Surf Air’s and Southern’s consolidated financial statements and the related notes included elsewhere in this prospectus before making an investment decision. Unless the context otherwise requires, all references to “the Company” or “Surf Air” are to the business and operations of Surf Air Global Limited and its consolidated subsidiaries, references to “Southern” are to the business and operations of Southern Airways Corporation and its consolidated subsidiaries and references to “we”, “us”, “our”, “SAM” or “Surf Air Mobility” in this section are to the business and operations of SAM and its consolidated subsidiaries following the Internal Reorganization, which became effective on July 21, 2023, the Southern Acquisition, which became effective on July 27, 2023, and the listing of our Common Stock, which occurred on July 27, 2023.

Surf Air Mobility

Surf Air Mobility is building a regional air mobility ecosystem that will aim to sustainably connect the world’s communities. Leveraging the combined operations of Surf Air and Southern, we intend to accelerate the adoption of green flying by developing, together with our commercial partners, hybrid-electric and fully-electric powertrain technology to upgrade existing fleets, and by creating a financing and services infrastructure to enable this transition on an industry-wide level. We believe bringing electrified aircraft to market at scale will substantially reduce the cost and environmental impact of regional flying, and that such reductions are achievable by the end of the decade. Additionally, we believe operating as a publicly traded company and having efficient access to growth capital will allow us to accelerate the implementation of our strategic plan.

Surf Air Inc. (formerly incorporated as Surf Airlines Inc.) was incorporated under the laws of Delaware in 2011, and Surf Air Global Limited was formed under the laws of the British Virgin Islands and became the parent company of the Surf Air group in 2016. Surf Air Mobility Inc. was incorporated in 2021. Surf Air is expanding the category of regional air travel, connecting underutilized regional airports and private terminals to create a “shared private” customer experience and a high frequency “commercial-like” air service, using small turboprop aircraft.

Founded in 2013 as a Delaware corporation, as of June 30, 2023, Southern is the largest commuter airline in the United States and the largest passenger operator of Cessna Caravans in the United States by scheduled departures. As of June 30, 2023, Southern served 40 U.S. cities across six U.S. time zones.

The Southern Acquisition resulted in a combined regional airline network servicing U.S. cities across the Mid-Atlantic, Gulf South, Midwest, Rocky Mountains, West Coast, New England and Hawaii. Surf Air and Southern together served approximately 200,000 passengers across 44 cities with approximately 36,000 departures for the six months ended June 30, 2023.

Following the Internal Reorganization and the Southern Acquisition, Surf Air and Southern became wholly-owned subsidiaries of SAM. A more complete description of the Internal Reorganization and the Southern Acquisition can be found under “Business” in this prospectus.

Corporate Structure

The following diagrams sets forth the (1) a simplified version of the ownership structure of Surf Air before the Internal Reorganization, the Southern Acquisition, and the listing, and (2) a simplified version of the ownership structure of SAM after the consummation of the Internal Reorganization, the Southern Acquisition and the listing.

The corporate structure of Surf Air prior to the Internal Reorganization, the Southern Acquisition and listing:

The corporate structure of SAM immediately after listing:

Risk Factors Summary

Investing in our Common Stock involves numerous risks, including the risks described in the section entitled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Below are some of these risks, any one of which could materially adversely affect our business, financial condition, results of operations, and prospects.

Set forth below is only a summary of principal risks associated with SAM, Southern and Surf Air.

Risks Related to Surf Air’s and Southern’s Financial Position

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There is substantial doubt about Surf Air’s ability to continue as a going concern. Surf Air will need additional financing to execute its business plan, to fund its operations and to continue as a going concern.

•

Surf Air has incurred significant losses since its inception and expects to incur significant expenses and continuing losses for the foreseeable future. SAM may not be able to achieve or maintain profitability or positive cash flows.

•

There is substantial doubt about Southern’s ability to continue as a going concern. Southern will need additional financing to execute its business plan, to fund its operations and to continue as a going concern.

Risks Related to SAM’s Financial Position and Capital Requirements

•	SAM has no operating history. Surf Air and Southern’s past financial results may not be a reliable indicator of SAM’s future success.

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It is not possible to predict the actual number of shares SAM will need to sell under the Share Subscription Facility to GEM in order to draw down under such facility. Further, SAM may not have access to the full amount available under the Share Subscription Facility, or may not be able to draw down under the Share Subscription Facility in a timely manner (or at all) in order to meet its existing obligations.

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Surf Air has previously defaulted on its debt and other obligations and there can be no assurance that SAM will be able to fulfill its obligations under any current or future indebtedness it may incur.

Risks Related to Surf Air’s and Southern’s Business and Industry

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We may not be able to accurately predict our future capital needs, and we may not be able to obtain additional financing or access the capital markets to fund our ongoing operations and execute on our growth strategy on acceptable terms and conditions.

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Surf Air’s management has identified material weaknesses in its internal control over financial reporting. These material weaknesses could continue to adversely affect its, and, going forward, SAM’s ability to report its results of operations and financial condition accurately and in a timely manner. At this time, Surf Air cannot predict whether its efforts to remediate the identified material weaknesses will be successful, and it is expected that some or all of these material weaknesses will continue to persist for an extended period of time.

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Southern’s management has identified material weaknesses in its internal control over financial reporting. These material weaknesses could continue to adversely affect its, and, going forward, SAM’s ability to report its results of operations and financial condition accurately and in a timely manner. At this time, Southern cannot predict whether its efforts to remediate the identified material weaknesses will be successful, and it is expected that some or all of these material weaknesses will continue to persist for an extended period of time.

•

If we are not able to successfully enter into new markets, offer new routes and services and enhance our existing offerings, our business, financial condition and results of operations could be adversely affected.

•	If we experience harm to our reputation and brand, our business, financial condition and results of operations could be adversely affected.

•	The success of our business will be highly dependent on our ability to effectively market and sell air transportation as a substitute for conventional methods of transportation.

Risks Related to the Development of Electrification Technology

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We, as well as our development and supply chain partners, have limited experience to date in the development and manufacturing of hybrid-electric and fully-electric powertrains and integrating those newly developed powertrains into existing certified airframes, and we may never develop or manufacture any hybrid-electric and fully-electric powertrains.

•	We are substantially dependent upon our relationships with our strategic partners to develop our hybrid-electric powertrain and implement our planned business model.

•	Our success will depend on our ability to economically outsource the production, assembly and installation of our hybrid-electric and fully-electric powertrain solutions at scale, and our ability to develop and produce hybrid-electric and fully-electric powertrain solutions of sufficient quality and appeal to customers on schedule and at scale is unproven.

•	Our competitors may commercialize their technology before us, either in general or in specific markets, or we may otherwise not be able to fully capture the first mover advantage that we anticipate.

Risks Related to Surf Air’s and Southern’s Operations and Infrastructure

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If we are unable to obtain and maintain access to adequate facilities and infrastructure in desirable locations, including securing access to key infrastructure such as airports, we may be unable to offer our service in a way that is useful to passengers.

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Surf Air and Southern’s operations are currently concentrated in a small number of metropolitan areas and airports which makes their businesses particularly susceptible, and will make SAM’s business particularly susceptible, to natural disasters, outbreaks and pandemics, growth constraints, economic, social, weather and regulatory conditions or other circumstances affecting these metropolitan areas.

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The profitability of our current operations is dependent on the availability and pricing of aircraft fuel. Periods of significant disruption in the supply of aircraft fuel or elevated pricing could have a significant negative impact on our results of operations and liquidity.

Risks Related to Surf Air’s and Southern’s Dependence on Third-Party Providers

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If our third-party aircraft operators are unable to support our operations or the growth of our business, or we are unable to add alternative third-party aircraft operators to meet demand, our costs may increase and our business, financial condition and results of operations could be adversely affected.

Risks Related to Surf Air’s and Southern’s Intellectual Property and Information Technology

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If we fail to adequately protect our intellectual property rights, our competitive position could be impaired and we may lose market share, generate reduced revenue and incur costly litigation to protect our rights.

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We will rely on our information technology systems to manage numerous aspects of our business. A cyberattack of these systems could disrupt our ability to deliver services to our customers and could lead to increased overhead costs, decreased sales and harm to our reputation.

Risks Related to Ownership of Our Common Stock

•	The trading price of our Common Stock may have little or no relationship to the historical sales prices of our capital stock in private transactions, which have been limited to date.

If we are unable to adequately address these and other risks we face, our business may be harmed.

Channels for Disclosure of Information

We intend to announce material information to the public through filings with the SEC, the investor relations page on our website (www.surfair.com), press releases, public conference calls, and public webcasts.

The information disclosed by the foregoing channels could be deemed to be material information. As such, we encourage investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels.

Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

Corporate Information

Surf Air

Surf Air Inc. was incorporated under the laws of Delaware in 2011, and Surf Air Global Ltd. was formed under the laws of the British Virgin Islands and became the parent company of the Surf Air group in 2016. SAM was incorporated under the laws of Delaware on January 5, 2021. Prior to the Internal Reorganization, SAM was a wholly-owned subsidiary of Surf Air formed for the purpose of holding all of the equity securities, assets, business and operations of Surf Air and Southern. The mailing address of SAM’s principal executive office is 12111 S. Crenshaw Boulevard, Hawthorne, California 90250 and its telephone number is (424) 332-5480. Our website address is www.surfair.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Our logo, the “Surf Air” mark, and our other registered and common law trademarks, service marks, and trade names appearing in this prospectus are the property of SAM or its affiliates. Other trade names, trademarks, and service marks used in this prospectus are the property of their respective owners.

Southern

Southern was incorporated under the laws of Delaware on April 5, 2013. The mailing address of Southern’s principal executive office is 2875 South Ocean Boulevard, Suite 256, Palm Beach, Florida 33480 and its telephone number was (901) 672-7820 prior to the consummation of the Southern Acquisition. Southern’s website address is www.iflysouthern.com. Information contained on, or that can be accessed through, Southern’s website is not incorporated by reference into this prospectus, and you should not consider information on Southern’s website to be part of this prospectus.

Southern’s logo, the “Southern Airways” mark, and its other registered and common law trademarks, service marks, and trade names appearing in this prospectus are the property of Southern Airways Corporation or its affiliates. Other trade names, trademarks, and service marks used in this prospectus are the property of their respective owners.

Following the Internal Reorganization and the Southern Acquisition, Surf Air and Southern became wholly-owned subsidiaries of SAM.

Implications of Being an Emerging Growth Company

We are an “emerging growth company”, as defined under the JOBS Act. As an emerging growth company, each of Surf Air and Southern is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

SAM may take advantage of these reduced reporting and other requirements until the last day of its fiscal year following the fifth anniversary of the completion of its listing in July 2023, or such earlier time that SAM is no longer an emerging growth company. However, if certain events occur prior to the end of such five-year period, including if SAM has more than $1.235 billion in annual gross revenue, has more than $700 million in market value of its Common Stock held by non-affiliates or issues more than $1.0 billion of non-convertible debt over a three-year period, SAM will cease to be an emerging growth company prior to the end of such five-year period. SAM may choose to take advantage of some, but not all, of the available exemptions.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards until those standards would otherwise apply to private companies. Surf Air and Southern have elected to take advantage of such extended transition period. The utilization of these transition periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the transition periods afforded under the JOBS Act.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. As such, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not smaller reporting companies, including, but not limited to, reduced disclosure obligations regarding executive compensation. We will continue to be a smaller reporting company as long as either (i) the market value of our common shares held by non-affiliates is less than $250 million as of the last business day of our most recently completed second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our common shares held by non-affiliates is less than $700 million as of the last business day of our most recently completed second fiscal quarter.

THE OFFERING

Issuer	Surf Air Mobility Inc.

Common stock offered by the Selling Stockholder	We are registering the resale by the Selling Stockholder named in this prospectus, or their permitted transferees, of up to 300,000,000 shares of our Common Stock, to be issued to GEM in connection with the Share Subscription Facility.

Common Stock to be outstanding immediately after this offering	73,486,976 shares, which excludes any shares that will be issued to GEM in connection with any future GEM Advances or drawdowns under the Share Subscription Facility.

Use of proceeds	To the extent the Selling Stockholder chooses to sell shares of our Common Stock covered by this prospectus, we will not receive any proceeds from any such sales of our Common Stock. See “Use of Proceeds” for additional information.”

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

NYSE symbol	“SRFM”

The number of shares of Common Stock to be outstanding upon completion of this offering excludes:

•

1,607,311 shares of Common Stock issuable upon exercise of stock options outstanding as of September 30, 2023, pursuant to the Surf Air Global Limited 2016 Equity Incentive Plan (the “2016 Plan”), with a weighted average exercise price of $4.11 per share, based on the Conversion Ratio;

•

120,394 shares of Common Stock issuable upon exercise of preferred share warrants outstanding as of September 30, 2023 and expected to remain outstanding following the Internal Reorganization, with a weighted average exercise price of $38.23, based on the Conversion Ratio; and

•	8,300,000 shares of Common Stock reserved for issuance under the 2023 Equity Incentive Plan and the Employee Stock Purchase Plan.

The number of shares of Common Stock to be outstanding upon the completion of this offering also excludes any future shares that will be issued to GEM in connection with the GEM Advances or drawdowns under the Share Subscription Facility.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below and other information included in this prospectus. You should read this entire prospectus carefully, including the sections entitled “Surf Air’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Southern’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and Surf Air’s and Southern’s financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. The risks described below are not the only ones we face. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition, or results of operations. In such case, the trading price of our Common Stock could decline, and you may lose some or all of your original investment.

Unless the context otherwise requires, all references to “the Company” or “Surf Air” are to the business and operations of Surf Air Global Limited and its consolidated subsidiaries prior to the Internal Reorganization and Southern Acquisition, references to “Southern” are to the business and operations of Southern Airways Corporation and its consolidated subsidiaries prior to the Southern Acquisition and references to “we”, “us”, “our” or “SAM” in this section are to the business and operations of SAM and its consolidated subsidiaries following the Internal Reorganization, the Southern Acquisition and listing. Accordingly, the risks described below relating to Surf Air and Southern could also materially adversely affect SAM after the consummation of the transactions contemplated hereby.

Risks Related to Surf Air’s and Southern’s Financial Position

There is substantial doubt about Surf Air’s ability to continue as a going concern. Surf Air will need additional financing to execute its business plan, to fund its operations and to continue as a going concern.

The Company has incurred losses from operations, negative cash flows from operating activities and has a working capital deficit. The Company is currently in default of certain excise and property taxes, as well as certain debt, tax and other contractual obligations as further described in “Surf Air’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “— Risks Related to SAM’s Financial Position and Capital Requirements — Surf Air has previously defaulted on its debt and other obligations and there can be no assurance that SAM will be able to fulfill its obligations under any current or future indebtedness it may incur”. In addition, COVID-19 related disruptions in air travel significantly impacted our business and contributed to a decrease in membership sales, flight cancellations and significant operational volatility. There can be no assurances that the Company can cure any defaults that remain outstanding, or if cured, that the Company will not default on future obligations.

The airline industry and the Company’s operations are cyclical and highly competitive. The Company’s success is largely dependent on the ability to raise debt and equity capital, increase its membership base, increase passenger loads, and continue to expand into regions profitably throughout the United States.

The Company has funded its operations and capital needs primarily through the net proceeds received from the issuance of various debt instruments, convertible securities and preferred and common share financing arrangements. A significant amount of funding to date has been provided by entities affiliated with a co-founder of the Company. The Company is evaluating, and will continue to evaluate, strategies to obtain additional funding for future operations. These strategies may include, but are not limited to, obtaining additional equity financing, issuing additional debt, entering into other financing arrangements, or restructuring of operations to grow revenues and decrease expenses.

If the Company is unable to raise sufficient financing when needed or events or circumstances occur such that the Company does not meet its strategic plans, the Company will be required to take additional measures to conserve liquidity, which could include, but are not necessarily limited to, reducing spending on payroll, marketing, station rent and aircraft purchases necessary for the Company’s planned network, altering or scaling back development plans, including plans to equip regional airline operations with hybrid electric and fully electric aircraft and reducing funding of capital expenditures, any of which could have a material adverse effect on the Company’s financial position, results of operations, cash flows and ability to achieve its intended business objectives. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s prospects and ongoing business activities are subject to the risks and uncertainties frequently encountered by companies in new and rapidly evolving markets. Risks and uncertainties that could materially and adversely affect the Company’s business, results of operations or financial condition include, but are not limited to the ability to raise additional capital (or financing) to fund operating losses, refinance its current outstanding debt, sustain ongoing operations, the ability to attract and maintain members, the ability to integrate, manage and grow recent acquisitions and new business initiatives, obtain and maintain relevant regulatory approvals, and the ability to measure and manage risks inherent to the Company’s business model.

In addition to the risks and uncertainties associated with the Company’s emerging business model, there continues to be a worldwide impact from the COVID-19 pandemic. The impact of COVID-19 has resulted in changes in consumer and business behavior, pandemic fears, market downturns, and restrictions on business and individual activities, which created significant volatility in global economy and has led to reduced economic activity particularly in the air travel industry. Due to enhanced virtual meeting and teleconferencing technology that was adopted in response to the COVID-19 pandemic, more people are meeting over virtual meeting platforms than in person, despite the waning of the pandemic, which reduces the need for transportation, including our services. Specifically, COVID-19 related disruption in air travel has led to a decrease in membership sales, flight cancellations and significant operational volatility which was a significant contributing factor to Surf Air defaulting on certain debt arrangements and amending the terms and conditions of certain debt arrangements, in order to meet liquidity needs.

In addition, other natural events, short-term and long-term interest rates, inflation, money supply, political issues (including as a result of Russia’s invasion of Ukraine and the effects of sanctions and retaliatory cyber-attacks on the world economy and markets, elections and governmental shutdowns), legislative and regulatory changes, fluctuations in both debt and equity capital markets and broad negative trends in the banking industry and financial markets, which are beyond the Company’s control, have indirectly impacted the Company, and may continue to indirectly impact the Company in the future. Macroeconomic conditions that affect the economy and the economic outlook of the United States and the rest of the world could adversely affect the Company and its vendors and suppliers, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, some of the Company’s vendors and suppliers likewise rely on capital raising activities to fund their operations and capital expenditures, which may be more difficult or expensive in the event of downturns in the economy or disruptions in the financial and credit markets (including as a result of the aforementioned factors that have impacted our operations). If such vendors or suppliers are unable to raise adequate capital to fund their business plans, they may not be able to comply with their obligations to the Company, which could have a material adverse effect on our business, financial condition and results of operations.

Surf Air has incurred significant losses since its inception and expects to incur significant expenses and continuing losses for the foreseeable future. SAM may not be able to achieve or maintain profitability or positive cash flows.

Surf Air has incurred significant losses since its inception. Surf Air incurred net losses of $65.1 million and $29.4 million for the six months ended June 30, 2023 and 2022, respectively, and $74.4 million and $35.8 million for the years ended December 31, 2022 and 2021, respectively. In addition, Southern incurred net losses attributable to common shareholders of $3.9 million and $2.3 million for the six months ended June 30,

2023 and 2022, respectively, and $4.5 million for the year ended December 31, 2022. We expect our operating expenses to increase over the next several years as we endeavor to increase our flight cadence, hire more employees and fund third-party research and development efforts relating to the development of our electrification technology, as well as due to macroeconomic factors such as rising inflation rates. These efforts may be more costly than we expect and may not result in increased revenue or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we continue to have negative cash flow or losses resulting from our investment in increasing our member base and passenger loads or expanding our operations into regions throughout the United States, our business, financial condition and results of operations could be materially adversely affected. Going forward, SAM’s future losses and the losses that Surf Air has incurred may be larger than anticipated, and SAM may not achieve profitability when expected, or at all. Even if SAM achieves profitability, SAM may not be able to maintain or increase profitability.

The continued growth of our business will require significant investments in the development of hybrid-electric and fully-electric powertrains, our aircraft fleet, ground-based infrastructure, information technology and marketing and sales efforts. Surf Air’s current cash flow has not been sufficient to support these needs to date. Surf Air has historically had negative cash flows and a working capital deficit, and has funded its operations and capital needs to date through the proceeds received from the issuance of various debt and equity instruments. Going forward, SAM’s ability to effectively manage growth and expansion of its operations will also require it to enhance various systems, including in relation to research and development, operations and internal controls and reporting. These enhancements will require significant capital expenditures and allocation of valuable management and employee resources. If our business does not generate the level of available cash flow required to support these operations and investments, and we are not able to determine an alternative solution to obtain the funding needed for our future operations, there may be a material adverse effect on our business, financial condition and results of operations.

There is substantial doubt about Southern’s ability to continue as a going concern. Southern will need additional financing to execute its business plan, to fund its operations and to continue as a going concern.

Southern incurred greater than expected operating losses and negative cash flows from operating activities during the second quarter of 2023 due to inefficient aircraft utilization, primarily caused by an underutilization of pilots and a shortage of maintenance personnel and critical aircraft components, which, in the aggregate, have challenged Southern’s ability to serve its customers as desired and, in turn, cover expenses, as further described in “Southern’s Management’s Discussion and Analysis of Financial Condition and Results of Operations —Liquidity and Capital Resources”. There can be no assurances that Southern can cure any cash flow challenges, or if cured, that Southern will not incur future losses.

The airline industry and Southern’s operations are cyclical and highly competitive. Southern’s success going forward is dependent on the ability to achieve a high level of aircraft and crew utilization, increase flight services and the number of passengers flown, and ready access to capital to fund operations and planned growth.

Southern is evaluating strategies to obtain additional funding for future operations. These strategies may include, but are not limited to, obtaining additional equity financing, issuing additional debt or entering into other financing arrangements, and restructuring of operations to efficiently utilize aircraft and pilots, grow revenues and decrease expenses. There can be no assurance that Southern will be successful in achieving its strategic plans, that new financing will be available to Southern in a timely manner or on acceptable terms, if at all. If Southern is unable to raise sufficient financing when needed or events or circumstances occur such that Southern does not meet its strategic plans, Southern may be required to take additional measures to enhance and conserve liquidity, which could include, but not necessarily limited to, increasing ticket prices, reducing certain spending, selling of aircraft, altering or scaling back operational footprint, which may have a material adverse effect on Southern’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives. These factors raise substantial doubt about Southern’s ability to continue as a going concern.

Southern’s prospects and ongoing business activities are subject to the risks and uncertainties frequently encountered by companies in new and rapidly evolving markets. Risks and uncertainties that could materially and adversely affect Southern’s business, results of operations or financial condition include, but are not limited to the ability to raise additional capital (or financing) to fund operating losses, refinance its current outstanding debt, sustain ongoing operations, the ability to attract and maintain members, the ability to integrate, manage and grow recent acquisitions and new business initiatives, obtain and maintain relevant regulatory approvals, and the ability to measure and manage risks inherent to Southern’s business model.

In addition to the risks and uncertainties associated with Southern’s business model, there continues to be a worldwide impact from the COVID-19 pandemic. The impact of COVID-19 has resulted in changes in consumer and business behavior, pandemic fears, market downturns, and restrictions on business and individual activities, which created significant volatility in global economy and has led to reduced economic activity particularly in the air travel industry. Due to enhanced virtual meeting and teleconferencing technology that was adopted in response to the COVID-19 pandemic, more people are meeting over virtual meeting platforms than in person, despite the waning of the pandemic, which reduces the need for transportation, including our services.

In addition, other natural events, short-term and long-term interest rates, inflation, money supply, political issues (including as a result of Russia’s invasion of Ukraine and the effects of sanctions and retaliatory cyber-attacks on the world economy and markets, elections and governmental shutdowns), legislative and regulatory changes, fluctuations in both debt and equity capital markets and broad negative trends in the banking industry and financial markets, which are beyond Southern’s control, have adversely impacted Southern, and may continue to adversely impact Southern in the future. Macroeconomic conditions that affect the economy and the economic outlook of the United States and the rest of the world could adversely affect Southern and its vendors and suppliers, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, some of Southern’s vendors and suppliers likewise rely on capital raising activities to fund their operations and capital expenditures, which may be more difficult or expensive in the event of downturns in the economy or disruptions in the financial and credit markets (including as a result of the aforementioned factors that have impacted our operations). If such vendors or suppliers are unable to raise adequate capital to fund their business plans, they may not be able to comply with their obligations to Southern, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to SAM’s Financial Position and Capital Requirements

SAM has no operating history. Surf Air and Southern’s past financial results may not be a reliable indicator of SAM’s future success.

SAM was incorporated in 2021 and has no operating history. Surf Air and Southern’s past financial results may not be a reliable indicator of SAM’s future success. There can be no assurance that SAM will be successful in achieving its strategic plans. Further, SAM will need financing to implement its full business plan, including its plans to electrify its fleet, which is a core part of its growth strategy, and to service its ongoing operations. SAM intends to draw upon the GEM Advances in 2023 and 2024 to augment its capital resources to address its capital needs. However, SAM will be unable to request any additional GEM Advances until this registration statement has been declared effective. For a further description of the Share Subscription Facility and the other conditions to GEM’s commitment to purchase shares, see the section entitled “Business — Key Agreements — Financing Arrangements — Share Subscription Facility”.

SAM may also seek additional capital through a combination of equity offerings and debt financings. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, and could increase its expenses, require that its assets secure such debt, or provide for high interest rates, discounted conversion prices, or other unfavorable terms. Equity financing, in addition to the GEM Advances, if obtained, would result in dilution to its then-existing stockholders and/or require such stockholders to waive certain rights and preferences.

If SAM is unable to obtain additional financing, including the GEM Advances, when it is needed, or on acceptable terms, it will need to restructure its operations and possibly divest all or a portion of its business. SAM may be required to cease operations which could result in its stockholders losing all or almost all of their investment.

It is not possible to predict the actual number of shares SAM will need to sell under the Share Subscription Facility to GEM in order to draw down under such facility. Further, SAM may not have access to the full amount available under the Share Subscription Facility, or may not be able to draw down under the Share Subscription Facility in a timely manner (or at all) in order to meet its existing obligations.

Pursuant to the Share Subscription Facility, upon the terms of and subject to the satisfaction of certain conditions, SAM will have the right from time to time at its option to direct GEM to purchase up to a specified maximum amount of shares of our Common Stock, up to a maximum aggregate purchase price equal to the Aggregate Limit over the duration of the Share Subscription Facility. SAM may request GEM Advances at any time in an aggregate amount of up to $100 million, consisting of incremental advances of up to $25 million each provided that the first GEM Advance may not exceed $7.5 million without the consent of the Purchaser (as defined in the Share Subscription Facility). Any GEM Advance will reduce amounts that Surf Air can request for future draw downs. SAM intends to draw upon the GEM Advances in 2023 and 2024 to augment its capital resources to address its capital needs. For a further description of the Share Subscription Facility and the other conditions to GEM’s commitment to purchase shares, see the section entitled, “Business — Key Agreements — Financing Arrangements — Share Subscription Facility”.

SAM will not have the right to commence any sales of our Common Stock to GEM under the Share Subscription Facility until the commencement date, which is the date on which all of the conditions to GEM’s purchase obligations set forth in the Share Subscription Facility, including the filing by SAM of one or more registration statements with respect to the shares of our Common Stock to be sold pursuant to the Share Subscription Facility and such registration statement(s) becoming effective, have been satisfied. The registration statement intended to satisfy such registration requirement became effective on September 28, 2023, and registered an initial 18,700,000 shares that could be sold to GEM for GEM Advances under the Share Subscription Facility. The registration statement of which this prospectus forms a part supplements such registration requirements by registering the balance of the shares the Company estimates to be sold to GEM under the Share Subscription Facility, plus the amount of shares the Company estimates could be issued and sold to GEM for $50 million of draw downs under the Share Subscription Facility. The Company’s estimates related to the GEM Advances reflect, among other items, the Company’s obligation to register at least two times the value of a requested GEM Advance based on a per-share price equal to the closing price of our shares of Common Stock as of the close of trading on the trading day immediately preceding the date of the request. The failure to satisfy the Specified Conditions or any conditions under the Share Subscription Facility, may result in SAM’s inability to request future GEM Advances or other draw downs pursuant to the Share Subscription Facility. In addition, upon requesting any GEM Advance under the Share Subscription Facility, SAM has agreed to deposit into escrow an amount of shares of Common Stock equal to three times the number of shares of Common Stock set out in the applicable advance request for a GEM Advance. There can be no assurances that SAM will be able to accurately estimate the number of shares of our Common Stock to be deposited since SAM will need to determine this number prior to the trading period of our Common Stock that will determine the actual purchase price for a GEM Advance. GEM will not be obligated to (but may, at its option, choose to) purchase shares of our Common Stock to the extent such purchase would result in beneficial ownership (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by GEM, together with its affiliates, of more than 9.99% of our issued and outstanding Common Stock. Such beneficial ownership limitation will not apply to the GEM Advances. In addition, the amount requested for each draw down (other than a GEM Advance) available under the Share Subscription Facility may not exceed 400% of the average daily trading volume for the 30 trading days immediately preceding any draw down. There can be no guarantee that SAM will be able to access future GEM Advances or other draw downs available under the Share Subscription Facility. SAM’s inability to access a portion or the remaining amounts available under the Share Subscription Facility, in the absence of any other financing sources, will have a material adverse effect on its business and its ability to operate as a going concern.

The purchase price per share to be paid by GEM for the shares of our Common Stock that SAM may elect to sell to GEM under the Share Subscription Facility pursuant to the GEM Advances or draw downs, if any, will fluctuate based on the volume weighted average trading price of our Common Stock during the applicable period for each purchase made pursuant to the Share Subscription Facility. Accordingly, it is not possible to predict, prior to any such sales, the number of shares of our Common Stock that SAM will sell to GEM under the Share Subscription Facility, the purchase price per share that GEM will pay for shares purchased from SAM under the Share Subscription Facility, or the aggregate gross proceeds that SAM will receive from those purchases by GEM (other than a GEM Advance) under the Share Subscription Facility, if any. Therefore, sales to GEM by SAM in order to utilize the GEM Advance will, and any future draw downs under the Share Subscription Facility could, result in substantial dilution to the interests of other holders of its shares of our Common Stock.

Sales of shares of our Common Stock, if any, to GEM under the Share Subscription Facility will be determined by SAM from time to time in its sole discretion and will depend on a variety of factors, many of which are outside of SAM’s control, including, among other things, market conditions and the terms, conditions and limitations set forth in the Share Subscription Facility (subject to certain limitations on the obligation of GEM to purchase shares including, among other things, beneficial ownership limitations (other than in respect of the GEM Advances)). SAM may ultimately decide to sell to GEM all, some or none of the shares of our Common Stock that may be available for SAM to sell to GEM pursuant to the Share Subscription Facility. Depending on market liquidity at the time, resales of those shares by GEM may cause the public trading price of our Common Stock to decrease.

The registration statement intended to satisfy such registration requirement became effective on September 28, 2023, and registered an initial 18,700,000 shares that could be issued and sold to GEM under the Share Subscription Facility. This registration statement, of which this prospectus forms a part, registers up to 300,000,000 additional shares of Common Stock that could be sold to GEM for GEM Advances under the Share Subscription Facility, as the balance of the full amount of shares of Common Stock that the Company estimates could be issued and sold to GEM for GEM Advances under the Share Subscription Facility, plus the amount of shares the Company estimates could be issued and sold to GEM for $50 million of draw downs under the Share Subscription Facility. As a result of the above factors, it is possible that SAM may need to issue and sell more than the number of shares that it initially expects to issue to GEM under the Share Subscription Facility in order to receive aggregate gross proceeds equal to GEM’s $400 million total aggregate purchase commitment under the Share Subscription Facility, which could cause additional substantial dilution to holders of our Common Stock. The number of shares of our Common Stock ultimately offered for sale by GEM is dependent upon the number of shares of our Common Stock SAM ultimately sells to GEM under the Share Subscription Facility.

Surf Air has previously defaulted on its debt and other obligations and there can be no assurance that SAM will be able to fulfill its obligations under any current or future indebtedness it may incur.

As of June 30, 2023, Surf Air had $17.2 million in debt outstanding, representing principal related to promissory notes and convertible notes. The incurrence of existing or future indebtedness could have important consequences on our business, including, but not limited to:

•	increasing our vulnerability to general adverse economic and industry conditions;

•

requiring us to dedicate a substantial portion of our cash flow from operations to servicing our debt, thereby reducing the availability of cash to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, challenges and opportunities, and changes in our businesses and the markets in which we operate; and

•	leading to the possibility of default on future debt obligations.

SAM’s ability to service its debt will depend on SAM’s future operating performance and financial results, which may be subject to factors beyond its control, including general economic, financial and business conditions. If SAM does not have sufficient cash flow to service its debt, it may need to refinance all or part of its existing debt, borrow more money or sell securities or assets, some or all of which may not be available at acceptable terms or at all. In addition, SAM may need to incur additional debt in the future in the ordinary course of business. Surf Air’s current debt and any future additional debt SAM may incur may impose significant operating and financial restrictions. A breach of any of these restrictions could result in a default. If a default occurs, the relevant lenders could elect to accelerate payments due. If SAM’s operating performance declines, or if SAM is unable to comply with any restrictions, SAM may need to obtain amendments to its existing debt documents or waivers from the lenders to avoid default. These factors could have a material adverse effect on SAM’s business.

Further, if there were an event of default under SAM’s debt instruments or a change of control, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately and may be cross-defaulted to other debt. SAM’s assets or cash flow may not be sufficient to fully repay borrowings under its outstanding debt instruments if accelerated upon an event of default, and there is no guarantee that the SAM would be able to repay, refinance or restructure the payments on those debt securities.

Surf Air has previously defaulted on various debt and other obligations. During 2017, the Company entered into a loan and security agreement with a commercial lender (the “Lender”), which was subsequently amended and restated in 2018 (the “2017 Term Note”). In connection with these amendments, the Company issued the Lender warrants for a total of up to 4,291,884 Surf Air ordinary shares with an exercise price of $0.01 per ordinary share and expiration dates in 2027 and 2028. In connection with the payment of interest on behalf of the Company, in September 2018, the Company issued a warrant to LamVen for a total of up to 4,447,605 Surf Air ordinary shares with an exercise price of $0.01 per ordinary share and an expiration date of September 15, 2028. On January 31, 2019, the Company defaulted on its obligation to pay the principal and accrued interest due on the 2017 Term Notes. On April 7, 2020, Surf Air entered into a Forbearance Agreement with the Lender, under which the Lender agreed not to exercise any remedies that it had against the Company for any event of default in 2020. On May 1, 2020, the Company further defaulted on the payment of principal and interest required under the Forbearance Agreement and on May 31, 2021, the Company entered into an amendment to the 2017 Term Note under which (1) the Lender agreed to not exercise any remedies that it had against the Company for any event of default in 2020; (2) the maturity date of the 2017 Term Note was extended to December 31, 2021 (the “New Maturity Date”), and (3) interest accrued on the unpaid principal amount of the 2017 Term Note at 12.0%. Subsequent to the New Maturity Date, the outstanding balance of the 2017 Term Note was due on demand. In connection with the 2021 amendment, the Company issued to the Lender a warrant to purchase up to 16,168,295 Surf Air ordinary shares with an exercise price of $0.01 per ordinary share and expiration date of June 9, 2031. On May 17, 2022, the 2017 Term Note was converted, via a payoff letter, into a SAFE note, allowing for the purchase of a total of $15.2 million of the Company’s ordinary shares following a qualifying exchange event, defined as any qualified financing, IPO, direct listing, reverse merger, or change in control. The payoff letter provides that certain security interests in the Company shall immediately terminate upon the occurrence of an exchange event and the Lender will promptly thereafter file the appropriate termination statements with respect to such security interests. The payoff letter provided the Lender, in the event that a qualifying exchange event does not occur by December 31, 2022, an option to reinstate the indebtedness under the 2017 Term that was intended to be repaid by the SAFE note. On May 24, 2023, the payoff letter was amended to extend the option to exchange to July 31, 2023. The exchange occurred in connection with the listing.

Additionally, in April 2018, the Company entered into a SAFE-T note for $500,000 with a financial institution which the Company defaulted on in July 2019. As of December 31, 2022, the Company remained in default on this SAFE-T note. This instrument was subordinate to the Lender, and therefore had no recourse prior to payment of the 2017 Term Note. In addition, in May 2020, the Company entered into a 6.25% convertible note with a vendor for approximately $541,000, which was subsequently amended in September 2020 and March 2021 to increase the amount of the note to approximately $633,000. In October 2022, the Company amended the note to re-instate the $5,000 monthly payment under the terms of the note. In April 2023, the Company amended the note to extend the maturity to November 1, 2023. As of June 30, 2023, the Company was in default of these payments.

As of May 31, 2023, the Company was also in default in the aggregate amount of approximately $0.1 million on payments under a payment plan entered into in relation to unpaid invoices, as well as certain amounts owed under judgements related to legal proceedings and claims arising in the ordinary course of its business. During June 2023, the Company made $0.1 million in payments to cure these defaults.

The Company is currently in default of certain excise and property taxes. On May 15, 2018, the Company received a notice of a tax lien filing from the Internal Revenue Service (“IRS”) for unpaid federal excise taxes for the quarterly periods beginning October 2016 through September 2017 in the amount of $1.9 million, including penalties and interest as of the date of the notice. The Company agreed to a payment plan (“Installment Plan”) whereby the IRS would take no further action and remove such liens at the time such amounts have been paid. In 2019, the Company defaulted on the Installment Plan. Defaulting on the Installment Plan can result in the IRS nullifying such plan, placing the Company in default and taking collection action against the Company for any unpaid balance. The Company’s total outstanding federal excise tax liability including accrued penalties and interest of approximately $6.6 million is included in accrued expenses on the balance sheet as of June 30, 2023. In May 2023, the Company made a payment to the IRS totaling $0.2 million. The Company intends to negotiate with the IRS to reduce the amount owed and/or apply for a revised installment plan for any amounts left remaining. The Company has also defaulted on its property tax obligations in various California counties in relation to fixed assets, plane usage and aircraft leases. The Company’s total outstanding property tax liability including penalties and interest is approximately $2.1 million as of June 30, 2023. Additionally, Los Angeles County has imposed a tax lien on four of the Company’s aircraft due to the late filing of its 2022 property tax return. As of June 30, 2023, the amount of property tax, interest and penalties was approximately $0.2 million. The Company is in the process of remediating the late filing and payment of the property taxes due. The Company also owed the city of Hawthorne, California for past due business license fees from 2018 through 2022 in the total of approximately $0.2 million as of December 31, 2022, which, as of June 30, 2023, had been paid. Also, in connection with certain past due rental and maintenance payments under its aircraft leases totaling in aggregate approximately $6.0 million, Surf Air has entered into a payment plan pursuant to which all repayments of the past due amounts are deferred until such time as SAM receives at least $30 million in aggregate funds in connection with any capital contribution, at which time it is required to repay $1 million of such past due payments with an additional $1 million payment due when SAM receives at least $40 million in aggregate funds, with the eventual full repayment of the remaining amounts being required upon the receipt of at least $50 million in capital contributions. Such repayment may be triggered by the PFG Convertible Note Purchase Agreement, the GEM Purchase and/or utilization of the first $25 million of drawdowns or GEM Advances under the Share Subscription Facility when they become available. Subsequent to June 30, 2023, the Company received $8 million under the PFG Convertible Note Purchase Agreement and $25 million from the GEM Purchase. Additionally, the Company has received $7.5 million from GEM for advances under the Share Purchase Agreement.

Our results of operations may fluctuate significantly, which makes our future results of operations difficult to predict and could cause our results of operations to fall below expectations or any guidance it may provide.

Our quarterly and annual results of operations may fluctuate significantly, which makes it difficult for us to predict our future results of operations. As a result, comparing our results of operations on a period-to-period basis may not be meaningful. Investors should not rely on Surf Air’s and Southern’s past results as an indication of SAM’s future performance.

This variability and unpredictability could also result in SAM failing to meet the expectations of industry or financial analysts or investors for any period. If SAM’s revenue or results of operations fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provides to the market are below the expectations of analysts or investors, the price of our Common Stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated revenue or earnings guidance it may provide.

Loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes may be significantly limited due to various circumstances, including certain possible future transactions involving the sale or issuance of Common Stock, or if taxable income does not reach sufficient levels.

SAM’s ability to use Net Operating Loss (“NOL”) carryforwards and certain other tax attributes will depend on the amount of taxable income it generates in future periods and, as a result, certain of Surf Air and Southern’s NOL carryforwards and other tax attributes may expire before Surf Air or Southern can generate sufficient taxable income to use them in full. In addition, our ability to use NOL carryforwards and certain other tax attributes to offset future taxable income may be limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended. Potential future transactions involving the sale or issuance of Common Stock may increase the possibility that we will experience a future “ownership change” under Section 382. Such transactions may include the exercise of warrants, the issuance of Common Stock for cash, the conversion of any future convertible debt, the repurchase of any debt with Common Stock, the acquisition or disposition of any stock by a stockholder owning 5% or more of the outstanding shares of Common Stock, or a combination of the foregoing.

We may never realize the full value of our intangible assets or our long-lived assets causing us to record impairments that may negatively affect our financial condition and operating results.

In accordance with applicable accounting standards, Surf Air and Southern are, and SAM will be, required to test indefinite-lived intangible assets for impairment on an annual basis, or more frequently where there is an indication of impairment, and certain other assets for impairment where there is any indication that an asset may be impaired. We may be required to recognize losses in the future due to, among other factors, extreme fuel price volatility, tight credit markets, government regulatory changes, decline in the fair values of certain tangible or intangible assets.

Our obligations in connection with our contractual obligations could impair our liquidity and materially adversely affect our business, results of operations and financial condition.

Surf Air and Southern have, and SAM will have, significant long-term lease obligations primarily relating to its aircraft fleet. As of June 30, 2023, Surf Air had four aircraft under operating leases, with an average remaining lease term of approximately 7 months and Southern had 27 aircraft under operating leases, with the weighted average remaining lease term of approximately 2.57 years. Surf Air leases its four aircraft from Park Lane, an entity owned by a family member of one of Surf Air’s co-founders and officers, through TVPX ARS (“TVPX”), who is trustee for the aircraft. As of June 30, 2023, future minimum lease payments due under all long-term operating leases were approximately $0.8 million for Surf Air and $17.8 million for Southern. In addition, as further described in the section titled “Surf Air’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”, in connection with certain past due rental and maintenance payments under its aircraft leases totaling approximately $6.0 million, Surf Air has in place a payment plan under the terms of which all repayments are deferred until such time as SAM receives at least $30 million in aggregate funds in connection with any capital contribution with an additional $1 million payment due when SAM receives at least $40 million in aggregate funds, which repayment may be triggered by the GEM Purchase and utilization of the first $25 million of drawdowns or GEM Advances under the Share Subscription Facility or other new capital commitments. Our future ability to pay our contractual obligations and our liquidity will depend on our operating performance, cash flow and our ability to secure adequate financing, which will in turn depend on, among other things, the success of our business strategy, U.S. and global economic conditions, the availability and cost of financing, as well as general economic and political conditions and other factors that are, to some extent, beyond our control. If our liquidity is materially diminished, there may be a material adverse effect on our cash flow available to fund working capital requirements, capital expenditures and business development efforts.

Risks Related to Surf Air’s and Southern’s Business and Industry

We may not be able to accurately predict our future capital needs, and we may not be able to obtain additional financing or access the capital markets to fund our ongoing operations and execute on our growth strategy on acceptable terms and conditions.

We will need to raise capital in the future to fund our operations and to execute on our anticipated growth strategy, including the development of our planned electrification technology. For example, the cost of aircraft is a significant portion of our operating costs and is subject to change. As part of our agreement with TAI, we have committed to the purchase of 100 Cessna Grand Caravan EXs over a five-year period beginning in 2024, with an option for 50 additional Cessna Grand Caravan EXs, which we believe are currently competitively priced, but which may increase in price pursuant to price escalation clauses by the time we execute the purchase. Historically, Surf Air and Southern have each financed their respective operations and capital expenditures primarily through private financing rounds and the issuance of debt and equity. A significant amount of Surf Air’s funding to date has been provided by entities affiliated with an officer and co-founder of the Company.

SAM intends to draw upon the GEM Advances in 2023 and 2024 to augment its capital resources to address its capital needs. For a further description of the Share Subscription Facility and the other conditions to GEM’s commitment to purchase shares, see the section entitled “Business — Key Agreements — Financing Arrangements — Share Subscription Facility”.

Any additional financing required by SAM may not be available on terms acceptable to us, or at all. There are a number of factors that may limit our ability to raise financing or access capital markets in the future, including current and future debt and contractual obligations, our liquidity and credit status, our operating cash flows, market conditions in the aviation industry, U.S. and global economic conditions, the financial impact of global events such as the COVID-19 pandemic, the general state of the banking system and capital markets and the financial position of the major providers of aircraft and other aviation industry financing. We cannot assure you that we will be able to source external financing for our capital needs, and if we are unable to source financing on acceptable terms, or unable to source financing at all, our business could be materially adversely affected. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We may not be able to obtain any funding, and we may not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations. In particular, if we are unable to obtain additional financing, including the GEM Advances, when needed or on acceptable terms, we will need to restructure our operations and possibly divest all or a portion of our business. We may be required to cease operations which could result in its stockholders losing all or almost all of their investment.

If, in the future, we raise additional funds by issuing equity securities (including the GEM Advances), convertible debt or other similar securities, investors may experience significant dilution of their ownership interest, and these newly issued securities may have rights senior to those of the holders of Common Stock. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility, including restricting our ability to pursue our business strategy, and would also require us to incur interest expense. Higher interest rates could increase debt service requirements on our current variable rate indebtedness, and on any debt we subsequently incur, and could reduce funds available for operations, future business opportunities or other purposes. If we need to repay debt during periods of rising interest rates, we could be required to refinance our then-existing debt on unfavorable terms or liquidate one or more of our assets to repay such debt at times which may not permit realization of the maximum return on such assets and could result in a loss. The occurrence of either or both of such events could materially and adversely affect our profitability, cash flows and results of operations. If additional financing is not available when required or is not available on acceptable terms, we may have to scale back our operations, and we may not be able to expand our business, take advantage of business opportunities or respond to competitive pressures, which could negatively impact our revenue and the competitiveness of our services.

Surf Air’s management has identified material weaknesses in its internal control over financial reporting. These material weaknesses could continue to adversely affect its, and, going forward, SAM’s ability to report its results of operations and financial condition accurately and in a timely manner. At this time, Surf Air cannot predict whether its efforts to remediate the identified material weaknesses will be successful, and it is expected that some or all of these material weaknesses will continue to persist for an extended period of time.

Surf Air’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. As of June 30, 2023, material weaknesses continued to exist in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses are as follows:

•

Surf Air did not design and maintain an effective control environment commensurate with its financial reporting requirements. Specifically, Surf Air lacked a sufficient complement of resources with (i) an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately, and (ii) an appropriate level of knowledge and experience to establish effective processes and controls. Additionally, the lack of a sufficient complement of resources resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of Surf Air’s financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in its finance and accounting functions.

•

Surf Air did not design and maintain effective controls in response to the risks of material misstatement. Specifically, changes to existing controls or the implementation of new controls have not been sufficient to respond to changes to the risks of material misstatement to financial reporting.

These material weaknesses contributed to the following additional material weaknesses:

•

Surf Air did not design and maintain effective controls related to the identification of and accounting for certain non-routine, unusual or complex transactions, including the proper application of U.S. GAAP of such transactions. Specifically, Surf Air did not design and maintain effective controls to timely identify and account for capitalizable costs, revenue, share based compensation, and debt and equity financing transactions.

•

Surf Air did not design and maintain effective controls related to the period-end financial reporting process, including designing and maintaining formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures. Additionally, Surf Air did not design and maintain controls over the preparation and review of account reconciliations and journal entries, including maintaining appropriate segregation of duties.

These material weaknesses resulted in audit adjustments to substantially all of Surf Air accounts, which were recorded prior to the issuance of the consolidated financial statements as of December 31, 2022 and 2021 and for the years then ended. Additionally, these material weaknesses could result in a misstatement of substantially all of Surf Air’s accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

•

Surf Air did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of their financial statements. Specifically, Surf Air did not design and maintain: (i) program change management controls to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized, and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate Surf Air personnel; (iii) computer operations controls to ensure that data backups are authorized and monitored; and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

These IT deficiencies did not result in a misstatement to the financial statements; however, the deficiencies, when aggregated, could impact Surf Air’s ability to maintain effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, Surf Air’s management determined these deficiencies in the aggregate constitute a material weakness.

Surf Air’s management has developed a plan to remediate these material weaknesses. This remediation plan consists primarily of the following:

•	Hiring additional senior level accounting personnel to bolster Surf Air’s financial reporting and technical accounting capabilities.

•

Designing and implementing controls to formalize roles and review responsibilities to align with Surf Air team’s skills and experience and designing and implementing controls over segregation of duties.

•	Engaging a third party to assist in identifying risks of material misstatement and designing and implementing controls to address the identified risks of material misstatement.

•

Designing and implementing formal accounting policies, procedures and controls supporting our period-end financial reporting process, including controls over the preparation and review of account reconciliations and journal entries.

•

Designing and implementing IT general controls, including controls over change management, the review and update of user access rights and privileges, controls over batch jobs and data backups, and program development approvals and testing.

Surf Air has begun to implement aspects of this remediation plan, however, the remediation measures will be ongoing and it is expected that these will result in future costs for SAM. Specifically, Surf Air has begun the process of strengthening its internal resources, specifically within the finance and accounting function. This has been in the form of hiring additional financial and accounting personnel. However, the material weaknesses will not be considered remediated until management completes the design and implementation of the processes and controls described above and the controls operate for a sufficient period of time and SAM has concluded, through testing, that the newly implemented and enhanced controls are operating effectively. At this time, neither Surf Air, nor SAM can predict the success of such efforts or the outcome of future assessments of the remediation efforts. Surf Air and SAM’s efforts may not remediate these material weaknesses in internal control over financial reporting, and may not prevent additional material weaknesses from being identified in the future. Failure to implement and maintain effective internal control over financial reporting could result in errors in SAM’s consolidated financial statements that could result in a revision or restatement of its consolidated financial statements, and could cause it to fail to meet its reporting obligations, any of which could diminish investor confidence in SAM, negatively impact the trading price of our Common Stock and cause a decline in its equity value. Additionally, ineffective internal control over financial reporting could expose SAM to an increased risk of financial reporting fraud and the misappropriation of assets, and may further subject it to potential delisting from the stock exchange on which it lists, or to other regulatory investigations, litigation and civil or criminal sanctions. Restatements or revisions of SAM’s consolidated financial statements could cause SAM’s management’s attention to be diverted from the operation of the business and could also cause SAM to incur additional expenses.

While SAM believes these efforts will remediate the material weaknesses identified, it may not be able to complete its evaluation, testing or any required remediation in a timely fashion. There can be no assurances that the measures taken to date and/or actions SAM may take in the future will be sufficient to remediate the control deficiencies that led to Surf Air’s material weaknesses in internal control over financial reporting or that they will prevent or avoid potential future material weaknesses.

Southern’s management has identified material weaknesses in its internal control over financial reporting. These material weaknesses could continue to adversely affect its, and going forward, SAM’s ability to report its results of operations and financial condition accurately and in a timely manner. At this time, Southern cannot predict whether its efforts to remediate the identified material weaknesses will be successful, and it is expected that some or all of these material weaknesses will continue to persist for an extended period of time.

Southern’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. As a public company, SAM’s management will be required, on a quarterly basis, to evaluate the effectiveness of its internal control over financial reporting and to disclose any changes and material weaknesses identified through such evaluation. As of June 30, 2023, material weaknesses continued to exist in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

These material weaknesses are as follows:

•

Southern did not design and maintain an effective control environment commensurate with its financial reporting requirements. Specifically, Southern lacked a sufficient complement of resources with (i) an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately, and (ii) an appropriate level of knowledge and experience to establish effective processes and controls. Additionally, the lack of a sufficient complement of resources resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of its financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in its finance and accounting functions.

•

Southern did not design and maintain effective controls in response to the risks of material misstatement. Specifically, changes to existing controls or the implementation of new controls have not been sufficient to respond to changes to the risks of material misstatement to financial reporting.

These material weaknesses contributed to the following additional material weaknesses:

•

Southern did not design and maintain effective controls to achieve complete, accurate and timely accounting for debt, deferred liabilities, leases, property and equipment, redeemable convertible preferred shares, accounts payable, and accrued liabilities.

•

Southern did not design and maintain effective controls related to the period-end financial reporting process, including designing and maintaining formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures. Additionally, Southern did not design and maintain controls over the preparation and review of account reconciliations and journal entries, including maintaining appropriate segregation of duties.

These material weaknesses resulted in a revision to the previously issued consolidated financial statements as of December 31, 2022 and 2021 and for the years then ended, and the interim periods ended June 30, 2022 and 2021, to correct for errors in revenues and deferred revenues. These material weaknesses also resulted in audit adjustments to substantially all of Southern accounts, which were recorded prior to the issuance of the consolidated financial statements as of December 31, 2022, 2021 and 2020 and for the years then ended.

Additionally, these material weaknesses could result in a misstatement of substantially all of Southern’s accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

•

Southern did not design and maintain effective IT general controls for information systems that are relevant to the preparation of its financial statements. Specifically, Southern did not design and maintain: (i) program change management controls to ensure that program and data changes are identified, tested, authorized, and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and to adequately restrict user and privileged access to appropriate personnel; (iii) computer operations controls to ensure that processing and transfer of data, and data backups and recovery are monitored; and (iv) program development controls to ensure that new software development is tested, authorized and implemented appropriately.

These IT deficiencies did not result in a misstatement to the financial statements; however, these deficiencies, when aggregated, could impact Southern’s ability to maintain effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected. Accordingly, Southern’s management determined these deficiencies in the aggregate constitute a material weakness.

In connection with the preparation of Southern’s financial statements for the interim period ended March 31, 2023, Southern identified an error related to the accounting for prepaid passenger ticket deposits. Southern’s management determined that this error was the result of the material weaknesses identified above. This error was corrected in Southern’s financial statements as of December 31, 2022 and 2021 and for the years then ended and the interim periods ended June 30, 2022 and 2021 as a revision to previously issued financial statements.

Southern’s management has developed a plan to remediate these material weaknesses. This remediation plan consists primarily of the following:

•	Hiring additional senior level accounting personnel to bolster Southern’s financial reporting and technical accounting capabilities.

•

Designing and implementing controls to formalize roles and review responsibilities to align with Southern team’s skills and experience and designing and implementing controls over segregation of duties.

•	Engaging a third party to assist in identifying risks of material misstatement and designing and implementing controls to address the identified risks of material misstatement.

•

Designing and implementing formal accounting policies, procedures and controls supporting our period-end financial reporting process, including controls over the preparation and review of account reconciliations and journal entries as well as additional procedures and controls within our debt, deferred liabilities, leases, property and equipment, redeemable convertible preferred shares, accounts payable, and accrued liabilities processes.

•

Designing and implementing IT general controls, including controls over change management, the review and update of user access rights and privileges, controls over batch jobs and data backups, and program development approvals and testing.

Southern has begun to implement aspects of the remediation plan, however the remediation measures will be ongoing and it is expected that these will result in future costs for SAM. Specifically, Southern has begun the process of strengthening its internal resources, specifically within the finance and accounting function. This has been in the form of hiring additional financial and accounting personnel. However, the material weaknesses will not be considered remediated until management completes the design and implementation of the processes and controls described above and the controls operate for a sufficient period of time, and SAM has concluded, through testing, that the newly implemented and enhanced controls are operating effectively. At this time, neither Southern, nor SAM can predict the success of such efforts or the outcome of future assessments of the remediation efforts. Southern and SAM’s efforts may not remediate these material weaknesses in internal control over financial reporting, and may not prevent additional material weaknesses from being identified in the future. Failure to implement and maintain effective internal control over financial reporting could result in errors in SAM’s consolidated financial statements that could result in a revision or restatement of its consolidated financial statements, and could cause it to fail to meet its reporting obligations, any of which could diminish investor confidence in SAM, negatively impact the trading price of our Common Stock and cause a decline in its equity value. Additionally, ineffective internal control over financial reporting could expose SAM to an increased risk of financial reporting fraud and the misappropriation of assets, and may further subject it to potential delisting from the stock exchange on which it lists, or to other regulatory investigations, litigation and civil or criminal sanctions. Restatements or revisions of SAM’s consolidated financial statements could cause SAM’s management’s attention to be diverted from the operation of the business and could also cause SAM to incur additional expenses.

While Southern and SAM believe these efforts will remediate the material weaknesses identified, Southern may not be able to complete its evaluation, testing or any required remediation in a timely fashion. There can be no assurances that the measures taken to date and/or actions that may be taken in the future, will be sufficient to remediate the control deficiencies that led to Southern’s material weaknesses in its internal control over financial reporting or that they will prevent or avoid potential future material weaknesses.

We are or may be subject to risks associated with strategic alliances, and our reliance on these arrangements, and the loss of any such alliances or arrangements or failure to identify future opportunities could affect our growth plans.

SAM intends to collaborate with leading aerospace OEMs and industry leading engineering-for-hire firms to develop a set of hybrid-electric and fully-electric powertrains. SAM has entered into agreements with TAI for, among other things, the purchase of 100 new Cessna Grand Caravan EXs, with an option for 50 additional Cessna Grand Caravan EXs, as well as the provision of certain services, in anticipation of the development of hybrid-electric and fully-electric powertrains. SAM has also entered into an agreement with AeroTEC to develop, and to apply for STCs from the FAA for, hybrid-electric and fully-electric variants of the Cessna Caravan, as well as the development and supply of aircraft electric propulsion units (“EPUs”) for hybrid-electric and fully-electric powertrains, to be initially designed for the Cessna Grand Caravan EX. SAM has entered into a Memorandum of Understanding (“MOU”) with Signature Flight Support LLC (“Signature”) for, among other things, Fixed Base Operator (“FBO”) services and support for SAM’s network at existing and new Signature locations. For further descriptions of each of these agreements see the section entitled “Business — Key Agreements”.

Some of our current arrangements are contingent upon certain conditions or the entry into definitive documentation in the future. Once effective, our agreements with TAI are subject to certain milestones that, if we do not meet, may result in TAI’s option to terminate the agreements. Under our agreement with AeroTEC, the parties must complete (1) an examination of the functional and performance requirements of the system and the preliminary program or project plan, to ensure that the requirements and the selected concept will satisfy the goals, and (2) an examination of the proposed requirements, the mission architecture and the flow down to all functional elements of the mission to ensure that the overall concept is complete, feasible and consistent with available resources, at which point the parties will develop a comprehensive program plan and schedule for preliminary design review, critical design review and other design, component selection, supply chain validation, product support capabilities and appropriate issues related to obtaining the STC (the “Program Plan”). As soon as practicable following the completion of a conceptual design review, the parties will also enter into separate, definitive two-party agreements in relation to the remaining development steps for the STC, including preliminary design review and critical design review. With regard to Signature, we have only entered into an MOU, which is subject to termination by either SAM or Signature for convenience at any time with three months’ written notice.

Such strategic business relationships will be a critical component in the growth and success of our business and, in particular, our ability to develop and commercialize hybrid-electric and fully-electric powertrains and related aircraft. However, there are no assurances that we will be able to meet all of the conditions of these agreements (or do so prior to the outside date of our obligations under these agreements), maintain these relationships or continue to identify or secure suitable business relationship opportunities in the future or our competitors may capitalize on such opportunities before we do. Moreover, identifying such opportunities could require substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If we are unable to successfully maintain, source and execute on strategic relationship opportunities in the future related to electrification or other technologies relevant to our competitive position, or if any of our agreements with our strategic partners were to be terminated, our overall growth could be impaired, and there could be a material adverse effect on our business, financial condition and results of operations.

The market for regional air mobility has not been established with precision, is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected.

The regional air mobility market is still emerging and has not been established with precision. It is uncertain to what extent market acceptance will grow, if at all. Surf Air and Southern have historically operated in a limited number of regional areas. The success of the regional markets in which Surf Air and Southern operate and the opportunity for future growth for SAM in such markets may not be representative of the potential market for regional air mobility in other regional areas. SAM’s success will depend to a substantial extent on the willingness of commuters and travelers to widely adopt regional air mobility, particularly point-to-point versus the currently predominant hub-and-spoke industry configuration, as an alternative for ground transportation. Although we believe our ability to develop and integrate hybrid-electric and electric technology with our commercial partners to present a cost-effective solution to address the needs of consumers in this market will also be a key factor to the success of our future growth, if the market that we seek to address does not perceive electrification as beneficial, or chooses not to adopt electrification as a result of concerns regarding safety, affordability, value proposition or for other reasons, then the market for our offerings may not develop, may develop more slowly than we expect or may not achieve the growth potential we expect. As a result, the number of potential customers using SAM’s future services and the number of operators adopting SAM’s planned hybrid-electric and fully-electric powertrains cannot be predicted with any degree of certainty, and we cannot provide assurance that we will be able to operate in a profitable manner in any of our current or targeted future markets. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

Our prospects and operations may be adversely affected by changes in consumer preferences, discretionary spending and other economic conditions that affect demand for our services.

Surf Air and Southern’s businesses are, and SAM’s business will be, concentrated on air mobility, which is vulnerable to changes in consumer preferences, discretionary spending and other market changes impacting luxury goods and discretionary purchases (including as a result of concerns regarding the impact of a global recession). The global economy has in the past, and will in the future, experience recessionary periods and periods of economic instability, such as uncertainty in the banking system, rising fuel costs and ongoing business disruptions and related financial impacts resulting from the global COVID-19 pandemic and continuing outbreaks, including changes in inflation and interest rates, and disruptions in manufacturing, delivery and overall supply chain. In particular, as a result of the ongoing COVID-19 pandemic, the current conflict in Eastern Europe, the conflict in the Israel-Gaza region and any potential increase in hostilities in the Middle East and rising prices and interest rates, many market observers anticipate that the global economy could face a recession in the foreseeable future. During such periods, Surf Air and Southern’s customers have chosen, and SAM’s future customers may choose, not to make discretionary purchases or to reduce overall spending on discretionary purchases. Such changes could result in reduced consumer demand for air transportation, including our air mobility services, or could shift demand from our air mobility services to other methods of air or ground transportation for which we do not offer a competing service. If we are unable to generate demand or there is a future shift in consumer spending away from air mobility, there could be a material adverse effect on our business, financial condition and results of operations.

We expect to face intense competition in the regional air mobility industry.

The regional air mobility industry is still developing and evolving, but we expect it to be highly competitive. Surf Air and Southern currently have, and SAM will have, a number of competitors in the regional air mobility market. For example, Surf Air and Southern compete against existing on-demand mobility air travel services, as well as ground transportation alternatives. Additionally, for certain of Surf Air and Southern’s longer routes, Surf Air and Southern compete against providers, including legacy commercial airlines, which have larger aircraft. Surf Air and Southern compete, and SAM will compete, against companies that use technology that differs from the technology SAM intends to deploy in its aircraft in the future. For example, Surf Air and Southern will likely compete against other companies that utilize and develop fixed-wing electrification aircraft as well as competitors which pursue electric vertical takeoff and landing aircraft. Our potential competitors may be able to devote greater resources to the development of their current and future technologies or the promotion and sale of their offerings, or offer lower prices. Our potential competitors also may establish cooperative or strategic relationships among themselves or with third parties, including regional or national airport operations that we rely on to offer our air mobility services, which may further enhance their resources and offerings. It is possible that domestic or foreign companies or governments, some with greater experience in the air mobility industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with ours in the future. Any such foreign competitor could benefit from subsidies or other protective measures provided by its home country.

We believe our ability to compete successfully as an air mobility service will depend on a number of factors, which may change in the future due to increased competition, including the price of our offerings, consumer confidence in the safety of our offerings, consumer satisfaction for the experiences we offer and the routes, frequency of flights and availability of seats offered through our platform. If we are unable to compete successfully, there could be a material adverse effect on our business, financial condition and results of operations.

If we are not able to successfully enter into new markets, offer new routes and services and enhance our existing offerings, our business, financial condition and results of operations could be adversely affected.

Our growth will depend in part on our ability to successfully enter into new markets, create and introduce new routes, and expand our existing routes by adding more frequent flights. We expect that the acquisition of Southern, which, as of June 30, 2023, served 40 U.S. cities, will significantly expand the routes that SAM will be able to operate. Significant changes to our existing routes or the introduction of new and unproven routes may require us to obtain and maintain applicable permits, authorizations or other regulatory approvals. If these new or expanded routes are unsuccessful or fail to attract a sufficient number of customers to be profitable, or we are unable to bring new or expanded routes to market efficiently, our business, financial condition and results of operations could be adversely affected. Furthermore, new third-party aircraft operator or flier demands regarding our services, including the availability of superior routes or a deterioration in the quality of our existing routes, could adversely affect the attractiveness of our platform and the economics of our business and require us to make substantial changes to and additional investments in our routes or our business model.

Developing and launching new routes or enhancements to routes historically flown by Surf Air and Southern involves significant risks and uncertainties, including risks related to the reception of such routes by existing and potential future third-party aircraft operators and customers, increases in operational complexity, unanticipated delays or challenges in implementing such routes or enhancements, increased strain on our operational and internal resources (including an impairment of our ability to accurately forecast flier demand and the number of third-party aircraft operators using our platform) and negative publicity in the event such new or enhanced routes are perceived to be unsuccessful. Significant new initiatives have in the past resulted in similar operational challenges, and our growth strategy contemplates scaling our business rapidly, such as through the Southern Acquisition. In addition, developing and launching new routes and enhancements to our existing routes may involve significant upfront investment, such as additional marketing and terminal build-out, and such investments may not generate return on investment. Any of the foregoing risks and challenges could have a material adverse effect on our business, financial condition and results of operations.

Our long-term growth strategy includes the establishment of a regional air travel ecosystem, including the implementation of our Aircraft-as-a-Service initiative. This involves (1) expanding the existing Surf Air platform and brand to become the commercialization path for current and future sustainable air mobility technology, including sustainable aviation fuel flights, (2) providing bundled aircraft leasing, powertrain maintenance and operating software for conventional internal combustion and, in the future, our planned electrified aircraft, (3) once developed and certified, selling or leasing SAM’s electrification technology to other operators regardless of which network they serve and (4) working in close partnership with selected aircraft manufacturers and manufacturers of components of hybrid-electric and fully-electric propulsion systems to design and build the technology required to develop, and apply to obtain STCs for, the hybrid-electric and fully-electric propulsion systems that SAM intends to develop with its commercial partners. This ecosystem is complex and involves risk at each stage of implementation. There can be no assurance that we will successfully implement each stage of this ecosystem or that the establishment of this ecosystem will result in the market opportunities we anticipate, and our failure to successfully achieve part or all of this ecosystem could have a material adverse effect on our business, financial condition and results of operations.

Our customers’ perception of us and our reputation may be impacted by the broader industry, and customers may not differentiate our services from those of our competitors.

Customers and other stakeholders may not differentiate between us and the broader aviation industry or, more specifically, the regional air mobility industry. If our competitors or other participants in this market have problems in areas including safety, technology development, engagement with aircraft certification bodies or other regulators, engagement with communities, target demographics or other positioning in the market, data security, data privacy, flight delays or bad customer service, such problems could impact the public perception of the entire industry, including our business. We may fail to adequately differentiate our brand, our services and our aircraft from others in the market, which could impact our ability to attract customers or engage with other key stakeholders. The failure to differentiate ourselves and the impact of poor public perception of the regional air mobility industry could have a material adverse effect on our business, financial condition and results of operations.

In addition, customers may have specific perceptions of the safety and performance of certain types of aircraft, such as single-engine versus twin-engine aircraft or propeller-powered aircraft versus jet-powered aircraft, which may impact their decision to engage us and our services. To that end, companies may also have policies that prevent them from utilizing our services due to the aircraft we operate. If we cannot convince these customers to change their perception we may be unable to compete against our competitors, which could have a material adverse effect on our business, financial condition and results of operations.

If we experience harm to our reputation and brands, our business, financial condition and results of operations could be adversely affected.

We must continue to increase the strength of our reputation and brands as reliable, experience-driven and cost-effective air mobility in order to attract and retain qualified third-party aircraft operators and customers. In addition, our growth strategy includes, among other things, exploring complementary strategic mergers and acquisitions, as well as strategic partnerships, to expand our capabilities and market opportunities, all of which benefit from our reputation and brand recognition. The successful development of our reputation and brands will depend on a number of factors, many of which are outside of our control. Negative perception of our business or platform may have a material adverse effect on our reputation and brands, including as a result of:

•

complaints or negative publicity or reviews about us, our third-party aircraft operators or customers, our air mobility services, certain other brands or events we associate with or our flight operations policies (e.g., cancellation or baggage fee policies), even if factually incorrect or based on isolated incidents;

•	changes to our flight operations, safety and security, data privacy or other policies that users or others perceive as overly restrictive, unclear or inconsistent with our values;

•	a failure to enforce our flight operations policies in a manner that users perceive as effective, fair and transparent;

•

illegal, negligent, reckless or otherwise inappropriate behavior by our customers, our third-party aircraft operators or other third parties involved in the operation of our business or by our management team or other employees;

•	a failure to provide routes and flight schedules sought by customers;

•

actual or perceived disruptions or defects in our platform, such as data security incidents, platform outages, payment processing disruptions or other incidents that impact the availability, reliability or security of our offerings;

•	litigation over, or investigations by regulators into, our operations or those of our third-party aircraft operators;

•	inadequate or unsatisfactory customer support service experiences;

•	negative responses by third-party aircraft operators or customers to new mobility offerings on our platform;

•	perception of our treatment of employees, contractors or third-party aircraft operators and our response to their sentiment related to political or social causes or actions of management; or

•	disputes with any of our strategic partners; or

•	any of the foregoing with respect to our competitors, to the extent such resulting negative perception affects the public’s perception of us or our industry as a whole.

In addition, changes we may make to enhance and improve our offerings, and to balance the needs and interests of our third-party aircraft operators and customers may be viewed positively from one group’s perspective (such as customers) but negatively from another’s perspective (such as third-party aircraft operators), or may be viewed negatively by either third-party aircraft operators or customers. If we fail to balance the interests of third-party aircraft operators and customers or make changes that they view negatively, third-party aircraft operators and customers may stop using our platform or take fewer flights, any of which could have a material adverse effect on our reputation, brands, business, financial condition and results of operations.

We may be unable to reduce end-user pricing for our air mobility services over time at rates sufficient to stimulate demand and drive expected growth for our air mobility services.

We may not be able to successfully reduce end-user pricing for our air mobility services over time to increase demand, address new market segments and develop a significantly broader customer base. Our end-user pricing may be most applicable to relatively affluent consumers who are willing to purchase our services, and we will need to address additional markets and expand our customer demographic in order to further grow our business. In particular, we intend for our air mobility services to be economically accessible to a broad segment of the population and appeal to the customers of existing on-demand mobility air travel services in addition to ground-based travel services, taxis and other methods of transportation.

Reducing end-user pricing in a timely manner is dependent on management accurately estimating the unit economics of our aircraft and the corresponding service. For example, if management’s estimates are inaccurate regarding utilization rates, demand elasticity, operating conditions, production costs, indirect cost of goods sold, landing fees, charging fees, electricity availability and/or other operating expenses, we may be unable to offer our service at end-user pricing that is sufficiently compelling to initiate the local network effects that we are predicting. This could negatively impact our reputation or brand and have a material adverse effect on our business, financial condition and results of operations.

The duration and severity of the COVID-19 pandemic adversely affected Surf Air and Southern’s business operations and financial results, and similar public health threats that we may face in the future could result in additional adverse effects on our business, financial condition and results of operations.

The COVID-19 pandemic, along with the measures governments and private organizations worldwide implemented in an attempt to contain the spread of the pandemic, resulted in a severe decline in demand for air travel and adversely affected Surf Air’s and Southern’s business, financial condition and results of operations to an unprecedented extent.

Measures such as travel restrictions, “shelter in place” and quarantine orders, limitations on public gatherings, cancellation of public events and many other restrictions resulted in a precipitous decline in demand for business and leisure travel generally, including demand for our air mobility services. For example, historically Surf Air and Southern’s businesses have been comprised of business travel and commuter traffic, which largely was replaced by “virtual meeting” and teleconferencing products, or in some cases, became unnecessary as a result of the significant number of people now working from home. If a similar public health threat like the COVID-19 pandemic occurs again in the future, it could have a material adverse effect on SAM’s business, financial condition and results of operations.

The impact of COVID-19 has resulted in changes in consumer and business behavior, pandemic fears, market downturns and restrictions on business and individual activities, which created and continues to create significant volatility in the economy and led to reduced economic activity, particularly in the air travel industry, and continues to have lingering impacts on pilot availability and flight operations as the public has returned to air travel. Due to enhanced virtual meeting and teleconferencing technology that has been adopted throughout the COVID-19 pandemic, more people are meeting over virtual meeting platforms than in person, which reduces the need for transportation. Specifically, COVID-19 related disruption in air travel has led to a decrease in membership sales, flight cancellations and significant operational volatility which significantly contributed to Surf Air defaulting on convertible notes owed to one of its lenders and related renegotiations of terms and conditions of such debt arrangements, as well as redundancies, in order to meet liquidity needs. In addition, Southern implemented a one-month pay reduction for all employees.

Surf Air received loans from the Paycheck Protection Program under the CARES Act (“PPP Loans”) of $719,000 in 2020 and $717,500 in 2021, all of which have been forgiven. Surf Air used the proceeds of its PPP Loans to help sustain its employee payroll costs and rent due to the impact of the COVID-19 pandemic.

During 2020 and 2021, Southern received a total of $22.3 million in government assistance comprised of grants totaling $11.1 million under the Payroll Support Program maintained and administered by the Treasury and a PPP Loan of $11.2 million. Southern’s PPP Loan has been forgiven, and the amounts received by Southern under the Payroll Support Program grants are not required to be paid back to the Treasury. During 2022, no additional grant was received under the Payroll Support Program. There can be no assurance that similar government-backed loans or other assistance would be available to us in the future if our other sources of liquidity, including operating revenue, are not sufficient to meet our cash requirements.

As a result of any continued impacts from the COVID-19 pandemic or similar public health threats, we could experience continued fluctuations in demand, increased operating costs, delayed development of our electrified powertrain and purchases of aircraft, and disruptions to other elements of our supply chains, among other negative effects, which could have a material adverse effect on our business, financial condition and results of operation.

From time to time, the aircraft industry has experienced periods of oversupply during which lease rates and aircraft values have declined, and any future oversupply could materially adversely affect our financial results and growth prospects.

Historically, the aircraft leasing business has experienced periods of aircraft oversupply. The oversupply of a specific type of aircraft is likely to depress the lease rates for and the value of that type of aircraft. The supply and demand for aircraft is affected by various cyclical and non-cyclical factors that are outside of our control, including:

•	passenger and air cargo demand;

•	fuel costs and general economic conditions;

•	geopolitical events, including war, prolonged armed conflict and acts of terrorism;

•	outbreaks of communicable diseases and natural disasters;

•	governmental regulation;

•	interest rates;

•	the availability of credit;

•	airline restructurings and bankruptcies;

•	manufacturer production levels and technological innovation;

•	manufacturers merging or exiting the industry or ceasing to produce aircraft types;

•	retirement and obsolescence of aircraft models;

•	reintroduction into service of aircraft previously in storage; and

•	airport and air traffic control infrastructure constraints.

In addition, due to the recent economic downturn and increased financial pressures, a number of operating lessors may be sold or merged with other operating lessors. The sale of any of these operating lessors (which may include a reduction in their aircraft fleets) and, in particular, their aircraft portfolios, could increase supply levels of used and older aircraft in the market.

These factors may produce sharp and prolonged decreases in aircraft lease rates and values and have a material adverse effect on our ability to lease or re-lease the commercial aircraft that we ultimately acquire and on our ability to sell such aircraft and parts at acceptable prices. Any of these factors could materially and adversely affect our financial results and growth prospects.

Any failure to offer high-quality customer support may harm our relationships with customers and could adversely affect our reputation, brands, business, financial condition and results of operations.

Through our marketing, advertising and communications with customers, we intend to set the tone for our brands as aspirational but also within reach. Surf Air strives to create high levels of customer satisfaction through the experience it provides in its terminal lounges and the support provided by its team and representatives. The ease and reliability of Surf Air’s and Southern’s offerings, including their ability to provide high-quality flier support, helps them attract and retain customers. Customers depend on the Surf Air and Southern teams to resolve any issues relating to their services, such as lost luggage and personal belongings, flight cancellations or scheduling changes. Surf Air’s and Southern’s ability to provide effective and timely support is largely dependent on their ability to attract and retain skilled employees who can support customers and are sufficiently knowledgeable about their services. As SAM grows its business and improves its air mobility service platform, we will face challenges related to providing quality support at scale. Any failure to provide efficient flier support, or a market perception that we do not maintain high-quality support, could have a material adverse effect on our reputation, brands, business, financial condition and results of operations.

The success of our business will be highly dependent on our ability to effectively market and sell our air mobility solutions as a substitute for alternate methods of transportation.

Surf Air and Southern currently generate substantially all of their respective revenue from the sale of air transportation. Our success will depend in part on our ability to cost-effectively attract new customers, retain existing customers and increase utilization of our platform by existing customers. Our growth is highly dependent upon the adoption by consumers of an enhanced form of mobility offered by our hybrid-electric and fully-electric aircraft, once developed, and the growth of the regional air mobility industry. This market is new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, new aircraft announcements and changing consumer demands and behaviors. If customers do not broadly adopt this new form of mobility or are not willing to pay the prices we anticipate for our air mobility services, our business, including our planned Aircraft-as-a-Service initiative, may never materialize and there could be a material adverse effect on our prospects, financial condition and results of operations.

Passengers have a wide variety of options for transportation, including business aviation, commercial airlines, private aircraft operators, personal vehicles, rental cars, taxis, public transit and ridesharing offerings. To expand our customer base, we must appeal to new customers who have historically used other forms of transportation for regional travel. If customers do not perceive our air mobility services to be reliable, safe and cost-effective, or if we fail to offer new and relevant services and features on our platform, we may not be able to attract or retain customers or increase their utilization of our platform. If we fail to grow our customer base, retain existing customers or increase the overall utilization of our platform, there could be a material adverse effect on our business, financial condition and results of operations.

Our success in a given market will also depend on our ability to maintain and further develop our network of customers and accurately assess and predict customer demand and price sensitivity. Demand and price sensitivity may fluctuate based on a variety of factors, including macroeconomic factors, quality of service, negative publicity, safety incidents, corporate reporting related to safety, quality of customer service and support, perceived political or geopolitical affiliations and dissatisfaction with our products and offerings in general. If we fail to attract new customers or fail to accurately predict demand and price sensitivity, it may harm our financial performance, and our competitors’ services and products may achieve greater market adoption and as a result may grow at a faster rate than our service.

We expect that a large driver of customer demand for our service will be time savings when compared with alternative modes of transportation. If we are unable to deliver a sufficient level of time savings for our customers or if expected time savings are impacted by delays or cancellations, it may reduce demand for our services. If we are unable to generate demand or demand falls, there could be a material adverse effect on our business, financial conditions and results of operations.

We will be dependent on our senior management team and other highly skilled personnel, and if we are not successful in attracting and/or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our success will depend, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including finance, marketing, sales and technology and support personnel. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have an adverse effect on our business, financial condition and results of operations. If we are unable to attract and retain skilled employees to support our operations and growth, there could be a material adverse effect on our financial condition and results of operations.

As part of our growth strategy, we are engaging in, and may in the future engage in, acquisitions that could disrupt our business and have a material adverse effect on our financial condition.

We intend to explore potential strategic acquisitions of businesses, as well as strategic partnerships, to expand our capabilities and market opportunities, as well as the establishment of a wholly-owned or joint venture aircraft and powertrain financing company. There can be no assurance that any future acquisitions or partnerships will be consummated, or, if consummated, including the Southern Acquisition, will be successful. We may also not be successful in identifying appropriate targets for such transactions. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership, including with respect to Southern. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition, including the Southern Acquisition, or the establishment of a partnership or joint venture may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not result in anticipated synergies or cost savings over time, may reduce our cash reserves, may negatively affect our earnings and financial performance, to the extent financed with the proceeds of debt, may increase our indebtedness and to the extent financed with the proceeds of equity, and may result in dilution to our existing equity holders. We cannot ensure that any acquisition or partnership we make will not have a material adverse effect on our business, financial condition and results of operations.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our sales, marketing, operations and the number of aircraft operators with whom we do business. Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring, training and managing an increasing number of employees. These difficulties may result in the erosion of our brand image, divert the attention of management and key employees and impact our financial condition and results of operations. In addition, in order to continue to increase our presence, we expect to incur substantial expenses as we continue to attempt to increase our route offerings, flight frequency, passenger terminal footprint and employee base. The continued expansion of our business may also require additional space for administrative support. If we are unable to drive commensurate growth, these costs, which include lease commitments, marketing costs and headcount, could result in decreased margins, which could have a material adverse effect on our business, financial condition and results of operations.

If we have limited cost-effective access to additional financing sources, we may be required to defer capital expenditures or seek other sources of liquidity, which may not be available to us on acceptable terms or at all. Such increased costs subject us to a number of risks, which are beyond our control and could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Risks Related to the Development of Electrification Technology

We, as well as our development and supply chain partners, have limited experience to date in the development and manufacturing of hybrid-electric and fully-electric powertrains and integrating those newly developed powertrains into existing certified airframes, and we may never develop or manufacture any hybrid-electric and fully-electric powertrains.

Neither Surf Air nor Southern has prior experience or operating history in the development and manufacturing of electrification technology. We have entered into agreements with development and supply chain partners, such as

TAI and AeroTEC, who each have limited experience in the development and manufacturing of the hybrid-electric and fully-electric powertrains that we are planning to produce, as well as in the integration of this newly developed technology into existing certified airframes. Our hybrid-electric and fully-electric powertrains are currently in the developmental stage. We do not expect to successfully commercialize our first hybrid-electric and fully-electric powertrains before the end of 2025, if at all. There can be no assurance as to whether our current or future third-party partners will be able to develop efficient, automated, low-cost production capabilities and processes and/or obtain reliable sources of component supply to allow us to meet the quality, price, engineering, design and production standards and production volumes required to successfully develop, manufacture and market our hybrid-electric and fully-electric powertrains. Moreover, unlike the market for electric automobiles, the commercialization of electric and hybrid-electric aircraft remains unproven. Although we believe that the component technology to electrify small aircraft exists today, there is currently no other producer of fully-electric or hybrid-electric aircraft in the industry. Any delay in the development, manufacture and launch of electrification technology could adversely affect our brand, operations and the delivery of our growth strategy, particularly if it results in a failure to expand our market share in the regional air mobility market as anticipated. Any such delays could require us to incur additional costs. Even if we and our third-party partners are successful in developing our hybrid-electric and fully-electric powertrains and reliably sourcing our component supply, we do not know whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, force majeure events, delays in meeting commercialization schedules, or failure to satisfy the requirements of customers and potential customers. Any such failure could have a material adverse effect on our business, financial condition and results of operations.

As a new entrant into the nascent market of hybrid-electric and battery electric aircraft, we anticipate that SAM will face risks and significant challenges that would impact our ability to, among other things:

•	design and produce safe, reliable and quality hybrid-electric and fully-electric powertrains on an ongoing basis;

•	obtain necessary regulatory approvals in a timely manner, or at all;

•	build a well-recognized and respected brand;

•	attract and maintain core commercial partnerships;

•	establish and expand our customer base;

•	successfully service our aircraft after sales and maintain a good flow of spare parts and customer goodwill;

•	improve and maintain our operational efficiency;

•	predict our future revenues and appropriately budget for our expenses;

•	attract, retain and motivate talented employees;

•	anticipate trends that may emerge and affect our business;

•	anticipate and adapt to changing market conditions, including technological developments and changes in our competitive landscape; and

•	navigate an evolving and complex regulatory environment.

If we fail to adequately address any or all of these risks and challenges, our business, financial condition and results of operations may be materially and adversely affected.

Our suppliers for the parts and components in our planned hybrid-electric and fully-electric powertrains are an important part of our business model, and any interruptions, disagreements or delays could have a material adverse effect on our business, results of operations and financial condition.

Our suppliers, including single source suppliers for certain components, are a key part of our business model in order to manufacture our planned hybrid-electric and fully-electric powertrains for the Cessna Grand Caravan EX in the coming years. We have strategically partnered with companies that we believe to be industry leaders in order to supply the highest quality components for, and to help us develop, our hybrid-electric and fully-electric powertrains. Many of the components for our planned hybrid-electric and fully-electric powertrains will be custom made for us, which may expose us to additional risks if one or more components become unavailable. This supply chain exposes us to multiple potential sources of delivery failure or component shortages for our future powertrain, most of which are out of our control, including shortages of, or disruptions in the supply of, the raw materials used by our suppliers in the manufacturing of components, disruptions to our suppliers’ workforce (such as strikes or labor shortfalls) and disruptions to, or capacity constraints affecting, shipping and logistics.

While we believe that we may be able to establish alternative supply relationships and obtain replacement components, we may be unable to do so in the short-term or at all at prices that are acceptable to us or we may need to re-certify components. We may experience source disruptions in our or our suppliers’ supply chains, which may cause delays in our overall production process for both prototype and commercial production of the powertrain or the subsequent modification of aircraft. If we need to find alternative suppliers for any of the key components of our planned hybrid-electric and fully-electric powertrains, then this could increase our costs and adversely affect our ability to receive such components on a timely basis, or at all, which could cause significant delays in our overall projected timelines for the delivery of our powertrain and could have a material adverse effect on our future relationships with our customers.

Further, if we are unable to successfully manage our relationships with our suppliers, the quality and availability of our powertrain and modified aircraft may be harmed. Our suppliers could, under some circumstances, decline to accept new purchase orders from, or otherwise reduce their business, with us. Any disruptions in the supply of components from our suppliers could lead to delays in powertrain production and subsequent modification of aircraft, which could have a material adverse effect on our business, financial condition and results of operations.

We have not yet selected manufacturers and suppliers of certain components of the proposed hybrid-electric and fully-electric powertrains for the Cessna Grand Caravan EX, or entered into any agreements in relation to the development and manufacture of these components. Delays or difficulties in selecting and entering agreements with such manufacturers and suppliers may impact the timelines we envisage for developing the powertrain, and adversely affect the results of our operations.

We are substantially dependent upon our relationships with our strategic partners to develop our hybrid-electric powertrain and implement our planned business model.

If any conflicts arise between our strategic partners and us, the other party may act in a manner adverse to us and could limit our ability to implement our business strategies, which could impact our projected production timelines and number of powertrains produced or aircraft modified. Our strategic partners may also develop, either alone or with others, products in related fields that are competitive with our products. Specifically, conflicts with our key strategic partners, including TAI and AeroTEC, could adversely impact our ability to develop and manufacture our planned powertrain and our planned subsequent modification of aircraft, which, in turn could have a material adverse effect on our prospects, business, financial condition and results of operation. Furthermore, there can be no assurance that we will be able to maintain these arrangements with our strategic partners for the long-term. See the section entitled “— Risks Related to Surf Air’s and Southern’s Business and Industry — We are or may be subject to risks associated with strategic alliances, and our reliance on these arrangements, and the loss of any such alliances or arrangements or failure to identify future opportunities could affect our growth plans”.

SAM’s collaboration with TAI for SAM’s development of hybrid-electric and battery electric powertrains for the Cessna Grand Caravan EX and SAM’s relationship with TAI as its exclusive supplier of certain hybrid-electric and fully-electric powertrains are subject to a number of conditions and milestones. If the conditions and milestones in the TAI agreements governing SAM’s relationship with TAI are not met, or if the agreements or exclusive relationship are canceled, modified or delayed, SAM’s prospects, business, financial condition and results of operations will be harmed.

The agreements governing SAM’s collaboration with TAI for SAM’s development of its proprietary hybrid-electric and fully-electric powertrains to power the Cessna Grand Caravan EX aircraft are subject to a number of conditions and milestones, including the issuance of an STC for the powertrain by the FAA within sixty (60) months of the initial listing date of our shares of Common Stock as part of the supplemental type certification for installation of that powertrain in the Cessna Grand Caravan EX aircraft and meeting certain design and performance objectives upon the timeline specified in the agreements with TAI. For more information, see the section entitled, “Business — Key Agreements — Textron Aviation Inc. — Collaboration Agreement”. The effectiveness of SAM’s agreements with TAI are contingent upon SAM’s shares being publicly traded on a U.S. national securities exchange. In the event that SAM is unable to meet these conditions and objectives as verified by TAI, the obligations of TAI to SAM under the agreements can be terminated by TAI. In addition, SAM’s relationship as the exclusive supplier of certain electrified and hybrid-electric powertrains to TAI can be terminated by TAI if the conditions and milestones relating to SAM’s agreements with TAI are not met. In connection with the agreements governing SAM’s collaboration with TAI, SAM must pay certain fees, including fees under the Data License Agreement that are due within sixty days of the TAI Effective Date. In the event that SAM fails to pay this fee, the Data License Agreement may be terminated by TAI, which could, in turn result in the termination of the other TAI Agreements. If either SAM’s agreements or its exclusive relationship with TAI are canceled, modified or delayed, or otherwise not consummated, or if SAM is otherwise unable to convert its strategic relationship with TAI into revenue, SAM’s prospects, business, financial condition and results of operations will be adversely affected.

Our success will depend on our ability to economically outsource the production, assembly and installation of our hybrid-electric and fully-electric powertrain solutions at scale, and our ability to develop and produce hybrid-electric and fully-electric powertrain solutions of sufficient quality and appeal to customers on schedule and at scale is unproven.

Our business depends in large part on our ability to execute our plans to develop, produce, assemble, market, sell, install and service our hybrid-electric and fully-electric powertrain solutions. We plan to outsource the majority of the production, assembly and installation of our hybrid-electric and fully-electric powertrain solutions. We anticipate that a significant concentration of this production, assembly and installation will be performed by a small number of outsourcing partners. While these arrangements can lower operating costs, they also reduce our direct control over production and distribution. Such diminished control may have an adverse effect on the quality or quantity of products or services, or our flexibility to respond to changing conditions.

We expect to rely on single-source suppliers to supply and produce many components, and anticipate relying on outsourcing partners for assembly and installation of our hybrid-electric and fully-electric powertrain solutions. Any failure of these suppliers or outsourcing partners to perform could require us to seek alternative suppliers or to expand our production capabilities, which could incur additional costs and have a negative impact on our cost or supply of components or finished goods. In addition, production or logistics in supply or production areas or transit to final destinations can be disrupted for a variety of reasons including, but not limited to, natural and man-made disasters, information technology system failures, commercial disputes, military actions, economic, business, labor, environmental, public health or political issues or international trade disputes. Any failure to develop such production processes and capabilities within our projected costs and timelines could have a material adverse effect on our business, financial condition and results of operations.

Our competitors may commercialize their technology before us, either in general or in specific markets, or we may otherwise not be able to fully capture the first mover advantage that we anticipate.

While we strive to be the first to market providing air mobility services with a hybrid-electric aircraft, we expect this industry to be increasingly competitive and it is possible that our competitors could get to market before us, either generally or in specific markets. We are planning for FAA approval of our hybrid-electric and fully-electric Cessna Grand Caravan EX STCs to occur by the end of 2025, followed by the commercialization of the technology. The timing of our production ramp is dependent upon finalizing certain aspects of the design, engineering, component procurement, testing, build out and manufacturing plans in a timely manner and upon our ability to execute these plans within the current timeline. It is also dependent on being able to timely obtain STCs from the FAA. In addition, we will also need to do extensive testing to ensure that the propulsion system is in compliance with applicable FAA safety regulations and other relevant regulations prior to our suppliers beginning mass production. Production approval involves initial FAA manufacturing approval and extensive ongoing oversight of mass produced aircraft components. If we are unable to obtain production approval for the hybrid-electric propulsion system, or the FAA imposes unanticipated restrictions as a condition of approval, our projected costs of production could increase substantially.

Even if we are first to market with hybrid-electric aircraft, we may not fully realize the benefits we anticipate, and we may not receive any competitive advantage or may be overcome by other competitors. New companies or existing aerospace companies may launch competing solutions, including hybrid-electric and fully-electric aircraft in the markets in which we intend to operate, or hybrid-electric or fully-electric aircraft utilizing different technologies such as hydrogen fuel cells, and obtain large scale capital investment, which may result in increased competition.

Additionally, our competitors may benefit from our efforts in developing consumer and community acceptance for hybrid-electric aircraft and air mobility, making it easier for them to obtain the permits and authorizations required to operate an air mobility service in the markets in which we intend to launch or in other markets. In the event we do not capture the first mover advantage that we anticipate, it could have a material adverse effect on our business, financial condition, results of operations and prospects.

The planned hybrid-electric powertrain solutions may not result in the operating cost savings we anticipate, which could negatively impact the future economics of our network operations as well as our ability to successfully sell and market our planned future Aircraft-as-a-Service initiative.

In developing our business strategy for future aircraft electrification and network expansion, we have assumed implementing hybrid-electric technology will result in operating cost savings of approximately 25% compared to current internal combustion powertrain technologies, while maintaining similar performance characteristics. If this assumption changes by a material amount, our network expansion plans could be negatively impacted and we would be unlikely to be able to develop significant future revenues and earnings from our planned Aircraft-as-a-Service initiative.

Our future fully-electric and hybrid-electric aircraft may require maintenance at frequencies or at costs which are unexpected and could adversely affect our business and operations.

Our future fully-electric and hybrid-electric aircraft will be highly technical products that will require maintenance and support. We are still developing our understanding of the long-term maintenance profile of the fully-electric and hybrid-electric aircraft, and if useful lifetimes are shorter than expected, this may lead to greater maintenance costs than previously anticipated. If our future fully-electric and hybrid-electric aircraft and related equipment require maintenance more frequently than we plan for or at costs that exceed our estimates, that would disrupt the operation of our service and could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Surf Air’s and Southern’s Operations and Infrastructure

If we are unable to obtain and maintain access to adequate facilities and infrastructure in desirable locations, including securing access to key infrastructure such as airports, we may be unable to offer our service in a way that is useful to passengers.

Our air mobility service will depend on our ability to operate in desirable metropolitan and regional locations. This will require permits and approvals from federal, state and local regulatory authorities and government bodies and our ability to operate our service will depend on such permits and approvals, as well as our ability to lease and license access to passenger terminal infrastructure. Surf Air and Southern lease and license access to passenger terminal infrastructure, such as hangars, from airport operators in certain of the markets in which they operate. These lease agreements have termination dates ranging from two to three years, and often include the right to extend on a month to month basis. We may face competition for capacity at passenger facilities in our preferred locations, which may impact our ability to service customers effectively. We also cannot predict whether we will receive any such permits and approvals, whether we will receive them for desirable locations or whether we will receive them in a timely manner. If we are prohibited, restricted or delayed from developing and operating desirable locations, there could be a material adverse effect on our business.

Surf Air and Southern’s operations are currently concentrated in a small number of metropolitan areas and airports which makes their businesses particularly susceptible, and will make SAM’s business particularly susceptible, to natural disasters, outbreaks and pandemics, growth constraints, economic, social, weather and regulatory conditions or other circumstances affecting these metropolitan areas.

Surf Air currently derives a significant portion of its revenue from regional flights that either originate from or fly into the airports around Los Angeles, and Southern currently derives revenues from regional flights operated in Hawaii and the Mid-Atlantic, Gulf South, Rocky Mountains, West Coast and New England regions. As a result of this geographic concentration, Surf Air’s and Southern’s businesses historically have been, and going forward SAM’s business will be, particularly susceptible to natural disasters, outbreaks and pandemics, growth constraints, economic, social, weather and regulatory conditions or other circumstances applicable to metropolitan areas. A significant interruption or disruption in service at an airport where we have a significant volume of flights could result in the cancellation or delay of a significant portion of our flights and, as a result, could have an adverse effect on our business, financial condition and results of operations. In addition, any changes to local laws or regulations within key metropolitan areas that affect our ability to operate or increase our operating expenses in these markets could have a material adverse effect on our business, financial condition and results of operations.

Disruption of operations at airports, whether caused by natural disasters including tornados, hurricanes, floods, volcanic eruptions and earthquakes, and severe weather conditions, such as heavy rains, strong winds, dense fog, blizzards or snowstorms, or labor relations, utility or communications issues, power outages, or changes in federal, state and local regulatory requirements could have a material adverse effect on our business.

Our aircraft utilization may be lower than expected and our aircraft may be limited in performance during certain weather conditions. We are vulnerable to delays, cancellations or flight rescheduling, as we will rely on maintaining a high daily aircraft usage rate, and need to aggregate customers on our by-the-seat flights to lower direct costs to third-party operators.

Our aircraft may not be able to fly safely in poor weather conditions, including snowstorms, thunderstorms, lightning, hail, known icing conditions and/or fog. The aircraft models that Surf Air and Southern have flown to date and the smaller airports out of which they operate are more vulnerable to delays of this nature and both Surf Air and Southern have experienced delays and disruptions as a result of extreme weather. Our inability to operate in these conditions in the future will reduce our aircraft utilization and cause delays and disruptions in our services. We intend to maintain a high daily aircraft utilization rate which is the amount of time our aircraft spend in the air carrying passengers. High daily aircraft utilization is achieved in part by reducing turnaround times at airports so we can fly more hours on average in a day. Aircraft utilization is reduced by delays and cancellations from various factors, many of which are beyond our control, including adverse weather conditions, security requirements, air traffic congestion and unscheduled maintenance events. The success of our business is dependent, in part, on the utilization rate of our aircraft and reductions in utilization will have a material adverse effect on our financial condition as well as cause passenger dissatisfaction.

Our success also depends on our ability to generate more revenue per flight by maintaining high customer utilization rates (i.e., the number of seats purchased on each flight). Customer utilization rates may be reduced by a variety of factors, including the introduction of new routes or schedules. In some cases, we may choose to offer flights with low customer utilization rates to increase or maintain customer satisfaction, brand recognition, and for marketing or other purposes. We have utilized monthly and annual commuter passes and annual corporate bulk purchasing options to increase our customer utilization rates in the past; however, these products may be less appealing following COVID-19.

While historically we have maintained daily aircraft and customer utilization rates sufficient to offset the costs we pay to operators, we may be unable to resume Surf Air and Southern’s pre-COVID utilization rates or maintain and increase utilization rates as our business grows and expands. The risk of delays, cancellations and flight rescheduling, which could negatively impact our utilization rates, may increase as we expand our business to include new markets and destinations, more frequent flights on current routes and expanded facilities.

The supply of pilots to the airline industry is limited and may negatively affect our operations and financial condition. Increases in our labor costs, which constitute a substantial portion of our total operating costs, may have a material adverse effect on our business, financial condition and results of operations.

Our pilots are subject to stringent pilot qualification and crew member flight training standards (“FAA Qualification Standards”), which among other things require minimum flight time for pilots and mandate strict rules to minimize pilot fatigue. The existence of such requirements effectively limits the supply of qualified pilot candidates and increases pilot salaries and related labor costs. Such requirements also impact pilot scheduling, work hours and the number of pilots required to be employed for our operations, all of which could have a material adverse effect our business, results of operation and financial condition.

Southern has had a pilot pipeline agreement with SkyWest to hire, train and provide a pipeline of pilots for Southern’s operations and a potential subsequent transition into SkyWest’s operations, and SAM intends to continue this arrangement going forward. However, this potentially exposes SAM to a number of risks. This arrangement may not be sufficient to offset a significant and/or prolonged shortage of pilots, and we will be increasingly reliant on this partnership as we look to expand our operations following the integration of Southern with Surf Air’s existing business. If this pipeline is unable to provide us with pilots in the expected numbers or at the appropriate times, or if the agreement with SkyWest were to be terminated, we would be required to incur significant labor costs to find replacement or substitute pilots, which would result in a material reduction in our earnings. If we are unable to find a sufficient supply of pilots to fly our routes, we may be forced to cancel flights. In addition, our competitors may seek to use this training program as a way to generate negative publicity about us, which could have a material adverse effect on our reputation, business and results of operation.

In addition, our operations and financial condition may be negatively impacted if we are unable to train pilots in a timely manner. Due to an industry-wide shortage of qualified pilots, driven by the flight hours requirements under the FAA Qualification Standards and attrition resulting from the hiring needs of other industry participants, pilot training timelines have significantly increased and stressed the availability of flight simulators, instructors and related training equipment. As a result, the training of our pilots may not be accomplished in a cost-efficient manner or in a manner timely enough to support our operational needs.

We are subject to risks associated with climate change, including the potential increased impacts of severe weather events on our operations and infrastructure.

All climate change-related regulatory activity and developments may adversely affect our business and financial condition by requiring us to reduce our emissions at a faster rate than is currently intended, make capital investments to modernize certain aspects of our operations, purchase carbon offsets, or otherwise pay for our emissions. Such activity may also impact us indirectly by increasing our operating costs. Additionally, we may be subject to risks associated with climate change litigation, and to avoid the risks associated with climate change litigation, we would be required to manage our climate change impacts responsibly, which may result in considerable expenses being incurred.

The potential physical effects of climate change, such as increased frequency and severity of storms, floods, fires, fog, mist, freezing conditions, sea-level rise and other climate-related events, could affect our operations, infrastructure and financial results. Operational impacts, such as the delay or cancellation of flights, could result in loss of revenue. In addition, certain of our terminals are in locations susceptible to the impacts of storm-related flooding and sea-level rise, which could result in costs and loss of revenue. We could incur significant costs to improve the climate resiliency of our infrastructure and otherwise prepare for, respond to, and mitigate such physical effects of climate change. We are not able to accurately predict the materiality of any potential losses or costs associated with the physical effects of climate change.

Our business may be adversely affected by union activities.

Although none of Surf Air or Southern’s employees are currently represented by a labor union, it is common throughout the airline industry generally for many employees to belong to a union, which can result in higher employee costs and increased risk of work stoppages. As we expand our business there can be no assurances that our employees will not join or form a labor union or that we will not be required to become a union signatory. We are also directly or indirectly dependent upon companies with unionized work forces, such as parts suppliers, and work stoppages or strikes organized by such unions could have a material adverse effect on our business, financial condition or results of operations. If a work stoppage occurs, it could delay the manufacture and sale of our performance hybrid-electric vehicles and could have a material adverse effect on our business, financial condition or results of operations.

Our insurance may become too difficult or expensive for us to obtain. Increases in insurance costs or reductions in insurance coverage may have a material adverse effect on our financial condition and results of operations.

Surf Air maintains general liability aviation insurance and Southern maintains general liability insurance policies. Both companies maintain directors and officers insurance, as well as other insurance policies, and we believe our level of coverage is customary in the industry and adequate to protect against claims. However, there can be no assurance that SAM’s insurance policies will be sufficient to cover potential claims or that present levels of coverage will be available in the future at reasonable cost. Further, we expect our insurance needs and costs to increase as we grow our commercial operations, add routes, increase flight and passenger volumes and expand into new markets. It is too early to determine what impact, if any, the commercial operation of our future hybrid-electric aircraft will have on our insurance costs.

Accordingly, we may not have adequate insurance coverage. The successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.

We may incur substantial maintenance costs as part of our leased aircraft return obligations.

Some of our aircraft lease agreements contain provisions that require us to return aircraft airframes and engines to the lessor in a specified condition or pay an amount to the lessor based on the actual return condition of the equipment. These lease return costs are recorded in the period in which they are incurred. On our financial statements, we estimate the cost of maintenance lease return obligations and accrue such costs over the remaining lease term when the expense is probable and can be reasonably estimated. Any unexpected increase in maintenance return costs may have a material adverse effect on our financial condition and results of operations.

We are exposed to operational disruptions due to maintenance.

SAM’s fleet will require regular maintenance work, which may cause operational disruption. SAM’s inability to perform timely maintenance and repairs could result in our aircraft being underutilized which could have an adverse effect on our business, financial condition and results of operations. For example, during the first quarter of 2023 Surf Air was required to perform additional maintenance and repairs due to unforeseen weather conditions, which resulted in lower utilization of aircraft and a decrease in scheduled flight hours, which negatively impacted scheduled revenue. In addition, Southern experienced an increase in maintenance as a result of an increase in flight hours on its aircraft, which resulted in an increase in maintenance and repair costs. A prolonged period of maintenance or repair work would result in disruptions to our routes lower revenues and/or increased costs. On occasion, airframe manufacturers and/or regulatory authorities require mandatory or recommended modifications to be made across a particular fleet which may mean having to ground a particular type of aircraft. This may cause operational disruption to and impose significant costs on us. Furthermore, our operations in remote locations, where delivery of components and parts could take a significant period of time, could result in delays in our ability to maintain and repair our aircraft. Any such delays may pose a risk to our business, financial condition and results of operations. Moreover, as our aircraft base increases, our maintenance costs could potentially increase. We have no historical experience maintaining hybrid-electric and fully-electric powertrains. While we believe the newly developed powertrains will require reduced maintenance activity per flight hour, our operations could be negatively impacted if our assumptions on reliability or cost of maintenance prove incorrect.

The profitability of our current operations is dependent on the availability and pricing of aircraft fuel. Periods of significant disruption in the supply of aircraft fuel or elevated pricing could have a significant negative impact on our results of operations and liquidity.

Although Surf Air and Southern’s current third-party aircraft operators and Southern, in the limited circumstances, such as operations in Hawaii, where it purchases fuel directly, are currently able to obtain adequate supplies of aircraft fuel, we cannot predict the future availability. Natural disasters (including hurricanes or similar events in the southeast United States and on the Gulf Coast where a significant portion of domestic refining capacity is located), political disruptions or wars involving oil-producing countries, economic sanctions imposed against oil-producing countries or specific industry participants, changes in fuel-related governmental policy, the strength of the U.S. dollar against foreign currencies, changes in the cost to transport or store petroleum products, changes in access to petroleum product pipelines and terminals, speculation in the energy futures markets, changes in aircraft fuel production capacity, environmental concerns and other unpredictable events may result in fuel supply shortages or distribution challenges in the future leading to volatile aircraft fuel pricing. Any of these factors or events could cause a disruption in or increased demands on oil production, refinery operations, pipeline capacity or terminal access and possibly result in diminished availability of aircraft fuel supply for our third-party aircraft operators. The impact of such events may limit our third-party aircraft operators’ ability to perform our flights, which could result in loss of revenue and adversely affect our ability to provide our services.

Additionally, high fuel prices or significant disruptions in the supply of aircraft fuel could have an adverse effect on our financial condition and results of operations. During the six months ended June 30, 2023 and 2022, Southern’s fuel expense was $7.4 million and $7.2 million, respectively, and the years ended December 31, 2022 and 2021, Southern’s fuel expense was $15.7 million and $8.3 million, respectively. The timely and adequate supply of fuel to meet operational demand depends on the continued availability of reliable fuel supply sources as well as related service and delivery infrastructure. Although we have some ability to cover short-term fuel supply disruptions, we depend significantly on the continued performance of our third-party service providers to maintain supply integrity. Consequently, we can neither predict nor guarantee the continued timely availability of aircraft fuel throughout our operations.

Unsatisfactory safety performance of our aircraft could have a material adverse effect on our business, financial condition and results of operations.

While we intend to maintain operational processes designed to ensure that the design, testing, manufacture, performance, operation and servicing of our aircraft meet rigorous quality standards, there can be no assurance that we will not experience operational or process failures and other problems, including through flight test accidents or incidents, manufacturing or design defects, pilot error, cyber-attacks or other inadvertent or intentional acts or omissions, that could result in potential safety risks. Any actual or perceived safety issues may result in significant reputational harm to our business, in addition to tort liability, maintenance, increased safety infrastructure and other costs that may arise. Such issues could result in delaying or cancelling planned flights, increased regulation or other systemic consequences. Our inability to meet our safety standards or adverse publicity affecting our reputation as a result of accidents, mechanical or operational failures, or other safety incidents could have a material adverse effect on our business, financial condition and results of operation. In addition, our aircraft may be grounded by regulatory authorities due to safety concerns that could have a material adverse effect on our business, financial condition, results of operations and prospects.

Crashes, accidents or incidents of aircraft involving us or our competitors could have a material adverse effect on our business, financial condition and results of operations.

Crashes, accidents or incidents involving our aircraft, or involving aircraft operating our powertrains, once developed, are possible. Any such occurrence would negatively impact our business, financial condition and results of operations in a number of ways. An accident or incident involving an aircraft operated by us or by a third-party operator on our behalf or using our powertrains, could result in significant potential claims of injured passengers and others, as well as repair or replacement of a damaged aircraft and its consequential temporary or permanent loss from service. In the event of an accident, our liability insurance may not be adequate to offset our exposure to potential claims and we may be forced to bear substantial losses from the accident. Substantial claims resulting from an accident in excess of our related insurance coverage would harm our operational and financial results. Moreover, any aircraft accident or incident, even if fully insured or due to reasons not attributable to us or our operations or products, could result in negative public perception that our operations are less safe or reliable than other providers and have a material adverse effect on our reputation, business and results of operations. In addition, safety issues experienced by a particular model of aircraft could result in customers refusing to use that particular aircraft model or a regulatory body grounding that particular aircraft model. If we or other operators experience accidents with aircraft models that we operate, obligating us to take such aircraft out of service until the cause of such accidents is determined and rectified, we might lose revenues and might lose customers. The value of the aircraft model might also be permanently reduced in the secondary market if the model were to be considered less desirable for future service. Such accidents or safety issues related to aircraft models that we operate would negatively impact our business, financial condition and results of operations.

The operation of aircraft is subject to various risks, and we expect demand for our air mobility services to be impacted by accidents or other safety issues regardless of whether such accidents or issues involve our aircraft. Such accidents or incidents could also have a material impact on our ability to obtain or maintain FAA certification for our aircraft, in a timely manner or at all. Such events could impact confidence in a particular aircraft type or the air transportation services industry as a whole, particularly if such accidents or disasters were due to a safety fault.

If our personnel, third-party contractors with whom we have arrangements, our aircraft, other types of aircraft or other companies in the industry are involved in a public incident, accident, catastrophe or regulatory enforcement action, we could be exposed to significant reputational harm and/or potential legal liability. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident, catastrophe or action. In the event that our insurance is inapplicable or inadequate, we may be forced to bear substantial losses from an incident or accident. In addition, any such incident, accident, catastrophe or action involving our employees, our aircraft or other types of aircraft could create an adverse public perception, which could harm our reputation, result in passengers being reluctant to use our services and could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, as we develop and manufacture hybrid-electric and fully-electric powertrains and as these powertrains are implemented in aircraft that we sell to other operators, we may be exposed to additional risks and demand for our newly developed products will be negatively impacted by accidents or incidents involving the powertrains, including during test flights of prototypes. Such events could impact confidence in not just our products, but the development of electrification technology as a whole. This could have a material adverse effect on our future growth, financial condition and results of operations.

Risks Related to Surf Air’s and Southern’s Dependence on Third-Party Providers

If our third-party aircraft operators are unable to support our operations or the growth of our business, or we are unable to add alternative third-party aircraft operators to meet demand, our costs may increase and our business, financial condition and results of operations could be adversely affected.

Surf Air is, and SAM will be, dependent on a finite number of certificated third-party aircraft operators to provide a significant portion of our network services. Surf Air has, in the past, experienced delays, cancellations and difficulties engaging third-party operators with sufficient capacity to operate the number of routes necessary to meet demand. This risk is exacerbated when there is a transition between operators, which Surf Air experienced from May to August 2022 when transitioning to Southern as its operator, resulting in a significant number of canceled and delayed flights.

In the event potential competitors establish cooperative or strategic relationships with third-party aircraft operators in the markets we serve, offer to pay third-party aircraft operators more attractive rates or guarantee a higher volume of flights than we offer, we may not have access to the necessary number of aircraft to achieve our planned growth. Though Surf Air has successfully incentivized its operators to add aircraft to support its growth in the past, there is no guarantee SAM will be able to continue doing so without incurring significant additional costs. Increased use of private aircraft since the outbreak of the COVID-19 pandemic has added competitive pressure for access to aircraft, which may make it more difficult or costly for third-party operators to expand to meet our needs. If our third-party aircraft operators are unable or unwilling to add aircraft, or are only able to do so at significantly increased expense, or otherwise do not have capacity or desire to support our growth, or we are unable to add new operators on reasonable terms, or at all, our business and results of operations could be adversely affected. As the air mobility market grows, we expect competition for third-party aircraft operators to increase. Further, we expect that as competition in the air mobility market grows, the use of exclusive contractual arrangements with third-party aircraft operators, sometimes requiring volume guarantees, may increase, as may the cost of securing their services.

If we encounter problems, such as workforce disruptions, with any of our third-party aircraft operators or third-party service providers, our operations could be adversely affected by a resulting decline in revenue or negative public perception about our services.

Many of Surf Air’s flight operations are conducted by third-party aircraft operators on its behalf and both Surf Air and Southern rely on third-party service providers to support their operations. Due to our reliance on third parties to provide these services going forward, we are subject to the risk of disruptions to their operations, such as the impact of adverse economic conditions and the inability of third parties to hire or retain skilled personnel, including pilots and mechanics, as well as any failure to deliver services at the level expected of them. Surf Air has, in the past, experienced issues with third-party aircraft operators. For example, in June 2018 Surf Air terminated a charter and aircraft sublease agreement it had with a key third-party scheduled aircraft operator in California because the operator had been providing increasingly unreliable and substandard service quality, resulting in frequent and last minute flight cancellations, while overcharging Surf Air and refusing to provide the requisite financial and operating data transparency. This had a negative impact on Surf Air’s results of operations and required approximately eight months to re-establish revenue levels similar to those prior to this event. Several of these third-party operators provide significant capacity that we would be unable to replace in a short period of time should that operator fail to perform its obligations. Disruptions to capital markets, shortages of skilled personnel and adverse economic conditions in general, such as conditions resulting from the COVID-19 pandemic, have subjected certain of these third-party regional operators to significant financial and operational pressures, which have in the past and could in the future result in the temporary or permanent cessation of their operations.

Union strikes or staff shortages among airport workers or certain pilots of third-party aircraft operators may result in disruptions of our air mobility service and thus could have a material adverse effect on our business, financial condition and results of operations. Any significant disruption to our operations as a result of problems with any of our third-party aircraft operators could have a material adverse effect on our business, financial condition and results of operations.

In addition, Surf Air, Southern and SAM have entered into agreements with contractors to provide various facilities and services required for SAM’s operations. Because SAM will rely on others to provide such services, its ability to control the efficiency and timeliness of such services will be limited. Similar agreements may be entered into in any new markets we decide to serve. If any of these service providers cease operations, there is no guarantee that we could replace these providers on a timely basis with comparably priced providers, or at all. Any material problems with the efficiency and timeliness of contract services, resulting from financial hardships or otherwise, could have a material adverse effect on our business, financial condition and results of operations.

Our third-party aircraft operators’ insurance may become too difficult or expensive for them to obtain. If our third-party aircraft operators are unable to maintain sufficient insurance coverage, it may materially and adversely affect our results of operations and financial condition.

Hazards are inherent in the aviation industry and may result in loss of life and property, potentially exposing us to substantial liability claims arising from the operation of aircraft. Safe operation of aircraft is the responsibility of ourselves and our third-party operators who are held liable for accidents, thus incidents related to aircraft operation are covered by ours and our third-party operators’ insurance. A limited number of hull and liability insurance underwriters provide coverage for our third-party aircraft operators. Insurance underwriters are required by various federal and state regulations to maintain minimum levels of reserves for known and expected claims. However, there can be no assurance that underwriters have established adequate reserves to fund existing and future claims. The number of air medical or tourism accidents, as well as the number of insured losses within the commercial airline industry, and the impact of general economic conditions on underwriters may result in increases in premiums above the rate of inflation. If our third-party aircraft operators’ insurance costs increase, such operators are likely to pass the increased costs to us, which could cause us to increase the prices paid by our customers. Such cost increases could adversely affect demand for our services and harm our business. Additionally, under all aircraft operating agreements, our third-party aircraft operators have agreed to indemnify us against liability arising from the operation of aircraft and to maintain insurance covering such liability. However, there can be no assurance there will be no challenge to the indemnification rights or that the aircraft operator will have sufficient assets or insurance coverage to fulfill its indemnity obligations.

We rely on third-party web service providers to deliver our offerings to users on our platform, and any disruption of or interference with our use of third-party web services could adversely affect our business, financial condition and results of operations.

Our platform’s continuing and uninterrupted performance is critical to our success. Surf Air and Southern currently host their respective platforms and support their respective operations using third-party providers of cloud infrastructure services. While Surf Air and Southern have engaged reputable vendors to provide these services, they do not have control over the operations of the facilities used by its third-party provider and their facilities may be vulnerable to damage or interruption from natural disasters, cybersecurity attacks, human error, terrorist attacks, power outages and similar events or acts of misconduct. In addition, any changes to the service levels from these third-party cloud infrastructure providers may adversely affect SAM’s future ability to meet the requirements of users to search for flights and book travel. While we expect to implement reasonable backup and disaster recovery plans, Southern has experienced, and SAM expects that in the future it may experience, interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. Sustained or repeated system failures would reduce the attractiveness of our offerings. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as we expand our service offerings. Any negative publicity or user dissatisfaction arising from these disruptions could harm our reputation and brands and could have a material adverse effect on our business, financial condition and results of operation.

Aircraft purchase agreements are often subject to indexed price escalation clauses which could subject SAM to unanticipated expenses.

Commercial aircraft sales contracts are often entered into years before the aircraft are delivered. In order to help account for economic fluctuations between the contract date and delivery date, aircraft pricing generally consists of a fixed amount as modified by price escalation formulas derived from labor, commodity and other price indices, the actual escalation amounts of which are outside of the purchaser’s control. Escalation factors can fluctuate significantly from period to period and changes in escalation amounts can significantly impact expenses and operating margins. The terms and conditions of the aircraft purchase agreement with TAI do contain price escalation clauses and future purchase orders with other suppliers may also contain price escalation clauses yet to be determined, and there is no assurance that they will be determined in a manner that will mitigate the risks described above.

Risks Related to Surf Air’s and Southern’s Intellectual Property and Information Technology

If we fail to adequately protect our intellectual property rights, our competitive position could be impaired and we may lose market share, generate reduced revenue and incur costly litigation to protect our rights.

Our success depends in part on our ability to protect our intellectual property rights, including trademarks and service marks applicable to Surf Air and Southern and, in the future once developed, certain technologies and software that we expect to be deployed in our aircraft or that we expect to utilize in arranging air transportation. To date, Surf Air and Southern have relied primarily on trademarks to distinguish us from our competitors, and trade secrets and other forms of legal protection and contractual agreements to establish and protect our proprietary rights.

Although we plan to control the STC once certified, and may own certain intellectual property rights relating to the powertrain, we do not anticipate owning intellectual property rights in any particular component of the hybrid-electric and fully-electric powertrains to be produced. Under our agreement with AeroTEC, it will provide services for us to obtain one or more STCs that relate to the powertrains. Such an STC would provide us the right to operate and otherwise commercialize Cessna Caravans modified with such a powertrain. However, an STC does not provide an exclusive right to commercialize the component that the STC describes, and other companies may file for and obtain an STC to modify a Cessna Caravan or other light aircraft with a substantially similar or superior powertrain compared to the powertrains we plan to develop with our commercial partners. Moreover, there is no guarantee that we will obtain an STC for our planned hybrid-electric and fully-electric powertrains, through our collaboration with our commercial partners or otherwise. Any reference to “our proprietary powertrain technology” or similar phrases herein refer to our anticipated rights in one or more STCs relating to such technology, and not to any intellectual property rights in such technology.

We expect that in the future we will rely on patents and trade secrets to protect any proprietary technology we develop. Surf Air routinely enters into agreements with employees, consultants, third parties and other relevant persons and takes other measures to protect its intellectual property rights, such as limiting access to our trade secrets and other confidential information, and we expect that we will routinely enter into such agreements following the Southern Acquisition. However, we cannot guarantee that we have entered into or will enter into such an agreement with each person that has access to such information or that the steps we take to protect our intellectual property will otherwise be adequate. For example, unauthorized parties may attempt to obtain and use information that we regard as proprietary and, if successful, may potentially harm our ability to compete, accelerate the development programs of our competitors, and/or our competitive position in the market. Moreover, our agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to ours, and there can be no assurance that our counterparties will comply with the terms of these agreements, or that we will be able to successfully enforce such agreements or obtain sufficient remedies if they are breached. There can be no assurance that the intellectual property rights we own or license will offer us meaningful protection for our business, provide competitive advantages or will not be challenged or circumvented by our competitors.

Further, obtaining and maintaining patent and trademark protection can be costly, and we may choose not to, or may fail to, pursue or maintain such forms of protection for our technology, products or services in the United States or foreign jurisdictions, which could harm our ability to obtain or maintain a competitive advantage in such jurisdictions. It is also possible that we will fail to identify patentable aspects of our technology before it is too late to obtain patent protection, that we will be unable to devote the resources needed to file and prosecute patent applications for such technology, or that we will inadvertently abandon them by failing to comply with all procedural, documentary, payment, and similar obligations during the patent prosecution process. Even if we obtain patent protection in future, we cannot assure you that such patents would be sufficiently broad to protect our proprietary technology to prevent competitors or other third parties from using the same or similar technologies. Failure to comply with legal requirements to maintain a patent or trademark registration can result in lapse or cancellation of the patent or trademark registration, which could result in the loss of patent or trademark rights. If this occurs, we may not be able to exclude our competitors from using patented technology that we have developed or our trademarks. Also, patents and trademark registrations may be challenged in court or administrative proceedings.

The laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate to prevent other parties from infringing our proprietary technology. To the extent we expand our international activities, our exposure to unauthorized use of our technologies and proprietary information may increase. We may also fail to detect unauthorized use of our intellectual property, or be required to expend significant resources to monitor and protect our intellectual property rights, including engaging in litigation, which may be costly, time-consuming, and divert the attention of management and resources, and may not ultimately be successful. If we fail to meaningfully establish, maintain, protect and enforce our intellectual property rights, there could be a material adverse effect on our business, financial condition and results of operations.

We may need to defend ourselves against intellectual property infringement claims or misappropriation claims, which may be time-consuming and expensive and, if adversely determined, could limit our ability to commercialize our aircraft.

Third parties, including our competitors, may own or obtain patents, trademarks or other proprietary rights that could prevent or limit our ability to operate under our current branding, provide air mobility services or to make, use, develop or deploy our aircraft, the powertrain we are developing with our commercial partners or other aircraft components, which could harm our business.

For example, third parties owning patents or other intellectual property rights relating to airline services or aircraft components (e.g., battery packs, electric motors, aircraft configurations, fly-by-wire flight control software, electronic power management systems or other components) may allege infringement or misappropriation of such rights. In response to a determination that we have infringed upon or misappropriated a third-party’s intellectual property rights, we may be required to do one or more of the following:

•	cease development, sales or use of its or our products or services;

•	trade under a different name or rebrand our services;

•	pay substantial damages;

•	obtain a license from the owner of the asserted intellectual property right, which license may not be available on reasonable terms or available at all; or

•	re-design one or more aspects or systems of its or our aircraft or other offerings.

A successful claim of infringement or misappropriation against us could adversely affect our business, financial condition and results of operations. Even if we are successful in defending against these claims, litigation could result in substantial costs, business disruption and demand on management resources.

We will rely on our information technology systems to manage numerous aspects of our business. A cyber-attack of these systems could disrupt our ability to deliver services to our customers and could lead to increased overhead costs, decreased sales and harm to our reputation.

We will rely on information technology networks and systems to operate and manage our business. Our information technology networks and systems process, transmit and store personal and financial information, proprietary information of our business, and also allow us to coordinate our business across our operation bases and allow us to communicate with our employees and externally with customers, suppliers, partners and other third parties. To date, neither Surf Air nor Southern have implemented comprehensive security measures to secure these information technology networks and systems and the data processed, transmitted, and stored on them, and the integration of these two separate information technology systems following the merger will be more challenging as a result. These networks, systems, and data will be susceptible to cyberattacks, viruses, malware or other unauthorized access or damage (including by environmental, malicious or negligent acts), which could result in unauthorized access to, or the release and public exposure of, our proprietary information or our users’ personal information. In addition, cyberattacks, viruses, malware, or other damage or unauthorized access to our information technology networks and systems, will result in damage, disruptions or shutdowns to our platform. Any of the foregoing could cause substantial harm to our business, require us to make notifications to our customers, governmental authorities, or the media, and could result in litigation, investigations or inquiries by government authorities, and subject us to penalties, fines, and other losses relating to the investigation and remediation of such an attack or other unauthorized access or damage to our information technology systems and networks.

SAM may in the future be subject to data breaches. A significant data breach or any failure, or perceived failure, by us to comply with any federal, state or data foreign privacy laws, regulations or other principles or orders to which we may be subject could adversely affect our reputation, brand and business, and may result in claims, investigations, proceedings or actions against us by governmental entities, litigation, including class action litigation, from our customers, fines, penalties, or other liabilities, or require us to change our operations or cease using certain data sets. Depending on the nature of the information compromised, we may also have obligations to notify users, law enforcement, government authorities, payment companies, consumer reporting agencies or the media about the incident and may be required to expend additional resources in connection with investigating and remediating such an incident, and otherwise complying with applicable privacy and data security laws.

System failures, defects, errors or vulnerabilities in our website, applications, backend systems or other technology systems or those of third-party technology providers could harm our reputation and brand and adversely affect our business, financial condition and results of operations.

Our systems, or those of third parties upon which we rely, may experience service interruptions, outages or degradation because of hardware and software defects or malfunctions, human error or malfeasance by third parties or our employees, contractors, service providers, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, cyberattacks, ransomware attacks or other events. We do not carry cyber insurance, which may expose us to certain potential losses for damages or result in penalization with fines in an amount exceeding our resources. As we do not currently have insurance protection for cybersecurity breaches, we may not have sufficient remedies available to us from our third-party service providers to cover all of our losses that may result from such interruptions, outages or degradations.

Our software and the third-party software that we incorporate into our platform may be subject to errors, defects or vulnerabilities. Any errors, defects or vulnerabilities discovered in our platform, whether in our code or that of third-party software on which our software relies, could result in negative publicity, a loss of customers or loss of revenue, access or other performance issues, security incidents or other liabilities. Errors, defects and vulnerabilities could also prevent customers from booking flights, which would adversely affect our flyer utilization rates, or disrupt communications within the company (e.g., flight schedules or passenger manifests), which could affect our on-time performance. We may need to expend significant financial and development resources to analyze, correct, eliminate or work around errors or defects or to address and eliminate vulnerabilities. Any failure to timely and effectively resolve any such errors, defects or vulnerabilities could negatively impact our reputation or brand, and could have a material adverse effect on our business, financial condition and results of operations.

In addition, our transition of our workforce to a hybrid work environment, where our employees are often working remotely, could also increase our vulnerability to risks related to our hardware and software systems, including risks of phishing and other cybersecurity attacks. Our systems may be subject to additional risk introduced by software that we license from third parties. This licensed software may introduce vulnerabilities within our own operations as it is integrated with our systems, or as we provide services to our customers.

Surf Air and Southern may experience cyberattacks, system failures and other events or conditions that interrupt the availability or reduce or affect the speed or functionality of our technology platform, especially because we are in the process of maturing our security programs and have not yet implemented the expected security controls to prevent such disruptions. These events could result in losses of revenue due to increased difficulty of booking services through our technology platform, impacts to on-time performance and resultant errors in operating our business. A prolonged interruption in the availability or reduction in the availability or other functionality of our platform could adversely affect our business and reputation and could result in the loss of customers. For example, in 2022, Southern experienced a prolonged interruption in its platform functionality as a result of a ransomware attack on a third-party service provider, which caused two flights to be canceled and the need to revert to manual processes. Moreover, to the extent that any system failure or similar event results in harm or losses to the customers using our platform, such as the inability to book or change flights because of a system failure, we may make voluntary payments to compensate for such harm or the affected users could seek monetary recourse or contractual remedies from us for their losses and such claims, even if unsuccessful, would likely be time consuming and costly for us to address.

It is also possible our security controls over personal and other data may not prevent unauthorized access to, or destruction, loss, theft, misappropriation or release of personally identifiable or other proprietary, confidential, sensitive or valuable information of ours or others; this access could lead to potential unauthorized disclosure of confidential personal, Company or customer information that others could use to compete against us or for other disruptive, destructive or harmful purposes and outcomes. Any such disclosure or damage to our networks and systems could subject us to third-party claims against us and reputational harm, including statutory damages under California or other state law, regulatory penalties and significant costs of breach investigation, remediation and notification. If these events occur, our ability to attract new clients may be impaired or we may be subjected to damages or penalties.

We will continue to rely on mobile operating systems and application marketplaces to make our app available to users of our platform. If we do not effectively operate with or receive favorable placements within such application marketplaces and maintain high user reviews, our usage or brand recognition could decline and our business, financial results and results of operations could be adversely affected.

Surf Air, and Southern will, after the launch of its mobile application, depend in part on mobile operating systems, such as Android and iOS, and their respective application marketplaces to make their respective platforms available to customers. The majority of Surf Air’s flights are booked through its app. In the future, these mobile operating systems or application marketplaces could limit or prohibit us from making our current and future apps available to customers, make changes that degrade their functionality, increase the difficulty of using them, impose terms of use unsatisfactory to us or users, or modify search or ratings algorithms in ways that are detrimental to us. Additionally, if any future competitor’s placement in such mobile operating system’s application marketplace is more prominent than the placement of our current and future apps, overall growth in our customer base could slow and the usage of our platform could be adversely affected. The Surf Air app has experienced fluctuations in the number of downloads in the past, and we anticipate similar fluctuations in the future. Any of the foregoing risks could have a material adverse effect on our business, financial condition and results of operations.

As new mobile devices and mobile platforms are released, there is no guarantee that certain mobile devices will continue to support our platform or effectively roll out updates to our current and future apps. Additionally, in order to deliver high-quality apps, we need to ensure that our offerings are designed to work effectively with a range of mobile technologies, systems, networks and standards. We may not be successful in developing or maintaining relationships with key participants in the mobile technology industry to make, or continue to make, such technologies, systems, networks or standards available to our customers. If users on our platform encounter any difficulty accessing or using our apps on their mobile devices or if we are unable to adapt to changes in popular mobile operating systems, there could be a material adverse effect on our business, financial condition and results of operations.

We will need to improve our financial and operational systems to manage our growth effectively and support our business arrangements, and an inability to do so could harm our business, financial condition and results of operations.

To manage our growth and business operations, especially as we expand our network and work with our commercial partners to electrify our fleet, we will need to upgrade our operational and financial systems and procedures, which requires management time and may result in significant additional expense. In particular, we are in the process of replacing Surf Air’s and Southern’s legacy enterprise resource planning (“ERP”) systems in order to accommodate our expanding operations and address our deficiencies in IT general controls for information systems. See “— Risks Related to Surf Air’s and Southern’s Business and Industry — Surf Air’s management has identified material weaknesses in its internal control over financial reporting. These material weaknesses could continue to adversely affect its, and, going forward, SAM’s ability to report its results of operations and financial condition accurately and in a timely manner. At this time, Surf Air cannot predict whether its efforts to remediate the identified material weaknesses will be successful, and it is expected that some or all of these material weaknesses will continue to persist for an extended period of time” and “— Risks Related to Surf Air’s and Southern’s Business and Industry — Southern’s management has identified material weaknesses in its internal control over financial reporting. These material weaknesses could continue to adversely affect its, and going forward, SAM’s ability to report its results of operations and financial condition accurately and in a timely manner. At this time, Southern cannot predict whether its efforts to remediate the identified material weaknesses will be successful, and it is expected that some or all of these material weaknesses will continue to persist for an extended period of time”. We cannot be certain that we will successfully institute, in a timely or efficient manner or at all, our new ERP system or the improvements to our managerial, operational and financial systems and procedures necessary to support our anticipated increased levels of operations. Problems associated with, or disruptions resulting from, any improvement or expansion of our operational and financial systems could adversely affect our relationships with our customers, commercial partners and suppliers, inhibit our ability to expand or take advantage of market opportunities, cause harm to our reputation, result in errors in our financial and other reporting and affect our ability to maintain an effective internal control environment and meet our external reporting obligations, any of which could harm our business, financial condition and results of operations.

Legal and Regulatory Risks Related to SAM’s Business

Our business will be subject to a variety of extensive and evolving laws and regulations, which may result in increases in our costs, disruptions to our operations, limits on our operating flexibility, reductions in the demand for air travel and competitive disadvantages.

We are subject to a wide variety of laws and regulations relating to various aspects of our business, including employment and labor, health care, tax, data privacy and data security, safety and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future legal or regulatory changes. SAM will monitor these developments closely, and ensure that adequate resources are dedicated to compliance. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate or limit our ability to expand into certain jurisdictions, which could have a material adverse effect on our business, financial condition and results of operations.

Surf Air and Southern’s operations are, and SAM’s operations will be, highly regulated by several U.S. government agencies, including the DOT, the FAA and the TSA. Requirements imposed by these regulators (and others) may restrict the ways we may conduct our business, as well as the operations of our third-party aircraft operator customers. Failure to comply with such requirements in the future may result in fines and other enforcement actions by the regulators. For example, the TSA is responsible for civil aviation security matters, including passenger and baggage screening at U.S. airports. If the TSA were to impose additional or more burdensome security requirements, demand for our services could decrease and/or the costs required to comply with these requirements could increase. In addition, the FAA can assess civil penalties or seek criminal sanctions for failure to comply with FAA regulations, as well as modify, suspend or revoke licenses granted to us for our operations. In the future, any new regulatory requirements, particularly requirements that limit our third-party aircraft operators’ ability to operate or new maintenance directives or mandatory orders related to airworthiness, could have a material adverse effect on us and the industry.

For example, on March 7, 2023, the TSA issued a new cybersecurity amendment on an emergency basis to the security programs of aircraft operators, consistent with the efforts of the U.S. Department of Homeland Security to increase cybersecurity resilience of U.S. critical infrastructure. The emergency amendment requires operators in the aviation sector to develop approved implementation plans, and to assess the effectiveness of those measures, in addition to current regulatory requirements to report significant cybersecurity incidents to the Cybersecurity and Infrastructure Security Agency, establish a cybersecurity point of contact, develop and adopt a cybersecurity incident response plan and complete a cybersecurity vulnerability assessment.

Other laws, regulations, taxes and airport rates and charges have also been imposed from time to time that significantly increase the cost of airline operations, reduce revenues or otherwise impact our business. The industry is heavily taxed. Additional taxes and fees, if implemented, could negatively impact our results of operations.

In addition to state and federal regulation, airports and municipalities enact rules and regulations that affect our operations. From time to time, various airports throughout the country have considered limiting the use of smaller aircraft, such as the aircraft used in our operations, at such airports. The imposition of any limits on the use of such aircraft at any airport at which we operate could have a material adverse effect on our operations.

Our results of operations and the manner in which we conduct business each may be affected by changes in law and future actions taken by governmental agencies, including:

•	changes in law or regulation that affect the services that can be offered by us in particular markets or at particular airports, or the types of fares offered or fees that can be charged;

•

changes in law or regulation that specifically address hybrid-electric, all-electric or alternative fuel aircraft that could delay our ability to deliver products, implement aircraft modifications or launch service;

•	the adoption of new passenger security standards or regulations that impact customer processing or service;

•	restrictions on airport operations, such as restrictions on the use of particular airports; and

•	the adoption of new or increased aircraft noise restrictions.

Surf Air and Southern currently, and SAM will, receive, collect, store, process, transmit, share and use personal information, including passenger data, and rely in part on third parties that are not directly under our control to manage certain of these operations and to receive, collect, store, process, transmit, share, and use such personal information, including payment information. Each additional regulation or other form of expanded regulatory oversight increases costs, adds greater complexity to operations and, in some cases, may reduce the demand for air travel. There can be no assurance that the increased costs or greater complexity associated with compliance with new or expanded rules, anticipated rules or other forms of regulatory oversight will not have a material adverse effect on us. Failure to comply with data privacy laws and regulations could have a material adverse effect on our reputation, financial condition or results of operations, or have other adverse consequences.

We and other U.S. carriers are subject to U.S. and foreign laws regarding privacy of passenger and employee data that are not consistent in all countries in which we operate and which are continuously evolving, requiring ongoing monitoring and updates to our privacy and information security programs. Although we dedicate resources to manage compliance with data privacy obligations, this challenging regulatory environment may pose material risks to our business, including increased operational burdens and costs, regulatory enforcement, and legal claims or proceedings.

Even when we believe we are in complete compliance, a regulatory agency may determine that we are not. Failure to comply with legal and regulatory requirements, such as obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of our business, may result in civil penalties or private lawsuits, or the suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating all or significant portions of our business.

We may be unable to obtain or maintain relevant regulatory approvals for the commercialization of our electrification of aircraft.

The development and commercialization of new hybrid-electric and fully-electric powertrains to be used in aircraft and the operation of an air mobility service requires multiple regulatory authorizations and certifications, including STCs, and an air carrier certificate issued by the FAA under Part 119 with Part 135 operations specifications. We are planning for FAA approval of our hybrid-electric and fully-electric Cessna Grand Caravan EX STCs to occur by the end of 2025, followed by the commercialization of the technology. While we anticipate being able to meet the requirements of such authorizations and certificates, we may be unable to obtain or maintain such authorizations and certifications, or to do so on the timeline we project. The failure to obtain any of the required authorizations or certificates, or do so in a timely manner, or if any of these authorizations or certificates are modified, suspended or revoked after we obtain them, may render us unable to develop our powertrains and implement our plans to install them in aircraft on the timelines we project, which, in turn, could have a material adverse effect on our business, financial condition and results of operations.

An STC will be issued by the FAA only if: (i) the pertinent technical data from the manufacturer has been examined and found satisfactory by the FAA; (ii) all necessary tests and compliance inspections have been completed; and (iii) the alteration has been found to conform with the technical data. There are a number of steps involved in obtaining an STC, including FAA application, preliminary type certification board (“TCB”) meetings, development of certification program plans, establishment of certification basis by the FAA, data submission, FAA design evaluation, interim type certification meetings, FAA conformity inspections, pre-flight TCB meeting, ground inspections, ground tests, flight tests, FAA review of in-flight test results, issuance of Type Inspection Authorization, FAA conformity inspections, witnessing of tests and performance of official certification flight tests, flight standards evaluations, functional and reliability testing, FAA approval of flight manual supplement or supplemental flight manual, and final TCB meeting and Aircraft Evaluation Group completion of continuing airworthiness determination. Failure to achieve any of these milestones in a timely manner will delay our ability to attain the requisite STCs on the expected timeline or could result in failure to obtain STC approval at all. Furthermore, the FAA may determine that the modification requested by the STC is so complex that a new (rather than supplemental) aircraft type certification process must be undertaken instead. The process to obtain a TC is typically longer, more complex and more capital intensive than the process to obtain an STC.

Our agreement with AeroTEC contemplates that it will apply for and obtain STCs for the hybrid-electric and fully-electric powertrains for Cessna Grand Caravan EX aircraft, and transfer the STCs to us. If the FAA issues AeroTEC such an STC, FAA consent will be required for AeroTEC to transfer the STC to us, and we will still be required to comply with certain requirements in order to maintain that regulatory approval, including obligations to: (i) report failures, malfunctions and defects; (ii) make the type certificate and underlying data available to FAA and National Transportation Safety Board upon request; (iii) make instructions for continued airworthiness available to aircraft owners and operators; (iv) make required design changes to address Airworthiness Directives issued by FAA and make them available to aircraft owners and operators; and (v) make flight manual supplements and supplemental flight manuals available with each alteration. Failure to continue to comply with these and other requirements may result in the suspension or revocation of the STC or other licenses, certificates, authorizations or permits required to operate our business.

We may be unable to comply with relevant regulations applicable to our on-demand business.

Surf Air provides a technology platform to match air passengers with seats on certified aircraft. Depending on how this platform and our business evolves, it is possible that, as a result of our on-demand services, the DOT may view us as operating as either an “air charter broker” and/or a “charter operator”. Each of these roles carries with it varying levels of regulatory obligations. To the extent applicable, failure to comply with the regulations applicable to each of these roles could result in the imposition of fines and/or civil penalties, and, in severe cases, the suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating all or a significant portion of our business.

Continued access to Essential Air Service revenue is of critical importance to Southern and SAM.

Southern has historically received EAS subsidies as compensation for providing essential air service to numerous small communities. Over the last decade, overall funding of the EAS program by the U.S. government has increased from $193 million in 2012 to $466.4 million in 2022, which includes an increase in Congressional appropriation from $143 million in 2012 to $350 million in 2022. For the six months ended June 30, 2023, EAS revenue was $21.5 million, or approximately 48% of Southern’s total revenue. For the year ended December 31, 2022, EAS revenue was $31.9 million, or approximately 40% of Southern’s total revenue. The total amount of EAS revenue ultimately received by us will be determined by, among other things, the number of subsidized flights flown by Southern, overall funding levels of the EAS program by the U.S. Congress (which could be reduced) and competitive bids for EAS revenue awards by other carriers (which could cause us to lose EAS revenue to competitors). The EAS program was initially intended to last ten years from 1978 but has been modified and extended in the years since. The EAS program may continue to be modified or changed or may be canceled in the future, or we may be unable to continue to participate successfully in the EAS program. Any such developments could materially adversely affect our business. EAS revenue awards generally have a term of two years, during which time, a carrier is paid a subsidy amount in accordance with the maximum allowances stipulated in the EAS revenue award and is paid monthly in arrears on a per-flight-completed basis. The DOT has the right to terminate a route for breach of contract or in exceptional circumstances. The DOT, which administers the EAS program, has the right to cancel EAS revenue rewards if it deems that the communities served by such arrangements are no longer eligible. There can be no assurance that current EAS legislation will remain unchanged, or that Congress will continue to provide funding for the EAS program at any particular level. A reduction of EAS revenue, a loss of EAS revenue awards either due to termination or failure to renew at the end of the two-year term or a change to or termination of the EAS program could have a material adverse effect on our business, financial condition and results of operation.

We may fail to continue to meet the requirements necessary to operate our air services.

Regional airline services are currently regulated by both the DOT, which provides the economic authority to operate as an airline, and the FAA, which provides the safety authority. Southern currently holds a Commuter Air Carrier Authorization issued by the DOT under 14 C.F.R. Part 298 (“Part 298”) and an Air Carrier Certificate issued by the FAA under 14 C.F.R. Part 119 with Operations Specifications issued under 14 C.F.R. Part 135 (“Part 135”). The requirements of Part 298 and Part 135 are continuing in nature and Southern, as well as SAM going forward, must comply with them at all times, with a failure to meet any relevant requirements could subject us to possible penalties and/or certificate actions.

We must comply continuously with Fitness and Citizenship requirements administered by the DOT to perform scheduled air transportation.

Carriers like Southern must be found to be fit, willing, and able to perform the air transportation for which they are licensed by the DOT. This involves a DOT evaluation of the citizenship, competence and compliance disposition of the airline and its management as well as an evaluation of the financial viability of the carrier and its ability to carry out its operations without putting customers’ money at unnecessary risk. In connection with DOT review of the Southern Acquisition, Southern is undergoing a continuing fitness review by the DOT keyed to these factors. The scope of the DOT review includes SAM. DOT review is ongoing. To the extent the DOT were to raise concerns about any of these matters, we may have to make adjustments to our operating team, management or ownership structure in order to address the concerns. A protracted failure to address any DOT concerns might result in the suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating our business.

Risks Related to SAM Operating as a Public Company

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from SAM’s business operations.

As a privately held company, Surf Air has not been required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, SAM incurs significant legal, accounting and other expenses that we were not required to incur in the recent past. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated thereunder, as well as under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and the rules and regulations of the

SEC and national securities exchanges have created uncertainty for public companies and will increase the costs and the time that the SAM Board and management must devote to complying with these rules and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities.

Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

Our management has no experience in operating a public company.

Our executive officers have no experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to being a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their lack of experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of our business and operations. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States. We are in the process of upgrading our finance and accounting systems to an enterprise system suitable for a public company, and a delay could impact our ability or prevent it from timely reporting our results of operations, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act (“Section 404”). The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

If we fail to maintain effective disclosure controls and procedures and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of the NYSE. The requirements of these rules and regulations have increased and may continue to increase our legal, accounting and financial compliance costs, have made some activities more difficult, time-consuming and costly and have placed significant strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In particular, as a result of the Sarbanes-Oxley Act, we are required to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on, and our independent registered public accounting firm potentially to attest to, the effectiveness of our internal control over financial reporting. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business, results of operations and financial condition and could cause a decline in the trading price of our Common Stock.

As private companies, Surf Air and Southern have not endeavored to establish and maintain internal control over financial reporting meeting the standards required of public companies. Any failure to maintain internal control over financial reporting could severely inhibit SAM’s ability to accurately report its financial condition, results of operations or cash flows. If SAM is unable to conclude that its internal control over financial reporting is effective as a result of a material weakness(es) in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Common Stock could decline, and we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities.

We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. See the sections entitled “— Risks Related to Surf Air’s and Southern’s Business and Industry — Surf Air’s management has identified material weaknesses in its internal control over financial reporting. These material weaknesses could continue to adversely affect its, and, going forward, SAM’s ability to report its results of operations and financial condition accurately and in a timely manner. At this time, Surf Air cannot predict whether its efforts to remediate the identified material weaknesses will be successful, and it is expected that some or all of these material weaknesses will continue to persist for an extended period of time” and “— Risks Related to Surf Air’s and Southern’s Business and Industry — Southern’s management has identified material weaknesses in its internal control over financial reporting. These material weaknesses could continue to adversely affect its, and going forward, SAM’s ability to report its results of operations and financial condition accurately and in a timely manner. At this time, Southern cannot predict whether its efforts to remediate the identified material weaknesses will be successful, and it is expected that some or all of these material weaknesses will continue to persist for an extended period of time”. In order to develop, maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related and audit-related costs and significant management oversight.

The unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what SAM’s actual financial condition or results of operations would have been.

Surf Air and Southern currently operate as separate companies and have had no prior history as a combined entity, and Surf Air’s and Southern’s operations have not previously been managed on a combined basis. The unaudited pro forma financial information included in this prospectus is presented for informational purposes only and is not indicative of the future financial condition or results of operations of SAM. The unaudited pro forma financial information does not reflect future events that may occur after the completion of the Internal Reorganization and the Southern Acquisition, and does not consider potential impacts of future market conditions on revenues or expenses. In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate and other factors may affect Surf Air’s and Southern’s financial condition or results of operations in the future. Any potential decline in Surf Air’s and Southern’s financial condition or results of operations may cause significant variations in the stock price of SAM.

The unaudited pro forma financial information included in the sections entitled “Summary Unaudited Pro Forma Condensed Combined Financial Information” and “Unaudited Pro Forma Condensed Combined Financial Information” have been derived from Surf Air’s and Southern’s historical financial statements and certain adjustments and assumptions have been made regarding Surf Air and Southern after giving effect to the Internal Reorganization, Southern Acquisition and the other events noted elsewhere in this prospectus. There may be differences between the preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this prospectus in respect of the estimated financial condition and results of operations of Surf Air and Southern.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against SAM could result in substantial costs and divert management’s attention from other business concerns, which could have a material adverse effect on our business.

Additionally, in connection with their prior experience, certain of our directors have been named defendants in litigation or other legal proceedings, we cannot provide assurance that these prior legal proceedings or future legal proceedings involving our directors will not cause reputational harm for us. For example, in 2016, TerraVia Holdings Inc. (“TerraVia”) and certain officers and directors of TerraVia, including Tyler Painter, one of our directors, were named as defendants in actions alleging violations of Sections 10(b) and 20(a) of the Exchange Act regarding statements about the commercial viability of its algae-based food products. The parties in this matter have reached a settlement, subject to final court approval, which includes a release of all claims against the defendants and with no admission of wrongdoing by any party.

Delaware law and SAM’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and the Delaware General Corporation Law (as amended, the “DGCL”) all contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Common Stock, and therefore depress the trading price of our Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of SAM’s Board or taking other corporate actions, including effecting changes in our management. Among other things, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions:

•	establishing a classified board of directors with staggered, three-year terms;

•

authorizing SAM’s Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	prohibiting cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	limiting the liability of, and providing for the indemnification of, SAM’s directors and officers;

•

authorizing SAM’s Board to amend the bylaws, which may allow SAM’s Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•

establishing advance notice procedures with which stockholders must comply to nominate candidates to SAM’s Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in SAM’s Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of SAM.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in SAM’s Board or management.

Our Amended and Restated Bylaws and our Amended and Restated Certificate of Incorporation limit voting rights of certain foreign persons.

Our Amended and Restated Bylaws and our Amended and Restated Certificate of Incorporation provide that the persons or entities who are not citizens of the United States (“Non-Citizens”), shall not, in the aggregate, own and or control more than 25.0% of our total voting interest. Additionally, our Amended and Restated Bylaws provide that Non-Citizens who are residents of countries that are not party to “open-skies” agreements with the United States (“NOS Non-Citizens”) shall not, in the aggregate, own more than 25.0% of the total number of our outstanding equity securities, and that all Non-Citizens (including any NOS Non-Citizens) shall not, in the aggregate, own more than 49.0% of the total number of our outstanding equity securities. To comply with this legally-required provision, if Non-Citizens own (beneficially or of record) more than 25.0% of the total voting power of our Common Stock, only permitted Non-Citizens holders consisting of Kuzari Investor 94647 LLC and our co-founders, Sudhin Shahani and Liam Fayed, and their respective affiliates will be entitled to vote. Any other Non-Citizens that own (beneficially or of record) or have voting control over any shares of our capital stock, will have their voting rights subject to automatic suspension. As of September 30, 2023, (i) the Permitted Holders beneficially own 20.1% of the total voting power of our Common Stock and the total number of our outstanding equity securities, or 23.5% of the total voting power and the total number of our outstanding equity securities assuming the vesting in full of 1,260,000 PRSUs to each of Mr. Fayed and Mr. Shahani as further described under “Executive Compensation — Equity Award Grants Made in Connection with the Listing”, and (ii) Non-Citizens beneficially own 33.9% of the total voting power of our Common Stock and the total number of our outstanding equity securities.

The provisions of our Amended and Restated Certificate of Incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Our Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by law, and unless SAM consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of SAM, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of SAM to SAM or SAM’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our Amended and Restated Certificate of Incorporation provides that federal district courts will be the sole and exclusive forum for claims under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in our Amended and Restated Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

These provisions may have the effect of discouraging lawsuits against SAM’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against SAM, a court could find the choice of forum provisions contained in the proposed certificate of incorporation to be inapplicable or unenforceable in such action. In this regard, stockholders may not be deemed to have waived SAM’s compliance with the federal securities laws and the rules and regulations thereunder, including Section 22 of the Securities Act.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our results of operations.

Surf Air and Southern are, and going forward SAM will be, subject to laws and regulations enacted by national, regional and local governments. In particular, we will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our results of operations.

Risks Related to Ownership of Our Common Stock

The trading price of Common Stock may be volatile.

The trading price of Common Stock, may fluctuate due to a variety of factors, including:

•	changes in the industries in which we and our customers operate;

•	developments involving our competitors;

•	changes in laws and regulations affecting our business;

•	variations in our operating performance and the performance of our competitors in general;

•	actual or anticipated fluctuations in SAM’s quarterly or annual results of operations;

•	publication of research reports by securities analysts about SAM or our competitors or our industry;

•	the public’s reaction to SAM’s press releases, our other public announcements and our filings with the SEC;

•	actions by stockholders, including the sale by the third-party investors of any of their shares of Common Stock;

•	additions and departures of key personnel;

•	commencement of, or involvement in, litigation involving the combined company;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of Common Stock available for public sale; and

•

general economic and political conditions, such as the effects of the COVID-19 pandemic or similar public health threats, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of Common Stock regardless of our operating performance. Furthermore, an active trading market for SAM’s securities may never develop, or, if developed, may not be sustained. Holders of SAM’s securities may be unable to sell their securities unless a market can be established or sustained.

In addition, stock markets with respect to newly public companies, particularly companies in the mobility and technology industry, have experienced significant price and volume fluctuations that have affected and continue to affect the stock prices of these companies. Stock prices of many companies, including mobility and technology companies, have fluctuated in a manner often unrelated to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our Common Stock given that we are a newly public company. In the past, companies that have experienced volatility in the trading price for their stock have been subject to securities class action litigation. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business, results of operations, and financial condition.

SAM shareholders may experience dilution from several additional sources in connection with and after the listing.

SAM shareholders may experience dilution from several sources to varying degrees in connection with and after the registration and listing, including in each of the following instances:

•	7,500,000 shares of SAM Common Stock will be reserved for issuance pursuant to the 2023 Equity Incentive Plan.

•	800,000 shares of SAM Common Stock will be reserved for issuance pursuant to the Employee Stock Purchase Plan.

In addition, SAM may issue shares of SAM Common Stock for the remainder of the undrawn amounts under the Share Subscription Facility. Because the purchase price per share for the shares of SAM Common Stock during the applicable period for each sale under the Share Subscription Facility, if any, will fluctuate based on the market prices of the SAM Common Stock at the time SAM elects to sell such shares, it is not possible for SAM to predict, as of the date of this prospectus and prior to any such sales, the number of shares of SAM Common Stock that SAM will sell pursuant to the Share Subscription Facility, the purchase price per share for such shares, or the aggregate gross proceeds that SAM will receive from such purchases.

We do not intend to pay cash dividends for the foreseeable future.

The SAM Board currently intends to retain any future earnings to support operations and to finance the growth and development of SAM’s business and does not intend to pay cash dividends on our Common Stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of SAM’s Board and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as SAM’s Board deems relevant.

If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, SAM’s stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts who cover SAM downgrade our Common Stock or publish inaccurate or unfavorable research about our business, the price of our Common Stock would likely decline. If few analysts cover SAM, demand for Common Stock could decrease and our Common Stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering SAM in the future or fail to publish reports on us regularly.

Sales of substantial amounts of our Common Stock in the public markets or the perception that sales might occur, could cause the trading price of our Common Stock to decline.

In addition to the supply and demand and volatility risk factors discussed above, sales of a substantial number of shares of our Common Stock into the public market, particularly sales by our directors, executive officers, and principal stockholders, or the perception that these sales might occur in large quantities, could cause the trading price of our Common Stock to decline.

The Amended and Restated Bylaws of SAM contain certain lock-up provisions related to our Common Stock (i) received by Surf Air shareholders as consideration for the Internal Reorganization, (ii) issued to directors, officers and employees of SAM upon the settlement or exercise of stock options or other equity awards of Surf Air that were assumed by SAM after the Internal Reorganization and (iii) issued pursuant to certain convertible instruments of SAM, including warrants and SAFEs (holders thereof, collectively, the “Lock-Up Holders”). The approximately 16,250,000 shares of Common Stock received by Southern stockholders in connection with the Southern Acquisition will not be subject to any lock-up. In addition, SAM has agreed to waive the lock-up provisions in respect of the approximately 13.3 million shares of Common Stock held by lenders, including PFG, LamVen and LamJam. The Amended and Restated Bylaws provide that (1) 40% of the shares issued to the Lock-Up Holders are not be subject to any lock-up provisions, (2) 30% of the shares issued to the Lock-Up Holders are restricted from being transferred, subject to certain limited exceptions, for a period of 90 days from the closing of the Internal Reorganization, which expired on October 19, 2023, and (3) the remaining 30% of the shares issued to the Lock-Up Holders are restricted from being transferred, subject to certain limited exceptions, for a period of 180 days from the closing of the Internal Reorganization, provided that if the lock-up period would end during a Blackout Period (as defined in the Amended and Restated Bylaws), the lock-up period would then end on the first trading day following the end of the Blackout Period. The lock-up provisions may be waived by the SAM Board, in its sole discretion, with respect to any shares held by a Lock-Up Holder. In addition, shares of any lender to SAM who is party to a credit, financing or other agreement approved by the SAM Board and containing an express waiver of the lock-up provisions, will not be subject to any lock-up.

Moreover, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days and assuming the availability of certain public information about us, (i) non-affiliates who have beneficially owned our common stock for at least six months may rely on Rule 144 to sell their shares of common stock, and (ii) our directors, executive officers, and other affiliates who have beneficially owned our Common Stock for at least six months, including certain of the shares of our Common Stock covered by this prospectus to the extent not sold hereunder, will be entitled to sell their shares of our Common Stock subject to volume limitations under Rule 144. We estimate that an aggregate of approximately 43.6 million shares of our Common Stock may be sold 90 days following the consummation of our listing (which number includes any such non-affiliate and affiliate shares that are released from applicable lock-up restrictions 90 days following the closing of the Internal Reorganization and any shares that may be sold immediately upon the consummation of our listing, as described above).

In addition, we have filed a registration statement on Form S-8 under the Securities Act to register all shares subject to outstanding stock options or reserved for future issuance under our equity compensation plans. As of September 30, 2023, Surf Air had 1,607,311 options outstanding that, if fully exercised, would result in the issuance of 1,607,311 shares of Common Stock. As of September 30, 2023, Surf Air had 3,040,454 RSU awards granted prior to September 30, 2023 for which the time-based and/or performance-based vesting condition had not been satisfied as of such date that, upon vesting, would result in the issuance of 3,040,454 shares of Common Stock. These shares will be able to be freely sold in the public market upon issuance, subject to applicable vesting requirements and compliance by affiliates with Rule 144.

In making your investment decision, you should understand that we have not authorized any other party to provide you with information concerning us or this transaction.

You should carefully evaluate all of the information in this prospectus. We have in the past received, and may continue to receive, a high degree of media coverage, including coverage that is not directly attributable to statements made by our officers and employees, that incorrectly reports on statements made by our officers or employees or financial advisors or that is misleading as a result of omitting information provided by us, our officers or employees or financial advisors. We have not authorized any other party to provide you with information concerning us or this transaction.

Our business and financial performance may differ from any projections that we disclose or any information that may be attributed to us by third parties.

From time to time, we may provide guidance via public disclosures regarding our projected business or financial performance. However, any such projections involve risks, assumptions, and uncertainties, and our actual results could differ materially from such projections. Factors that could cause or contribute to such differences include, but are not limited to, those identified in these risk factors, some or all of which are not predictable or within our control. Other unknown or unpredictable factors also could adversely impact our performance, and we undertake no obligation to update or revise any projections, whether as a result of new information, future events, or otherwise. In addition, various news sources, bloggers, and other publishers often make statements regarding our historical or projected business or financial performance, and you should not rely on any such information even if it is attributed directly or indirectly to us.

The trading price of our Common Stock may have little or no relationship to the historical sales prices of our capital stock in private transactions, which have been limited to date.

Prior to the registration and listing of our Common Stock on the NYSE, there has been no public market for our capital stock. There has been limited trading of our capital stock historically in private transactions. Given the limited history of sales, this information may have little or no relation to broader market demand for our Common Stock. As a result, you should not place undue reliance on the historical sales prices, as they may differ materially from the trading prices of our Common Stock on the NYSE.

General Risk Factors

An overall decline in the health of the economy and other factors impacting consumer spending, such as recessionary conditions, governmental instability, inclement weather, and natural disasters, may affect consumer purchases, which could reduce demand for our products and harm our business, financial conditions, and results of operations.

Our business depends on consumer demand for our services and, consequently, is sensitive to a number of factors that influence consumer confidence and spending, such as general economic conditions, consumer disposable income, energy and fuel prices, recession and fears of recession, unemployment, minimum wages, availability of consumer credit, consumer debt levels, conditions in the housing market, interest rates, tax rates and policies, inflation, consumer confidence in future economic conditions and political conditions, war and fears of war, inclement weather, natural disasters, terrorism, uncertainty in the banking system, outbreak of viruses or widespread illness, and consumer perceptions of personal well-being and security. Unfavorable economic conditions may lead consumers forgo our services and consumer demand for our services may not grow as we expect. SAM believes perceived recessionary risks may impact its results of operation for 2023. For example, perceived recessionary risks may cause companies and individuals to reduce travel for either professional or personal reasons and drive higher prices in the supply chains Surf Air and Southern rely upon.

We are exposed to the impact of rising inflation rates, which could negatively affect our results of operations and our ability to invest and hold our cash.

The United States has recently experienced historically high levels of inflation. In particular, the COVID-19 pandemic and associated decline in economic activity and increase in unemployment levels had a severe and prolonged effect on the global economy generally. A rapid economic expansion following the height of the pandemic resulted in significant inflationary pressures, which have increased our costs for aircraft fuel, wages and benefits and other goods and services we require to operate our business. Additionally, on February 24, 2022, the Russian Federation launched an invasion of Ukraine that has continued to escalate without any resolution of the invasion foreseeable in the near future, with the short and long-term impact on financial and business conditions worldwide remaining highly uncertain. The United States has been joined by other countries across the globe in imposing new and stricter sanctions against the Russian Federation in a manner that has resulted in higher energy prices and higher prices for raw materials and goods and services and disruptions to supply and distribution chains in a manner that has contributed to higher inflation.

The Consumer Price Index for All Urban Consumers, a widely followed inflation gauge published by the U.S. Bureau of Labor Statistics, increased by 4.9% from April 2022 to April 2023. The general effects of inflation on the global economy can be wide-ranging, evidenced by rising wages and rising costs of consumer goods and necessities. If the inflation rate continues to increase, this will result in, for example, increases in the cost of fuel, labor and other costs, which will adversely affect our expenses, such as employee compensation which accounts for a significant portion of our operating expenses.

Our fuel purchase, labor and airport operations contracts generally do not provide meaningful price protection against increases in costs. Our current policy is not to enter into transactions to hedge our fuel costs, although we review this policy from time to time based on market conditions and other factors. Accordingly, as of June 30, 2023 and December 31, 2022, we did not have any fuel hedging contracts outstanding to hedge our fuel costs. Additionally, we do not typically enter long-term labor agreements with our pilots or ground service personnel to fix our employee-related costs. We do not intend in the foreseeable future to enter into any future transactions to hedge the cost of fuel, and assuming we do not otherwise fix our labor costs, we will continue to be fully exposed to fluctuations in prices of material operating costs.

The requirements of being a public company may strain SAM’s resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and any rules promulgated thereunder, as well as the rules of the NYSE. The requirements of these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that SAM maintain effective disclosure controls and procedures and internal control for financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight are required, and, as a result, management’s attention may be diverted from other business concerns. These rules and regulations can also make it more difficult for us to attract and retain qualified independent members of the SAM Board. As a public company, we expect to increase the coverage limits of our director and officer liability insurance from $2.5 million to in excess of $20 million, which will likely result in materially higher insurance premiums. The increased costs of compliance with public company reporting requirements and our potential failure to satisfy these requirements could have a material adverse effect on our operations, business, financial condition or results of operations.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company until December 31, 2028, although circumstances could cause us to lose that status earlier, including if the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the end of any second quarter of a fiscal year, in which case we would no longer be an emerging growth company as of the end of such fiscal year and would become an accelerated filer. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (a) (1) the market value of our ordinary shares held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, and (2) our annual revenues equal or exceeded $100 million during such completed fiscal year or (b) the market value of our ordinary shares held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes appearing elsewhere in this prospectus. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the sections entitled “Surf Air’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates” and “Southern’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates”. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses. Significant estimates and judgments involve: valuation of our share-based compensation, fair value measurements of our debt and equity transactions; and income taxes. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our Common Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. Statements regarding SAM’s future results of operations and financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. Forward-looking statements may be identified by the use of words such as “estimate”, “plan”, “project”, “forecast”, “intend”, “will”, “expect”, “anticipate”, “believe”, “seek”, “target”, “designed to” or other similar expressions that predict or indicate future events or trends, although the absence of these words does not mean that a statement is not forward-looking. SAM cautions readers of this prospectus that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond SAM’s control, that could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, potential benefits and the commercial attractiveness to its customers of SAM’s products and services and the dependence on third-party partnerships in the development of hybrid-electric and fully-electric powertrains, the potential success of SAM’s marketing and expansion strategies. These statements are based on various assumptions, whether or not identified in this prospectus, and on the current expectations of Surf Air’s and Southern’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied upon by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. These forward-looking statements are subject to a number of risks and uncertainties, including:

•	SAM’s future ability to pay contractual obligations and liquidity will depend on operating performance, cash flow and ability to secure adequate financing;

•	SAM’s limited operating history and that SAM has not yet manufactured any hybrid-electric or fully-electric aircraft;

•	the powertrain technology SAM plans to develop does not yet exist;

•	the inability to maintain and strengthen Surf Air’s brand and its reputation as a regional airline;

•	any accidents or incidents involving hybrid-electric or fully-electric aircraft;

•	the inability to accurately forecast demand for products and manage product inventory in an effective and efficient manner;

•

the dependence on third-party partners and suppliers for the components and collaboration in SAM’s development of hybrid-electric and fully-electric powertrains, and any interruptions, disagreements or delays with those partners and suppliers;

•	the inability to execute business objectives and growth strategies successfully or sustain SAM’s growth;

•	the inability of SAM’s customers to pay for SAM’s services;

•	the inability of SAM to obtain additional financing or access the capital markets to fund its ongoing operations on acceptable terms and conditions;

•	the outcome of any legal proceedings that might be instituted against Surf Air, Southern or SAM;

•	changes in applicable laws or regulations, and the impact of the regulatory environment and complexities with compliance related to such environment; and

•	other risks and uncertainties indicated in this prospectus, including those indicated under the section entitled “Risk Factors”.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

All forward-looking statements included herein attributable to any of SAM, Surf Air, Southern or any person acting on any party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Surf Air and Southern undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

There may be events in the future that SAM, Surf Air and Southern are not able to predict accurately or over which they have no control. The section in this prospectus entitled “Risk Factors”, “Surf Air’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Southern’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by SAM in such forward-looking statements.

MARKET AND INDUSTRY DATA

This prospectus includes industry position and industry data and estimates that have been obtained or derived from independent consultant reports, publicly available information, various industry publications and other industry sources. Some data are also based on good faith estimates, which are derived from internal company analyses or review of internal company reports as well as the independent sources referred to above. Although we believe that the information on which these estimates of industry position and industry data are based are generally reliable, the accuracy and completeness of this information is not guaranteed and they have not independently verified any of the data from third-party sources nor have they ascertained the underlying economic assumptions relied upon therein. Our internal company reports have not been verified by any independent source. Statements as to industry position are based on market data currently available. While we are not aware of any misstatements regarding the industry data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Among other items, certain of the market research included in this prospectus was published prior to the outbreak of COVID-19 and did not anticipate the pandemic or the impact it has had on our industry. We have utilized this pre-pandemic market research in the absence of updated sources. These and other factors could cause results to differ materially from those expressed in these publications and reports.

USE OF PROCEEDS

The Selling Stockholder may, or may not, elect to sell shares of our Common Stock covered by this prospectus. To the extent the Selling Stockholder chooses to sell shares of our Common Stock covered by this prospectus, we will not receive any proceeds from any such sales of our Common Stock. See the section entitled “Principal and Selling Stockholder”.

DIVIDEND POLICY

The payment of cash dividends in the future will be dependent upon SAM’s revenue and earnings, if any, capital requirements and general financial condition. The SAM Board currently intends to retain any future earnings to support operations and to finance the growth and development of SAM’s business and does not intend to pay cash dividends on its Common Stock for the foreseeable future. The payment of any cash dividends will be within the discretion of the SAM Board.

ADDITIONAL TRANSACTIONS

Unless the context otherwise requires, all references to “the Company” or “Surf Air” are to the business and operations of Surf Air Global Limited and its consolidated subsidiaries, references to “Southern” are to the business and operations of Southern Airways Corporation and its consolidated subsidiaries and references to “we”, “us”, “our” or “SAM” in this section are to the business and operations of SAM and its consolidated subsidiaries following the Internal Reorganization, the Southern Acquisition and listing.

The Internal Reorganization

As of June 20, 2023, Surf Air had the following issued and outstanding:

•	39,910,374 ordinary shares, par value $0.001 (“Ordinary Shares”);

•

1,866,056 Founder Preferred Shares, 1,380,217 Class A-1 Preferred Shares, 1,197,296 Class A-2 Preferred Shares, 6,206,269 Class A-3 Preferred Shares, 552,804 Class A-4 Preferred Shares, 15,435,542 Class A-5 Preferred Shares, 14,934,552 Class B-1 Preferred Shares, 24,205,002 Class B-2 Preferred Shares, 1,464,728 Class B-3 Preferred Shares, 3,671,818 Class B-4 Preferred Shares, 25,356,068 Class B-5 Preferred Shares, 138,585,651 Class B-6a Preferred Shares, and 76,575,610 Class B-6s Preferred Shares (together, the “Surf Air Preferred Shares”);

•

warrants to purchase up to 805,823 Class B-2 Preferred Shares at an exercise price of $1.7068 (collectively, the “Class B-2 Preferred Warrants”), warrants to purchase up to 410,123 Class B-3 Preferred Shares at an exercise price of $1.7068 (collectively, the “Class B-3 Preferred Warrants”), warrants to purchase up to 1,493,015 Class B-4 Preferred Shares at an exercise price of $1.7068 (collectively, the “Class B-4 Preferred Warrants”) and warrants to purchase up to 106,419,406 Ordinary Shares at a weighted average exercise price of $0.01 (collectively, the “Ordinary Warrants” and, together with the Class B-2 Preferred Warrants, the Class B-3 Preferred Warrants and the Class B-4 Preferred Warrants, the “Surf Air Warrants”);

•

approximately $11.6 million (in principal and interest) of 22% convertible notes, approximately $0.7 million (in principal and interest) of 6.25% convertible notes and an approximately $0.5 million (in principal) SAFE-T Note (the “Surf Air Convertible Securities”);

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39,059,899 Ordinary Shares issuable upon exercise of stock options outstanding pursuant to the Surf Air Global Limited 2016 Equity Incentive Plan (the “2016 Plan”), with a weighted average exercise price of $0.16 per share (the “Surf Air Options”); and

•

245,314,367 Ordinary Shares issuable in connection with (i) restricted share units, (ii) restricted share purchase agreements, and (iii) the vesting and settlement of restricted share grant agreements, in each case pursuant to the 2016 Plan (the “Surf Air RSU awards”).

Upon the effectiveness of the Internal Reorganization, Surf Air effected the following transactions (the “Conversions”):

•	all Surf Air Preferred Shares converted into Ordinary Shares in accordance with their terms;

•

all Surf Air Warrants that have not expired or otherwise been canceled as a result of the Internal Reorganization were given the option to exercise each Surf Air Warrant for cash or on a cashless basis. If the holder elects not to exercise the applicable Surf Air Warrant, the Surf Air Warrant will remain outstanding but will be exercisable for a number of shares of SAM common stock (rather than Surf Air Ordinary Shares) equal to the number of shares that would have been issued had the Surf Air Warrant been exercised Immediately prior to the Internal Reorganization and the Surf Air Ordinary Shares subject to the Surf Air Warrant were then exchanged for SAM Common Stock;

•

all Surf Air Convertible Securities that will not expire or be canceled as a result of the Internal Reorganization were canceled and extinguished (to the extent not converted) for the right to receive a number of shares equal to the number of Ordinary Shares that would be issued assuming the conversion of the applicable Surf Air Convertible Security;

•

each Ordinary Share (including all ordinary shares issued or issuable upon the foregoing conversions) outstanding as of immediately prior to the Closing of the Internal Reorganization were canceled in exchange for shares of our Common Stock based on the Conversion Ratio (with any vesting conditions applicable to such Ordinary Shares to apply to such shares of our Common Stock);

•

each Surf Air Option was automatically converted into an option to acquire a number of shares of Common Stock (rounded down to the nearest whole share) based on the Conversion Ratio at a per share exercise price for shares of Common Stock issuable upon exercise of such converted option equal to the exercise price per Ordinary Share applicable to the Surf Air Option immediately prior to the Internal Reorganization (rounded up to the nearest whole cent) divided by the Conversion Ratio. Such converted option will otherwise be on substantially the same terms and conditions as the corresponding Surf Air Option; and

•

each Surf Air RSU award were automatically converted into an award with respect to a number of shares of our Common Stock (rounded down to the nearest whole share) based on the Conversion Ratio that will be subject to the same vesting and other terms as the corresponding Surf Air RSU award (with all such RSUs that are then outstanding to become vested upon the listing of our Common Stock).

In connection with the Internal Reorganization, a wholly-owned subsidiary of SAM was merged with and into Surf Air, after which Surf Air became a wholly-owned subsidiary of SAM.

SAFEs

On May 17, 2022 and June 30, 2022 the Company entered into SAFEs with LamVen LLC, Broader Media Holdings, LLC, Park Lane Investments, LLC, Partners for Growth V, L.P. and Palantir Technologies Inc. for an aggregate amount of approximately $49 million (of which approximately $15 million was funded through the cancellation of obligations owing by the Company to a counterparty, approximately $19 million was funded through in-kind services and approximately $15 million was funded in cash). Two additional SAFEs were entered into with individual private investors on September 12, 2022 and January 31, 2023. On June 15, 2023, the Company entered into a SAFE with LamJam LLC for approximately $6.9 million, of which approximately $3.47 million was funded through the cancellation of promissory notes owing by the Company to LamVen LLC and $3.47 million was funded in cash. LamVen LLC, Broader Media Holdings, LLC, Park Lane Investments, LLC, Partners for Growth V, L.P., Palantir Technologies Inc., LamJam LLC and the two private investors, are, together, the “SAFE holders”. The SAFEs provide, among other things, for the conversion of such SAFEs into Ordinary Shares in connection with a public listing. Upon the effectiveness of the Internal Reorganization, the Company irrevocably transferred, assigned and conveyed to SAM all of the Company’s rights, interests, and obligations under the SAFEs and holders of SAFE notes will be entitled to receive SAM Common Stock upon conversion of the SAFEs in connection with the listing based on a conversion price equal to 65% of the initial listing price.

Southern Acquisition

Immediately prior to the listing and after the consummation of the Internal Reorganization, SAM effected the Southern Acquisition, whereby a wholly-owned subsidiary of SAM merged with and into Southern, after which Southern became a wholly-owned subsidiary of SAM. Pursuant to the Southern Acquisition, Southern stockholders received 16,250,000 shares of our Common Stock.

Following the Internal Reorganization and Southern Acquisition, (i) Surf Air and Southern are wholly-owned subsidiaries of SAM, (ii) the security holders of Surf Air (including the SAFE holders) and Southern are security holders of SAM, and (iii) SAM owns directly or indirectly all of the equity securities, assets, business and operations of each of Surf Air and Southern. SAM is a publicly traded company.

SURF AIR’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to the “Company”, “Surf Air”, “we” or “our” refer to Surf Air Global Limited and its consolidated subsidiaries, which includes SAM. Unless otherwise indicated, all dollar amounts are set forth in thousands, except share and per share data.

The following discussion and analysis is intended to help the reader understand Surf Air’s results of operations and financial condition. This discussion and analysis is provided as a supplement to, and should be read in conjunction with, the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and Surf Air’s consolidated financial statements and notes thereto included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to Surf Air’s plans and strategy for Surf Air’s business, includes forward-looking statements that involve risks and uncertainties. Surf Air’s actual results may differ materially from management’s expectations as a result of various factors, including but not limited to those discussed in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements”.

Overview of the Surf Air Business

Surf Air is expanding the category of regional air travel, connecting underutilized regional airports and private terminals with high frequency “commercial-like” air service, using small turboprop aircraft. Surf Air operates primarily in California, and its model is based on its optimization of scheduled routes to meet its customers’ demand. Surf Air currently provides a regional air mobility platform with scheduled routes and on-demand charter flights operated by third-party Part 135 operators and it intends to develop hybrid-electric and fully-electric powertrain technology with its commercial partners to electrify existing fleets, which it believes will reduce operating costs and emissions, starting with a hybrid-electric and a fully-electric variant of the Cessna Grand Caravan EX, one of the most prolific family of aircraft in the single engine turboprop category with approximately 3,000 aircraft in use worldwide. Surf Air’s customers consist of regional business and leisure travelers.

Surf Air generates revenue through the sale of membership products, non-member single seats, or flight products for both scheduled and on-demand flights. Scheduled revenue is derived from membership subscriptions, principally relating to two main categories of membership: All You Can Fly (“AYCF”) and Pay As You Fly (“PAYF”). AYCF membership subscriptions allow members to fly as much as they like over the contract period. The membership fee includes access to scheduled service and the cost of single seat booking. PAYF members pay a membership fee, which enables them to purchase single use vouchers for travel. On-demand service allows customers to book private charter flights on routes specified by the customer.

Internal Reorganization

On July 21, 2023, as contemplated by the Agreement and Plan of Merger and defined as the “Internal Organization” in the final prospectus and registration statement, dated July 25, 2023 (the “Registration Statement”) and filed on July 25, 2023 with the Securities and Exchange Commission (the “SEC”), SAGL Merger Sub Inc., a wholly-owned subsidiary of Surf Air Mobility (“SAM” or “the Registrant”), was merged with and into Surf Air, after which Surf Air became a wholly-owned subsidiary of SAM (the “Internal Reorganization”).

Pursuant to the Internal Reorganization, all ordinary shares of Surf Air outstanding as of immediately prior to the closing, were canceled in exchange for the right to receive shares of SAM Common Stock and all rights to receive ordinary shares of Surf Air (after giving effect to the conversions) were exchanged for shares of SAM Common Stock (or warrants, options or RSUs to acquire SAM Common Stock, as applicable) at a ratio of 22.4 Surf Air shares to 1 share of SAM Common Stock. Such conversions, as they relate to the ordinary shares of Surf Air, and all rights to receive ordinary shares, have been reflected as of all periods presented herein.

On July 25, 2023, SAM’s Registration Statement on Form S-1 and Form S-4 was declared effective by the SEC. As a result SAM became an SEC registrant on July 25, 2023. On July 27, 2023, SAM common stock was listed for trading on the New York Stock Exchange.

2023 Operating Environment

Since 2020, Surf Air has been incurring expenses to support the development of the technology of its digital platform with the aim of providing a delightful, premium flying experience and Surf Air expects these development expenses to continue to be incurred. Additionally, Surf Air is developing hybrid-electric and electric powertrain technologies with its commercial partners to electrify existing fleets and new aircraft. As a result, Surf Air expects to incur significant costs in the future to support development of this technology.

Beginning in early 2020, the effects and potential effects of the global COVID-19 pandemic, including, but not limited to, its impact on general economic conditions, trade and financing markets, changes in customer behavior with regard to air mobility services, and continuity in business operations created significant uncertainty for Surf Air. Surf Air has seen some recovery in on-demand flights from 2021 through the third quarter of 2023, however Surf Air’s business has been and will continue to be affected by many changing economic and other conditions beyond Surf Air’s control, including global events that affect travel behavior. Surf Air has experienced inflationary pressures, which have materially increased Surf Air’s costs for aircraft fuel, wages and benefits and other goods and services critical to its operations during 2022 and 2023 and believes perceived recessionary risks may impact 2023 results. For example, perceived recessionary risks may cause companies and individuals to reduce travel for either professional or personal reasons, and drive higher prices in the supply chain Surf Air relies upon.

As such, the extent to which global events and market inflationary impacts will affect our financial condition, liquidity and future results of operations is uncertain. Given the uncertainty regarding the length of these factors, Surf Air cannot reasonably estimate their impact on its future results of operations, cash flows or financial condition. Surf Air continues to actively monitor its financial condition, liquidity, operations, suppliers, industry and workforce. As Surf Air does not currently, and does not intend in the foreseeable future to, enter into any transactions to hedge fuel costs, or otherwise fix labor costs, Surf Air will continue to be fully exposed to fluctuations in prices of material operating costs.

Key Operating Measures of Surf Air

In addition to the data presented in our consolidated financial statements, we use the following key operating measures commonly used throughout the air transport industry to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions. The following table summarizes key operating measures for each period presented below, which are unaudited.

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2023	2022	Increase/ (Decrease)%		2023	2022	Increase/ (Decrease)%
Scheduled Flight Hours(1)	926	532	394	74%	1,648	1,394	254	18%
On-Demand Flights(2)	533	403	130	32%	987	796	191	24%
Scheduled Passengers(3)	2,238	1,583	655	41%	3,869	3,955	(86)	(2)%
Headcount(4)	88	79	9	11%	88	79	9	11%
Scheduled Departures(5)	720	414	306	74%	1,274	1,061	213	20%

(1)

Scheduled Flight Hours represent actual flight time from takeoff through landing that were flown in the period and excludes departures for maintenance or repositioning events. This metric only measures flight hours for flights that generated scheduled revenue and does not include flight hours for flights that generated on-demand revenue.

(2)	On-Demand Flights represent the number of flights that generate on-demand revenue taken by customers on Surf Air aircraft or third-party operated aircraft during the period.
(3)	Scheduled Passengers represent the number of passengers flown during the period for scheduled service.
(4)	Headcount represents all full-time and part-time employees at the end of the period.
(5)

Scheduled Departures represent the number of takeoffs in the period, agnostic of operator of Surf Air’s services and excludes departures for maintenance or repositioning events. This metric only measures takeoffs that generated scheduled revenue and does not include takeoffs that generated on-demand revenue.

Components of Surf Air’s Results of Operations

The key components of our results of operations include:

Revenue

Surf Air’s revenue is comprised of on-demand trips and scheduled flight services.

On-Demand Revenue

On-demand service allows customers to book an individual flight on routes specified by the customer. Customers can purchase single flights or prepaid, dollar based, credits. Single flights are paid for at booking. Flight credits are paid upon purchase and applied at booking.

The Company utilizes FAA certified independent third-party air carriers in the performance of its charter flights on Surf Air aircraft or on aircraft operated by those air carriers. The Company evaluates whether it is a principal or an agent in contracts involving more than one party by assessing whether it controls the flight services before they are transferred to its customers.

The Company acts as the principal when it controls the services by directing third-party air carriers and operators to provide services to customers on its behalf. The Company controls the services when it is primarily responsible for fulfillment of the flight services obligation to the customer and has pricing discretion. In these arrangements, revenue recognized is the gross amount of the contract consideration paid by customers. When the Company is not primarily responsible for the fulfillment of the flight services, it acts as an agent and therefore recognized revenue is net of amounts paid to third-party air carriers and operators that provide the services. The majority of the On-Demand revenue was recognized on a gross basis. Customers purchase prepaid credits for on-demand services, and the revenue derived from these prepaid credits is recognized when the trip is flown.

Scheduled Revenue

Scheduled revenue is derived from membership subscriptions, principally relating to two main categories of membership subscriptions: AYCF and PAYF.

AYCF membership subscriptions allow members to book unlimited flights over the contract service term (monthly or annually). The membership fee includes the subscription and single seat fees. AYCF membership fees are billed monthly in advance, and revenue is recognized on a month-to-month basis over the service term.

PAYF membership subscriptions allow members to purchase single use vouchers for travel on Surf Air’s scheduled routes. Vouchers sold in a package generally expire twelve months after the purchase date. Vouchers are nonrefundable, not exchangeable for cash, and may not be used for other services. Revenue is recognized for the membership fee and the purchase of vouchers, based on the pattern of voucher usage, or at expiration, whichever comes first.

Operating Expenses

Cost of Revenue, exclusive of depreciation and amortization

Cost of revenue consists of expenditures directly related to delivering services and related facility costs. Service delivery costs are primarily comprised of fees paid to the independent third-party air carriers operating both scheduled flight services and on-demand services when Surf Air is acting as the principal in the arrangement. Additionally, cost of revenue includes all personnel costs for member services and ground concierge staff. Facility costs represent leases and operating costs for stations throughout the scheduled service network. Cost of revenues excludes depreciation and amortization. We anticipate that these costs will fluctuate in absolute dollars over time and as a percentage of revenue due to the anticipated growth of our business.

Technology and Development

Technology and development expense consists of personnel and other costs related to technology development and management efforts, including costs for third-party development resources. Technology and development efforts are focused on enhancing the ease of use and functionality of existing software platforms, as well as the development of new products and services. Technology and development costs are expensed as incurred, except to the extent that such costs are associated with internal-use software development that qualifies for capitalization. Technology and development expense excludes amortization of capitalized costs. We anticipate that these costs will fluctuate in absolute dollars over time due to the anticipated investment in software platforms.

Sales and Marketing

Sales and marketing expense consists primarily of personnel and other costs to support sales and marketing efforts. Personnel costs includes commissions, salaries, and related benefits. Additionally, sales and marketing expense includes expenses associated with promotions of services, advertising, and brand initiatives. We anticipate that these costs will fluctuate in absolute dollars over time and as a percentage of revenue due to the anticipated growth of our business.

General and Administrative

General and administrative expense consists of personnel related costs for all business administrative functions. Additionally, stock-based compensation costs are included in this category for all personnel. Furthermore, professional fees, headquarter rents, and other corporate related expenses are reflected in this category. We expect our general and administrative expenses to increase in absolute dollars over time and to fluctuate as a percentage of revenue due to the anticipated growth of our business, and additional costs associated with becoming a public company.

Depreciation and Amortization

Depreciation expense consists primarily of depreciation of furniture, fixtures, and leasehold improvements. Amortization expense consists of amortization of capitalized software development costs and trademarks.

Other Income/(Expense)

Other income/(expense) primarily consists of interest expense, changes in fair value of financial instruments, gain on extinguishment of debt and other non-operating costs. We expect these expenses to fluctuate in absolute dollars over time with the market or changes in timing and nature of debt costs. Convertible notes, SAFEs, and warrants will be converted at listing and no longer require fair value measurement. The estimated fair values of these financial liabilities were determined utilizing the Probability-Weighted, Expected Return Method and is considered a Level 3 fair value measurement.

Results of Operations

Results of Surf Air’s Operations for the Three Months ended June 30, 2023 and 2022

The following table sets forth our condensed consolidated statements of operations data for the three months ended June 30, 2023 and 2022 (in thousands, except percentages):

	Three Months Ended June 30,		Change
	2023	2022	Inc/(Dec)%
Revenue	$6,195	$4,478	$1,717	38%
Operating expenses:
Cost of revenue, exclusive of depreciation and amortization	7,049	5,948	1,101	19%
Technology and development	816	716	100	14%
Sales and marketing	1,927	1,132	795	70%
General and administrative	9,296	9,479	(183)	(2)%
Depreciation and amortization	261	258	3	1%

Total operating expenses	19,349	17,533	1,816	10%

Operating loss	(13,154)	(13,055)	(99)	(1)%

Other income (expense):
Changes in fair value of financial instruments carried at fair value, net	(30,404)	(9,378)	(21,026)	(224)%
Interest expense	(525)	(165)	(360)	(218)%
Gain (loss) on extinguishment of debt	(389)	3,959	(4,348)	(110)%
Other expense	(48)	(114)	66	58%

Total other income (expense), net	(31,366)	(5,698)	(25,668)	(450)%

Loss before income taxes	(44,520)	(18,753)	(25,767)	(137)%
Income tax expense (benefit)	—	—	—	0%

Net loss	$(44,520)	$(18,753)	$(25,767)	(137)%

Revenue

Revenue increased by $1.7 million, 38%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. The increase in revenue was attributable to the following changes in on-demand and scheduled revenues (in thousands, except percentages):

	Three Months Ended June 30,		Change
	2023	2022	Inc/(Dec)%
On-Demand	$5,147	$3,270	$1,877	57%
Scheduled	1,048	1,208	(160)	(13)%

Total revenue	$6,195	$4,478	$1,717	38%

On-demand revenue increased by $1.9 million, or 57%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. Surf Air conducted 533 on-demand charter flights during the second quarter of 2023 compared to 403 on-demand charter flights during the second quarter of 2022.

The increase in on-demand charter flights was driven by increases in marketing efforts for our on-demand product and service strategy growth. In addition, price per trip increased during the second quarter of 2023 compared to the second quarter of 2022, primarily driven by a shift in customer preference to more expensive aircraft to service charter trips in 2023.

Scheduled revenue decreased by $0.2 million, or 13%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. The decrease was primarily attributable to a decline in our membership subscription base.

Operating Expenses

Cost of Revenue, exclusive of depreciation and amortization

Cost of revenue increased by $1.1 million, or 19%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. The increase was due to the number of charter flights increasing from 533 for the three months ended June 30, 2023 compared to 403 in the three months ended June 30, 2022. This increase was partially offset by lower third party carrier costs as a result of prepayment programs with preferred carriers during the three months ended June 30, 2023.

Technology and Development

Technology and development expenses increased by $0.1 million, or 14%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. The increase was due to research and development costs to develop hybrid-electric technology. Surf Air expects continued increases in expenses in order to support the development of its hybrid-electric and electric powertrain technologies. With the completion of the Company’s direct listing, Surf Air expects development expenses to significantly increase contingent upon the successful consummation of contemplated financings through the SPA with GEM.

Sales and Marketing

Sales and marketing expenses increased by $0.8 million, or 70%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. The increase in sales and marketing was primarily due to increased marketing expenses of $0.4 million related to building brand awareness for the Company’s public listing, and a concerted effort to grow the on-demand product offering, requiring increased salesforce and related commissions of $0.4 million.

General and Administrative

General and administrative expenses decreased by $0.2 million, or 2%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. The decrease in general and administrative expenses was driven by a decrease in stock-based compensation expense of $3.6 million. This decrease was partially offset by an increase in legal expenses of $2.7 million, and an increase in professional service expenses of $0.7 million.

After June 30, 2023, and prior to the Company’s direct listing, the Company’s board of directors determined that the remaining vesting requirements applicable to previously granted executive equity awards had been satisfied, in connection with the Company’s direct listing. This will result in the recognition of $21.8 million in previously unrecognized stock-based compensation expense during the third quarter of 2023.

Depreciation and Amortization

Depreciation and amortization expenses were flat period over period, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022.

Other Income/(Expense)

Other expense, net increased from $5.7 million for the three months ended June 30, 2022 to other expense, net of $31.4 million for the three months ended June 30, 2023. This was a result of increases in fair value of financial debt instruments of $21.0 million, mainly driven by an increase in the fair market value of SAFE notes issued by Surf Air of $17.9 million, an increase in the fair market value of derivative liabilities of $7.8 million, and a decrease in the fair market value of certain convertible notes of $4.7 million. In addition, we incurred a loss of $0.4 million from the conversion of term and promissory notes during the three months ended June 30, 2023 compared to a gain of $4.0 million during the three months ended June 30, 2022.

Net Loss

The increase in net loss from the three months ended June 30, 2022 compared to the three months ended June 30, 2023, is primarily attributable to an increase in fair value of financial instruments of $21.0 million, an increase in other expenses due to loss from term and promissory note conversions of $4.3 million, an increase in sales and marketing expense of $0.8 million, an increase in cost of revenue of $1.1 million, and an increase in interest expense of $0.4 million. These items were offset by an increase of $1.7 million in revenue, and a decrease in general and administrative expenses of $0.2 million.

Non-GAAP Financial Measures

Surf Air uses Adjusted EBITDA to identify and target operational results which is beneficial to management and investors in evaluating operational effectiveness. Adjusted EBITDA is a supplemental measure of Surf Air’s performance that is not required by, or presented in accordance with, U.S. GAAP. Adjusted EBITDA is not a measurement of Surf Air’s financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with U.S. GAAP. Surf Air’s calculation of this non-GAAP financial measure may differ from similarly titled non-GAAP measures, if any, reported by other companies. This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Surf Air presents Adjusted EBITDA because it considers this measure to be an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in its industry. Management believes that investors’ understanding of Surf Air’s performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing its ongoing results of operations.

Surf Air calculates Adjusted EBITDA as net income (loss) adjusted for depreciation and amortization, interest expense, income tax expense, stock-based compensation, changes in fair value of financial instruments, and transaction costs.

The following table presents a reconciliation of Adjusted EBITDA to net loss for each of the periods indicated.

	Three Months Ended June 30,
(in thousands)	2023	2022
Net Loss	$(44,520)	$(18,753)
Addback:
Depreciation and amortization	261	258
Interest Expense	525	165
Income tax expense (benefit)	—	—
Share-based compensation expense(1)	1,652	5,262
Changes in fair value of financial instruments(2)	30,404	9,378
Transaction costs(3)	3,868	591

Adjusted EBITDA	$(7,810)	$(3,099)

(1)	Represents non-cash expenses related to equity-based compensation programs, which vary from period to period depending on various factors including the timing, number, and the valuation of awards.
(2)

Represents fluctuations in the fair value of financial instruments carried at fair value. The fair values of the convertible notes, preferred stock warrant liabilities, and derivative liabilities were based on the values of the notes, warrants, and derivatives upon conversion due to the weighted probability associated with certain events.

(3)	Represents costs related to a public company transaction, including accounting, legal, and listing costs.

Results of Operations

Results of Surf Air’s Operations for the Six Months ended June 30, 2023 and 2022

The following table sets forth our consolidated statements of operations data for the six months ended June 30, 2023 and 2022 (in thousands, except percentages):

	Six Months Ended June 30,		Change
	2023	2022	Inc/(Dec)%
Revenue	$11,702	$9,296	$2,406	26%
Operating expenses:
Cost of revenue, exclusive of depreciation and amortization	13,699	11,268	2,431	22%
Technology and development	1,629	1,458	171	12%
Sales and marketing	3,321	2,263	1,058	47%
General and administrative	17,736	18,077	(341)	(2)%
Depreciation and amortization	519	515	4	1%

Total operating expenses	36,904	33,581	3,323	10%

Operating loss	(25,202)	(24,285)	(917)	(4)%

Other income (expense):
Changes in fair value of financial instruments carried at fair value, net	(38,500)	(10,304)	(28,196)	(274)%
Interest expense	(697)	(524)	(173)	(33)%
Gain (loss) on extinguishment of debt	(389)	5,951	(6,340)	(107)%
Other expense	(305)	(238)	(67)	(28)%

Total other income (expense), net	(39,891)	(5,115)	(34,776)	(680)%

Loss before income taxes	(65,093)	(29,400)	(35,693)	(121)%
Income tax expense (benefit)	—	—	—	0%

Net loss	$(65,093)	$(29,400)	$(35,693)	(121)%

Revenue

Revenue increased by $2.4 million, 26%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. The increase in revenue was attributable to the following changes in on-demand and scheduled revenues (in thousands, except percentages):

	Six Months Ended June 30,		Change
	2023	2022	Inc/(Dec)%
On-Demand	$9,822	$6,827	$2,995	44%
Scheduled	1,880	2,469	(589)	(24)%

Total revenue	$11,702	$9,296	$2,406	26%

On-demand revenue increased by $3.0 million, or 44%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. Surf Air conducted 987 on-demand charter flights during the first six months of 2023 compared to 796 on-demand charter flights during the first six months of 2022.

The increase in on-demand charter flights was driven by increases in marketing efforts for our on-demand products and other service offerings. In addition, price per trip increased during the first six months of 2023 compared to the first six months of 2022, primarily driven by a shift in customer preference to more expensive aircraft to service charter trips in 2023.

Scheduled revenue decreased by $0.6 million, or 24%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. The decrease was primarily attributable to a decline in our membership subscription base.

Operating Expenses

Cost of Revenue, exclusive of depreciation and amortization

Cost of revenue increased by $2.4 million, or 22%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. The increase was due to the number of charter flights increasing to 987 in the three months ended June 30, 2023 from 796 for the three months ended June 30, 2023.

Technology and Development

Technology and development expenses increased by $0.2 million, or 12%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. The increase was due to research and development costs to develop hybrid-electric technology. Surf Air expects continued increases in expenses in order to support the development of its hybrid-electric and electric powertrain technologies. With the completion of listing, Surf Air expects development expenses to significantly increase contingent upon the successful consummation of contemplated financings through the SPA with GEM.

Sales and Marketing

Sales and marketing expenses increased by $1.1 million, or 47%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. The increase in sales and marketing was primarily due to a concerted effort to grow the on-demand product offering, requiring increased salesforce and related commissions of $0.7 million. Additionally, increased marketing and filming expenses related to building brand awareness for the Company’s public listing of $0.4 million in the first six months of 2023 contributed to the increase.

General and Administrative

General and administrative expenses were flat period over period, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. A decrease in stock-based compensation expense of

$7.2 million was offset by increases in professional service fees, including audit and legal expenses related to the Company’s public listing, of $6.0 million. In addition, travel expenses and property and other taxes increased by $0.2 million and $0.5 million, respectively. Lastly, there was an increase in dues and subscriptions related to the Company’s public listing of $0.2 million period over period.

After June 30, 2023, and prior to the Company’s direct listing, the Company’s board of directors determined that the remaining vesting requirements applicable to previously granted executive equity awards had been satisfied, in connection with the Company’s direct listing. This will result in the recognition of $21.8 million in previously unrecognized stock-based compensation expense during the third quarter of 2023.

Depreciation and Amortization

Depreciation and amortization expenses were flat period over period, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022.

Other Income/(Expense)

Other expense, net increased from $5.1 million for the six months ended June 30, 2022 to other expense, net of $39.9 million for the six months ended June 30, 2023. This was the result of increases in fair value of SAFE Notes of $23.5 million, derivative liabilities of $8.5 million, and conversion of certain convertible notes to preferred shares of $0.8 million. In addition, we incurred a loss of $0.4 million from the conversion of term and promissory notes during the six months ended June 30, 2023 compared to a gain of $6.0 million during the six months ended June 30, 2022. These were offset by a change in fair market value of certain convertible notes causing an unrealized gain of $3.0 million.

Net Loss

The increase in net loss from the six months ended June 30, 2022 compared to the six months ended June 30, 2023, is primarily attributable to an increase in fair value of financial instruments expense of $28.2 million, a decrease in gain on extinguishment of debt of $6.3 million, an increase in sales and marketing of $1.1 million, and an increase in cost of revenue of $2.4 million. These items were offset by an increase of $2.4 million in revenue.

Adjusted EBITDA

The following table presents a reconciliation of Adjusted EBITDA to net loss for each of the periods indicated.

	Six Months Ended June 30,
(in thousands)	2023	2022
Net Loss	$(65,093)	$(29,400)
Addback:
Depreciation and amortization	519	515
Interest Expense	697	524
Income tax expense (benefit)	—	—
Share-based compensation expense(1)	2,798	9,991
Changes in fair value of financial instruments(2)	38,500	10,304
Transaction costs(3)	5,205	958

Adjusted EBITDA	$(17,374)	$(7,107)

(1)	Represents non-cash expenses related to equity-based compensation programs, which vary from period to period depending on various factors including the timing, number, and the valuation of awards.

(2)

Represents fluctuations in the fair value of financial instruments carried at fair value. The fair values of the convertible notes, preferred stock warrant liabilities, and derivative liabilities were based on the values of the notes, warrants, and derivatives upon conversion due to the weighted probability associated with certain events.

(3)	Represents costs related to a public company transaction, including accounting, legal, and listing costs.

Cash Flow Analysis

The following table presents a summary of our cash flows (in thousands):

	Six Months Ended June 30,
	2023	2022
Net cash provided by (used in):
Operating activities	$(20,622)	$(15,452)
Investing activities	(300)	(6)
Financing activities	23,186	20,632

Net change in cash and cash equivalents and restricted cash	2,264	5,174

Cash Flow from Operating Activities

For the six months ended June 30, 2023, net cash used in operating activities was $20.6 million, driven by a net loss of $65.1 million, partially offset by $2.8 million in non-cash stock based compensation expenses, $38.5 million in non-cash changes in fair value of financial instruments, $1.0 million in accounts payable and accrued expenses, deferred revenue of $1.0 million, depreciation and amortization of $0.5 million, $0.4 million increase in loss on extinguishment of debt, and $0.3 million in accounts receivable and other current assets.

For the six months ended June 30, 2022, net cash used in operating activities was $15.5 million, primarily driven by a net loss of $29.4 million, and a gain on extinguishment of debt of $6.0 million. This was partially offset by $9.9 million in non-cash stock based compensation expenses, and $10.3 million in changes in fair value of financial instruments.

Net cash used in operating activities increased period over period by $5.2 million, driven by a $35.7 million increase in net loss, and a decrease in non-cash stock-based compensation expense of $7.2 million. These were partially offset by an increase of $28.2 million in non-cash changes in fair value of financial instruments, an increase in loss on extinguishment of debt of $6.3 million, an increase in accounts payable and accrued expenses of $2.1 million, an increase in accounts receivable and other current assets of $0.8 million, and an increase in deferred revenue of $0.3 million.

Cash Flow from Investing Activities

For the six months ended June 30, 2023 and the six months ended June 30, 2022, net cash used in investing activities was driven by $0.3 million and $0 million, respectively, of property and equipment costs and software development costs.

Cash Flow from Financing Activities

For the six months ended June 30, 2023, net cash provided financing activities was $23.2 million, primarily from proceeds from borrowings due to related parties of $16.5 million, proceeds from borrowings of SAFE notes of $3.7 million, and issuance of convertible preferred shares of $3.0 million.

For the six months ended June 30, 2022, net cash provided by financing activities was $20.6 million, primarily from proceeds from borrowings of SAFE and convertible notes of $18.1 million, proceeds from borrowings due to related parties of $2.3 million, and from proceeds from the issuance of preferred shares of $0.3 million.

Net cash provided by financing activities increased period over period by $2.6 million, primarily driven by an increase in proceeds from borrowings due to related parties of $14.2 million, and an increase in convertible preferred shares of $2.8 million. These increases were partially offset by a reduction in proceeds from borrowings of SAFE and convertible notes of $14.4 million.

Results of Surf Air’s Operations for the Years Ended December 31, 2022 and 2021

The following table sets forth our consolidated statements of operations data for the years ended December 31, 2022 and 2021 (in thousands, except percentages):

	Year Ended December 31,		Change
	2022	2021	$	%
Revenue	$20,274	$11,798	$8,476	72%
Operating expenses
Cost of revenue, exclusive of depreciation and amortization	24,824	14,495	10,329	71%
Technology and development	3,289	2,964	325	11%
Sales and marketing	5,214	3,773	1,441	38%
General and administrative	36,824	22,864	13,960	61%
Depreciation and amortization	1,027	1,052	(25)	(2)%

Total operating expenses	71,178	45,148	26,030	58%

Operating loss	(50,904)	(33,350)	(17,554)	(53)%

Other income (expense)
Changes in fair value of financial instruments carried at fair value, net	(27,711)	(76)	(27,635)	(36,362)%
Interest expense	(596)	(2,140)	1,544	72%
Gain on extinguishment of debt	5,951	691	5,260	761%
Other expense	(1,102)	(909)	(193)	(21)%

Total other expense, net	(23,458)	(2,434)	(21,024)	(864)%

Net loss	(74,362)	(35,784)	(38,578)	(108)%

Revenue

Revenue increased by $8.5 million, or 72%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase in revenue was attributable to the following changes in on-demand and scheduled revenues (in thousands, except percentages):

	Year Ended December 31,		Change
	2022	2021	$	%
On-Demand	$15,950	$6,445	$9,505	147%
Scheduled	4,324	5,353	(1,029)	(19)%

Total revenue	$20,274	$11,798	$8,476	72%

On-demand revenue increased by $9.5 million, or 147%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. Surf Air conducted 1,093 on-demand charter flights in 2021, which were recognized as a combination of gross and net revenue. Surf Air conducted 1,696 on-demand charter flights during 2022, which were recognized as revenue on a gross basis.

In 2022, Surf Air acted as the principal for on-demand charter flights as we are primarily responsible for fulfillment of the obligation specified in the contract and had the authority to direct the key components of the service, and accordingly revenue recognized was the gross amount of the transaction. In 2021, the majority of the on-demand revenue was recognized on a gross basis.

The comparative increase in on-demand revenue was driven by the new on-demand product and service strategy that drove increased demand in 2022 and gross revenue recognition. On-demand revenue also increased as a result of increased pricing due to rising fuel costs.

Scheduled revenue decreased by $1.0 million, or 19%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. Surf Air flight hours decreased from 3,469 to 2,524, or 27%, from 2021 to 2022. In the second quarter of 2022, Surf Air transitioned to a new independent Part 135 operator, requiring a reduction in scheduled offerings. The transition reduced second and third quarter 2022 scheduled flights due to delays in FAA processes and conformity of the Surf Air fleet onto the new operator’s certificate. Surf Air has completed conformity of its fleet to the new operator and scheduled flight levels resumed in late fall of 2022. Decreases in flight hours flown were offset by positive impacts from increased pricing of the AYCF product. The increase was driven by increased pricing in 2022 as the introductory pricing of $999 per month in 2021 for the AYCF product was no longer offered in 2022.

Operating Expenses

Cost of Revenue, exclusive of depreciation and amortization

Cost of revenue increased by $10.3 million, or 71%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase was primarily due to increased third party operator pricing driven by increases in fuel costs. Additionally, the new on-demand product and service strategy drove gross recognition of costs. This was offset by a slight decrease in cost of revenue for the scheduled service driven by lower flight hours.

Technology and Development

Technology and development expenses increased by $0.3 million, or 11%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase was due to research and development costs for hybrid technology. Surf Air expects to incur significant costs in the future to support development of its powertrain technology. Surf Air expects development expenses to increase following the completion of the listing and Surf Air’s successful consummation of additional financings.

Sales and Marketing

Sales and marketing expenses increased by $1.4 million, or 38%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase in sales and marketing was primarily due to a new on-demand product launch requiring increased salesforce and related commissions, and growth marketing investment to drive growth.

General and Administrative

General and administrative expenses increased by $14.0 million, or 61%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase in general and administrative expenses was primarily driven by increases in stock-based compensation expense of $9.3 million and increases in labor-related costs of $2.4 million.

Depreciation and Amortization

Depreciation and amortization were flat period over period.

Other Income/(Expense)

Other income/(expense) increased by $21.0 million for the year ended December 31, 2022, compared to the year ended December 31, 2021. This increase was driven by an increase in fair value of financial instruments of $27.6 million, driven mainly by the overall value of the Company and the expected value of conversion or redemption of financial instruments, consisting of convertible notes of $12.3 million, SAFEs of $12.8 million, preferred stock and warrants of $2.5 million. The fair values of the convertible notes, preferred stock warrant liabilities, and SAFEs were based on the values of the notes, warrants, and derivatives upon conversion due to the weighted probability associated with certain events, which in the Company’s case, would be the sale of the Company or becoming a public company.

Significant unobservable inputs used in the valuation models as of December 31, 2022 and 2021 included public listing probability, SPAC probability, lack of marketability, discount rates used in the sale scenario for debt instruments, discount rates used in the public listing scenario, discount rates used in the SPAC scenario and probability weight volatility.

The probability of a public listing increased significantly from 2021, due to the completion of required PCAOB audits, the filing of an S-1, and strides in public readiness efforts.

These increases were offset by $5.3 million in gains on extinguishment of debt related to the conversion of a term note to a SAFE and settlements of vendor payables for equity, and a decrease in interest expense of $1.5 million driven by term notes that were converted to convertible notes.

Net Loss

The increase in net loss from the year ended December 31, 2021, to December 31, 2022, is primarily attributable to an increase in fair value of financial instruments of $27.6 million, an increase in stock-based compensation expense of $9.3 million, an increase in labor-related costs of $2.4 million, and an increase in cost of revenue of $10.3 million. These items were offset by an increase of $8.5 million in revenue and $5.3 million in gains on extinguishment of debt.

Non-GAAP Financial Measures

Surf Air uses Adjusted EBITDA to identify and target operational results which is beneficial to management and investors in evaluating operational effectiveness. Adjusted EBITDA is a supplemental measure of Surf Air’s performance that is not required by, or presented in accordance with, U.S. GAAP. Adjusted EBITDA is not a measurement of Surf Air’s financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with U.S. GAAP. Surf Air’s calculation of this non-GAAP financial measure may differ from similarly titled non-GAAP measures, if any, reported by other companies. This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Surf Air presents Adjusted EBITDA because it considers this measure to be an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in its industry. Management believes that investors’ understanding of Surf Air’s performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing its ongoing results of operations.

Surf Air calculates Adjusted EBITDA as net income (loss) adjusted for depreciation and amortization, interest expense, income tax expense, PPP Loans, stock-based compensation, changes in fair value of financial instruments, and transaction costs.

The following table presents a reconciliation of Adjusted EBITDA to net loss for each of the periods indicated.

	Year Ended December 31,
(in thousands)	2022	2021
Net income (loss)	$(74,362)	$(35,784)
Addback:
Depreciation and amortization	1,027	1,052
Interest expense	596	2,140
Income tax expense (benefit)	—	—
PPP Loans(1)	—	(718)
Share-based compensation expense(2)	12,452	3,191
Changes in fair value of financial instruments(3)	27,711	76
Transaction costs(4)	4,828	—

Adjusted EBITDA	$(27,748)	$(30,043)

(1)	Represents an adjustment for PPP Loans provided to Surf Air. For the year ended December 31, 2021, Surf Air received a PPP Loan of $717,500, which has been forgiven in full.
(2)	Represents non-cash expenses related to equity-based compensation programs, which vary from period to period depending on various factors including the timing, number, and the valuation of awards.
(3)

Represents fluctuations in the fair value of financial instruments carried at fair value. The fair values of the convertible notes, preferred stock warrant liabilities, and derivative liabilities were based on the values of the notes, warrants, and derivatives upon conversion due to the weighted probability associated with certain events.

(4)	Represents costs related to a public company transaction, including accounting, legal, and listing costs.

Cash Flow Analysis

The following table presents a summary of our cash flows (in thousands):

	Year Ended December,
	2022	2021
Net cash provided by (used in):
Operating activities	$(28,037)	$(23,930)
Investing activities	(298)	(261)
Financing activities	27,673	18,253

Net change in cash and cash equivalents	(662)	(5,938)

Cash Flow from Operating Activities

For year ended December 31, 2022, net cash used in operating activities was $28.0 million, driven by $34.2 million in operating losses and $4.8 million in public readiness transaction costs. This was offset by decreases of $7.1 million in accounts payable and other liabilities and $3.9 million in prepaid charter credits.

For the year ended December 31, 2021, net cash used in operating activities was $23.9 million, driven by $32.2 million in operating losses and increases of $0.4 million in prepaid expenses and other current assets. This was offset by $2.1 million in deferred revenue of prepaid charter credits and decreases of $6.2 million in accounts payable and accrued liabilities, and $0.3 million in accounts receivable.

Net cash used in operating activities increased period over period by $4.1 million, driven by an increase of $4.8 million in public company readiness transaction costs, an increase of $2.0 million in operating losses, and an increase of $0.4 million in prepaid expenses and other current assets. This was offset by a decrease of $0.8 million in accounts payable and accrued liabilities, a $1.9 million decrease in prepaid charter credits, and a $0.4 million decrease in accounts receivable.

Cash Flow from Investing Activities

For the year ended December 31, 2022, net cash used in investing activities was driven by software development costs of $0.2 million and property and equipment $0.1 million.

For the year ended December 31, 2021, net cash used in investing activities was driven by purchases of $0.1 million of property and equipment costs and $0.1 million in software development costs.

Cash Flow from Financing Activities

For the year ended December 31, 2022, net cash provided by financing activities were $27.7 million, driven by the proceeds from borrowings of convertible securities of $15.1 million, proceeds from borrowings of convertible notes of $4.0 million, borrowings from to related parties of $7.1 million and the proceeds from the issuance of preferred shares of $1.4 million.

For the year ended December 31, 2021, net cash provided by financing activities was $18.3 million, driven by the proceeds from the issuance of preferred shares of $14.8 million and the proceeds from borrowings of convertible securities of $3.5 million.

Net cash provided by financing activities increased period over period by $9.4 million, driven by increased proceeds from borrowings of convertible securities of $11.6 million, increased proceeds from borrowings of convertible notes of $4.0 million, and $7.1 million from increased borrowings due to related parties, offset by a reduction in proceeds from the issuance of preferred shares of $13.3 million.

Liquidity and Capital Resources

The Company has incurred losses from operations, negative cash flows from operating activities and has a working capital deficit. The Company is currently in default of certain excise and property taxes. On May 15, 2018, the Company received a notice of a tax lien filing from the Internal Revenue Service (“IRS”) for unpaid federal excise taxes for the quarterly periods beginning October 2016 through September 2017 in the amount of $1.9 million, including penalties and interest as of the date of the notice. The Company agreed to a payment plan (“Installment Plan”) whereby the IRS would take no further action and remove such liens at the time such amounts have been paid. In 2019, the Company defaulted on the Installment Plan. Defaulting on the Installment Plan can result in the IRS nullifying such plan, placing the Company in default and taking collection action against the Company for any unpaid balance. The Company’s total outstanding federal excise tax liability including accrued penalties and interest of approximately $6.6 million is included in accrued expenses on the balance sheet as of June 30, 2023. In May 2023, the Company made a payment to the IRS totaling $0.2 million. The Company intends to negotiate with the IRS to reduce the amount owed and/or apply for a revised installment plan for any amounts left remaining. The Company has also defaulted on its property tax obligations in various California counties in relation to fixed assets, plane usage and aircraft leases. The Company’s total outstanding property tax liability including penalties and interest is approximately $2.1 million as of June 30, 2023.

Additionally, Los Angeles County has imposed a tax lien on four of the Company’s aircraft due to the late filing of its 2022 property tax return. As of June 30, 2023, the amount of property tax, interest and penalties was approximately $0.2 million. The Company is in the process of remediating the late filing and payment of the proper tax due. The Company also owed the city of Hawthorne, California for past due business license fees from 2018 through 2022 in the total of approximately $0.2 million as of December 31, 2022, which, as of June 30, 2023, had been paid. Also, in connection with certain past due rental and maintenance payments under its aircraft leases totaling in aggregate approximately $6.0 million, Surf Air has entered into a payment plan pursuant to which all repayments of the past due amounts are deferred until such time as SAM receives at least $30 million in aggregate funds in connection with any capital contribution, at which time it is required to repay $1 million of such past due payments with an additional $1 million payment due when SAM receives at least $40 million in aggregate funds, with the eventual full repayment of the remaining amounts being required upon the receipt of at least $50 million in capital contributions. Such repayment may be triggered by the PFG Convertible Note Purchase Agreement, the GEM Purchase and/or utilization of the first $25 million of drawdowns or GEM Advances under the Share Subscription Facility when they become available. Subsequent to June 30, 2023, the Company received $8 million under the PFG Convertible Note Purchase Agreement and $25 million from the GEM Purchase. Additionally, the Company has received $7.5 million from GEM for advances under the Share Purchase Agreement.

Surf Air has previously defaulted on various debt and other obligations. During 2017, the Company entered into a loan and security agreement with a commercial lender (the “Lender”), which was subsequently amended and restated in 2018 (the “2017 Term Note”). In connection with these amendments, the Company issued the Lender warrants for a total of up to 4,291,884 Surf Air ordinary shares with an exercise price of $0.01 per ordinary share and expiration dates in 2027 and 2028. In September 2018 in connection with the payment of interest on behalf of the Company, the Company issued a warrant to LamVen for a total of up to 4,447,605 Surf Air ordinary shares with an exercise price of $0.01 per ordinary share and an expiration date of September 15, 2028. On January 31, 2019, the Company defaulted on its obligation to pay the principal and accrued interest due on the 2017 Term Notes. On April 7, 2020, Surf Air entered into a Forbearance Agreement with the Lender, under which the Lender agreed not to exercise any remedies that it had against the Company for any event of default in 2020. On May 1, 2020, the Company further defaulted on the payment of principal and interest required under the Forbearance Agreement and on May 31, 2021, the Company entered into an amendment to the 2017 Term Note under which (1) the Lender agreed to not exercise any remedies that it had against the Company for any event of default in 2020; (2) the maturity date of the 2017 Term Note was extended to December 31, 2021 (the “New Maturity Date”), and (3) interest accrued on the unpaid principal amount of the 2017 Term Note at 12.0%. Subsequent to the New Maturity Date, the outstanding balance of the 2017 Term Note was due on demand. In connection with the 2021 amendment, the Company issued to the Lender a warrant to purchase up to 16,168,295 Surf Air ordinary shares with an exercise price of $0.01 per ordinary share and expiration date of June 9, 2031. On May 17, 2022, the 2017 Term Note was converted, via a payoff letter, into a SAFE note, allowing for the purchase of a total of $15.2 million of the Company’s ordinary shares following a qualifying exchange event, defined as any qualified financing, IPO, direct listing, reverse merger, or change in control. The payoff letter provides that certain security interests in the Company shall immediately terminate upon the occurrence of an exchange event and the Lender will promptly thereafter file the appropriate termination statements with respect to such security interests. The payoff letter provided the Lender, in the event that a qualifying exchange event does not occur by December 31, 2022, an option to reinstate the indebtedness under the 2017 Term that was intended to be repaid by the SAFE note. On May 24, 2023, the payoff letter was amended to extend the option to exchange to July 31, 2023. As a result of the Company’s direct listing, all amounts due under this SAFE note were settled, on contractual terms, via common shares of SAM.

Additionally, in April 2018, the Company entered into a SAFE-T note for $500,000 with a financial institution which the Company defaulted on in July 2019. As of December 31, 2022, the Company remained in default on this SAFE-T note. This instrument was subordinate to the Lender, and therefore had no recourse prior to payment of the 2017 Term Note. In addition, in May 2020, the Company entered into a 6.25% convertible note with a vendor for approximately $541,000, which was subsequently amended in September 2020 and March 2021 to increase the amount of the note to approximately $633,000. In October 2022, the Company amended the note to re-instate the $5,000 monthly payment under the terms of the note. In April 2023, the Company amended the note to extend the maturity to November 1, 2023. As of June 30, 2023, the Company was in default of these payments.

As of May 31, 2023, the Company was also in default in the aggregate amount of approximately $0.1 million on payments under a payment plan entered into in relation to unpaid invoices, as well as certain amounts owed under judgements related to legal proceedings and claims arising in the ordinary course of its business. During June 2023, the Company made $0.1 million in payments to cure these defaults.

The airline industry and the Company’s operations are cyclical and highly competitive. The Company’s success is largely dependent on the ability to raise debt and equity capital, increase its membership base, increase passenger loads, and continue to expand into regions profitably throughout the United States.

The Company’s ability to continue as a going concern is dependent upon its ability to raise additional capital and to maintain revenues and generate profit from operations. The Company has funded its operations and capital needs primarily through the net proceeds received from the issuance of various debt instruments, convertible securities and preferred and common share financing arrangements. A significant amount of funding to date has been provided by entities affiliated with an officer and co-founder of the Company. The Company is evaluating strategies to obtain the additional funding for future operations. These strategies may include, but are not limited to, obtaining additional equity financing, issuing additional debt or entering into other financing arrangements, restructuring of operations to grow revenues and decrease expenses. There can be no assurance that the Company will be successful in achieving its strategic plans or that new financing will be available to the Company in a timely manner or on acceptable terms, if at all. If the Company is unable to raise sufficient financing when needed or events or circumstances occur such that the Company does not meet its strategic plans, the Company will be required to take additional measures to conserve liquidity, which could include, but are not necessarily limited to, reducing certain spending, altering or scaling back development plans, including our key strategic plans to equip regional airline operations with hybrid electric aircraft and reducing funding of capital expenditures, which would have a material adverse effect on the Company’s financial position, results of operations, cash flows and ability to achieve its intended business objectives. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

See the section entitled “Risk Factors — Risks Related to Surf Air’s and Southern’s Financial Position — There is substantial doubt about Surf Air’s ability to continue as a going concern. Surf Air will need additional financing to execute its business plan, to fund its operations and to continue as a going concern” and “Risk Factors — Risks Related to SAM’s Financial Position and Capital Requirements — Surf Air has previously defaulted on its debt and other obligations and there can be no assurance that SAM will be able to fulfill its obligations under any current or future indebtedness it may incur.”

The Company’s prospects and ongoing business activities are subject to the risks and uncertainties frequently encountered by companies in new and rapidly evolving markets. Risks and uncertainties that could materially and adversely affect the Company’s business, results of operations or financial condition include, but are not limited to, the ability to raise additional capital (or financing) to fund operating losses, refinance its current outstanding debt, sustain ongoing operations, the ability to attract and maintain members, the ability to integrate, manage and grow recent acquisitions and new business initiatives, obtain and maintain relevant regulatory approvals, and the ability to measure and manage risks inherent to the Company’s business model.

In addition to the risks and uncertainties associated with the Company’s emerging business model, there continues to be a worldwide impact from the COVID-19 pandemic. The impact of COVID-19 has resulted in changes in consumer and business behavior, pandemic fears, market downturns and restrictions on business and individual activities, which created significant volatility in the global economy and has led to reduced economic activity particularly in the air travel industry. Due to enhanced virtual meeting and teleconferencing technology that has been adopted throughout the COVID-19 pandemic, more people are meeting over virtual meeting platforms than in person, which reduces the need for transportation. Specifically, COVID-19 related disruption in air travel has led to a decrease in membership sales, flight cancellations and significant operational volatility contributing to Surf Air defaulting on certain debt arrangements and amending the terms and conditions of certain debt arrangements, in order to meet liquidity needs.

Surf Air’s capital expenditures in 2022 and the first six months of 2023 were limited to immaterial purchases and internally developed software. Upon Surf Air’s ability to utilize the GEM Advances or obtain alternative funding, Surf Air intends to invest significantly in expansion of its network footprint and in development of electrified powertrain technology and its commercial platform. Expansion of the network will require acquisition of aircraft over the next five years with an expected cost of approximately $1.2 billion. Surf Air has placed an order with TAI, which triggers at listing, for 100 Caravan aircraft with an option for an additional 50 Caravan aircraft, with expected delivery taken over the next five years. Surf Air intends to finance these aircraft through Jetstream Aviation Capital, with which Surf Air currently has a sale-leaseback financing arrangement of up to $450 million, and additional debt facilities that it intends to obtain. See the section entitled “Risk Factors — Risks Related to SAM’s Financial Position and Capital Requirements — SAM has no operating history. Surf Air and Southern’s past financial results may not be a reliable indicator of SAM’s future success”. Surf Air has engaged AeroTEC to develop hybrid-electric and fully-electric STCs for the Cessna Grand Caravan EX in partnership with TAI. A portion of these costs are expected to be capitalized and funded through the GEM Advances.

Critical Accounting Policies and Estimates

The consolidated financial statements of Surf Air are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expense during the reported period.

Our management believes that the accounting estimates listed below are those that are most critical to the portrayal of our financial condition and results of operations, and that require management’s most difficult, subjective and complex judgments in estimating the effect of inherent uncertainties.

Share-Based Compensation

Surf Air accounts for the issuance of ordinary share options, restricted share units (“RSUs”), restricted share purchase agreements (“RSPAs”) and restricted share grant agreements (“RSGAs”) in its consolidated financial statements based on the grant date fair value of the awards. Issuances of RSPAs with promissory notes are accounted for as share options and are measured based on the grant date fair value of the option. Surf Air estimates the fair value of the share options using the Black-Scholes option pricing model. The grant date fair value of share-based awards with service-only conditions is recognized as expense on a straight-line basis in the consolidated statement of operations over the requisite service period, which is generally the vesting period ranging from 12 to 48 months. Forfeitures are recorded as they occur. For awards with performance conditions, Surf Air records compensation expense on a graded-vesting basis when it is deemed probable that the performance condition will be met. For awards with market conditions, the effect of the market conditions is reflected in the fair value measurement and expense, recognized on a graded-vesting basis, and is not reversed to the extent that the market condition is not achieved. Additionally, awards granted to non-employees are accounted for using their grant date fair value and are accounted for in the same manner as awards granted to employees.

Determining the fair value of share-based awards requires judgment. Surf Air’s use of the Black-Scholes option pricing model requires the input of subjective assumptions, including the fair value of Surf Air’s ordinary shares underlying the option award, the expected term of the option, the expected volatility of Surf Air’s ordinary shares, risk-free interest rates and the expected dividend yield of Surf Air’s ordinary shares. The assumptions used in Surf Air’s option pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used Surf Air’s share-based compensation expense could be materially different in the future. Surf Air estimates volatility using the historical volatility of common shares of similar entities. The expected term of options granted represents the period for which the options are expected to be outstanding and is estimated based on an average between the contractual and vesting terms of the awards. The risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the date of grant. Surf Air has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero. Surf Air’s assumptions may change for future grants.

Because there is no public market for Surf Air’s ordinary shares, Surf Air’s board of directors has determined the fair value of the ordinary shares by considering a number of objective and subjective factors including the results of third-party valuations, Surf Air’s actual operating and financial performance, market conditions and performance of comparable publicly traded companies, developments and milestones in Surf Air, the likelihood of achieving a liquidity event and transactions involving Surf Air’s preferred or common shares, among other factors. The effect of these inherent uncertainties make share-based compensation arrangements more difficult, subjective and complex to estimate.

Fair Value Measurements

Surf Air’s financial results reflect a significant number of debt and equity transactions that must be fair valued. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The assumptions used in Surf Air’s valuation models represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, Surf Air’s results could reflect material fluctuation in Changes in fair value of financial instruments carried at fair value, net on the Consolidated Statement of Operations.

Fair value measurements are based on a fair value hierarchy, based on three levels of inputs, of which the first two are considered observable and the last unobservable, which are the following:

Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level 2	Inputs other than quoted prices included in Level 1, that are observable for the asset or liability, either directly or indirectly, such as quoted market prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3	Inputs are unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

Assets and liabilities are classified in the hierarchy based on the lowest level of input that is significant to the fair value measurement. Surf Air’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

Surf Air measures the fair value of certain long-lived assets including finite-lived intangible assets on a nonrecurring basis, when such assets are required to be written down to fair value if impaired. Such fair values are classified within Level 3 of the fair value hierarchy, as the valuations contain significant unobservable inputs, including assumptions of the present value of future cash flows, the use of these assets, as well as estimated disposition value.

Surf Air’s convertible securities and Simple Agreements for Future Equity (“SAFE”) notes are carried at fair value. SAFE notes are financial instruments whereby an investor provides an investment into Surf Air, and the note is subsequently converted into a preferred equity security at a discount to the price paid by other investors when and if a preferred equity is issued through a qualifying capital raise. Due to certain provisions included in the agreements for these instruments, they are classified as liabilities. Additionally, Surf Air elected the fair value option for certain convertible notes and SAFE notes, which requires them to be remeasured to fair value each period. If factors change and different assumptions are used, Surf Air’s results could reflect material fluctuation in Changes in fair value of financial instruments carried at fair value, net on the Consolidated Statements of Operations.

Income Taxes

The determination of tax strategies and positions, along with accounting for related income taxes requires interpretation of various federal and state tax policies and assessment of the likelihood of various outcomes. Management believes that accounting for income taxes requires difficult, subjective and complex judgments and defenses. Income taxes are accounted for under the asset and liability method in accordance with U.S. GAAP. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The likelihood of realizing the tax benefits related to a potential deferred tax asset is evaluated, and a valuation allowance is recognized to reduce that deferred tax asset if it is more likely than not that all or some portion of the deferred tax asset will not be realized.

Deferred tax assets and liabilities are calculated at the beginning and end of the period. The change in the sum of the deferred tax asset, valuation allowance and deferred tax liability during the period generally is recognized as a deferred tax expense or benefit. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Surf Air determines whether a tax position taken or expected to be taken in a tax return is to be recognized in the consolidated financial statements when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The amount recognized is subject to estimation and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized. For tax positions meeting the more likely than not threshold, the tax amount recognized in the consolidated financial statements is reduced by the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. Surf Air recognizes interest and penalties accrued related to unrecognized tax benefits, if any, in its income tax expense in the accompanying Consolidated Statement of Operations.

JOBS Act

Surf Air currently qualifies as an “emerging growth company” under the JOBS Act. Accordingly, Surf Air has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. Surf Air’s utilization of these transition periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the transition periods afforded under the JOBS Act.

SOUTHERN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to “Southern” refers to Southern Airways Corporation and its consolidated subsidiaries. Unless otherwise indicated, all dollar amounts are set forth in thousands, except share and per share data.

The following discussion and analysis is intended to help the reader understand Southern’s results of operations and financial condition. This discussion and analysis is provided as a supplement to, and should be read in conjunction with, the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and Southern’s consolidated financial statements and notes thereto included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to Southern’s plans and strategy for Southern’s business, includes forward-looking statements that involve risks and uncertainties. Southern’s actual results may differ materially from management’s expectations as a result of various factors, including but not limited to those discussed in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Overview of Southern’s Business

Founded in 2013 and headquartered in Palm Beach, Florida, Southern is a commuter airline currently serving 40 U.S. cities across six U.S. time zones. Southern operates a fleet of 50 aircraft, including the Cessna Caravan, the King Air Super 200, Pilatus PC-12, Tecnam Traveler and the Saab 340B. As of June 30, 2023, Southern is the largest passenger operator of Cessna Caravans in the United States by scheduled departures. It served over 400,000 customers with nearly 75,000 departures in 2022.

Southern has seen substantial growth resulting from its commitment to the individual passenger, recognized in its company mantra, “Every Passenger, Every Day, Every Flight”. Southern operates the largest commuter airline in the United States by scheduled departures, safely carrying hundreds of thousands of passengers per year. Southern, along with its Hawaiian brand, Mokulele Airlines, operates over 200 daily departures stretching from Nantucket to Hawaii.

Southern provides both seasonal and full-year scheduled passenger air transportation service with select routes subsidized by the U.S. federal government under the Essential Air Service (“EAS”) program. The EAS program was created to ensure small communities in the United States can maintain a minimum level of scheduled air services.

Southern earns revenue from sales of tickets for scheduled passenger flight service, as well as charter flights and tours. These sales are generally paid for via credit card. Southern also earns revenue generated by third-party travel booking sites and travel agencies.

Additionally, Southern earns revenue from various ancillary services such as baggage fees, reservation change fees and pet (carry-on) fees. These types of fees are standard within the aviation industry.

2023 Operating Environment

Beginning in early 2020, effects and potential effects of the global COVID-19 pandemic, including, but not limited to, its impact on general economic conditions, trade and financing markets, changes in customer behavior with regard to air mobility services and continuity in business operations created significant uncertainty for Southern. The spread of COVID-19 also disrupted the manufacturing, delivery and overall supply chain of aircraft manufacturers and suppliers and has led to a global decrease in aircraft sales in markets around the world. Southern may be impacted by fluctuations in new and used aircraft markets as it acquires aircraft to supply capacity for its business. Initially in 2020, the COVID-19 pandemic caused a decrease in demand for Southern’s air mobility services, the impact of which is more fully described in the sections entitled, “Risk Factors” and “— Liquidity and Capital Resources.”

Southern has seen partial recovery in demand from 2021 through the second quarter of 2023, however Southern’s business has been and will continue to be affected by many changing economic and other conditions beyond Southern’s control, including global events that affect travel behavior. Additionally, Southern has experienced inflationary pressures, which have materially increased Southern’s costs for aircraft fuel, wages and benefits and other goods and services critical to its operations during 2022 and 2023 and believes perceived recessionary risks will continue to impact 2023 results. For example, perceived recessionary risks may cause companies and individuals to reduce travel for either professional or personal reasons, and drive higher prices in the supply chain Southern relies upon. As Southern does not currently, and does not intend in the foreseeable future to, enter into any transactions to hedge fuel costs, or otherwise fix labor costs, Southern will continue to be fully exposed to fluctuations in prices of material operating costs. In addition, Southern incurred greater than expected losses and negative cash flows from operating activities during the second quarter of 2023 due to inefficient aircraft utilization, primarily caused by an underutilization of pilots and a shortage of maintenance personnel and critical aircraft components, which, in aggregate, have challenged the Company’s ability to serve its customers as desired and, in turn, cover expenses. In June 2023, Southern finalized the sale of an aircraft with a transaction price of $1.4 million, of which $1.2 million was used to repay principal and accrued interest on a portion of a loan with Clarus Capital I Funding LLC, including payment of certain transaction-related expenses. The Company received the remaining $0.2 million in cash and recognized a gain of approximately $0.2 million from the sale of the aircraft.

As such, the extent to which global events and market inflationary impacts will affect Southern’s financial condition, liquidity and future results of operations is uncertain. Given the uncertainty regarding the length of these factors, Southern cannot reasonably estimate their impact on its future results of operations, cash flows or financial condition. Southern continues to actively monitor its financial condition, liquidity, operations, suppliers, industry and workforce.

Key Operating Measures of Southern

In addition to the data presented in Southern’s consolidated financial statements, Southern uses the following key operating measures commonly used throughout the air transport industry to evaluate its business, measure its performance, develop financial forecasts, and make strategic decisions. The following table summarizes Southern’s key operating measures for each period presented below, which are unaudited.

	Six Months Ended June 30,		Change		Three Months Ended June 30,		Change
	2023	2022	Inc	%	2023	2022	Inc	%
Scheduled Flight Hours(1)	35,315	32,054	3,261	10%	17,650	17,155	495	3%
Scheduled Passengers(2)	195,316	213,130	(17,814)	(8)%	97,344	117,670	(20,326)	(17)%
Headcount(3)	679	615	64	10%	679	615	64	10%
Scheduled Departures(4)	34,502	36,370	(1,868)	(5)%	16,832	19,283	(2,451)	(13)%

(1)

Scheduled Flight Hours represent flight time from takeoff through landing that were flown in the period and excludes departures for maintenance or repositioning events. This metric only measures flight hours for flights that generated passenger revenue and does not include flight hours for flights that generated charter revenue.

(2)	Scheduled Passengers represent the number of passengers flown during the period for scheduled service.
(3)	Headcount represents all full-time and part-time employees at the end of the period.
(4)

Scheduled Departures represent the number of takeoffs in the period and excludes departures for maintenance or repositioning events. This metric only measures departures that generated passenger revenue and does not include departures that generated charter revenue.

Components of Southern’s Results of Operations

The key components of Southern’s results of operations include:

Revenues

Southern’s revenues are comprised of passenger ticket sales on scheduled routes, chartered flights and other services. Southern’s scheduled service offerings include market-based and subsidized routes, which consist of Southern’s EAS routes and other routes funded through government subsidies. The chartered service offering reflects individual flights on Southern’s fleet of aircraft.

Passenger Revenue

Direct passenger revenue consists of single seat tickets for scheduled flight service. Tickets are refundable within 24 hours of purchase for flights scheduled to take place more than one week out, or when flights are changed, interrupted, or otherwise canceled. Direct passenger sales revenues are recognized when the flights are completed or when tickets expire (generally within one year from the date of purchase).

Essential Air Services (“EAS”) and Other Subsidy Revenue

EAS revenue is derived from operating scheduled passenger flight service on certain routes, which are subsidized by the U.S. DOT under its EAS program. The EAS program was enacted in 1978 to ensure small communities in the United States can maintain a minimum level of scheduled air services. Contracts under this program are typically two to four years in duration and include commitments to fly a specific number of times annually to each location. Revenue from EAS subsidies is recognized monthly. Revenue from sales of tickets on flights subsidized by the EAS program is recognized in direct passenger revenue and is recognized when the flights are completed. Other subsidy revenue represents subsidies received by Marianas for providing scheduled route services for Saipan, Tinian, Rota and Guam under the Incentive Agreement with the Commonwealth of the Northern Mariana Islands. Due to the termination of the Incentive Agreement, Southern ceased serving the Mariana Islands as of April 1, 2023.

Charter Revenue

Charter service allows customers to book an entire aircraft that is not part of scheduled service and is tailored to the needs of the customer. The customer will specify the date, time and route for the flight purchased.

Southern utilizes FAA-certified independent third-party air carriers in the performance of charter flights on Southern’s own fleet of aircraft or on aircraft operated by those independent third-party air carriers. Southern evaluates whether it is a principal or an agent in contracts involving more than one party by assessing whether it controls the flight services before they are transferred to its customers.

Southern acts as the principal when it controls the services by directing third-party air carriers and operators to provide services to customers on its behalf. Southern controls the services when it is primarily responsible for fulfillment of the flight services obligation to the customer and has pricing discretion. In these arrangements, revenue recognized is the gross amount of the contract consideration paid by customers. When Southern is not primarily responsible for the fulfillment of flight services, it acts as an agent and therefore recognized revenue is net of amounts paid to third-party air carriers and operators that provide the services.

Other Revenue

Other revenue is derived from various ancillary services related to baggage fees, reservation change fees and pet (carry-on) fees. These types of fees are standard within the aviation industry and are earned when the services are performed at the time of travel.

Operating Expenses

Costs and expenses consist of the following components:

Maintenance, materials and repairs

Maintenance, materials and repairs expense consists primarily of engine overhauls, mandatory periodic inspections, routine and non-routine repair and general maintenance monitoring expense. Southern anticipates that these costs will fluctuate in absolute dollars over time and as a percentage of revenue due to the anticipated growth of its business.

Depreciation and amortization

Southern’s depreciation expense consists primarily from depreciation on Southern’s owned aircraft.

Aircraft Fuel

Aircraft fuel expense consists of aircraft fuel usage expense, along with certain fees for re-fueling services. Southern anticipates that these costs will fluctuate in absolute dollars over time and as a percentage of revenue due to the anticipated growth of its business and changes in market prices.

Airport-Related Expenses

Airport-related expenses consist of aircraft landing fees, hangar rental, aircraft parking fees, terminal rent, as well as other airport-related charges. Southern anticipates that these costs will fluctuate in absolute dollars over time and as a percentage of revenue due to the anticipated growth of its business.

Aircraft Rent

Aircraft rent is comprised of aircraft leases classified as operating leases. The associated lease payments over the term of the leases are recognized either on a straight-line or hourly usage basis. Southern anticipates that these costs will fluctuate in absolute dollars over time and as a percentage of revenue due to the anticipated growth of its business.

Salaries, Wages, and Benefits

Salaries, wages, and benefits consist of all payroll-related costs relating to all personnel. Southern expects its payroll expenses to increase in absolute dollars over time and to fluctuate as a percentage of revenue due to the anticipated growth of Southern’s business.

Other Operating Expenses

Other operating expenses consist primarily of charges relating to the operation of non-wage related customer service costs, passenger ticket reservation system, insurance expenses, utilities expense, non-aircraft rent expense, legal and other professional fees, and marketing expense inclusive of advertising costs. Southern expects its other operating expenses to increase in absolute dollars over time and to fluctuate as a percentage of revenue due to the anticipated growth of its business and increased marketing investments.

Non-operating Income/(Expense)

Non-operating income/(expense) primarily consists of interest expense and other non-operating items.

Results of Southern’s Operations for the Three Months Ended June 30, 2023 and 2022

The following table sets forth Southern’s consolidated statements of operations data for the three months ended June 30, 2023 and 2022 (in thousands, except percentages):

	For the Three Months Ended June 30,		Change
	2023	2022	$	%
Revenues	$22,387	$19,636	$2,751	14%
Operating expenses:
Maintenance, materials, and repairs	1,690	1,369	321	23%
Depreciation and amortization	923	675	248	37%
Aircraft fuel	3,314	4,270	(956)	(22)%
Airport-related expenses	1,207	1,045	162	16%
Aircraft rent	2,468	2,048	420	21%
Salaries, wages, and benefits	8,664	7,196	1,468	20%
Other operating expenses	5,407	4,311	1,096	25%

Total operating expenses	23,673	20,914	2,759	13%

Operating (loss)	(1,286)	(1,278)	(8)	(1)%

Non-operating income (expense):
Interest expense	(785)	(347)	(438)	(126)%
Other income, (net)	335	(3)	338	11,267%

Total non-operating expense, net	(450)	(350)	(100)	(29)%

Loss before income taxes	(1,736)	(1,628)	(108)	(7)%
Income tax provision	2	1	1	(100)%

Net (loss) including noncontrolling interest	$(1,738)	$(1,629)	$(109)	(7)%
Net (loss) attributable to noncontrolling interest	—	—	—	—%

Net (loss) attributable to common shareholders	$(1,738)	$(1,629)	$(109)	(7)%

Revenues

Revenues increased by $2.8 million, or 14%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. The increase in revenue was attributable to the following changes in passenger revenue, EAS and other subsidy revenue, charter revenue, and other revenue (in thousands, except percentages):

	Three Months Ended June 30,		Change
	2023	2022	$	%
Passenger ticket revenue	$9,027	$9,811	$(784)	(8)%
EAS and other subsidy revenue	11,232	7,873	3,359	43%
Charter revenue	1,171	885	286	32%
Other revenue	957	1,067	(110)	(10)%

Total Revenue	$22,387	$19,636	$2,751	14%

Passenger ticket revenue decreased $0.8 million, or 8%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. Southern flew 117,670 passengers across its network in the second quarter of 2022. In the second quarter of 2023, Southern flew 97,344 passengers, a 17% decrease in passengers compared to the prior comparative period. The primary reason for the decrease is due to the availability of aircraft impacted by maintenance and added downtime due to supply chain issues in sourcing critical spare parts.

The increase in EAS and other subsidy revenue of $3.4 million, or 43%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022, was driven by the addition of six new routes under the EAS program of $3.8 million, which was offset by reduced scheduled departures on existing EAS routes of $0.4 million due to the availability of aircraft impacted by maintenance and added downtime due to supply chain issues in sourcing critical spare parts.

The increase in charter revenue of $0.3 million, or 32%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022, was driven by increased trips at Southern’s Hawaii based charter operations due to focusing on providing route services for construction crews, school events, and leisure travel.

The decrease in other revenue of $0.1 million, or 10%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022, was driven by a decrease in scheduled passengers, and associated fees, of 17% period over period.

Operating Expenses

Maintenance, Materials, and Repairs

Maintenance, materials, and repairs increased by $0.3 million, or 23%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. Flight hours operated by Southern increased from 17,155 in the first three months of 2022 to 17,650 in first three months of 2023, or a 3% increase. The increase in flight hours drove an increase in costs on aircraft engine monitoring, engine overhauls, mandatory timed periodic inspections, and routine and non-routine repairs by $0.3 million.

Depreciation and Amortization

Depreciation and amortization increased by $0.2 million, or 37%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. The increase in depreciation and amortization expenses was primarily attributable to aircraft additions during the second half of 2022.

Aircraft Fuel

Aircraft fuel expenses decreased by $1 million, or 22%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. The decrease in aircraft fuel was attributable to the decrease in fuel prices of 24% or $1 million offset by higher flight hours of 3% or $0.1 million. Fuel prices are expected to continue to be subject to volatility in the near term.

Airport Related Expense

Airport related expenses increased by $0.2 million, or 16%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. The increase in airport related expenses on airport rent, hangar rent, other station expenses, and landing fees were primarily attributable to six EAS routes awarded by the DOT since the first quarter of 2022. This was offset by a decrease in fight departures of 19,283 in the second quarter of 2022 to 16,832 in the second quarter of 2023, or 13% decrease in departures. Southern does not expect to incur airport related expenses related to the Marianas routes in the future, as the flight operations related to Marianas were terminated at the beginning of April 2023.

Aircraft Rent

Aircraft rent expenses increased by $0.4 million, or 21%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. The increase was primarily related to aircraft engine reserves on leased aircraft.

Salaries, Wages, and Benefits

Salary, wages, benefits expenses increased by $1.5 million, or 20%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. With the increase in flight hours, salary, wages, and benefit expenses for pilots increased $0.5 million, and customer care increased $0.8 million. The remaining increase in salary, wages and benefits of $0.1 million was for corporate office departments not associated with flight hours.

Other Operating Expense

Other operating expenses increased $1.1 million, or 25%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. This consisted of increased pilot travel, training, and ongoing drug screening costs of $0.6 million, increased insurance costs of $0.2 million, and increased facility charges of $0.1 million. Higher corporate travel costs of $0.1 million also contributed to the increase in other operating expenses.

Non-operating Income/(Expense)

Non-operating expense increased by $0.1 million, or 29%, for the three months ended June 30, 2023, compared to the three months ended June 30, 2022. The increase in non-operating expenses was due to $0.4 million in interest expense on borrowings for purchased aircraft, offset by gain on sale of an aircraft of $0.3 million.

Net Income/(Loss) attributable to common shareholders

Net loss attributable to common shareholders increased from the three months ended June 30, 2022 compared to the three months ended June 30, 2023, primarily attributable to an increase in relative prices for aircraft repairs and maintenance of $0.3 million, an increase in salaries, wages, and benefits of $1.5 million, offset by lower fuel prices of $1.0 million as discussed above.

Non-GAAP Financial Measures

Southern uses Adjusted EBITDA to identify and target operational results which is beneficial to management and investors in evaluating operational effectiveness. Adjusted EBITDA is a supplemental measure of Southern’s performance that is not required by, or presented in accordance with, U.S. GAAP. Adjusted EBITDA is not a measurement of Southern’s financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities as a measure of Southern’s liquidity. Southern’s calculation of this non-GAAP financial measure may differ from similarly titled non-GAAP measures, if any, reported by other companies. This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Southern presents Adjusted EBITDA because it considers this measure to be an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in its industry. Management believes that investors’ understanding of Southern’s performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing its ongoing results of operations.

Southern calculates Adjusted EBITDA as net income (loss) adjusted for depreciation and amortization, interest expense, income tax expense and incentive income from the Marianas joint venture.

The following table presents a reconciliation of Adjusted EBITDA to net loss for each of the periods indicated.

	Three Months Ended June 30,
(in thousands)	2023	2022
Net loss	(1,738)	(1,629)
Addback:
Depreciation and amortization	923	675
Interest expense	785	347
Incentive income from Marianas joint venture	—	—
Income tax provision	2	1

Adjusted EBITDA	(28)	(606)

Results of Southern’s Operations for the Six Months Ended June 30, 2023 and 2022

The following table sets forth Southern’s consolidated statements of operations data for the six months ended June 30, 2023 and 2022 (in thousands, except percentages):

	For the Six Months Ended June 30,		Change
	2023	2022	$	%
Revenues	$45,061	$36,355	$8,706	24%
Operating expenses:
Maintenance, materials, and repairs	3,763	2,467	1,296	53%
Depreciation and amortization	1,860	1,223	637	52%
Aircraft fuel	7,355	7,152	203	3%
Airport-related expenses	2,670	1,956	714	37%
Aircraft rent	4,655	3,970	685	17%
Salaries, wages, and benefits	17,117	13,023	4,094	31%
Other operating expenses	10,795	8,361	2,434	29%

Total operating expenses	48,215	38,152	10,063	26%

Operating (loss)	(3,154)	(1,797)	(1,357)	(76)%

Non-operating income (expense):
Interest expense	(1,451)	(529)	(922)	(174)%
Other income, (net)	507	(5)	512	10,240%

Total non-operating expense, net	(944)	(534)	(410)	(77)%

Loss before income taxes	(4,098)	(2,331)	(1,767)	(76)%
Income tax provision	7	6	1	(17)%

Net (loss) including noncontrolling interest	$(4,105)	$(2,337)	$(1,768)	(76)%
Net (loss) attributable to noncontrolling interest	(201)	—	(201)	(100)%

Net (loss) attributable to common shareholders	$(3,904)	$(2,337)	$(1,567)	(67)%

Revenues

Revenues increased by $8.7 million, or 24%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. The increase in revenue was attributable to the following changes in passenger revenue, EAS and other subsidy revenue, charter revenue, and other revenue (in thousands, except percentages):

	Six Months Ended June 30,		Change
	2023	2022	$	%
Passenger ticket revenue	$18,770	$17,590	$1,180	7%
EAS and other subsidy revenue	21,495	14,732	6,763	46%
Charter revenue	2,717	2,034	683	34%
Other revenue	2,079	2,001	78	4%

Total Revenue	$45,061	$36,357	$8,704	24%

Passenger ticket revenue increased $1.2 million, or 7%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. Southern’s average per ticket price rose 17% from $82 in the first half of 2022 to $96 in the first half of 2023 generating $2.6 million. This was partially offset by an 8% decrease in passengers of $1.4 million period over period. The primary reason for the decrease is due to the availability of aircraft due to maintenance and added downtime due to supply chain issues in sourcing critical parts for aircraft repairs and maintenance.

The increase in EAS and other subsidy revenue of $6.8 million, or 46%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022, was driven by the addition of six new routes under the EAS program, during the second half of 2022 and the first half of 2023, of $6.4 million and an increase in scheduled departure revenue on existing routes of $0.3 million.

The increase in charter revenue of $0.7 million, or 34%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022, was driven by increased trips at Southern’s Hawaii based charter operations due to focusing on providing route services for construction crews, school events, and leisure travel.

The increase in other revenue of $0.1 million, or 4%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022, was driven by managing reservations for other carriers, interline fees, and automobile rental fees.

Operating Expenses

Maintenance, Materials, and Repairs

Maintenance, materials, and repairs increased by $1.3 million, or 52%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. Flight hours operated by Southern increased from 32,054 in the first half of 2022 to 35,315 in first half of 2023, or a 10% increase. The increase in flight hours drove an increase in costs on aircraft engine monitoring, engine overhauls, mandatory timed periodic inspections, and routine and non-routine repairs by $1.3 million.

Depreciation and Amortization

Depreciation and amortization increased by $0.6 million, or 52%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. The increase in depreciation and amortization expenses was primarily attributable to aircraft additions during the second half of 2022.

Aircraft Fuel

Aircraft fuel expenses increased by $0.2 million, or 3%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. The increase in aircraft fuel was attributable to higher flight hours of 10% or $0.7 million offset by a decrease in fuel prices of 7% or $0.5 million. Fuel prices are expected to continue to be subject to volatility in the near term.

Airport Related Expense

Airport related expenses increased by $0.7 million, or 37%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. The increase in airport related expenses on airport rent, hangar rent, other station expenses, and landing fees were primarily attributable to six EAS routes awarded by the DOT since the first quarter of 2022, as well as the addition of the Marianas route in the second half of 2022. Offset by the decrease in fight departures of 36,370 in the first half of 2022 to 34,502 in the first half of 2023, or 5% decrease in departures. Southern does not expect to incur airport related expenses related to the Marianas routes in the future, as the flight operations related to Marianas were terminated at the beginning of April 2023.

Aircraft Rent

Aircraft rent expenses increased by $0.7 million, or 17%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. The increase was primarily related to aircraft engine reserves on leased aircraft of $0.5 million and new leased aircraft of $0.1 million.

Salaries, Wages, and Benefits

Salary, wages, benefits expenses increased by $4.1 million, or 31%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. With the increase in flight hours, salary, wages, and benefit expenses for pilots increased $1.2 million, customer care increased $1.7 million, and maintenance increased $0.3 million. The Marianas joint venture increased salary, wages, and benefits by $0.4 million. The remaining increase in salary, wages and benefits of $0.5 million was for corporate office departments not associated with flight hours.

Other Operating Expense

Other operating expenses increased $2.4 million, or 29%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. This consisted of increased pilot travel, training, and ongoing drug screening costs of $0.9 million, increased insurance costs of $0.5 million, increased passenger reaccommodating of $0.4 million, and increased facility charges of $0.2 million. Higher corporate travel costs of $0.2 million also contributed to the increase in other operating expenses.

Non-operating Income/(Expense)

Non-operating expense increased by $0.4 million, or 76%, for the six months ended June 30, 2023, compared to the six months ended June 30, 2022. The increase in non-operating expenses was due to $0.9 million in interest expense on borrowings for purchased aircraft, offset by gain on sale of an aircraft of $0.3 million.

Net Income/(Loss) attributable to common shareholders

Net loss attributable to common shareholders increased from the six months ended June 30, 2022 to the six months ended June 30, 2023, and was primarily attributable to an increase in relative prices for aircraft repairs and maintenance of $1.3 million and aircraft rent of $0.7 million as discussed above.

Non-GAAP Financial Measures

Southern uses Adjusted EBITDA to identify and target operational results which is beneficial to management and investors in evaluating operational effectiveness. Adjusted EBITDA is a supplemental measure of Southern’s performance that is not required by, or presented in accordance with, U.S. GAAP. Adjusted EBITDA is not a measurement of Southern’s financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities as a measure of Southern’s liquidity. Southern’s calculation of this non-GAAP financial measure may differ from similarly titled non-GAAP measures, if any, reported by other companies. This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Southern presents Adjusted EBITDA because it considers this measure to be an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in its industry. Management believes that investors’ understanding of Southern’s performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing its ongoing results of operations.

Southern calculates Adjusted EBITDA as net income (loss) adjusted for depreciation and amortization, interest expense, income tax expense and incentive income from the Marianas joint venture.

The following table presents a reconciliation of Adjusted EBITDA to net loss for each of the periods indicated.

	Six Months Ended June 30,
(in thousands)	2023	2022
Net loss	(3,904)	(2,337)
Addback:
Depreciation and amortization	1,860	1,223
Interest expense	1,451	529
Incentive income from Marianas joint venture	(171)	—
Income tax provision	7	6

Adjusted EBITDA	(757)	(579)

Cash Flow Analysis for Southern for the Six Months Ended June 30, 2023, compared to the Six Months Ended June 30, 2022

The following table presents a summary of Southern’s cash flows for the six months ended June 30, 2023 and 2022 (in thousands):

	Six Months Ended June 30,
	2023	2022
Net cash provided by (used in):
Operating activities	$(1,933)	$427
Investing activities	260	(17,655)
Financing activities	1,338	15,353

Net change in cash and cash equivalents	$(335)	$(1,875)

Cash Flow from Operating Activities

For the six months ended June 30, 2023, net cash used in operating activities was $1.9 million, primarily driven by a $2.6 million increase in operating lease expense, an $0.6 million increase in accounts receivables, and a $0.4 million decrease in accounts payable and other liabilities. This was partially offset by an increase in deferred revenue of $1.3 million, and a decrease in prepaid expenses and other current assets of $0.3 million.

For the six months ended June 30, 2022, net cash generated in operating activities was $0.4 million, primarily driven by a $2.1 million increase in deferred revenue, $1 million in cash from operations including non-cash items, and an increase in accounts payable and accrued expenses of $0.8 million. Partially offset by $1.8 million of operating leases, prepaid expenses and other current assets of $1.6 million, and $0.1 million in accounts receivables.

Net cash used in operating activities increased period over period by $2.4 million, primarily driven by an increase in operating losses including non-cash items of $1 million, accounts payable and accrued expenses of $1.3 million, operating leases of $0.7 million, accounts receivables of $0.5 million, and deferred revenue of $0.8 million. This was partially offset by increases of $1.9 million in prepaid expenses and other current assets.

Cash Flow from Investing Activities

For the six months ended June 30, 2023, net cash generated in investing activities was $0.3 million from proceeds from sale of assets $1.4 million, offset by $1.1 million in purchases of property and equipment (aircraft, spare parts, ground equipment, and leasehold improvements).

For the six months ended June 30, 2022, net cash used in investing activities was $17.7 million from purchases of property and equipment (aircraft, spare parts, ground equipment, and leasehold improvements) of $13.5 million and the acquisition of MUA (Multi Aero) of $4.2 million.

Net cash generated in investing activities increased period over period by $17.9 million primarily due to purchases of property and equipment (aircraft, spare parts, ground equipment, and leasehold improvements) of $12.4 million and the acquisition of MUA (Multi Aero) of $4.2 million in six months ended June 30, 2022 without similar events in the six months ended June 30, 2023.

Cash Flow from Financing Activities

For the six months ended June 30, 2023, net cash provided by financing activities was $1.3 million, driven by $2.7 million in borrowings from related parties and $1.3 million in collateralized borrowings. This was partially offset by $2.3 million in payments of long-term debt and $0.4 million in repayments of long-term debt on related parties.

For the six months ended June 30, 2022, net cash provided in financing activities was $15.4 million, driven by $16.9 million borrowings from long-term debt and $1 million in proceeds from Marianas. This was offset by $2.1 million in repayment of long-term debt and $0.3 million repayments of long-term debt on related parties.

Net cash used in financing activities decreased period over period by $14 million, driven by $16.9 million borrowings from long-term debt and $1 million in proceeds from Marianas. This was offset by $2.7 million in borrowings of long-term debt and $1.3 million in collateralized borrowings.

Results of Southern’s Operations for the Years Ended December 31, 2022 and 2021

The following table sets forth Southern’s consolidated statements of operations data for the years ended December 31, 2022 and 2021 (in thousands, except percentages):

	Year Ended December 31,		Change
	2022	2021	$	%
Revenues	$80,716	$57,679	$23,037	40%
Operating expenses
Maintenance, materials, and repairs	5,430	3,033	2,397	79%
Depreciation and amortization	3,051	1,604	1,447	90%
Aircraft fuel	15,676	8,310	7,366	89%
Airport-related expenses	4,627	3,121	1,506	48%
Aircraft rent	8,153	7,274	879	12%
Salaries, wages, and benefits	29,006	21,202	7,804	37%
CARES Act	—	(11,092)	11,092	100%
Other operating expenses	18,785	12,467	6,318	51%

Total operating expenses	84,728	45,919	38,809	85%

Operating income (loss)	(4,012)	11,760	(15,772)	(134)%

Non-operating income (expense)
Interest expense	(1,764)	(744)	(1,020)	(137)%
Other income, net	219	84	135	161%

Total non-operating (expense), net	(1,545)	(660)	(885)	(134)%

Income (loss) before income taxes	(5,557)	11,100	(16,657)	(150)%
Income tax provision (benefit)	(409)	440	(849)	(193)%

Net income (loss) including noncontrolling interest	$(5,148)	$10,660	$(15,808)	(148)%
Net loss attributable to noncontrolling interest	(677)	—	(677)	(100)%

Net income (loss) attributable to common shareholders	$(4,471)	$10,660	$(15,131)	(142)%

Revenues

Revenues increased by $23.0 million, or 40%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase in revenue was attributable to the following changes in passenger revenue, EAS revenue, charter revenue, and other revenue (in thousands, except percentages):

	Year Ended December 31,		Change
	2022	2021	$	%
Passenger revenue	$38,959	$25,738	$13,221	51%
EAS and other subsidy revenue	32,525	25,597	6,928	27%
Charter revenue	5,043	3,101	1,942	63%
Other revenue	4,189	3,243	946	29%

Total revenue	$80,716	$57,679	$23,037	40%

Passenger revenue increased $13.2 million, or 51%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. Southern flew 324,634 passengers across its network in 2021. In 2022, Southern flew 442,893 passengers, a 36.4% increase in passengers compared to the prior comparative period. Prices for passenger tickets increased slightly based on the mix of routes and introduction of higher priced routes. The increase in passenger revenue is primarily driven by the increase in flight demand generated by relaxing of COVID restrictions from 2021 to 2022.

The increase in EAS and other subsidy revenue of $6.9 million, or 27%, for the year ended December 31, 2022, compared to the year ended December 31, 2021, was driven by an increase in new routes under the EAS program of $4.7 million, contract rate increases of $1.6 million, and $0.6 million from other subsidy routes.

The increase in charter revenue of $1.9 million, or 63%, for the year ended December 31, 2022, compared to the year ended December 31, 2021, was driven by the lessening of COVID-19 restrictions in 2022, which increased demand for charter flights by $1.7 million, as well as rate increases of $0.2 million.

The increase in other revenue of $0.9 million, or 29%, for the year ended December 31, 2022, compared to the year ended December 31, 2021, was driven by the increase in passengers of 36% period over period.

Operating Expenses

Maintenance, Materials, and Repairs

Maintenance, materials, and repairs increased by $2.4 million, or 79%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. Flight hours operated by Southern increased from 54,274 in 2021 to 68,316 in 2022, or a 26% increase. The increase in flight hours drove the increase in costs on aircraft engine monitoring, engine overhauls, mandatory timed periodic inspections, and repairs by $1.1 million. Rate increases on aircraft engine monitoring, engine overhauls, mandatory timed periodic inspections, and repairs contributed to the increase in the amount of $1.0 million. Furthermore, there was an increase of $0.3 million in repair part freight costs due to rising fuel prices, and the increase in costs of materials due to supply chain issues following COVID-19.

Depreciation and Amortization

Depreciation and amortization increased by $1.4 million, or 90%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase in depreciation and amortization expenses was primarily attributable to aircraft additions during late 2021 and throughout 2022.

Aircraft Fuel

Aircraft fuel expenses increased by $7.4 million, or 89%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase in aircraft fuel was attributable to the increase in flight hours of 26% and rising fuel prices. Southern expects elevated fuel prices to continue in 2023.

Airport Related Expense

Airport related expenses increased by $1.5 million, or 48%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. Landing fees increased $0.5 million primarily due to rate increases compared to the prior comparative period, and after hour and call out fees increased $0.5 million primarily due to increased flight volume. Hangar and airport rent increased $0.6 million due to rate increases and additional locations.

Aircraft Rent

Aircraft rent expenses increased by $0.9 million, or 12%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. In late 2021 and 2022, Southern added ten leased aircraft to the fleet and no aircraft were removed from the fleet in 2021 or in 2022.

Salaries, Wages, and Benefits

Salary, wages, benefits expenses increased by $7.8 million, or 37%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. With the increase in flight hours salary, wages, and benefit expenses for pilots increased $2.8 million, customer care increased $2.0 million, and maintenance increased $1.0 million, resulting from increases in pay rates and higher salaried new employees. The Marianas joint venture increased salary, wages, and benefits by $0.4 million. The remaining increase in salary, wages and benefits of $1.6 million was for corporate office departments not associated with flight hours.

CARES Act

During 2020 and 2021 collectively, because of the negative impact of the COVID-19 pandemic, Southern was awarded a total grant of $22.3 million to support ongoing payroll and ongoing operations through the PPP and PSP. In 2021, $11.1 million was recognized as income and none remained to be recognized in 2022.

Other Operating Expense

Other operating expenses increased $6.3 million, or 51%, for the year ended December 31, 2022, compared to the year December 31, 2021. This consisted of increased pilot travel, training, and ongoing costs of $1.7 million, costs associated with the addition of Marianas of $0.9 million, increased insurance costs of $1.1 million, increased facility charges of $0.4 million and increased reservation system costs of $0.7 million, all of which supported increased flight demand. Higher merchant fees of $0.5 million, professional fees of $0.5 million, and corporate travel costs of $0.5 million also contributed to the increase in other operating expenses.

Non-operating Income/(Expense)

Non-operating expense increased by $0.9 million, or 134%, for the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase in non-operating expense was due to $1 million in interest expense on borrowings for purchased aircraft, offset by start-up costs for the Marianas of $0.2 million.

Net Income/(Loss) attributable to common shareholders

The change in net income to net loss attributable to common shareholders from the year ended December 31, 2021 to December 31, 2022, is primarily attributable to the absence of $11.1 million of PSP/PPP grant funding, $3.8 million in operating losses that were the result of rising fuel prices and start-up costs for the Marianas joint venture and new routes, and an increase of $1.0 million in interest to finance new aircraft leases.

Non-GAAP Financial Measures

Southern uses Adjusted EBITDA to identify and target operational results which is beneficial to management and investors in evaluating operational effectiveness. Adjusted EBITDA is a supplemental measure of Southern’s performance that is not required by, or presented in accordance with, U.S. GAAP. Adjusted EBITDA is not a measurement of Southern’s financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities as a measure of Southern’s liquidity. Southern’s calculation of this non-GAAP financial measure may differ from similarly titled non-GAAP measures, if any, reported by other companies. This non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP.

Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Southern presents Adjusted EBITDA because it considers this measure to be an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in its industry. Management believes that investors’ understanding of Southern’s performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing its ongoing results of operations.

Southern calculates Adjusted EBITDA as net income (loss) adjusted for depreciation and amortization, interest expense, income tax expense, incentive income from the Mariana joint venture and PPP/PSP grants.

The following table presents a reconciliation of Adjusted EBITDA to net income (loss) for each of the periods indicated.

	Year Ended December 31,

(in thousands)	2022	2021
Net income (loss)	$(5,148)	$10,660
Addback:
Depreciation and amortization	3,051	1,604
Interest expense	1,764	744
Income tax provision (benefit)	(409)	440
Incentive income from the Marianas joint venture	(282)	—
PPP/PSP grants(1)	—	(11,092)

Adjusted EBITDA	$(1,024)	$2,356

(1)

Represents an adjustment for PPP Loans and Payroll Support Program grants provided to Southern. For the year ended December 31, 2021, Southern recognized a total of $11.1 million in government assistance comprised of grants totaling $9.6 million under the Payroll Support Program maintained and administered by the Treasury, which is not required to be paid back to the Treasury and a PPP Loan of $1.5 million, which has been forgiven in full.

Cash Flow Analysis

The following table presents a summary of Southern’s cash flows for the year ended December 31, 2022 and 2021 (in thousands):

	Year Ended December, 31
	2022	2021
Net cash provided by (used in):
Operating activities	$1,789	$11,025
Investing activities	(23,142)	(6,267)
Financing activities	17,045	(1,121)

Net change in cash and cash equivalents	$(4,308)	$3,637

Cash Flow from Operating Activities

For the year ended December 31, 2022, net cash generated in operating activities was $1.8 million, driven by $1.9 million cash from operations, and increases of $1.6 million in deferred passenger ticket revenue, and $6.7 million in accounts payable and accrued expenses, offset by increases of $4.1 million in operating leases, $3.5 million in prepaid expenses and other assets, and $0.8 million in accounts receivable.

For the year ended December 31, 2021, net cash generated by operating activities was $11.0 million, driven by $9.6 million in PPP and PSP grants and $2.8 million in cash from operating profits. This was partially offset by $1.9 million in prepaid expenses and other assets.

Net cash used in operating activities decreased year over year by $9.2 million, driven by $9.6 million in PPP and PSP grants received in 2021 with none in 2022, an increase of $4.1 million in operating leases, an increase of $1.6 million prepaid expenses and other assets, $1.0 million less in operating profits, and $0.8 million from accounts receivable. Offsets were primarily driven by increases of $7.4 million in accounts payable.

Cash Flow from Investing Activities

For the year ended December 31, 2022, net cash used in investing activities was $23.1 million, driven by $18.9 million in purchases of property and equipment (aircraft, spare parts, ground equipment, and leasehold improvements) and $4.2 million in the acquisition of Multi Aero.

For the year ended December 31, 2021, net cash used in investing activities was $6.3 million, driven by purchases of property and equipment (aircraft, spare parts, ground equipment and leasehold improvements).

Net cash used in investing activities used period over period increased by $16.9 million driven by a $12.6 million increase in purchases of property and equipment (aircraft, spare parts, ground equipment, and leasehold improvements) and $4.2 million in the acquisition of Multi Aero.

Cash Flow from Financing Activities

For the year ended December 31, 2022, net cash generated in financing activities was $17 million, $19.7 million in proceeds from borrowings of long-term debt and $1.3 million in borrowings under factoring agreement, offset by $3.9 million in repayment of debt and $0.1 million in repayment of finance capital lease obligations.

For the year ended December 31, 2021, net cash used in financing activities included $0.8 million in repayment of debt and $0.3 million in repayment of finance capital lease obligations.

Net cash generated by financing activities increased period over period by $18.2 million, driven by an increase of $19.7 million in proceeds from borrowings of long term debt, an increase of $1.3 million in borrowings under factoring agreement and an increase of $0.1 million in repayment of finance capital lease obligations, offset by the repayment of debt of $3.0 million.

Liquidity and Capital Resources

Southern incurred greater than expected operating losses and negative cash flows from operating activities during the second quarter of 2023 due to inefficient aircraft utilization, primarily caused by an underutilization of pilots and a shortage of maintenance personnel and critical aircraft components, which, in aggregate, have challenged Southern’s ability to serve its customers as desired and, in turn, cover expenses. Previously forecasted strategies to alleviate these challenges have been unsuccessful in the full deployment of Southern’s fleet with the Company seeing an increased cancellation rate well above historical averages and previous forecasts, particularly during the second quarter of 2023. This has resulted in an accelerated decline in revenue expectations in the second quarter of 2023, coupled with increasing costs associated with rescheduling pilots and flight personnel to active service areas to mitigate the flight schedule disruptions. Although Southern continues to focus on mitigating these challenges, they are expected to continue to impact financial results in the coming months. Southern’s success going forward is dependent on the ability to achieve a high level of aircraft and crew utilization, increase flight services and the number of passengers flown, and ready access to capital to fund operations and planned growth.

As of June 30, 2023, Southern had approximately $1.1 million in cash and available liquidity. In addition to continued actions to reduce costs, and effectively utilize assets and crews, Southern is evaluating strategies to obtain additional funding for future operations. These strategies may include, but are not limited to, obtaining additional equity financing, issuing additional debt or entering into other financing arrangements, and restructuring of operations to efficiently utilize aircraft and pilots, grow revenues and decrease expenses. There can be no assurance that Southern will be successful in achieving its strategic plans, that new financing will be available to Southern in a timely manner or on acceptable terms, if at all. If Southern is unable to raise sufficient financing when needed or events or circumstances occur or such that Southern does not meet its strategic plans, Southern may be required to take additional measures to enhance and conserve and increase liquidity, which could include, but not necessarily limited to, increasing ticket prices, additional reductions to spending, selling of aircraft, altering or scaling back operational footprint, which may have a material adverse effect on Southern’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives.

These factors raise substantial doubt about Southern’s ability to continue as a going concern. Southern’s consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of liabilities that may result from the outcome of this uncertainty. See the section entitled “Risk Factors — Risks Related to Surf Air’s and Southern’s Financial Position — There is substantial doubt about Southern’s ability to continue as a going concern. Southern will need additional financing to execute its business plan, to fund its operations and to continue as a going concern”.

Critical Accounting Policies and Estimates

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expense during the reported period.

Southern’s management believes that the accounting estimates listed below are those that are most critical to the portrayal of Southern’s financial condition and results of operations, and that require management’s most difficult, subjective, and complex judgments in estimating the effect of inherent uncertainties.

Income Taxes

The determination of tax strategies and positions, along with the accounting for related income taxes, require interpretation of various federal and state tax policies and assessment of the likelihood of various outcomes. Management believes that accounting for income taxes requires difficult, subjective, and complex judgments and defenses. Income taxes are accounted for under the asset and liability method in accordance with U.S. GAAP. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The likelihood of realizing the tax benefits related to a potential deferred tax asset is evaluated, and a valuation allowance is recognized to reduce that deferred tax asset if it is more likely than not that all or some portion of the deferred tax asset will not be realized.

Deferred tax assets and liabilities are calculated at the beginning and end of the period. The change in the sum of the deferred tax asset, valuation allowance and deferred tax liability during the period generally is recognized as a deferred tax expense or benefit. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Southern determines whether a tax position taken or expected to be taken in a tax return is to be recognized in the consolidated financial statements when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The amount recognized is subject to estimation and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized. For tax positions meeting the more likely than not threshold, the tax amount recognized in the consolidated financial statements is reduced by the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. Southern recognizes interest and penalties accrued related to unrecognized tax benefits, if any, in its income tax expense in the accompanying Consolidated Statement of Operations.

JOBS Act

Southern currently qualifies as an “emerging growth company” under the JOBS Act. Accordingly, Southern is provided the option to adopt new or revised accounting guidance either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. Southern has elected to adopt new or revised accounting guidance within the same time period as private companies, unless Southern’s management determines it is preferable to take advantage of early adoption provisions offered within the applicable guidance. Southern’s utilization of these transition periods may make it difficult to compare its financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the transition periods afforded under the JOBS Act.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meanings as terms defined and included elsewhere in this prospectus. Unless the context otherwise requires, all references in this section to “Surf Air Mobility Inc.” refer to SAM and its wholly-owned subsidiaries after the Internal Reorganization and the Southern Acquisition.

Introduction

SAM is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the following: (i) the Internal Reorganization (including the Conversions) and the Southern Acquisition; (ii) the Tuscan Payment; (iii) the SAFE Settlement; (iv) the Advisor Accrual; (iv) the Initial GEM Issuance, the GEM Purchase, the GEM Commitment Fee, and the GEM Advances; and (v) other adjustments. The pro forma financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended. The pro forma adjustments are described in the accompanying footnotes.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical unaudited condensed consolidated balance sheet of Surf Air as of June 30, 2023 and the historical unaudited condensed consolidated balance sheet of Southern as of June 30, 2023 on a pro forma basis as if the Internal Reorganization, the Southern Acquisition and related transactions, summarized below, had been consummated on June 30, 2023.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 combines the historical unaudited condensed consolidated statement of operations of Surf Air Global Limited (“Surf Air”) for the six months ended June 30, 2023 and the historical unaudited condensed consolidated statement of operations of Southern for the six months ended June 30, 2023 on a pro forma basis as if the Internal Reorganization, the Southern Acquisition and related transactions, summarized below, had been consummated on January 1, 2022.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical audited consolidated statement of operations of Surf Air for the year ended December 31, 2022 and the historical audited consolidated statement of operations of Southern for the year ended December 31, 2022 on a pro forma basis as if the Internal Reorganization, the Southern Acquisition and related transactions, summarized below, had been consummated on January 1, 2022.

The historical financial information has been adjusted to give effect to factually supportable events that are related and/or directly attributable to the Internal Reorganization, the Southern Acquisition and related transactions, summarized below. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to offer relevant information necessary to provide a reasonable basis for understanding of the combined company upon consummation of the Internal Reorganization, the Southern Acquisition and related transactions, summarized below.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and accompanying notes, which are included elsewhere in this prospectus:

•	the historical audited consolidated financial statements of Surf Air as of and for the year ended December 31, 2022;

•	the historical unaudited condensed consolidated financial statements of Surf Air as of and for the six months ended June 30, 2023;

•	the historical audited consolidated financial statements of Southern as of and for the year ended December 31, 2022; and

•	the historical unaudited condensed consolidated financial statements of Southern as of and for the six months ended June 30, 2023.

The foregoing historical financial statements have been prepared in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial information should also be read together with the sections entitled “Surf Air’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Southern’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

Internal Reorganization, Southern Acquisition and related transactions

In connection with the Internal Reorganization, occurring on July 21, 2023, Surf Air effected the following conversions:

•	all Surf Air Preferred Shares were converted into Ordinary Shares in accordance with their terms;

•

all Surf Air Warrants that did not expire or were otherwise cancelled as a result of the Internal Reorganization were given the option to exercise each Surf Air Warrant for cash or on a cashless basis. For holders electing not to exercise the appliable Surf Air Warrant, the Surf Air Warrant will remain outstanding but will be exercisable for a number of shares that would have been issued had the Surf Air Warrant been exercised immediately prior to the Internal Reorganization;

•

all Surf Air Convertible Securities that did not expire or were otherwise cancelled as a result of the Internal Reorganization were cancelled and extinguished (to the extent not converted) for the right to receive a number of shares equal to the number of Ordinary Shares that would be issued assuming the conversion of the applicable Surf Air Convertible Security;

•

each Ordinary Share (including all ordinary shares issued or issuable upon the foregoing conversions) outstanding as of immediately prior to the Closing of the Internal Reorganization was cancelled in exchange for shares of SAM Common Stock based on the Conversion Ratio (with any vesting conditions applicable to such Ordinary Shares to apply to such shares of our Common Stock);

•

each Surf Air Option was automatically converted into an option to acquire a number of shares of Common Stock (rounded down to the nearest whole share) based on the Conversion Ratio. The per share exercise price for shares of Common Stock issuable upon exercise of such converted option is equal to the exercise price per Ordinary Share applicable to the Surf Air Option immediately prior to the Internal Reorganization (rounded up to the nearest whole cent) divided by the Conversion Ratio. Such converted option is on substantially the same terms and conditions as the corresponding Surf Air Option; and

•

each Surf Air RSU award was automatically converted into an award with respect to a number of shares of our Common Stock (rounded down to the nearest whole share) based on the Conversion Ratio that will be subject to the same vesting and other terms as the corresponding Surf Air RSU award (with all such RSUs outstanding having vested upon the listing of our Common Stock).

Prior to the effectiveness of the Registration Statement, SAM effected the Internal Reorganization, whereby a wholly-owned subsidiary of SAM merged with and into Surf Air, after which Surf Air is a wholly-owned subsidiary of SAM.

Pursuant to the Southern Acquisition Agreement, on the closing date a wholly-owned subsidiary of SAM merged with and into Southern, after which Southern is a wholly-owned subsidiary of SAM (the “Southern Acquisition”).

Following the Internal Reorganization and Southern Acquisition, (i) Surf Air and Southern are both wholly owned subsidiaries of SAM, (ii) the security holders of Surf Air (including the holders of SAFEs) and Southern are security holders of SAM, and (iii) SAM owns directly or indirectly all of the equity securities, assets, business and operations of each of Surf Air and Southern. SAM is the publicly traded company. The Southern Acquisition occurred immediately prior to the listing of our Common Stock. Listing of our Common Stock was subject to consummation of the Southern Acquisition. The consummation of the Southern Acquisition was subject to the effectiveness of the Registration Statement, the approval for listing of our Common Stock, the consummation of the Internal Reorganization, regulatory approvals and other customary closing conditions.

On May 17, 2022 and June 30, 2022, the Company also entered into Simple Agreements for Future Equity (“SAFEs”) for an aggregate amount of approximately $49 million (of which approximately $15 million was funded through the cancellation of obligations owing by the Company to a counterparty, approximately $19 million was funded through in-kind services and approximately $15 million was funded in cash), which provide, among other things, for the conversion of such SAFEs into shares of common stock of the Company in connection with a listing. Two additional SAFEs were entered into with individual private investors on September 12, 2022 and January 31, 2023. On June 15, 2023, the Company entered into a SAFE with LamJam LLC for approximately $6.9 million, of which approximately $3.47 million was funded through the cancellation of promissory notes owing by the Company to LamVen LLC and $3.47 million was funded in cash. Upon Closing, the Company irrevocably transferred, assigned and conveyed to SAM all of the Company’s rights, interests, and obligations under the SAFEs and holders of SAFE notes were entitled to receive SAM Common Stock upon conversion of the SAFEs in connection with the listing based on a conversion price equal to 65% of the initial listing price.

On May 17, 2022, the Company entered into the Share Subscription Facility (as further amended and restated on February 8, 2023 and June 15, 2023). Pursuant to the Share Subscription Facility SAM will issue to GEM 1,300,000 shares of Common Stock. On June 15, 2023, the Company entered into the GEM Purchase Agreement, whereby SAM will issue to GEM 1,000,000 shares of Common Stock. On September 19, 2023, the Company further amended the Share Subscription Facility, which resulted in the issuance of an additional 4,000,000 shares of Common Stock on the date of the first advance, in satisfaction of the GEM commitment fee under the Share Subscription Facility, which was previously a fixed $8 million payment.

For the purposes of these pro forma financial statements, 51,250,000 shares of Common Stock were issued as part of the Internal Reorganization and the Southern Acquisition, which includes 35,000,000 shares of Common Stock issuable to Surf Air shareholders, of which 33,135,330 were issued as of the listing date, 1,743,735 shares will be issued upon the exercise of previously granted Surf Air Options, 120,935 shares will be issued upon the exercise of previously granted Surf Air Preferred Share Warrants, and 16,250,000 shares of Common Stock were issued to existing Southern shareholders. These amounts are based on shares issued and outstanding following the Company’s direct listing, with an opening trading price of $5.00 per common share. Subsequent to this allocation, additional Common Stock was issued as consideration for the Tuscan Payment, the SAFE Settlement, the Advisor Accrual, the Initial GEM Issuance, and the GEM Purchase. Proforma share issuances related to GEM Advances are based on the contractual terms of the SPA with GEM and the opening trading price of $5.00 per common share.

For purposes of the Conversions, shares of Surf Air common stock were exchanged for shares of Common Stock at a conversion ratio of 22.40 to 1 as of June 30, 2023.

Accounting treatment for the Southern Acquisition

Surf Air’s acquisition of all of the issued and outstanding share capital of Southern will be treated as a business combination under Accounting Standard Codification 805, Business Combinations (“ASC 805”) and will be accounted for using the acquisition method. Surf Air will record the fair value of assets acquired and liabilities assumed from Southern. Any excess amounts after allocating the estimated consideration to identifiable tangible and intangible assets acquired and liabilities assumed will be recorded as goodwill.

The following summarizes the unaudited pro forma combined Common Stock issued and outstanding as of immediately following the consummation of the Internal Reorganization, the Southern Acquisition and related transactions as if the transactions had been consummated on June 30, 2023:

	Common Shares Outstanding	%
Surf Air Global stockholders(1)	33,135,330	34.54%
Southern stockholders	16,250,000	16.94%
Tuscan’s public shareholders(2)	635,000	0.66%
SAFE Investors(3)	17,365,358	18.10%
Advisors	15,000	0.02%
Share Subscription Facility(4)	28,522,222	29.74%

Proforma Common Stock	95,922,910	100%

(1)

Includes 33,135,330 shares of Common Stock issued to existing Surf Air shareholders in connection with the Internal Reorganization. Excludes 1,743,735 shares of Common Stock underlying Surf Air Options and 120,935 shares of Common Stock underlying Surf Air Preferred Warrants that are included in the number of fully diluted shares used to determine the Southern Acquisition consideration. Also excludes future grants of equity awards contemplated under the 2023 Equity Incentive Plan.

(2)

Pursuant to the termination of the Business Combination Agreement with Tuscan, SAM has agreed to issue 635,000 shares of Common Stock to Tuscan in the event that a triggering event occurs, which includes, among other things, the listing.

(3)	Represents the number of shares issued pursuant to the SAFEs at a conversion price equal to 65% of the opening trading price of $5.00 per common share.
(4)

Reflects (1) 1,000,000 shares of Common Stock purchased by GEM for an aggregate purchase price of $25 million issued to GEM following the listing, (2) $100 million in draw-downs under the Share Subscription Facility upon the listing pursuant to the GEM Advance in exchange for 22,222,222 shares of Common Stock, based on a discount of 10% to the opening listing price of $5.00 per common share; the actual number of shares issuable upon the $100 million draw down will depend on the VWAP share price preceding the date of draw down, (3) 4,000,000 shares of Common Stock issued to GEM in satisfaction of the GEM Commitment Fee, and (4) 1,300,000 shares of Common Stock issued to GEM following the listing. The terms of the Share Subscription Facility provide for, among other things, that GEM will not be required to purchase shares of our Common Stock if the purchase would result in GEM beneficially owning more than 9.99% of outstanding Common Stock, subject to waiver of the limitation by GEM, which shall not apply to the GEM Advances.

Unaudited Pro Forma Condensed Combined Balance Sheet

as of June 30, 2023 (in thousands, except share data)

	Surf Air Global Limited (Historical)	Southern Airways Corporation (Historical)	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined
Assets
Current assets
Cash	$2,269	$1,067	$(500)	g	$81,737
			(12,439)	m
			125,000	p
			8,000	q
			(6,000)	r
			(25,000)	s
			(10,000)	t
			(660)	u
Accounts receivable, net	67	4,530	(44)	a	4,553
Prepaid expenses and other current assets	7,733	4,826	(232)	a	12,221
			(106)	u

Total current assets	10,069	10,423	78,019		98,511
Restricted cash	907				907
Property and equipment, net	701	34,940			35,641
Operating lease right-of-use assets	446	13,476			13,922
Finance lease right-of-use assets		1,301			1,301
Intangibles, net	2,658	155	31,765	c	34,578
Other assets		3,446	25,000	s	38,386
			10,000	t
			(60)	u
Goodwill		805	54,738	d	55,543

Total assets	$14,781	$64,546	$199,462		$278,789

Current liabilities
Accounts payable	13,106	6,012	(44)	a	18,999
			(75)	e
Accrued salaries, wages and benefits		2,773			2,773
Accrued expenses	15,301		(232)	a	15,069
Deferred revenue	8,394	7,570			15,964
SAFE notes at fair value, current	46,844		(46,844)	g	—
Current maturities of long-term debt		1,985	(198)	u	1,787
Operating lease liabilities, current	317	3,572			3,889
Finance lease liability, current		142			142
Convertible notes at fair value, current	35,106		(35,106)	f	—
Current portion due to related parties	12,699	2,790			15,489
Other current liabilities		4,556			4,556

Total current liabilities	131,767	29,400	(82,499)		78,668
Long-term debt, net of current maturities		19,224	(628)	u	18,596
Operating lease liabilities	135	7,188			7,323
Finance lease liability, long term		1,750			1,750
Due to related parties, net of current portion		7,579			7,579
Convertible notes at fair value, long term	—		8,000	q	8,000
SAFE notes at fair value, long term	10,001		(10,001)	g	—

Unaudited Pro Forma Condensed Combined Balance Sheet

as of June 30, 2023 (in thousands, except share data) — (Continued)

	Surf Air Global Limited (Historical)	Southern Airways Corporation (Historical)	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined
Deferred tax liabilities			800	k	800
Other long term liabilities	18,546	298	8,603	n	1,447
			(20,000)	p
			(6,000)	r

Total liabilities	$160,449	$65,439	$(101,725)		$124,163
Redeemable convertible preferred shares	133,667	3,624	(133,667)	f	—
			(3,624)	h
Class B-6s redeemable convertible preferred shares	8,889		(8,889)	f	—
Common shares	1		0	b	10
			0	e
			2	f
			2	g
			2	i
			0	l
			3	p
Additional paid-in capital	128,707	9,965	6,500	b	622,611
			75	e
			177,660	f
			56,700	g
			(9,965)	h
			81,248	i
			3,175	l
			12,439	o
			156,107	p
Accumulated deficit	(416,932)	(14,482)	(6,500)	b	(467,995)
			(357)	g
			14,482	h
			3,560	k
			(3,175)	l
			(12,439)	m
			(8,603)	n
			(12,439)	o
			(11,110)	p
Noncontrolling interests		—			—
Total shareholders’ equity (deficit)	(279,335)	(4,517)	438,478		154,626

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$14,781	$64,546	$199,462		$278,789

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Six Months Ended June 30, 2023 (in thousands, except share and per share data)

	Surf Air Global Limited (Historical)	Southern Airways Corporation (Historical)	Reclassification Adjustments (Note 3)		Transaction Accounting Adjustments (Note 4)		Pro Forma Combined
Revenue	$11,702	$45,061			$(200)	a	$56,563
Operating expenses
Cost of revenue, exclusive of depreciation and amortization	13,699		3,763	1	(200)	a	49,998
			7,355	2
			2,670	3
			4,655	4
			13,349	5
			4,707	7
Maintenance, materials and repairs		3,763	(3,763)	1			—
Aircraft fuel		7,355	(7,355)	2			—
Airport-related expenses		2,670	(2,670)	3			—
Aircraft rent		4,655	(4,655)	4			—
Salaries, wages and benefits		17,117	(13,349)	5			—
			(3,768)	10
Technology and development	1,629		1,439	8			3,068
Sales and marketing	3,321		244	9			3,565
General and administrative	17,736		3,768	10			25,909
			4,405	6
Depreciation and amortization	519	1,860			1,754	c	4,133
Other operating expenses		10,795	(1,439)	8			—
			(244)	9
			(4,405)	6
			(4,707)	7
Loss on contract termination							—

Total operating expenses	36,904	48,215	—		1,554		86,673

Operating loss	(25,202)	(3,154)	—		(1,754)		(30,110)

Other income (expense)
Changes in fair value of financial instruments carried at fair value, net	(38,500)				38,500	j	—
Interest income (expense), net	(697)	(1,451)			(390)	q	(2,538)
Gain on extinguishment of debt	(389)				389	j	—
Loss on derivative settlement							—
Other income (expense)	(305)	507					202

Total other expense, net	(39,891)	(944)			38,499		(2,336)

Income (loss) before taxes	(65,093)	(4,098)	—		36,745		(32,446)

Income tax expense (benefit)		7			(269)	k	(262)

Net income (loss) including noncontrolling interests	(65,093)	(4,105)	—		37,014		(32,184)

Net loss attributable to noncontrolling interest		(201)					(201)

Net income (loss) attributable to SAM common shareholders	$(65,093)	$(3,904)	$—		$37,014		$(31,983)

Earnings per share:
Net loss per share, basic and diluted							$(0.33)

Weighted average shares used in computing net loss per share, basic and diluted							95,922,910

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Year Ended December 31, 2022 (in thousands, except share and per share data)

	Surf Air Global Limited (Historical)	Southern Airways Corporation (Historical)	Reclassification Adjustments (Note 3)		Transaction Accounting Adjustments (Note 4)		Pro Forma Combined
Revenue	$20,274	$80,716			$(444)	a	$100,546
Operating expenses
Cost of revenue, exclusive of depreciation and amortization	24,824		5,430	1	(444)	a	87,851
			15,676	2
			4,627	3
			8,153	4
			22,934	5
			6,651	7
Maintenance, materials and repairs		5,430	(5,430)	1			—
Aircraft fuel		15,676	(15,676)	2			—
Airport-related expenses		4,627	(4,627)	3			—
Aircraft rent		8,153	(8,153)	4			—
Salaries, wages and benefits		29,006	(22,934)	5			—
			(6,072)	10
Technology and development	3,289		2,570	8			5,859
Sales and marketing	5,214		582	9			5,796
General and administrative	36,824		6,072	10	12,439	m	90,042
			8,982	6	25,725	o
Depreciation and amortization	1,027	3,051			3,509	c	7,587
Other operating expenses		18,785	(2,570)	8			—
			(582)	9
			(8,982)	6
			(6,651)	7
Loss on contract termination					3,175	l	3,175

Total operating expenses	71,178	84,728	—		44,404		200,310

Operating loss	(50,904)	(4,012)	—		(44,848)		(99,764)

Other income (expense)
Changes in fair value of financial instruments carried at fair value, net	(27,711)				27,711	j	—
Interest income (expense), net	(596)	(1,764)			(780)	q	(3,140)
Gain on extinguishment of debt	5,951				(5,951)	j	—
Loss on derivative settlement					(11,110)	p	(11,110)
Other income (expense)	(1,102)	219					(883)

Total other expense, net	(23,458)	(1,545)			9,870		(15,133)

Income (loss) before taxes	(74,362)	(5,557)	—		(34,978)		(114,897)

Income tax expense (benefit)		(409)			(5,726)	k	(6,135)

Net income (loss) including noncontrolling interests	(74,362)	(5,148)	—		(29,252)		(108,762)

Net loss attributable to noncontrolling interest		(677)					(677)

Net income (loss) attributable to SAM common shareholders	$(74,362)	$(4,471)	$—		$(29,252)		$(108,085)

Earnings per share:
Net loss per share, basic and diluted							$(1.13)

Weighted average shares used in computing net loss per share, basic and diluted							95,922,910

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical unaudited condensed consolidated balance sheet of Surf Air as of June 30, 2023 and the historical unaudited condensed consolidated balance sheet of Southern as of June 30, 2023 on a pro forma basis as if the Internal Reorganization, the Southern Acquisition and related transactions had been consummated on June 30, 2023.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 combines the historical unaudited condensed consolidated statement of operations of Surf Air for the six months ended June 30, 2023 and the historical unaudited condensed consolidated statement of operations of Southern for the six months ended June 30, 2023 on a pro forma basis as if the Internal Reorganization, the Southern Acquisition and related transactions had been consummated on January 1, 2022.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical audited consolidated statement of operations of Surf Air for the year ended December 31, 2022 and the historical audited consolidated statement of operations of Southern for the year ended December 31, 2022 on a pro forma basis as if the Internal Reorganization, the Southern Acquisition and related transactions had been consummated on January 1, 2022.

The historical financial information has been adjusted to give effect to the factually supportable events that are related and/or directly attributable to the Internal Reorganization, the Southern Acquisition and related transactions. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to offer relevant information necessary to provide a reasonable basis for understanding of the combined company upon consummation of the Internal Reorganization, the Southern Acquisition and related transactions.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and accompanying notes, which are included elsewhere in this prospectus:

•	the historical audited consolidated financial statements of Surf Air as of and for the year ended December 31, 2022;

•	the historical unaudited condensed consolidated financial statements of Surf Air as of and for the six months ended June 30, 2023;

•	the historical audited consolidated financial statements of Southern as of and for the year ended December 31, 2022; and

•	the historical unaudited condensed consolidated financial statements of Southern as of and for the six months ended June 30, 2023.

Surf Air’s acquisition of all of the issued and outstanding share capital of Southern will be treated as a business combination under Accounting Standard Codification 805, Business Combinations (“ASC 805”) and will be accounted for using the acquisition method. Surf Air will record the fair value of assets acquired and liabilities assumed from Southern. Any excess amounts after allocating the estimated consideration to identifiable tangible and intangible assets acquired and liabilities assumed will be recorded as goodwill.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Southern Acquisition and related transactions.

The pro forma adjustments reflecting the completion of the Southern Acquisition and related transactions are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Southern Acquisition and related transactions based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Southern Acquisition and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

2. Southern Acquisition

Under the acquisition method, the total estimated purchase price, or consideration transferred, is measured at the transaction closing date. Southern security holders are entitled to receive a number of shares representing the greater of (a) share equal to a value of $81.25 million (based on the opening price per share of our Common Stock on the day of listing); or (b) 12.5% of the fully-diluted shares of SAM upon listing. The assets of Southern have been measured based on various preliminary estimates using assumptions that the Company’s management believes are reasonable utilizing information currently available.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The purchase accounting is subject to finalization of the Company’s analysis of the fair value of the assets and liabilities of Southern as of the transaction date. Accordingly, the purchase accounting in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material.

For purposes of measuring the estimated fair value of the assets acquired as reflected in the unaudited pro forma condensed combined financial statements, in accordance with the applicable accounting guidance, the Company established a framework for measuring fair values. The applicable accounting guidance defines fair value as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal or most advantageous market for the asset or liability. Additionally, under the applicable accounting guidance, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, the Company may be required to value assets of Southern at fair value measures that do not reflect the Company’s intended use of those assets. Use of different estimates and judgments could yield different results.

As a result the unaudited pro forma condensed combined financial information reflects the purchase price applicable to the Southern Acquisition as follows (in thousands):

June 30, 2023
Identifiable intangible assets:
EAS contracts	$29,810
Trademark/ Tradename	2,110
Deferred tax liability	(4,360)
Goodwill	55,543
Other net liabilities assumed	(1,193)

Total consideration(1)	$81,910

(1)

Total consideration is comprised of $81.25 million of equity consideration, through the issuance of 16,250,000 shares of the Company’s common stock on close of the Southern Acquisition and $660 thousand of payments made by the Company to settle debt obligations of Southern, which were not assumed as part of the acquisition.

Under the acquisition method of accounting, the Company estimated the fair values of the acquired tangible and intangible assets. The valuation of the identifiable intangible assets acquired was based on management’s preliminary estimates, currently available information and reasonable and supportable assumptions. These estimates are preliminary as the Company is still in the process of evaluating the various assumptions used in valuing these assets. The tangible long-lived assets were recorded at their estimated fair values, which approximates their carrying value, while the intangible long-lived assets were valued using a discounted cash flow method. In the unaudited pro forma condensed combined balance sheet as of June 30, 2023, the excess of the aggregate purchase price over the estimated fair value of the tangible and intangible assets and liabilities in the amount of approximately $55.5 million was classified as goodwill. The fair value of identifiable intangible assets that are subject to amortization after the acquisition was estimated to be $31.9 million.

3. Reclassification Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Certain reclassifications have been made to the historical presentation of Southern to conform to the financial statement presentation of the combined company:

1.

The Company recognizes costs related to maintenance, materials, and repairs as a component of cost of revenue, while Southern recognizes these costs as a distinct financial statement line item. Therefore, this adjustment conforms the presentation of maintenance, materials, and repairs to the Company’s presentation.

2.

The Company recognizes costs related to aircraft fuel as a component of cost of revenue, while Southern recognizes these costs as a distinct financial statement line item. Therefore, this adjustment conforms the presentation of aircraft fuel to the Company’s presentation.

3.

The Company recognizes airport-related expenses as a component of cost of revenue, while Southern recognizes these costs as a distinct financial statement line item. Therefore, this adjustment conforms the presentation of airport-related expenses to the Company’s presentation.

4.

The Company recognizes aircraft rent expenses as a component of cost of revenue, while Southern recognizes these costs as a distinct financial statement line item. Therefore, this adjustment conforms the presentation of aircraft rent expenses to the Company’s presentation.

5.

The Company recognizes expenses for salaries, wages and benefits for pilots and aircraft support staff as a component of cost of revenue, while Southern recognizes these costs as a component of salaries, wages and benefits expense. Therefore, this adjustment conforms the presentation of salaries, wages and benefits for pilots and aircraft support staff to the Company’s presentation.

6.

The Company recognizes general operating expenses, inclusive of insurance, utilities, and professional fees as a component of general and administrative expenses, while Southern recognizes these costs as component of other operating expenses. Therefore, this adjustment conforms the presentation of general operating expenses to the Company’s presentation.

7.

The Company recognizes expenses for pilot training, aircraft insurance, and indirect pilot costs as a component of cost of revenue, while Southern recognizes these costs as component of other operating expenses. Therefore, this adjustment conforms the presentation of other pilot and aircraft expenses to the Company’s presentation.

8.

The Company recognizes expenses for flight reservation and scheduling systems as a component of technology and development expenses, while Southern recognizes these costs as component of other operating expenses. Therefore, this adjustment conforms the presentation of flight reservation and scheduling system expenses to the Company’s presentation.

9.

The Company recognizes expenses for sales and marketing as a sales and marketing expenses, while Southern recognizes these costs as component of other operating expenses. Therefore, this adjustment conforms the presentation of sales and marketing expenses to the Company’s presentation.

10.

The Company recognizes expenses for salaries, wages and benefits for general and administrative employees as a component of general and administrative expenses, while Southern recognizes these costs as a component of salaries, wages and benefits expense. Therefore, this adjustment conforms the presentation of salaries, wages and benefits for general and administrative employees to the Company’s presentation.

4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The transaction accounting adjustments included in the unaudited pro forma condensed combined financial information are as follows:

a)

On the Pro Forma Condensed Combined Balance Sheet, it reflects the elimination of amounts due from Surf Air to Southern for billings related to aircraft operation services performed by Southern for Surf Air through June 30, 2023. Such operation services included aircraft insurance, pilot salaries, fuel costs, landing fees, maintenance and other miscellaneous expenses, for which Southern billed the Company as pass-through costs.

In conjunction, Southern billed the Company additional management fee for above services on the monthly basis through June 30, 2023. On the Pro Forma Combined Statement of Operations, the Company recognizes them as cost of revenue, while Southern recognizes them as revenue. Therefore, this adjustment eliminates the relevant revenue and costs of revenue between the Company and Southern as related with management fee for the periods ended December 31, 2022 and June 30, 2023.

b)

Reflects the adjustment of the derivative liability associated with the facility commitment shares issued to GEM upon listing. The resulting 1,300,000 shares of Common Stock were issued to GEM at a purchase price of $0.01 per share, based on the opening listing price of SAM common shares of $5 per share.

c)

Adjustments to reflect the preliminary fair values of Southern’s identifiable intangible assets and the associated amortization expense. The primary assets include essential air service (“EAS”) routes and trademarks. The fair value for each asset is based on preliminary assumptions, utilizing a discounted cash flow analysis for EAS routes and a relief from royalty valuation for trademarks. While the EAS contracts are typically for a two to four year period, the discounted cash flow analysis includes assumptions regarding the retention and expansion of EAS routes and the related cash flows to be derived from such routes to be up to twenty years. The Company expects the majority of the revenue to be captured within the first ten years. Trademark assumptions are based on a 0.75% assumed royalty rate, consistent with competitors in the travel and leisure industry, over projected discounted revenue assumptions over a 60 month period. These assumptions are subject to further analysis and may change, which would result in a change to the adjustments included in the unaudited pro forma financial information. The following table presents the fair value, useful life and pro forma amortization adjustments for each asset (in thousands, except for estimated useful life):

			Incremental Amortization
Asset	Fair Value	Useful Life	Quarterly	Annual
EAS Contracts	29,810	10 years	745	2,981
Trademark/ Tradename	2,110	4 years	132	528

Total	$31,920	—	$877	$3,509

d)

Adjustment to record goodwill true-up resulting from the Southern Acquisition. Goodwill is not amortized but rather is assessed for impairment at least annually or more frequently whenever events or circumstances indicate that goodwill might be impaired.

e)	Reflects the issuance of 15,000 shares of Common Stock with an assumed value of $75,000 connection with the satisfaction of advisor accruals.

f)	Represents the recapitalization of existing Surf Air equity interests through Conversion to SAM Common Stock:

•	Surf Air common interests of 13,417,826, Company Warrants of 3,837,627, and vested RSUs of 220,424, have been exchanged for 17,475,877 shares of SAM Common Stock;

•

Surf Air preferred interests of 318,675,165 have been exchanged for 14,232,756 shares of Common Stock, which is based on aggregate outstanding preferred interests divided by a conversion ratio of 22.40 to 1; and

•

Surf Air convertible debt arrangements have been exchanged for 1,426,696 shares of Common Stock, which is based on the aggregate shares convertible under these arrangements of 31,958,191 divided by a conversion ratio of 22.40 to 1.

g)

Reflects the conversion of $56.8 million, in estimated fair value, of SAFE agreements for Common Stock. Based on specific terms in the underlying contracts, related amounts had previously been reflected as SAFEs at fair value on the Surf Air Balance Sheet. Resulting share amounts have been determined based on a contractual 35% discount from the assumed initial listing price. Of this total, $0.5 million of notional value is not expected to convert into shares of Common Stock and instead will be paid in cash.

h)	Reflects the elimination of Southern’s redeemable convertible preferred stock, historical additional paid in capital, and historical accumulated deficit.

i)	Reflects the value of closing equity consideration related to the Southern Acquisition. This is discussed more fully in footnote 2 to the Unaudited Pro Forma Condensed Combined Financial Information.

j)

Reflects the elimination of the earnings impacts financial instruments carried at fair value, due to all associated instruments being converted to common equity upon the completion of the Internal Reorganization, Southern Acquisition and related transactions. Changes in fair value of such instruments are recorded through SAFE notes at fair value, current and long-term, convertible notes at fair value, current and long term, and other long-term liabilities on the Surf Air consolidated balance sheet.

k)

Reflects pro forma tax adjustments related to the Southern Acquisition. The deferred tax liabilities of Southern are an available source of income to realize the deferred tax assets of the Company. Accordingly, the Company has recorded an income tax benefit in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 for $5.7 million relating to the release of valuation allowance of the Company. We applied a blended tax rate of 26.58% to calculate the consolidated tax provision of Surf Air and Southern based on the pro forma financial statement. Surf Air acquires Southern in a federal deferred tax liability position, which creates a federal income tax benefit and corresponding federal valuation allowance release in the amount of $5.3 million for the year ended December 31, 2022. The deferred tax liabilities of Southern, resulting primarily from the intangible assets acquired in the acquisition, resulted in additional goodwill of $4.4 million. Meanwhile, a state deferred tax benefit in the amount of $0.3 million and $0.4 million, for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively, is created in relation to Southern’s pre-tax loss and amortization on the acquired intangibles.

l)

Reflects 635,000 shares of Common Stock issued to Tuscan in consideration for the termination of the business combination agreement with Tuscan. Such amounts, with an estimated value of $3.1 million, have been reflected as a loss on contract termination.

m)

Represents transaction costs expected to be incurred by Surf Air of approximately $12.4 million, for legal, financial and capital markets advisory and other professional fees. The Company has previously expensed $5.1 million in similar costs.

n)

Reflects the adjustment of the derivative liability associated with the facility commitment fee paid to GEM to the full contractual amount of $20 million, which is calculated based on the 4,000,000 shares of Common Stock delivered at the initial listing price of $5 per share.

o)	Reflects equity-based compensation expense of approximately $25.7 million associated with the accelerated vesting of RSUs and RSPAs with performance conditions tied to the listing.

p)

Reflects $100 million in draw-downs under the Share Subscription Facility, of which 4,000,000 shares of Common Stock were paid to GEM as satisfaction of the facility commitment fee and recorded as a reduction to the GEM derivative liability. As such shares have been issued at a contractual discount of 10% to the direct listing price, a loss of $11.1 million has been recorded on the settlement of the share issuance contract. SAM will be unable to request any of the GEM Advances until a resale registration statement covering the shares to be sold to GEM in accordance with the terms of the Share Subscription Facility has been declared effective. In addition, 1,000,000 shares of Common Stock purchased by GEM for an aggregate purchase price of $25 million were issued to GEM following the listing.

q)

Reflects (i) an increase in cash and convertible notes at fair value, long-term in the unaudited pro forma condensed combined balance sheet of $8 million for additional convertible promissory notes of SAM entered into after June 30, 2023; and (ii) an increase in interest expense of $0.4 million and $0.8 million in the unaudited pro forma condensed combined statement of operations, for the six months ended June 30, 2023 and the year ended December 31, 2022, respectively, associated with the convertible note facility (which bears interest at 9.75% per annum) assuming such facility was outstanding since January 1, 2022. In the event such notes were converted upon listing, this would result in the issuance of an additional 1,333,333 shares of Common Stock.

r)

Reflects the payment of amounts contractually due under rent and aircraft maintenance abatement agreements. Such amounts will be paid following the capitalization received from the GEM Advances discussed in footnote 4(p).

s)	Reflects the payment of amounts contractually due related to the initial TAI licensing fee. Such amounts will be paid following receipt of the GEM Advances discussed in footnote 4(p).

t)	Reflects the payment of amounts contractually due under aircraft supply agreements. Such amounts will be paid following the direct listing.

u)

Reflects the payment of amounts due under existing financing obligations of Southern that will be callable following the change in control of Southern as a result of the Southern Acquisition. The cash payment amount will be net of existing deposits and maintenance reserves currently held with the lender. As the cash payment is for debt obligations that will not be assumed by the Company, it has been included as part of the total purchase consideration for the Southern acquisition and is included in the totals outlined in footnote 2.

5. Net Loss per Share

The pro forma basic and diluted earnings per share amounts are based upon the number of SAM shares that would be outstanding, assuming the Internal Reorganization, the Southern Acquisition and related transactions occurred on January 1, 2022. As the Internal Reorganization, the Southern Acquisition and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Southern Acquisition have been outstanding for the entire period presented.

	Six Months Ended June 30, 2023	Year Ended December 31, 2022
Pro forma net loss – attributable to SAM common shareholders	$(31,983)	$(108,085)
Weighted average shares outstanding – basic and diluted	95,922,910	95,922,910
Pro forma net loss per share – basic and diluted	(0.33)	(1.13)
Excluded securities:
Surf Air Mobility Options(1)	1,743,735	1,743,735
Surf Air Mobility Preferred Warrants(2)	120,935	120,935
Surf Air Mobility Convertible Notes(3)	1,333,333	1,333,333

(1)

Excludes the impact of vested and unvested Surf Air stock options that will be converted into options to purchase 1,743,735 shares of Common Stock as part of the Internal Reorganization. The shares underlying these stock options will not represent legally issued and outstanding shares of Common Stock until such options (as converted after the Internal Reorganization) are exercised. Additionally, these underlying shares were excluded from the calculation of combined pro forma net loss per share, as their inclusion would be anti-dilutive.

(2)

Excludes the impact of vested Surf Air preferred share warrants that will be converted into warrants to purchase 120,935 shares of Common Stock as part of the Internal Reorganization. The shares underlying these warrants will not represent legally issued and outstanding shares of Common Stock until such warrants (as converted after the Internal Reorganization) are exercised. Additionally, these underlying shares were excluded from the calculation of combined pro forma net loss per share, as their inclusion would be anti-dilutive.

(3)

Excludes the impact of shares that would be due upon the conversion of newly issued Convertible Promissory Note. The shares underlying these Convertible Promissory Note will not represent legally issued and outstanding shares of Common Stock until such conversion rights are exercised. Additionally, these underlying shares were excluded from the calculation of combined pro forma net loss per share, as their inclusion would be anti-dilutive.

BUSINESS

The information in this section describes the business and operations of Surf Air and Southern and the business and operations of SAM. Unless the context otherwise requires, all references to “the Company” or “Surf Air” are to the business and operations of Surf Air Global Limited and its consolidated subsidiaries, references to “Southern” are to the business and operations of Southern Airways Corporation and its consolidated subsidiaries and references to “we”, “us”, “our” or “SAM” in this section are to the business and operations of SAM and its consolidated subsidiaries following the Internal Reorganization, the Southern Acquisition and listing.

Overview

Introduction to Surf Air Mobility

Surf Air Mobility is building a regional air mobility ecosystem that will aim to sustainably connect the world’s communities. Leveraging the combined operations of Surf Air and Southern, we intend to accelerate the adoption of green flying by developing, together with our commercial partners, hybrid-electric and fully-electric powertrain technology to upgrade existing fleets, and by creating a financing and services infrastructure to enable this transition on an industry-wide level. We believe bringing electrified aircraft to market at scale will substantially reduce the cost and environmental impact of regional flying, and that such reductions are achievable by the end of the decade. Additionally, we believe operating as a publicly traded company and having efficient access to growth capital will allow us to accelerate the implementation of our strategic plan.

Surf Air Inc. (formerly incorporated as Surf Airlines Inc.) was incorporated in 2011 and Surf Air Global Limited was formed and became the parent company of the Surf Air group in 2016. Surf Air Mobility Inc. was incorporated in 2021. Surf Air is expanding the category of regional air travel, connecting underutilized regional airports and private terminals to create a “shared private” customer experience and a high frequency “commercial-like” air service, using small turboprop aircraft. Surf Air currently provides a regional air mobility platform with scheduled routes and on-demand charter flights operated by third parties that operate under Part 135 of Title 14 of the U.S. Code of Federal Regulations (“Part 135”) and intends to develop powertrain technology with its commercial partners to electrify existing fleets, which it believes will reduce operating costs and emissions, starting with a hybrid-electric and a fully-electric variant of the Cessna Grand Caravan EX, which we believe is one of the most prolific family of aircraft in the single engine turboprop category with approximately 3,000 aircraft in use worldwide.

Founded in 2013 as a Delaware corporation, as of June 30, 2023, Southern is the largest commuter airline in the United States and the largest passenger operator of Cessna Caravans in the United States by scheduled departures. As of June 30, 2023, Southern served 40 U.S. cities across six U.S. time zones and in the Mariana Islands. Southern ceased serving the Mariana Islands as of April 1, 2023. Southern has multi-year contracts with the U.S. federal government to operate Essential Air Service (“EAS”) routes, which ensures small communities in the United States can maintain a minimum level of scheduled air services.

The Southern Acquisition resulted in a combined regional airline network servicing U.S. cities across the Mid-Atlantic, Gulf South, Midwest, Rocky Mountains, West Coast, New England and Hawaii. Surf Air and Southern together served approximately 200,000 passengers across 44 cities with approximately 36,000 departures for the six months ended June 30, 2023. For the six months ended June 30, 2023, Surf Air generated $11.7 million in revenue and Southern generated $45.1 million in revenue, an increase of 26.0% and an increase of 24.0%, respectively, compared to the six months ended June 30, 2022. Surf Air and Southern together served over 450,000 passengers across 48 cities with over 75,000 departures in 2022. Surf Air and Southern together served over 330,000 passengers in 2021, and over 150,000 passengers in 2020. For the year ended December 31, 2022, Surf Air generated $20.3 million in revenue and Southern generated $80.7 million in revenue, compared to $11.8 million in revenue and $57.7 million in revenue, respectively, for the year ended December 31, 2021 and $7.5 million in revenue and $38.2 million in revenue, respectively, for the year ended December 31, 2020. We expect the combination of Surf Air and Southern will provide the basis for SAM’s expanded, nationwide regional air mobility platform.

SAM intends to electrify its existing fleet utilizing hybrid-electric and fully-electric powertrain technology once it is fully designed and developed, and certified by the Federal Aviation Administration (“FAA”) as part of the issuance of the Supplemental Type Certificate (“STC”). We are planning for FAA approval of our hybrid-electric and fully electric Cessna Grand Caravan EX STCs to occur by the end of 2025, followed by the commercialization of the technology. See the section entitled “Risk Factors — Legal and Regulatory Risks Related to SAM’s Business — We may be unable to obtain or maintain relevant regulatory approvals for the commercialization of our electrification of aircraft”.

SAM has relationships with leading players across the value chain, which SAM believes provides significant competitive advantages as it pursues the scaling of its point-to-point regional air mobility ecosystem and the implementation of its aircraft electrification plans. SAM intends to be the exclusive supplier of battery electric and hybrid-electric propulsion systems for the Cessna Grand Caravan EX to Textron Aviation Inc. (“TAI”), one of the largest general aviation OEMs in the world by units sold. The effectiveness of SAM’s agreements with TAI are contingent upon SAM’s shares being publicly traded on a U.S. national securities exchange. SAM’s electrification and certification partner, AeroTEC, a leading aerospace engineering firm with experience in fully-electrified aircraft, has agreed to work exclusively with SAM to develop and obtain STCs for modified Cessna Caravans, subject to completion of conceptual design review and the execution of definitive agreements. Upon completion of conceptual design review SAM and AeroTEC have agreed to enter into further definitive agreements in relation to the remaining development steps for the STC. SAM and Jetstream Aviation Capital have entered into a Master Agreement to finance up to $450 million to fund the planned growth of SAM’s fleet of turboprop aircraft. In addition, Southern and SkyWest Airlines are partnered to provide a pilot hiring and training pathway, SAM has entered into a Memorandum of Understanding with Signature Flight Support for Fixed Base Operator (“FBO”) services and the support of SAM’s existing and future network and SAM has contracted with Palantir to leverage Palantir’s Foundry platform to support SAM’s planned growth across a range of business applications. See the sections entitled “Risk Factors — Risks Related to Surf Air’s and Southern’s Business and Industry — We are or may be subject to risks associated with strategic alliances, and our reliance on these arrangements, and the loss of any such alliances or arrangements or failure to identify future opportunities could affect our growth plans” and “ —Key Agreements” below.

Market Opportunity: Electric technology will be a disruptive factor in regional air travel

We believe regional turboprop aircraft can be electrified, creating the opportunity to disrupt existing regional (50-500 mile) air and ground travel patterns. The hybrid-electric technology we are developing with our commercial partners utilizes state-of-the-art technology that exists today. Electrified regional aircraft, with reduced operating costs and emissions, are expected to be capable of connecting, directly and cost-effectively, many of the United States’ 5,000 existing and underutilized public airports, striving to create a reasonably priced and more convenient mass-market regional travel experience, which we believe will be an attractive alternative to the use of major airport hubs and connecting flight service. Electrified regional aircraft can begin the process of abating aviation’s contribution to global CO2 emissions, which, according to Mission Possible Partnership’s Making Net Zero Aviation Possible July 2022 report, totaled approximately 1.2 billion metric tons in 2019. We believe our green aviation technology will have the added benefit of aligning with consumer preference, increasing demand for lower emission travel.

Over the last several decades regional air travel has suffered, declining in both seat capacity and flight departures, giving customers far fewer flight options and we believe a worse travel experience. Over this period, airlines consolidated into fewer hubs and began deploying aircraft with more seats to reduce cost, resulting in approximately 500 airports with commercial service and approximately 30 airports in the United States today that represent approximately 70% of all commercial traffic, according to a study conducted by NASA. This consolidation dramatically reduced regional connectivity for customers; over the last two decades, according to commercial airline schedule data from Airline Data Inc., capacity on 50 – 500 mile airline routes has gone down 25% while the number of departures has gone down 46%. Fewer airports are connected directly today with non-stop flights than were connected twenty years ago, and fewer available seats and frequencies are flown between airports that maintained their non-stop service. This decline in service is further exacerbated by hub congestion, which, on short regional trips, makes airport check-in and connection times a substantial part of the overall door-to-door travel time.

According to a 2021 study conducted by McKinsey & Company, approximately 90% of the U.S. population lived or worked within a 30 minute drive to one of 5,000 underutilized public use regional airports in the United States. Major airlines are largely unable to leverage this infrastructure due to their fleet type and instead send more of their traffic through already congested hubs. Regional airports are typically located conveniently near large metropolitan areas and can usually only be served with smaller regional aircraft (the same types of aircraft we believe will be the first to be electrified, given the current capabilities of battery technology). Using this existing regional airport infrastructure to create scheduled, high-frequency, non-stop flights in hybrid-electric and fully-electric aircraft, with reduced emissions and operating costs, we believe we can create a consumer experience with improved convenience offering an attractive alternative to long-haul driving and the use of congested airport hubs that often require connecting flights.

SAM believes these smaller regional aircraft will be the first to be electrified, given the current state of aircraft technology. SAM believes the most realistic, lowest risk, and fastest approach to electrification is to first develop and certify hybrid-electric powertrains to be installed in new and existing aircraft types that are already certified by the FAA, such as the Cessna Caravan. Typically, STCs are less difficult and require far less time to obtain than TCs for an entirely new “clean sheet” aircraft, which typically require capital-intensive investment in long certification processes as well as new tooling and production facilities. Additionally, hybrid-electric powertrains will not require or be dependent on the development and installation of charging infrastructure like fully-electric aircraft. As a result, SAM further believes the market and use cases for hybrid-electric aircraft may potentially exist for decades after the introduction of fully-electric aircraft as the introduction of Sustainable Aviation Fuel (“SAF”) effectively addresses much of the remaining “hybrid” emissions and the expected longer time horizon of charging infrastructure development.

The below map shows all public use airports in the United States highlighted in green, and an illustrative example of the regional airports surrounding five major metro areas.

We believe SAM’s business model creates a flywheel of growth

We believe SAM’s business model is designed to capitalize on this highly attractive market opportunity. It is our expectation that by executing on the below plan we can create a regional air travel ecosystem that provides ongoing growth potential to our company and our stakeholders.

Our future business strategy is built on six key premises:

1.	Large Addressable Market

Our strategic plan is focused on capturing a meaningful portion of the point-to-point regional air mobility market currently served by automobiles and inefficient hub-and-spoke airline business models. Based on a study published by McKinsey & Company in 2023 and management’s estimates, we believe the total global market opportunity for point-to-point regional air mobility of approximately 100 – 500 miles will be approximately $75 billion to $115 billion worldwide and approximately $15 billion to $22 billion in the United States by 2035.

2.	Advantaged Path to Electrification

The component technology to electrify small aircraft exists today, in large part because of improvements in battery technology. We intend to pursue obtaining STCs from the FAA for variants of the Cessna Grand Caravan EX with hybrid-electric powertrains, which will not require ground charging infrastructure, and fully-electric variants of the Cessna Grand Caravan EX.

3.	Aligned with Leading Players

To support our growth and technology plans, we have established important commercial relationships with leading players involved in the aviation and technology industries, including those expected to produce components for hybrid-electric and fully-electric powertrains for aircraft. We believe our strategic relationships with TAI, AeroTEC, Jetstream Aviation Capital, SkyWest Airlines, Signature Flight Support and Palantir empower our plan. We believe the result of these relationships will be the acceleration of our ability to bring hybrid-electric and fully-electric powertrains for the Cessna Grand Caravan EX to market, to create a differentiated regional travel experience of scale, and to generate substantial demand from consumers for a new form of regional travel.

4.	Significant Operating Expertise

On a combined basis, the number of passengers flown by Surf Air and Southern for the six months ended June 30, 2023 decreased by approximately 8.0% compared to the six months ended June 30, 2022. On a combined basis, the number of passengers flown by Surf Air and Southern for the year ended December 31, 2022 increased by approximately 35% compared to the year ended December 31, 2021. Surf Air currently operates a technology-forward on-demand and scheduled regional aviation platform, is planning to develop hybrid-electric and fully-electric powertrains with its commercial partners for installation on the Cessna Caravan and has secured key strategic relationships to accelerate SAM’s electrification and operational growth plans. Southern operates the largest passenger fleet of Cessna Caravans in the United States by scheduled departures (as of November 1, 2022), has significant operating scale, has a robust set of EAS routes contracted with the DOT and has built a pilot development pipeline that helps to manage national pilot shortage issues.

5.	Experienced Management Team and Board

SAM’s management team has significant experience in the aerospace and commercial aviation industry, as well as adjacent sectors, including hospitality and consumer branding. Our team brings with them previous senior level experience from a range of companies including Delta Air Lines, Fairchild Dornier, Flexjet, Lufthansa, Virgin America, and Wisk. The ongoing evolution and implementation of SAM’s strategy will be guided and overseen by an experienced and independent board of directors.

6.	Ecosystem-Based Business Model

If we are able to achieve certification of hybrid-electric and fully-electric powertrains, we intend to introduce them into the market using business models which we expect will produce both one-time and recurring revenue streams. Among other steps, once developed and certified, we intend to sell or lease SAM’s electrification technology to other aircraft operators regardless of which network they serve and to work in close partnership with selected aircraft manufacturers and manufacturers of components of hybrid-electric and fully-electric propulsion systems to design and develop additional STCs. We believe operating at the center and providing valuable services across the value chain of the regional air mobility ecosystem and by coordinating the various parties can lead to additional earning opportunities for SAM.

We believe there is significant value to be created by leveraging our ability to serve both customers and operators within the regional flying ecosystem. We believe this will accelerate the demand for green regional flying. By enabling new demand through our digital marketplace operations and catalyzing new supply through new technology and financing solutions, we believe we can create an ongoing cycle of growth.

SAM plans to invest in creating a scheduled network connecting many of the underutilized regional airports in the United States. We have developed a regional air mobility network growth plan based on mobile device and various demographic data layers, which resulted in a network growth plan across approximately 30 U.S. regional networks with approximately 200 “tier 1” routes. We intend to pursue this plan using our own air operation and by leveraging third-party air operators.

Surf Air has extensive experience using third-party operators in its scheduled and on-demand operations. As a result, we believe SAM will have in-depth knowledge of the success factors and key challenges facing independent operators and can facilitate growth of its operator relationships by deploying our Aircraft-as-a-Service strategy. Aircraft-as-a-Service is the product we intend to offer, bundling certain aircraft ownership related costs, potentially including leasing, insurance, powertrain maintenance and operating software for both conventional internal combustion and/or electrified aircraft to operators with the goal of creating a recurring revenue stream.

Our Strategy

Large Addressable Market

A study published by McKinsey & Company in 2023 estimated the total global market opportunity for point-to-point regional air mobility to be $75 billion to $115 billion by 2035. According to the McKinsey & Company study, in 2019, of all of the trips taken between approximately 100 and 500 miles in the United States, approximately 86.9% were taken using private cars. Based upon this information, SAM management estimates the total U.S. market opportunity to be $15 billion to $22 billion by 2035.

According to the McKinsey & Company study, by 2035 the number of new or retrofitted aircraft required to serve the global market will be between approximately 18,000 and 36,000. Based on this information, SAM management estimates that the number of new or retrofitted aircraft required to serve the U.S. market by 2035 will be 3,000 to 7,000.

According to the McKinsey & Company study, the estimated growth in market size is expected to be driven by the combination of four trends which McKinsey & Company views as tailwinds supporting the transition to a new mode of regional air mobility: (1) technological advances in propulsion, advanced design, manufacturing and other aircraft systems, which could drive down the operating costs of small aircraft making them more competitive, (2) the increased focus of governments and the public on sustainability; c) road and airport congestion, which in 39% of U.S. metro areas was worse in 2022 than it was before the COVID-19 pandemic, and (4) the rise of mobility as a service over the past ten years, enabling people to search and book multiple types of transportation in one place, avoiding the need to own vehicles. According to the McKinsey & Company study, consumer spending on shared ground mobility is forecast to grow between $500 billion and $1 trillion by 2030.

We believe this overall market opportunity captures the full value chain required to enable electrified flight through 2035, which includes ticket sales, as well as powertrain sale and maintenance, aircraft leasing and ownership and energy costs. With SAM’s ecosystem-based business model we believe we will be well-positioned to grow into adjacent revenue streams as the industry evolves.

Traditional airline approaches to analyzing addressable travel markets have used data based on origin and destination of flights to and from hub and spoke airports. SAM believes that an alternative approach, taking a high granularity “zip-code to zip-code” view of demand based on mobile device location data, is a more accurate assessment of the addressable market for short haul regional travel. We will continue to develop and improve this mode of analysis with the help of our software partner, Palantir, as we believe this is key to informing our business in the following ways:

•

Location Specifics. Unlike traditional airline planning which focuses on airport-to-airport movements, our demand projections are based on mobile device location data that provides high resolution, door-to-door travel pattern information. We believe that overlaying this data on the 5,000 public use airports in the United States creates the opportunity to build a flight network that more accurately addresses the true demand and behaviors for regional air travel.

•

Modes of Transport. Mobile device data is agnostic of mode of transport, and encapsulates regional trips taken on commercial airlines as well as those regional trips taken by car, train or bus. Removing this data bias allows us to make network planning decisions based on the behavior of all travelers who might consider a regional air mobility solution should it be available at an attractive price point.

Advantaged Path to Electrification

We believe non-stop point-to-point regional air travel will be the initial market application for electrified flight, and that aircraft, currently powered by turbine powertrains known as “turboprop aircraft”, will be the launch vehicles for these missions. Our initial focus will therefore be to electrify existing aircraft like the Cessna

Grand Caravan EX through FAA-issued STCs. We believe that converting and upgrading new aircraft by installing hybrid-electric or fully-electric powertrains and converting and upgrading existing aircraft already in service to hybrid-electric or fully-electric propulsion through an STC process is an efficient go-to-market approach given:

Accelerated Launch Timeline. STCs are a well-established form of modifying and upgrading already certified aircraft as opposed to a “clean sheet” design, which involves creating a completely new aircraft from the ground up. Successfully developing and certifying STCs for installation of hybrid-electric and fully-electric powertrains on existing aircraft types reduces risk, capital investment and development time. Our electrification partner, AeroTEC, has designed, developed, tested and certified more than one hundred projects in the aerospace industry. We expect that our data license and exclusive collaboration, marketing and sales relationship with TAI, the Cessna Grand Caravan EX OEM, will reduce the development workload and time required to achieve issuance of our STC and will assist in the introduction of the hybrid-electric powertrain into the market. We believe we can obtain STC certification of hybrid-electric and electric powertrains by the end of 2025 and commercialization of the hybrid-electric and electric powertrains shortly thereafter.

Existing Battery Technology. Our launch products are based on existing battery technology, which we believe is a key differentiator which will allow us to go to market faster.

Hybrid First Approach. We are committed to hybrid-electric as our launch product because the configuration has significant operational flexibility for passenger and cargo missions across a range of airports, with no requirement for plug-in charging infrastructure, allowing our future hybrid-electric aircraft to operate to and from airports that are not equipped with charging infrastructure. Unique to the hybrid-electric aircraft is the turbogenerator, which is essentially a smaller and more fuel-efficient jet engine with an electric generator. We intend to certify a fully electric variant as well, which we believe will initially have a smaller applicable market.

Broad Applicability. We believe we will be able to upgrade our initial Cessna Grand Caravan EX STCs to improve their performance over time as battery technology continues to improve. Based on the knowledge and experience gained from the development and certification of hybrid-electric and fully-electric powertrains for installation on the Cessna Grand Caravan EX, including the proprietary software and power controls we will develop, we intend to extend or replicate our initial STC into multiple aircraft types using a variant of the same powertrain.

In conjunction with our commercial partners, our initial STC applications will be for a hybrid-electric and fully-electric powertrain for installation on the Cessna Grand Caravan EX (“EP1”).

We are taking what we believe to be a pragmatic approach, first certifying an STC with what we believe is the best technology available, with less risk and shorter timeline for certification in order to produce an aircraft capable of range, speed and performance specifications necessary to service the routes we plan to serve. Developing and certifying our initial hybrid-electric and fully-electric powertrains will be accomplished through our commercial arrangements with AeroTEC and TAI. We have entered into exclusive arrangements with these companies to achieve certification of and commercialize hybrid-electric and fully-electric powertrains. AeroTEC is a leader in the category of aircraft we are focused on, having already flown an eCaravan demonstrator engineered to showcase all-electric flight.

(1)

Based on management’s analysis and subject to various assumptions including, among other things, airplane useful payload, no increase in propulsion system weight compared to “baseline” combustion model and the availability of 350 W*h/kg batteries.

(2)	Targeted maximum direct emissions reductions compared to “baseline” combustion Grand Caravan aircraft.
(3)	Targeted maximum direct operating cost, energy and engine maintenance, reduction compared to “baseline” combustion Grand Caravan aircraft.

Once the STC has been issued by the FAA, we plan to convert new Cessna Grand Caravan EXs we purchase from TAI to hybrid-electric and fully-electric powertrains using our EP1 STC. We also plan to convert and upgrade turbine-powered Cessna Grand Caravan aircraft in our fleet to hybrid-electric and fully-electric powertrains using our EP1 STC. We will be the owner of the EP1 STC for the hybrid-electric and fully-electric powertrain and believe we will be the largest initial operator of the EP1 electrified fleet. As a result, we expect to have actual real time performance data to demonstrate to operators evaluating the EP1 powertrains, including the potential reduced costs and performance capabilities of the upgraded EP1 powertrain-equipped Cessna Grand Caravan EX aircraft.

We plan to market and sell our EP1 hybrid-electric and fully-electric powertrains together with TAI under our exclusive sales and marketing agreement. This agreement provides for including the SAM EP1 hybrid-electric and fully-electric powertrain for the Cessna Grand Caravan EX aircraft in sales and marketing materials distributed to authorized dealers, displaying the SAM EP1 hybrid-electric and fully-electric powertrains for the Cessna Grand Caravan EX aircraft on the websites of SAM and TAI, including representatives of SAM and TAI at trade show booths and marketing the SAM EP1 hybrid-electric and fully-electric powertrains for the Cessna

Grand Caravan EX aircraft and conversions of existing Cessna Grand Caravan EX aircraft to SAM EP1 powertrain aircraft to all owners of pre-owned Cessna Grand Caravan EXs.

Operators purchasing new Cessna Grand Caravan EX aircraft and existing Cessna Grand Caravan EX operators will have the ability to upgrade and convert their new and existing Cessna Grand Caravan EX aircraft to EP1 hybrid-electric and fully-electric powertrains equipped Cessna Grand Caravan EXs using our EP1 STC with reduced operating costs and lower emissions. We are targeting offering powertrains to operators at an equivalent price to their current engine overhaul cost.

The EP1 hybrid-electric powertrain is expected to reduce direct operating costs for operators by up to 25% and to reduce up to 50% of emissions, while retaining similar performance characteristics, compared to aircraft powered by the current turbine engine installed on the Cessna Grand Caravan EX. Because ground charging infrastructure will not likely be widely available at many airports by 2025, we believe the EP1 hybrid-electric powertrain, which will not require ground charging infrastructure, will be advantageous in accelerating the adoption of electric aviation. We are developing the EP1 hybrid-electric powertrain with our commercial partners to enable these aircraft to perform similar flights and routes as the turbine combustion model. We believe the operational flexibility of the hybrid-electric aircraft will result in a long service life, well beyond the widespread introduction of fully-electric aircraft.

The fully electric version of the EP1 is expected to reduce direct operating costs for operators by up to 50% and direct emissions by up to 100%, compared to aircraft powered by the current turbine engine installed on the Cessna Grand Caravan EX. We believe the fully electric EP1 variant will have a limited initial market and that as subsequent generations of batteries become more energy-dense this variant’s utility will increase. We are designing this system with the generational scalability in mind.

Below is an illustrative configuration of the EP1 aircraft and powertrain.

Several models of small turboprop aircraft planned for our network are expected to be fully-electrified within the next five to ten years, creating a more environmentally friendly and cost-effective aircraft. However, for the reasons above, we believe hybrid-electric aircraft will remain popular and serve numerous markets long after fully-electric aircraft are developed. The introduction of SAFs will reduce emissions from turbine generators and hybrid-electric aircraft will not require ground-based charging infrastructure, allowing hybrid-electric aircraft to operate to and from the many regional airports which will not have ground charging infrastructure.

While hybrid-electric and fully-electric EP1 powertrains for the Cessna Grand Caravan EX aircraft are expected to be our initial products, SAM intends to pursue providing Aircraft-as-a-Service to third parties as part of its regional air mobility ecosystem and intends to develop and certify electrified propulsion systems for other Caravan models and future aircraft designs, both through the STC path and “clean sheet” designs requiring new applications for type certificates. As our business matures, we believe we can be a partner of choice for other parties seeking certification as we gain the experience in design, development, certification and operation of the EP1 in our regional air mobility network.

Aligned with Leading Players

We have relationships with leading players across the value chain, which we believe provides significant competitive advantages as we pursue the scaling of our point-to-point regional air mobility ecosystem and aircraft electrification.

Our relationships with these leading players, and our reliance on these relationships may give rise to a number of risks. See the section entitled “Risk Factors — Risks Related to Surf Air’s and Southern’s Business and Industry — We are or may be subject to risks associated with strategic alliances, and our reliance on these arrangements, and the loss of any such alliances or arrangements or failure to identify future opportunities that could affect our growth plans”.

Airframes — Textron Aviation Inc.

SAM intends to be TAI’s exclusive supplier of certain identified categories of battery electric and hybrid-electric propulsion systems for the Cessna Grand Caravan EX for an eight-year term. Cessna Grand Caravan EX aircraft with the propulsion systems installed will be co-branded as “Cessna Caravan SAM EP1”. SAM and TAI have entered into a sales and marketing agreement, through which TAI will market the SAM EP1 STC through its existing Cessna Caravan sales channels. TAI will provide engineering support and a data license to facilitate SAM’s development of SAM’s STCs. SAM intends to become TAI’s official leasing partner for the SAM EP1. SAM will purchase 100 new Cessna Grand Caravan EXs over a five-year period, with deliveries beginning in 2024 and with an option for 50 additional Cessna Grand Caravan EXs to be delivered over seven years.

We believe this commercial relationship with TAI, the producer of the Cessna Caravan, will help drive broad adoption of our EP1 powertrains once certified. Our ability to leverage TAI’s recognizable brand, strong market position, existing sales, marketing and distribution channels and global service network is a key differentiator versus other competitors in the space hoping to launch entirely new clean-sheet designs.

Electrified powertrain certification — AeroTEC

AeroTEC develops, tests and certifies new aircraft and other aerospace products for many of the top OEMs and Tier 1 suppliers in the aviation industry. They have a proven track record of development and integration across dozens of high profile, complex and cutting edge electrification programs including the magniX eCaravan demonstrator, a Cessna Caravan engineered to demonstrate all electric flight.

AeroTEC will work exclusively with SAM under a work-for-hire contract to develop and obtain a series of Cessna Caravan STCs for hybrid and other electrified Cessna Caravans. AeroTEC will initially manage integrating the individual components from the supply chain manufacturers and the assembly process of the powertrains. SAM will own the STCs and all related intellectual property.

This relationship allows us to benefit from a large existing team of over 250 engineers and experts with a track record of success from having brought over 100 projects, the majority of which are certification projects, to market while also allowing us to own and control the developed STC and potentially other intellectual property. In addition, our relationship builds an initial foundation with this first aircraft type, which we believe can scale across the 9-to-30-seat turbo-prop category.

Aircraft Financing — Jetstream Aviation Capital

Jetstream Aviation Capital, LLC (“Jetstream”) is the largest global aircraft lessor focused exclusively on commercially-operated turboprop regional aircraft and engines. Jetstream works in partnership with many of the world’s leading regional airlines to provide financing solutions and market expertise across a large portfolio of turboprop aircraft and engines.

SAM and Jetstream entered into a Master Agreement regarding the principal terms of an arrangement to finance up to $450 million through a customized operating lease and sale structure that will fund the planned growth of SAM’s fleet of turboprop aircraft. SAM will have access to this financing facility over the next six years for both new and used Cessna Caravan and Pilatus PC-12 aircraft, subject, among other things, to the entry into separate binding sale and purchase agreements for each individual aircraft and a separate binding lease agreement for each individual aircraft.

SAM believes that Jetstream will bring significant expertise as a leasing partner with deep asset knowledge in sourcing and financing Cessna Caravan and Pilatus PC-12 aircraft. Jetstream also operates an engine leasing program which we intend to leverage to support the re-selling of used internal combustion engines available following an upgrade to an electrified powertrain.

Pilots — SkyWest

SkyWest Airlines is the largest regional airline in the United States. SkyWest Airlines operates under contracts for major U.S. airlines, including United Airlines, Delta Air Lines, American Airlines and Alaska Airlines, and carried more than 40 million passengers in 2022.

Since 2018, Southern has partnered with SkyWest to provide a pilot hiring and training pathway. Over approximately 18 months, pilots graduate from first officer to captain whereupon they are committed to fly additional hours at Southern before eligibility to fly at SkyWest. Along this path within Southern, SkyWest awards pilots retention bonuses as they move through career milestones. Southern currently hires nearly 200 new pilots per year as a result of this partnership, which we believe is a significant competitive advantage for both our current and future network needs.

We believe the availability of new pilots and the career advancement process through the SkyWest cadet program is an attractive and currently successful pilot acquisition tool and a key differentiator for the business.

As our flight network grows, we believe that our relationship with SkyWest will be critical for maintaining consistent, reliable operations at scale and position us as a go-to pilot onboarding funnel to help mitigate and potentially reverse the effects of the current national pilot shortage.

Ground operations and Sustainable Aviation Fuel — Signature Flight Support

Signature Flight Support LLC (“Signature”) has the world’s largest network of Fixed Base Operators (“FBO”). With approximately 200 locations, Signature’s worldwide network of FBOs delivers essential support service for business and private aviation, including, among other services and amenities, refueling, hangar services, maintenance, repair and overhaul.

SAM and Signature have entered into a Memorandum of Understanding for FBO services and the support of SAM’s network at existing and new Signature locations, the co-development of a standardized and exceptional end-to-end customer experience, the advancement, development and scaling of green aviation technologies and services (including Sustainable Aviation Fuel and electrification infrastructure) as well as co-marketing and branding opportunities across our common customer base. Additionally, we intend to collaborate on the co-development and co-investment of the technology, infrastructure and facilities required to support ground operations.

We believe a partnership with Signature will provide us access to key FBO locations at our existing and planned route locations, helping to create a consistent ground experience for our customers by leveraging their seasoned service model. Additionally, we believe Signature’s existing presence and expertise in the deployment of SAF will help us accelerate our path to fully sustainable flight.

Technology — Palantir

Palantir builds software that empowers organizations to effectively integrate their data, decisions and operations. They are focused on creating improved user experience for working with data, one that empowers people to ask and answer complex questions without requiring them to master querying languages, statistical modeling or the command line.

We have contracted with Palantir to leverage their Palantir Foundry platform to support SAM in scaling our growth and impact across a range of key service areas, including bookings and reservation, operator tools, operator partnership services, our pricing engine and fleet management systems. Palantir has executed a SAFE and has agreed to accept either cash or Common Stock as compensation for their future services after we are a public company. Please see the section entitled “— Key Agreements — Financing Arrangements — SAFEs” below for additional details on the Palantir SAFE.

Creating the proper data foundation is an important building block to support our goals of creating a fully connected airplane. We believe Palantir’s depth of professional services and production infrastructure support will be a key differentiator in delivering on our vision.

Significant Operating Expertise

Existing Operations of Scale in the Provision of Air Mobility Services

Surf Air was founded in 2011, and Southern was founded in 2013. Surf Air and Southern both currently provide scheduled and on-demand services, while Southern also supports the EAS program. On a combined basis, the number of passengers flown by Surf Air and Southern for the six months ended June 30, 2023 decreased by approximately 8.0% compared to the six months ended June 30, 2022. On a combined basis the Surf Air and Southern fleet consisted of 54 Surf Air and Southern aircraft as of June 30, 2023, an increase of 35% compared to the beginning of 2022. On a combined basis, the number of passengers flown by Surf Air and Southern for the year ended December 31, 2022 increased by approximately 35% compared to the year ended December 31, 2021. On a combined basis the Surf Air and Southern fleet consisted of 55 Surf Air and Southern aircraft as of December 31, 2022, an increase of 37% compared to 2021.

As of June 30, 2023, Surf Air’s and Southern’s combined scheduled network connected an aggregate of 44 cities in 18 U.S. states and territories.

Sources of Air Mobility Revenue

Surf Air and Southern generate revenue from three categories of air mobility services:

Scheduled Air Service — Surf Air and Southern generate revenue from operating scheduled commercial air service flights which are sold to the public primarily on a per seat basis. For the six months ended June 30, 2023, Surf Air generated approximately $1.8 million from scheduled air service, which is derived from membership subscriptions, principally relating to two main categories of membership: All You Can Fly and Pay As You Fly. For the six months ended June 30, 2023, Southern generated $18.8 million and $2.1 million from passenger and other revenue, respectively, which, together, is considered a part of scheduled service operations. For the year ended December 31, 2022, Surf Air generated approximately $4.3 million from scheduled air service, which is derived from membership subscriptions, principally relating to two main categories of membership: All You Can Fly and Pay As You Fly. For the year ended December 31, 2022, Southern generated $39.0 million and $4.2 million from passenger and other revenue, respectively, which, together, is considered a part of scheduled service operations.

As of June 30, 2023, Surf Air leased four aircraft and Southern operated 50 aircraft. Of this combined fleet of 54 aircraft, 40 were Cessna Caravans. For the year ended December 31, 2022, Southern’s fleet of Cessna Caravans averaged approximately 6.1 daily departures and, based on the load factor for all scheduled flights flown by Southern, had an approximate load factor of 60% to 65%. Based on Southern’s revenue for the year ended December 31, 2022, the average fare for scheduled flights was approximately $170. Following the completion of the Southern Acquisition, we believe we will be the largest commuter air carrier by both size of Cessna Caravan fleet and number of scheduled departures of Cessna Caravans in the United States and that in the future our scale could result in an increase in the number of average daily departures, fares and load factor compared to today. With our EP1 hybrid-electric powertrains expected to enter service shortly after we expect to receive certification at the end of 2025, we believe we can be the first to operate an electrified fleet of aircraft in commuter operations.

Essential Air Service (“EAS”) — Southern generates revenue from EAS revenue awards from the Department of Transportation (“DOT”). For the six months ended June 30, 2023, Southern generated $21.5 million of revenue from EAS revenue awards. For the year ended December 31, 2022, Southern generated $31.9 million of revenue from EAS revenue awards and had 17 EAS contracts.

The EAS program was put into place in the United States following the Airline Deregulation Act of 1978 to ensure that small communities continued to receive a minimal level of air service. EAS revenue awards are guaranteed revenue contracts issued by the DOT. The EAS program subsidizes scheduled flights to connect underserved communities with larger airline hubs. These contracts help add predictable stability to Southern’s operations from both a route and revenue planning perspective. As of May 1, 2023, the EAS market size for annual contract subsidy rates was approximately $400 million.

We believe that Southern is a leader in securing and renewing EAS contracts, which we believe will be a critical differentiator as we work to expand our point-to-point short haul regional air mobility network. Southern works with key stakeholders in the communities it intends to serve as well as the DOT, and has been able to tailor air travel solutions that are responsive to the key needs of these smaller, underserved communities. Southern has consistently been able to differentiate itself to win contracts by leveraging its large scale and depth of operational expertise to offer a low cost, highly reliable service proposal.

On-Demand — Surf Air and Southern generate revenue from on-demand flights created for customers on an ad-hoc, by request basis. A small number of the on-demand flights are operated on our fleet; the majority are arranged on third-party turboprops or small jets. For the six months ended June 30, 2023, Surf Air and Southern generated revenue of $9.8 million and $2.7 million, respectively, from on-demand operations. For the year ended December 31, 2022, Surf Air and Southern generated revenue of $16.0 million and $5.0 million, respectively, from on-demand operations.

Today, Surf Air offers on-demand flight booking capabilities on our consumer platform enabled by our Surf Air app. This business represents a high-margin, capital light source of revenue.

Customer Experience

We believe that the customer experience that Surf Air has developed is a meaningful differentiating advantage. Surf Air has strived to create an exceptional flying experience solving the greatest pain points of regional commercial flying. Through its large scale, Southern has a substantial customer service operation to support its travelers. Leveraging our combined experience, SAM intends to give our customers a stress-free and time-saving airport and travel experience. Surf Air’s customer flight rating measures customer satisfaction with Surf Air’s scheduled flights and travel experience was 4.8 out of 5 for the period from March 2022 and March 2023.

Seamless Booking. Our customer journey begins digitally through both our booking app and website, creating a personalized air travel experience. Using the app and website, customers have access to a real-time digital marketplace, which we believe lowers the barriers to entry. Customers can conveniently purchase tickets on existing scheduled flights or create private charters. Customers have access to an array of available aircraft to meet various travel needs.

Local Airports & Private Terminals. Surf Air operates scheduled and on-demand flights in and out of small airports and private terminals. This provides our customers with the convenience of an accessible airport closer to their origin and/or destination and the convenience of a private terminal experience. In the future, together with Signature, the world’s largest private aviation terminal operator, we intend to expand our footprint enabling us to replicate our flying experience at scale. We believe that local airports can transform into centers for training pilots, community job growth, and growth for local businesses.

Reduced Travel Times. Operating in and out of regional airports and private terminals reduces travel time for our customers. On a typical commercial flight, major airlines recommend customers arrive two hours before their departure time. In contrast, Surf Air customers typically only need to arrive 15 minutes before their flight, which results in Surf Air passengers saving approximately 1.5 to 1.75 hours per departure.

Hassle Free Experience. Surf Air’s member services and concierge teams offer all customers a direct touchpoint to help manage any travel related needs leading up to and on the day of the flight. Southern currently has interline agreements with major commercial airlines, including United Airlines, Inc., American Airlines, Inc., Alaska Airlines, Inc. and Hawaiian Airlines, Inc, which help coordinate baggage claim for customers who fly different airlines on various legs of their trip, assisting in a hassle free experience.

Pilot Shortage Solution. Recent and longer-term trends in the airline industry have led to a large disruption in the supply of available aircraft pilots. A reliable, predictable and adequate availability of pilots is an integral part of any airline’s ability to maintain consistent scheduling of their operations. We believe that Surf Air’s and Southern’s business models, flying under Part 135 regulation and using primarily single-engine aircraft, will enable us to be a solution to the pilot shortage by providing pilots to certify as first officers and captains earlier, and creating a talent pool that does not compete with other airlines that operate multi-engine aircraft. Furthermore, with Southern’s pilot partnership with SkyWest, we are able to ensure that hiring and retention costs are primarily offset by promoting pilot career flow into the regional airline.

As we plan to transition to fully-electric flight, we believe we are well-positioned to manage programs designed for training pilots for any new requirements related to operation of electrified aircraft. Through our combination as supplier of new electrified aircraft and facilitator of a pilot training pipeline, we believe we can create a program to ensure an adequate supply of pilots for the introduction of electrified flight.

We believe that our current and future experience and knowledge, generated by operating our own large scheduled fleet and charter operation, combined with our partnerships and interactions with operators, brokers, lessors and OEMs puts us in a strong position to identify, create and commercialize the best electrification products and services for our evolving industry.

Access to Sustainable Aviation Fuel. Our relationship with Signature is expected to increase our access to SAF. Signature offers fuel throughout their FBO network as one of their base services. Signature, through their Signature Renew program, has committed to, and is already offering, SAF at select locations with plans to expand throughout their network. SAM expects to benefit from this existing footprint and intends to work with Signature to make SAF available more broadly in SAM’s network.

Experienced Management Team & Board

Our team is comprised of seasoned executives with experience directly applicable to our current regional air mobility operations as well as the future business lines we intend to develop. The team has a proven track record of creating new brands, raising capital, executing acquisitions and scaling operations within the airline industry and across a diverse group of other sectors. Many of our management and board members have held key positions within the aviation community in senior roles at major airlines, aircraft OEMs and at new ventures within the advanced regional air mobility sector. Our team has prior experience at top companies such as Delta Air Lines, Fairchild Dornier, Flexjet, Lufthansa, Virgin America, and Wisk.

SAM’s Business Model Creates a Flywheel of Growth

We believe there is significant value to be created by leveraging our ability to serve both customers and operators within the regional flying ecosystem. We believe this will accelerate the demand for electrified aircraft and green regional flying. By enabling new demand through our digital marketplace operations and catalyzing new supply through new technology and financing solutions, we believe we can create an ongoing cycle of growth.

Step 1: Scale Existing Air Mobility Business

SAM plans to invest in creating a scheduled network connecting many of the underutilized regional airports in the United States, as well as continuing to scale our on-demand business. We have developed a regional air mobility network growth plan based on mobile device data encompassing millions of U.S. regional trips in 2019, to which management applied various demographic data layers. As a result, we have built a network growth plan across approximately 30 U.S. regional networks with approximately 200 “tier 1” routes. We define “tier 1” routes as those routes (1) that are part of the largest U.S. 100 to 500 mile travel markets measured by annual trips taken between any two metros in the United States; (2) with airport pairs optimized on the zipcode level using demographic data such as household income, STEM employees and property value; (3) that typically do not have direct airport-to-airport competition; and (4) based on a regional air mobility consumer preference and price point survey of approximately 2,500 people in the United States and the European Union, as well as management’s analysis, we believe can support operations pre-electrification with average fares of approximately $250 to $300 per seat per trip. Examples of cities which we believe have the potential to positively impact our network growth plan include Los Angeles, New York and Atlanta, each of which has multiple regional airports that we believe can serve high value zip codes and more than a dozen “tier 1” routes without direct airline competition. We believe that in the future our scale could result in an increase in the number of average daily departures, fares and load factor compared to today.

We intend to expand our scheduled and on-demand operations following the completion of the Internal Reorganization and the Southern Acquisition. We plan to fund the expansion of our scheduled and on-demand operations by utilizing the GEM Advances when they become available and to fund a significant portion of the initial aircraft order from TAI that will support our network expansion by utilizing the committed lease financing available through the Master Agreement with Jetstream. Through our public company access to capital, committed fleet order with TAI and data-driven network growth plan, we believe we have a well-defined path to rapidly expanding our network. The addition of Southern’s operating scale to Surf Air’s direct-to-consumer technology platform and established West Coast brand provides significant depth of expertise to execute on our growth plan.

Further, we intend our air mobility growth plan to be partly supported and operated by third-party operators, to whom we intend to lease aircraft and to offer services under our planned Aircraft-as-a-Service program. We believe that by leveraging third-party operators we will be able to grow faster while creating a future customer base for electrification. We also intend to leverage Southern’s existing interline agreements with major commercial airlines, including United Airlines, Inc., American Airlines, Inc., Alaska Airlines, Inc. and Hawaiian Airlines, Inc. to scale our air mobility business.

Step 2: Launch Aircraft-as-a-Service

Given our plans to rapidly expand our network, we intend to develop additional third-party operating relationships. Surf Air has extensive experience using third-party operators in its scheduled and on-demand platform. As a result of Surf Air’s past experience, we believe will have in-depth knowledge of the success factors and key challenges facing independent operators and can facilitate growth with operator relationships by deploying a robust set of product and services focused on financial and commercial tools.

Our planned Aircraft-as-a-Service software platform is being designed to enable operators to utilize artificial intelligence technology to analyze demographics, existing fleet, and network date to perform their jobs more effectively and efficiently. For example, we plan on designing the platform to identify the optimal airport route based on zip-code level analysis of demographics, such as median household income, or real estate sale values. Further, the leasing center application is being designed to enable operators to leverage automated recommendation with the aim to expand business through aircraft leasing and revenue-guaranteed flight agreements with Surf Air. In addition to the leasing center application, we intend the platform to offer the operator a mechanism to purchase the EP1 upgrade for their existing Caravan aircraft, to replace their combustion variant with electric or hybrid-electric powertrains.

As we continue our growth, we intend to establish either a wholly-owned or joint-venture aircraft and powertrain financing company. We believe this, combined with the flexibility available through our financing arrangement with Jetstream, will add additional value for our operator relationships and create stickiness in our broader commercial ventures. We plan to offer bundled products and services to operators, both those flying within our network and independently, which we call Aircraft-as-a-Service. We intend to launch first with combustion aircraft, followed by commitments to electrify. We believe Aircraft-as-a-Service will support revenue and earnings growth from aircraft financing, powertrain sales, powertrain maintenance and software platform revenues.

Step 3: Deploy SAM Electrified Aircraft

If we successfully accomplish step 1 and step 2 during 2023 and 2024, we believe we can establish the scale needed to take full advantage of the technology deployment if the STC for our planned hybrid-electric or fully-electric Cessna Grand Caravan EX is approved and ready for deployment by the end of 2025. At that time, we aim to have a sizeable base of Cessna Caravans on our platform that will provide us with a captive demand source for our hybrid-electric and fully-electric powertrains. These Cessna Caravans will be both from our own fleet and those secured through relationships with other Cessna Caravan fleet operators.

We intend to leverage the development process learnings derived from our Cessna Grand Caravan EX STC for our 9 to 30 seat airframes in the turboprop category where we believe there is sufficient commercial demand to provide favorable returns on investment. We have an agreement in place with AeroTEC related to this future pipeline of work.

Through the software architecture of our electrified powertrain design and contract with Palantir, we aim to have a data-driven relationship with each plane and operator, which will enable on-going aircraft health monitoring and over-the-air-updates creating a connected aircraft platform. We believe that this ability to capture data combined with our relationship with Palantir can support both our own operating efficiencies as well as provide a high degree of real-time data collection in support of other mobility insight initiatives. This focus on technology is a key part of our business plan as we work towards becoming a data driven and technology enabled organization.

Unlike the world of automobiles, in aviation, the engine and the airframe have long been managed as separate business models, controlled by a different set of OEMs. The airframe typically is a long-lasting structure, which, relative to the engine, requires less-costly maintenance. Engines on the other hand, require constant maintenance and periodic full overhauls. Operators typically pay on a time-based mechanism into an engine-reserve account, deploying the accumulated capital to “reset the clock” on the engine every several thousand hours of operation. In this framework SAM will manage its powertrain business in a similar fashion. Our hybrid-electric and fully-electric powertrains will be controlled by software that will have a predictive maintenance layer, making the powertrain and aircraft a connected system enabling better visibility and cost control for the operator and performance data collection in support of SAM’s future product development.

Step 4: Commercialize “Clean Sheet” Electric Aircraft

Longer term, we aim to become a technology agnostic green aviation platform, and intend to foster relationships with green aerospace OEMs, offering an ecosystem (data, software services, financial services and consumer pathway) as a commercialization pathway for their products. We intend to provide services for all types of current and future green technology regardless of whether they are hybrid, battery electric or hydrogen-based solutions, irrespective of if they apply to eVTOL, regional or longer range applications. We believe our connected aircraft platform, large consumer and operator base and aircraft financing products can provide an attractive entry proposition for both new and incumbent OEMs.

We believe that the four steps outlined above can set the flywheel of the regional air mobility industry into motion and that SAM will be positioned to benefit from significant revenue and earnings growth through a combination of one-time and recurring revenue from electrification upgrades and maintenance, and recurring aircraft financing, powertrain sales, powertrain maintenance and software platform revenues through our planned Aircraft-as-a-Service platform.

Additional Future Growth Opportunities

We intend to continue growing our business through acquisitions and additional commercial relationships, in addition to the Southern Acquisition, which will allow us to further strengthen our network, technology platform and brand. Opportunities we may explore include, but are not limited to:

•	Growing our scale through such activities as acquiring other regional air carriers, leasing portfolios and charter brokers.

•	Enhancing our platform through such activities as purchasing and integrating other existing software solutions.

•	Further improving our electrification value chain through activities such as creating joint-ventures with key component OEMs and acquiring additional core technical capabilities.

In addition to exploring acquisition and partnership opportunities focused on adding scale to our current operations, in the long term we expect to be well-positioned to explore complementary businesses and commercial relationships, examples of which include:

•	Engaging with other companies creating green technology aircraft to help bring them to market through our fleet operations and our Aircraft-as-a-Service platform.

•	Co-financing partnerships with other aircraft lessors to enable a sales channel into their aircraft portfolio for SAM hybrid-electric and fully-electric powertrains.

•	Developing and monetizing the ground infrastructure expected to be required to support the growth in electrified airplane fleets such as charging stations and alternative forms of sustainable fuel.

Key Agreements

Textron Aviation Inc.

Collaboration Agreement

On September 15, 2022 (as amended on May 24, 2023), SAM entered into a Collaboration and Engineering Services Agreement (the “Collaboration Agreement”) with Textron Aviation Inc., a Kansas corporation, a subsidiary of Textron, Inc. The Collaboration Agreement provides, among other things, that TAI will provide

SAM certain services in furtherance of SAM’s development of its proprietary electrified powertrain technology (the “SAM System”). The Collaboration Agreement became effective on the date that SAM shares started publicly trading on the New York Stock Exchange (the “TAI Effective Date”). Under the Collaboration Agreement, SAM has agreed to meet certain development milestones by specified dates.

The Collaboration Agreement is part of a series of related agreements that govern the relationship between TAI and SAM, which agreements include an Aircraft Purchase Agreement (the “APA”), pursuant to which SAM agrees to purchase certain Model 208B Grand Caravan EX aircraft (the “Caravan”) from TAI, an Amended and Restated Sales and Marketing Agreement (the “SMA”), which outlines the exclusive relationship and sales, promotional and marketing commitments between TAI and SAM for the Caravan SAM System and Caravan SAM System equipped aircraft (together, the “SAM Aircraft”), and a Data License Agreement (the “DLA” and, collectively with the Collaboration Agreement, the APA and the SMA, the “TAI Agreements”), which provides for SAM’s licensing of certain technical information with respect to the Caravan from TAI to facilitate SAM’s development of the SAM System.

The Collaboration Agreement is subject to termination events including the failure by SAM to pay any undisputed amount when due and such failure continues for 30 days after SAM’s receipt of written notice of non-payment, the failure by SAM to meet certain milestones, a change of control of SAM, TAI’s reasonable determination that a market for aircraft equipped with the SAM System outside of the Caravan purchased pursuant to the APA is not economically viable, TAI’s reasonable determination that the FAA is unlikely to approve a supplemental type certificate for the SAM System on the Caravan, TAI’s reasonable determination that SAM has failed to develop its product offerings compared to other parties pursuing similar products, TAI cessation of manufacturing of the Caravan, or termination of the TAI Agreements.

Amended and Restated Sales and Marketing Agreement

On September 27, 2022 (as amended on May 24, 2023), SAM entered into the SMA, pursuant to which TAI appointed SAM as its exclusive supplier of certain identified categories of fully-electric and hybrid-electric propulsion systems for the Caravan (the “Exclusive System”) for a period commencing on the TAI Effective Date and ending on the date that the exclusivity rights are terminated by TAI or SAM under the SMA. Pursuant to the SMA, the parties agreed to develop marketing, promotional and sales strategies for the SAM Aircraft and further agreed to (a) include the SAM Aircraft in sales and marketing materials (print and digital) distributed to authorized dealers, (b) prominently display the SAM Aircraft on their respective websites and social media, (c) include representatives of SAM and TAI at trade show booths, (d) market SAM Aircraft and conversions to SAM Aircraft to all owners of pre-owned Caravans, and (e) not advertise or offer any third-party Exclusive System variants of the Caravan. Certain technologies for aircraft propulsion are specifically carved out from the Exclusive System. The SMA provides for payment by SAM of exclusivity fees aggregating $40 million, with certain amounts deferred such that the aggregate fee is payable over four years commencing on the earlier of the year after SAM obtains a supplemental type certificate for the SAM System on the Caravan (the “SAM STCs”) or the 5th anniversary of the TAI Effective Date. SAM’s obligation to pay exclusivity fees in any year may be offset, in whole or in part, based on the achievement of certain sales milestones of SAM Aircraft and Caravans subsequently converted to a SAM System. TAI can terminate the Exclusivity Period upon the occurrence of a specified termination event under the Collaboration Agreement or after the 8-year anniversary of the TAI Effective Date. Under the SMA, SAM is designated as TAI’s “Official Leasing Partner” for the SAM Aircraft. SAM may terminate the exclusivity period upon payment in full of all exclusivity fees otherwise payable within nine months following SAM’s termination notice, provided that if the issuance of the SAM STC has not occurred at the time of such notice, it shall be deemed to have occurred during the third contract year following the TAI Effective Date.

The SMA is subject to termination events and termination upon certain additional events, including, among other events, termination by SAM or TAI if the other party terminates the exclusivity rights in the SMA, termination by TAI upon a change of control of SAM, and any termination of the other TAI Agreements.

Data License Agreement

On September 15, 2022 (as amended), SAM entered into the DLA, pursuant to which licensor under the DLA agreed to provide to SAM certain technical data, drawings, and specifications related to the Caravan to facilitate SAM’s development of the SAM System for upfits or retrofits of the Caravan. In addition, the DLA provides TAI with a license to “in draw” one or more of SAM STCs into TAI’s type certificate for the Caravan or use SAM STCs to install SAM Systems onto Caravans.

The DLA provides for payment by SAM of license fees aggregating $60 million over a multi-year period, with an initial license fee of $25 million due in four installments as follows: $5.0 million on September 29, 2023, $7.5 million on December 1, 2023, $5.0 million on March 29, 2024 and $7.5 million on June 28, 2024. SAM was current on this payment schedule as of September 30, 2023.

The provision of the data, drawings, and specifications and the license will not be effected until the initial license fee is paid. SAM’s obligation to pay the ongoing license fees in any year may be offset, based on achievement of certain sales milestones of SAM Aircraft and Caravans subsequently converted to a SAM System. SAM’s license under the DLA is subject to certain other restrictions and obligations, including, but not limited to, confidentiality requirements, restrictions on use of the technical information provided by the licensor and adherence to any regulatory requirements with respect to the technical information.

The DLA is subject to customary termination provisions. The DLA may also be terminated by TAI upon certain specified events, including, among other events, breach of the confidentiality provisions contained in the DLA, a change of control of SAM, termination of the APA under certain circumstances, or if SAM fails to pay the fees under the agreement (subject to, in certain circumstances, available cure periods). The DLA can be terminated by SAM, among other events, if the exclusivity rights under the SMA are terminated by TAI.

Aircraft Purchase Agreement

On September 15, 2022 (as amended on May 24, 2023), SAM entered into the APA with TAI, pursuant to which, SAM will purchase 100 specifically configured Caravans having an aggregate purchase price in excess of $300 million, with an option to purchase an additional 50 specifically configured Caravans having an aggregate purchase price in excess of $150 million, with tiered option expiration dates between December 31, 2023 and March 31, 2027. The final price to be paid by SAM will be dependent upon a number of factors, including the final specifications of such aircraft and any price escalations. Within 10 days of listing SAM must provide TAI a $10 million non-refundable deposit which will be allocated proportionately to each of the first 20 aircraft. The initial deliveries of the aircraft under the agreement will not commence until the second calendar quarter of 2024. The terms and conditions of the APA contain price escalation clauses under certain circumstances. In addition, the APA permits SAM to assign its rights to an affiliate, a successor in interest or a financial institution on an aircraft-by-aircraft basis solely for the purpose of providing SAM financing or leasing for such aircraft. The APA provides that for a period of twelve months following the delivery of each Caravan, such aircraft will be operated and branded as a part of SAM’s United States air travel platform and that SAM may not sell any Caravan under the APA without TAI’s consent unless such Caravan is sold in “used” condition for use in the United States. The APA becomes effective on the TAI Effective Date.

The APA provides that if SAM fails to make any scheduled deposit payment within 30 days following written notice of failure to pay, TAI has the option to postpone the delivery date or cancel the delivery of the affected Caravan and retain all deposits allocated to that Caravan and receive any unpaid deposits due for that Caravan. In addition to customary termination provisions for both parties, the APA may also be terminated by SAM if TAI terminates the exclusivity rights granted to SAM under the SMA. TAI may terminate the APA for certain specified events including the specified termination events under the Collaboration Agreement or termination of the other TAI Agreements.

Aerospace Testing Engineering & Certification, Inc.

On April 28, 2022, SAM entered into a Three-Party Agreement with AeroTEC and magniX, amended by the Amendment to Three-Party Agreement, dated as of October 28, 2022, and further amended by the Amendment to Three-Party Agreement, dated as of May 11, 2023 (the “Three-Party Agreement”). The Three-Party Agreement provides an overview of the parties’ intentions and cooperation plan for future definitive agreements. Pursuant to the Three-Party Agreement, AeroTEC and magniX will provide services and assistance for the development and FAA certification of Cessna Caravan STCs by utilizing the magniX EPU and magniX ESS (Energy Storage Systems) as key components of the hybrid-electric and fully-electric propulsion systems. The targeted completion date for FAA STC certification of the hybrid-electric and fully-electric Cessna Grand Caravan EX STC is the end of 2025.

According to the Three-Party Agreement, the parties must successfully complete (1) an examination of the functional and performance requirements of the system and the preliminary program or project plan, to ensure that the requirements and the selected concept will satisfy the goals (“systems requirements review” or “SRR”) and (2) an examination of the proposed requirements, the mission architecture and the flow down to all functional elements of the mission to ensure that the overall concept is complete, feasible and consistent with available resources (“conceptual design review” or “CoDR”). Following the completion of the SRR and the CoDR, the parties will develop a comprehensive program plan and schedule for preliminary design review (“PDR”), critical design review (“CDR”) and other design, component selection, supply chain validation, product support capabilities and appropriate issues related to obtaining the STC (the “Program Plan”). In addition, following the completion of the SRR and the CoDR, separate definitive two-party agreements will be negotiated and executed by and between SAM and AeroTEC, on the one hand, and by and between SAM and magniX, on the other hand. Both definitive agreements will examine the proposed terms and conditions of the partnership and the remaining development steps for the STC, including PDR and CDR.

Once CDR is complete we expect to submit a detailed initial data package to the FAA for review, prior to the FAA issuing a Type Installation Authorization (“TIA”) and the means of compliance. The TIA is the FAA’s authorization to proceed to the phase of the certification plan where the STC applicant ensures that each part of the installed system conforms to the design. The means of compliance is an agreement between the FAA and the STC applicant that determines all the systems on the aircraft that are affected by the proposed change and what specific regulations and regulation revision levels will be applied to the program for which the applicant must demonstrate compliance to the regulation.

During the duration of the services agreement between AeroTEC and SAM for the development of an STC for the Cessna Grand Caravan EX, AeroTEC will work exclusively with SAM to develop and obtain STCs for hybrid and other electrified Cessna Caravan models; provided that, in the event that market demand warrants certification of a Cessna Caravan model that SAM is unwilling or unable to support, AeroTEC and SAM will negotiate a commercially reasonable agreement and/or license to allow such independent STC development.

SAM will pay AeroTEC, magniX and other providers of services and components all costs and expenses to develop and certify the SAM STC.

The Three-Party Agreement will terminate if the Program Plan has not occurred within eighteen (18) months of the signing of the agreement or if the parties fail to reach an agreement on definitive agreements within six (6) months of the Program Plan completion.

The success of the Three-Party Agreement and future two-party definitive agreements is directly dependent on the cooperation of TAI and the TAI related agreements. SAM intends to use its commercially reasonable efforts to obtain TAI’s permission to share its data license under the TAI Agreements with AeroTEC and magniX to support their efforts for development.

Signature Flight Support LLC

On March 18, 2022, SAM and Signature Flight Support LLC (“Signature”) entered into a Memorandum of Understanding (“MOU”). The MOU is only an expression of intent; the parties do not intend to be bound by the suggested terms. The MOU provides for a collaborative relationship whereby Signature will provide FBO services and support for SAM’s network at existing and new Signature locations. In addition, SAM and Signature will co-develop a standardized end-to-end customer experience; co-develop branding and marketing opportunities to common customer bases; co-invest in technology and facilities to support their operations; and advance and develop green aviation technologies and services. As part of this partnership, SAM plans to relocate its existing station at the Santa Barbara Airport to Signature’s leasehold. The MOU will stay in effect until the parties enter into a definitive agreement, or two years after the signing of the MOU. Either party may terminate the MOU at any time by providing three months written notice to the other party.

SkyWest Airlines, Inc.

On July 17, 2019, Southern and SkyWest Airlines, Inc. (“SkyWest”) entered into a Pilot Pathway Agreement, amended by Amendment No. 1 to Pilot Pathway Agreement, dated as of October 1, 2020, Amendment No. 2 to Pilot Pathway Agreement, dated as of March 1, 2022 and further amended by Amendment No. 3 to Pilot Pathway Agreement, dated as of March 6, 2023 (collectively, the “SkyWest Agreement”). Pursuant to the SkyWest Agreement, SkyWest will facilitate a recruitment career pipeline from Southern’s flight school cadet program to SkyWest.

The SkyWest Agreement will automatically renew for additional, successive one year terms, unless and until Southern or SkyWest provides a written non-renewal notice. The SkyWest Agreement is subject to customary termination provisions. The SkyWest Agreement may also be terminated by SkyWest, if following the occurrence of a pilot refund event of tuition and fees, SkyWest does not receive full reimbursement from Southern of all amounts paid with respect to such pilot under the program within one hundred and twenty (120) days following the refund event, then, SkyWest can terminate the SkyWest Agreement.

Jetstream Aviation Capital, LLC

On October 10, 2022, SAM and Jetstream entered into a Master Agreement (the “Jetstream Agreement”) governing certain of the principal terms of the sale and leaseback by SAM of certain aircraft, subject, among other things, to the entry into separate binding sale and purchase agreements for each individual aircraft and a separate binding lease agreement for each individual aircraft. The arrangement provides for a sale and/or assignment of purchase rights of aircraft from SAM to Jetstream and the leaseback of such aircraft from Jetstream to SAM with a maximum aggregate purchase amount of $450 million, including a $120 million total minimum usage obligations for SAM.

The arrangement further provides that Jetstream and SAM will endeavor to co-market SAM’s electrified powertrain technology to Jetstream’s other customers and lessees. Subject to further negotiation and entry into definitive agreements, Jetstream also intends to commit to acquire up to 50 hybrid-electrified powertrains per year for five years. The powertrains will be installed in Jetstream’s aircraft and leased to other customers, subject to certain thresholds and governmental approval processes. Both parties will endeavor to collaborate on potentially developing a co-financing platform pursuant to which SAM may offer leasing terms to its third-party service operators. The Jetstream Agreement may be terminated (i) if our Common Stock is not publicly listed and the Southern acquisition is not consummated prior to December 31, 2023; (ii) upon a termination notice by either party in the event material adverse change in the business of the other party which is not resolved within 30 days of such notice; and (iii) as mutually agreed in writing by the parties.

Related Agreements and Transactions

Southern Acquisition Agreement

On June 21, 2023, the Company, Surf Air Inc., SAM, SAC Merger Sub Inc., and Southern entered into an Amendment No. 5 to that certain Acquisition Agreement dated as of March 17, 2021, as amended by that certain Amendment No. 1 dated as of August 22, 2021, Amendment No. 2 dated May 17, 2022, Amendment No. 3 dated November 11, 2022 and Amendment No. 4 dated May 24, 2023 (the Acquisition Agreement along with Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4 and Amendment No. 5, the “Southern Acquisition Agreement”), pursuant to which, subject to the terms and conditions thereunder, the parties thereunder agree to effect a merger of SAC Merger Sub Inc. with and into Southern, with Southern continuing as the surviving corporation and a wholly-owned subsidiary of SAM. The Southern Acquisition and the transactions contemplated thereunder became effective on July 27, 2023.

The foregoing description of the Southern Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Southern Acquisition Agreement, which appears as an exhibit to the registration statement of which this prospectus forms a part.

Financing Arrangements

Share Subscription Facility

On February 8, 2023, the Company entered into the Share Subscription Facility with GEM Global Yield LLC SCS (“GEM”) and GEM Yield Bahamas Limited (“GYBL”), which further amended and restated the Amended and Restated Share Subscription Facility entered into on May 17, 2022. Pursuant to the Share Subscription Facility, upon the terms of and subject to the satisfaction of certain conditions, SAM will have the right from time to time at its option to direct GEM to purchase up to a specified maximum amount of shares of our Common Stock, up to a maximum aggregate purchase price of $400 million (the “Aggregate Limit”), over the Term (as defined below) of the Share Subscription Facility. SAM may request GEM Advances in an aggregate amount of up to $100 million, consisting of an initial advance of no greater than $7.5 million (unless the Purchaser consents to a greater amount) following satisfaction of certain conditions to the Share Purchase Agreement and subsequent advances in amounts requested by SAM not greater than $25 million per advance and on dates as determined by SAM. Any GEM Advance will reduce amounts that Surf Air can request for future GEM advances and draw downs.

SAM’s ability to access and request each the GEM Advances and the draw downs described above under the Share Subscription Facility is contingent on the satisfaction of certain conditions, including among other things, (i) the listing of our Common Stock on a U.S. national securities exchange, (ii) the filing by SAM of one or more registration statements with respect to the shares of our Common Stock to be sold pursuant to the Share Subscription Facility and such registration statement(s) becoming effective, as well as no stop order (or proceedings for such purpose) suspending the effectiveness of any registration statement registering such shares of our Common Stock (the “Registration Condition”), (iii) no suspension of trading of our Common Stock on the NYSE, (iv) the shares of our Common Stock to be sold pursuant to the Share Subscription Facility must have been duly authorized, (v) average daily trading volume limitations requiring that the amount requested for each draw down (other than the GEM Advances) may not exceed 400% of the average daily trading volume for the 30 trading days immediately preceding a draw down (the “Trading Volume Condition”), (vi) limitations on GEM’s beneficial ownership of shares of our Common Stock (other than the GEM Advances), (vii) the payment of certain fees and (viii) the delivery by SAM of a compliance certificate certifying that SAM is in compliance with all covenants, agreements and conditions required by the Share Subscription Facility on the applicable request date, and that no Material Adverse Effect (as defined in the Share Subscription Facility) has occurred since August 25, 2020 (clauses (ii) through (iv) are the “Specified Conditions”). Following the Southern Acquisition and the completion of the listing of our Common Stock, SAM intends to draw upon the GEM Advances in 2023 and 2024 to augment its capital resources to address its capital needs. In order to access any of the GEM Advances, a resale registration statement covering the shares to be sold to GEM in accordance with the terms of the Share Subscription Facility must be declared effective. The shares registered under the registration statement which became effective on September 28, 2023 (File No. 333-274573) satisfied this condition for the initial GEM Advance of $7.5 million. SAM received the funding from the initial GEM Advance, of $7.5 million, in October 2023. The settlement of such advance will occur on or about October 25, 2023. This registration statement of which this prospectus forms a part registers up to 300,000,000 additional shares of Common Stock that could be sold to GEM under the Share Subscription Facility, as the balance of the full amount of shares of Common Stock that the Company estimates could be issued and sold to GEM for GEM Advances under the Share Subscription Facility, plus the amount of shares the Company estimates could be issued and sold to GEM for $50 million of draw downs under the Share Subscription Facility. SAM shall not be obligated to make any draw downs in respect of any GEM Advance or other draw downs and the failure to provide a draw down notice for any GEM Advance or other draw downs will not limit or preclude SAM’s ability to provide a draw down notice on any future GEM Advance or other draw down. The purchase price per share for the number of shares of our Common Stock to be sold to them is determined on the basis of the trading price of our Common Stock during a period of between 15 trading days (for any GEM Advance) and 20 trading days (for all other draw downs), which, with respect to the GEM Advances, may be extended by 15 trading days in GEM’s sole discretion upon notice to SAM. In the case of a GEM Advance, the purchase price is determined following funding of the purchase by GEM while in the case of any other purchase under the Share Subscription Facility, the purchase price is determined prior to the funding of the purchase by GEM. If the purchase price determined during the pricing period for any GEM Advance would result in GEM owning 10% or more of our outstanding shares of Common Stock, GEM may extend the pricing period for another 30 trading days. Under the terms of the Share Subscription Facility, GEM will purchase the shares at a per-share amount equal to 90% of the volume weighted average trading price during the draw down pricing period described above. In relation to the GEM Advances, SAM has agreed to deposit into escrow a number of shares of Common Stock equal to two times the value of such shares with respect to the applicable Committed Draw Down (as defined in the Share Subscription Facility) immediately prior to such Committed Draw Down.

Unless earlier terminated, the Share Subscription Facility shall terminate automatically on the earlier of (i) 36 consecutive months from the date of listing of our Common Stock; (ii) May 17, 2027; and (iii) the date GEM shall have purchased the Aggregate Limit (such earliest date, the “Term”).

The terms of the Share Subscription Facility provide for, among other things, (i) payment by SAM of a commitment fee concurrently with the first GEM Advance of 4 million shares of our Common Stock and (ii) that GEM will not be required to purchase shares of our Common Stock if the purchase would result in GEM beneficially owning more than 9.99% of outstanding Common Stock, subject to waiver of the limitation by GEM, which shall not apply to the GEM Advances. SAM has agreed with GEM not to enter into any other agreement of which the principal purpose is to secure an equity line similar to the financing provided under the Share Subscription Facility. Under the Share Subscription Facility, GEM also purchased 1,300,000 shares of Common Stock for a purchase price of $0.01 per share in July 2023. The foregoing description of the Share Subscription Facility does not purport to be complete and is qualified in its entirety by reference to the complete text of the Share Subscription Facility and its amendments, which appear as exhibits to the registration statement of which this prospectus forms a part.

For more information on the Share Subscription Facility and the risks related to SAM’s ability to access some or all of the amounts available, see the section entitled “Risk Factors — Risks Related to SAM’s Financial Position and Capital Requirements — It is not possible to predict the actual number of shares SAM will need to sell under the Share Subscription Facility to GEM in order to draw down under such facility. Further, SAM may not have access to the full amount available under the Share Subscription Facility, or may not be able to draw down under the Share Subscription Facility in a timely manner (or at all) in order to meet its existing obligations”.

GEM Purchase Agreement

On June 15, 2023, SAM entered into a share purchase agreement with GEM and GYBL. Pursuant to the GEM Purchase Agreement, SAM agreed to issue and sell to GEM 1,000,000 shares of Common Stock for a purchase price of $25.00 per share of Common Stock. The GEM Purchase is subject to customary conditions including, among other things, the filing by SAM of a registration statement with respect to the shares of our Common Stock to be sold pursuant to the GEM Purchase and such registration statement becoming effective, as well as no stop order (or proceedings for such purpose) suspending the effectiveness of any registration statement registering such shares. The GEM Purchase closed in July 2023.

The foregoing description of the GEM Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the GEM Purchase Agreement, which appears as an exhibit to the registration statement of which this prospectus forms a part.

SAFEs

On May 17, 2022 and June 30, 2022 the Company entered into SAFEs with LamVen LLC, Broader Media Holdings, LLC, Park Lane Investments, LLC, Partners for Growth V, L.P. and Palantir Technologies Inc. for an aggregate amount of approximately $49 million (of which approximately $15 million was funded through the cancellation of obligations owing by the Company to a counterparty, approximately $19 million was funded through in-kind services and approximately $15 million was funded in cash). Two additional SAFEs were entered into with individual private investors on September 12, 2022 and January 31, 2023. On June 15, 2023, the Company entered into a SAFE with LamJam LLC for approximately $6.9 million, of which approximately $3.47 million was funded through the cancellation of promissory notes owing by the Company to LamVen LLC and $3.47 million was funded in cash. As of June 30, 2023, $56.8 million of SAFEs were presented on the Company’s balance sheet at fair value. The SAFEs provide, among other things, for the conversion of such SAFEs into ordinary shares of the Company in connection with a public listing. The SAFEs were issued by the Company to LamVen LLC, Broader Media Holdings, LLC, Park Lane Investments, LLC, Partners for Growth V, L.P., Palantir Technologies Inc., LamJam LLC and the two private investors. Upon Closing, the Company irrevocably transferred, assigned and conveyed to SAM all of the Company’s rights, interests, and obligations under the SAFEs and holders of SAFE notes were entitled to receive SAM Common Stock upon conversion of the SAFEs in connection with the listing based on a conversion price equal to 65% of the initial listing price. In connection with the Company’s direct listing, the SAFEs were converted and holders received shares of SAM Common Stock.

The foregoing description of the SAFEs does not purport to be complete and is qualified in its entirety by reference to the form of SAFEs, which appears as an exhibit to the registration statement of which this prospectus forms a part.

PFG Convertible Note Purchase Agreement

On June 21, 2023, the Company entered into a convertible note purchase agreement (the “Convertible Note Purchase Agreement”) with Partners for Growth V, L.P. (“PFG”) for a senior unsecured convertible promissory note (the “Promissory Note”) for an aggregate principal amount of $8.0 million (the “PFG Investment”). The Promissory Note bears interest at a rate of 9.75% and matures on December 31, 2024. For any late payments of principal or interest, the Company will be obligated to pay PFG a late fee equal to 5% of the amount of the payment due and not timely paid. Additionally, unless expressly waived by PFG in writing, such late payments will accrue interest at the lesser of 15.75% and the highest interest rate permitted by law. PFG shall make the PFG Investment within two business days of the conditions set forth in the Convertible Note Purchase Agreement being satisfied, which includes, among other things, that a registration statement registering the resale of any Conversion Shares (as defined below) be declared effective, the listing of our Common Stock on the NYSE and that Surf Air has provided evidence that it has waived the lock-up provisions contained in Article IX of the Amended and Restated Bylaws. Surf Air waived the lock-up provision in connection with the PFG Investment, our Common Stock was listed on NYSE beginning July 27, 2023 and the resale registration statement registering the Conversion Shares (as defined below) became effective on September 29, 2023.

From the date of the PFG Investment until the later of the maturity date or the date the Company’s obligations under the Promissory Note are repaid in full, PFG, at its sole discretion, has the right to convert the Promissory Note into shares of Common Stock at a conversion price equal to (x) the principal amount of the PFG Investment plus any accrued and unpaid interest thereon, divided by (y) the amount that is one-hundred and twenty percent (120%) of the initial listing price of the Common Stock immediately after the opening trade on the date of completion of the listing on the NYSE (the “Conversion Shares”).

The Convertible Note Purchase Agreement provides that, except as permitted under the agreement, the Company may not, among other things, incur or permit to exist any liens and indebtedness, declare dividends, or redeem, retire, purchase or otherwise acquire the Company’s equity. The Convertible Note Purchase Agreement provides for certain events of default, including among other things, any warranty, representation, covenant, statement, report or certificate being or becoming untrue or misleading in a material respect, the failure to repay the PFG Investment or pay any interest thereon, there existing an event of default under the second amended and restated GEM SPA not cured within the time frame provided therein, the termination, rescission or revocation of the Share Subscription Facility or the suspension or delisting of the Common Stock from the NYSE. During any period that an event of default has occurred and is continuing, PFG may accelerate or declare any part of the PFG Investment and future investments, loans, advances, debts, liabilities, obligations, guarantees, covenants, duties and indebtedness to be immediately due and payable.

Pursuant to the Convertible Note Purchase Agreement, PFG has certain customary registration rights in respect of the Conversion Shares. The Convertible Note Purchase Agreement contains customary representations and warranties for the parties, as well as certain covenants for the Company, including, among other things, a requirement that SAM and its subsidiaries, on a consolidated basis, (a) for the first forty five (45) days following the listing maintain at least $5 million, and (b) thereafter, maintain at least $10 million in cash and cash equivalents, deposit accounts, commodity accounts or securities accounts, which shall be tested monthly on the last day of each calendar month.

The Convertible Note Purchase Agreement provides that, in the event that we are not able to access the GEM Advances for any reason or if the Share Subscription Facility is terminated or otherwise modified in a way that is detrimental to our ability to draw down on the Share Subscription Facility, or which impairs PFG’s rights and remedies against us or if we fail to comply with its obligations to register the Conversion Shares pursuant to the terms of the Convertible Note Purchase Agreement (the “Amortization Event”), the unpaid balance of the PFG Investment, together with any and all accrued and unpaid interest, shall be due and payable in 12 equal monthly installments with the first installment due within three days of the Amortization Event.

The foregoing description of the Convertible Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Convertible Note Purchase Agreement, which appears as an exhibit to the registration statement of which this prospectus forms a part.

Government Regulation

SAM will be subject to government regulation at local, state, national and international levels. The scope of these regulations is exceedingly broad, covering a wide range of subjects that includes, but is not limited to, those summarized below. Given the dynamic and rapidly evolving nature of the regulatory environment, the conduct of our business will always include a measure of risk and we may not be able to predict or control how new regulations might be written, or predict how existing regulations may be interpreted, or enforced.

Various aspects of our business, including scheduled and on-demand air service and electrification, are all impacted by interrelated but distinct regulatory frameworks.

Principal Domestic Regulatory Authorities

DOT

The U.S. Department of Transportation (the “DOT”) is the principal regulator of economic and consumer protection matters in the U.S. commercial aviation industry. The DOT licenses and oversees the operations of all carriers. This includes economic authority to conduct business as a type of air carrier, as well as consumer protection and insurance requirements that are applied to the conduct of such business. The DOT also oversees the marketing, sale and performance of public charter flights (charter flights which are sold by the seat) that may be arranged by an indirect air carrier (i.e., an entity that does not operate aircraft but contracts as a principal with a direct air carrier to do so on its behalf), for the purpose of offering its chartered flights to the public that will be performed by an identified direct air carrier at a predetermined date and time (in contrast to the on-demand, or as-needed/where-needed, character of certain of our services). The DOT oversees and regulates how airlines advertise and hold out services. The DOT also oversees the sale, holding out and arrangement of single-entity charter air transportation (charter of the entire capacity of an aircraft, in contrast to public charter flights which are sold by the seat). The DOT has authority to enforce laws and regulations against engaging in “unfair” or “deceptive” practices in the sale or provision of air transportation. The DOT promulgates and enforces various other consumer protection laws and regulations to which we are subject, including requirements related to non-discriminatory access to air transportation for disabled passengers, data reporting, recordkeeping, advertising and ticket sales, among others. The DOT is also responsible for monitoring and assuring that U.S. air carriers remain fit, willing and able at all times to provide the services for which they are licensed, and that such carriers qualify continuously as citizens of the United States within the meaning of U.S. aeronautical laws and regulations.

SAM will be subject to U.S. laws regarding privacy of passenger and employee data, including as enforced by the DOT, that are not consistent in all jurisdictions where we operate and which are continually evolving, requiring ongoing monitoring and updates to our privacy and information security programs. Although we dedicate resources to manage compliance with privacy and information security obligations, the challenging and uncertain regulatory environment may pose material risks to our business, including increased operational burdens and costs, regulatory enforcement and legal claims or proceedings.

FAA

The Federal Aviation Administration (the “FAA”) is an operating administration of the DOT and the principal regulator of safety matters in the U.S. aviation industry. The FAA’s regulations touch on many aspects of civil aviation, such as the design and manufacture of aircraft, engines, propellers, avionics and other components, including applicability of engine noise and other environmental standards; the inspection, maintenance, repair and registration of aircraft; the training, licensing or authorizing and performance of duties by pilots, flight attendants and maintenance technicians; the testing of safety-sensitive personnel for prohibited drug use or alcohol consumption; the design, construction and maintenance of runways and other airport facilities; the operation of air traffic control systems, including the management of complex air traffic at busy airport facilities; the safety certification and oversight of air carriers including their operations and maintenance; the establishment and use of safety management systems by air carriers; the promotion of voluntary systems to encourage the disclosure of data that may aid in enhancing safety; and the oversight and operational control of air carriers by their accountable managers, directors of operations, directors of maintenance and other key personnel.

TSA

The Transportation Security Administration (the “TSA”) is an administration within the U.S. Department of Homeland Security which issues security programs to air carriers and ensures that air carriers operate in a manner consistent with any security program and other requirements issued to the carrier.

International Air Transportation

International air transportation, whether provided on a scheduled or charter basis, is subject to the laws, rules, regulations and licensing requirements of the foreign countries to, from and over which the international flights operate. Foreign laws, rules, regulations and licensing requirements governing air transportation are generally similar, in principle, to the regulatory scheme of the United States as described above, although in some cases foreign requirements are comparatively less onerous and in others, more onerous. An air carrier must comply with the laws, rules and regulations of each country to, from or over which it operates. International flights are also subject to U.S. Customs and Border Protection, Immigration and Agriculture requirements and the requirements of equivalent foreign governmental agencies.

Air Services

Regional airline services are currently regulated by both the DOT, which provides the economic authority to operate as an airline, and the FAA, which provides the safety authority. Southern currently holds a Commuter Air Carrier Authorization issued by the DOT under 14 C.F.R. Part 298 (“Part 298”) and an Air Carrier Certificate issued by the FAA under 14 C.F.R. Part 119 with FAA Operations Specifications issued under 14 C.F.R. Part 135 (“Part 135”). The requirements of Part 298 and Part 135 are continuing in nature and Southern must comply with them at all times.

Part 298 Requirements — Airlines are generally required to obtain a certificate of public convenience and necessity issued under section 41102 of 49 U.S.C. Subtitle VII in order to hold out and sell air transportation services to the traveling public (a “Certificate”). As a “commuter air carrier” which operates small aircraft under Part 298, Southern operates under an exemption from the statutory requirement to obtain or hold a Certificate as well as certain requirements applicable to airlines operating large aircraft. Provided that Southern continues to qualify for this exemption by maintaining in effect its Commuter Air Carrier Authorization issued by DOT, it will remain exempt from this requirement. Although Southern is not required to hold a Certificate, it is subject to rigorous other requirements, as well as various DOT consumer rules. For example, Southern must file with the FAA evidence that it has aircraft accident liability insurance coverage, and it must maintain that coverage. It must also continuously meet the fitness and citizenship requirements described below, refrain from operating large aircraft (those originally designed for more than 60 seats or more than 18,000 pounds payload capacity), comply with security requirements established by the TSA of the U.S. Department of Homeland Security, comply with various financial and passenger traffic reporting requirements, not engage in any practices DOT considers unfair or deceptive, and notify DOT in advance of any proposed substantial change in its ownership, operations or management.

Fitness Requirements — Carriers like Southern (and following the consummation of the transactions, SAM as the parent company of Southern), must be found to be fit, willing and able to perform the air transportation for which they are licensed by the DOT. This involves a DOT evaluation of the competence and compliance disposition of the airline’s management as well as an evaluation of the financial viability of the carrier and its ability to carry out its operations without putting customers’ money at unnecessary risk. In connection with DOT review of the Southern Acquisition, Southern is undergoing a continuing fitness review by DOT keyed to these factors. The scope of the review includes SAM in its capacity as Southern’s parent company. While this review is not yet complete, DOT has found Southern continuously fit dating from its initial review by the DOT in 2016-17.

Citizenship Requirements — In connection with Southern’s continuing fitness review, DOT will also consider whether Southern continues to qualify as a “U.S. citizen” within the meaning of applicable law (49 U.S.C. 40102 (a)(15)(C) as interpreted and applied by the DOT), which requires that an air carrier must continuously qualify as a “U.S. citizen” to be eligible to hold its DOT and FAA licenses and provide air transportation. The scope of the review includes SAM in its capacity as Southern’s parent company, and that is, SAM is subject to the same

U.S. citizenship requirement as Southern. If an air carrier is found to not be a U.S. citizen, its DOT and FAA licenses can be revoked and the carrier would not able to fly commercially. To qualify as a “U.S. citizen” an entity:

1.	must be incorporated in the United States;

2.	must have a President and at least two-thirds of its board of directors and other managing officers be U.S. citizens;

3.	must have at least 75% of its voting interests owned and controlled by U.S. citizens; and

4.	must be under the actual control of U.S. citizens.

The DOT has emphasized that it makes its citizenship determinations on a case-by-case basis, considering the totality of the circumstances and weighing all the factors before determining whether an airline is under the actual control of U.S. citizens. See the section entitled “Description of Capital Stock — Certain Foreign Ownership and Anti-Takeover Provisions of Delaware Law and the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws” for additional information.

Following the consummation of the transactions we believe that all relevant entities will all qualify as “U.S. citizens” as required because each entity is incorporated in Delaware. Stan Little, a U.S. citizen, will continue as the CEO of Southern and will become the CEO of SAM. More than two-thirds of the board of directors and other managing officers of each of the entities are U.S. citizens.

At least 75% of the voting interest of the above entities is owned by U.S. citizens, and the companies will remain under the actual control of U.S. citizens. As an additional measure to ensure compliance with the citizenship requirement, the corporate charter of SAM provides that in the event that persons who are not U.S. citizens were to acquire or have control over any shares of capital stock of SAM, the voting rights associated with such shares of stock shall be suspended automatically to the extent required to ensure that SAM will remain in compliance with the requirement that U.S. citizens maintain control of at least 75% of the voting shares of the entity.

Part 135 Requirements — In addition to the economic authority granted by the DOT under Part 298, a commuter airline must have safety authority from FAA under Part 135 or Part 121, depending on the type and size of aircraft operated. A carrier operating under Part 135 cannot fly aircraft with more than nine seats in scheduled service or more than 30 seats in charter service.

As is the case with DOT air carrier authority, FAA authority requires the carrier to be a “U.S. citizen”. Part 135 also includes the following additional requirements:

•	The carrier must have a physical location for its principal base of operations;

•	It must have at least one aircraft and all its aircraft must meet FAA airworthiness standards;

•	Its aircraft must be maintained according to FAA standards including an approved aircraft inspection program;

•	The maintenance records for its aircraft must be complete, accurate and appropriately documented;

•	The airline’s director of operations, chief pilot and director of maintenance must meet the specific qualification and experience requirements established by FAA;

•

The airline must submit manuals acceptable to FAA governing its operations, maintenance, handling of hazardous materials and training programs, as well as the current flight manual for each aircraft used in its operations;

•	Its crewmember training program must include the elements specified by FAA;

•	It must have a drug and alcohol testing program meeting regulatory requirements for its employees in safety sensitive positions;

•	It may have to adopt and implement a TSA-approved security program; and

•

It must comply with laws and regulations relating to pilot records designed to ensure that airlines adequately investigate a pilot’s background before allowing the pilot to conduct commercial flights as well as providing, updating and making available to potential employers pilot records developed while a given pilot is in its employ.

Essential Air Service (“EAS”) — Southern participates in the EAS program administered by the DOT. This program was enacted as part of the Airline Deregulation Act of 1978. The deregulation act was designed to allow airlines the freedom to determine their own routes and set their own prices. The EAS program was intended to ensure that, despite the economic freedom granted to the airlines, the small communities that had air service prior to enactment continued to receive a specified minimum level of air service, with a federal subsidy if necessary for that purpose. The EAS program was initially intended to last ten years but it has been extended and modified in the years since.

Airport and other Local Authorities — Airport authorities have the ability to charge fees and impose conditions on the use of their facilities. Airports also have limited proprietary authority to restrict access as a means of reducing aircraft noise impacts on the local community they serve. As an example, airports can restrict an airline’s ability to land at an airport only if the airport complies with the Airport Noise and Capacity Act of 1990 (“ANCA”). ANCA requires that certain review and approval procedures be completed before a proposed restriction that impacts aircraft is implemented

Marketing and Sales of Transportation Services

We will market our transportation services to the public in a variety of manners. Depending on how our platform and our business evolves, it is possible that, as a result of our on-demand services, the DOT may view us as operating as either an “air charter broker” or a “charter operator”.

Air Charter Broker

“Air charter brokers” are regulated by DOT under 14 C.F.R. Part 295 (“Part 295”), which applies generally to any entity that acts as an air charter broker. An air charter broker is defined as an entity, not an airline, that holds out, sells by itself or as an agent, or arranges single entity charter air transportation with an airline. In instances where an air carrier regulated under Part 298, such as Southern, acts as an air charter broker, Part 298 establishes requirements equivalent to those of Part 295 applicable to the carrier’s broker activities. A single entity charter is a charter for the entire capacity of an aircraft where the cost of the transportation is borne by the charterer and not by the individual passengers. Entities that qualify as air charter brokers are exempted from several provisions of title 49 of the United States Code. To qualify for these exemptions, air charter brokers (including Part 298 air carriers when acting as brokers) must use airlines that have the requisite authority from the DOT and the FAA. They are prohibited from engaging in unfair or deceptive practices or unfair methods of competition as determined by the DOT. All of the air charter broker’s advertising must make clear that the advertised air service will be provided by a properly licensed airline. Part 295 lists a series of disclosures that the broker must make to the charterer. It also enumerates various practices or misrepresentations that the DOT views as unfair or deceptive, and it lists various civil and criminal penalties that air charter brokers could be subject to if they violate the terms of the regulation.

Charter Operator

Charter operators (also known as “public charter operators”) are subject to much more extensive regulation than air charter brokers. They act as principals and are regulated under 14 C.F.R. Part 380 (“Part 380”). Part 380 applies to entities that are engaged in the formation of groups for transportation on public charter flights. Public charters are one-way or round trip charter flights that are operated by one or more airlines. The airlines must have the requisite authority from DOT and FAA. A charter operator cannot advertise, receive money for, or operate a charter until it has filed a prospectus with DOT. Part 380 specifies in detail what shall be included in this prospectus. There also must be a contract between the charter operator and the airline that evidences a binding commitment on the part of the airline to provide the air transportation called for by the contract. Part 380 also specifies minimum contents of any solicitation materials for the charter as well as minimum contents of the contract between the charter operator and passengers.

Charter operators must pay the airline in full for the cost of the charter transportation prior to the scheduled date of the flight departure. Unless it is physically impossible to perform the trip, a charter operator may not cancel a charter less than 10 days before the scheduled departure of the outbound flight. If the charter is canceled, passengers must be notified within 7 days. The charter regulations contain detailed requirements concerning the marketing and sale of charter flights and sets forth potential penalties if its provisions are violated.

Under DOT regulations and policies, it is possible for an air carrier to act simultaneously as the public charter operator and the direct air carrier for a given flight or series of flights. Such flights are known as “direct-sale charters”. Southern’s operations include certain direct-sale charters between points in Hawaii. With respect to such flights, Southern is subject to the Part 380 requirements summarized above as well as the Part 298 requirements ordinarily applicable to charter flights.

Electrification

The electrification contemplated in our business will involve major modifications to Cessna Caravans and other existing aircraft. To ensure the safety of airline passengers, aircraft must be deemed airworthy by FAA. For an entirely new aircraft, this would require the manufacturer to show that the aircraft complies with FAA regulations, in which case, it would be granted a “type certificate” (“TC”) by the FAA.

An STC is a TC issued when an applicant has received FAA approval to modify an already type-certified aircraft from its original design. The STC, which incorporates by reference the related TC, approves not only the modification but also how that modification affects the original design. This is governed by 14 CFR Part 21, Subpart E and FAA Order 8110.4C. All models of the Cessna Caravan have had a TC from the FAA for many years. In order to modify these aircraft, we plan to apply to the FAA for STCs allowing us to modify the design to include hybrid-electric or fully-electric powertrains.

The FAA lists the following major steps in order to obtain an STC:

•	Applicant applies for STC

•	Familiarization and preliminary type certification board (“TCB”) meetings

•	FAA develops certification program plan

•	Establishment of certification basis by FAA

•	Applicant submits data for approval

•	FAA design evaluation

•	FAA and applicant hold specialists and interim type certification meetings, as required

•	FAA performs conformity inspections

•	Engineering compliance determinations

•	Pre-flight TCB meeting

•	Applicant performs ground inspections, ground tests and flight tests

•	FAA reviews manufacturer’s flight test results and issues Type Inspection Authorization

•	FAA performs conformity inspections, witnesses tests, performs official certification flight tests and flight standards evaluations

•	Functional and reliability testing

•	FAA approves flight manual supplement or supplemental flight manual and holds final TCB meeting

•	Aircraft Evaluation Group (“AEG”) completes continuing airworthiness determination

•	FAA issues STC

An STC will be issued by the FAA only if: (i) the pertinent technical data from the manufacturer have been examined and found satisfactory by FAA; (ii) all necessary tests and compliance inspections have been completed; and (iii) the alteration has been found to conform with the technical data. Once the STC is approved, the STC holder must still (i) report failures, malfunctions and defects; (ii) make the STC data available to FAA and National Transportation Safety Board, upon request; (iii) make instructions for continued airworthiness available to owners and operators; (iv) make required design changes to address Airworthiness Directives issued by FAA and make them available; and (v) make flight manual supplements and supplemental flight manuals available with each alteration. The issuance of an STC can be time consuming, and timing can vary based on the availability of FAA personnel, the novelty of the design being reviewed, and other factors yet to be identified.

Production Certification

As our strategic partners and suppliers ramp up to production, we expect that there will be interactions with numerous U.S. government agencies and entities, including but not limited to FAA, with respect to certification of production and quality control systems. We are working with our strategic partners to develop the systems and processes needed to obtain FAA production certification.

Facilities

Surf Air’s and SAM’s headquarters are located in a leased 5,500 square foot facility in Hawthorne, California. The lease of this facility expires in August 2024 with the option to extend the lease for an additional two-year term.

Southern’s headquarters are located in a leased workspace in Palm Beach, Florida. The lease of this facility expires in April 2025.

Human Capital/Team

As of June 30, 2023, Surf Air had 88 employees, of which 80 were full-time and 8 were part-time and Southern had 679 employees, of which were 488 full-time and 191 were part-time.

Surf Air and Southern have not experienced any work stoppages and consider our relationship with our employees to be good. Our employees are divided across various core business functions, including operations, sales and marketing, research and development, customer service and finance and administration.

None of our employees are subject to a collective bargaining agreement or represented by a labor union.

Commitment to Environmental, Social and Governance Leadership

We are seeking to build a regional air mobility ecosystem that will sustainably connect the world’s communities. We intend to accelerate the adoption of green flying, bringing electrified aircraft to market at scale in order to substantially reduce the cost and environmental impact of regional flying. In so doing, we believe we can make a meaningful contribution to tackling the dual challenges of congestion and climate change. We are building a dedicated, diverse and inclusive workforce to achieve this goal while adhering to best practices in risk assessment, mitigation and corporate governance.

Our ESG efforts consist of focusing on the following:

•	Environmental. Being a good steward of the natural environment through the production and development of innovative designs that reduce resource use and energy consumption.

•	Social. Promoting diversity, equity and inclusion, while underpinning all of our activities with a core focus on health and safety.

•

Governance. Upholding our commitment to ethical business conduct, integrity and corporate responsibility, and integrating strong governance and enterprise risk management oversight across all aspects of our business.

Diversity, Equity and Inclusion

We work diligently to create a diverse, equitable and inclusive work environment. We provide equal opportunities for growth, success, promotion, learning and development, and aim to achieve parity in the way we organize, assign and manage projects. We are focused on building support across all teams and individuals, ensuring everyone has a voice, and treats each other with respect.

Intellectual Property

Our ability to protect our material intellectual property is important to our business. We seek to protect our intellectual property (including our technology and confidential information) through a combination of trademarks and trade secret protections, as well as contractual commitments and security procedures. Surf Air generally requires employees and consultants to enter into confidentiality and assignment of inventions agreements and certain third parties to enter into nondisclosure agreements.

We regularly review our technology development efforts and branding strategy to identify and assess the protection of new intellectual property. Surf Air owns certain trademarks important to our business, such as the “Surf Air” trademarks in the United States, and Southern owns the “Mokulele Airlines” trademark in the United States.

Surf Air currently owns the “surfair.com” Internet domain-name registration and Southern owns the “iflysouthern.com” and “mokuleleairlines.com” domain-name registrations. The regulation of domain names in the United States is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain all domain names that use the name “Surf Air” or “Southern” or are otherwise relevant to or descriptive of our business.

We have chosen to rely primarily on copyright and trade secret law in order to protect our software and have chosen not to register any copyrights in these works. However, in the United States, copyrights must be registered in order to bring a claim for infringement and to obtain certain types of remedies. Even if we decide to register a copyright in our software to bring an infringement action, the remedies and damages available to us for unauthorized use of our software may be limited.

Intellectual property laws, contractual commitments and security procedures provide only limited protection, and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Further, trade secrets, know-how and other materials may be independently developed by our competitors or revealed to the public or our competitors and no longer provide protection. In addition, intellectual property laws vary from country to country. We may therefore be unable to protect certain of our technology, brands or other intellectual property in the U.S. or other jurisdictions.

We regularly review our development efforts to assess the existence and patentability of new inventions, and we are prepared to file patent applications when we determine it would benefit our business to do so.

Privacy and Data Protection

There are many requirements regarding the collection, use, transfer, security, storage, destruction and other processing of personally identifiable information and other data relating to individuals. Because our technology platform is an integral aspect of our business, compliance with laws governing the use, collection and processing of personal data is necessary for us to achieve our objective of continuously enhancing the user experience of our mobile application and marketing site.

We receive collect, store, process, transmit, share and use personal information and other customer data, including passenger data, and we rely in part on third parties that are not directly under our control to manage certain of these operations and to receive, collect, store, process, transmit, share and use such personal information, including payment information. A variety of federal, state, local, municipal and foreign laws and regulations, as well as industry standards (such as the payment card industry standards) govern the collection, storage, processing, sharing, use, retention and security of this information.

Legal Proceedings

From time to time, we have in the past and may in the future become subject to legal proceedings or claims arising in the ordinary course of its business. Other than as set out below, we are not currently a party to any legal proceedings, the outcome of which, if determined adversely, believes would individually or in the aggregate have a material adverse effect on our business, financial condition or results of operations.

In 2017, Surf Air acquired Rise U.S. Holdings, LLC (“Rise”). Prior to the close of the acquisition, Rise Alpha, LLC and Rise Management, LLC (both of which are wholly-owned subsidiaries of Rise and hereinafter referred to as the “Rise Parties”) were served with a petition for judgment by Menagerie Enterprises, Inc. (“Monarch Air”), relating to breach of contract for failure to pay Monarch Air pursuant to the terms and conditions of the Monarch Air Flight Services Agreement, which occurred prior to Surf Air’s acquisition of Rise. The Rise Parties filed numerous counterclaims against Monarch Air, including fraud, breach of contract, and breach of fiduciary duty. Surf Air was not named as a party to the lawsuit. During 2018 and 2019, certain summary judgements were granted in favor of Monarch Air.

On November 8, 2021, the Rise Parties entered into a final judgment in respect of litigation to finally resolve all claims raised by Monarch Air and the Rise Parties agreed to pay actual damages of approximately $1 million, pre-judgment interest of approximately $230,000, attorneys’ fees of approximately $61,000 and court costs of approximately $3,000. Since then, Monarch Air has been conducting post-judgment discovery to which Surf Air has timely responded. The full settlement had been recognized as an accrued expense as of December 31, 2022 and 2021.

MANAGEMENT

Executive Officers and Directors

The business and affairs of SAM is managed by or under the direction of the SAM Board. SAM’s Amended and Restated Certificate of Incorporation provides for a staggered, or classified, board consisting of three classes of directors, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of stockholders, as follows:

Class A, consists of Tyrone Bland and Bruce Hack, whose terms will expire at the first annual meeting of stockholders to be held upon the listing of our Common Stock on the NYSE;

Class B, consists of John D’Agostino, Stan Little and Edward Mady, whose terms will expire at the second annual meeting of stockholders to be held upon the listing of our Common Stock on the NYSE; and

Class C, consists of Carl Albert, Tyler Painter and Sudhin Shahani, whose terms will expire at the third annual meeting of stockholders to be held upon the listing of our Common Stock on the NYSE.

At each annual meeting of stockholders to be held after the initial classification, directors for that class will be elected for a three-year term at the annual meeting of stockholders in the year in which the term expires. Each director’s term is subject to the election and qualification of his or her successor, or his or her earlier death, disqualification, resignation or removal. Subject to any rights applicable to any then outstanding preferred stock, any vacancies on the SAM Board may be filled only by the affirmative vote of a majority of the directors then in office. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the SAM Board may have the effect of delaying or preventing changes in SAM’s control or management. SAM’s directors may be removed for cause by the affirmative vote of the holders of at least two-thirds of SAM’s voting securities.

The following table sets forth the name, age and position of each of the directors and executive officers of SAM as of the date of this prospectus:

Name	Age	Position
Executive Officers
Stan Little	51	Chief Executive Officer and Director
Deanna White	57	Chief Financial Officer
Employee Directors
Sudhin Shahani	40	Co-Founder and Director
Non-Employee Directors
Carl Albert	81	Chairman
Tyrone Bland	52	Director
John D’Agostino	48	Director
Bruce Hack	74	Director
Edward Mady	71	Director
Tyler Painter	52	Director

Executive Officers

R. Stanley (“Stan”) Little. Mr. Little serves as SAM’s Chief Executive Officer and a member of the SAM Board. Mr. Little has served as the founder, Chairman and Chief Executive Officer of Southern Airways Express and its sister company, Mokulele Airlines, since April 2013. Mr. Little has been a practicing attorney since 2002, and has served as Senior Partner Emeritus at Little & Barton, PLLC since September 2003. Mr. Little is admitted to both the Mississippi and Hawaii Bar Associations. Mr. Little received his J.D. from the University of Mississippi and B.A. from the University of Tennessee. Mr. Little is qualified to serve as SAM Chief Executive Officer and a member of the SAM Board based on his extensive business management and industry experience.

Deanna White. Ms. White serves as Chief Financial Officer of SAM. Ms. White has served as the Chief Financial Officer of Surf Air since May 2022, and prior to that, she served as Chief Administrative Officer of Surf Air from January 2021 to May 2022. Prior to Ms. White’s position at Surf Air, she served as Chief Operating Officer of Wisk from December 2017 to October 2019. Ms. White served as the Chief Executive Officer and Chief Financial Officer of Bombardier Flexjet from October 2005 to March 2015. Prior to Bombardier Flexjet, Ms. White worked in a variety of leadership positions at Verizon. Ms. White received her MBA and M.A. in Cybersecurity from the University of Dallas, and a B.S. in accounting from the University of Tampa. Ms. White is qualified to serve as SAM Chief Financial Officer based on her extensive finance experience and industry experience.

Employee Director

Sudhin Shahani. Mr. Shahani serves as co-founder and a member of the board of SAM. Mr. Shahani has served as the co-founder and Chief Executive Officer of Surf Air since 2013. Prior to his role at Surf Air, Mr. Shahani was an Entrepreneur in Residence at Anthem Ventures, an early-stage venture capital firm, where he worked with a number of portfolio companies, led investments, served on the board of Madefire from July 2013 to December 2018, and Panna from March 2012 to April 2019 (until their sale to Discovery Networks). Prior to his role at Anthem Ventures, Mr. Shahani co-founded Musicane, a digital music and social shopping network from 2004 to 2009. Mr. Shahani holds a B.S. with honors in Business Administration & Entrepreneurship from Babson College. Mr. Shahani is qualified to serve as a member of the SAM Board based on his extensive business management experience.

Non-Employee Directors

Carl Albert. Mr. Albert serves as Chair of the SAM Board. Mr. Albert has served as Chairman and Chief Executive Officer of Fairchild Venture Capital Corporation from 2000 and as General Partner of Positano Premiere Properties from 2003. Mr. Albert was the Chairman and Chief Executive Officer of Fairchild Aircraft and Fairchild Aerospace, the parent company of Fairchild Aircraft and Dornier Luftfahrt, from 1990 to 2000. Mr. Albert served as principal investor, Chairman, CEO and President of Wings West Airlines, managing the growth of the airline and initial public offering from 1984 to the 1988 acquisition of the company by AMR Corporation, the then-parent company of American Airlines. Prior to his work in the airline and aircraft manufacturing industries, Mr. Albert was an attorney specializing in business matters. Mr. Albert received his LLB at the University of California, Los Angeles, School of Law and his B.A. at the University of California, Los Angeles. Mr. Albert is qualified to serve as Chair of the SAM Board based on his extensive business experience and industry knowledge.

Tyrone Bland. Mr. Bland serves as a director of SAM. Mr. Bland has returned to serve as a Managing Partner at Porter Tellus, LLC since May 2023. Prior to his role at Porter Tellus, LLC, Mr. Bland served as the Head of Global Government Affairs for Creative Artists Agency, LLC (“CAA”) from October 2020 to May 2023. Prior to CAA, Mr. Bland was Vice President of State and Local Government Relations for Herbalife Nutrition from January 2016 to October 2020 and Managing Partner for Porter Tellus, LLC from January 2007 to January 2016. Mr. Bland received his B.A. from University of California at Los Angeles. Mr. Bland is qualified to serve on the SAM Board based on his regulatory experience and operational leadership.

John D’Agostino. Mr. D’Agostino serves as a director of SAM. Mr. D’Agostino has served as Senior Advisor at Coinbase Institutional since June 2021. Prior to his role at Coinbase Institutional, Mr. D’Agostino was the US Managing Director at Waystone Governance from May 2015 to September 2021. From May 2017 to December 2021, Mr. D’Agostino served as a director of Midpoint Holdings Ltd. In 2021, Mr. D’Agostino was named Fellow of the AIF Institute Financial Innovation Center of Excellence. Mr. D’Agostino received his MBA from Harvard Business School, and his B.A. from Williams College. Mr. D’Agostino is qualified to serve on the SAM Board based on his extensive corporate finance and operational leadership.

Bruce Hack. Mr. Hack serves as a director of SAM. Mr. Hack has served as the founder and Chief Executive Officer of BLH Venture, LLC since 2010. Prior to founding BLH Venture, LLC, Mr. Hack served as an Executive Vice Chairman of Activision Blizzard from 2008 to 2009 and Chief Executive Officer of Vivendi Games from 2004 to 2008. Mr. Hack also served as Vice-Chairman of the Board of Directors for Universal Music Group, Inc. from 1998 to 2001 and Chief Financial Officer of Universal City Studios LLC from 1995 to 1998. In addition, Mr. Hack has served as the Executive Chairman of PowerUP Acquisition Corporation since January 2021 and was previously Director then Chairman of Technicolor, Inc. from 2010 to 2019. Mr. Hack received his B.A. from Cornell University and his M.B.A from the University of Chicago. Mr. Hack is qualified to serve on the SAM Board based on his operational expertise and public company board experience.

Edward Mady. Mr. Mady serves as a director of SAM. Mr. Mady has served as Senior Advisor and Advisory Board Member to Surf Air since January 2017. Prior to his role at Surf Air, Mr. Mady served as General Manager of The Beverly Hills Hotel and Regional Director for Dorchester Collection, also overseeing Hotel Bel-Air from July 2011 to February 2022. Prior to that role, Mr. Mady worked as the General Manager at the New York Palace from June 2009 to June 2011. Prior to that role, Mr. Mady worked at The Ritz-Carlton Hotel Company as a Vice President and Area General Manager, November 1988 to May 2009. Mr. Mady has also served as the Principal to Edward Mady LLC since December 2016. Mr. Mady studied Hotel Restaurant Management at St. Clair College. Mr. Mady is qualified to serve on the SAM Board based on his extensive management and client hospitality experience.

Tyler Painter. Mr. Painter serves as a director of SAM. Mr. Painter has served as the CFO of Wisk Aero since April 2022. Prior to becoming the CFO of Wisk Aero, Mr. Painter served as a senior advisor and acting CFO for SAM from August 2020 to April 2022. From January 2018 to October 2019, Mr. Painter served as CFO of Fair Financial Corporation. Mr. Painter served as the CFO of TerraVia (Solazyme) from September 2007 through October 2014 and expanded his role to include CFO and COO from October 2014 through October 2017. In August 2017 TerraVia (Solazyme) was sold to Corbion N.V. in a sale pursuant to Section 363 of the U.S. Bankruptcy Code. Prior to TerraVia (Solazyme), Mr. Painter served as Corporate Treasurer and VP of Finance and Investor Relations for Wind River Systems from September 2000 through April 2007. Earlier in his career, Mr. Painter held various finance roles at CarsDirect and Gap Inc. Mr. Painter holds a B.S. in business with a concentration in finance from California Polytechnic University, San Luis Obispo. Mr. Painter is qualified to serve on the SAM Board based on his extensive corporate finance and operational experience.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Board of Directors Leadership Structure

Board Composition

The SAM Board is comprised of eight directors, five of whom are considered “independent” for the NYSE listing purposes, and approved by the SAM Board. If the SAM Board increases beyond nine directors within twelve months of the Southern Acquisition, then Mr. Little can elect an additional board member.

Director Independence

The SAM Board has undertaken a review of the independence of each director. Based on information by each director concerning his or her background, employment and affiliations, the SAM Board determined that Mr. Albert, Mr. Bland, Mr. D’Agostino, Mr. Hack and Mr. Mady qualify as independent directors, as defined under the listing rules of the NYSE. The SAM Board consists of a majority of “independent directors”, as defined under the rules of the SEC and NYSE relating to director independence requirements. In addition, SAM is subject to the rules of the SEC and NYSE relating to the membership, qualifications and operations of the audit, compensation and nominating and corporate governance committees, as discussed below.

Role of the SAM Board in Risk Oversight/Risk Committee

One of the key functions of the SAM Board is informed oversight of SAM’s risk management process. The SAM Board does not have a standing risk management committee, but rather administers this oversight function directly through the SAM Board as a whole, as well as through various standing committees of the SAM Board that address risks inherent in their respective areas of oversight. In particular, the SAM Board is responsible for monitoring and assessing strategic risk exposure and SAM’s audit committee has the responsibility of considering and discussing SAM’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.

The audit committee also monitors compliance with legal and regulatory requirements. SAM’s Compensation Committee also assess and monitors whether SAM’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

The SAM Board has three standing committees — an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The SAM Board adopted a charter for each of these committees, which complies with the applicable requirements of current NYSE rules. SAM intends to comply with future requirements to the extent they will be applicable to SAM. Copies of the charters for each committee are available on the investor relations portion of SAM’s website. Members serve on these committees until their resignation or until otherwise determined by the SAM Board. The SAM Board may establish other committees as it deems necessary and appropriate from time to time.

Audit Committee

SAM’s audit committee (the “Audit Committee”) consists of Mr. Albert, Mr. D’Agostino and Mr. Hack. The SAM Board determined that each of the members of the audit committee satisfy the independence requirements of NYSE and Rule 10A-3(b)(1) under the Exchange Act. Each member of the audit committee has the requisite financial expertise required under the applicable NYSE listing requirements. In arriving at this determination, the SAM Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Mr. D’Agostino serves as the chair of the audit committee. Mr. Albert and Mr. D’Agostino each qualifies as an “audit committee financial expert” within the meaning of SEC regulations and meets the financial sophistication requirements of NYSE listing rules. In making this determination, the SAM Board considered Mr. Albert’s and Mr. D’Agostino’s formal education and previous experience in financial roles. Both SAM’s independent registered public accounting firm and management periodically will meet privately with SAM’s audit committee.

The functions of the audit committee include, among other things:

•	evaluating the performance, independence and qualifications of SAM’s independent auditors and determining whether to retain SAM’s existing independent auditors or engage new independent auditors;

•	monitoring the integrity of SAM’s financial statements and SAM’s compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the integrity, adequacy and effectiveness of SAM’s internal control policies and procedures;

•	preparing the audit committee report required by the SEC to be included in SAM’s annual proxy statement;

•	discussing the scope and results of the audit with SAM’s independent auditors, and reviewing, with management and SAM’s independent auditors SAM’s interim and year-end results of operations;

•	establishing and overseeing procedures for employees to submit concerns anonymously about questionable accounting or auditing matters;

•	reviewing SAM’s guidelines and policies on risk assessment and risk management;

•	reviewing and approving related party transactions;

•

obtaining and reviewing a report by SAM’s independent auditors at least annually, that describes SAM’s internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by SAM’s independent auditors.

The composition and function of the audit committee complies with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and NYSE listing rules. SAM will comply with future requirements to the extent they become applicable to SAM.

Compensation Committee

SAM’s compensation committee (the “Compensation Committee”) consists of Mr. Albert and Mr. Mady. Mr. Albert serves as the chair of the Compensation Committee. The SAM Board determined that each of the members of the Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfy the independence requirements of NYSE.

The functions of this committee include, among other things:

•	approving the retention of compensation consultants and outside service providers and advisors;

•

reviewing and approving, or recommending that the SAM Board approve, the compensation of SAM’s executive officers, including annual base salary, annual incentive bonuses, specific performance goals relevant to their compensation, equity compensation and employment;

•	administering and determining any award grants under SAM’s equity and non-equity incentive plans;

•	reviewing and evaluating succession plans for the executive officers;

•	preparing the Compensation Committee report required by the SEC to be included in SAM’s annual proxy statement; and

•	periodically reviewing SAM’s practices and policies of employee compensation as they relate to risk management and risk-taking incentives.

The composition and function of its Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and NYSE listing rules. SAM will comply with future requirements to the extent they become applicable to SAM.

Nominating and Corporate Governance Committee

SAM’s nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”) consists of Mr. Albert, Mr. Bland and Mr. D’Agostino. Mr. Albert serves as the chair of the Nominating and Corporate Governance Committee. The SAM Board determined that each of the members of SAM’s Nominating and Corporate Governance Committee satisfies the independence requirements of NYSE.

The functions of the Nominating and Corporate Governance Committee include, among other things:

•	identifying, evaluating and recommending individuals qualified to become members of the SAM Board and its committees;

•	evaluating the performance of the SAM Board and of individual directors;

•	reviewing and recommending to the SAM Board the compensation of SAM’s directors;

•	reviewing the Company’s environmental and social responsibility guidelines to the SAM Board;

•	developing and recommending corporate governance practices and reporting to the SAM Board; and

•	overseeing an annual evaluation of the SAM Board and management.

The composition and function of the Nominating and Corporate Governance Committee complies with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and NYSE listing rules. SAM will comply with future requirements to the extent they become applicable to SAM.

Compensation Committee Interlocks and Insider Participation

None of the intended members of SAM’s Compensation Committee has ever been an executive officer or employee of SAM. None of SAM’s executive officers currently serve, or has served during the last completed fiscal year, on the Compensation Committee or SAM Board of any other entity that has one or more executive officers that will serve as a member of the SAM Board or Compensation Committee.

Risk Oversight

The SAM Board is responsible for overseeing our risk management process. The SAM Board focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our Audit Committee is also responsible for discussing our policies with respect to risk assessment and risk management. The SAM Board does not believe that its role in the oversight of our risks affects the board of directors’ leadership structure.

Limitation on Liability and Indemnification of Directors and Officers

The Amended and Restated Certificate of Incorporation eliminates SAM’s directors’ and officers’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors and officers of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of SAM’s directors and officers will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and the SAM Amended and Restated Bylaws provide that SAM will, in certain situations, indemnify SAM’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement or reimbursement of reasonable expenses (including attorneys’ fees) in advance of the final disposition of the proceeding.

In addition, SAM entered into separate indemnification agreements with SAM’s directors and officers. These agreements, among other things, require SAM to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of SAM’s directors or officers or any other company or enterprise to which the person provides services at SAM’s request.

SAM maintains a directors and officers insurance policy pursuant to which SAM’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. SAM believes these provisions in the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and the separate indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Conduct and Ethics for Employees, Executive Officers and Directors

The SAM Board adopted a Code of Conduct and Ethics, applicable to all of SAM’s employees, executive officers and directors. The Code of Conduct and Ethics is available on SAM’s website at www.surfair.com. Information contained on or accessible through SAM’s website is not a part of this prospectus, and the inclusion of SAM’s website address in this prospectus is an inactive textual reference only. The Nominating and Corporate Governance Committee is responsible for overseeing the Code of Conduct and Ethics and must approve any waivers of the Code of Conduct and Ethics for employees, executive officers and directors. SAM expects that any amendments to the Code of Conduct and Ethics, or any waivers of its requirements, will be disclosed on its website.

EXECUTIVE COMPENSATION

This section describes the material components of the executive compensation program for our executive officers. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the listing of our Common Stock may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

All share counts in this section are shown after giving effect to the Conversions of Surf Air equity awards in connection with the Internal Reorganization.

Executive Compensation Program

In connection with the listing of our Common Stock, we intend to develop a compensation program that is designed to align executives’ compensation with our business objectives and the creation of stockholder value, while helping us to continue to attract, motivate and retain individuals who contribute to the long-term success of the company. We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus opportunity, and long-term equity-based incentive compensation.

Decisions on the design and implementation of the executive compensation program will be made by the Compensation Committee. The executive compensation program actually adopted will depend on the judgment of the members of the Compensation Committee. We have retained Compensia, an independent compensation consultant, to assist the Compensation Committee in evaluating the compensation programs for our executive officers following the listing of our Common Stock.

The table below sets forth the compensation for the fiscal years ended December 31, 2021 and December 31, 2022 awarded to or earned by the chief executive officers of Surf Air and Southern and by the two other executive officers employed by the companies during 2022 (the “NEOs”).

Summary Compensation Table — Fiscal Year 2021 — 2022

	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
R. Stanley Little(4) Chief Executive Officer	2022	295,000	60,000	—	2,699,900	—	—	48,000	(5)	3,102,900
	2021	269,455	10,000	—	494,632	—	—	48,000	(5)	822,087

Deanna White(6) Chief Financial Officer	2022	375,000	200,000	—	3,066,729	—	—	75,000	(9)	3,716,729
	2021	300,000	—	7,335	19,450	—	—	—		326,785

Sudhin Shahani(7) Former Chief Executive Officer	2022	350,000	150,000	1,753,945	—	—	—	—		2,253,945
	2021	350,000	150,000	—	—	—	—	—		500,000

Tyler Painter(8) Former Chief Financial Officer	2022	112,500	—	593,068	—	—	—	—		705,568
	2021	300,000	—	—	—	—	—	—		300,000

(1)	The amounts reported in this column represent discretionary bonuses awarded to the executive for the applicable fiscal year.
(2)

The amounts reported in these columns reflect the grant date fair value of stock awards and option awards granted by Surf Air to the NEOs during the applicable fiscal year under the Surf Air Global Limited 2016 Equity Incentive Plan and are accounted for in accordance with FASB ASC Topic 718. Please see the section titled “Note 13. Share-Based

Compensation” beginning on page F-60 of Surf Air’s “Notes to Consolidated Financial Statements” included elsewhere in this prospectus for a discussion of the relevant assumptions used in calculating these amounts. The amounts reported for 2022 reflect, in addition to the grant date fair value of the equity awards granted to the NEOs in that year and where applicable, the incremental fair value attributable to accelerated vesting of the NEOs’ equity awards during 2022, in each case such award grants and accelerated vesting as described below under “— Equity Award Grants in 2022”.
(3)

As noted above, issuances of RSPAs with promissory notes are accounted for as share options. The grant date fair value of the award has been reported in this column on that basis, but these awards are reported as outstanding restricted shares in the Outstanding Equity Awards Table below. In 2023 and prior to this listing, the NEOs were provided bonuses to pay the outstanding balance and accrued interest on each of these promissory notes and related tax obligations, on a grossed up basis. The amounts awarded to each NEO were as follows: Mr. Little — $446,243; Ms. White — $39,223; Mr. Shahani — $98,602; and Mr. Painter — $9,238.

(4)	Prior to listing, Mr. Little served as Chief Executive Officer of Southern.
(5)	This amount represents a housing allowance for Mr. Little.
(6)	Prior to listing, Ms. White served as Chief Administrative Officer of Surf Air.
(7)	Mr. Shahani previously served as Chief Executive Officer of Surf Air and will continue to be employed by us after listing in the position of Co-Founder.
(8)	Mr. Painter served as Chief Financial Officer of Surf Air until April 2022. As noted above, he will serve on the SAM Board following the listing.
(9)	This amount represents payments to Ms. White in 2022 for consulting services.

Outstanding Equity Awards as of December 31, 2022

The following table provides information regarding outstanding option awards with respect to our common stock, and outstanding and unvested restricted stock awards with respect to our common stock (in each case after giving effect to the Conversions of Surf Air equity awards in connection with the Internal Reorganization), held by each of the NEOs as of December 31, 2022, including the vesting dates for the portions of these awards that had not vested as of that date. The NEOs did not hold any other outstanding equity awards as of that date.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
R. Stanley Little	—	—		—	—	—	—		—	226,246	(2)	2,060,122
	—	—		—	—	—	—		—	647,317	(3)	5,894,250

Deanna White	—	—		—	—	—	8,060	(4)	73,396	—		—
	293,476	—		—	0.53	3/1/2032	—		—	—		—
	89,673	203,803	(5)	—	5.73	11/12/2032	—		—	—		—

Sudhin Shahani	—	—			—	—	—		—	2,463,181	(6)	22,428,880
	23,670	—		—	4.71	7/6/2025	—		—	—		—

Tyler Painter	—	—		—	—	—	—		—	—		—

(1)

The dollar amounts shown in these columns are determined by multiplying the corresponding number of shares by $9.10566, which we have determined was the fair market value of the shares as of December 31, 2022 (based on the fair market value of the Surf Air ordinary shares on that date and applying the Conversion Ratio).

(2)	These shares will vest upon the consummation of this listing.
(3)	These shares will vest as to one-fourth of the shares on the consummation of this listing and as to the remaining three-fourths of these shares in 36 monthly installments thereafter.
(4)	These shares vest in 13 monthly installments commencing on January 4, 2023 and ending on January 4, 2024.
(5)	This option vests in 36 monthly installments, commencing on February 1, 2022 and ending on January 1, 2025.
(6)

The vesting of these shares was contingent upon both Surf Air’s achievement of certain valuation targets set forth in the award agreement and Mr. Shahani’s continued service with Surf Air and its affiliates through July 1, 2024. In June 2023 and prior to this listing, the Surf Air board of directors determined that the valuation targets had been achieved in full, and that the remaining service-based vesting requirements would be deemed satisfied, in connection with this listing.

Equity Award Grants in 2022

The awards described in this paragraph were granted by Surf Air during 2022 and converted in connection with the Internal Reorganization (during 2023 and prior to the listing) into awards with respect to the number of shares of our common stock indicated below. In January 2022, Mr. Shahani was granted 1,125,817 shares that were fully vested upon grant, and Mr. Painter was granted 281,454 shares that were fully vested upon grant. In March 2022, Ms. White was granted a stock option to purchase 293,476 shares at an exercise price of $0.53 per share, with the option vesting in monthly installments over the three-year period commencing January 4, 2021. In May 2022, Mr. Little was granted a right to purchase 647,317 shares at a price of $0.53 per share, with one-fourth of the shares vesting on the consummation of the listing and the remaining shares vesting in 36 monthly installments thereafter, and Mr. Little purchased these shares in May 2022 by a promissory note. In May 2022, Mr. Painter was granted 6,696 shares that were fully vested upon grant. Upon Mr. Painter’s termination of employment with the Company in April 2022, he was granted four months’ accelerated vesting (covering 49,399 shares) of a restricted share award he was originally granted in December 2020. In November 2022, Ms. White was granted an option to purchase 293,476 shares at an exercise price of $5.73 per share, with the option vesting in 36 monthly installments over the three-year period commencing January 1, 2022, and the vesting in full of Ms. White’s option that was granted in March 2022 described above was approved.

Equity Award Grants Made in Connection With The Listing

In connection with the listing, the Compensation Committee approved the grant under the 2023 Equity Incentive Plan of performance-based restricted stock units (“PRSUs”) to the following individuals: Mr. Shahani —1,260,000 PRSUs, Mr. Fayed — 1,260,000 PRSUs, and Mr. Little — 280,000 PRSUs. Each PRSU represents a right to receive, upon vesting of the PRSU, one share of our common stock. These PRSUs will vest only if (i) the per-share closing price of our common stock over a period of 10 consecutive trading days within five years after the date of this offering is greater than 200% of the per-share price of the common stock in the first trade that occurs following the commencement of this offering, and (ii) the grantee’s employment with the Company or one of its subsidiaries continues through the date such stock price goal is achieved, provided that if the grantee’s employment is terminated by the Company or a subsidiary without cause or by the grantee for good reason (as such terms are defined in the grantee’s employment agreement), the award will remain open and be eligible to vest if the stock price goal is achieved before the end of the five-year performance period. In addition, if a change in control occurs during the performance period and while the grantee is still employed with the Company or a subsidiary (or has incurred an involuntary termination of the grantee’s employment as described above), the award will vest in full upon the change in control. Mr. Little also participates in an incentive plan we adopted in connection with the Southern Acquisition, and he and the other participants in the plan are eligible to receive bonuses, payable in cash or shares, if Southern’s revenue (as specified in the plan) exceeds certain threshold levels set forth in the plan.

Employment Agreements

On May 16, 2022, we entered into an employment agreement with Mr. Little, which was amended on October 23, 2022 to provide that Mr. Little will serve as our Chief Executive Officer effective as of the consummation of this listing (the “Effective Date”) and has an initial five-year term. The term will automatically be extended by one additional year starting on the fifth anniversary of the Effective Date unless either party provides at least 60 days written notice that the term will not be extended. The agreement provides that Mr. Little will receive an initial annual base salary of $975,000 and is eligible for an annual discretionary bonus as determined by the Compensation Committee (with a target incentive equal to 200% of his base salary). He is also eligible to participate in the Company’s benefit plans made available to employees generally and is provided a hybrid, electrified, or all electric automobile and use of Company aircraft, each in accordance with Company policies applicable to senior executives. Pursuant to the agreement, Mr. Little was granted the right to purchase 647,317 of our restricted shares on May 13, 2022 that vest over a three-year period. If Mr. Little’s employment with the Company is terminated by the Company without “cause” or by him for “good reason” (as defined in the agreement), he will receive severance of nine months of his base salary, plus one additional month for each year of his service with the Company up to a maximum of 12 months (payable in installments over such period), payment of his COBRA premiums for up to 18 months, and 36 months’ accelerated vesting of any time-based vesting component of his then-outstanding and unvested equity awards granted by the Company (or 18 months of such accelerated vesting in the case of performance-based awards). In addition, he will receive a lump sum payment of a pro-rated amount of his target bonus for the fiscal year in which his termination occurs and an additional amount equal to 1.5 times his target bonus. However, if such a termination of his employment occurs on or within two years following a change in control of the Company, the salary component of his severance will be paid in a lump sum, the bonus component of his severance (in addition to the pro-rated target bonus for the year of termination) will equal two times his target bonus, and, and his then-outstanding equity awards granted by the Company will be fully vested (with performance-based awards vesting at the target level). Mr. Little’s right to receive these severance benefits is subject to his providing a release of claims to the Company and his continued compliance with his confidentiality, non-solicitation (which shall continue for 12 months following termination), and other covenants in favor of the Company. If his employment with the Company terminates due to his death or disability, the Company will pay him (or his estate) a pro-rated target bonus for the year in which such termination occurs. If any payments under Mr. Little’s employment agreement would otherwise trigger the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments will be reduced as provided in the agreement to a level that does not trigger the excise tax if the reduction results in his retaining a greater amount of the payments on an after-tax basis than if such reduction were not made.

On December 19, 2022, we entered into an employment agreement with Ms. White to serve as our Chief Financial Officer. The agreement will become effective on the Effective Date and has an initial three-year term. The term will automatically be extended by one additional year starting on the third anniversary of the Effective Date unless either party provides at least 60 days written notice that the term will not be extended. The agreement provides that Ms. White will receive an initial annual base salary of $650,000 and is eligible for an annual discretionary bonus as determined by the Compensation Committee (with a target incentive equal to 200% of her base salary). The agreement also provides for her to receive an additional bonus equal to the sum of $179,167 plus the amount by which the base salary she would have received for the period from October 1, 2022 through the Effective Date at an annual rate of $650,000 exceeds the amount of base salary she received for her services during that period. She is also eligible to participate in the Company’s benefit plans made available to employees generally and is provided a hybrid, electrified, or all electric automobile and use of Company aircraft, each in accordance with Company policies applicable to senior executives. The agreement also confirms the equity grants to Ms. White in 2021 and 2022 referred to above in this section. If Ms. White’s employment with the Company is terminated by the Company without “cause” or by her for “good reason” (as defined in the agreement), she will receive severance of 12 months of her base salary (payable in installments over such period), payment of her COBRA premiums for up to 18 months, and vesting in full of any of her then-outstanding and unvested equity awards granted by the Company that vest based solely on continued employment (or six months’ accelerated vesting of any time-based vesting component under a performance-based equity award). In addition, she will receive a lump sum payment of a pro-rated amount of her target bonus for the fiscal year in which her termination occurs. However, if such a termination of her employment occurs on or within two years following a change in control of the Company, the salary component of her severance will be paid in a lump sum, and her then-outstanding equity awards granted by the Company will be fully vested (with performance-based awards vesting at the target level). Ms. White’s right to receive these severance benefits is subject to her providing a release of claims to the Company and her continued compliance with her confidentiality, non-solicitation (which shall continue for 12 months following termination), and other covenants in favor of the Company. If her employment with the Company terminates due to her death or disability, the Company will pay her (or her estate) a pro-rated target bonus for the year in which such termination occurs. If any payments under Ms. White’s employment agreement would otherwise trigger the excise tax imposed by

Section 4999 of the Internal Revenue Code, the payments will be reduced as provided in the agreement to a level that does not trigger the excise tax if the reduction results in her retaining a greater amount of the payments on an after-tax basis than if such reduction were not made.

On August 20, 2021, we entered into an employment agreement with Mr. Shahani, who was then serving as our Chief Executive Officer and will serve in the position of Co-Founder and a member of the SAM Board after the listing of our Common Stock. The agreement, which was amended on January 20, 2023, will become effective on the Effective Date and has an initial five-year term. The term will automatically be extended by one additional year on each anniversary of the Effective Date (so that the term will again be five years on that anniversary date) unless either party provides at least 60 days written notice that the term will not be extended. The agreement provides that Mr. Shahani will receive an initial annual base salary of $975,000 (plus an additional bonus equal to the amount by which the base salary he would have received for the period from June 1, 2021 through the day before the Effective Date at an annual rate of $975,000 exceeds the amount of base salary and consulting fees (as applicable) he received for his services during that period). Mr. Shahani is also eligible for an annual discretionary bonus as determined by the Compensation Committee (with a target incentive equal to 200% of his base salary) and to participate in the Company’s benefit plans made available to employees generally. Mr. Shahani is also provided a hybrid, electrified, or all electric automobile and use of Company aircraft, each in accordance with Company policies applicable to senior executives. Pursuant to the agreement, Mr. Shahani was granted an award of 1,125,817 vested shares on January 7, 2022. If Mr. Shahani’s employment with the Company is terminated by the Company without “cause” or by him for “good reason” (as defined in the agreement), he will receive severance of his salary for the remainder of the term of the agreement then in effect (payable in installments over such period), payment of his COBRA premiums for up to 18 months, and 18 months’ accelerated vesting of any time-based vesting component of his then-outstanding and unvested equity awards granted by the Company. In addition, he will receive a lump sum payment of a pro-rated amount of his target bonus for the fiscal year in which his termination occurs and an additional amount equal to 1.5 times his target bonus. However, if such a termination of his employment occurs on or within two years following a change in control of the Company, the salary component of his severance will be paid in a lump sum, the bonus component of his severance (in addition to the pro-rated target bonus for the year of termination) will equal two times his target bonus, and his then-outstanding equity awards granted by the Company will be fully vested (with performance-based awards vesting at the target level). Mr. Shahani’s right to receive these severance benefits is subject to his providing a release of claims to the Company and his continued compliance with his confidentiality, non-solicitation (which shall continue for 12 months following termination), and other covenants in favor of the Company. If his employment with the Company terminates due to his death or disability, the Company will pay him (or his estate) a pro-rated target bonus for the year in which such termination occurs. If any payments under Mr. Shahani’s employment agreement would otherwise trigger the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments will be reduced as provided in the agreement to a level that does not trigger the excise tax if the reduction results in his retaining a greater amount of the payments on an after-tax basis than if such reduction were not made.

Equity Incentive Plans

As of the closing of the Internal Reorganization, our employees, consultants and directors held outstanding stock options to purchase up to 1,743,734 shares of our common stock and unvested restricted stock and restricted stock unit awards with respect to 6,965,435 shares of our common stock. These awards were originally granted by Surf Air under its 2016 Equity Incentive Plan and assumed by us in connection with the Internal Reorganization. As of the closing of the Internal Reorganization, the outstanding options were vested with respect to 1,121,577 shares and were unvested with respect to 622,157 shares. The exercise prices of those options ranged from $0.23 per share to $17.03 per share, and each of the options had a maximum term of 10 years from the applicable date of grant.

The following sections provide more detailed information concerning our benefit plans and, with respect to our equity compensation plans, the shares that are available for future awards under these plans. Each summary below is qualified in its entirety by the full text of the relevant equity compensation plan document, copies of which are included as Exhibit 10.26, Exhibit 10.27 and Exhibit 10.28 to the registration statement of which this prospectus forms a part.

2016 Equity Incentive Plan

We maintain the Surf Air Global Limited 2016 Equity Incentive Plan (the “2016 Plan”). Under the 2016 Plan, Surf Air was generally authorized to grant options and other equity-based awards to its employees, directors, officers and consultants and those of its subsidiaries. Options under the 2016 Plan are either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options. All options granted under the plan expire no later than ten years from their date of grant. No new awards will be granted under the 2016 Plan after the consummation of this listing.

Our board of directors, or a committee appointed by the board, administers the 2016 Plan. As is customary in incentive plans of this nature, the number of shares subject to outstanding awards under the 2016 Plan and the exercise prices of those awards, are subject to adjustment in the event of changes in our capital structure, reorganizations and other extraordinary events. If a change in control of the Company occurs, the board of directors may provide for outstanding options to either be assumed by the acquirer or successor entity or, if not assumed, to be fully vested and canceled upon the transaction.

Our board of directors may amend or terminate the 2016 Plan at any time. The 2016 Plan requires that certain amendments specified in the plan be submitted to stockholders for their approval.

2023 Equity Incentive Plan

Our board of directors and stockholders adopted a 2023 Equity Incentive Plan (the “2023 Plan”) to provide an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons. Employees, officers, directors and consultants that provide services to us or one of our subsidiaries may be selected to receive awards under the 2023 Plan.

The Compensation Committee will administer the 2023 Plan. The Compensation Committee has broad authority to:

•	select participants and determine the types of awards that they are to receive;

•

determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and establish the vesting conditions (if applicable) of such shares or awards;

•	cancel, modify or waive our rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents;

•	construe and interpret the terms of the 2023 Plan and any agreements relating to the plan;

•	accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards subject to any required consent;

•	subject to the other provisions of the 2023 Plan, make certain adjustments to an outstanding award and authorize the termination, conversion, substitution or succession of an award; and

•

allow the purchase price of an award or our shares to be paid in the form of cash, check or electronic funds transfer, by the delivery of previously-owned shares or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third-party payment or cashless exercise on such terms as the administrator may authorize or any other form permitted by law.

A total of 7,500,000 shares of SAM common stock will initially be authorized for issuance with respect to awards granted under the 2023 Plan. Shares subject to outstanding awards granted under the 2016 Plan that are not paid, delivered or exercised before they expire or are canceled or terminated will be available for award grants under the 2023 Plan. In addition, the share limit will automatically increase on the first trading day in January of each year (commencing with 2024) by an amount equal to lesser of (1) 5.0% of the total number of our outstanding shares on the last trading day in December in the prior year, or (2) such lesser number as determined by our board of directors. Any shares subject to awards that are not paid, delivered or exercised before they expire or are canceled or terminated, fail to vest, as well as shares used to pay the purchase or exercise price of awards or related tax withholding obligations, will become available for other award grants under the 2023 Plan. As of the date of this prospectus, no awards have been granted under the 2023 Plan, and the full number of shares authorized under the 2023 Plan is available for award purposes.

Awards under the 2023 Plan may be in the form of incentive or nonqualified stock options, stock appreciation rights, stock bonuses, restricted stock, stock units and other forms of awards including cash awards. Awards under the plan generally will not be transferable other than by will or the laws of descent and distribution, except that the plan administrator may authorize certain transfers.

Nonqualified and incentive stock options may not be granted at prices below the fair market value of our shares on the date of grant. Incentive stock options must have an exercise price that is at least equal to the fair market value of our shares, or 110% of fair market value of our shares for incentive stock option grants to any 10% owner of our shares, on the date of grant. The maximum term of options and stock appreciation rights granted under the plan is 10 years. These and other awards may also be issued solely or in part for services. Awards are generally paid in cash or shares of our shares. The plan administrator may provide for the deferred payment of awards and may determine the terms applicable to deferrals.

As is customary in incentive plans of this nature, the number and type of shares available under the 2023 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, will be subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders. In no case (except due to an adjustment referred to above or any repricing that may be approved by our stockholders) will any adjustment be made to a stock option or stock appreciation right award under the 2023 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per-share exercise or base price of the award.

Generally, and subject to limited exceptions set forth in the 2023 Plan, if we dissolve or undergo certain corporate transactions such as a merger, business combination or other reorganization, or a sale of all or substantially all of its assets, all awards then-outstanding under the 2023 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the award. The plan administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2023 Plan. For example, the administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Our board of directors may amend or terminate the 2023 Plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant. Plan amendments will be submitted to stockholders for their approval as required by applicable law or any applicable listing agency. The 2023 Plan is not exclusive — our board of directors and compensation committee may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority.

The plan will terminate on the day before the 10th anniversary of the date of its approval by the board of directors (or, if earlier, the date of stockholder approval of the plan). However, the plan administrator will retain its authority until all outstanding awards are exercised or terminated.

Employee Stock Purchase Plan

Our board of directors and stockholders adopted an Employee Stock Purchase Plan (the “Purchase Plan”) prior to the consummation of this listing to provide an additional means to attract, motivate, retain and reward employees and other eligible persons by allowing them to purchase our shares. The Purchase Plan will become effective immediately upon listing.

The Purchase Plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase our shares, at semi-annual intervals, with their accumulated payroll deductions.

Share Reserve. A total of 800,000 shares of SAM common stock will initially be available for issuance under the Purchase Plan. The share limit will automatically increase on the first trading day in January of each year (commencing with 2024) by an amount equal to lesser of (1) 1.0% of the total number of our outstanding shares on the last trading day in December in the prior year, (2) 800,000 shares, or (3) such lesser number as determined by our board of directors.

Offering Periods. The Purchase Plan will have a series of successive six-month offering periods. The Purchase Plan provides flexibility for the plan administrator to establish, in advance of a particular offering period, a different duration for that offering period or for that offering period to consist of one or more purchase periods.

Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the start date of that period. Employees may participate in only one offering period at a time.

Payroll deductions. A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. Unless otherwise provided in advance by the administrator, the purchase price per share will be equal to 85% of the fair market value per share on the start date of the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. In no event may any participant purchase more than 8,000 shares on any purchase date.

Change in Control. If we are acquired by merger or sale of all or substantially all of our assets or more than 50% of our voting securities, then all outstanding purchase rights will automatically be exercised on or prior to the effective date of the acquisition, unless the plan administrator provides for the rights to be settled in cash or exchanged or substituted on the transaction. Unless otherwise provided in advance by the plan administrator, the purchase price will be equal to 85% of the market value per share on the start date of the offering period in which the acquisition occurs or, if lower, 85% of the fair market value per share on the purchase date.

Other plan provisions. No new offering periods will commence on or after the 10th anniversary of the date of approval of the Purchase Plan by the board of directors. The board of directors may at any time amend, suspend or discontinue the Purchase Plan. However, certain amendments may require stockholder approval.

Defined Contribution Plans

As part of our overall compensation program, we provide all full-time employees, including each of the NEOs currently employed with us, with the opportunity to participate in a defined contribution 401(k) plan. The plan is intended to qualify under Section 401 of the Internal Revenue Code so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. Employees may elect to defer a percentage of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to the plan. The 401(k) plan also has a “catch-up contribution” feature for employees aged 50 or older (including those who qualify as “highly compensated” employees) who can defer amounts over the statutory limit that applies to all other employees. The Company does not currently make any matching or other contributions to participants’ accounts under the 401(k) plan. Prior to the Company’s acquisition of Southern, Mr. Little participated in Southern’s 401(k) plan, which had provisions similar to those described above.

DIRECTOR COMPENSATION

This section describes the material components of the compensation program for our non-employee directors. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the listing of our Common Stock may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

We are currently evaluating the compensation to be provided to our non-employee directors now that we are a publicly traded company with Compensia’s assistance and have not yet determined the terms of our director compensation policy. In connection with the listing, the SAM Board approved a grant under the 2023 Equity Incentive Plan of 13,409 restricted stock units (“RSUs”) to each of the non-employee directors then serving on the SAM Board, with a grant date value of $330,000. Subject to the director’s continued service on the SAM Board, these RSUs will vest in one installment on the first anniversary of the award date, subject to accelerated vesting if the director’s service terminates due to death or disability or upon a change in control of SAM.

Director Compensation Tables — Fiscal Year 2022

The following tables set forth certain information concerning compensation paid to members of the Surf Air and Southern boards of directors for their services during fiscal 2022. The compensation for fiscal 2022 for Mr. Shahani, and Mr. Painter, each of whom was employed by Surf Air in that fiscal year, is reported in the Summary Compensation Table — Fiscal Year 2021 – 2022 above, as is the compensation for fiscal 2022 for Mr. Little, who was employed by Southern in that fiscal year. These individuals did not receive any compensation for their service on the board of directors of Surf Air or Southern during 2022. Share numbers in the tables and notes below are expressed as shares of our common stock after giving effect to the Conversions.

Surf Air
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)(2)(3)	All Other Compensation ($)	Total ($)
Carl Albert	—	2,606,800	—	—	2,606,800
John D’Agostino	60,000	—	—	—	60,000
Edward Mady	260,772	—	—	—	260,772
Ann Nelson(4)	—	119,357	—	—	119,357

(1)

In May 2022, Mr. Albert was granted 624,996 shares that were fully vested upon grant. In November 2022, Ms. Nelson was granted 13,392 shares that were fully vested upon grant. Ms. Nelson was also granted a cash award of $50,000 that would be payable on the consummation of this listing (or, if earlier, March 1, 2023), subject to her continued service on Surf Air’s board of directors through the payment date.

(2)

The amounts reported in these columns reflect the grant date fair value of the stock and option awards granted to the non-employee directors during 2022 under the 2016 Plan described in note (1) above and are accounted for in accordance with FASB ASC Topic 718. Please see the section titled “Note 13. Share-Based Compensation” beginning on page F-60 of Surf Air’s “Notes to Consolidated Financial Statements” included elsewhere in this prospectus for a discussion of the relevant assumptions used in calculating this amount.

(3)	As of December 31, 2022, the directors listed in the table above held Stock Awards and Option Awards with respect to the number of shares set forth below:

Name	Stock Awards (#)	Option Awards (#)
Carl Albert	—	—
John D’Agostino	42,155
Edward Mady	137,288
Ann Nelson	2,511	—

(4)	Ms. Nelson resigned as a member of the Surf Air board, effective May 16, 2023. She then held 1,116 shares that vested upon her resignation.

Southern
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Bruce Jacobs(2)	45,767	—	—	—	45,767
Patrick Perdue	20,000	—	—	—	20,000
Mark Rimer(2)	38,542	—	—	—	38,542
Keith Sisson(2)	329,515	—	—	—	329,515
Wade Steel	20,000	—	—	—	20,000
Thomas Windmuller	20,000	—	—	—	20,000

(1)	None of the directors of Southern listed in the table above held any outstanding equity awards as of December 31, 2022.
(2)

Messrs. Jacobs and Sisson were each employees of Southern during fiscal 2022. The amount reported in the table above for Mr. Sisson represents his compensation as an employee for the fiscal year, and he did not receive any additional amount for his service as a director. Mr. Jacobs retired as an employee during fiscal 2022. The amount reported in the table above for him represents his compensation as an employee through his retirement date ($16,434) and his compensation for service as a director after his retirement ($29,333). Mr. Rimer provided certain consulting services to Southern during fiscal 2022. Of the amount reported for him in the table above, $21,875 represents compensation for these consulting services.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Surf Air Related Person Transactions

Park Lane

Park Lane Investments, LLC (“Park Lane”) is an entity owned by a family member of Liam Fayed, an officer and co-founder of Surf Air. Park Lane owns four aircraft which it leases, via TVPX ARS (“TVPX”), as trustee for the aircraft, to Surf Air. Pursuant to leases entered into with TVPX on July 11, 2019 and August 1, 2020 (each as amended on August 1, 2022 and June 16, 2023), Surf Air pays monthly lease payments of $25,000 for each aircraft. Under the terms of these agreements, Surf Air also owes to TVPX, as supplemental rent, (i) as and when due, any other amount that it is obligated to pay to TVPX or others under the lease and (ii) interest accruing on rent not paid when due, until paid. Each lease is scheduled to expire on January 31, 2024.

As of December 31, 2019, the Company owed to Park Lane $6.0 million (in principal and interest) for short-term loans made by Park Lane to Surf Air during 2019. On April 7, 2020, Surf Air issued a convertible secured promissory note to Park Lane, pursuant to which the $7.1 million in loans made by Park Lane to Surf Air were exchanged for a secured convertible loan in the amount of $7.5 million, bearing interest of 6.0% per annum due 2022. On December 15, 2020, principal and accrued interest on the secured promissory note of $7.6 million were converted into a total of 14,276,406 Class B-6a redeemable convertible preferred shares. On May 24, 2021, Park Lane contributed the remaining $0.4 million of the $7.5 million secured promissory note, which was converted to 834,566 of Class B-6a redeemable convertible shares. During 2021, Park Lane purchased an additional $5.0 million in Surf Air Class B-6a redeemable totaling 9,442,871 Class B-6a redeemable convertible preferred shares.

Park Lane SAFE

On May 17, 2022, Surf Air and Park Lane entered into a simple agreement for future equity (the “Park Lane SAFE”), pursuant to which Park Lane provided Surf Air with an investment advance of $7.5 million (the “Issue Price”). Under the terms of the Park Lane SAFE, Park Lane will receive SAM Common Stock upon the occurrence of (i) an initial public offering; (ii) a direct listing; (iii) the consummation of the business combination and related transactions; (iv) a change in control (as defined therein); or (v) by May 17, 2024. In the case of an initial public offering or direct listing, the number of shares of SAM Common Stock to be issued will be calculated based on a conversion price of 65% of the opening trading price of SAM Common Stock. In connection with the direct listing, the Park Lane SAFE was converted and Park Lane received 2,307,692 shares of SAM Common Stock.

LamVen and LamJam

LamVen LLC (“LamVen”) is an entity owned by Mr. Fayed, and LamJam II LLC (“LamJam”) is an entity co-owned by Mr. Fayed and a family member of Mr. Fayed.

As of December 31, 2020, Surf Air owed $2.3 million (in principal and interest) to LamVen for expenses incurred on Surf Air’s behalf. As of such date, this amount was extinguished through the issuance of 4,370,452 Class B-6 convertible preferred shares in Surf Air.

In 2021, Surf Air issued an aggregate of $4.45 million of 8.25% convertible notes due 2022 to LamJam (the “LamJam Note”). During 2022, the LamJam Note was converted into 17,373,521 Class B-6a redeemable convertible preferred shares.

During 2017 and 2018, Surf Air issued an aggregate of $3.5 million of 22.0% convertible notes due 2022 to LamVen. As of December 31, 2022, these notes remained outstanding. The maturity date of these notes has been extended to December 2023. During 2022, Surf Air issued an aggregate of $1.3 million of 8.25% convertible notes due 2022 to LamVen (the “LamVen Note”). During 2022, the LamVen Note was converted into 4,940,258 Class B-6a redeemable convertible preferred shares.

Term Notes

On November 12, 2022, as amended and restated on November 30, 2022, Surf Air entered into a term note agreement, effective October 31, 2022, to receive $4.5 million from LamVen, an entity owned by an officer and co-founder of Surf Air. Surf Air received $4.5 million as of December 31, 2022. The note is scheduled to mature on the earlier of December 31, 2023 or the date on which the note is accelerated due to default, as provided for in the agreement. Interest is due upon maturity at a rate of 8.25% per annum until the note is paid in full at maturity or upon acceleration by prepayment. During any period that an event of default has occurred and is continuing, the note will accrue interest at 15.0% or the highest contract rate permitted by law.

On January 18, 2023, Surf Air entered into a $1.0 million term note agreement with LamVen, effective December 14, 2022, and a $1.65 million term note agreement with LamJam, effective January 10, 2023. Surf Air received $0.4 million from LamVen as of the effective date of the term note agreement and $0.6 million in 2023, and $1.65 million from LamJam as of the effective date of the term note agreement. Each note is scheduled to mature on the earlier of December 31, 2023 or the date on which the note is accelerated due to default, as provided for in the agreement. Interest is due upon maturity at a rate of 8.25% per annum until the note is paid in full at maturity or upon acceleration by prepayment. During any period that an event of default has occurred and is continuing, the note will accrue interest at 15.0% or the highest contract rate permitted by law. Surf Air entered into term note agreements to receive $3.4 million from LamVen and $3.5 million from LamJam, each dated as of April 1, 2023. Surf Air received $3.4 million from LamVen and $3.5 million from LamJam as of June 30, 2023. Each note is scheduled to mature on the earlier of December 31, 2023 or the date on which the note is accelerated due to default, as provided for in the agreement. Interest is due upon maturity at a rate of 10.0% per annum until the note is paid in full at maturity or upon acceleration by prepayment. During any period that an event of default has occurred and is continuing, the note will accrue interest at 15.0% or the highest contract rate permitted by law. On June 15, 2023, Surf Air issued 9,932,241 Class B-6s redeemable convertible preferred shares in repayment of amounts owed under the $1.65 million term note agreement and the $3.5 million term note agreement with LamJam.

Surf Air entered into a $4.6 million term note agreement with LamVen, dated as of May 22, 2023. Surf Air received $4.6 million from LamVen as of May 15, 2023. The note is scheduled to mature on the earlier of December 31, 2023 or the date on which the note is accelerated due to default, as provided for in the agreement. Interest is due upon maturity at a rate of 10.0% per annum until the note is paid in full at maturity or upon acceleration by prepayment. During any period that an event of default has occurred and is continuing, the note will accrue interest at 15.0% or the highest contract rate permitted by law.

Surf Air entered into a $5.0 million grid note agreement with LamVen, dated as of June 15, 2023. Surf Air received $2.5 million from LamVen as of June 15, 2023. The note is scheduled to mature on the earlier of December 31, 2023 or the date on which the note is accelerated due to default, as provided for in the agreement. Interest is due upon maturity at a rate of 10.0% per annum until the note is paid in full at maturity or upon acceleration by prepayment. During any period that an event of default has occurred and is continuing, the note will accrue interest at 15.0% or the highest contract rate permitted by law.

SAFEs

On May 17, 2022, Surf Air and LamVen entered into a simple agreement for future equity (the “LamVen SAFE”), pursuant to which LamVen provided Surf Air with an investment advance of $7.5 million (the “Issue Price”). Under the terms of the LamVen SAFE, LamVen will receive SAM Common Stock upon the occurrence of (i) an initial public offering, (ii) a direct listing, (iii) the consummation of the business combination and related transactions, (iv) a change in control (as defined therein) or (v) by May 17, 2024. In the case of an initial public offering or direct listing, the number of shares of SAM Common Stock to be issued will be calculated based on a conversion price of 65% of the opening trading price of SAM Common Stock.

In connection with the direct listing, the LamVen SAFE was converted and LamVen received 2,307,692 shares of SAM Common Stock.

On June 15, 2023, Surf Air and LamJam entered into a simple agreement for future equity (the “Lam Jam SAFE”), pursuant to which LamJam provided Surf Air with an investment advance of $6.9 million (the “Issue Price”), of which $3.47 million was funded through the cancellation of promissory notes owing by the Company to LamVen, and $3.47 million was funded in cash. Under the terms of the LamJam SAFE, LamJam will receive SAM Common Stock upon the occurrence of (i) an initial public offering, (ii) a direct listing, (iii) the consummation of the business combination and related transactions, (iv) a change in control (as defined therein) or (v) by June 15, 2025. In the case of an initial public offering or direct listing, the number of shares of SAM Common Stock to be issued will be calculated based on a conversion price of 65% of the opening trading price of SAM Common Stock. In connection with the direct listing, the LamJam SAFE was converted and LamJam received 2,132,608 shares of SAM Common Stock.

Indemnification Agreements

Our Amended and Restated Certificate of Incorporation contains provisions limiting the liability of directors to the fullest extent permitted by Delaware law, and our Amended and Restated Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered or will enter into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them in certain circumstances.

Policies and Procedures for Related Person Transactions

The SAM Board adopted a written Related Person Transactions Policy that sets forth SAM’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions”. For purposes of SAM’s policy only, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which SAM or any of its subsidiaries are participants involving an amount that exceeds $120,000 and in which any “related person” has a material interest.

Transactions involving compensation for services provided to SAM as an employee, consultant, or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director, or a holder of more than 5% of any class of SAM’s voting securities (including our Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons. A related person is also someone who has a position or relationship with any firm, corporation, or other entity that engages in the transaction if (i) such person is employed or is a general partner or principal or in a similar position with significant decision making influence, or (ii) the direct or indirect ownership by such person and all other foregoing persons, in the aggregate, is 10% or greater in another person which is party to the transaction.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of SAM’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to SAM’s audit committee (or, where review by SAM’s audit committee would be inappropriate, to another independent body of the SAM Board) for review. To identify related person transactions in advance, SAM will rely on information supplied by SAM’s executive officers, directors, and certain significant stockholders. In considering related person transactions, SAM’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs and benefits to SAM;

•	the nature of the related person’s interest in the transaction;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

All related party transactions may be consummated or continued only if approved or ratified by SAM’s audit committee. No member of SAM’s audit committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a related party, except that such member may be counted for purposes of a quorum and shall provide such information with respect to the transaction as may be reasonably requested by other members of SAM’s audit committee.

All of the transactions described above were entered into prior to the adoption of such policy.

PRINCIPAL AND SELLING STOCKHOLDER

The following table sets forth information regarding the beneficial ownership of our Common Stock as of September 30, 2023, by:

•	each person who is known to us to be the beneficial owner of more than 5% of our Common Stock;

•	each person who is an executive officer or a director of SAM;

•	all of SAM’s executive officers and directors as a group; and

•	the number of shares of our Common Stock held by and registered for resale by means of this prospectus for the Selling Stockholder.

The Selling Stockholder and their pledgees, donees, transferees, assignees, or other successors-in-interest may, or may not, elect to sell their shares of our Common Stock covered by this prospectus, as and to the extent they may determine. We will have no input if and when the Selling Stockholder may, or may not, elect to sell their shares of common stock or the prices at which any such sales may occur. See the section titled “Plan of Distribution”.

Information concerning the Selling Stockholder may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. Because the Selling Stockholder may sell all, some, or none of the shares of our Common Stock covered by this prospectus, we cannot determine the number of such shares of our Common Stock that will be sold by the Selling Stockholder, or the amount or percentage of shares of common stock that will be held by the Selling Stockholder upon consummation of any particular sale. In addition, the Selling Stockholder listed in the table below may have sold, transferred, or otherwise disposed of, or may sell, transfer, or otherwise dispose of, at any time and from time to time, shares of common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below. We are not party to any arrangement with the Selling Stockholder or any broker-dealer with respect to sales of the shares of our Common Stock by the Selling Stockholder. See the section titled “Plan of Distribution”.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Percentage ownership is based on 73,486,976 shares of our Common Stock outstanding as of September 30, 2023. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable within 60 days of September 30, 2023 or issuable pursuant to RSUs that vest within 60 days of September 30, 2023. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Surf Air Mobility Inc., 12111 S. Crenshaw Blvd., Hawthorne, CA 90250.

	Shares Beneficially Prior to this Offering		Number of Shares Offered	Shares Beneficially Owned After this Offering
Name of Beneficial Owner	Shares	%		Shares	%
5% Stockholders
Liam Fayed(1)	5,544,080	7.5%	—	5,544,080	%
Kuzari Investor 94647 LLC	5,547,233	7.5%	—	5,547,233	%
Directors and Executive Officers
Sudhin Shahani	3,645,499	5.0%	—	3,505,354	%
Stan Little(2)	2,018,841	2.7%	—	2,018,841	%
Deanna White(3)	464,671	*	—	464,671	*
Carl Albert(4)	332,004	*	—	256,419	*
Tyrone Bland	—	—	—	—	—
John D’Agostino	42,155	*	—	42,155	*
Bruce Hack	—	—	—	—	—
Edward Mady	82,375	*	—	82,375	*
Tyler Painter(5)	463,276	*	—	463,276	*
All executive officers and directors as a group (9 individuals)	7,048,821	9.6%	—	6,833,091	%
Selling Stockholder
GEM Global Yield LLC SCS(6)	6,300,000	8.6%	300,000,000	—	—

*	Less than 1%
(1)

Consists of (i) 1,183,213 shares held by Mr. Fayed, (ii) 15,678 shares issuable pursuant to the exercise of options within 60 days of August 31, 2023, (iv) 2,037,497 shares held by LamVen LLC (“LamVen”), which is an entity affiliated with Mr. Fayed and (v) 2,307,692 shares issuable to LamVen pursuant to the exercise of Surf Air warrants. Mr. Fayed may be deemed to have voting and investment power over the shares held by LamVen.

(2)

Consists of (i) 441,082 shares held by Stan Little and (ii) 1,351,513 shares of restricted stock held by The Little 2021 Family Trust dated November 15, 2021 (“The Little 2021 Family Trust”), of which Mr. Little is Trustee, and (iii) 226,246 shares held by the MML 2021 Irrevocable Trust, of which Mr. Little’s spouse is Trustee. Mr. Little may be deemed to have voting or dispositive power over the shares held by The Little 2021 Family Trust. The reporting person disclaims any pecuniary interest in the shares held by the MML 2021 Irrevocable Trust.

(3)	Consists of 464,671 shares issuable upon the exercise of options within 60 days of August 31, 2023 held by Deanna White.
(4)

Consists of 256,419 shares held by The Carl Albert Trust dated June 7, 1991 (“The Carl Albert Trust”), of which Carl Albert is Trustee. Mr. Albert may be deemed to have voting or dispositive power over the shares held by The Carl Albert Trust.

(5)

Consists of 463,276 shares held by The Tyler & Sonia Painter 2020 Trust, of which Tyler Painter is Trustee. Mr. Painter may be deemed to have voting or dispositive power over the shares held by The Tyler & Sonia Painter 2020 Trust.

(6)

Consists of (i) 1,000,000 shares issued to GEM in connection with the GEM Purchase, (ii) 1,300,000 shares issued to GEM in connection with the Initial GEM Issuance, (iii) 4,000,000 shares issued to GEM in satisfaction of the GEM Commitment Fee, and (iv) up to an additional 300,000,000 shares that may be issued to GEM in connection with SAM’s exercise of its rights under the Share Subscription Facility (not including the 18,700,000 shares that may be issued to GEM, the resale of which was previously registered). GEM Global Yield Fund LLC is the general partner of GEM Global Yield LLC SCS. Christopher F. Brown is the sole beneficial owner of GEM GP and has voting and dispositive power over the shares held by GEM. Mr. Brown disclaims beneficial ownership of the shares held by GEM other than to the extent of his ultimate pecuniary interest therein. The address for GEM is 12C, rue Guillaume J. Kroll, L-1882 Luxembourg.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our capital stock and some of the provisions of the SAM amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) and the SAM amended and restated bylaws (the “Amended and Restated Bylaws”) and relevant provisions of the DGCL. The descriptions herein are qualified in their entirety by our Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, copies of which have been filed as exhibits with the SEC, as well as the relevant provisions of the DGCL.

Pursuant to the Amended and Restated Certificate of Incorporation, the authorized capital stock of SAM consists of 800,000,000 shares of our Common Stock, $0.0001 par value, and 50,000,000 shares of undesignated preferred stock, $0.0001 par value.

As of September 30, 2023, there is 73,486,976 shares of our Common Stock outstanding held by 446 stockholders of record. Pursuant to our Amended and Restated Certificate of Incorporation, our board of directors have the authority, without stockholder approval, except as required by the listing standards of the NYSE, to issue additional shares of our Common Stock.

Common Stock

All issued and outstanding shares of our Common Stock are duly authorized, validly issued, fully paid, and non-assessable. All authorized but unissued shares of our Common Stock are available for issuance by our board of directors without any further stockholder action, except as required by the listing standards of the NYSE.

The rights, preferences, and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Voting Rights

Subject to the limitations on foreign ownership described below, common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of our Common Stock that are voted is required to approve any such matter voted on by our stockholders.

Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting for the election of directors.

Dividend Rights

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our Common Stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the net assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, the holders our Common Stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then-outstanding.

Other Matters

Our Common Stock does not have preemptive rights pursuant to the terms of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws. There is no redemption or sinking fund provisions applicable to our Common Stock.

Preferred Stock

The Amended and Restated Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The SAM Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The SAM Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our Common Stock and could have anti-takeover effects. The ability of the SAM Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a Change of Control of SAM or the removal of existing management. Although SAM does not have any preferred stock outstanding at or prior to the listing of our Common Stock and does not currently intend to issue any shares of preferred stock, SAM cannot assure you that it will not do so in the future. No shares of preferred stock are being issued or registered in the listing.

Registration Rights

GEM

GEM is entitled to rights with respect to the registration of shares purchased by them under the Initial GEM Issuance, the GEM Purchase and the Share Subscription Facility. The Registration Rights Agreement, dated as of August 26, 2020, between GEM and GYBL (the “GEM RRA”) to which we are party provides that GEM has certain registration rights as set forth below. The registration of shares of our capital stock by the exercise of registration rights described below would enable the GEM to sell these shares without restriction under the Securities Act once the applicable registration statement is declared effective. Under the GEM RRA we must prepare and file, no later than the 360th day following the date of the Share Subscription Facility, a registration statement on Form S-1 or S-3. Further under the Share Subscription Facility and the GEM Purchase Agreement, we must prepare and file, within 5 business days of our listing, a registration statement on Form S-1 or S-3. The registration statement intended to satisfy such registration requirement became effective on September 28, 2023, and registered an initial 18,700,000 shares that could be issued and sold to GEM under the Share Subscription Facility. The registration statement of which this prospectus forms a part supplements such registration requirement by registering the balance of the shares that the Company estimates could be issued and sold to GEM for GEM Advances under the Share Subscription Facility, plus the amount of shares the Company estimates could be issued and sold to GEM for $50 million of draw downs under the Share Subscription Facility.

In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, other than (i) on Form S-4, (ii) Form S-8 or (iii) their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with SAM’s option or other employee benefit plans, GEM will be entitled to certain piggyback registration rights allowing it to include its shares in such registration, subject to certain marketing and other limitations. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered by the registrations described above.

Other Registration Rights

Tuscan is also entitled to certain customary rights with respect to the registration of the Tuscan Payment. We agreed to file a registration statement registering the resale of the Tuscan Payment as soon as practicable following listing. In addition, the advisor receiving the Advisor Accrual is entitled to rights with respect to the registration of such shares.

PFG is also entitled to certain customary rights with respect to the Conversion Shares. Under the Convertible Note Purchase Agreement, we must file a resale registration statement with respect to the Conversion Shares as soon as practicable following completion of the PFG Investment, which shall be declared effective no later than the earlier of (i) the 90th calendar day (or 120th calendar day if we are notified that the resale registration will be reviewed) following filing and (ii) the 10th business day after the date we are notified that the resale registration will not be “reviewed” or will not be subject to further review.

Certain Foreign Ownership and Anti-Takeover Provisions of Delaware Law and the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws

SAM’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that at no time shall more than 25.0% of the total voting interest of SAM be owned or controlled by persons who are not citizens of the United States. SAM’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws implement this legally-required provision by limiting voting rights of Non-Citizens to the Permitted Holders in the event that Non-Citizens own (beneficially or of record) more than 25.0% of the total voting interest. All other Non-Citizens that own (beneficially or of record) or have voting control over any shares of capital stock of SAM will have their voting rights subject to automatic suspension. The voting rights of the Permitted Holders will be reduced pro rata if their combined ownership percentage exceeds 25.0%. Additionally, SAM’s Amended and Restated Bylaws limits the amount of outstanding equity interests held by Non-Citizens who are a resident of a country that is not party to an “open-skies” agreement with the United States to 25.0% and all Non-Citizens collectively to 49.0%.

SAM will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of SAM’s outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of SAM’s assets with a market value of 10% or more of its aggregate market value of all of its assets or of all of its outstanding stock. However, the above provisions of Section 203 do not apply if:

•	the SAM Board approves the transaction that made the stockholder an “interested stockholder” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of SAM’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of our Common Stock; or

•

on or subsequent to the date of the transaction, the initial business combination is approved by the SAM Board and authorized at a meeting of SAM’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with SAM for a three-year period. This provision may encourage companies interested in acquiring SAM to negotiate in advance with the SAM Board because the stockholder approval requirement would be avoided if the SAM Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the SAM Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Amended and Restated Certificate of Incorporation provides that the SAM Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of the SAM Board only by successfully engaging in a proxy contest at two or more annual meetings.

Lock-Up

The Amended and Restated Bylaws of SAM contain certain lock-up provisions related to our Common Stock (i) received by Surf Air shareholders as consideration for the Internal Reorganization, (ii) issued to directors, officers and employees of SAM upon the settlement or exercise of stock options or other equity awards of Surf Air that were assumed by SAM after the Internal Reorganization and (iii) issued pursuant to certain convertible instruments of SAM, including warrants and SAFEs (holders thereof, collectively, the “Lock-Up Holders”). Shares of Common Stock received by Southern stockholders in connection with the Southern Acquisition are not subject to any lock-up.

In addition, SAM has agreed to waive the lock-up provisions in respect of the approximately 13.3 million shares of Common Stock held by lenders, including PFG, LamVen and LamJam. The Amended and Restated Bylaws provide that (1) 40% of the shares issued to the Lock-Up Holders will not be subject to any lock-up provisions, (2) 30% of the shares issued to the Lock-Up Holders will be restricted from being transferred, subject to certain limited exceptions, for a period of 90 days from the closing of the Internal Reorganization, which expired on October 19, 2023, and (3) the remaining 30% of the shares issued to the Lock-Up Holders will be restricted from being transferred, subject to certain limited exceptions, for a period of 180 days from the closing of the Internal Reorganization, provided that if the lock-up period would end during a Blackout Period (as defined in the Amended and Restated Bylaws), the lock-up period would then end on the first trading day following the end of the Blackout Period,. The lock-up provisions may be waived by the SAM Board, in its sole discretion, with respect to any shares held by a Lock-Up Holder. In addition, shares of any lender to SAM who is party to a credit, financing or other agreements containing an express waiver of the lock-up provisions, will not be subject to any lock-up.

Additionally, SAM expects its directors and executive officers to be effectively locked until at least January 31, 2024 as they will be subject to stop transfer instruction with SAM’s transfer agent and registrar, until at least January 31, 2024, which is the earliest date the Registrant anticipates filing a new registration statement for the resale of affiliate shares.

Authorized But Unissued Shares

SAM’s authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of SAM by means of a proxy contest, tender offer, merger, or otherwise.

Exclusive Forum for Certain Lawsuits

The Amended and Restated Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in SAM’s name, actions against any current or former directors, officers, employees, or stockholders of SAM for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, or if such court does not have subject matter jurisdiction, the federal district court of the State of Delaware. The Amended and Restated Certificate of Incorporation also requires, to the fullest extent permitted by applicable law, the federal district courts of the United States to be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. In addition, the exclusive forum provision in our Amended and Restated Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against SAM’s directors and officers, although the SAM stockholders will not be deemed to have waived SAM’s compliance with federal securities laws and the rules and regulations thereunder.

Special Meeting of Stockholders

The Amended and Restated Bylaws provide that special meetings of SAM’s stockholders may be called only by a resolution adopted by the SAM Board.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Amended and Restated Bylaws provide that stockholders seeking to bring business before SAM’s annual meeting of stockholders, or to nominate candidates for election as directors at SAM’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at SAM’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14A-8 of the Exchange Act, proposals seeking inclusion in SAM’s annual proxy statement must comply with the notice periods contained therein. The Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude SAM’s stockholders from bringing matters before SAM’s annual meeting of stockholders or from making nominations for directors at SAM’s annual meeting of stockholders.

Action by Written Consent

Any action required or permitted to be taken at any annual and special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance of the DGCL and may not be taken by written consent of the stockholders without a meeting.

Classified Board of Directors

The SAM Board is divided into three classes, Class A, Class B and Class C, with members of each class serving staggered three-year terms. As a result, in most circumstances, a person can gain control of the SAM Board only by successfully engaging in a proxy contest at two or more annual meetings. The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws provide that the authorized number of directors may be changed only by resolution of the SAM Board. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least 662/3% of the voting power of all then outstanding shares of SAM capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on the SAM Board, including a vacancy resulting from an enlargement of the SAM Board, may be filled only by vote of a majority of SAM’s directors then in office.

Limitation of Liability of Directors and Officers

The Amended and Restated Certificate of Incorporation provides that, to the fullest extent provided by Delaware law, no director or officer will be personally liable to SAM or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.

Transfer Agent

The transfer agent for our Common Stock will be American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn NY 11219.

Listing of SAM Securities

Our Common Stock is currently listed on the NYSE under the symbol “SRFM”.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the listing of our Common Stock on the NYSE, there was no public market for our Common Stock. We will have no input if and when the Selling Stockholder may, or may not, elect to sell its shares of Common Stock or the prices at which any such sales may occur. Future sales of substantial amounts of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock. Although our Common Stock is listed on the NYSE, we cannot assure you that there will be an active public market for our Common Stock.

Certain shares of our Common Stock will be deemed “restricted securities” as defined under Rule 144. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, each of which is summarized below. Shares of our Common Stock may be sold either by the Selling Stockholder pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144.

As further described below, until we have been a reporting company for at least 90 days, only non-affiliates who have beneficially owned their shares of Common Stock for a period of at least one year will be able to sell their shares of Common Stock under Rule 144, which includes approximately 12.8 million shares of Common Stock.

As of September 30, 2023, we have 73,486,976 shares of Common Stock outstanding.

The Amended and Restated Bylaws of SAM contain certain lock-up provisions related to our Common Stock. See the section titled “Description of Capital Stock — Lock-Up” for additional information. As of the date hereof, subject to the lock-up provisions applicable to our Common Stock, approximately 41.0 million shares of our Common Stock may be immediately sold either by (i) certain stockholders pursuant to a resale registration statement, (ii) certain stockholders under Rule 144 under the Securities Act since such shares held by such other stockholders will have been beneficially owned by non-affiliates for at least one year, (iii) certain stakeholders pursuant to a registration statement on Form S-8 under the Securities Act and (iv) non-affiliate stockholders of SAM who received such shares in the Internal Reorganization and the Southern Acquisition.

Rule 144

Affiliate Resales of Restricted Securities

In general, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our capital stock for at least six months would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

•

1% of the number of shares of our Common Stock then outstanding, which will equal approximately 734,867 shares upon the effectiveness of the registration statement of which this prospectus forms a part; or

•	the average weekly trading volume in our Common Stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC concurrently with either the placing of a sale order with the broker or the execution of a sale directly with a market maker.

Non-Affiliate Resales of Restricted Securities

In general, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not an affiliate of ours at the time of sale, has not been an affiliate at any time during the three months preceding a sale, and has beneficially owned shares of our capital stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation, or notice filing provisions of Rule 144.

We estimate that an aggregate of approximately 43,572,537 shares of our Common Stock may be sold 90 days following the consummation of the listing (which number includes any such affiliate and non-affiliate shares that are released from applicable lock-up restrictions 90 days following the closing of the Internal Reorganization and any shares that may be sold immediately upon the consummation of this listing, as described above).

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants, or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates”, as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its six-month minimum holding period requirement.

Form S-8 Registration Statement

We have filed a registration statement on Form S-8 under the Securities Act to register all shares of our Common stock subject to outstanding stock options under the 2016 Plan and all shares of our Common Stock issued or issuable under the 2023 Plan and the Purchase Plan. This registration statement permits the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

Registration Rights

GEM, Tuscan, the advisor receiving the Advisor Accrual and PFG are each entitled to various rights with respect to the registration of shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See the section titled “Description of Capital Stock — Registration Rights” for additional information.

PLAN OF DISTRIBUTION

The Selling Stockholder, and their pledgees, donees, transferees, assignees or other successors-in-interest may sell their shares of Common Stock covered hereby from time to time pursuant to brokerage transactions on the NYSE, or other public exchanges or registered alternative trading venues, at prevailing market prices or at privately negotiated prices. We are not party to any arrangement with the Selling Stockholder or any broker-dealer with respect to sales of shares of Common Stock by the Selling Stockholder. As such, we do not anticipate receiving notice as to if and when the Selling Stockholder may, or may not, elect to sell their shares of Common Stock or the prices at which any such sales may occur, and there can be no assurance that the Selling Stockholder will sell any or all of the shares of Common Stock covered by this prospectus.

The Selling Stockholder may use any one or more of the following methods when selling their shares of Common Stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits subscribers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling securityholders to sell a specified number of such securities at a stipulated price per security;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition to sales made pursuant to this prospectus, the shares of Common Stock covered by this prospectus may be sold by the Selling Stockholder in individually negotiated, private transactions exempt from the registration requirements of the Securities Act, and the Selling Stockholder may distribute the shares of Common Stock covered by this prospectus to affiliates, managers, members, partners, equity holders and/or other interest holders of such Selling Stockholder. Under the securities laws of some states, shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers.

We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholder.

Subject to the lock-up provisions in our Amended and Restated Bylaws, the Selling Stockholder may from time to time transfer, pledge, assign or grant a security interest in some or all of the shares of Common Stock owned by it, and, if it defaults in the performance of its secured obligations, the transferees, pledgees, assignees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus, under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the Selling Stockholder to include the transferee, pledgee, assignee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholder also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the registered beneficial owners for purposes of this prospectus.

If the Selling Stockholder utilizes a broker-dealer in the sale of the shares of Common Stock being offered by this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholder, or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal.

The Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Common Stock offered by this prospectus, which Common Stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any broker-dealers or agents that are involved in selling the Common Stock may also be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Common Stock. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective for the Selling Stockholder until the earlier of (i) all of the Common Stock have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect or (ii) they may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, as determined by the Company. The Common Stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

O’Melveny & Myers LLP has passed upon the validity of the securities offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of Surf Air Global Limited as of December 31, 2022 and 2021 and for the years then ended included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Surf Air Global Limited’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Southern Airways Corporation as of December 31, 2022 and 2021 and for the years then ended included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Southern Airways Corporation’s ability to continue as a going concern and the effects of the revision discussed in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CHANGE IN CERTIFYING ACCOUNTANT

On March 4, 2021, Surf Air Global Limited (“Surf Air”) dismissed CohnReznick LLP (“CohnReznick”) as Surf Air’s independent auditor. The decision to dismiss CohnReznick was approved by Surf Air’s Board.

During the period in which CohnReznick served as Surf Air’s independent auditors, it completed their audit of Surf Air’s consolidated financial statements for the fiscal years ended December 31, 2017 and 2018. While CohnReznick was engaged to audit Surf Air’s financials for the fiscal years ended December 31, 2019 and 2020, those audits were not completed by the time of its dismissal. During the two fiscal years ended December 31, 2020, and the subsequent interim period through March 4, 2021, there were (i) no “disagreements” as such term is defined in Item 304(a)(1)(iv) of Regulation S-K, with CohnReznick on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of CohnReznick, would have caused them to make reference to the subject matter of the disagreements in their report, and (ii) no “reportable events”, as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

Surf Air has provided CohnReznick with a copy of these disclosures and they have furnished a letter addressed to the SEC stating that it agrees with the statements made herein, a copy of which is included as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

On March 17, 2021, Surf Air engaged PricewaterhouseCoopers LLP (“PwC”) to serve as its independent registered public accounting firm. During the two fiscal years ended December 31, 2020 and the subsequent interim period through March 17, 2021, neither Surf Air nor anyone acting on its behalf consulted with PwC regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on its financial statements, and neither a written report nor oral advice was provided to Surf Air that PwC concluded was an important factor considered by Surf Air in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or reportable event.

WHERE YOU CAN FIND ADDITIONAL INFORMATION AND INCORPORATION BY REFERENCE

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of our Common Stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and our Common Stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. The SEC permits us to “incorporate by reference” the information and reports we file with it. This means that we can disclose important information to you by referring to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Information incorporated by reference from earlier documents is superseded by the information set forth in this prospectus and by information incorporated by reference from more recent documents. Any statement so superseded shall not be deemed to constitute a part of this prospectus.

We are subject to the information reporting requirements of the Exchange Act and we file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the website of the SEC referred to above. We also maintain a website at www.surfair.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

Page
SURF AIR GLOBAL LIMITED AND SUBSIDIARIES
Unaudited Condensed Consolidated Financial Statements for Surf Air Global Limited:
Condensed Consolidated Balance Sheets as of June 30, 2023 and December 31, 2022 (Unaudited)	F-2
Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2023 and 2022 (Unaudited)	F-3
Condensed Consolidated Statements of Changes in Redeemable Convertible Preferred Shares and Stockholders’ Equity (Deficit) for the Three and Six Months Ended June 30, 2023 and 2022 (Unaudited)	F-4
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2023 and 2022 (Unaudited)	F-9
Notes to Unaudited Condensed Consolidated Financial Statements	F-10

Audited Financial Statements for Surf Air Global Limited as of December 31, 2022 and 2021 and for the Years Ended December 31, 2022 and 2021:
Report of Independent Registered Public Accounting Firm	F-30
Consolidated Balance Sheets as of December 31, 2022 and 2021	F-31
Consolidated Statements of Operations for the Years ended December 31, 2022 and 2021	F-32
Consolidated Statements of Changes in Redeemable Convertible Preferred Shares and Shareholders’ Deficit for the Years ended December 31, 2022 and 2021	F-33
Consolidated Statements of Cash Flows for the Years ended December 31, 2022 and 2021	F-35
Notes to Consolidated Financial Statements	F-36

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Financial Statements for Southern Airways Corporation:
Condensed Consolidated Balance Sheets as of June 30, 2023 and December 31, 2022 (Unaudited)	F-78
Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2023 and 2022 (Unaudited)	F-79
Condensed Consolidated Statements of Changes in Redeemable Convertible Preferred Shares and Stockholders’ Equity (Deficit) for the Three and Six Months Ended June 30, 2023 and 2022 (Unaudited)	F-80
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2023 and 2022 (Unaudited)	F-82
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-83

Audited Financial Statements for Southern Airways Corporation as of December 31, 2022 and 2021 and for the Years Ended December 31, 2022 and 2021:
Report of Independent Auditors	F-100
Consolidated Balance Sheets as of December 31, 2022 and 2021	F-102
Consolidated Statements of Operations for the Years ended December 31, 2022 and 2021	F-103
Consolidated Statements of Changes in Redeemable Convertible Preferred Shares and Stockholders’ Equity (Deficit) for the Years ended December 31, 2022 and 2021	F-104
Consolidated Statements of Cash Flows for the Years ended December 31, 2022 and 2021	F-105
Notes to Consolidated Financial Statements	F-106

Surf Air Global Limited

Unaudited Condensed Consolidated Balance Sheets

June 30, 2023 and December 31, 2022

(in thousands, except share and per share data)

	June 30, 2023	December 31, 2022
Assets:
Current assets:
Cash	$2,269	$6
Accounts receivable, net	67	161
Prepaid expenses and other current assets	7,733	7,755

Total current assets	10,069	7,922
Restricted cash	907	906
Property and equipment, net	701	624
Intangible assets, net and other assets	2,658	3,102
Operating lease right-of-use assets	446	1,143

Total assets	$14,781	$13,697

Liabilities, Redeemable Convertible Preferred Shares and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$13,106	$12,891
Accrued expenses	15,301	14,740
Deferred revenue	8,394	7,820
Operating lease liabilities, current	317	903
SAFE notes at fair value, current	46,844	149
Convertible notes at fair value, current	35,106	15,948
Due to related parties	12,699	4,947

Total current liabilities	$131,767	$57,398
Convertible notes at fair value, long term	—	13,148
SAFE notes at fair value, long term	10,001	24,565
Operating lease liabilities	135	246
Other long term liabilities	18,546	9,762

Total liabilities	$160,449	$105,119
Commitments and contingencies (Note 7):
Redeemable convertible preferred shares $0.001 par value; 263,459,277 shares authorized as of June 30, 2023 and December 31, 2022; 234,856,003 shares issued and outstanding as of June 30, 2023 and 229,144,283 shares issued and outstanding as of December 31, 2022, respectively; and aggregate liquidation preference of $181,599 as of June 30, 2023 and $178,608 as of December 31, 2022, respectively	$133,667	$130,667
Shareholders’ deficit:
Class B-6s convertible preferred shares, $0.001 par value; 108,242,028 authorized shares as of June 30, 2023 and 98,799,158 authorized shares as of December 31, 2022; 83,819,163 shares issued and outstanding as of June 30, 2023 and 71,478,742 shares issued and outstanding as of December 31, 2022, respectively	$8,889	$3,414
Common shares, $0.0001 par value; 35,803,199 shares authorized as of June 30, 2023 and December 31, 2022; 13,417,826 shares issued and outstanding as of June 30, 2023 and 12,487,438 shares issued and outstanding as of December 31, 2022, respectively	1	1
Additional paid-in capital	128,707	126,335
Accumulated deficit	(416,932)	(351,839)

Total shareholders’ deficit	$(279,335)	$(222,089)

Total liabilities, redeemable convertible preferred shares and shareholders’ deficit	$14,781	$13,697

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Surf Air Global Limited

Unaudited Condensed Consolidated Statements of Operations

Three and Six Months Ended June 30, 2023 and 2022

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$6,195	$4,478	$11,702	$9,296
Operating expenses:
Cost of revenue, exclusive of depreciation and amortization	7,049	5,948	13,699	11,268
Technology and development	816	716	1,629	1,458
Sales and marketing	1,927	1,132	3,321	2,263
General and administrative	9,296	9,479	17,736	18,077
Depreciation and amortization	261	258	519	515

Total operating expenses	19,349	17,533	36,904	33,581

Operating loss	(13,154)	(13,055)	(25,202)	(24,285)

Other income (expense):
Changes in fair value of financial instruments carried at fair value, net	(30,404)	(9,378)	(38,500)	(10,304)
Interest expense	(525)	(165)	(697)	(524)
Gain (loss) on extinguishment of debt	(389)	3,959	(389)	5,951
Other expense	(48)	(114)	(305)	(238)

Total other income (expense), net	(31,366)	(5,698)	(39,891)	(5,115)

Loss before income taxes	(44,520)	(18,753)	(65,093)	(29,400)
Income tax expense (benefit)	—	—	—	—

Net loss	$(44,520)	$(18,753)	$(65,093)	$(29,400)

Net loss per share applicable to ordinary shareholders, basic and diluted	$(3.14)	$(1.40)	$(4.60)	$(2.30)

Weighted-average number of common shares used in net loss per share applicable to ordinary shareholders, basic and diluted	14,168,091	13,427,098	14,138,856	12,759,876

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Surf Air Global Limited

Unaudited Condensed Consolidated Statement of Changes in Redeemable

Convertible Preferred Shares and Shareholders’ Deficit

Three and Six Months Ended June 30, 2023 and 2022

(in thousands, except share data)

			Stockholders’ Equity (Deficit)
	Redeemable Convertible Preferred Shares		Class B-6s Convertible Preferred Shares		Common Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Balance at April 1, 2023	229,144,283	$130,667	71,478,742	$3,414	12,487,438	$1	$127,479	$(372,412)	$(241,518)
Issuance of Class B-6a redeemable convertible preferred shares	5,711,720	3,000	—	—	—	—	—	—	—
Conversion of debt to Class B-6s convertible preferred shares	—	—	486,402	202	—	—	—	—	202
Conversion of related party promissory note to Class B-6s convertible preferred shares	—	—	9,932,241	4,418	—	—	842	—	5,260
Exercise of warrants	—	—	—	—	905,081	—	—	—	—
Issuance of related party SAFEs	—	—	—	—	—	—	(444)	—	(444)
Exercise of share options	—	—	—	—	25,307	—	31	—	31
Issuance of Class B-6s to service providers	—	—	1,921,778	855	—	—	—	—	855
Share-based compensation expense	—	—	—	—	—	—	799	—	799
Net loss	—	—	—	—	—	—	—	(44,520)	(44,520)

Balance at June 30, 2023	234,856,003	$133,667	83,819,163	$8,889	13,417,826	$1	$128,707	$(416,932)	$(279,335)

Surf Air Global Limited

Unaudited Condensed Consolidated Statement of Changes in Redeemable

Convertible Preferred Shares and Shareholders’ Deficit

Three and Six Months Ended June 30, 2023 and 2022 — (Continued)

(in thousands, except share data)

			Stockholders’ Equity (Deficit)
	Redeemable Convertible Preferred Shares		Class B-6s Convertible Preferred Shares		Common Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Balance at April 1, 2022	193,093,065	$119,901	70,913,021	$3,308	10,983,545	$1	$107,936	$(288,124)	$(176,879)
Conversion of convertible notes to Class B-6a redeemable convertible preferred shares	14,401,000	3,484	—	—	—	—	—	—	—
Conversion of related party convertible note to Class B-6a redeemable convertible preferred shares	19,480,919	6,132	—	—	—	—	—	—	—
Conversion of debt to Class B-6s convertible preferred shares	—	—	565,721	106	—	—	194	—	300
Issuance of ordinary warrants in exchange for advisory services	—	—	—	—	—	—	567	—	567
2023 RSPA and RSGA grants	—	—	—	—	1,759,049	—	49	—	49
Repurchase of RSPA	—	—	—	—	(275,992)	—	(6)	—	(6)
Capital contribution from convertible notes from related party	—	—	—	—	—	—	99	—	99
Issuance of related party SAFEs	—	—	—	—	—	—	9,304	—	9,304
Share-based compensation expense	—	—	—	—	—	—	5,223	—	5,223
Net loss	—	—	—	—	—	—	—	(18,753)	(18,753)

Balance at June 30, 2022	226,974,984	$129,517	71,478,742	$3,414	12,466,602	$1	$123,366	$(306,877)	$(180,096)

Surf Air Global Limited

Unaudited Condensed Consolidated Statement of Changes in Redeemable

Convertible Preferred Shares and Shareholders’ Deficit

Three and Six Months Ended June 30, 2023 and 2022 — (Continued)

(in thousands, except share data)

			Stockholders’ Equity (Deficit)
	Redeemable Convertible Preferred Shares		Class B-6s Convertible Preferred Shares		Common Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Balance at January 1, 2023	229,144,283	$130,667	71,478,742	$3,414	12,487,438	$1	$126,335	$(351,839)	$(222,089)
Issuance of Class B-6a redeemable convertible preferred shares	5,711,720	3,000	—	—	—	—	—	—	—
Conversion of debt to Class B-6s convertible preferred shares	—	—	486,402	202	—	—	—	—	202
Conversion of related party promissory note to Class B-6s convertible preferred shares	—	—	9,932,241	4,418	—	—	842	—	5,260
Exercise of warrants	—	—	—	—	905,081	—	—	—	—
Issuance of related party SAFEs	—	—	—	—	—	—	(444)	—	(444)
Exercise of share options	—	—	—	—	25,307	—	31	—	31
Issuance of Class B-6s to service providers	—	—	1,921,778	855	—	—	—	—	855
Share-based compensation expense	—	—	—	—	—	—	1,943	—	1,943
Net loss	—	—	—	—	—	—	—	(65,093)	(65,093)

Balance at June 30, 2023	234,856,003	$133,667	83,819,163	$8,889	13,417,826	$1	$128,707	$(416,932)	$(279,335)

Surf Air Global Limited

Unaudited Condensed Consolidated Statement of Changes in Redeemable

Convertible Preferred Shares and Shareholders’ Deficit

Three and Six Months Ended June 30, 2023 and 2022 — (Continued)

(in thousands, except share data)

			Stockholders’ Equity (Deficit)
	Redeemable Convertible Preferred Shares		Class B-6s Convertible Preferred Shares		Common Shares		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Balance at January 1, 2022	179,329,073	$118,692	70,606,523	$3,294	8,301,692	$1	$101,156	$(277,477)	$(173,026)
Conversion of 2017 convertible note to Class B-5 redeemable convertible preferred shares	6,215,365	441	—	—	—	—	—	—	—
Reissuance of Class B-6a redeemable convertible preferred shares for Class B-6s convertible preferred shares	135,977	10	(135,977)	(10)	—	—	—	—	(10)
Conversion of convertible notes to Class B-6a redeemable convertible preferred shares	14,401,000	3,484	—	—	—	—	—	—	—
Conversion of related party convertible note to Class B-6a redeemable convertible preferred shares	22,313,779	6,333	—	—	—	—	—	—	—
Issuance of Class B-6a redeemable convertible preferred shares	472,143	250	—	—	—	—	—	—	—
Issuances of Class B-6a redeemable convertible preferred shares in exchange for outstanding payable	4,107,647	307	—	—	—	—	—	—	—
Conversion of debt to Class B-6s convertible preferred shares	—	—	1,008,196	130	—	—	255	—	385
Ordinary share warrants issued in 2017 convertible notes conversion	—	—	—	—	—	—	38	—	38
Issuance of ordinary warrants in exchange for advisory services	—	—	—	—	—	—	567	—	567
2023 RSPA and RSGA grants	—	—	—	—	4,440,902	—	135	—	135
Repurchase of RSPA	—	—	—	—	(275,992)	—	(6)	—	(6)

Surf Air Global Limited

Unaudited Condensed Consolidated Statement of Changes in Redeemable

Convertible Preferred Shares and Shareholders’ Deficit

Three and Six Months Ended June 30, 2023 and 2022 — (Continued)

(in thousands, except share data)

			Stockholders’ Equity (Deficit)
	Redeemable Convertible Preferred Shares		Class B-6s Convertible Preferred Shares		Common Shares		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Capital contribution from convertible notes from related party	—	—	—	—	—	—	2,025	—	2,025
Issuance of related party SAFEs	—	—	—	—	—	—	9,304	—	9,304
Exercise of share options	—	—	—	—	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	9,892	—	9,892
Net loss	—	—	—	—	—	—	—	(29,400)	(29,400)

Balance at June 30, 2022	226,974,984	$129,517	71,478,742	$3,414	12,466,602	$1	$123,366	$(306,877)	$(180,096)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Surf Air Global Limited

Unaudited Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30, 2023 and 2022

(in thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(65,093)	$(29,400)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	519	515
Loss (gain) on extinguishment of debt	389	(5,951)
Share-based compensation expense	2,798	9,991
Changes in fair value of financial instruments carried at fair value, net	38,500	10,266
Amortization of debt discounts and debt issuance costs	—	42
Changes in operating assets and liabilities:
Accounts receivable, net	94	8
Prepaid expenses and other current assets	170	(562)
Accounts payable	472	(1,249)
Accrued expenses	568	177
Deferred revenue	961	710
Other liabilities	—	1

Cash flows used in operating activities	$(20,622)	$(15,452)

Cash flows from investing activities:
Purchase of property and equipment	(203)	—
Internal-use software development costs	(97)	(6)

Net cash used in investing activities	$(300)	$(6)

Cash flows from financing activities:
Payments of borrowings on convertible notes	(35)	—
Proceeds from borrowings of SAFE notes	3,715	14,100
Proceeds from borrowings on convertible notes	—	4,000
Proceeds from borrowings from related parties	16,477	2,250
Proceeds from the issuance of Class B-6a redeemable convertible preferred shares	3,000	250
Proceeds from exercise of share options	29	32

Net cash provided by financing activities	$23,186	$20,632

Increase (decrease) in cash, cash equivalents and restricted cash	2,264	5,174
Cash, cash equivalents and restricted cash at beginning of period	912	1,574

Cash, cash equivalents and restricted cash at end of period	$3,176	$6,748

Supplemental schedule of non-cash investing and financing activities:
Issuance of SAFE notes	$4,354	$6,417
Conversion of convertible securities to Class B-6a redeemable convertible preferred shares	$—	$9,816
Issuance of Class B-6s convertible preferred shares in exchange for outstanding payables	$258	$—
Issuances of Class B-6a redeemable convertible preferred shares in exchange for outstanding payable	$—	$286
Conversion of promissory notes to Class B-6s convertible preferred shares	$4,418	$—
Exercise of ordinary warrants	$20	$—
Right-of-use assets obtained in exchange for new operating lease liabilities	$—	$621
Purchases of property and equipment included in accounts payable	$17	$96

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Surf Air Global Limited

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1. Description of Business

Organization

Surf Air Global Limited is a British Virgin Islands holding company and was formed on August 15, 2016. Surf Air Global Limited is a technology-enabled regional air travel network, offering daily scheduled flights and on-demand charter flights. Its customers consist of regional business and leisure travelers. Headquartered in Hawthorne, California, Surf Air commenced flight operations in June 2013.

Internal Reorganization

On July 21, 2023, as contemplated by the Agreement and Plan of Merger and defined as the “Internal Organization” in the final prospectus and registration statement, dated July 25, 2023 (the “Registration Statement”) and filed on July 25, 2023 with the Securities and Exchange Commission (the “SEC”), SAGL Merger Sub Inc., a wholly-owned subsidiary of Surf Air Mobility (“SAM” or “the Registrant”), was merged with and into Surf Air Global Limited (“Surf Air”), after which Surf Air became a wholly-owned subsidiary of SAM (the “Internal Reorganization”).

Pursuant to the Internal Reorganization, all ordinary shares of Surf Air outstanding as of immediately prior to the closing, were canceled in exchange for the right to receive shares of SAM Common Stock and all rights to receive ordinary shares of Surf Air (after giving effect to the conversions) were exchanged for shares of SAM Common Stock (or warrants, options or RSUs to acquire SAM Common Stock, as applicable) at a ratio of 22.4 Surf Air shares to 1 share of SAM Common Stock. Such conversions, as they relate to the ordinary shares of Surf Air, and all rights to receive ordinary shares, have been reflected as of all periods presented herein.

On July 25, 2023, SAM’s Registration Statement on Form S-1 and Form S-4 was declared effective by the SEC. As a result SAM became an SEC registrant on July 25, 2023. On July 27, 2023, SAM common stock was listed for trading on the New York Stock Exchange.

Liquidity and Going Concern

The Company has incurred losses from operations, negative cash flows from operating activities and has a working capital deficit. In addition, the Company is currently in default of certain excise and property taxes as well as certain debt obligations. These tax and debt obligations are classified as current liabilities on the Company’s balance sheet as of June 30, 2023. As discussed in Note 7, Commitments and Contingencies, on May 15, 2018, the Company received a notice of a tax lien filing from the Internal Revenue Service (“IRS”) for unpaid federal excise taxes for the quarterly periods beginning October 2016 through September 2017 in the amount of $1.9 million, including penalties and interest as of the date of the notice. The Company agreed to a payment plan (“Installment Plan”) whereby the IRS would take no further action and remove such liens at the time such amounts have been paid. In 2019, the Company defaulted on the Installment Plan. Defaulting on the Installment Plan can result in the IRS nullifying such plan, placing the Company in default and taking collection action against the Company for any unpaid balance. The Company’s total outstanding federal excise tax liability including accrued penalties and interest of $6.6 million is included in accrued expenses on the balance sheet as of June 30, 2023. The Company has also defaulted on its property tax obligations in various California counties in relation to fixed assets, plane usage and aircraft leases. The Company’s total outstanding property tax liability including penalties and interest is approximately $2.1 million as of June 30, 2023. Additionally, Los Angeles County has imposed a tax lien on four of the Company’s aircrafts due to the late filing of its 2022 property tax return. As of June 30, 2023, the amount of property tax, interest and penalties related to the lien was approximately $0.2 million. The Company is in the process of remediating the late filing and payment of the property taxes due. As of June 30, 2023, the Company was also in default of the Simple Agreements for Future

Surf Air Global Limited

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1. Description of Business (cont.)

Equity with Token allocation (“SAFE-T”) note, where the note matured in July 2019 (see Note 4. Financing Arrangements). The note is subordinate to the Company’s senior lender therefore the Company cannot pay the outstanding balance prior to paying the senior lender. The SAFE-T note had an outstanding principal amount of $0.5 million as of June 30, 2023.

In 2019, in connection with certain past due rental and maintenance payments under its aircraft leases totaling in aggregate approximately $5.0 million, which is accrued for at June 30, 2023 and December 31, 2022 as Other long term liabilities, the Company entered into a payment plan pursuant to which all repayments of the past due amounts are deferred until such time as the Company receives at least $30.0 million in aggregate funds in connection with any capital contribution, at which time it is required to repay $1.0 million of such past due payments, with the eventual full repayment of the remaining amounts being required upon the receipt of at least $50.0 million in capital contributions.

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The airline industry and the Company’s operations are cyclical and highly competitive. The Company’s success is largely dependent on the ability to raise debt and equity capital, increase its membership base, increase passenger loads, and continue to expand into regions profitably throughout the United States.

The Company’s prospects and ongoing business activities are subject to the risks and uncertainties frequently encountered by companies in new and rapidly evolving markets. Risks and uncertainties that could materially and adversely affect the Company’s business, results of operations or financial condition include, but are not limited to the ability to raise additional capital (or financing) to fund operating losses, refinance its current outstanding debt, sustain ongoing operations, the ability to attract and maintain members, the ability to integrate, manage and grow recent acquisitions and new business initiatives, obtain and maintain relevant regulatory approvals, and the ability to measure and manage risks inherent to the business model.

In addition to the risks and uncertainties associated with the Company’s emerging business model, there continues to be a worldwide impact from the COVID-19 pandemic. The impact of COVID-19 has resulted in changes in consumer and business behavior, pandemic fears, market downturns, and restrictions on business and individual activities, which created significant volatility in global economy and has led to reduced economic activity particularly in the air travel industry. Due to enhanced virtual meeting and teleconferencing technology that has been adopted throughout the COVID-19 pandemic, more people are meeting over virtual meeting platforms than in person, which reduces the need for transportation. Specifically, COVID-19 related disruption in air travel has led to a decrease in membership sales, flight cancellations and significant operational volatility contributing to Surf Air defaulting on certain debt arrangements and amending the terms and conditions of certain debt arrangements, in order to meet liquidity needs (see Note 4. Financing Arrangements).

As of June 30, 2023, the Company has funded its operations and capital needs primarily through the net proceeds received from the issuance of various debt instruments, convertible securities, related party funding, and preferred and common share financing arrangements. Subsequent to June 30, 2023, the Company received $8 million under the PFG Convertible Note Purchase Agreement and $25 million from the GEM Purchase. The Company continues to evaluate strategies to obtain additional funding for future operations. These strategies may include, but are not limited to, obtaining additional equity financing, issuing additional debt or entering into other financing arrangements, restructuring of operations to grow revenues and decrease expenses. There can be no

Surf Air Global Limited

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1. Description of Business (cont.)

assurance that the Company will be successful in achieving its strategic plans, that new financing will be available to the Company in a timely manner or on acceptable terms, if at all. If the Company is unable to raise sufficient financing when needed or events or circumstances occur such that the Company does not meet its strategic plans, the Company will be required to take additional measures to conserve liquidity, which could include, but not necessarily limited to, reducing certain spending, altering or scaling back development plans, including plans to equip regional airline operations with hybrid electric aircraft and reducing funding of capital expenditures, which would have a material adverse effect on the Company’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Note 2. Summary of Significant Accounting Policies

Interim Financial Information

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the United States Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, the interim financial statements do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements and should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2022 and the related notes, as included in SAM’s Registration Statement.. The information herein reflects all material adjustments, including normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results for the period presented. The results for the six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023.

There have been no material changes in significant accounting policies during the six months ended June 30, 2023 from those disclosed in the notes to the Company’s consolidated financial statements for the year ended December 31, 2022.

Basis of Presentation and Principles of Consolidation

The condensed consolidated financial statements include the assets, liabilities, and operating results of Surf Air. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of income and expense during the reporting period.

On an ongoing basis, the Company evaluates its estimates using historical experience and other factors including the current economic and regulatory environment as well as management’s judgment. Items subject to such estimates and assumptions include: revenue recognition and related allowances, valuation allowance on deferred tax assets, certain accrued liabilities, useful lives and recoverability of long-lived assets, fair value of assets

Surf Air Global Limited

Notes to Unaudited Condensed Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (cont.)

acquired and liabilities assumed in acquisitions, legal contingencies, assumptions underlying convertible notes and convertible securities carried at fair value and share-based compensation. These estimates may change as new events occur and additional information is obtained and such changes are recognized in the condensed consolidated financial statements as soon as they become known. Actual results could differ from those estimates, and any such differences may be material to the Company’s condensed consolidated financial statements.

Deferred Revenue

The Company records deferred revenue (contract liabilities) when the Company receives customer payments in advance of the performance obligations being satisfied on the Company’s contracts. The Company generally collects payments from customers in advance of services being provided. The Company recognizes deferred revenue as revenue when it meets the applicable revenue recognition criteria, which is usually either over the contract term, or when services have been provided. Accordingly, deferred revenue is classified within current liabilities in the accompanying Condensed Consolidated Balance Sheets.

During the three and six months ended June 30, 2023, the Company recognized revenue of $2.2 million and $4.6 million, respectively, out of the beginning of the period deferred revenue balance. During the three and six months ended June 30, 2022, the Company recognized revenue of $0.8 million and $2.2 million, respectively, out of the beginning of the period deferred revenue balance.

The long term performance obligations for contractually committed revenues, all of which is related to charter revenue, is recorded in Other long term liabilities as of June 30, 2023, and December 31, 2022 in the amount of $2.1 million and $1.8 million, respectively.

Recent Accounting Pronouncements

Adopted

In October 2021, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Topic (“ASU”) 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in ASC 606. Under this “ASC 606 approach”, the acquirer applies the revenue model as if it had originated the contracts. This is a departure from the current requirement to measure contract assets and contract liabilities at fair value. Under current practice, measuring deferred revenue at fair value typically results in a reduction to the deferred revenue balance the acquiree had recorded before the acquisition. The reduction causes the acquirer to recognize less revenue than the acquiree would have absent an acquisition. The amendments in this ASU are applied to business combinations occurring on or after the effective date of the amendments. The amendments in this ASU are effective for fiscal years beginning after December 15, 2022, including interim periods for public entities and for fiscal years beginning after December 15, 2023, including interim periods for nonpublic entities. The Company early adopted ASU 2021-08 as of January 1, 2023, and will apply this guidance to any acquisitions after the date of adoption.

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This new credit losses standard changes the accounting for credit losses for certain instruments. The new measurement approach is based on expected losses, commonly referred to as the current expected credit loss (“CECL”) model, which is utilized to estimate lifetime “expected credit losses” and record

Surf Air Global Limited

Notes to Unaudited Condensed Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (cont.)

an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses and applies to financial assets including loans, held-to-maturity debt securities, net investment in leases, and reinsurance and trade receivables, as well as certain off-balance sheet credit exposures, such as loan commitments. The standard also changes the impairment model for available-for-sale debt securities. In November 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which updated the effective date of this credit loss standard to fiscal years beginning after December 15, 2022 for nonpublic entities, including interim periods within those fiscal years. The Company adopted ASU 2016-13 as of January 1, 2023, and the guidance did not have a material impact on the Company’s condensed consolidated financial statements and related disclosures.

In September 2022, the FASB issued ASU No. 2022-04, Liabilities — Disclosure of Supplier Finance Program Obligations (Topic 425). This ASU creates a disclosure framework by which buyers in a supplier finance program will be required to disclose significant qualitative and quantitative information to allow a user of financial statements to understand the program’s nature and potential magnitude. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. The Company adopted ASU 2022-04 as of January 1, 2023, and assessed that the guidance does not have a material impact on the Company’s condensed consolidated financial statements and related disclosures.

Note 3. Accrued Expenses

As of June 30, 2023 and December 31, 2022, accrued expenses consisted of the following (in thousands):

	June 30, 2023	December 31, 2022
Accrued compensation and benefits	$1,666	$1,486
Excise and property taxes payables	6,701	6,446
Interest and commitment fee payable	393	64
Reserve for settlement for non-accredited investors	185	282
Accrued Monarch legal settlement	1,314	1,314
Accrued professional services	4,121	3,555
Other accrued liabilities	921	1,593

Total accrued expenses	$15,301	$14,740

Note 4. Financing Arrangements

Fair Value of Convertible Instruments

The Company has elected the fair value option for the convertible notes, which requires them to be remeasured to fair value each reporting period with changes in fair value recorded in changes in fair value of financial instruments carried at fair value, net on the Condensed Consolidated Statements of Operations, except for change in fair value that results from a change in the instrument specific credit risk which is presented separately within other comprehensive income. The fair value estimate includes significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

On April 30, 2023, the Company amended the terms of the 2020 Convertible Note to extend the maturity date from May 1, 2023 to November 1, 2023. All other terms of the note remain the same, bearing compound interest

Surf Air Global Limited

Notes to Unaudited Condensed Consolidated Financial Statements

Note 4. Financing Arrangements (cont.)

at a rate of 6.25% per annum and a monthly payment of $5 thousand. On June 27, 2023, the Company entered into a conditional exercise agreement for the 2020 Convertible Note to convert upon the merger of the Company into a subsidiary of SAM. The merger occurred on July 21, 2023, and the 2020 Convertible Note converted into redeemable convertible preferred shares (see Note 14. Subsequent Events).

On June 1, 2023, the Company amended the terms of the 2017 Convertible Notes to extend the maturity date from May 31, 2023 to December 31, 2023. All other terms of the note remain the same. On June 27, 2023, the Company entered into a conditional exercise agreement for the 2017 Convertible Notes to convert upon the merger of the Company into a subsidiary of SAM. The merger occurred on July 21, 2023, and the 2017 Convertible Notes converted into redeemable convertible preferred shares (see Note 14. Subsequent Events).

The increase in the convertible notes for the six months ended June 30, 2023 is primarily a result of the increase in the fair value of the convertible notes (see Note 5. Fair Value Measurements).

Fair value of convertible notes (in thousands):

	Fair Value at
	June 30, 2023	December 31, 2022
2017 Convertible Notes	$13,243	$15,242
2020 Convertible Note	555	706
2017 Convertible Term Note	21,308	13,148

Total	$35,106	$29,096

Fair Value of SAFE Notes

The Company’s Simple Agreements for Future Equity notes (“SAFE”) and Simple Agreement for Future Equity with Tokens (“SAFE-T”) are carried at fair value, with fair value determined using Level 3 inputs. The Company determined that the SAFE and SAFE-T instruments should be classified as liabilities based on evaluating the characteristics of the instruments, which contained both debt and equity-like features. The SAFE notes mature between May 2024 and June 2025. The SAFE-T instrument matured in July 2019. Subsequent changes in the fair value of the SAFE and SAFE-T notes are recorded in earnings as part of changes in fair value of financial instruments carried at fair value within the Condensed Consolidated Statements of Operations.

The increase in the SAFE notes for the six months ended June 30, 2023 is primarily a result of the increase in the fair value of the SAFE notes (see Note 5. Fair Value Measurements).

Surf Air Global Limited

Notes to Unaudited Condensed Consolidated Financial Statements

Note 4. Financing Arrangements (cont.)

Fair value of SAFE notes (in thousands):

	Fair Value at
	June 30, 2023	December 31, 2022
SAFE note with LamVen, a related party	$10,302	$5,403
SAFE note with LamJam, a related party	9,520	—
SAFE note with Park Lane, a related party	10,302	5,403
SAFE note with iHeart Media	13,736	7,203
SAFE note with Palantir	12,362	6,484
SAFE note with a private investor	137	72
SAFE note with a private investor	343	—
SAFE-T	143	149

Total	$56,845	$24,714
Less: SAFE notes at fair value, current	$(46,844)	$(149)

SAFE notes at fair value, long term	$10,001	$24,565

On January 31, 2023, the Company entered into a new SAFE note in which the Company agreed to sell an investor up to a number of common shares having an aggregate value of $0.3 million in exchange for cash received in 2023. The resulting conversion prices will be based on a contractually defined discount of 20% of the per share consideration payable to common shareholders, in the event of a change in control or qualified financing, and a 35% discount to the price per share of common shares issued in the event of a de-SPAC transaction, IPO, or direct listing. The maturity date for the SAFE is January 31, 2025. The fair value as of June 30, 2023 is $0.3 million.

On June 15, 2023, the Company entered into a new SAFE note with LamJam LLC (“LamJam”), a related party, for $6.9 million, of which approximately $3.47 million was funded through the cancellation of a promissory note, including principal and interest, payable by the Company to LamVen LLC (“LamVen”), a related party, and $3.47 million was received in cash from LamJam. The resulting conversion prices will be based on a contractually defined discount of 20% of the per share consideration payable to common shareholders, in the event of a change in control or qualified financing, and a 35% discount to the price per share of common shares issued in the event of a de- SPAC transaction, IPO, or direct listing. The maturity date for the SAFE is June 15, 2025. The fair value as of June 30, 2023 is $9.5 million.

On June 26, 2023, the Company entered into an agreement with holders of the SAFE notes to transfer all of the Company’s rights, interests, and obligations under the SAFE notes to SAM upon merger of the Company into a subsidiary of SAM, which occurred on July 21, 2023 (see Note 14. Subsequent Events).

Note 5. Fair Value Measurements

The fair values of the convertible notes, SAFE instruments, preferred stock warrant liabilities, and derivative liability were based on the estimated values of the notes, SAFE instruments, warrants, and derivatives upon conversion including adjustments to the conversion rates, which were probability weighted associated with certain events, such as a sale of the Company or becoming a public company. The estimated fair values of these financial liabilities were determined utilizing the Probability-Weighted Expected Return Method and is considered a Level 3 fair value measurement.

Surf Air Global Limited

Notes to Unaudited Condensed Consolidated Financial Statements

Note 5. Fair Value Measurements (cont.)

Significant unobservable inputs used in the valuation models as of June 30, 2023 and December 31, 2022 were as follows:

	June 30, 2023	December 31, 2022
Public listing probability	90%	50%
Lack of marketability	32%	32%
Discount rates used in the sale scenario for debt instruments	0%	70%
Discount rates used in the public listing scenario	20% – 30%	20% – 30%
Probability weighted volatility	76%	147%

Assets and liabilities are classified in the hierarchy based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

The following tables summarize the Company’s financial liabilities that are measured at fair value on a recurring basis in the condensed consolidated financial statements (in thousands):

	Fair Value Measurements at June 30, 2023 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible notes at fair value	—	—	$35,106	$35,106
Preferred shares warrant liability	—	—	11	11
SAFE notes at fair value	—	—	56,845	56,845
GEM derivative liability	—	—	11,397	11,397

Total financial liabilities	$—	$—	$103,359	$103,359

	Fair Value Measurements at December 31, 2022 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible notes at fair value	—	—	$29,096	$29,096
Preferred shares warrant liability	—	—	51	51
SAFE notes at fair value	—	—	24,714	24,714
GEM derivative liability	—	—	2,963	2,963

Total financial liabilities	$—	$—	$56,824	$56,824

Surf Air Global Limited

Notes to Unaudited Condensed Consolidated Financial Statements

Note 5. Fair Value Measurements (cont.)

The following table provides a reconciliation of activity and changes in fair value for the Company’s convertible loans and redeemable convertible preferred stock warrant liability using inputs classified as Level 3 (in thousands):

	Convertible Notes at Fair Value	Preferred Shares Warrant Liability	SAFE Notes	GEM Derivative Liability
Balance at December 31, 2021	$11,681	$9	$19	$435
Issuance of convertible notes	4,191	—	11,839	—
Conversion of convertible notes to preferred shares	(10,257)	—	—	—
Conversion of PFG liability to convertible note	11,197	—	—	—
Change in fair value	12,284	42	12,856	2,528

Balance at December 31, 2022	$29,096	$51	$24,714	$2,963

Issuance of SAFE notes	—	—	3,716	—
Conversion of related party notes to SAFE	—	—	4,354	—
Payments of borrowings on convertible notes	(35)	—	—	—
Change in fair value	6,045	(40)	24,061	8,434

Balance at June 30, 2023	$35,106	$11	$56,845	$11,397

Note 6. Warrants

Preferred Share Warrants

Convertible Preferred Share Warrant Liability

Warrants to purchase shares of convertible preferred stock are classified as Other long term liabilities on the Condensed Consolidated Balance Sheets and are subject to remeasurement to fair value at each balance sheet date with changes in fair value recorded in Changes in fair value of financial instruments carried at fair value, net on the Condensed Consolidated Statements of Operations.

There were no convertible preferred share warrants issued in the six months ended June 30, 2023. The convertible preferred share warrants issued and outstanding as of June 30, 2023 and December 31, 2022 were 805,823 shares of B-2 preferred warrants; 410,123 shares of B-3 preferred warrants; and 1,493,015 shares of B-4 preferred warrants.

Ordinary Share Warrants

Warrants were issued by the Company in connection with debt and equity capital raising transactions, as well as part of debt restructuring activities. The warrants may be exercised with respect to the warrant shares at any time, or from time to time, in whole or in part at any time on or prior to the expiration date, which is seven to ten years from the issuance date. The warrants will terminate on the earlier of the expiration date or change in control upon the effectiveness of the Company’s registration statement or upon the closing of a deemed liquidation event. If there is no change in control, the warrants without a stated expiration date never expire. On July 21, 2023, the Company merged into a subsidiary of SAM as part of an Internal Reorganization. The change in control resulted in the ordinary share warrants to be exercised and re-issued (see Note 14. Subsequent Events).

Surf Air Global Limited

Notes to Unaudited Condensed Consolidated Financial Statements

Note 6. Warrants (cont.)

On June 14, 2023, an ordinary warrant holder exercised 913,395 ordinary warrants with an exercise price of $0.01 per share. Total outstanding ordinary share warrants issued by the Company were 3,701,255 and 4,614,651 as of June 30, 2023 and December 31, 2022, respectively.

Note 7. Commitments and Contingencies

Software License Agreements

On May 18, 2021, the Company executed two agreements with Palantir Technologies Inc. to license a suite of software for the term of seven years commencing on the effective date. The agreements identify two phases: an Initial Term from May 18, 2021 through June 30, 2023 with a cost of $11.0 million and an Enterprise Term from July 1, 2023 to May 7, 2028 with a cost of $39.0 million, for a total software cost of $50.0 million. As of June 30, 2023 and December 31, 2022, the Company capitalized $2.0 million of services that Palantir has provided to the Company.

Share Purchase Agreement with GEM

During 2020, the Company entered into a Share Purchase Agreement (“SPA”) with GEM Global Yield LLC SCS (“GEM”) and an entity affiliated with GEM to provide incremental financing in the event the Company completed a business combination transaction with a special purpose acquisition company (“SPAC”), IPO, or direct listing. Pursuant to the SPA, GEM is required to purchase ordinary shares of the Company at a discount to the volume weighted average trading price up to a maximum aggregate purchase price of $200.0 million, and in return the Company agreed to pay a total commitment fee of $4.0 million payable in installments at the time of each purchase of ordinary shares or no later than one year from the anniversary of a public listing transaction and issued a forward contract for GEM to purchase 0.75% of the Company’s fully-diluted ordinary shares outstanding upon completion of a public listing transaction at an exercise price of $0.01 per ordinary share.

On May 17, 2022 and February 8, 2023, the SPA was further amended and restated in which the Company entered into the Share Subscription Facility with GEM, which increases the facility to $400.0 million and the commitment fee to $8.0 million. Pursuant to the Share Subscription Facility, upon the terms of and subject to the satisfaction of certain conditions, Surf Air Mobility Inc (“SAM”), a wholly owned subsidiary of the Company, will have the right from time to time at its option to direct GEM to purchase up to a specified maximum amount of shares of common stock, up to a maximum aggregate purchase price of $400.0 million (the “Aggregate Limit”), over the term of the Share Subscription Facility. Upon its initial public listing, SAM may request GEM advances in an aggregate amount of up to $100.0 million, consisting of four incremental advances of up to $25.0 million each. Any GEM advance will reduce amounts that Surf Air can request for future draw downs.

On June 15, 2023, July 21, 2023, and July 24, 2023, the SPA was further amended to modify the shares to be issued upon completion of a public listing transaction from an amount equal to 0.75% of the Company’s fully-diluted ordinary shares outstanding to a fixed 1,300,000 shares of SAM common stock. The amendments also modified certain registration requirements whereby SAM is obligated to file a re-sale registration statement within 5 business days of the public listing. On July 27, 2023, concurrent with the Company’s direct listing, the Company issued 1,300,000 shares of SAM common stock to GEM in full satisfaction of these provisions. Pursuant to the associated registration rights, the Company filed a resale registration statement, covering the 1,300,000 shares, on August 2, 2023.

The Company has accounted for the commitment as a derivative financial instrument which is recorded at fair value within Other long term liabilities on the Condensed Consolidated Balance Sheets. As of June 30, 2023 and

Surf Air Global Limited

Notes to Unaudited Condensed Consolidated Financial Statements

Note 7. Commitments and Contingencies (cont.)

December 31, 2022, the fair value of the GEM commitment was $11.4 million and $3.0 million, respectively. Changes in fair value were recorded in Changes in fair value of financial instruments carried at fair value, net on the Condensed Consolidated Statements of Operations.

GEM Purchase

On June 15, 2023, and amended on July 21, 2023, and July 24, 2023, SAM and GEM entered into a share purchase agreement whereby GEM would purchase 1,000,000 shares of SAM common stock for cash consideration of $25.0 million. Under the terms of the registration rights, SAM is obligated to file a re-sale registration statement, covering the 1,000,000 shares issued, within 5 business days of the public listing. On July 27, 2023, concurrent with the Company’s direct listing, the Company received the $25.0 million cash consideration contemplated in the GEM Purchase, in exchange for the issuance of 1,000,000 shares of SAM common stock. Pursuant to the associated registration rights, the Company filed a re-sale registration statement, covering the 1,000,000 shares, on August 2, 2023.

Convertible Note Purchase Agreement

On June 21, 2023, the Company entered into a convertible note purchase agreement (the “Convertible Note Purchase Agreement”) with Partners for Growth V, L.P. (“PFG”) for a senior unsecured convertible promissory note (the “Promissory Note”) for an aggregate principal amount of $8.0 million (the “PFG Investment”). The note bears interest at a rate of 9.75% and matures on December 31, 2024. All unpaid principal and interest balances may be converted into shares of SAM common stock, at the option of the holder, at a price equal to 120% of the initial listing price of SAM common stock. Funding of the initial principal, among other criteria, is contingent upon SAM’s approval for listing on the New York Stock Exchange.

Licensing, Exclusivity and Aircraft Purchase Arrangements

Textron Agreement

On September 15, 2022, Textron Aviation Inc. and one of its affiliates (“TAI”), entered into a Collaboration Agreement for engineering services, licenses, sales and marketing, and aircraft purchase agreements with the Company, which are only effective as of the first trading date of shares of common stock of SAM on a national securities exchange (“Effective Date”). The agreements became effective as of the Company’s direct listing on July 27, 2023.

The Collaboration Agreement provides, among other things, that TAI will provide the Company certain services in furtherance of development of an electrified powertrain technology (the “SAM System”). Under the Collaboration Agreement, the Company agrees to meet certain development milestones by specified dates, including issuance of a supplemental type certificate by the FAA. Should the Company fail to meet certain development milestones, TAI has the right to terminate the agreement.

The licensing agreement grants the Company a nonexclusive license to certain technical information and intellectual property for the purpose of developing an electrified propulsion system for the Cessna Caravan aircraft, and to assist in obtaining Supplemental Type Certificates (“STC”) from the Federal Aviation Administration (“FAA”), including any foreign validation by any other aviation authority, for electrified propulsion upfits/retrofits of the Cessna Caravan aircraft. The licensing agreement provides for payment by the Company of license fees aggregating $60.0 million over a multi-year period, with the first $25 million due in the third quarter of 2023.

Surf Air Global Limited

Notes to Unaudited Condensed Consolidated Financial Statements

Note 7. Commitments and Contingencies (cont.)

Under the sales and marketing agreement, the parties agreed to develop marketing, promotional and sales strategies for the specifically configured Caravans and further agreed to: (a) include the SAM Aircraft in sales and marketing materials (print and digital) distributed to authorized dealers, (b) prominently display the SAM Aircraft on their respective websites and social media, (c) include representatives of SAM and TAI at trade show booths, (d) market SAM Aircraft and conversions to SAM Aircraft to all owners of pre-owned Caravans, and (e) not advertise or offer any third-party Exclusive System variants of the Caravan. Certain technologies for aircraft propulsion are specifically carved out from the Exclusive System. The SMA provides for payment by SAM of exclusivity fees aggregating $40.0 million, with certain amounts deferred such that the aggregate fee is payable over four years commencing on the earlier of the year after SAM obtains a supplemental type certificate for the SAM System on the Caravan (the “SAM STCs”) or the 5th anniversary of the TAI Effective Date. SAM’s obligation to pay exclusivity fees in any year may be offset, in whole or in part, based on the achievement of certain sales milestones of SAM Aircraft and Caravans subsequently converted to a SAM System.

Under the aircraft purchase agreement, the Company may purchase 100 specifically configured Caravans having an aggregate purchase price in excess of $300.0 million, with an option to purchase an additional 50 specifically configured Caravans having an aggregate purchase price in excess of $150.0 million, over the course of 7 years. The final price to be paid by the Company will be dependent upon a number of factors, including the final specifications of such aircraft and any price escalations.

Jetstream Agreement

On October 10, 2022, SAM and Jetstream Aviation Capital, LLC (“Jetstream”) entered into an Agreement (the “Jetstream Agreement”) that provides for a sale and/or assignment of purchase rights of aircraft from SAM to Jetstream and the leaseback of such aircraft from Jetstream to SAM within a maximum aggregate purchase amount of $450.0 million, including a $120.0 million total minimum usage obligation for SAM. The agreement may be terminated: (i) if the Company’s common stock is not publicly listed and the Southern acquisition is not consummated prior to December 31, 2023; (ii) upon a termination notice by either party in the event that a material adverse change in the business of the other party is not resolved within 30 days of such notice; and (iii) as mutually agreed in writing by the parties.

Business Combination Agreements

The Company entered into a business combination agreement, dated as of May 17, 2022 (the “Merger Agreement”) with Tuscan Holdings Corp II (“Tuscan”). On November 14, 2022, SAM and Tuscan mutually terminated the Merger Agreement. SAM is obligated to issue to Tuscan 635,000 shares of common stock or 600,000 of common stock and $0.7 million in cash upon a triggering event defined as a direct listing, IPO or a business combination with a SPAC (see Note 14. Subsequent Events).

On November 11, 2022, SAM entered into an amendment to the acquisition agreement with Southern Airways Corporation dated as of March 17, 2021, as amended on August 22, 2021 and on May 17, 2022, to reflect the termination of the Merger Agreement with Tuscan and to reflect that SAM will acquire 100% of the equity interests in Southern Airways Corporation in exchange for shares equal to the greater of $81.25 million (based on the opening price per share on the first day of listing of SAM common shares) or 12.5% of SAM’s fully-diluted common shares prior to the issuance of the Tuscan shares, the SAFE settlement shares, and any initial issuance in connection with the GEM SPA. The completion of the acquisition of Southern Airways Corporation is contingent on, among other things, the effectiveness of a public registration statement, the approval for listing of the Company’s common stock, regulatory approvals and other customary closing conditions.

Surf Air Global Limited

Notes to Unaudited Condensed Consolidated Financial Statements

Note 7. Commitments and Contingencies (cont.)

On May 25, 2023, SAM entered into an amendment to the acquisition agreement with Southern Airways Corporation, whereby the outside date by which the transaction could be consummated was extended to July 31, 2023. No other terms to the previously amended acquisition agreement were changed.

On June 15, 2023, SAM entered into an amendment to the acquisition agreement with Southern Airways Corporation, whereby the closing of the Merger Agreement was agreed to occur on the morning of SAM’s initial listing on the New York Stock Exchange, prior to market opening. No other terms to the previously amended acquisition agreement were changed. The merger with Southern Airways Corporation closed on July 27, 2023 (see Note 14. Subsequent Events).

Guarantees

The Company indemnifies its officers and directors for certain events or occurrences arising as a result of the officer or director serving in such capacity. The term of the indemnification period is for the officer or director’s lifetime. The maximum potential future amount the Company could be required to pay under these indemnification agreements is unlimited. The Company believes its insurance would cover any liability that may arise from the acts of its officers and directors and as of June 30, 2023 the Company is not aware of any pending claims or liabilities.

The Company entered into indemnification provisions under agreements with other parties in the ordinary course of business, typically with business partners, contractors, customers, landlords and investors. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of its activities or, in some cases, as a result of the indemnified party’s activities under the agreement. These indemnification provisions often include indemnifications relating to representations Surf Air has made with regards to intellectual property rights. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential future amount the Company could be required to pay under these indemnification provisions is unlimited.

Legal Contingencies

In 2017, the Company acquired Rise U.S. Holdings, LLC (“Rise”). Prior to the close of the acquisition, Rise Alpha, LLC and Rise Management, LLC, (both of which are wholly-owned subsidiaries of Rise and hereinafter referred to as the “Rise Parties”), were served with a petition for judgment by Menagerie Enterprises, Inc. (“Monarch Air”), relating to breach of contract for failure to pay Monarch Air pursuant to the terms and conditions of the Monarch Air Flight Services Agreement, which occurred prior to the Company’s acquisition of Rise. The Rise Parties filed numerous counterclaims against Monarch Air, including fraud, breach of contract, and breach of fiduciary duty. Rise, a subsidiary of the Company, was named as a party in the lawsuit. During 2018 and 2019, certain summary judgements were granted in favor of Monarch Air.

On November 8, 2021, the Rise Parties entered into a final judgment in respect of litigation to finally resolve all claims raised by Monarch Air and the Rise Parties agreed to pay actual damages of $1.0 million, pre-judgment interest of $0.2 million, attorneys’ fees of $0.06 million and court costs of approximately $0.003 million. Since then, Monarch Air has been conducting post-judgment discovery. The full settlement had been accrued within Accrued expenses on the Condensed Consolidated Balance Sheets by the Company as of June 30, 2023 and December 31, 2022.

Surf Air Global Limited

Notes to Unaudited Condensed Consolidated Financial Statements

Note 7. Commitments and Contingencies (cont.)

Surf Air is also a party to various other claims and matters of litigation incidental to the normal course of its business, none of which were considered to have a potential material impact as of June 30, 2023.

Tax Commitment

On May 15, 2018, Surf Air received notice of a tax lien filing from the Internal Revenue Service (“IRS”) for unpaid federal excise taxes for the quarterly periods beginning October 2016 through September 2017 in the amount of $1.9 million, including penalties and interest as of the date of the notice. The Company agreed to a payment plan (“Installment Plan”) whereby the IRS would take no further action and remove such liens at the time such amounts have been paid. In 2019, the Company defaulted on the Installment Plan. Defaulting on the Installment Plan can result in the IRS nullifying such plan, placing the Company in default and taking collection action against the Company for any unpaid balance. The Company’s total outstanding federal excise tax liability, including accrued penalties and interest, is recorded in Accrued expenses on the Condensed Consolidated Balance Sheets and is in the amount of $6.6 million and $5.8 million as of June 30, 2023 and December 31, 2022, respectively.

During 2018, the Company defaulted on its property tax obligations in various California counties in relation to fixed assets, plane usage and aircraft leases. The Company’s total outstanding property tax liability including penalties and interest is $2.1 million and $1.7 million as of June 30, 2023 and December 31, 2022, respectively.

Note 8. Disaggregated Revenue

The disaggregated revenue for the three and six months ended June 30, 2023 and 2022 were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
On-Demand	$5,147	$3,270	$9,822	$6,827
Scheduled	1,048	1,208	1,880	2,469

Total revenue	$6,195	$4,478	$11,702	$9,296

Note 9. Redeemable Convertible Preferred Shares and Convertible Preferred Shares

Class B-6a Redeemable Convertible Preferred Shares

On June 2, 2023, the Company received $3.0 million cash from an existing investor in connection with the issuance of 5,665,722 shares of Class B-6a redeemable convertible preferred shares.

Class B-6s Convertible Preferred Shares

On June 15, 2023, the Company converted the LamJam term notes in the amount of $5.3 million into 9,932,241 Class B-6s convertible preferred shares (see Note 12. Related Party Balances and Transactions).

On June 30, 2023, the Company awarded 1,921,778 Class B-6s convertible preferred shares to prior employees and service providers in connection with past services provided. The Company recorded $0.9 million of stock based compensation expense for the issuance of these awards.

Surf Air Global Limited

Notes to Unaudited Condensed Consolidated Financial Statements

Note 9. Redeemable Convertible Preferred Shares and Convertible Preferred Shares (cont.)

In June 2023, the Company settled outstanding debt of $0.2 million with 486,402 shares of Class B-6s convertible preferred shares.

Note 10. Share-Based Compensation

Share Options

A summary of share option activity under the 2016 Plan for the six months ended June 30, 2023 is set forth below:

	Number of Share Options Outstanding	Weighted Average Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)	Weighted Average Exercise Price Per Share
Outstanding at December 31, 2022	1,768,205	9.01	$10,306	$3.58
Granted	48,214			$9.11
Exercised	(25,307)			$5.82
Canceled	(47,377)			$3.36

Outstanding at June 30, 2023	1,743,735	8.53	$9,347	$3.81

Exercisable at June 30, 2023	1,121,578	8.14	$6,550	$3.58

Restricted Stock Units

At June 30, 2023 and December 31, 2022, the Company had 220,424 RSUs unvested with the weighted average grant date fair value of $3.81 per RSU, respectively.

Restricted Share Purchase Agreement

A summary of RSPA activity under the 2016 Plan for the six months ended June 30, 2023 is set forth below:

	Number of RSPA	Weighted Average Grant Date Fair Value per RSPA
Unvested RSPAs at December 31, 2022	3,162,292	$2.46
Granted	—	$—
Vested	(89,292)	$2.46
Forfeited	—	$—

Unvested RSPAs at June 30, 2023	3,073,000	$2.46

On May 26, 2023, the Company approved the forgiveness of certain promissory notes associated with the issuance of RSPAs to executives and directors. The Company also provided bonuses to pay for interest and tax associated with the issuance of these shares in the amount of $0.1 million. The forgiveness of these promissory notes resulted in an immaterial additional stock based compensation expense as of June 30, 2023.

Subsequent to June 30, 2023, and prior to the Company’s direct listing, the Company’s board of directors determined that the remaining vesting requirements applicable to previously granted executive RSPA awards had been satisfied, in connection with the Company’s direct listing. This will result in the recognition of $21.8 million in previously unrecognized stock-based compensation expense during the third quarter of 2023.

Surf Air Global Limited

Notes to Unaudited Condensed Consolidated Financial Statements

Note 10. Share-Based Compensation (cont.)

Restricted Share Grant Agreement

As of June 30, 2023 and December 31, 2022, there were 3,773,243 RSGA shares outstanding.

Note 11. Income Taxes

The Company’s provision for income taxes for the three and six months ended June 30, 2023 and June 30, 2022, related to immaterial current state taxes in California and Texas. The Company’s 0% effective tax rate for all periods was lower than the federal statutory rate of 21% due to the Company’s full U.S. federal and state valuation allowance.

The Company is subject to income tax examinations by the U.S. federal and state tax authorities. There were no ongoing income tax examinations as of June 30, 2023. In general, tax years 2011 and forward remain open to audit for U.S. federal and state income tax purposes.

Note 12. Related Party Balances and Transactions

Convertible Notes at Fair Value

As of June 30, 2023 and December 31. 2022, the 2017 convertible note issued to LamVen, a related party,(“2017 Notes”) with a principal amount of $3.5 million, was outstanding. The fair value of the 2017 Notes as of June 30, 2023 and December 31, 2022 was $11.9 million and $13.8 million, respectively. The 2017 Notes are convertible into one of the following: (i) automatically into future preferred shares of the Company at a price per share paid by the other purchasers of new preferred shares multiplied by 70%, upon occurrence of a Qualified Financing (defined as equity financing with gross proceeds of at least $60 million) on or before the maturity date; or (ii) automatically into Class B-2 redeemable convertible preferred shares of the Company at price of $1.1533 per share, if a Qualified Financing has not occurred on or before the maturity; or (iii) ordinary shares of the Company upon occurrence of change of control prior to the time when the 2017 Notes may otherwise be converted at a price of $1.1533 per share; or (iv) ordinary shares of the Company, at the option of the holders of a majority in interest of the aggregate principal amount of the 2017 Notes then outstanding at a price per share of $1.1533, if an initial public offering of the Company’s stock (IPO) occurs prior to the time when the 2017 Notes may otherwise be converted; or (v) at the lender’s election any time prior to the time when the 2017 Notes may otherwise be converted, provided that the accrued interest at conversion would be calculated at 22% per annum and the Company would have the sole discretion on whether the conversion is into Class B-5 redeemable convertible preferred shares and/or Class B-6s convertible preferred shares, in which case at a conversion price of $0.38 per share. If the lender makes such an election, a warrant to purchase a number of ordinary shares equal to 10% of the number of preferred shares received upon conversion would also be granted.

These related party convertible notes are included in Convertible notes at fair value, current in the Condensed Consolidated Balance Sheets.

SAFE Notes at Fair Value

As of June 30, 2023 and December 31, 2022, SAFE notes issued to LamVen and Park Lane, entities affiliated with a co-founder of the Company, with aggregate principal amount of $15.0 million, were outstanding. The SAFE notes’ conversion prices will be based on a contractually defined discount of 20% of the per share consideration payable to common shareholders, in the event of a change in control or qualified financing, and a 35% discount to the price per share of common shares issued in the event of a de-SPAC transaction, IPO, or direct listing. The maturity date for these SAFE notes is May 17, 2024. As of June 30, 2023 and December 31,

Surf Air Global Limited

Notes to Unaudited Condensed Consolidated Financial Statements

Note 12. Related Party Balances and Transactions (cont.)

2022, the fair value of these SAFE notes in aggregate was $20.6 million and $10.8 million, respectively. The SAFE notes are included in SAFE notes at fair value, current in the Condensed Consolidated Balance Sheets.

On June 15, 2023, the Company issued a SAFE note to LamJam, an entity affiliated with a co-founder of the company, with aggregate principal amount of $6.9 million and a fair value of $9.5 million as of June 30, 2023 (see Note 4. Financing Arrangements). The SAFE note is included in SAFE notes at fair value, long term in the Condensed Consolidated Balance Sheets.

	Fair Value at
	June 30, 2023	December 31, 2022
SAFE note with LamVen, a related party	$10,302	$5,403
SAFE note with LamJam, a related party	9,520	—
SAFE note with Park Lane, a related party	10,302	5,403

Total	$30,124	$10,806

Term Notes

The Company entered into term note agreements with related parties and recorded the notes in Due to related parties at carrying value on the Condensed Consolidated Balance Sheets. As of June 30, 2023 and December 31, 2022, the term notes outstanding are as follows (in thousands):

	Carrying Value at
	June 30, 2023	December 31, 2022
Term notes with LamVen, a related party	$12,585	$4,500

On May 22, 2023, the Company entered into a term note agreement in exchange for $4.6 million in cash from LamVen LLC, a related party of the Company. The note is scheduled to mature on the earlier of December 31, 2023 or the date on which the note is otherwise accelerated as provided for in the agreement. Interest is due upon maturity at a rate of 10.0% per annum until the note is paid in full at maturity or upon acceleration by prepayment.

On June 15, 2023, the Company entered into a term note agreement in exchange for $5.0 million in cash from LamVen LLC, a related party of the Company. The note is scheduled to mature on the earlier of December 31, 2023 or the date on which the note is otherwise accelerated as provided for in the agreement. Interest is due upon maturity at a rate of 10.0% per annum until the note is paid in full at maturity or upon acceleration by prepayment.

On June 15, 2023, the LamVen term note dated April 1, 2023 for $3.5 million, including principal and interest, was converted, via a payoff letter, into the LamJam SAFE note (see Note 4. Financing Arrangements).

The LamVen notes with aggregate principal amount of $5.5 million bear interest at a rate of 8.25% per annum and the notes with an aggregate principal amount of $7.1 million bear interest at a rate of 10.0% per annum. Interest is payable in full at maturity or upon acceleration by prepayment.

Surf Air Global Limited

Notes to Unaudited Condensed Consolidated Financial Statements

Note 12. Related Party Balances and Transactions (cont.)

The term notes with LamJam, an entity affiliated with a co-founder of the Company, are scheduled to mature on the earlier of December 31, 2023 or the date on which the note is otherwise accelerated as provided for in the agreement. The note with a principal amount of $1.7 million bears interest at a rate of 8.25% per annum and the note with a principal amount of $3.5 million bears interest at a rate of 10.0% per annum. Interest is payable in full at maturity or upon acceleration by prepayment. On June 15, 2023, the term notes with LamJam in the amount of $5.3 million principal and interest were converted into 9,932,241 Class B-6s convertible preferred shares (see Note 9. Redeemable Convertible Preferred Shares and Convertible Preferred Shares).

The notes are recorded at carrying values within Due to related parties on the Condensed Consolidated Balance Sheets as of June 30, 2023 and December 31, 2022.

Other Transactions

Additionally, LamVen paid for various expenses on behalf of the Company. As of June 30, 2023 and December 31, 2022, the Company owed LamVen $0.1 million and $0.4 million, respectively. These amounts are recorded within Due to related parties on the Condensed Consolidated Balance Sheets as of June 30, 2023 and December 31, 2022.

As of June 30, 2023, the Company continues to lease four aircrafts from Park Lane for a monthly lease payment of $0.025 million per aircraft. The lease term for the four aircrafts expire on July 31, 2023. On June 16, 2023, the Company amended the lease agreements with Park Lane to extend the expiration date for a 6-month term of August 1, 2023 through January 31, 2024. All other terms of the agreements remain the same.

Note 13. Net Loss per Share Applicable to Ordinary Shareholders, Basic and Diluted

The Company calculates basic and diluted net loss per share attributable to ordinary shareholders using the two-class method required for companies with participating securities. The Company considers preferred stock to be participating securities as the holders are entitled to receive dividends on a pari passu basis in the event that a dividend is paid on ordinary shares. The effects of conversions at a ratio of 22.4 Surf Air shares to 1 SAM share, have been applied to outstanding common shares and rights to receive common shares for all periods presented in calculating earnings per share and for presentation within the Unaudited Condensed Consolidated Statement of Changes in Redeemable Convertible Preferred Shares and Shareholders’ Deficit.

The following table sets forth the computation of net loss per ordinary share (in thousands, except share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss	$(44,520)	$(18,753)	$(65,093)	$(29,400)
Weighted-average number of common shares used in net loss per share applicable to ordinary shareholders, basic and diluted	14,168,091	13,427,098	14,138,856	12,759,876
Net loss per share applicable to ordinary shareholders, basic and diluted	$(3.14)	$(1.40)	$(4.60)	$(2.30)

Surf Air Global Limited

Notes to Unaudited Condensed Consolidated Financial Statements

Note 13. Net Loss per Share Applicable to Ordinary Shareholders, Basic and Diluted (cont.)

The Company excluded the following potential ordinary shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Excluded securities:
Options to purchase ordinary shares	1,743,735	1,125,008	1,743,735	1,125,008
Restricted stock units	220,424	220,424	220,424	220,424
Unvested RSPAs	3,072,999	3,264,603	3,072,999	3,264,603
Preferred stock (as converted to ordinary shares)	14,226,483	13,323,745	14,226,483	13,323,745

Total ordinary shares equivalents	19,263,641	17,933,781	19,263,641	17,933,781

Note 14. Subsequent Events

Management evaluated events occurring subsequent to June 30, 2023 through August 29, 2023, the date the condensed consolidated financial statements were issued.

Internal Reorganization

On July 21, 2023, the Company merged with and into SAGL Merger Sub Inc., a wholly-owned subsidiary of SAM (the “Internal Reorganization). Pursuant to the Internal Reorganization, of which the effects of conversions at a ratio of 22.4 Surf Air shares to 1 SAM share, have already been applied to outstanding common shares and rights to receive common shares as of June 30, 2023:

•	13,417,826 common shares were cancelled and re-issued into 13,417,826 shares of SAM common stock;

•	234,856,003 redeemable convertible preferred shares were cancelled and re-issued into 10,484,579 shares of SAM common stock, at a ratio of 22.4 Surf Air shares to 1 SAM share;

•	83,819,163 class B-6s convertible preferred shares were cancelled and re-issued into 3,741,904 shares of SAM common stock, at a ratio of 22.4 Surf Air shares to 1 SAM share;

•	3,701,255 common share warrants were exercised and re-issued into 3,663,900 shares of SAM common stock;

•	1,743,735 common share options were converted and re-issued into 1,743,735 SAM stock options;

•

2,708,961 class B-2, B-3, and B-4 preferred warrants, with an exercise price of $1.71 per share, were converted and re-issued into 120,934 SAM warrants, with an exercise price of $38.23 per share, at a ratio of 22.4 Surf Air preferred warrants to 1 SAM warrant.

On July 21, 2023, as triggered by the Internal Reorganization, the 2020 convertible note converted per conditional conversion agreement dated June 27, 2023. The note totaling $732,480 with principal and interest, converted into 1,383,342 of Class B-6a redeemable convertible preferred shares. Immediately after the conversion, the Class B-6a shares were cancelled and re-issued into 61,756 shares of SAM common stock.

On July 21, 2023, as triggered by the Internal Reorganization, the 2017 convertible notes converted per the conditional conversion agreement dated June 27, 2023. The notes totaling $12,206,936 with principal and

Surf Air Global Limited

Notes to Unaudited Condensed Consolidated Financial Statements

Note 14. Subsequent Events (cont.)

interest, converted into 31,842,733 of Class B-5 redeemable convertible preferred shares. Concurrent with the conversion, the Company issued 3,212,347 of common share warrants, with an exercise price of $0.01 per common share, to the holders of the 2017 convertible notes. Immediately after the conversion, the Class B-5 shares were cancelled and re-issued into 1,421,539 shares of SAM common stock and the ordinary warrants were exercised and re-issued into 142,102 shares of SAM common stock.

Business Combination Agreements

On July 27, 2023, concurrent with the first day of listing of SAM common stock, SAM issued 635,000 shares of common stock to Tuscan in satisfaction of the terms of the mutually terminated Merger Agreement. Based on the $5.00 opening price of SAM common stock, such shares have resulted in $3,175,000 of contract termination expense in the third quarter of 2023.

On July 27, 2023, Southern merged with and into SAC Merger Sub Inc. (“SAC Merger Sub”), a wholly-owned subsidiary of SAM, resulting in Southern becoming a wholly-owned subsidiary of SAM (the “Southern Acquisition”). Pursuant to the Southern Acquisition, Southern stockholders received 16,250,000 shares of SAM Common Stock, which was based on the aggregate merger consideration of $81.25 million at the $5.00 per share opening price on the first day of listing of SAM common shares. In total, 16,249,963 shares of Company Common Stock were issued to former Southern shareholders while the remaining amount was paid out in cash in lieu of fractional shares to those shareholders on a pro rata basis.

SAFE Settlements

On July 27, 2023, concurrent with the first day of listing of SAM common shares, SAM issued 17,365,358 shares of common stock in satisfaction of $56,437,414 of outstanding principal on SAFE notes. Share settlements were based on the contractual 35% discount to the $5.00 per share opening price on the first day of listing of SAM common shares.

GEM Purchase and Issuance

On July 27, 2023, SAM received $25 million in exchange for 1,000,000 shares of common stock under the GEM purchase agreement entered into on June 15, 2023. This was based on a contractual purchase price of $25 per share. Concurrently, SAM issued 1,300,000 shares of common stock in satisfaction of the initial issuance due under the SPA with GEM.

Convertible Note

On July 27, 2023, SAM received $8 million in funding, following satisfaction of all conditions precedent outlined under the Convertible Note Purchase Agreement. Based on the $5.00 per share opening price on the first day of listing of SAM common shares, the principal of the Convertible Note Purchase Agreement would be convertible into 1,333,333 shares of SAM common stock.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Surf Air Global Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Surf Air Global Limited and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, of changes in redeemable convertible preferred shares and shareholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses from operations, negative cash flows from operating activities and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2022.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

April 13, 2023

We have served as the Company’s auditor since 2021.

Surf Air Global Limited

Consolidated Balance Sheets

as of December 31, 2022 and 2021

(in thousands)

	December 31,

	2022	2021
Assets
Current assets
Cash	$6	$719
Accounts receivable, net	161	15
Prepaid expenses and other current assets	7,755	1,201

Total current assets	7,922	1,935
Restricted cash	906	855
Property and equipment, net	624	703
Intangible assets, net and other assets	3,102	4,065
Operating lease right-of-use assets	1,143	—

Total assets	$13,697	$7,558

Liabilities, Redeemable Convertible Preferred Shares and Shareholders’ Deficit
Current liabilities
Accounts payable	$12,891	$14,042
Accrued expenses	14,740	13,199
Deferred revenue	7,820	5,162
Operating lease liabilities, current	903	—
SAFE notes at fair value, current	149	19
Term notes	—	11,790
Convertible notes at fair value, current	15,948	11,273
Due to related parties	4,947	90

Total current liabilities	57,398	55,575
Convertible notes at fair value, long term	13,148	408
SAFE notes at fair value, long term	24,565	—
Operating lease liabilities	246	—
Other long term liabilities	9,762	5,909

Total liabilities	105,119	61,892
Commitments and contingencies (Note 11)
Redeemable convertible preferred shares $0.001 par value; 263,459,277 shares authorized as of December 31, 2022 and 2021; 229,144,283 and 179,329,073 shares issued and outstanding as of December 31, 2022 and 2021, respectively; and aggregate liquidation preference of $178,608 and $153,094 as of December 31, 2022 and 2021, respectively	$130,667	$118,692
Shareholders’ deficit:
Class B-6s convertible preferred shares, $0.001 par value; 98,799,158 authorized shares as of December 31, 2022 and 2021; 71,478,742 and 70,606,523 shares issued and outstanding as of December 31, 2022 and 2021, respectively	3,414	3,294
Ordinary shares, $0.001 par value; 801,996,399 and 630,461,814 shares authorized as of December 31, 2022 and 2021, respectively, 279,720,332 and 185,959,043 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	279	186
Additional paid-in capital	126,057	100,971
Accumulated deficit	(351,839)	(277,477)

Total shareholders’ deficit	(222,089)	(173,026)

Total liabilities, redeemable convertible preferred shares and shareholders’ deficit	$13,697	$7,558

The accompanying notes are an integral part of these consolidated financial statements.

Surf Air Global Limited

Consolidated Statements of Operations

for the Years ended December 31, 2022 and 2021

(in thousands, except share and per share data)

	Year Ended December 31

	2022	2021
Revenue	$20,274	$11,798
Operating expenses
Cost of revenue, exclusive of depreciation and amortization	24,824	14,495
Technology and development	3,289	2,964
Sales and marketing	5,214	3,773
General and administrative	36,824	22,864
Depreciation and amortization	1,027	1,052

Total operating expenses	71,178	45,148

Operating loss	(50,904)	(33,350)

Other income (expense)
Changes in fair value of financial instruments carried at fair value, net	(27,711)	(76)
Interest expense	(596)	(2,140)
Gain on extinguishment of debt	5,951	691
Other expense	(1,102)	(909)

Total other expense, net	(23,458)	(2,434)

Loss before income taxes	(74,362)	(35,784)
Income tax expense (benefit)	—	—

Net loss	$(74,362)	$(35,784)

Net loss per share applicable to ordinary shareholders, basic and diluted	$(0.25)	$(0.19)

Weighted-average number of common shares used in net loss per share applicable to ordinary shareholders, basic and diluted	302,006,679	192,372,698

The accompanying notes are an integral part of these consolidated financial statements.

Surf Air Global Limited

Changes in Redeemable Convertible Preferred Shares and Shareholders’ Deficit

for the Years ended December 31, 2022 and 2021

(in thousands, except share data)

	Redeemable Convertible Preferred Shares		Class B-6s Convertible Preferred Shares		Ordinary Shares		Shareholders’ Equity (Deficit)
							Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Shareholders’ Deficit
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Balance at December 31, 2020	147,818,884	$103,585	70,470,546	$3,284	153,940,086	$154	$96,072	$(241,693)	$641	$(141,542)
Release change in fair value due to instrument specific credit risk to earnings	—	—	—	—	—	—	—		(641)	(641)
Conversion of 2017 convertible note to Class B-5 redeemable convertible preferred shares	3,649,587	355	—	—	—	—	(19)	—	—	(19)
Issuance of Class B-6a redeemable convertible preferred shares	27,026,046	14,310	—	—	—	—	—	—	—	—
Conversion of promissory note into Class B-6a redeemable convertible preferred shares	834,556	442	—	—	—	—	—	—	—	—
Ordinary share warrants issued to extend maturity of Term Debt	—	—	—	—	—	—	758	—	—	758
Ordinary share warrants issued in 2017 convertible notes conversion	—	—	—	—	—	—	33	—	—	33
Issuances of Class B-6s convertible preferred shares in exchange for outstanding payable	—	—	135,977	10	—	—	—	—	—	10
Gain on extinguishment of a related party notes payable to Park Lane Investments, LLC	—	—	—	—	—	—		—	—	—
2021 RSPA grants	—	—	—	—	32,008,957	32	—	—	—	32
Cash paid for RSPA										—
Capital contribution from convertible note	—	—	—	—	—	—	943	—	—	943
Exercise of share options	—	—	—	—	10,000	—	1	—	—	1
Share-based compensation expense	—	—	—	—	—	—	3,183	—	—	3,183
Net loss	—	—	—	—	—	—	—	(35,784)	—	(35,784)

Balance at December 31, 2021	179,329,073	$118,692	70,606,523	$3,294	185,959,043	$186	$100,971	$(277,477)	$—	$(173,026)

Surf Air Global Limited

Changes in Redeemable Convertible Preferred Shares and Shareholders’ Deficit

for the Years ended December 31, 2022 and 2021 — (Continued)

(in thousands, except share data)

	Redeemable Convertible Preferred Shares		Class B-6s Convertible Preferred Shares		Ordinary Shares		Shareholders’ Equity (Deficit)
							Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Shareholders’ Deficit
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Conversion of 2017 convertible note to Class B-5 redeemable convertible preferred shares	6,215,365	441	—	—	—	—		—	—	—
Reissuance of Class B-6a redeemable convertible preferred shares for Class B-6s convertible preferred shares	135,977	10	(135,977)	(10)	—	—	—	—	—	(10)
Conversion of convertible notes to Class B-6a redeemable convertible preferred shares	14,398,441	3,484	—	—	—	—	—	—	—	—
Conversion of related party convertible note to Class B-6a redeemable convertible preferred shares	22,313,779	6,333	—	—	—	—	—	—	—	—
Issuance of Class B-6a redeemable convertible preferred shares	2,644,001	1,400	—	—	—	—	—	—	—	—
Issuances of Class B-6a redeemable convertible preferred shares in exchange for outstanding payable	4,107,647	307	—	—	—	—	255	—	—	255
Conversion of debt to Class B-6s convertible preferred shares	—	—	1,008,196	130	—	—	—	—	—	130
Ordinary share warrants issued in 2017 convertible notes conversion	—	—	—	—	—	—	38	—	—	38
Issuance of ordinary warrants in exchange for advisory services	—	—	—	—	—	—	567	—	—	567
2022 RSPA and RSGA grants	—	—	—	—	99,771,818	99	113	—	—	212
Repurchase of RSPA	—	—	—	—	(6,182,259)	(6)	—	—	—	(6)
Capital contribution from convertible notes from related party	—	—	—	—	—	—	2,024	—	—	2,024
Issuance of related party SAFEs	—	—	—	—	—	—	9,723	—	—	9,723
Exercise of share options	—	—	—	—	171,730	—	7	—	—	7
Share-based compensation expense	—	—	—	—	—	—	12,359	—	—	12,359
Net loss	—	—	—	—	—	—	—	(74,362)	—	(74,362)

Balance at December 31, 2022	229,144,283	$130,667	71,478,742	$3,414	279,720,332	$279	$126,057	$(351,839)	$—	$(222,089)

The accompanying notes are an integral part of these consolidated financial statements.

Surf Air Global Limited

Consolidated Statements of Cash Flows

for the Years ended December 31, 2022 and 2021

(in thousands)

	Year Ended December 31,

	2022	2021
Cash flows from operating activities:
Net loss	$(74,362)	$(35,784)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,027	1,052
Gain on extinguishment of debt	(5,951)	(691)
Decrease in allowance for doubtful accounts	—	(141)
Share-based compensation expense	12,452	3,191
Changes in fair value of financial instruments carried at fair value, net	27,711	77
Amortization of debt discounts and debt issuance costs	46	—
Loss on disposal of assets	—	117
Changes in operating assets and liabilities:
Accounts receivable, net	(146)	287
Prepaid expenses and other current assets	173	(388)
Other assets	—	1
Accounts payable	1,336	2,951
Due to a related party	—	(31)
Accrued expenses	5,736	2,888
Deferred revenue	3,950	2,083
Other liabilities	(9)	458

Cash flows from operating activities:	(28,037)	(23,930)

Cash flows from investing activities:
Purchase of property and equipment	(99)	(137)
Internal-use software development costs	(199)	(124)

Net cash used in investing activities	(298)	(261)

Cash flows from financing activities:
Payments of borrowings on convertible notes	(5)	—
Proceeds from borrowings of SAFE notes	15,100	3,500
Proceeds from borrowings on convertible notes	4,000	—
Proceeds from borrowings due to related parties	7,106	—
Proceeds from the issuance of Class B-6a redeemable convertible preferred shares	1,400	14,752
Proceeds from exercise of shares	72	1

Net cash provided by financing activities	27,673	18,253

Decrease in cash, cash equivalents and restricted cash	(662)	(5,938)
Cash, cash equivalents and restricted cash at beginning of period	1,574	7,512

Cash, cash equivalents and restricted cash at end of period	$912	$1,574

Supplemental schedule of non-cash investing and financing activities:
Issuance of SAFE for future services	$6,416	$—
Issuance of Class B-6a redeemable convertible preferred shares for outstanding payables	$255	$—
Conversion of convertible securities to Class B-6a redeemable convertible preferred shares	$9,816	$—
Issuance of Class B-6s convertible preferred shares for outstanding payables	—	10
Issuances of Class B-6a redeemable convertible preferred shares in exchange for outstanding payable	$307	$—
Conversion of 2017 Notes to Class B-5 redeemable convertible preferred shares	$441	$368
Issuances of Class B-6a redeemable convertible preferred shares in exchange for outstanding payable	$—	$75
Issuance of ordinary warrants	$—	$758
Right-of use assets obtained in exchange for new operating lease liabilities	1,800	—
Purchases of property and equipment included in accounts payable	$61	$206

The accompanying notes are an integral part of these consolidated financial statements.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 1. Description of Business

Organization

Surf Air Global Limited is a British Virgin Islands holding company and was formed on August 15, 2016. Surf Air Global Limited, together with its consolidated subsidiaries are collectively referred to hereafter as “Surf Air” or the “Company”.

Surf Air is a technology-enabled regional air travel network, offering daily scheduled flights and on-demand charter flights. Its customers consist of regional business and leisure travelers. Headquartered in Hawthorne, California, Surf Air commenced flight operations in June 2013.

Segment and Geographic Information

The Company operates as a single operating and reportable segment. The Company’s Chief Executive Officer is the Chief Operating Decision Maker (“CODM”). The CODM reviews financial information presented on a consolidated basis for purposes of assessing financial performance and allocating resources.

Liquidity and Going Concern

The Company has incurred losses from operations, negative cash flows from operating activities and has a working capital deficit. In addition, the Company is currently in default of certain excise and property taxes as well as certain debt obligations. These tax and debt obligations are classified as current liabilities on the Company’s balance sheet as of December 31, 2022 and 2021. As discussed in Note 11, Commitments and Contingencies, on May 15, 2018, the Company received a notice of a tax lien filing from the Internal Revenue Service (“IRS”) for unpaid federal excise taxes for the quarterly periods beginning October 2016 through September 2017 in the amount of $1.9 million, including penalties and interest as of the date of the notice. The Company agreed to a payment plan (“Installment Plan”) whereby the IRS would take no further action and remove such liens at the time such amounts have been paid. In 2019, the Company defaulted on the Installment Plan. Defaulting on the Installment Plan can result in the IRS nullifying such plan, placing the Company in default and taking collection action against the Company for any unpaid balance. The Company’s total outstanding federal excise tax liability including accrued penalties and interest of approximately $5.8 million is included as accrued liabilities on the balance sheet as of December 31, 2022. The Company has also defaulted on its property tax obligations in various California counties in relation to fixed assets, plane usage and aircraft leases. The Company’s total outstanding property tax liability including penalties and interest is approximately $1.7 million as of December 31, 2022. Additionally, Los Angeles County has imposed a tax lien on four of the Company’s aircraft due to the late filing of its 2022 property tax return. As of March 31, 2023, the amount of property tax, interest and penalties was approximately $0.2 million. The Company is in the process of remediating the late filing and payment of the property taxes due. The Company also owed the city of Hawthorne, California for past due business license fees from 2018 through 2022 in the total of approximately $0.2 million, which, as of March 31, 2023, had been paid.

In 2019, in connection with certain past due rental and maintenance payments under its aircraft leases totaling in aggregate approximately $5.0 million, which is accrued for at December 31, 2022 and 2021 as Other Long term liabilities, the Company entered into a payment plan pursuant to which all repayments of the past due amounts are deferred until such time as the Company receives at least $30 million in aggregate funds in connection with any capital contribution, at which time it is required to repay $1.0 million of such past due payments, with the eventual full repayment of the remaining amounts being required upon the receipt of at least $50.0 million in capital contributions.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 1. Description of Business (cont.)

As of December 31, 2022, the Company was also in default of the principal payment related to the 2020 Convertible Note and a Simple Agreements for Future Equity with Token allocation (“SAFE-T”) note (see Note 8, Financing Arrangements). The 2020 Convertible Note had an outstanding principal of $0.6 million as of December 31, 2022. The SAFE-T note had an outstanding principal of $0.5 million as of December 31, 2022. The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The airline industry and the Company’s operations are cyclical and highly competitive. The Company’s success is largely dependent on the ability to raise debt and equity capital, increase its membership base increase passenger loads, and continue to expand into regions profitably throughout the United States.

The Company’s prospects and ongoing business activities are subject to the risks and uncertainties frequently encountered by companies in new and rapidly evolving markets. Risks and uncertainties that could materially and adversely affect the Company’s business, results of operations or financial condition include, but are not limited to the ability to raise additional capital (or financing) to fund operating losses, refinance its current outstanding debt, sustain ongoing operations, the ability to attract and maintain members, the ability to integrate, manage and grow recent acquisitions and new business initiatives, obtain and maintain relevant regulatory approvals, and the ability to measure and manage risks inherent to the business model.

In addition to the risks and uncertainties associated with the Company’s emerging business model, there continues to be a worldwide impact from the COVID-19 pandemic. The impact of COVID-19 has resulted in changes in consumer and business behavior, pandemic fears, market downturns, and restrictions on business and individual activities, which created significant volatility in global economy and has led to reduced economic activity particularly in the air travel industry. Due to enhanced virtual meeting and teleconferencing technology that has been adopted throughout the COVID-19 pandemic, more people are meeting over virtual meeting platforms than in person, which reduces the need for transportation. Specifically, COVID-19 related disruption in air travel has led to a decrease in membership sales, flight cancellations and significant operational volatility contributing to Surf Air defaulting on certain debt arrangements and amending the terms and conditions of certain debt arrangements, in order to meet liquidity needs. (see Note 8, Financing Arrangements and Note 9, Term Notes).

The Company has funded its operations and capital needs primarily through the net proceeds received from the issuance of various debt instruments, convertible securities and preferred and common share financing arrangements. The Company is evaluating strategies to obtain the additional funding for future operations. These strategies may include, but are not limited to, obtaining additional equity financing, issuing additional debt or entering into other financing arrangements, restructuring of operations to grow revenues and decrease expenses. There can be no assurance that the Company will be successful in achieving its strategic plans, that new financing will be available to the Company in a timely manner or on acceptable terms, if at all. If the Company is unable to raise sufficient financing when needed or events or circumstances occur such that the Company does not meet its strategic plans, the Company will be required to take additional measures to conserve liquidity, which could include, but not necessarily limited to, reducing certain spending, altering or scaling back development plans, including plans to equip regional airline operations with hybrid electric aircraft and reducing funding of capital expenditures, which would have a material adverse effect on the Company’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 1. Description of Business (cont.)

classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the assets, liabilities and operating results of Surf Air. All intercompany balances and transactions have been eliminated in consolidation. Other than net loss, the Company does not have any other elements of comprehensive income or loss for the periods presented.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expense during the reporting period.

On an ongoing basis, the Company evaluates its estimates using historical experience and other factors including the current economic and regulatory environment as well as management’s judgment. Items subject to such estimates and assumptions include: revenue recognition and related allowances, valuation allowance on deferred tax assets, certain accrued liabilities, useful lives and recoverability of long-lived assets, fair value of assets acquired and liabilities assumed in acquisitions, legal contingencies, assumptions underlying convertible notes and convertible securities carried at fair value and share-based compensation. These estimates may change as new events occur and additional information is obtained and such changes are recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates, and any such differences may be material to the Company’s consolidated financial statements.

Concentration of Risk

The financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. All of the Company’s cash deposits are held at financial institutions that management believes to be of high credit quality. The Company’s cash deposit accounts may exceed federally insured limits at times. The Company has not experienced any losses on cash deposits to date. As of December 31, 2022 and 2021, the Company’s accounts receivable balance is primarily comprised of pending transactions with credit card processors. For the years ended December 31, 2022 and 2021, no individual customer accounted for 10% or more of the Company’s revenues.

Cash and Restricted Cash

Cash and restricted cash consists of cash on hand held in commercial bank accounts. The Company classifies all cash with use limited by contractual provisions as restricted cash. As of December 31, 2022 and 2021 the Company had restricted cash of $0.9 million and $0.8 million, respectively, consisting of collateral against a corporate credit card. The Company has classified the restricted cash as long term, which represents the expected lapse of the restriction.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (cont.)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable primarily represents pending transactions with credit card processors. Accounts receivable is initially recorded at the original invoiced amount. A receivable is considered past due if the Company has not received payments based on agreed-upon terms. Allowances for doubtful accounts are established for the difference between the carrying amount and the estimated recoverable amount. Accounts receivable are written off when the balances are not considered to be recoverable. Write offs are recorded against previously established allowance for doubtful accounts. As of December 31, 2022 and 2021, the Company’s accounts receivable net of allowance for doubtful accounts was $0.2 million and $0.01 million, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. The Company capitalizes expenditures for software developed or obtained for internal use. These costs include personnel and related employee benefits expenses for employees who are directly associated with and who devote time to software development projects, and external direct costs of consultants and materials for developing the software. Software development costs that do not qualify for capitalization as well as costs related to minor upgrades and enhancements are expensed as incurred and recorded in the Consolidated Statements of Operations.

Purchases of property and equipment, major additions and modifications are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, or, in the case of leasehold improvements, over the term of the lease or economic life, whichever is shorter as follows:

Assets	Depreciable Life
Furniture and fixtures	5 years
Equipment and vehicle	3 years and 5 years
Internal use software	3 years
Leasehold improvements	Shorter of the estimated lease term or 5 years

Depreciation of property and equipment is included within Depreciation and amortization on the Consolidated Statements of Operations. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the Consolidated Statements of Operations.

Intangible Assets

Intangible assets consist primarily of trademarks and software acquired in an asset acquisition. The Company capitalizes expenditures for major software purchases.

The Company amortizes finite-lived intangible assets on a straight-line basis over their estimated useful lives, which range from two to five years. The straight-line recognition method approximates the manner in which the expected benefits will be derived.

Business Combinations and Asset Acquisitions

The Company applies a screen test to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (cont.)

transaction should be accounted for as an asset acquisition or business combination. If the gross assets are not concentrated in a single asset or group of similar assets, then the Company determines if the set of assets acquired represents a business. A business is an integrated set of activities and assets capable of being conducted and managed for the purpose of providing a return. Depending on the nature of the acquisition, judgment may be required to determine if the set of assets acquired is a business combination or not.

The Company accounts for business combinations under the acquisition method of accounting, which requires that the assets acquired, and the liabilities assumed be recorded at the date of acquisition at their respective fair value and that direct costs of acquisitions be expensed as they are incurred. The excess purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

In an asset acquisition, goodwill is not recognized, but rather, any excess purchase consideration over the fair value of the net assets acquired is allocated on a relative fair value basis to the identifiable net assets as of the acquisition date and any direct acquisition-related transaction costs are capitalized as part of the purchase consideration.

Impairment of Long-Lived Assets

Long-lived assets such as property and equipment, finite-lived intangible assets, and right of use assets are reviewed for impairment, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Events or changes in circumstances that may indicate that an asset is impaired include significant decreases in the market value of an asset, significant underperformance relative to expected historical or projected future results of operations, a change in the extent or manner in which an asset is utilized, significant decline in the estimated fair value of the overall Company for a sustained period, shifts in technology, loss of key management or personnel, changes in the Company’s operating model or strategy and competitive forces. During 2022 and 2021, the Company determined there were no events or circumstances that would indicate the carrying value of the assets are not recoverable. Accordingly, no impairment charges were recorded during the years ended December 31, 2022 and 2021.

The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The Company performs impairment testing at the asset group level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as appropriate.

Deferred Revenue

The Company records deferred revenue (contract liabilities) when the Company receives customer payments in advance of the performance obligations being satisfied on the Company’s contracts. The Company generally collects payments from customers in advance of services being provided. The Company recognizes the deferred revenue as revenue when it meets the applicable revenue recognition criteria, which is usually either over the contract term, or when services have been provided. Accordingly, deferred revenue is classified within current liabilities in the accompanying Consolidated Balance Sheets.

During the years ended December 31, 2022 and 2021, the Company recognized revenue of $3.9 million and $2.4 million, respectively, out of the beginning of year deferred revenue balance.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (cont.)

The long-term performance obligations for contractually committed revenues, all of which is related to charter revenue, is recorded in Other long-term liabilities as of December 31, 2022 in the amount of $1.8 million.

Revenue Recognition

The Company determines the amount of revenue to be recognized in accordance with ASC 606, Revenue from Contracts with Customers, through application of the following steps:

(1)	Identification of the contract, or contracts, with a customer;

(2)	Identification of the performance obligations in the contract;

(3)	Determination of the transaction price;

(4)	Allocation of the transaction price to the performance obligations in the contract; and

(5)	Recognition of revenue when or as the Company satisfies the performance obligations.

Revenues are recognized when control of the promised goods or services are transferred to a customer in an amount that reflects the consideration that the Company is entitled to in exchange for those services. The Company’s revenue is reported net of discounts and incentives. The Company generally does not issue refunds for flights unless there is a failure to meet its service obligations.

Scheduled Revenue

Scheduled revenue is derived from membership subscriptions, principally relating to two main categories of membership subscriptions: All-You-Can-Fly (“AYCF”) and Pay-As-You-Fly (“PAYF”).

AYCF membership subscriptions allow members to book scheduled flights as needed over the contract term, typically of one month. Customers benefit from the services evenly throughout the service period and the timing of when customers book flights under AYCF is not predictable. AYCF membership fees are billed to the member on a monthly basis in advance. The Company recognizes the membership subscription revenue on a month-to-month basis. The Company has determined the AYCF membership represents a performance obligation. Revenue derived from AYCF memberships during the years ended December 31, 2022 and 2021 amounted to $2.3 million and $2.9 million, respectively.

The Company also offers PAYF memberships to members. The members pay an annual membership fee, which enables the member to purchase single use vouchers for travel on Company’s scheduled routes. Vouchers are sold in a package and generally expire twelve months after the purchase date. Vouchers are nonrefundable, not exchangeable for cash and may not be used for other Company services. The Company recognizes the upfront annual membership fee as well as amounts paid by members for the purchase of vouchers based on usage or expiration, where applicable, of the vouchers. The Company has determined the PAYF membership and vouchers to represent a single performance obligation. Revenue derived from PAYF memberships and vouchers during the years ended December 31, 2022 and 2021 amounted to $2.0 million and $1.9 million, respectively.

On-Demand Revenues

The Company offers on-demand service (“On-Demand”) whereby a customer specifies the route and aircraft for the desired flight. The Company has determined the provision of charter flights or a single seat on third party scheduled flight to be a separate performance obligation. Revenue is recognized at a point in time once the charter flight or third party scheduled flight is completed. Revenue derived from charter flights was $15.7 million

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (cont.)

and $6.1 million during the years ended December 31, 2022 and 2021, respectively. Revenue derived from single seat sales on third party scheduled flights was $0.2 million and $0.3 million during the years ended December 31, 2022 and 2021, respectively.

Disaggregated Revenue

	Year Ended December 31

	2022	2021
On-Demand	$15,950	$6,445
Scheduled	4,324	5,353

Total revenue	$20,274	$11,798

Principal vs Agent

The Company utilizes FAA certified independent third-party air carriers in the performance of its charter flights on Surf Air aircraft or on aircraft operated by those air carriers. The Company evaluates whether it is a principal or an agent in contracts involving more than one party by assessing whether it controls the flight services before they are transferred to its customers.

The Company acts as the principal when it controls the services by directing third-party air carriers to provide services to customers on its behalf. The Company controls the services when it is primarily responsible for fulfilment of the flight services obligation to the customer and has pricing discretion. In these arrangements, revenue recognized is the gross amount of the contract consideration paid by customers. When the Company is not primarily responsible for the fulfilment of the flight services, it acts as an agent and therefore recognized revenue is net of amounts paid to third-party air carriers and operators that provide the services. All charter revenue was recognized on a gross basis in 2022 and the majority of the charter revenue was recognized on a gross basis in 2021.

Transaction Price

Surf Air’s payment terms generally include advance payment requirements through the use of a credit card. The time between a customer’s payment, the receipt of funds and the satisfaction of performance obligation is not significant. The Company’s contracts with customers do not result in significant obligations associated with returns, refunds, or warranties. The Company’s fees for services are generally fixed and do not include variable consideration.

Leases

The Company currently leases aircraft and space in aircraft hangars, as well as its corporate headquarters facility under operating lease agreements. Aircraft lease terms approximate 3 years with no renewal periods, whereas leased facilities have lease terms ranging from month-to-month to five years. The Company expects that as these leases expire, these will be renewed or replaced by other leases in the normal course of business.

In 2021, lease expense was recognized on a straight-line basis as rent expense in the accompanying Consolidated Statements of Operations, in accordance with Accounting Standards Codification (“ASC”) 840, Leases. Leases containing tenant improvement allowances, rent holidays, and/or rent escalation clauses were recognized as

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (cont.)

deferred rent which is the difference between the amount charged to rent expense and the rent paid. Deferred rent is amortized over the noncancellable lease term.

In 2022, with the adoption of ASC 842, Leases the Company analyzed contract arrangements at inception to determine the existence of a lease. Right-of-use assets (“ROUAs”) represent the right to use the underlying asset and lease liabilities represent the obligation to make lease payments for the lease term. Operating lease ROUAs and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As none of the Company’s leases provide an implicit rate, the Company uses its incremental borrowing rate based on the appropriate term and information available at the commencement date in determining the present value of lease payments. The lease term may include options to extend the lease when it is reasonably certain that the option will be exercised. ROUAs and operating lease liabilities, except for leases with a term of 12 months or less, are reported on the Consolidated Balance Sheet. Lease expense is recognized on a straight-line basis over the lease term.

Operating Expenses

Cost of Revenue

Cost of revenue consists of costs that are directly related to delivering the Company’s services and certain facility costs. Delivery of the Company’s services primarily comprise fees paid to third-party air carriers for operating aircraft in providing flight services and platform infrastructure costs. Cost of revenue also includes facility costs representing leases and operating costs for stations throughout the service network and all personnel related costs for member services and ground concierge staff. Personnel related costs primarily include salary and bonus. Cost of revenue excludes depreciation on property and equipment and amortization of finite-lived intangible assets.

Sales and Marketing

Sales and marketing expense consists primarily of personnel related and other costs in connection with the Company’s sales and marketing efforts. Advertising costs are expensed as incurred and were not material for the years ended December 31, 2022 and 2021, respectively. Sales and marketing excludes depreciation on property and equipment and amortization of finite-lived intangible assets.

Technology and Development

Technology and development expense consists of personnel and other costs related to technology development and management efforts including costs for third-party development resources, and allocations of overhead and facility costs. Technology cost also includes research and development cost associated with the Company’s hybrid electrification strategy. The Company’s technology and development efforts are focused on enhancing the ease of use and functionality of its existing software platform by adding new core functionality, services and other improvements, as well as the development of new products and services. Technology and development costs are expensed as incurred, except to the extent that such costs are associated with internal-use software development that qualify for capitalization, which are then recorded within Property and Equipment, net on the Company’s consolidated balance sheets. Technology and development excludes depreciation on property and equipment and amortization of finite-lived intangible assets.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (cont.)

General and Administrative

General and administrative expense consists of personnel related costs including salary, bonus, and share-based compensation for the Company’s executive, finance, facilities, and human resource teams and facility costs. General and administrative expenses also include professional fees and other corporate related expenses. General and administrative expenses exclude the depreciation on property and equipment and amortization of finite-lived intangible assets.

Share-Based Compensation

The Company accounts for the issuance of ordinary share options, restricted share units (“RSUs”), restricted share purchase agreements (“RSPAs”), and restricted share grant agreements (“RSGAs”) in the consolidated financial statements based on the grant date fair value of the awards. Issuances of RSPAs with promissory notes are accounted for as share options and are measured based on the grant date fair value of the option. The Company estimates the fair value of the share options using the Black-Scholes option pricing model. The grant date fair value of share-based awards with service-only conditions is recognized as expense on a straight-line basis in the consolidated statement of operations over the requisite service period, which is generally the vesting period ranging from 12 to 48 months. Forfeitures are recorded as they occur. For awards with performance conditions, the Company records compensation expense on a graded-vesting basis when it is deemed probable that the performance condition will be met. For awards with market conditions, the effect of the market conditions is reflected in the fair value measurement and expense, using an option pricing model, recognized on a graded-vesting basis, is not reversed to the extent that the market condition is not achieved. Additionally, awards granted to non-employees are accounted for using their grant date fair value, using Black Sholes option pricing model and are accounted for in the same manner as awards granted to employees.

Determining the fair value of share-based awards requires judgment. The Company’s use of option pricing models requires the input of subjective assumptions, including the fair value of the Company’s ordinary shares underlying the option award, the expected term of the option, the expected volatility of the Company’s ordinary shares, risk-free interest rates, and the expected dividend yield of the Company’s ordinary shares. The assumptions used in the Company’s option pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used the Company’s share-based compensation expense could be materially different in the future.

The Company estimates volatility using the historical volatility of common share of similar entities. The expected term of options granted represents the period for which the options are expected to be outstanding and is estimated based on a midpoint between the end of the requisite service period and the contractual term of the options granted. The risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the date of grant. The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero. The Company’s assumptions may change for future grants.

Because there is no public market for the Company’s ordinary shares, the Board of Directors has determined the fair value of the ordinary shares by considering a number of objective and subjective factors including the results of third-party valuations, the Company’s actual operating and financial performance, market conditions and performance of comparable publicly traded companies, developments and milestones in the Company, the likelihood of achieving a liquidity event and transactions involving the Company’s preferred or common share, among other factors. The fair value was determined in accordance with applicable elements of the practice aid issued by the American Institute of Certified Public Accountants, Valuation of Privately Held Company Equity Securities Issued as Compensation.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (cont.)

Warrants

The Company assesses whether the warrants are liability or equity-classified based on the terms of the warrants. If the warrants are determined to be liability-classified, then the warrants are remeasured to fair value each period with changes in fair value recorded within Changes in fair value of financial instruments carried at fair value, net on the Consolidated Statements of Operations. The Company recognizes the fair value of liability-classified warrants within Other liabilities in its Consolidated Balance Sheets. If the warrants are determined to be equity-classified, then the initial fair value is recorded in Additional paid-in capital and the warrants are not remeasured thereafter.

The Company estimates the fair value of warrants to purchase its ordinary shares and redeemable convertible preferred shares using the Black-Scholes option pricing model. Warrants are principally issued to lenders and nonemployees, some of whom are related parties, in connection with debt and equity fundraising and debt restructuring activities.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with U.S. GAAP. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The likelihood of realizing the tax benefits related to a potential deferred tax asset is evaluated, and a valuation allowance is recognized to reduce that deferred tax asset if it is more likely than not that all or some portion of the deferred tax asset will not be realized.

The Company determines whether a tax position taken or expected to be taken in a tax return is to be recognized in the consolidated financial statements when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The amount recognized is subject to estimation and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized. For tax positions meeting the more likely than not threshold, the tax amount recognized in the consolidated financial statements is reduced by the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company recognizes interest and penalties accrued related to unrecognized tax benefits, if any, in its income tax provision in the accompanying Consolidated Statements of Operations.

Net Loss Per Share Available to Ordinary Shareholders, Basic and Diluted

The Company calculates basic and diluted net loss per share attributable to ordinary shareholders using the two-class method required for companies with participating securities. The Company considers preferred stock to be participating securities as the holders are entitled to receive dividends on a pari passu basis in the event that a dividend is paid on ordinary shares.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (cont.)

Under the two-class method, basic net loss per share available to ordinary shareholders was calculated by dividing the net loss available to ordinary shareholders by the weighted-average number of shares of ordinary shares outstanding during the period. For purposes of determining the number of weighted-average ordinary shares outstanding, the Company has included issued and outstanding ordinary shares, penny ordinary share warrants, and vested RSPAs and RSGAs. The net loss was not allocated to the preferred stock as the holders of preferred stock do not have a contractual obligation to share in losses. Diluted net loss per share available to ordinary shareholders was computed by giving effect to all potentially dilutive ordinary share equivalents outstanding for the period. For purposes of this calculation, preferred stock, unvested RSUs, unvested RSPAs, and stock options to purchase ordinary shares were considered ordinary share equivalents but had been excluded from the calculation of diluted net loss per share available to ordinary shareholders as their effect was anti-dilutive. In periods in which the Company reports a net loss available to ordinary shareholders, diluted net loss per share available to ordinary shareholders is the same as basic net loss per share available to ordinary shareholders, since dilutive ordinary shares are not assumed to have been outstanding if their effect is anti-dilutive. The Company reported net loss available to ordinary shareholders for the years ended December 31, 2022 and 2021.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company elected fair value option to account for its debt instruments because the Company’s debt instruments contain a number of complex features that would have otherwise required bifurcated derivative accounting. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Fair value measurements are based on a fair value hierarchy, based on three levels of inputs, of which the first two are considered observable and the last unobservable, which are the following:

Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level 2	Inputs other than quoted prices included in Level I, that are observable for the asset or liability, either directly or indirectly, such as quoted market prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3	Inputs are unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The Company measures the fair value of certain long-lived assets including finite-lived intangible assets on a nonrecurring basis, when such assets are required to be written down to fair value if impaired. Such fair values are classified within the fair value hierarchy, as the valuations contain significant unobservable inputs, including assumptions of the present value of future cash flows, the use of these assets, as well as estimated disposition value.

There were no assets measured at fair value on a recurring basis as of December 31, 2022 and 2021.

The carrying amounts of certain financial assets and liabilities, including restricted cash, other current assets, accounts receivable, accounts payable, accrued expenses, and amounts due to related parties approximate fair value because of the short maturity and liquidity of those instruments.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (cont.)

As of December 31, 2022 and 2021, the Company’s preferred share warrants are financial liabilities measured at fair value. The fair value estimate includes significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The significant inputs used in the fair value measurement of the preferred share warrants are the estimated fair value of the Company’s redeemable convertible preferred shares and the expected share volatility. Significant increases or decreases in the estimated fair value of the Company’s redeemable convertible preferred shares would significantly impact the fair value of the warrant liability. The Company uses the Black-Scholes option valuation model, which was developed for use in estimating the fair value of options. Option valuation models require the input of highly complex and subjective variables including the expected life of options granted and the Company’s expected stock price volatility over a period equal to the expected life of the options.

As of December 31, 2022 and 2021, the Company’s ordinary share warrants are equity classified and measured at fair value using the Black Scholes model on their issuance date. The fair value estimate includes significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The significant inputs used in the fair value measurement of the ordinary share warrants are the estimated fair value of the Company’s ordinary shares and the expected share volatility.

SAFE and Convertible Notes at Fair Value

The Company’s Simple Agreements for Future Equity notes (“SAFE”) and Simple Agreement for Future Equity with Tokens (“SAFE-T”) are financial instruments whereby an investor provides an investment into the Company, and the note is subsequently converted into a preferred equity security at a discount to the price paid by other investors when and if a preferred equity is issued through a qualifying capital raise. Due to certain provisions included in the agreements for these instruments, they are classified as liabilities as of December 31, 2022 and 2021.

The Company elected the fair value option for the convertible notes and SAFE financial instruments, which requires them to be remeasured to fair value each reporting period with changes in fair value recorded in Changes in fair value of financial instruments carried at fair value, net on the Consolidated Statements of Operations, except for change in the fair value that results from a change in the instrument specific credit risk which is presented separately within other comprehensive income. The fair value estimate includes significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The decision to elect the fair value option is determined on an instrument-by-instrument basis on the date the instrument is initially recognized, is applied to the entire instrument, and is irrevocable once elected. For instruments measured at fair value, embedded conversion or other features are not required to be separated from the host instrument. Issuance costs related to convertible securities carried at fair value are not deferred and are recognized as incurred within Interest expense on the Consolidated Statements of Operations.

The fair values of the convertible notes, preferred stock warrant liabilities, and derivative liability were based on the estimated values of the notes, warrants, and derivative upon conversion, including adjustments to the conversion rates, which were weighted probability associated with certain events, such as a sale of the Company or becoming a public company. The estimated fair values of these financial liabilities were determined utilizing the Probability-Weighted Expected Return Method and is considered a Level 3 fair value measurement.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (cont.)

Significant unobservable inputs used in the valuation models as of December 31, 2022 and 2021 were as follows:

	December 31,
	2022	2021
Public listing probability	50%	—
SPAC probability	—	8%
Lack of marketability	32%	32%
Discount rates used in the sale scenario for debt instruments	70%	35% – 40%
Discount rates used in the public listing scenario	20% – 30%	—
Discount rates used in the SPAC scenario	—	30%
Probability weighted volatility	147%	144%

Assets and liabilities are classified in the hierarchy based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

The following tables summarize the Company’s financial liabilities that are measured at fair value on a recurring basis in the consolidated financial statements (in thousands):

	Fair Value Measurements at December 31, 2021 Using:
	Level 1	Level 2	Level 3	Total
Liabilities
Convertible notes at fair value	—	—	$11,681	$11,681
Preferred shares warrant liability	—	—	9	9
SAFE notes at fair value	—	—	19	19
GEM derivative liability	—	—	435	435

Total financial liabilities	$—	$—	$12,144	$12,144

	Fair Value Measurements at December 31, 2022 Using:
	Level 1	Level 2	Level 3	Total
Liabilities
Convertible notes at fair value	—	—	$29,096	$29,096
Preferred shares warrant liability	—	—	51	51
SAFE notes at fair value	—	—	24,714	24,714
GEM derivative liability	—	—	2,963	2,963

Total financial liabilities	$—	$—	$56,824	$56,824

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (cont.)

The following table provides a reconciliation of activity and changes in fair value for the Company’s convertible loans and redeemable convertible preferred stock warrant liability using inputs classified as Level 3 (in thousands):

	Convertible Notes at Fair Value	Preferred Shares Warrant Liability	SAFE Notes at Fair Value	GEM Derivative Liability
Balance at December 31, 2020	$9,074	$35	$37	$650
Issuance of convertible notes	2,632	—	—	$—
Conversion of convertible notes to preferred shares	(353)	—	—	—
Change in fair value	328	(26)	(18)	(215)

Balance at December 31, 2021	$11,681	$9	$19	$435

Issuance of convertible notes	4,190	—	11,839	—
Conversion of convertible notes to preferred shares	(10,257)	—	—	—
Conversion of PFG liability to convertible note	11,197	—	—	—
Change in fair value	12,284	42	12,856	2,528

Balance at December 31, 2022	$29,095	$51	$24,714	$2,963

Recent Accounting Pronouncements

Adopted

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (ASC 842). ASU 2016-02 outlines a comprehensive lease accounting model. The new guidance requires lessees to recognize lease liabilities and corresponding right-of-use assets for all leases with lease terms of greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements.

The Company adopted ASU 2016-02 effective January 1, 2022 using the modified retrospective transition method. Upon adoption, there was an increase in total assets and total liabilities in the Consolidated Balance Sheet due to the recognition of right-of-use assets of $0.8 million and lease liabilities of $0.8 million for the Company’s leases.

In December 2019, the FASB issued “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”)”, which simplifies various aspects related to the accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles of ASC 740 and clarifies and amends existing guidance to improve consistent application. The Company adopted ASU 2019-12 as of January 1, 2022, and the guidance did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in ASC 606. Under this “ASC 606 approach”, the acquirer applies the revenue model as if it had originated the contracts. This is a departure from the current requirement to measure contract assets and contract liabilities at fair value. Under current practice, measuring deferred revenue at fair value typically results in a reduction to the deferred revenue balance the acquiree had recorded before the

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (cont.)

acquisition. The reduction causes the acquirer to recognize less revenue than the acquiree would have absent an acquisition. The amendments in this ASU are applied to business combinations occurring on or after the effective date of the amendments. The amendments in this ASU are effective for fiscal years beginning after December 15, 2022, including interim periods for public entities and for fiscal years beginning after December 15, 2023, including interim periods for nonpublic entities. The Company believes the adoption of this ASU will not have an impact on the Company’s consolidated financial statements.

Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This new credit losses standard changes the accounting for credit losses for certain instruments. The new measurement approach is based on expected losses, commonly referred to as the current expected credit loss (“CECL”) model, which is utilized to estimate lifetime “expected credit losses” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses and applies to financial assets including loans, held-to-maturity debt securities, net investment in leases, and reinsurance and trade receivables, as well as certain off-balance sheet credit exposures, such as loan commitments. The standard also changes the impairment model for available-for-sale debt securities. In November 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which updated the effective date of this credit loss standard to fiscal years beginning after December 15, 2022 for nonpublic entities, including interim periods within those fiscal years. Early adoption is permitted, however as of the date of these consolidated financial statements the Company has not adopted this new guidance. The Company is evaluating the impact of adopting ASU 2016-13 and currently does not expect this guidance to have material impact on the Company’s consolidated financial statements.

In September 2022, the FASB issued ASU No. 2022-04, Liabilities — Disclosure of Supplier Finance Program Obligations (Topic 425). This ASU creates a disclosure framework by which buyers in a supplier finance program will be required to disclose significant qualitative and quantitative information to allow a user of financial statements to understand the program’s nature and potential magnitude. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. The adoption of the new standard is not expected to have a material impact on the financial statement disclosures.

Note 3. Intangible Assets, Net and Other Assets

On May 18, 2021, the Company executed two service agreements with Palantir Technologies Inc. to obtain access to their software: a Master Subscription Agreement for the term of 12 months and Product Order Form for the term of seven years commencing on the effective date. The agreement identifies two phases; an Initial Term from May 18, 2021 through June 30, 2023 with a cost of $11.0 million and an Enterprise Term from July 1, 2023 to May 7, 2028 with a cost of $39.0 million, for a total cost of $50.0 million excluding applicable infrastructure costs and sales taxes. During 2021, Palantir provided $2.0 million of services under the software master subscription agreement.

During February 2022, the Company issued 3,777,148 Class B-6a redeemable convertible preferred shares as consideration for the settlement of the liability associated with the $2.0 million of services provided by Palantir during 2021.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 3. Intangible Assets, Net and Other Assets (cont.)

Below is a summary of intangible assets, net and other assets as of December 31, 2022 and 2021 (in thousands):

	December 31,
	2022	2021
Trademarks	$7,060	$7,060
Software	2,967	2,967
Other intangibles	242	242

Intangible assets, gross	10,269	10,269
Accumulated amortization	(8,983)	(8,326)

Intangible assets, net	1,286	1,943
Other assets	1,816	2,122

Intangible and other assets, net	$3,102	$4,065

For the years ended December 31, 2022 and 2021, other assets consisted of amounts paid to Palantir for access to a cloud hosted data storage service of $2.0 million. Accumulated amortization related to Palantir was $0.3 million as of December 31, 2022.

For the year ended December 31, 2022 and 2021, amortization expense for intangible assets was $0.6 million and $0.6 million, which was recognized as a component of depreciation and amortization expense in the accompanying Consolidated Statements of Operations.

As of December 31, 2022, the weighted average remaining useful life of the intangible assets was approximately 1.7 years. The future expected amortization expense of the intangible assets held at December 31, 2022, for each of next five years through December 31, 2027 is as follows (in thousands):

Expected future amortization:	Amount
2023	594
2024	593
2025	99
2026	—
2027 and thereafter	—

Total	$1,286

Note 4. Property and Equipment, net

As of December 31, 2022 and 2021, property and equipment, net consisted of the following (in thousands):

	December 31,
	2022	2021
Furniture and fixtures	$96	$90
Equipment and vehicle	160	154
Internal-use software	434	458
Leasehold improvements	656	622

Property and equipment, gross	1,346	1,324
Accumulated depreciation	(722)	(621)

Property and equipment, net	$624	$703

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 4. Property and Equipment, net (cont.)

The Company recorded depreciation expense on property and equipment of $0.4 million and $0.4 million for the years ended December 31, 2022 and 2021, respectively, which was recognized as a component of depreciation and amortization expense in the accompanying Consolidated Statements of Operations. During the year ended December 31, 2022, the Company wrote off $0.3 million of fully depreciated assets, including $0.2 million of internally developed software. During the year ended December 31, 2021, the Company returned two planes to the Lessor that had leasehold improvements upon the lease termination. The leasehold improvements resulted in a loss on disposal of assets of $0.1 million for the year ended December 31, 2021.

Note 5. Leases

Leases primarily pertain to certain controlled aircraft, corporate headquarters, and operational facilities, including space in aircraft hangars, which are accounted for as operating leases.

The operating lease cost for noncancelable aircraft and non-aircraft lease agreements recognized for the year ended December 31, 2022 and 2021 was $1.7 million and $2.5 million respectively. Upon adoption of ASC 842 on January 1, 2022, the Company recognized an operating lease right-of-use asset of $0.8 million and a corresponding lease liability of $0.8 million, using a discount rate of 7.5%, which reflects the Company’s incremental borrowing rate for a similar asset and similar term as of the date of adoption. The Company elects not to record operating lease right-of-use assets and lease liabilities for leases with a term of less than 12 months.

Operating Lease Commitments — Aircraft

As of December 31, 2022 and 2021, the Company had four noncancellable aircraft operating lease agreements for Pilatus PC-12 aircraft with Park Lane Investments, LLC (“Park Lane”) a related party of the Company (see Note 15, Related Party Balances and Transactions). The leases expire in July 2023.

The Company recorded rent expense of $1.2 million and $1.9 million related to aircraft leases for the year ended December 31, 2022 and 2021, respectively, and was recorded as part of Cost of Revenue, exclusive of depreciation and amortization in the Company’s Consolidated Statements of Operations.

Future minimum payments under noncancelable aircraft operating lease agreements under ASC 842 as of December 31, 2022 are $0.7 million, all expected to be paid in 2023.

Operating Lease Commitments — Non-Aircraft

The Company’s non-aircraft leases include the corporate headquarters and aircraft hangars. These leases do not have significant rent escalation, holidays, concessions, leasehold improvement incentives, or other build-out clauses. Further, the leases do not contain contingent rent provisions or renewal options. Per ASC 842-20-50-9, the leases include both lease components (e.g., fixed payments including rent) and non-lease components (e.g., common-area or other maintenance costs), which are accounted for as a single lease component, as the Company has elected the practical expedient to group lease and non-lease components into a single lease component for all leases.

At December 31, 2022 and 2021, Surf Air leased aircraft hangar/tie-down space and related office space for operations via various rental agreements at four and six locations, respectively. The Company recorded rent expense in the amount of $0.5 million and $0.6 million for the years ended December 31, 2022 and 2021, respectively, related to these agreements.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 5. Leases (cont.)

Future minimum payments under noncancelable non-aircraft operating lease agreements, was $0.5 million and $0.9 million as of December 31, 2022 and 2021, respectively. At the conclusion of the original lease terms in 2022, the Tahoe Terminal lease was extended through July 2023, the Hawthorne Headquarters office lease was extended through January 2025, and the remainder of the leases were extended on a month-to-month basis.

Supplemental information related to the operating leases is as follows (in thousands):

December 31, 2022
Assets
Operating lease right-of-use assets	$1,143
Liabilities
Lease liabilities (short-term)	903
Lease liabilities (long-term)	246

Total operating lease liabilities	$1,149

Future minimum payments under noncancelable aircraft and non-aircraft operating lease agreements under ASC 840 as of December 31, 2021 are as follows (in thousands):

Amount
2022	$1,578
2023	940
2024	229
2025	19
2026	—

Total	$2,766

Note 6. Accrued Expenses

At December 31, 2022 and 2021, accrued expenses consisted of the following (in thousands):

	December 31,
	2022	2021
Accrued compensation and benefits	$1,486	$476
Excise and property taxes payables	6,446	3,768
Interest and commitment fee payable	64	3,257
Reserve for settlement for non-accredited investors	282	872
Accrued Monarch legal settlement	1,314	1,314
Accrued professional services	3,555	2,392
Other accrued liabilities	1,593	1,120

Total accrued expenses	$14,740	$13,199

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 7. Paycheck Protection Program Loan

On April 23, 2020, the Company borrowed an aggregate amount of $0.7 million under the U.S. government assisted Paycheck Protection Program (the “PPP”) under the Coronavirus Aid Relief and Economic Security Act (“CARES Act”), which was enacted on March 27, 2020 as a result of the COVID-19 pandemic. The Loan, which was in the form of a promissory note dated April 23, 2020, bears interest at a rate of 1.0% per annum, and is payable monthly commencing on November 23, 2020. The Loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. Per the provisions of the Loan agreement, proceeds from the Loan may only be used to cover certain qualifying expenses, such as payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities, and interest on other debt obligations incurred before February 15, 2020. The Company used the aggregate amount of the Loan to cover qualifying payroll and payroll related benefit payments during the Loan’s qualifying period. Under the terms of the PPP, the Company may apply for full forgiveness of the Loan. In February of 2021, the Company requested for full forgiveness of the aggregate loan amount of $0.7 million and was provided full forgiveness in March 2021.

In March 2021, the Company borrowed an additional $0.7 million under the PPP. The loan is in the form of a Promissory Note and the covered period of the loan was from March 31, 2021 to June 30, 2021. Under the terms of the PPP, the Company may apply for full forgiveness of the loan. In September 2021, the Company requested full forgiveness for the aggregate loan amount of $0.7 million and was provided full forgiveness for the loan amount in October 2021.

The Company initially recognized the PPP loan amounts as a deferred income liability on the Consolidated Balance Sheet. The deferred income liability was derecognized on a systematic basis over the periods in which the Company incurred the qualifying payroll and payroll related benefit expenses the grant intended to offset. The offset is presented within operating expenses in the Consolidated Statements of Operations, where the Company records payroll and benefit expenses. Furthermore, the PPP Loan proceeds that were expected to be forgiven are classified within the operating activities section of the Consolidated Statement of Cash Flows, since those proceeds relate to operating costs (payroll and payroll related benefits).

Note 8. Financing Arrangements

Convertible Notes at Fair Value

2017 Convertible Notes

During 2017 and 2018, Surf Air issued an aggregate of $6.6 million of convertible notes under the June 2, 2017, convertible note purchase agreement, of which $3.5 million was issued to LamVen, a related party. The 2017 Convertible note has been amended on various dates through December 31, 2022 (the “2017 Notes”), accruing interest at a rate of 22% simple interest per annum if the note is paid in cash at maturity, but also have a conversion interest rate of 8% per annum, if converted. The 2017 Notes are convertible into one of the following: (i) automatically into future preferred shares of the Company at a price per share paid by the other purchasers of new preferred shares multiplied by 70%, upon occurrence of a Qualified Financing (defined as equity financing with gross proceeds of at least $60 million) on or before the maturity date; or (ii) automatically into Class B-2 redeemable convertible preferred shares of the Company at price of $1.1533 per share, if a Qualified Financing has not occurred on or before the maturity; or (iii) ordinary shares of the Company upon occurrence of change of control prior to the time when the 2017 Notes may otherwise be converted at a price of $1.1533 per share; or (iv) ordinary shares of the Company, at the option of the holders of a majority in interest of the aggregate principal amount of the 2017 Notes then outstanding at a price per share of $1.1533, if an initial public offering of the Company’s stock (IPO) occurs prior to the time when the 2017 Notes may otherwise be converted; or (v) at the lender’s election any time prior to the time when the 2017 Notes may otherwise be converted, provided

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 8. Financing Arrangements (cont.)

that the accrued interest at conversion would be calculated at 22% per annum and Company would have the sole discretion on whether the conversion is into Class B-5 redeemable convertible preferred shares and/or Class B-6s convertible preferred shares, in which case at a conversion price of $0.38 per share. If the lender makes such an election, a warrant to purchase a number of ordinary shares equal to 10% of number of preferred shares received upon conversion would also be granted.

On March 24, 2021, 2017 Notes with the total amount of principal and accrued interest of approximately $1.4 million were converted into 3,649,587 Class B-5 redeemable convertible preferred shares (at $0.38 conversion price).

On February 15, 2022, the 2017 Notes with the total amount of principal and accrued interest of approximately $2.4 million were converted into 6,215,365 Class B-5 redeemable convertible preferred shares (at $0.38 conversion price).

On December 1, 2022, the Company amended the terms of the 2017 Notes to extend the maturity date from December 31, 2022 to May 31, 2023. No other changes to the terms of the 2017 Notes were made.

As of December 31, 2022 and 2021, the 2017 Notes had a face value of $3.85 million and $4.85 million, respectively. With accrued interest, the 2017 Notes had a carrying value of $10.7 million and $11.0 million as of December 31, 2022 and 2021. The 2017 Notes are recorded at fair value on the Consolidated Balance Sheets. The fair value of the 2017 Notes as of December 31, 2022 and 2021 was $ 15.2 million and $8.7 million, respectively. Changes in fair value of the 2017 Notes, including accrued interest, was recognized within changes in fair value of financial instruments carried at fair value, net, on the Consolidated Statements of Operations. The 2017 Notes are carried at fair value with a Level 3 assessment.

2020 Convertible Note

On May 1, 2020, the Company entered into a convertible promissory note agreement (the “2020 Note”) with a vendor for a principal amount of $0.5 million. On September 30, 2020, the Company entered into an amendment to the 2020 Note increasing the principal amount to $0.6 million in exchange for additional services. The 2020 Note bears compound interest at a rate of 6.25% per annum. Unless converted, principal and any accrued but unpaid interest under the 2020 Note is due and payable upon the written election of the vendor no sooner than 36 months from the agreement date. The 2020 Note matures on May 1, 2023 unless converted earlier. As of December 31, 2022, the Company was also in default of the principal payment for this note.

On March 26, 2021, the Company entered into a second amendment to the 2020 Note. The principal after the amendment was $0.6 million. With accrued interest, the carrying amount of the 2020 Convertible Note was $0.7 million at December 31, 2021.

On October 1, 2022, the Company amended the 2020 Note to require $5 thousand monthly payments due starting November 15, 2022.

The principal amount of the 2020 Note outstanding was $0.6 million as of December 31, 2022 and 2021. The fair value of the 2020 Note at December 31, 2022 and December 2021 was $0.7 million and $0.4 million, respectively. The 2020 Note is recorded at fair value with a Level 3 assessment on the Consolidated Balance Sheets.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 8. Financing Arrangements (cont.)

2021 Convertible Note

During 2021, Surf Air issued an aggregate of $4.5 million of convertible notes (the “2021 Note”) to an entity affiliated with the co-founder of the Company. The 2021 Notes, recorded at fair value on the Consolidated Balance Sheets as of December 31, 2021, were $2.6 million. The 2021 Note was scheduled to mature on December 31, 2022 unless earlier prepaid or converted. Interest is due upon maturity at a rate of 8.25% per annum. During 2022, the Company received an additional $1.0 million under the 2021 Note. During 2022, the 2021 Note with a face amount of $4.5 million was converted into 17,373,521 Class B-6a redeemable convertible preferred shares.

2022 Convertible Notes

On January 17, 2022, the Company entered into a convertible note agreement for a principal amount of $3.0 million with Aperitus Limited (f/k/a Marcel Reichart Limited) (the “Aperitus Note”), which bears interest at a rate of 8.25% per annum and matures on December 31, 2022. At the election of the holder at any time, the principal and interest due under the Aperitus Note are convertible into a number of shares of convertible preferred shares sold in the Company’s most recent financing round equal to the aggregate amount due under the Aperitus Note multiplied by two, divided by the price per share of the convertible preferred shares. On May 12, 2022, the note in the amount of $3.0 million was converted into 11,565,581 Class B-6a redeemable convertible preferred shares.

On February 15, 2022, the Company entered into a $1.0 million convertible note agreement with Vechery Trust (the “Vechery Note”), which was scheduled to mature on December 31, 2022. Interest is due upon maturity at a rate of 8.25% per annum until the note is paid in full whether at maturity, upon acceleration by prepayment or converted into conversion shares. At the election of the holder, the principal and interest due under the Vechery Note are convertible into a number of shares of convertible preferred shares sold in the Company’s most recent financing round equal to the aggregate amount due under the Vechery Note multiplied by two, divided by the price per share of the convertible preferred shares. On February 15, 2022, the Vechery Note in the amount of $1.0 million was converted into 2,832,860 Class B-6a redeemable convertible preferred shares.

On May 15, 2022, the Company issued a convertible note in exchange for cash of $1.3 million to LamVen, a related party, which was scheduled to mature on the earlier of December 31, 2022 or the date on which the note is otherwise accelerated as provided for in the agreement. Interest is due upon maturity at a rate of 8.25% per annum until the note is paid in full whether at maturity, upon acceleration by prepayment or converted into conversion shares. At the election of the holder, the principal and interest due under the LamVen Note are convertible into a number of shares of convertible preferred shares sold in the Company’s most recent financing round equal to the aggregate amount due under the LamVen Note multiplied by two, divided by the price per share of the convertible preferred shares. On May 17, 2022, the convertible note converted into 4,940,258 Class B-6a redeemable convertible preferred shares.

2017 Convertible Term Notes

On May 17, 2022, the 2017 Term Notes were converted, via a payoff letter, into a SAFE note allowing for the purchase of common shares having an aggregate value up to $15.2 million (see Note 9, Term Notes). The 2017 Term Notes were carried at amortized cost as of December 31, 2021, with a carrying value of $11.8 million, which included a convertible note portion of $2.3 million. As of December 31, 2022, the 2017 Convertible Term Note is carried at fair value of $13.1 million on the Consolidated Balance Sheets. The note is carried at fair value with a Level 3 assessment.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 8. Financing Arrangements (cont.)

Fair Value of Convertible Instruments

Fair value of convertible notes (in thousands):

	Fair Value at December 31,
	2022	2021
2017 Convertible Notes	$15,242	$8,716
2020 Convertible Notes	706	408
2021 Convertible Notes	—	2,557

2018 Convertible Notes	13,148	0

Total	$29,096	$11,681

SAFE Notes at Fair Value

The Company’s Simple Agreements for Future Equity notes (“SAFE”) and Simple Agreement for Future Equity with Tokens (“SAFE-T”) are carried at fair value, with fair value determined using Level 3 inputs. The Company determined that the SAFE and SAFE-T instruments should be classified as a liability based on evaluating the characteristics of the instruments, which contained both debt and equity-like features. As such, the Company recorded the SAFE instruments at fair value as a liability on its balance sheet upon its issuance. Subsequent changes in the fair value of the SAFE notes are recorded in earnings as part of changes in fair value of financial instruments carried at fair value within the Consolidated Statement of Operations.

On May 17, 2022, Surf Air and LamVen, a related party, entered into a simple agreement for future equity (the “LamVen SAFE”) in which the Company agreed to sell to LamVen up to a number of common shares having an aggregate value of $7.5 million in exchange for cash received in 2022. The resulting conversion prices will be based on a contractually defined discount of 20% of the per share consideration payable to common shareholders, in the event of a change in control or qualified financing, and a 35% discount to the price per share of common shares issued in the event of a de-SPAC transaction, IPO, or direct listing. The maturity date for the LamVen SAFE is May 17, 2024. The Company recorded a $4.8 million capital contribution by the related party within additional paid-in capital at the issuance of the SAFEs representing the excess of the amount funded over the fair value of the SAFEs. As of December 31, 2022, the fair value of the LamVen is $5.4 million.

On May 17, 2022, Surf Air and Park Lane, a related party, entered into a simple agreement for future equity (the “Park Lane SAFE”) in which the Company agreed to sell to Park Lane up to a number of common shares having an aggregate value of $7.5 million in exchange for cash received in 2022. The resulting conversion prices will be based on a contractually defined discount of 20% of the per share consideration payable to common shareholders, in the event of a change in control or qualified financing, and a 35% discount to the price per share of common shares issued in the event of a de-SPAC transaction, IPO, or direct listing. The maturity date for the Park Lane SAFE is May 17, 2024. The Company recorded $4.9 million of capital contribution associated with the issuance of the SAFE note. As of December 31, 2022, the fair value of the Park Lane SAFE is $5.4 million.

On May 17, 2022, the Company and iHeart Media entered into a SAFE in which the Company agreed to sell to iHeart Media up to a number of ordinary shares having an aggregate value up to $10.0 million in exchange for future services from iHeart Media (the “iHeart SAFE”). The resulting conversion prices will be based on a contractually defined discount of 20% of the per share consideration payable to common shareholders, in the event of a change in control or qualified financing, and a 35% discount to the price per share of common shares

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 8. Financing Arrangements (cont.)

issued in the event of a de-SPAC transaction, IPO, or direct listing. The Company initially recorded the future services as prepaid and other current assets and the SAFE note at fair value. As of December 31, 2022, iHeart Media has provided services for $0.1 million to the Company. As services are performed, the Company will reduce the prepaid and other current assets for the value of those services. After issuance, the iHeart SAFE is recorded at fair value with changes in fair value recorded in earnings. The maturity date for the iHeart Media SAFE is May 17, 2024. The Company records the iHeart SAFE at fair value at the end of each reporting period. The fair value of the iHeart SAFE as of December 31, 2022 is $7.2 million.

On June 30, 2022, the Company and Palantir entered into a SAFE in which the Company agreed to sell to Palantir up to a number of ordinary shares having an aggregate value of $9.0 million in exchange for services from Palantir (“Palantir SAFE”). The resulting conversion prices will be based on a contractually defined discount of 20% of the per share consideration payable to common shareholders, in the event of a change in control or qualified financing, and a 35% discount to the price per share of common shares issued in the event of a de-SPAC transaction, IPO, or direct listing. The Company recognizes the future services at fair value on the balance sheet as prepaid assets. The maturity date for the Palantir SAFE is June 30, 2024. The fair value as of December 31, 2022 is $6.5 million.

On September 12, 2022, the Company entered into a simple agreement for future equity in which the Company agreed to sell to an investor up to a number of common shares having an aggregate value of $0.1 million in exchange for cash received in 2022. The resulting conversion prices will be based on a contractually defined discount of 20% of the per share consideration payable to common shareholders, in the event of a change in control or qualified financing, and a 35% discount to the price per share of common shares issued in the event of a de-SPAC transaction, IPO, or direct listing. The maturity date for the SAFE is September 12, 2024. The fair value as of December 31, 2022 is $0.07 million.

As of December 31, 2022 and 2021, an outstanding SAFE-T instrument had a fair value of $0.1 million and $0.02 million, respectively. The debt matured in July 2019 and the Company is in default of payment as of December 31, 2022.

Note 9. Term Notes

During 2017, the Company entered into a loan and security agreement with a commercial lender (the “Lender”), which was subsequently amended and restated during 2018 (the “2017 Term Notes”). On January 31, 2019, the Company defaulted on its obligation to pay the principal and accrued interest due on the 2017 Term Notes. As a result of the event of default, the Lender had certain remedies available which included declaring the term loan to be immediately due and payable and, without notice, taking possession of substantially all the Company’s assets, which serve as collateral for the loan. In 2020, the Company entered into a forbearance agreement with the Lender, under which, the Lender agreed not to exercise the remedies as a result of the event of default. In May 2020, the Company further defaulted on the amended terms of the 2017 Term Notes.

On May 31, 2021, the Company entered into a further amendment with the Lender for the 2017 Term Notes under which: (i) the Lender agreed to not exercise any remedies that it may had against the Company for any event of default in 2020; (ii) the maturity date of the 2017 Term Notes was extended to December 31, 2021 (the “New Maturity Date”); and (iii) interest accrued on the unpaid principal amount of the 2017 Term Notes at 12%. Subsequent to the New Maturity Date, the outstanding balance of the 2017 Term Notes was due on demand. In connection with the amendment, the Company issued to the Lender a warrant to purchase up to 16,168,295 ordinary shares with an exercise price of $0.01 per ordinary share and expiration date of June 9, 2031. As of December 31, 2021, the 2017 Term Notes had a carrying balance of $11.8 million. Included in the $11.8 million balance of the 2017 Term Notes is a $2.3 million convertible note (see Note 8, Financing Arrangements).

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 9. Term Notes (cont.)

The 2017 Term Notes are convertible at any time at the holder’s option on a dollar-for-dollar basis into any financing instruments issued by the Company. The conversion price with respect to a particular financing instrument is as follows: (i) for Class B-2 redeemable convertible preferred shares, Class B-3 redeemable convertible preferred shares or Class B-4 redeemable convertible preferred shares, $1.7068, or (ii) for equity-based financings the stated issue price at which the financing instruments are issued to investors in the last closing.

On May 17, 2022, the 2017 Term Notes were converted, via a payoff letter, into a SAFE note allowing for the purchase of common shares having an aggregate value of $15.2 million. The resulting conversion prices will be based on a contractually defined discount of 20% of the per share consideration payable to common shareholders, in the event if a change in control or qualified financing, and a 35% discount to the price per share of common shares issued in the event of a de-SPAC transaction, IPO, or direct listing. The payoff letter provided the Lender, in the event that a qualified exchange event does not occur by December 31, 2022, the Lender has the option to reinstate the indebtedness under the 2017 Term Notes, that was intended to be repaid by the SAFE note. On February 1, 2023, the payoff letter was amended to extend the option to exchange to May 30, 2023.

The Company has accounted for the SAFE instrument conversion as the addition of a substantive conversion feature to the 2017 Term Notes, which results in the extinguishment of the 2017 Term Notes and a simultaneous reissuance of a debt instrument with an equity conversion option. The Company has recorded a gain on extinguishment of debt of $4.0 million, representing the excess of the carrying amount of the 2017 Term note and accrued interest above the fair value of the SAFE instrument, for the year ended December 31, 2022. The combined instrument, with a fair value of $13.1 million, has been recorded as part of convertible notes at fair value (long-term) within the December 31, 2022 Consolidated Balance Sheet. The fair values were estimated using Level 3 fair value measurements.

On November 12, 2022, as amended and restated on November 30, 2022, the Company entered into a term note agreement, effective October 31, 2022, in exchange for $4.5 million in cash from LamVen, an entity owned by an officer of the Company. The Company received $4.5 million in cash as of December 31, 2022. The note is scheduled to mature on the earlier of December 31, 2023 or the date on which the note is otherwise accelerated as provided for in the agreement. Interest is due upon maturity at a rate of 8.25% per annum until the note is paid in full at maturity or upon acceleration by prepayment. This note is recorded at its carrying value within Due to related parties within the Consolidated Balance Sheet at December 31, 2022.

Note 10. Warrants

Preferred Share Warrants

Convertible Preferred Share Warrant Liability

Warrants to purchase shares of convertible preferred stock are classified as liabilities on the consolidated balance sheet at fair value upon issuance because the underlying shares of convertible preferred share are redeemable at the option of the holders upon the occurrence of certain deemed liquidation events considered not solely within the Company’s control, which may therefore obligate the Company to transfer assets at some point in the future. The convertible preferred share warrants are subject to remeasurement to fair value at each balance sheet date and any change in fair value is recognized as a component of other expense, net in the consolidated statement of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise of expiration of the warrants, or the completion of a deemed liquidation event. At that time, the convertible preferred share warrant liability will be reclassified into convertible preferred share or additional paid-in capital, as applicable. The Company uses third party specialists to assist in the estimate of the fair value of these warrants, and these estimates could differ significantly in the future. The convertible preferred share warrant liabilities will increase or decrease each period based on the fluctuations of the fair value of the underlying security.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 10. Warrants (cont.)

During 2022 and 2021, the Company did not issue any convertible preferred share warrants and recorded the following preferred warrant shares issued and outstanding: 805,823 shares of B-2 preferred warrants; 410,123 shares of B-3 preferred warrants; and 1,493,015 shares of B-4 preferred warrants. These warrants may be exercised at the price per share of $1.07 with respect to Warrant shares at any time prior to the expiration dates which are between end of 2023 to end of 2025 based on their effective dates. These warrants will terminate on the earlier of the seventh anniversary of their effective date, the closing date of the Company’s initial public offering pursuant to a public registration statement, or the closing of a deemed liquidation event.

The changes in carrying amounts of warrant liabilities for the years ended December 31, 2022 and 2021 were as follows (in thousands):

	December 31,
	2022	2021
Warrant liabilities, beginning of the year	$9	$35
Change in fair value of warrants	42	(26)

Warrant liabilities, end of the year	$51	$9

Ordinary Share Warrants

Warrants were issued by the Company in connection with debt and equity capital raising transactions, as well as part of debt restructuring activities. The warrants may be exercised with respect to the warrant shares at any time, or from time to time, in whole or in part at any time on or prior to the expiration date, which is seven to ten years from the issuance date. The warrants will terminate the earlier of the expiration date or change in control due to the Company’s initial public offering pursuant to a public registration statement, or the closing of a deemed liquidation event. If there is no change in control, the warrants without a stated expiration date never expire. The warrants will terminate on the earlier of the expiration date or change in control upon effectiveness of the Company’s registration statement or upon the closing of a deemed liquidation event. If there is no change in control, the warrants without a stated expiration date never expire.

At December 31, 2022 and 2021, the Company had the following ordinary share warrants issued and outstanding (in thousands, except share and per share data):

	Shares		Issuance Date	Exercise Price per Share	Expiration Date
Warrant Class	2022	2021
Ordinary share warrant	1,264,488	1,264,488	August 2016	$0.21	July 2025
Ordinary share warrant	1,982,802	1,982,802	May 2017	$0.01	May 2027
Ordinary share warrant	1,189,681	1,189,681	July 2017	$0.01	July 2027
Ordinary share warrant	2,399,570	2,399,570	February 2018	$0.01	February 2028
Ordinary share warrant	5,597,006	5,597,006	September 2018	$0.01	September 2028
Ordinary share warrant	1,742,784	1,742,784	December 2018	$0.01	Change in Control
Ordinary share warrant	23,515,057	23,515,057	December 2020	$0.01	Change in Control
Ordinary share warrant	45,322,638	45,322,638	February 2021	$0.01	Change in Control
Ordinary share warrant	364,955	364,955	March 2021	$0.01	March 2028
Ordinary share warrant	16,168,295	16,168,295	June 2021	$0.01	June 2031
Ordinary share warrant	621,534	—	February 2022	$0.01	February 2032
Ordinary share warrant	3,200,000	—	June 2022	$0.01	Change in Control

	103,368,810	99,547,276

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 10. Warrants (cont.)

During the year ended December 31, 2021, the Company issued warrants to purchase 364,955 ordinary shares at an exercise price of $0.01 per share to different individuals, as the part of the conversion of the debt in 2021, pursuant to the 2017 Convertible Note Purchase Agreement dated June 2, 2017. The fair value of the warrants as of issuance was $0.02 million using Level 3 fair value measurements. The ordinary share warrants remain unexercised as of December 31, 2022. (see Note 8, Financing Arrangements).

During 2021, the Company also issued warrants to purchase 16,168,295 ordinary shares at an exercise price of $0.01 per share to Partners for Growth V, L.P. (“PFG”) in conjunction with the amendment to the 2017 Term Notes. The fair value of the warrants as of issuance was $0.8 million using Level 3 fair value measurements. The ordinary share warrants remain unexercised as of December 31, 2022.

On February 15, 2022, the Company issued 621,534 ordinary shares at an exercise price of $0.01 per share in connection with the conversion of the 2017 Notes.

On June 10, 2022, the Company issued warrants to purchase 3,200,000 ordinary shares to Globe Capital Partners, LLC, in exchange for advisory services. The ordinary share warrants remain unexercised as of December 31, 2022.

The following is a summary of assumptions used in the Black-Scholes model to determine the fair value of warrants granted during the years ended December 31, 2022 and 2021:

	December 31,
	2022	2021
Risk-free interest rate	3.35%	1.49%
Expected term (in years)	5.8	2.0
Dividend yield	—	—
Expected volatility	159.9%	89.0%

Note 11. Commitments and Contingencies

Software License Agreements

On May 18, 2021, the Company executed two agreements with Palantir Technologies Inc. license a suite of software for the term of seven years commencing on the effective date. The agreements identify two phases; an Initial Term from May 18, 2021 through June 30, 2023 with a cost of $11.0 million and an Enterprise Term from July 1, 2023 to May 7, 2028 with a cost of $39.0 million, for a total software cost of $50.0 million. As of December 31, 2022, the Palantir has provided $2.0 million of services to the company.

Share Purchase Agreement with GEM

During 2020, the Company entered into a Share Purchase Agreement (“SPA”) with GEM Global Yield LLC SCS (“GEM”) and an entity affiliated with GEM to provide incremental financing in the event the Company completed a business combination transaction with a special purpose acquisition company (“SPAC”). Pursuant to the SPA, GEM is required to purchase ordinary shares of the Company at a discount to the volume weighted average trading price up to a maximum aggregate purchase price of $200.0 million, and in return the Company agreed to pay a total commitment fee of $4.0 million payable in installments at the time of each purchase of ordinary shares or no later than one year from the anniversary of a public listing transaction and issued a forward contract for GEM to purchase 0.75% of the Company’s fully-diluted ordinary shares outstanding upon completion of a public listing transaction at an exercise price of $0.01 per ordinary share.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 11. Commitments and Contingencies (cont.)

On May 17, 2022 and February 8, 2023, the SPA was further amended and restated, increasing the facility to $400.0 million and the commitment fee to $8.0 million. Pursuant to the amended and restated SPA, upon the terms of and subject to the satisfaction of certain conditions, Surf Air Mobility Inc. (“SAM”), a wholly-owned subsidiary of the Company, will have the right from time to time at its option to direct GEM to purchase up to a specified maximum amount of shares of our Common Stock, up to a maximum aggregate purchase price of $400 million (the “Aggregate Limit”), over the term of the amended and restated SPA. SAM may request GEM Advances in an aggregate amount of up to $100 million, consisting of four incremental advances of up to $25 million each. Any GEM Advance will reduce amounts that Surf Air can request for future draw downs.

The Company has accounted for the commitment as a derivative financial instrument which is recorded at fair value using Level 3 inputs each period with changes in fair value recorded in Changes in fair value of financial instruments carried at fair value, net on the Consolidated Statements of Operations. The Company estimated the fair value at December 31, 2022 and 2021 to be $3.0 million and $0.4 million, respectively, which was recognized within Other liabilities on the Consolidated Balance Sheets.

Licensing, Exclusivity and Aircraft Purchase Arrangements

Textron Agreement

On September 15, 2022, Textron Aviation Inc. and one of its affiliates (“TAI”), entered into collaboration and engineering services, licenses, sales and marketing, and aircraft purchase agreements with the Company, which are only effective as of the first trading date of shares of common stock of SAM on a national securities exchange (“Effective Date”).

The Collaboration Agreement provides, among other things, that TAI will provide the Company certain services in furtherance of development of an electrified powertrain technology (the “SAM System”). Under the Collaboration Agreement, the Company agrees to meet certain development milestones by specified dates, including issuance of a supplemental type certificate by the FAA. Should the Company fail to meet certain development milestones, TAI has the right to terminate the agreement.

The licensing agreement grants the Company a nonexclusive license to certain technical information and intellectual property for the purpose of developing an electrified propulsion system for the Cessna Caravan aircraft, and to assist in obtaining Supplemental Type Certificates (“STC”) from the Federal Aviation Administration (“FAA”), including any foreign validation by any other aviation authority, for electrified propulsion upfits/retrofits of the Cessna Caravan aircraft. The licensing agreement provides for payment by the Company of license fees aggregating $60.0 million over a multi-year period.

Under the sales and marketing agreement, the parties agreed to develop marketing, promotional and sales strategies for the specifically configured Caravans and further agreed to (a) include the SAM Aircraft in sales and marketing materials (print and digital) distributed to authorized dealers, (b) prominently display the SAM Aircraft on their respective websites and social media, (c) include representatives of SAM and TAI at trade show booths, (d) market SAM Aircraft and conversions to SAM Aircraft to all owners of pre-owned Caravans, and (e) not advertise or offer any third-party Exclusive System variants of the Caravan. Certain technologies for aircraft propulsion are specifically carved out from the Exclusive System. The SMA provides for payment by SAM of exclusivity fees aggregating $40 million, with certain amounts deferred such that the aggregate fee is payable over four years commencing on the earlier of the year after SAM obtains a supplemental type certificate for the SAM System on the Caravan (the “SAM STCs”) or the 5th anniversary of the TAI Effective Date. SAM’s

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 11. Commitments and Contingencies (cont.)

obligation to pay exclusivity fees in any year may be offset, in whole or in part, based on the achievement of certain sales milestones of SAM Aircraft and Caravans subsequently converted to a SAM System.

Under the aircraft purchase agreement, the Company may purchase 100 specifically configured Caravans having an aggregate purchase price in excess of $300.0 million, with an option to purchase an additional 50 specifically configured Caravans having an aggregate purchase price in excess of $150.0 million, over the course of 7 years. The final price to be paid by the Company will be dependent upon a number of factors, including the final specifications of such aircraft and any price escalations.

Jetstream Agreement

On October 10, 2022, SAM and Jetstream Aviation Capital, LLC (“Jetstream”) entered into an Agreement (the “Jetstream Agreement”) that provides for a sale and/or assignment of purchase rights of aircraft from SAM to Jetstream and the leaseback of such aircraft from Jetstream to SAM within a maximum aggregate purchase amount of $450.0 million, including a $120.0 million total minimum usage obligation for SAM. The Jetstream Agreement may be terminated (i) if our Common Stock is not publicly listed and the Southern Acquisition is not consummated prior to December 31, 2023; (ii) upon a termination notice by either party in the event of a material adverse change in the business of the other party which is not resolved within 30 days of such notice; and (iii) as mutually agreed in writing by the parties.

Business Combination Agreements

The Company entered into a business combination agreement, dated as of May 17, 2022 (the “Merger Agreement”), by and among Tuscan Holdings Corp II (“Tuscan”). On November 14, 2022, SAM and Tuscan mutually terminated the Merger Agreement. SAM is obligated to issue to Tuscan 600,000 shares of common stock upon a triggering event defined as a direct listing, IPO or a business combination with a SPAC.

On November 11, 2022, SAM entered into an amendment to the acquisition agreement with Southern Airways Corporation dated as of March 17, 2021, as amended on August 22, 2021 and on May 17, 2022, to reflect the termination of the Merger Agreement with Tuscan and to reflect that SAM will acquire 100% of the equity interests in Southern Airways Corporation in exchange for shares equal to the greater of $81.25 million (based on the opening price per share of SAM Common Stock on the day of listing) or 12.5% of SAM’s fully-diluted common shares.

Guarantees

The Company indemnifies its officers and directors for certain events or occurrences arising as a result of the officer or director serving in such capacity. The term of the indemnification period is for the officer or director’s lifetime. The maximum potential future amount the Company could be required to pay under these indemnification agreements is unlimited. The Company believes its insurance would cover any liability that may arise from the acts of its officers and directors and as of December 31, 2022 and 2021, the Company is not aware of any pending claims or liabilities.

The Company entered into indemnification provisions under agreements with other parties in the ordinary course of business, typically with business partners, contractors, customers, landlords and investors. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of its activities or, in some cases, as a result of the indemnified party’s activities under the agreement. These indemnification provisions often include indemnifications relating

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 11. Commitments and Contingencies (cont.)

to representations Surf Air has made with regards to intellectual property rights. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential future amount the Company could be required to pay under these indemnification provisions is unlimited.

Legal Contingencies

In 2017, the Company acquired Rise U.S. Holdings, LLC (“Rise”). Prior to the close of the acquisition, Rise Alpha, LLC and Rise Management, LLC, (both of which are wholly-owned subsidiaries of Rise and hereinafter referred to as the “Rise Parties”), were served with a petition for judgment by Menagerie Enterprises, Inc. (“Monarch Air”), relating to breach of contract for failure to pay Monarch Air pursuant to the terms and conditions of the Monarch Air Flight Services Agreement, which occurred prior to the Company’s acquisition of Rise. The Rise Parties filed numerous counterclaims against Monarch Air, including fraud, breach of contract, and breach of fiduciary duty. Rise, a subsidiary of the Company, was named as a party in the lawsuit. During 2018 and 2019, certain summary judgements were granted in favor of Monarch Air.

On November 8, 2021, the Rise Parties entered into a final judgment in respect of litigation to finally resolve all claims raised by Monarch Air and the Rise Parties agreed to pay actual damages of $1.0 million, pre-judgment interest of $0.2 million, attorneys’ fees of $0.06 million and court costs of approximately $0.003 million. Since then, Monarch Air has been conducting post-judgment discovery. The full settlement had been accrued within Accrued expenses on the Consolidated Balance Sheets by the Company as of December 31, 2022 and 2021.

Surf Air is also a party to various other claims and matters of litigation incidental to the normal course of its business, none of which were considered to have a potential material impact as of December 31, 2022.

Tax Commitment

On May 15, 2018, Surf Air received notice of a tax lien filing from the Internal Revenue Service (“IRS”) for unpaid federal excise taxes for the quarterly periods beginning October 2016 through September 2017 in the amount of $1.9 million, including penalties and interest as of the date of the notice. The Company agreed to a payment plan (“Installment Plan”) whereby the IRS would take no further action and remove such liens at the time such amounts have been paid. In 2019, the Company defaulted on the Installment Plan, which can result in the IRS nullifying such plan, placing the Company in default, and taking collection action against the Company for any unpaid balance. The Company’s total outstanding federal excise tax liability including accrued penalties and interest is included as accrued liability in the balance sheet and is in the amount of approximately $5.8 million and $3.8 million as of December 31, 2022 and 2021, respectively.

During 2018, the Company defaulted on various property tax obligations to several counties throughout California and Texas. The Company’s total outstanding property tax liability including penalties and interest is approximately $1.7 million and $1.4 million as of December 31, 2022 and 2021, respectively.

Note 12. Redeemable Convertible Preferred Shares and Convertible Preferred Shares

The preferred shares for all classes do not have mandatory redemption provisions. However, the preferred shares are subject to mandatory conversion upon the occurrence of a deemed liquidation event. Except for the founder preferred and Class B-6s preferred stock, the preferred shares provide for conversion at the option of the holders. Further, the shares of preferred stock are not subject to mandatory repurchases at the option of the holders.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 12. Redeemable Convertible Preferred Shares and Convertible Preferred Shares (cont.)

The following table presents information about the Company’s redeemable convertible preferred share as of December 31, 2021 (in thousands, except share data):

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Issuance Price	Liquidation Preference
Founder Preferred	1,866,056	1,866,056	$838	$0.54	$1,000
Class A-1	1,930,155	1,380,217	1,525	1.12	1,546
Class A-2	2,820,319	1,197,296	1,840	1.54	1,840
Class A-3	9,070,476	6,206,269	6,192	1.00	6,206
Class A-4	552,804	552,804	675	1.30	716
Class A-5	15,646,415	15,400,417	4,447	1.11	17,155
Class B-1	14,934,552	14,934,552	20,000	1.34	20,000
Class B-2	25,000,000	24,194,129	30,768	1.71	41,295
Class B-3	2,000,000	1,464,728	2,213	1.71	2,500
Class B-4	6,000,000	3,671,818	5,361	1.71	6,267
Class B-5	33,638,500	19,140,703	6,240	0.38	7,273
Class B-6a	150,000,000	89,320,084	38,593	0.53	47,295

	263,459,277	179,329,073	118,692	—	153,093
Class B-6s	98,799,158	70,606,523	3,294	—	—

Total	362,258,435	249,935,596	$121,986	—	$153,093

The following table presents information about the Company’s redeemable convertible preferred share as of December 31, 2022 (in thousands, except share data):

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Issuance Price	Liquidation Preference
Founder Preferred	1,866,056	1,866,056	$838	$0.54	$1,000
Class A-1	1,930,155	1,380,217	1,525	1.12	1,546
Class A-2	2,820,319	1,197,296	1,840	1.54	1,840
Class A-3	9,070,476	6,206,269	6,192	1.00	6,206
Class A-4	552,804	552,804	675	1.30	716
Class A-5	15,646,415	15,400,417	4,447	1.11	17,155
Class B-1	14,934,552	14,934,552	20,000	1.34	20,000
Class B-2	25,000,000	24,194,129	30,768	1.71	41,295
Class B-3	2,000,000	1,464,728	2,213	1.71	2,500
Class B-4	6,000,000	3,671,818	5,361	1.71	6,267
Class B-5	33,638,500	25,356,068	6,681	0.38	9,635
Class B-6a	150,000,000	132,919,929	50,127	0.53	70,448

	263,459,277	229,144,283	130,667	—	178,608
Class B-6s	98,799,158	71,478,742	3,414	—	—

Total	362,258,435	300,623,025	$134,081	—	$178,608

*	The Class B-6s redeemable convertible preferred shares have no liquidation preference and are pari passu to the ordinary shares upon a liquidation event.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 12. Redeemable Convertible Preferred Shares and Convertible Preferred Shares (cont.)

Amended and Restated Articles of Association

The rights, privileges, and preferences of the Company’s Class A redeemable convertible preferred shares, Class B-1 redeemable convertible preferred shares, Class B-2 redeemable convertible preferred shares, Class B-3 redeemable convertible preferred shares, Class B-4 redeemable convertible preferred shares, Class B-5 redeemable convertible preferred shares and Class B-6a redeemable convertible preferred shares (collectively, “Senior Preferred Shares”), the founder redeemable convertible preferred shares and Class B-6s convertible preferred shares (collectively, “Junior Preferred Shares”) and the ordinary shares are shown as follows:

Dividend Rights

Holders of Senior Preferred Shares are entitled to receive noncumulative dividends on a pari passu basis and in preference to Junior Preferred Shares and ordinary shares equal to 6% per annum of $1.1203 Class A-1 redeemable convertible preferred shares, $1.5368 Class A-2 redeemable convertible preferred shares, $1.0000 Class A-3 redeemable convertible preferred shares, $1.2958 Class A-4 redeemable convertible preferred shares, $1.1139 Class A-5 redeemable convertible preferred shares, $1.3392 Class B-1 redeemable convertible preferred shares, $1.7068 Class B-2 redeemable convertible preferred shares, Class B-3 redeemable convertible preferred shares and Class B-4 redeemable convertible preferred shares $0.3800 Class B-5 redeemable convertible preferred shares and $0.5295 Class B-6a redeemable convertible preferred shares, payable if and when declared by the Board of Directors. No dividends on Senior Preferred Shares or ordinary shares have been declared by the Board of Directors through December 31, 2021. The Company shall not declare pay or set aside any dividends on ordinary shares unless the holders of Senior Preferred Shares and Junior Preferred Shares then outstanding first receive, or simultaneously receive a dividend on each outstanding Senior Preferred share or Junior Preferred share equal to the product of (a) the dividend paid on each ordinary share and (b) the number of ordinary shares issuable upon conversion of each Senior Preferred Share or Junior Preferred Share. Holders of Junior Preferred Shares are not entitled to receive any dividends unless the Board of Directors declares a dividend on ordinary shares and the Senior Preferred Shareholders have received a dividend.

Voting Rights

Ordinary shares vote together with the holders of Senior Preferred Shares as a single class. Each holder of Senior Preferred Shares shall be entitled to the number of votes equal to the number of ordinary shares, into which such shares of Senior Preferred Shares could be converted as of the record date. Holders of Junior Preferred Shares do not have voting rights, except as to matters that affect Junior Preferred Shares as set forth in the Company’s charter documents.

Conversion Rights

The holders of Senior Preferred Shares have the right, at the option of the holder at any time, to convert their preferred shares into ordinary shares of the Company. The conversion rate is equal to $1.1203 Class A-1 redeemable convertible preferred shares, $1.5368 Class A-2 redeemable convertible preferred shares, $1.0000 Class A-3 redeemable convertible preferred shares, $1.2958 Class A-4 redeemable convertible preferred shares, $1.1139, Class A-5 redeemable convertible preferred shares, $1.3392 Class B-1 redeemable convertible preferred shares, $1.7068 Class B-2 redeemable convertible preferred shares, Class B-3 redeemable convertible preferred shares and Class B-4 redeemable convertible preferred shares, $0.3800 Class B-5 redeemable convertible preferred shares and $0.5295 Class B-6a redeemable convertible preferred shares. Certain events will trigger mandatory conversion of both Senior Preferred Shares and Junior Preferred Shares, into the Company’s ordinary

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 12. Redeemable Convertible Preferred Shares and Convertible Preferred Shares (cont.)

shares. Such triggering events include a public offering of the Company’s share generating proceeds, net of discounts and commissions, of at least $50.0 million and with a minimum per share price of $3.4136.

The holders of Class B-6s convertible preferred shares and founder redeemable convertible preferred shares do not have conversion rights unless there is a mandatory conversion event at which time each Class B-6s convertible preferred share converts one for one into ordinary shares and each founder redeemable convertible preferred share converts at a rate of $1.7068 into ordinary shares.

Liquidation

In the event of any liquidation dissolution, or winding up of the Company, either voluntary or involuntary or upon a deemed liquidation event, assets available for distribution are first distributed to the holders of Senior Preferred Shares in preference to any distribution to the Junior Preferred Shares shareholders and ordinary shareholders an amount per Senior Preferred Share equal to the greater of (a) one times the original issue price, plus any dividends declared but unpaid or (b) such amount per Senior Preferred Share as would have been payable had all shares of the class of such Senior Preferred Share been converted into ordinary shares. Thereafter, the holders of founder convertible preferred shares are entitled to receive in preference to any distributions to ordinary shareholders or Class B-6s convertible preferred shareholders equal to the greater of $0.5359 per founder preferred share or such amount per founder preferred share as would have been payable had all founder preferred shares been converted into ordinary shares.

If the holders of Senior Preferred Shares and founder preferred stock are paid in full, the remaining assets of the Company will be distributed pro rata to the holders of ordinary shares and Class B-6s convertible preferred shares, pro rata as a single class and on an as converted to ordinary shares basis, based on the number of shares held by each such holder.

Deemed liquidation events include a change in control of the Company and sale of substantially all of the assets of the Company. These deemed liquidation event provisions are considered contingent redemption provisions because such events are not solely within the control of the Company. Therefore, all Senior Preferred Shares and Junior Preferred Shares, except for Class B-6s convertible preferred shares, have been presented in the mezzanine section of the Consolidated Balance Sheets.

Protective Provisions and Anti-dilution

The Company requires the vote or written consent of: (i) the holders of a majority Class A preferred voting as a single class on an as-converted basis, and (ii) the holders of a majority Class B preferred, excluding the founder preferred and Class B-6s convertible preferred (i.e., Junior Preferred Shares voting as a single class on an as-converted basis, before it, or any of its subsidiaries can take certain corporate actions or enter certain transactions including, but not limited to, liquidation events, charter amendments, other actions that would result in the issuance or reclassification of securities that are senior to or on parity with any class of preferred shares, or creation or authorization of debt that has not received the prior approval of the Board of Directors.

Each class of preferred shares also has protective provisions that require consent of any class whose rights, preferences, privileges or powers are disproportionately and materially impacted by a charter amendment or by the authorization or issuance of additional shares of such class. Each class of preferred shares also has anti-dilution protection for share splits, combinations, dividends, distributions, and reorganizations as well as price-based weighted average anti-dilution protection for certain nonexempted equity issuances below the conversion price of the applicable class of preferred shares.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 12. Redeemable Convertible Preferred Shares and Convertible Preferred Shares (cont.)

Class B-5 Redeemable Convertible Preferred Shares

On March 24, 2021, the 2017 Notes with the total amount of principal and accrued interest of approximately $1.4 million were converted into 3,649,587 Class B-5 redeemable convertible preferred shares (at $0.38 conversion price).

On February 15, 2022, the 2017 Notes with the total amount of principal and accrued interest of approximately $2.4 million were converted into 6,215,365 Class B-5 redeemable convertible preferred shares (at $0.38 conversion price).

Class B-6a Redeemable Convertible Preferred Shares

During the year ended December 31, 2021, the Company received $14.3 million cash in connection with the issuance of Class B-6a redeemable convertible preferred shares.

On February 15, 2022, the Company converted the Vechery Note in the amount of $1.0 million into 2,832,860 Class B-6a redeemable convertible preferred shares.

On February 25, 2022, the Company settled an outstanding payable of $2.0 million with 3,777,148 shares of Class B-6a redeemable convertible preferred shares.

On May 12, 2022, the Company converted the Aperitus Note in the amount of $3.0 million into 11,565,581 Class B-6a redeemable convertible preferred shares.

On May 12, 2022, the Company converted the 2021 Note with a face amount of $4.45 million into 17,373,521 Class B-6a redeemable convertible preferred shares.

On September 29, 2022, the Company issued 1,888,574 Class B-6a redeemable convertible preferred shares to an existing investor in exchange for $1.0 million.

On December 21, 2022, the Company issued 283,286 Class B-6a redeemable convertible preferred shares to an existing investor in exchange for $0.15 million cash proceeds.

Class B-6s Convertible Preferred Shares

During 2022, the Company settled outstanding payables of $0.5 million with 1,008,196 shares of Class B-6s convertible preferred shares.

Note 13. Share-Based Compensation

On August 15, 2016, the Company’s Board of Directors adopted the Surf Air Global Limited 2016 Equity Incentive Plan (“2016 Plan”).

Under the 2016 Plan, officers, employees, and consultants can be granted incentive stock options (“ISOs”), nonqualified stock options (“NSOs”), restricted stock and restricted stock units (“RSUs”) to acquire the Company’s ordinary shares. The 2016 Plan, as amended through July 15, 2021, is administered by the Board of Directors and permits the issuance of up to an aggregate of 138,620,470 of the Company’s ordinary shares. The Company recorded $12.5 million and $3.2 million in share-based compensation expense for the years ended December 31, 2022, and December 31, 2021, respectively.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 13. Share-Based Compensation (cont.)

If any award under the 2016 Plan expires or lapses or is terminated, surrendered, or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of Company repurchased or redeemed shares at or below the original issuance price), the unused shares shall again be available for the grant of awards under the 2016 Plan. Shares issued under the 2016 Plan may consist in whole or in part of authorized, but unissued shares, shares purchased on the open market or treasury shares.

The Company uses the Black-Scholes option valuation model, which was developed for use in estimating the fair value of options. Option valuation models require the input of highly complex and subjective variables including the expected life of options granted and the Company’s expected stock price volatility over a period equal to the expected life of the options.

Share Options

A summary of share option activity under the 2016 Plan for the years ended December 31, 2022 and 2021 is set forth below:

	Number of Share Options Outstanding	Weighted Average Grant Date Fair Value Per Share	Weighted Average Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)	Weighted Average Exercise Price Per Share
Outstanding at December 31, 2020	3,824,665		6.72	$205	$0.60
Granted	7,515,074		9.71		$0.06
Exercised	(10,000)	$0.04			$0.06
Canceled	(522,948)	$0.37			$0.64

Outstanding at December 31, 2021	10,806,791		8.48	$0	$0.22
Granted	29,322,949		9.57		$0.14
Exercised	(171,730)	$0.05			$0.06
Canceled	(349,984)	$0.04			$0.06

Outstanding at December 31, 2022	39,608,026		9.01	$10,306	$0.16

	Number of Share Options	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)	Weighted Average Remaining Contractual Term (in years)
Exercisable at December 31, 2022	15,112,601	$0.07	$5,418	8.86

As of December 31, 2022, unrecognized compensation expense related to the unvested portion of the Company’s share options was approximately $6.4 million with a weighted-average remaining vesting period of approximately 2.72 years.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 13. Share-Based Compensation (cont.)

The assumptions used to estimate the fair value of share options granted during the years ended December 31, 2022 and 2021 were as follows:

	December 31,
	2022	2021
Risk-free interest rate	2.42% – 4.02%	0.79% – 1.49%
Expected term (in years)	5.80	5.0 – 6.08
Dividend yield	—	—
Expected volatility	116% – 238%	89% – 113%

Restricted Stock Units

At December 31, 2022 and 2021, the Company had 4,937,535 RSU’s unvested with the weighted average grant date fair value of $0.17 per RSU, respectively.

As of December 31, 2022 and 2021, the Company has two separate types of granted and unvested RSUs, one with a combined service and performance condition (“RSU SPLE”) and one with only a performance condition (“RSU LE”). Both award types contain a performance condition involving the satisfaction of a pre-determined liquidity event, which includes (1) change in control or (2) becoming a publicly listed company. The RSU SPLE awards contains a service-based vesting condition whereby the service condition either vests monthly over a one-year period, or vests quarterly over a three-year period after a one-year cliff vest period, which has been fully satisfied as of December 31, 2022.

Share-based compensation expense is recognized only for the RSU SPLE awards that are expected to meet both the service and performance conditions, and only for the RSU LE awards that meet the required performance condition. As of December 31, 2022 and 2021, achievement of the performance condition was not probable, resulting in unrecognized shared-based compensation expense for all RSUs of $0.8 million, all of which would have vested immediately, if the performance condition had been satisfied on December 31, 2022.

Restricted Share Purchase Agreement

A summary of RSPA activity under the 2016 Plan for the years ended December 31, 2022 and 2021 is set forth below:

	Number of RSPA	Weighted Average Grant Date Fair Value per RSPA
Unvested RSPAs at December 31, 2020	76,013,708	$0.33
Granted	32,344,494	$0.09
Vested	(32,332,988)	$0.07
Forfeited	(335,537)	$0.08

Unvested RSPAs at December 31, 2021	75,689,677	$0.10
Granted	16,815,000	$0.19
Vested	(15,486,652)	$0.06
Forfeited	(6,182,259)	$0.10

Unvested RSPAs at December 31, 2022	70,835,766	$0.11

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 13. Share-Based Compensation (cont.)

Some RSPAs were issued for cash while others were issued for promissory notes. As of December 31, 2022, the unrecognized compensation expense related to the unvested portion of the Company’s RSPAs issued for promissory notes, excluding executive award as disclosed below, was $0.09 million, which is expected to be recognized over a weighted average period less than 1 year. The executed promissory note creates an option for the RSPA holder, since they will repay the loan when the exercise price is lower than the ordinary share fair value. The promissory note contains prepayment features and therefore can be repaid at any time. The maturity date is five years from the grant date. The grant date fair value is based on the terms of the promissory note, since the promissory notes creates the option. The related expense is recorded over the service vesting terms of the restricted shares.

During 2020, an executive received an award of RSPA’s for a promissory note which included three tranches. The first tranche vest based on service conditions only, and vest ratably over each continuous month of service. The second tranche becomes subject to service vesting after a performance condition is met. Subject to the performance vesting conditions, the awards will vest ratably for each continuous month of service. The third tranche vest immediately upon satisfaction of performance conditions and market conditions such as the Company achieving a certain valuation prior to an IPO. For these awards, the repurchase option terminates upon vesting (either immediately or over a service vesting term). However, if the participant is terminated within 12 months of a liquidation event (excluding termination for cause), then the awards vest in full. As of December 31, 2022, the unrecognized compensation expense related to the unvested portion of the Company’s executive RSPAs was $25.0 million.

The Company recognizes share compensation expense on the executive’s RSPAs in the first and second tranche, ratably over each month of continuous service after July 1, 2020. No share compensation expense is recorded related to the executive’s RSPAs for the third tranche, as it is not probable for the performance condition to be met as of December 31, 2022. No share compensation expense will be recorded for this tranche until the performance condition triggers become probable.

The RSPAs issued for cash contain service vesting conditions. The grant date fair value of the RSPAs is the same as the ordinary share fair value at the grant date. As the grantees paid cash for the RSPAs, they are considered prepaid shares. Should a grantee’s service be terminated, any unvested shares would be repurchased by the Company and the Company would have to return the original cash payment to the grantee for the unvested share portion, thereby creating a liability.

As of December 31, 2022, the unrecognized compensation expense related to the unvested portion of the Company’s RSPAs issued for cash was $0.01 million, which is expected to be recognized over a weighted average period of less than 1 year.

The assumptions used to estimate the fair value of RSPAs granted during the years ended December 31, 2022 and 2021 were as follows:

	December 31,
	2022	2021
Risk-free interest rate	2.42%	0.97%
Expected term (in years)	5.00	5.00
Dividend yield	—	—
Expected volatility	217.57%	152.00%

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 13. Share-Based Compensation (cont.)

Restricted Share Grant Agreement

A summary of RSGA activity under the 2016 Plan for the years ended December 31, 2022 and 2021 is set forth below:

	Number of Restricted Share Grant Agreement	Weighted Average Grant Date Fair Value per RSGA
RSGAs at December 31, 2020	—	—
Granted and vested	1,768,500	$0.10
Forfeited	—	—

RSGAs at December 31, 2021	1,768,500	$0.10
Granted and vested	82,762,666	$0.09
Forfeited	(10,000)	$0.06

RSGAs at December 31, 2022	84,521,166	$0.09

The Company granted 82,762,666 and 1,768,500 fully-vested shares of RSGAs as of December 31, 2022 and 2021, respectively. The grant date fair value is $8.4 million and $0.1 million as of December 31, 2022 and 2021, respectively. These were issued related to provision of employee services and were fully-vested at date of grant. Until such time as the Company exercises the right of first refusal, the grantee has all the rights of a shareholder with respect to voting, liquidation rights and receipt of dividends.

There are transfer restrictions over the RSGA shares. The shares have not been registered under the Securities Act and may not be sold or transferred unless registered under the SEC laws or with receipt of an exemption therefrom. The employee must also notify the Company of his/her intention to dispose of the shares and the Company maintains a right of first refusal and a market stand-off right over the shares. The right of first refusal will lapse on the earlier to occur of: (i) the first date on which the ordinary shares are held by at least 2,000 persons, (ii) a determination by the Company’s Board of Directors that a public market exists, and (iii) a firm commitment underwritten public offering of the shares valued at, at least $20.0 million.

There is no Company repurchase option unless the Company exercises its right of first refusal. After delivery of notice to the Company of intended disposition of the shares by the employee, the Company has the option to repurchase the shares from the employee on the same terms indicated on the disposal form.

Note 14. Income Taxes

The provision for income taxes for the years ended December 31, 2022 and 2021 consist of current state taxes of $0.005 million and $0.007 million, respectively. Income taxes in the consolidated financial statements have been calculated on a separate tax return basis.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 14. Income Taxes (cont.)

The following table presents the principal reasons for the difference between the effective tax rate and the federal statutory income tax rate (in thousands):

	December 31,
	2022		2021
	$	%	$	%
Pretax loss	$(15,616)	21%	$(7,600)	21%
State tax benefit	(2,575)	3%	(2,251)	6%
Foreign tax difference	8,085	(11)%	787	(2)%
Transaction costs	871	(1)%	646	(2)%
Permanent difference	556	(1)%	193	(1)%
PPP loan forgiveness	—	0%	(154)	0%
Change in valuation allowance	8,717	(12)%	8,369	(23)%
Other	(38)	0%	10	(0)%

Effective Income tax expense	$0	0.00%	$0	(0)%

Significant components of deferred tax assets and liabilities are as follows (in thousands):

	Year Ended December 31,

	2022	2021
Deferred tax assets:
Book to tax depreciation differences	$773	$545
Accrued expenses and reserves	1,254	1,415
Stock compensation	274	267
Intercompany interest	1,010	—
Net operating loss carryforwards	57,825	50,158
Operating lease liabilities	340	—
Other	165	165

Total deferred tax assets	$61,641	$52,550
Valuation allowance	61,031	52,314

Total deferred tax assets, net	$610	$236

Deferred tax liabilities:
Operating lease right of use assets	(338)	—
Prepaid expenses	(272)	(236)

Total deferred tax liabilities, net	$(610)	$(236)

Total deferred tax assets (liabilities), net	$—	$—

As of December 31, 2022, the Company has approximately $41.6 million of tax-effected federal net operating loss (“NOL”) carryforwards, and $16.3 million of California NOL carryforwards, which will begin to expire in 2031. The described carryforwards are included in the Company’s calculation of its deferred tax asset; however, realization of the deferred tax asset is dependent on the Company generating sufficient taxable income prior to expiration of the NOL carryforwards. Also, utilization of the operating losses and tax credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 14. Income Taxes (cont.)

1986 under Section 382 and similar state provisions. As of December 31, 2022 and 2021, the Company recorded a full valuation allowance of approximately $61.0 million and $52.3 million, respectively, on the net deferred tax assets, as management does not believe it is more likely than not that the tax assets will ultimately be realized. The valuation allowance increased by $8.7 million during the year ended December 31, 2022.

Section 382 of the Internal Revenue Code, or Section 382, imposes limitations on a corporation’s ability to utilize its NOL carryforwards, if it experiences an “ownership change” as defined. In general terms, an ownership change may result from transactions increasing the ownership percentage of certain stockholders in the stock of the corporation by more than 50% over a three-year period. In the event of an ownership change, utilization of the NOL carryforwards would be subject to an annual limitation under Section 382 determined by multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate. The Company has not completed a Section 382 study at this time; however, should a study be completed, certain NOL carryforwards may be subject to such limitations. Any future annual limitation may result in the expiration of NOL carryforwards before utilization.

The Company recognizes the impact of a tax position in the consolidated financial statements if the tax position is more likely than not to be sustained upon examination and on the technical merits of the position. Based on the evaluation, that Company has concluded that for the years ended December 31, 2022 and 2021, there were no unrecognized tax benefits. The Company does not anticipate a significant change in unrecognized tax benefits during the next 12 months.

The Company and its subsidiaries file tax returns in the United States (federal and state). In general, tax years 2011 and forward are open for examination for U.S. federal and state income tax purposes.

Note 15. Related Party Balances and Transactions

As of December 31, 2019, the Company owed $2.1 million to LamVen LLC (“LamVen”), an entity co-owned by a co-founder of the Company, for various expenses incurred by LamVen on the Company’s behalf. During 2020, $2.0 million of the amount owed to LamVen was extinguished through issuance of 4,370,452 Class B-6s convertible preferred shares with fair value of $0.4 million resulting in a gain on extinguishment of $1.9 million, which was recognized within Additional paid-in capital on the Consolidated Balance Sheets. As of December 31, 2022 and 2021, the Company owed $0.4 million and $0.09 million, respectively, to LamVen. Amounts due to LamVen are included within “Due to related parties” on the Consolidated Balance Sheets as of December 31, 2022 and 2021.

During 2019, the Company commenced leasing three aircraft from Park Lane, an entity affiliated with a co-founder of the Company, for a monthly lease payment of $0.025 million per aircraft. During 2020, the Company began leasing a fourth aircraft from Park Lane for a monthly lease payment of $0.025 million (see Note 5, Leases). The lease term for the four aircraft has been extended to July 2023.

On April 7, 2020, the Company entered into a convertible Secured Promissory Note Agreement with Park Lane (“2020 SPNA”) under which prior loans were exchanged for a secured convertible loan aggregating $7.5 million. On December 15, 2020, principal and accrued interest on the secured promissory note of $7.6 million were converted into a total of 15,110,962 Class B-6a redeemable convertible preferred shares. During 2021, the Company received $0.4 million in cash from Park Lane under the 2020 SPNA which was immediately converted to 834,566 of Class B-6a preferred convertible stock.

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 15. Related Party Balances and Transactions (cont.)

During 2021, Park Lane purchased an additional $5.0 million in Class B-6a redeemable convertible preferred shares of Surf Air, totaling 9,442,871 Class B-6a redeemable convertible preferred shares.

During 2021, Surf Air issued an aggregate of $4.5 million of convertible notes under the May 12, 2022 (which is effective October 28, 2021), convertible note agreement, (the “2021 Note”) to an entity affiliated with the co-founder of the Company. The 2021 Note was scheduled to mature on December 31, 2022 (see Note 8, Financing Arrangements). During 2022, the 2021 Note with a face amount of $4.5 million was converted into 17,373,521 Class B-6a redeemable convertible preferred shares.

On May 15, 2022, the Company issued a convertible note in exchange for cash of $1.3 million to LamVen, a related party, which was scheduled to mature on the earlier of December 31, 2022 or the date on which the note is otherwise accelerated as provided for in the agreement. On May 17, 2022, the convertible note converted into 4,940,258 Class B-6a redeemable convertible preferred shares.

On May 17, 2022, Surf Air and LamVen, a related party, entered into a simple agreement for future equity (the “LamVen SAFE”) in the total amount of $7.5 million in exchange for cash received in 2022 (see Note 8, Financing Arrangements).

On May 17, 2022, Surf Air and Park Lane, a related party, entered into a simple agreement for future equity (the “Park Lane SAFE”) in the total amount of $7.5 million in exchange for cash received in 2022 (see Note 8, Financing Arrangements).

On November 12, 2022, as amended and restated on November 30, 2022, the Company entered into a term note agreement, effective October 31, 2022, in exchange for $4.5 million in cash from LamVen, a related party (see Note 9, Term Notes).

Note 16. Net Loss per Share Applicable to Ordinary Shareholders, Basic and Diluted

The following table sets forth the computation of net loss per ordinary share (in thousands, except share data):

	December 31,
	2022	2021
Net loss	$(74,362)	$(35,784)
Weighted-average number of ordinary shares used in net loss per share applicable to ordinary shareholders – basic and diluted	302,006,679	192,372,698
Net loss per share applicable to ordinary shareholders, basic and diluted	$(0.25)	$(0.19)

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 16. Net Loss per Share Applicable to Ordinary Shareholders, Basic and Diluted (cont.)

The Company excluded the following potential ordinary shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	December 31,
	2022	2021
Excluded securities:
Options to purchase ordinary shares	39,608,026	10,806,791
Restricted stock units	4,937,534	4,937,535
Unvested RSPAs	70,835,766	75,689,677
Preferred stock (as converted to ordinary shares)	300,623,025	249,935,594

Total ordinary shares equivalents	416,004,351	341,369,597

Note 17. Subsequent Events

Management evaluated events occurring subsequent to December 31, 2022 through April 13, 2023, the date the consolidated financial statements were available for issuance.

On January 18, 2023, the Company entered into a term note agreement effective December 14, 2022, for $1.0 million in cash from LamVen, a related party. The Company received a cash contribution of $0.4 million as of the effective date and a cash contribution of $0.6 million in 2023. The note is scheduled to mature on the earlier of December 31, 2023 or may be prepaid in whole or in part any time upon written notice to the Lender. Interest is due upon maturity at a rate of 8.25% per annum until the note is paid in full at maturity or upon acceleration by prepayment.

On January 18, 2023, the Company entered into a term note agreement effective January 10, 2023, for $1.7 million in cash from LamJam, a related party. The Company received a cash contribution of $1.7 million as of the effective date. The note is scheduled to mature on the earlier of December 31, 2023 or may be prepaid in whole or in part any time upon written notice to the lender. Interest is due upon maturity at a rate of 8.25% per annum until the note is paid in full at maturity or upon acceleration by prepayment.

On January 31, 2023, the Company and a private investor entered into a simple agreement for future equity in which the Company agreed to sell to the investor up to a number of common shares having an aggregate value of $0.3 million in exchange for cash received in 2023. The resulting conversion prices will be based on a contractually defined discount of 20% of the per share consideration payable to common shareholders, in the event if a change in control or qualified financing, and a 35% discount to the price per share of equity securities issued in the event of a de-SPAC transaction, IPO, or direct listing. The maturity date for the SAFE is January 31, 2025.

On February 1, 2023, the Company and a commercial lender amended the payoff letter for the SAFE note related to the 2017 Term Notes to extend the exchange date to May 30, 2023 (see Note 9, Term Notes).

On February 8, 2023, the Company entered into an amended and restated SPA with GEM, which further amended and restated the SPA entered into on May 17, 2022. The amendment increases the facility to $400.0 million and the commitment fee to $8.0 million (see Note 11, Commitments and Contingencies).

Surf Air Global Limited

Notes to Consolidated Financial Statements

Note 17. Subsequent Events (cont.)

On April 1, 2023, the Company entered into a term note agreement for $3.4 million in cash from LamVen, a related party. The Company received the $3.4 million in cash contributions in 2023. The note is scheduled to mature on the earlier of December 31, 2023 or may be prepaid in whole or in part any time upon written notice to the Lender. Interest is due upon maturity at a rate of 10.0% per annum until the note is paid in full at maturity or upon acceleration by prepayment.

On April 1, 2023, the Company entered into a term note agreement for $3.5 million in cash from LamJam, a related party. The Company received the $3.5 million in cash contributions in 2023. The note is scheduled to mature on the earlier of December 31, 2023 or may be prepaid in whole or in part any time upon written notice to the Lender. Interest is due upon maturity at a rate of 10.0% per annum until the note is paid in full at maturity or upon acceleration by prepayment.

In the first quarter of 2023, Los Angeles County imposed a tax lien on four of the Company’s aircraft due to the late filing of its 2022 property tax return where the county assessed the Company approximately $0.2 million of property tax due, inclusive of interest and penalties. The Company is in the process of remediating of the late filing and payment of the property tax liability.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(Unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Cash	$1,067	$1,402
Accounts receivable, net	4,530	3,931
Prepaid expenses and other current assets	4,825	5,545

Total current assets	10,422	10,878
Property and equipment, net	34,940	36,554
Operating lease right-of-use assets	13,476	15,149
Finance lease right-of-use assets	1,301	1,546
Intangible assets, net	155	—
Goodwill	805	805
Other assets	3,446	3,283

Total assets	$64,545	$68,215

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED SHARES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$6,013	$4,644
Accrued salaries, wages and benefits	2,773	2,549
Deferred revenue	7,570	6,260
Current maturities of long-term debt	1,985	1,980
Operating lease liabilities	3,572	3,302
Finance lease liabilities	142	134
Current portion due to related parties	2,790	3,125
Other current liabilities	4,555	5,516

Total current liabilities	29,400	27,510
Noncurrent liabilities
Long-term debt, net of current maturities	19,224	21,275
Long-term operating lease liabilities	7,188	8,452
Long-term finance lease liabilities	1,750	1,838
Due to related parties, net of current portion	7,579	6,217
Other noncurrent liabilities	298	697

Total noncurrent liabilities	36,039	38,479

Total liabilities	$65,439	$65,989

Commitments and contingencies (Note 16)
Redeemable convertible preferred shares
Redeemable convertible preferred shares, $0.0001 par value; 162,589 shares authorized; 162,589 shares issued and outstanding at June 30, 2023 and December 31, 2022; and aggregate liquidation preference of $7,332 and $7,092 at June 30, 2023 and December 31, 2022, respectively.	$3,624	$3,624
Stockholders’ deficit:
Common stock, $0.0001 par value; 1,000,000 shares authorized; 373,935 and 364,841 shares issued and outstanding at June 30, 2023, and December 31, 2022, respectively.	$—	$—
Additional paid-in capital	9,965	9,858
Accumulated deficit	(14,483)	(10,579)

Total stockholders’ deficit attributable to common shareholders	(4,518)	(721)
Noncontrolling interests	—	(677)

Total stockholders’ deficit	(4,518)	(1,398)

Total liabilities, redeemable convertible preferred shares and stockholders’ deficit	$64,545	$68,215

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Revenues	$22,387	$19,636	$45,061	$36,355
Operating expenses
Maintenance, materials, and repairs	1,690	1,369	3,763	2,467
Depreciation and amortization	923	675	1,860	1,223
Aircraft fuel	3,314	4,270	7,355	7,152
Airport-related expenses	1,207	1,045	2,670	1,956
Aircraft rent	2,468	2,048	4,655	3,970
Salaries, wages and benefits	8,664	7,196	17,117	13,023
Other operating expenses	5,407	4,311	10,795	8,361

Total operating expenses	23,673	20,914	48,215	38,152

Operating loss	(1,286)	(1,278)	(3,154)	(1,797)

Non-operating income (expense):
Interest expense	(785)	(347)	(1,451)	(529)
Other income (expense), net	335	(3)	507	(5)

Total non-operating expense, net	(450)	(350)	(944)	(534)

Loss before income taxes	(1,736)	(1,628)	(4,098)	(2,331)
Income tax expense	2	(1)	7	(6)

Net loss including noncontrolling interests	(1,738)	(1,629)	(4,105)	(2,337)
Net loss attributable to noncontrolling interests	—	—	(201)	—

Net loss attributable to common shareholders	$(1,738)	$(1,629)	$(3,904)	$(2,337)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN

REDEEMABLE CONVERTIBLE PREFERRED SHARES

AND STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands)

(Unaudited)

	Redeemable Convertible Preferred Shares		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit) Attributable to Common Shareholders	Noncontrolling Interests	Total Stockholders’ Equity (Deficit)
	Number of Shares	Amount	Number of Shares	$0.0001 Par Value
Balance at March 31, 2023	162,589	$3,624	373,935	$—	$9,965	$(12,745)	$(2,780)	$(878)	$(3,658)
Elimination of non-controlling interest in deconsolidated subsidiary	—	—	—	—	—	—	—	878	878
Net loss	—	—	—	—	—	(1,738)	(1,738)	—	(1,738)

Balance at June 30, 2023	162,589	$3,624	373,935	$—	$9,965	$(14,483)	$(4,518)	$—	$(4,518)

	Redeemable Convertible Preferred Shares		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Number of Shares	Amount	Number of Shares	$0.0001 Par Value
Balance at March 31, 2022	162,589	$3,624	336,914	$—	$8,468	$(6,816)	$1,652
Issuance of common shares to SkyWest for guarantee of debt	—	—	23,450	—	1,104	—	1,104
Net loss	—	—	—	—	—	(1,629)	(1,629)

Balance at June 30, 2022	162,589	$3,624	360,364	$—	$9,572	$(8,445)	$1,127

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN

REDEEMABLE CONVERTIBLE PREFERRED SHARES

AND STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands)

(Unaudited)

	Redeemable Convertible Preferred Shares		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit) Attributable to Common Shareholders	Noncontrolling Interests	Total Stockholders’ Equity (Deficit)
	Number of Shares	Amount	Number of Shares	$0.0001 Par Value
Balance at December 31, 2022	162,589	$3,624	364,841	$—	$9,858	$(10,579)	$(721)	$(677)	$(1,398)
Exercise of warrants	—	—	9,094	—	107	—	107	—	107
Elimination of non-controlling interest in deconsolidated subsidiary	—	—	—	—	—	—	—	878	878
Net loss	—	—	—	—	—	(3,904)	(3,904)	(201)	(4,105)

Balance at June 30, 2023	162,589	$3,624	373,935	$—	$9,965	$(14,483)	$(4,518)	$—	$(4,518)

	Redeemable Convertible Preferred Shares		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Number of Shares	Amount	Number of Shares	$0.0001 Par Value
Balance at December 31, 2021	162,589	$3,624	336,914	$—	$8,468	$(6,108)	$2,360
Issuance of common shares to SkyWest for guarantee of debt	—	—	23,450	—	1,104	—	1,104
Net loss	—	—	—	—	—	(2,337)	(2,337)

Balance at June 30, 2022	162,589	$3,624	360,364	$—	$9,572	$(8,445)	$1,127

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss including noncontrolling interests	$(4,105)	$(2,337)
Adjustments to reconcile net loss including noncontrolling interests to net cash (used in) provided by operating activities:
Depreciation and amortization	1,860	1,223
Noncash operating lease expense	2,365	1,648
(Gain on sale of assets) Loss on disposal of assets	(342)	5
Amortization of debt discount	220	78
Other, net	(22)	(23)
Changes in operating assets and liabilities:
Accounts receivable	(600)	(139)
Prepaid expenses and other current assets	510	(689)
Other assets	(170)	(447)
Accounts payable	1,177	1,353
Accrued salaries, wages, and benefits	289	203
Operating lease liabilities	(2,554)	(1,821)
Deferred revenue	1,311	2,079
Due to related parties	(398)	(487)
Other liabilities	(1,474)	(219)

Net cash (used in) provided by operating activities	(1,933)	427

Cash flows from investing activities:
Purchase of property and equipment	(1,142)	(13,492)
Proceeds from sale of assets	1,402	1
Acquisition of MUA, net of cash	—	(4,164)

Net cash provided by (used in) investing activities	260	(17,655)

Cash flows from financing activities:
Proceeds on borrowings from related party	2,700	—
Proceeds from collateralized borrowings, net of repayment	1,284	—
Proceeds from borrowings of long-term debt, net of closing costs	—	16,932
Proceeds from Marianas Pacific Express, LLC – other liabilities	—	1,000
Principal payments on long-term debt	(2,266)	(2,168)
Principal payments on long-term debt – related parties	(407)	(347)
Proceeds from exercise of warrants	107	—
Repayment of finance or capital lease obligations	(80)	(64)

Net cash provided by financing activities	1,338	15,353

Decrease in cash	(335)	(1,875)
Cash at beginning of period	1,402	5,710

Cash at end of period	$1,067	$3,835

Supplemental cash flow information
Cash paid for interest	$1,476	$500
Cash paid for income taxes	$11	$408
Supplemental schedule of noncash investing and financing activities
Common shares issued to related party for guarantee of debt financing	$—	$1,104
Prepaid used for capitalized software development	$164	$—
Purchases of property and equipment accrued in accounts payable and other current liabilities	$267	$—
Property and equipment purchased through debt financing	$—	$1,806
Derecognition of right-of-use assets and liabilities upon lease termination	$—	$(1,224)
Right-of-use assets obtained in exchange for new finance lease liabilities	$—	$2,408
Right-of-use assets obtained in exchange for new operating lease liabilities	$691	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Description of Business

Southern Airways Corporation (“SAC”) is a Delaware Corporation that was founded on April 5, 2013, and its wholly owned subsidiaries Southern Airways Express, LLC (“SAE”), Southern Airways Pacific (“SAP”), Southern Airways Autos, LLC (“SAA”), Multi-Aero Inc. (“MUA”), and its consolidated variable interest entity Mariana Southern Airways LLC (“Marianas”) until Marianas was deconsolidated in the second quarter of 2023, are collectively referred to hereafter as “Southern” or “the Company”. As of July 27, 2023, Surf Air Mobility Inc. (“SAM”) completed its acquisition of the Company (See Note 17, Subsequent Events).

Nature of Operations

Southern is a scheduled service commuter airline serving cities across the United States that is headquartered in Palm Beach, Florida and commenced flight operations in June 2013. It is a certified Part 135 operator which operates a fleet of over 50 aircraft, including the Cessna Caravan, the Cessna Grand Caravan, the King Air Super 200, the Saab 340, the Pilatus PC-12, the Tecnam Traveller, and the Citation Bravo. Southern provides both seasonal and full-year scheduled passenger air transportation service in the Mid-Atlantic and Gulf regions, Rockies and West Coast, Far Pacific, and Hawaii, with select routes subsidized by the United States Department of Transportation (“U.S. DOT”) under the Essential Air Service (“EAS”) program and by the Commonwealth of the Northern Mariana Islands (“CNMI”) under the Incentive Agreement with CNMI (“Incentive Agreement”) until it was terminated on February 21, 2023 (See Note 5, Joint Venture).

Going Concern, Liquidity and Capital Resources

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

As of June 30, 2023, the Company had approximately $1.0 million in cash. The Company continued to incur operating losses and negative cash flows from operating activities for the six months ended June 30, 2023 due to inefficient aircraft utilization, primarily caused by an underutilization of pilots and a shortage of maintenance personnel and critical aircraft components, which, in aggregate, have challenged the Company’s ability to serve its customers as desired and, in turn, cover expenses. Although the Company continues to focus on mitigating these challenges, they are expected to continue to impact financial results in the coming months. The Company’s success going forward is dependent on the ability to achieve a high level of aircraft and crew utilization, increase flight services and the number of passengers flown, and ready access to capital to fund operations and planned growth. As of July 27, 2023, Surf Air Mobility Inc. (“SAM”) completed its acquisition of the Company, which provided additional liquidity for the combined companies (See Note 17, Subsequent Events).

In addition to continued actions to reduce costs, and effectively utilize assets and crews, the Company is evaluating strategies to obtain additional funding for future operations. These strategies may include, but are not limited to, obtaining additional equity financing, issuing additional debt or entering into other financing arrangements, and restructuring of operations to efficiently utilize aircraft and pilots, grow revenues and decrease expenses. There can be no assurance that the Company will be successful in achieving its strategic plans, that new financing will be available to the Company in a timely manner or on acceptable terms, if at all. If the Company is unable to raise sufficient financing when needed or events or circumstances occur such that the Company does not meet its strategic plans, the Company may be required to take additional measures to enhance, conserve and increase liquidity, which could include, but not necessarily limited to, increasing ticket prices, additional reductions to spending, selling of aircraft, altering or scaling back operational footprint, which may have a material adverse effect on the Company’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Description of Business (cont.)

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Note 2. Summary of Significant Accounting Policies

Interim Financial Information

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the United States Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements and they should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2022, and the related notes. The information herein reflects all material adjustments (consisting of normal recurring adjustments), which are, in the opinion of management, necessary for the fair statement of the results for the periods presented. The results for the interim period are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2023.

Except for the investments in unconsolidated entities policy described below, there have been no changes in the Company’s significant accounting policies during the six months ended June 30, 2023 from those disclosed in the notes to the Company’s consolidated financial statements for the year ended December 31, 2022.

Basis of Presentation and Principles of Consolidation

The condensed consolidated financial statements include the accounts of Southern. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and the accompanying notes. On an ongoing basis, the Company evaluates its estimates using historical experience and other factors including the current economic and regulatory environment as well as management’s judgment. Items subject to such estimates and assumptions include: revenue recognition, certain accrued liabilities, useful lives and recoverability of long-lived assets including finite-lived intangible assets, fair value of assets acquired and liabilities assumed in acquisitions, legal contingencies, stock-based compensation, determination of the fair value of warrants to purchase the Company’s common stock, and realization of tax assets and estimates of tax liabilities. Management evaluates its assumptions and estimates on an ongoing basis and may engage outside subject matter experts to assist in the development of estimates. Such estimates often require the selection of appropriate valuation methodologies and models, and significant judgments in evaluating ranges of assumptions and financial inputs. Actual results may differ from those estimates under different assumptions, financial inputs, or circumstances.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 2. Summary of Significant Accounting Policies (cont.)

Concentration of Risk

The financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. All of the Company’s cash deposits are held at financial institutions that management believes to be of high credit quality. The Company’s cash deposit accounts may exceed federally insured limits at times. The Company has not experienced any losses on cash deposits to date. As of June 30, 2023, and December 31, 2022, approximately 86% and 75%, respectively, of the Company’s accounts receivable balance is due from the U.S. DOT, in relation to certain air routes served by the Company under the U.S. DOT’s EAS program.

Accounts Receivable, net

Accounts receivable primarily consist of amounts due from the U.S. DOT in relation to certain air routes served by the Company under the EAS program and amounts due from airline and non-airline business partners. Receivables from the U.S. DOT and our business partners are typically settled within 30 days. All accounts receivable are reported net of an allowance for credit losses, which was not material as of June 30, 2023, and December 31, 2022. The Company has considered past and future financial and qualitative factors, including aging, payment history and other credit monitoring indicators, when establishing the allowance for credit losses.

Investments in Unconsolidated Entities

The Company accounts for the investments in its unconsolidated entities under the equity method. The Company’s share of earnings (losses) in the unconsolidated entities is included in equity in earnings of equity method investees and equity in earnings (losses) of non-economic ownership interests in the Company’s Condensed Consolidated Statements of Operations. The Company records losses of the unconsolidated entities only to the extent of its investment unless there is an obligation to provide further financial support for the investee. All equity in earnings (losses) of the non-economic ownership interests is allocated to net income attributable to noncontrolling interests. The Company evaluates its equity method investments for impairment when events or changes in circumstances indicate that the fair value of the investment is less than the carrying value and the investment may be other-than-temporarily impaired. An impairment loss is required to be recognized if the impairment is deemed to be other than temporary. Investments that are other-than-temporarily impaired are written down to their estimated fair value and cannot subsequently be written back up for increases in estimated fair value.

Revision to previously issued financial statements

The Company collects deposits from certain corporate customers that can be used in the future for the purchase of passenger tickets. These credits do not have an expiration date.

During the quarter ended March 31, 2023, the Company identified an error in the accounting for customer deposits, resulting in an overstatement of revenues for the three and six months ended June 30, 2022 and an understatement of the associated deferred revenue balance at December 31, 2022 and including opening retained earnings as of January 1, 2021 related to errors in periods prior to 2021.

The Company revised its consolidated balance sheet as of December 31, 2022 and the consolidated statements of operations, changes in redeemable convertible preferred shares and stockholders’ equity (deficit), and cash flows for the three and six months ended June 30, 2022, as well as related footnote disclosures to correct this error.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 2. Summary of Significant Accounting Policies (cont.)

The following table presents the effects of the revision on the Company’s previously reported consolidated statement of operations for the six months ended June 30, 2022 (in thousands):

	As Previously Reported	Adjustment Related to Deferred Revenue	As Revised
Revenues	$36,521	$(166)	$36,355
Operating loss	(1,631)	(166)	(1,797)
Loss before income taxes	(2,165)	(166)	(2,331)
Net loss including noncontrolling interest	(2,171)	(166)	(2,337)
Net loss attributable to common shareholders	(2,171)	(166)	(2,337)

The adjustment related to the consolidated statement of operations for the three months ended June 30, 2022 was immaterial.

The following table presents the effect of the revision on the Company’s consolidated balance sheet as of December 31, 2022 (in thousands):

	As Previously Reported	Adjustment	As Revised
Deferred revenue	$5,404	$856	$6,260
Current liabilities	26,654	856	27,510
Total liabilities	65,133	856	65,989
Accumulated deficit	(9,723)	(856)	(10,579)
Total stockholders’ deficit	(542)	(856)	1,398

The following table presents the effect of the revision on the Company’s consolidated statement of cash flows for the six months ended June 30, 2022 (in thousands):

	As Previously Reported	Adjustment	As Revised
Net loss including noncontrolling interests	$(2,171)	$(166)	$(2,337)
Deferred revenue	1,913	166	2,079
Cash flows from operating activities	427	—	427

The error corrections as of December 31, 2021 also contain a $0.5 million adjustment to opening accumulated deficit.

Recent Accounting Pronouncements

Adopted

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This new credit losses standard changes the accounting for credit losses for certain instruments. The new measurement approach is based on expected losses, commonly referred to as the current expected credit loss (“CECL”) model, which is utilized to estimate lifetime “expected credit losses” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 2. Summary of Significant Accounting Policies (cont.)

expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses and applies to financial assets including loans, held-to-maturity debt securities, net investment in leases, and reinsurance and trade receivables, as well as certain off-balance sheet credit exposures, such as loan commitments. The standard also changes the impairment model for available-for-sale debt securities. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to ASC 326, Financial Instruments — Credit Losses (“ASC 326”), which updated the effective date of this credit loss standard to fiscal years beginning after December 15, 2022, for non-public entities, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted this standard on January 1, 2023, and the adoption did not have any material impact on the Company’s condensed consolidated financial statements and disclosures, since the majority of the accounts receivable are due from the U.S. government and the Company historically had no credit losses on these accounts receivable.

In September 2022, the FASB issued ASU 2022-04, Liabilities — Disclosure of Supplier Finance Program Obligations (Topic 425). This ASU creates a disclosure framework by which buyers in a supplier finance program will disclose significant qualitative and quantitative information to allow a user of financial statements to understand the program’s nature and potential magnitude. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. The Company does not have any material supplier finance programs during the six months ended June 30, 2023.

Note 3. Revenue-related Information

The Company generates revenue from the following principal sources (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Passenger revenue	$9,027	$9,811	$18,770	$17,590
EAS and other subsidy revenue	11,232	7,873	21,495	14,732
Charter revenue	1,171	885	2,717	2,034
Other revenue	957	1,067	2,079	2,001

Total revenue	$22,387	$19,636	$45,061	$36,357

EAS and other subsidy revenue includes approximately $0.2 million of revenue attributable to the per-flight subsidies under the Incentive Agreement for the six months ended June 30, 2023. There were no per-flight subsidies for the six months ended June 30, 2022 or the three months ended June 30, 2023 or June 30, 2022.

On March 22, 2023, the Company discontinued leasing an aircraft used in its jet charter operations and ceased the charter operations associated with this aircraft. During the three months ended June 30, 2023 and June 30, 2022, there was immaterial revenue related to the jet charter operations related to this aircraft. During the six months ended June 30, 2023 and June 30, 2022, the Company recorded $0.7 million and $1.2 million, respectively, in revenue related to its jet charter business.

Included in charter revenue for the three and six months ended June 30, 2023, is $218 thousand and $435 thousand, respectively, in management fees related to services provided to Surf Air, which the Company recognized on a monthly basis when earned. There were no such fees recognized for the three months or six months ended June 30, 2022. When performing services subject to the agreement, the Company incurs certain

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 3. Revenue-related Information (cont.)

costs on behalf of Surf Air, which Surf Air reimburses the Company for as they are incurred. The Company recognizes the reimbursement of costs as a reduction of expenses on the Condensed Consolidated Statement of Operations.

The changes in deferred revenue were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Deferred revenue, beginning of period	$7,251	$5,534	$6,260	$4,513
Revenue deferred	10,562	12,459	22,243	22,244
Revenue recognized	(10,243)	(11,274)	(20,933)	(20,038)

Deferred revenue, end of period	$7,570	$6,719	$7,570	$6,719

Note 4. Business Combinations

Surf Air Mobility Acquisition

Surf Air acquired the Company on July 27, 2023. Further details are provided in Note 16, Commitments and Contingencies and Note 17, Subsequent Events.

Multi-Aero, Inc. Acquisition

On April 1, 2022, the Company acquired 100% of the issued and outstanding capital stock of St. Louis-based air carrier Multi-Aero, Inc. dba Air Choice One (“MUA” or “Air Choice One”) for total cash purchase consideration of $4.1 million that was funded at close by the Clarus Tranche 1 Note (See Note 10, Long-Term Debt, Net). The primary reason for the acquisition was to expand capacity to serve additional EAS routes and to purchase aircraft. The net assets acquired primarily include three aircraft ($3.1 million), a spare aircraft engine ($0.2 million), spare parts inventory ($0.5 million), and liabilities ($0.5 million). The Company recognized $0.8 million of goodwill as part of this transaction relating to expected synergies of combined operations and the assumption of the deferred tax liability.

The goodwill is not deductible for tax purposes. At the close of acquisition, Air Choice One was serving a total of three destinations in the United States: Arkansas, Missouri, and Tennessee. The Company accounted for the acquisition as a business combination.

The Company allocated the purchase price to tangible and identified intangible assets acquired and liabilities assumed based on the preliminary estimates of their fair values, which were determined using generally accepted valuation techniques based on estimates and assumptions made by management. The fair values are subject to adjustment for up to one year after the close of the transaction as additional information is obtained. Any adjustments to the preliminary purchase price allocation identified during the measurement period are recognized in the period in which the adjustments are determined. Subsequent to this initial allocation, the Company recorded a $0.4 million measurement period adjustment on December 31, 2022 related to identified deferred tax liabilities, which increased goodwill from $0.4 million at June 30, 2022 to $0.8 million at December 31, 2022. The adjustment also resulted in an income tax benefit of $0.4 million during the three months ended December 31, 2022.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 5. Joint Venture

During the quarter ended June 30, 2022, the Company acquired a 50% membership interest in Mariana Southern Airways LLC (“Marianas”) for the purposes of providing inter-island air flight services for the transportation of passengers and cargo throughout the Mariana Islands. On July 1, 2022, the Company executed an airline services agreement with Marianas to provide regular scheduled air transportation service. Based on the substantial services that the Company provided, as well as the power to direct operations, per the airline services agreement, the Company determined it was the primary beneficiary of Marianas. The Company had the power to direct the commercial and operating activities of Marianas and had the obligation to absorb losses and the right to receive substantially all of the benefits from Marianas as of the agreement execution date of July 1, 2022. As the primary beneficiary, the Company consolidated the assets and liabilities of Marianas in its Condensed Consolidated Balance Sheet as of December 31, 2022, recorded the operational results of Marianas in the Condensed Consolidated Statement of Operations through March 31, 2023 and recorded noncontrolling interest for the 50% interest attributable to MP Enterprises, LLC (the “JV partner”) as of March 31, 2023 and December 31, 2022. Intercompany transactions between the Company and Marianas were eliminated upon consolidation.

On February 21, 2023, the Office of the Governor of the CNMI issued a letter to Marianas terminating the Incentive Agreement between Marianas and the CNMI government. The Incentive Agreement had approximately twelve months remaining in duration.

On April 1, 2023, the airline services agreement between Marianas and the Company was terminated, and Marianas airline operations ceased, as a result of the CNMI government terminating the Incentive Agreement. With the termination of the airline services agreement and ceasing Marianas operations, the Company determined that it is no longer the primary beneficiary of Marianas, which resulted in the deconsolidation of Marianas during the three months ended June 30, 2023.

The Company deconsolidated $0.1 million of current assets consisting of cash, spare parts and prepaid expenses; $0.3 million of long-term assets consisting of property, plant and equipment and security deposit; and $1.5 million of current liabilities consisting of $0.1 million in payroll liabilities, $0.6 million of deferred incentive income, and $0.8 million of amounts due to the JV partner for expenses paid by the JV partner on behalf of Marianas.

The investment in the unconsolidated entity in Marianas was $0 at June 30, 2023 and is accounted for under the equity method.

The Company has an accrued liability of $0.6 million due to the JV partner as of June 30, 2023 related to capital contributions provided for an aircraft used in Marianas operations.

During the three months ended June 30, 2023, the Company incurred costs of $0.3 million related to the winding down of operations of Marianas including hangar rent, employee salaries and aircraft carrying costs, which were shared equally by the Company and the JV partner. The Company recorded its share of these costs as operating expenses on the Condensed Consolidated Statements of Operations. The remaining costs attributable to the JV partner was recorded as a reduction in the amount due to the JV partner. As of June 30, 2023, the amount due to JV Partner totaled $0.4 million in Other Current Liabilities in the accompanying Condensed Consolidated Balance Sheets (See Note 9, Other Current Liability).

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 6. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	June 30, 2023	December 31, 2022
Vendor prepayments	$132	$106
Progress payments for software development	—	164
Expendable spare parts	212	171
Credit card receivables	172	198
Prepaid fuel	266	294
Federal excise taxes receivables	335	320
Surf Air cost reimbursements	112	420
Engine reserves(1)	2,411	1,477
Prepaid insurance	466	1,849
Other	719	546

Total prepaid expenses and other current assets	$4,825	$5,545

(1)	At June 30, 2023 and December 31, 2022, this includes $1.7 million and $0.9 million, respectively, which relates to SkyWest, a related party

Note 7. Property and Equipment, net

Property and equipment, net, consists of the following (in thousands):

	June 30, 2023	December 31, 2022
Aircraft, equipment and rotable spares	$37,564	$37,566
Office, vehicles and ground equipment	2,270	2,439
Leasehold improvements	2,355	2,309

Property and equipment, gross	42,189	42,314
Accumulated depreciation	(7,249)	(5,760)

Property and equipment, net	$34,940	$36,554

The Company recorded depreciation expense of $800 thousand and $530 thousand for the three months ended June 30, 2023 and 2022, respectively. The Company recorded depreciation expense of $1.6 million and $934 thousand for the six months ended June 30, 2023 and 2022, respectively. Depreciation expense is recognized as a component of Depreciation and Amortization expense in the accompanying Condensed Consolidated Statement of Operations.

For the three and six months ended June 30, 2023 there was a gain of $342 thousand on the sale of an aircraft. For the three and six months ended June 30, 2022, any gain or loss on disposal of property and equipment was not material.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 8. Intangible Assets, net

Intangibles assets, net, consists of the following (in thousands):

	June 30, 2023	December 31, 2022
Tradename	$270	$270
Noncompete agreement	500	500
Capitalized software	164	—

Intangible assets, gross	934	770
Accumulated amortization	(779)	(770)

Intangible assets, net	$155	$—

During the six months ended June 30, 2023, the Company capitalized software related to a flight booking and management mobile application, which is amortized over three years.

Expected future amortization as of June 30, 2023 is as follows (in thousands):

Expected future amortization:	Amount
2023	$32
2024	55
2025	55
2026	13
2027	—

Total	$155

Note 9. Other Current Liabilities

Other current liabilities consisted of the following (in thousands):

	June 30, 2023	December 31, 2022
Accrued interest	$94	$87
Accrued vendor payables	718	686
Due to MP Enterprises, LLC	418	984
Deferred incentive income related to Marianas	—	678
Collateralized borrowings	2,601	1,316
Insurance premium liability	112	1,395
Accrued major maintenance	536	—
Other	76	370

Total other current liabilities	$4,555	$5,516

Collateralized Borrowings

The Company has a revolving accounts receivable financing arrangement that allows the Company to borrow up to 90% of eligible accounts receivable, as defined, up to a maximum unsettled amount of $5 million. The

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 9. Other Current Liabilities (cont.)

agreement is secured by a first security interest in all of SAE’s assets and automatically renews annually. The related interest rate is the prime rate plus 1% per annum. Additionally, the Company pays certain ancillary fees associated with each borrowing that vary depending on the borrowed amount and duration, which is no more than 45 days.

During the six months ended June 30, 2023, the Company borrowed a total of $17.3 million under this financing facility, of which $14.7 million was settled through the transfer of pledged receivables and the Company repaid $1.3 million outstanding as of December 31, 2022. Interest expense incurred on these borrowings during the three months ended June 30, 2023 and six months ended June 30, 2023, amounted to $91 thousand and $186 thousand, respectively, and are included in interest expense in the accompanying Condensed Consolidated Statements of Operations.

As of June 30, 2023, and December 31, 2022, the outstanding amount due under this facility amounted to $2.6 million and $1.3 million, respectively. As of June 30, 2023, and December 31, 2022, the Company was in compliance with all covenants.

Note 10. Long-Term Debt, Net

On April 6, 2023, the Company executed a 19-month promissory note in the amount of $2.7 million with SkyWest Leasing, Inc. (See Note 15 - Related Party Transactions). Interest accrues on the entire principal amount of the note outstanding at a fixed rate of 9.0% per annum. Principal and interest are payable as a fixed monthly amount commencing on May 6, 2023, and continuing through the maturity date of November 6, 2024. On the maturity date, in addition to the final principal and interest payment, a principal balloon payment of $2.3 million is due. The note is collateralized by one aircraft.

The Company’s total debt due to unrelated parties consist of the following (in thousands):

	June 30, 2023	December 31, 2022
Note payable to financial institution, fixed interest rate of 5.72%, due January 2025	$778	$874
Note payable to Textron, fixed interest rate of 7.60%, due November 2024	400	532
Note payable to bank, fixed interest rate of 4.65%, due November 2025	20	23
Note payable to a financing company, fixed interest rate of 5.49%, due December 2026	224	251
Notes payable to Clarus Capital, fixed interest rate ranging from 6.75% to 7.5% due April, June and September 2027	17,215	19,081
Note payable to Tecnam, fixed interest rate of 6.75%, due July and August 2032	3,545	3,684

Long-term debt, gross	22,182	24,445
Current maturities of long-term debt	(1,985)	(1,980)
Less: debt issuance costs	(973)	(1,190)

Long-term debt, net of current maturities	$19,224	$21,275

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 10. Long-Term Debt, Net (cont.)

Total debt is recorded on the Condensed Consolidated Balance Sheet as follows (in thousands):

	June 30, 2023	December 31, 2022
Long-term debt, gross	$22,182	$24,445
Due to related party (See Note 15, Related Party Transactions)	6,532	4,239

Total debt, gross	$28,714	$28,684

Future maturities of total debt as of June 30, 2023 are as follows (in thousands):

Amount
Remainder of 2023	$1,631
2024	5,591
2025	3,252
2026	2,946
2027	12,934
Thereafter	2,360

Total	$28,714

The Company is subject to customary affirmative covenants and negative covenants on all of the above notes payable. As of June 30, 2023, the Company was in compliance with all covenants in the loan agreements.

Note 11. Common Stock Warrants

In March 2023, all outstanding common stock warrants were exercised. Of the 9,918 warrants outstanding on December 31, 2022, 4,960 of the warrants were exercised in exchange for $107 thousand and the remaining 4,958 warrants were net exercised resulting in the issuance of 4,134 common shares. No additional expense was recognized on the exercise of the warrants.

Note 12. Stock-Based Compensation

In May 2023, the Company awarded a total of 5,100 shares of non-forfeitable restricted common stock (“Restricted Stock”) to various employees and executives of the Company for their continued service to the Company. The Restricted Stock was valued at $118.15 per share and vests immediately upon two conditions: a) the closing of a Proposed Acquisition agreement requiring the listing of shares to the public on an exchange, and b) recipients of the Restricted Stock grant must remain in continuous employment or service with the Company from the date of grant through the closing of the proposed acquisition (see “Proposed Acquisition”). As there is both a required service-based condition and a specific performance condition that must be satisfied for the vesting of these Restricted Stock to occur, no share-based compensation expense was recorded for the six months ended June 30, 2023 in accordance with ASC 718. These shares vested on July 27, 2023 when SAM completed its acquisition of the Company (See Note 17, Subsequent Events).

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 12. Stock-Based Compensation (cont.)

	Number of Restricted Stock	Weighted Average Grant Date Fair Value per RSU
Unvested Restricted Stock at December 31, 2022	43,500	$21.98
Granted	5,100	118.15
Vested	—	—
Forfeited	—	—

Unvested Restricted Stock at June 30, 2023	48,600	$32.07

Note 13. Redeemable Convertible Preferred Shares

The following table presents information about the Company’s redeemable convertible preferred shares as of June 30, 2023 (in thousands, except for share data):

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series A	105,556	105,556	$2,150	$3,759
Series A-1	7,033	7,033	141	246
Series A-2	25,000	25,000	500	874
Series B	25,000	25,000	833	2,453

Total	162,589	162,589	$3,624	$7,332

The following table presents information about the Company’s redeemable convertible preferred shares as of December 31, 2022 (in thousands, except for share data):

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series A	105,556	105,556	$2,150	$3,635
Series A-1	7,033	7,033	141	238
Series A-2	25,000	25,000	500	845
Series B	25,000	25,000	833	2,374

Total	162,589	162,589	$3,624	$7,092

As the Company’s convertible preferred shares are only contingently redeemable in the event of a deemed liquidation event, the Company has not recorded preferred dividends of $2.0 million and $1.8 million on the Condensed Consolidated Balance Sheet as of June 30, 2023 and December 31, 2022, respectively, as the occurrence of the contingent liquidation event is not deemed probable. If the redemption event becomes probable, the carrying amount of the convertible preferred shares will be accreted to its full redemption value and recorded as an equity transaction.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 14. Income Taxes

The Company’s provision for income taxes for the three and six months ended June 30, 2023 was $2 thousand and $7 thousand, respectively. The Company’s 0% effective tax rate for both periods was lower than the federal statutory rate of 21% primarily due to the Company’s full U.S. federal and state valuation allowance. The Company’s provision for income taxes for the three and six months ended June 30, 2022 was $1 thousand and $6 thousand, respectively. The Company’s 0% effective tax rate for both periods was lower than the federal statutory rate of 21% primarily due to the Company’s full U.S. federal and state valuation allowance.

The Company is subject to income tax examinations by the U.S. federal and state tax authorities. There are no ongoing income tax examinations as of June 30, 2023. Tax years 2013 and forward remain open to audit for U.S. federal income tax purposes and tax years 2016 and forward remain open for U.S. state income tax purposes.

Note 15. Related Party Transactions

The following table presents Company’s amounts due to related parties (in thousands):

	June 30, 2023	December 31, 2022
Accounts payable	$53	$467
Other current liabilities(1)	175	158
Current maturities of long-term debt(2)	1,036	728
Short-term operating lease liabilities	1,526	1,772

Total current portion due to related parties	$2,790	$3,125

	June 30, 2023	December 31, 2022
Other liabilities(1)	$100	$100
Long-term operating lease liabilities	1,983	2,606
Long-term debt, net of current maturities(2)	5,496	3,511

Total due to related parties, net of current portion	$7,579	$6,217

(1)	Liability related to Makani Kai Acquisition and SkyWest Notes’ accrued interest
(2)	Notes Payable to SkyWest

SkyWest

As of June 30, 2023, and December 31, 2022, the Company had two notes payable to SkyWest Leasing, Inc. (“SkyWest”). The first note had principal amounts of $3.9 million and $4.2 million, respectively, bearing interest at 4.0% per annum (“SkyWest Note 1”). Principal and interest payments are due monthly, through April 30, 2028 and the note is collateralized by a pledge for 100% of the stock of Southern Airways Pacific (“SAP”, a wholly-owned subsidiary of the Company), a first priority security interest in all assets of SAP. In the event of a change of control associated with the Company, the then outstanding principal and interest on the note will become due and payable immediately by the Company. The second note had a principal amount of $2.7 million at June 30, 2023. Interest accrues on the entire principal amount of the note outstanding at a fixed rate of 9.0% per annum. Principal and interest are payable as a fixed monthly amount commencing on May 6, 2023, and continuing

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 15. Related Party Transactions (cont.)

through the maturity date of November 6, 2024. On the maturity date, in addition to the final principal and interest payment, a principal balloon payment of $2.3 million is due. The note is collateralized by one aircraft. (See Note 10, Long-term debt, net).

As of June 30, 2023, and December 31, 2022, $1.0 million and $728 thousand, respectively, is included in Current portion due to Related Parties. $5.5 million and $3.5 million, respectively, is included in Due to Related Parties, net of current portion on the Condensed Consolidated Balance Sheet. Additionally, as of June 30, 2023, and December 31, 2022, $1.7 million and $0.9 million, respectively, in engine reserves related to the SkyWest guarantee agreement are included in Prepaid expenses and other current assets on the Condensed Consolidated Balance Sheets (See Note 6 — Prepaid Expenses and Other Current Assets).

SkyWest is currently represented by one of the Company’s total of seven Board of Director seats and owns 85,318 shares of common stock of the Company on June 30, 2023, and December 31, 2022.

SkyWest consented to the change of control that occurred when SAM acquired the Company on June 27, 2023 and there were no amendments to SkyWest Note 1 or SkyWest Note 2. (See Note 17, Subsequent Events).

Kuzari Investor 94647 LLC

As of June 30, 2023, Kuzari Investor 94647 LLC (“Kuzari”) owns 32,699 shares of the Company’s common stock, and is currently represented by one of the Company’s total of seven Board of Directors seats. In addition, Kuzari owns 105,556 Series A redeemable convertible preferred shares and 25,000 Series A-2 redeemable convertible preferred shares, for a combined preferred share investment of $4.6 million at June 30, 2023. Kuzari is also owed approximately $1.4 million of unpaid cumulative redeemable convertible preferred share dividends as of June 30, 2023.

Since March 2017, one of the affiliates of Kuzari provides the Company certain advisory services in areas such as evaluation of business decisions, assessment of market opportunities, and the exploring of financial and/or operational strategic initiatives. In return for the consulting services, Kuzari is entitled to compensation from the Company consisting of an annualized fee within a range of $100 thousand to $150 thousand per year. For the three months ended June 30, 2023, and June 30, 2022, the Company incurred consulting expenses due to Kuzari of $19 thousand and $38 thousand, respectively. For the six months ended June 30, 2023, and June 30, 2022, the Company incurred consulting expenses due to Kuzari of $38 thousand and $75 thousand, respectively. As of June 30, 2023, and December 31, 2022, the Company had no outstanding payables to Kuzari in connection with the consulting arrangement.

JA Flight Services and BAJ Flight Services

As of June 30, 2023, the Company leased a total of three aircraft from JA Flight Services (“JAFS”) and one aircraft from BAJ Flight Services (“BAJFS”). JAFS is 50% owned by Bruce A. Jacobs (“BAJ”), an officer, shareholder, and board member of the Company and BAJFS is 100% owned by BAJ.

As of June 30, 2023, JAFS owns 40,000 shares of the total outstanding common stock of the Company. The Company recorded approximately $308 thousand and $279 thousand in combined lease and engine reserve expense attributable to JAFS and BAJFS during the three months ended June 30, 2023, and June 30, 2022, respectively. The Company recorded approximately $575 thousand and $560 thousand in combined lease and

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 15. Related Party Transactions (cont.)

engine reserve expense attributable to JAFS and BAJFS during the six months ended June 30, 2023, and June 30, 2022, respectively. Accounts payable of $37 thousand owed to JAFS and BAJFS as of June 30, 2023, is included in Due to Related Parties, net of current portion on the Condensed Consolidated Balance Sheet.

In February 2022, BAJ retired from his role as an officer within the Company. JAFS continues to be a shareholder of the Company and lessor of three aircraft to the Company, and BAJFS continues to be a lessor of one aircraft to the Company as of June 30, 2023.

Schuman Aviation

As of June 30, 2023, the Company leased six aircraft from Schuman Aviation Ltd. (“Schuman”), an entity which is owned by an executive and shareholder of the Company. Schuman owns 5,774 shares of the total outstanding common stock of the Company. All leases consist of 60-month terms, fixed monthly lease payments and are all eligible for extension at the end of the lease term. All the leases are also subject to monthly engine, propeller and other reserve payment requirements, based on actual flight activity incurred on the subject aircraft engine.

The Company recorded approximately $401 thousand and $412 thousand in combined lease and engine reserve expense attributable to Schuman for the three months ended June 30, 2023, and June 30, 2022, respectively. The Company recorded approximately $829 thousand and $792 thousand in combined lease and engine reserve expense attributable to Schuman for the six months ended June 30, 2023, and June 30, 2022, respectively. As of June 30, 2023, and December 31, 2022, the Company owed approximately $16 thousand and $314 thousand, respectively, to Schuman.

On July 7, 2020, the Company entered into a transaction with Schuman, whereby Schuman agreed not to fly any of its Makani Kai airline routes (“Makani Kai”) servicing the Hawaiian Island commuter airspace for a period of 10 years. As consideration for this noncompete agreement, the Company agreed to pay Schuman a total of $500 thousand in the Company’s common stock in five equal installments of $100 thousand. The first installment of 2,777 shares of common stock was transferred on the transaction date of July 7, 2020, with the remaining consideration due on each anniversary of the transaction date. In July 2021, the Company made its second installment payment to Schuman, consisting of 2,225 shares of Southern common stock. In July 2022, the Company made its third installment payment to Schuman, consisting of 2,296 shares of Southern common stock. In July 2023, the Company amended the Makani Kai purchase and sale agreement with Schuman to provide the fourth and fifth installment payments of $100 thousand in cash per payment in lieu of shares. (See Note 17, Subsequent Events).

Note 16. Commitments and Contingencies

Guarantees

The Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of the officer or director serving in such capacity. The term of the indemnification period is for the officer or director’s lifetime. The maximum potential future amount the Company could be required to pay under these indemnification agreements is unlimited. The Company believes that its insurance would cover any liability that may arise from the acts of its officers and directors. As of June 30, 2023, and December 31, 2022, the Company is not aware of any such pending liabilities.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 16. Commitments and Contingencies (cont.)

The Company has entered into indemnification provisions under agreements with other parties in the ordinary course of business, typically with business partners, contractors, customers, landlords and investors. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or, in some cases, as a result of the indemnified party’s activities under the agreement. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential future amount the Company could be required to pay under these indemnification provisions is unlimited.

Legal Contingencies

Southern is also a party to various claims and matters of litigation incidental to the normal course of its business. As of and for the three and six months ended June 30, 2023, and the year ended December 31, 2022, there were no material legal contingencies.

Business Combination Agreements

Surf Air Mobility Proposed Acquisition

The Company entered into a prospective transaction, whereby Surf Air Mobility (“SAM”) a wholly-owned subsidiary of Surf Air Global Limited created in 2021, will acquire 100% of the equity interests in the Company pursuant to an acquisition agreement dated as of March 17, 2021, as amended on August 22, 2021. On May 17, 2022, the prospective transaction was further amended when Surf Air Global Limited and its wholly owned subsidiary entered into a business combination agreement with Tuscan Holdings Corp. II (“Tuscan”), whereby the SAM and its related entities will acquire 100% of the equity interests in the Company.

On November 11, 2022, SAM amended the acquisition agreement the Company dated as of March 17, 2021, as amended on August 22, 2021 and on May 17, 2022, to reflect the termination of the business combination agreement with Tuscan and to reflect that SAM will acquire 100% of the equity interests in the Company pursuant to any public listing of SAM common stock for consideration of the higher of $81.25 million or 12.5% of SAM fully-diluted shares at the time of the merger.

On May 25, 2023, SAM entered into an amendment to the acquisition agreement with the Company, whereby the outside date by which the transaction could be consummated was extended to July 31, 2023.

On June 21, 2023, the parties to the Southern Acquisition Agreement entered into a fifth amendment, which among other things (1) established that the closing of the Merger (as defined in the Southern Acquisition Agreement) would take place on the business day prior to listing and (2) amended the definition of fully diluted shares for purposes of calculating the Southern Merger Consideration.

Note 17. Subsequent Events

ASC Topic 855, Subsequent Events, establishes general standards of accounting for and disclosure of events that occur after the date of the condensed consolidated financial statements, but before the condensed consolidated financial statements are available to be issued. In accordance with this accounting standard, management evaluated events occurring subsequent to June 30, 2023 through August 29, 2023.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 17. Subsequent Events (cont.)

Surf Air Mobility Acquisition of Southern

Pursuant to the Southern Acquisition, Southern stockholders received 16,250,000 shares of SAM Common Stock, which was based on the aggregate merger consideration of $81.25 million at the $5.00 per share opening price on the first day of listing of SAM common shares. In total, 16,249,963 shares of SAM Common Stock were allocated to Southern shareholders while the remaining amount was paid out in cash in lieu of fractional shares to those shareholders on a pro rata basis.

The primary reasons for the acquisition were the Company’s extensive geographic coverage, experienced management team and industry expertise, particularly with the Cessna Caravan and pilot development programs that will aid in expanding the combined companies’ network and advancing plans for airframes with hybrid-electric and fully-electric powertrains.

Amendment to Makani Kai Transaction

In July 2023, the Company amended the Makani Kai purchase and sale agreement with Schuman to provide the fourth and fifth installment payments of $100 thousand in cash per payment in lieu of shares. The fourth and fifth installment payment have not been paid as of the date of this report.

Vesting of Restricted Stock

Upon SAM’s acquisition of the Company in July 2023, 48,600 shares of Restricted Stock vested, as the following vesting conditions were met: a) the closing of a Proposed Acquisition agreement requiring the listing of shares to the public on an exchange and b) the recipients remaining in continuous employment or service with the Company from the date of the grant through the closing of the proposed acquisition. Share-based compensation of $1.6 million was recorded upon vesting.

Conversion of Convertible Preferred Shares

Upon SAM’s acquisition of the Company in July 2023, the redemption of 162,589 shares of the Company’s convertible preferred shares became probable and the carrying amount of $3.6 million was accreted to its full redemption value. The associated preferred dividends of $2.1 million as of the acquisition date were also recorded for a total liquidation value of $7.2 million. These shares were then converted into 1,441,023 SAM shares as part of the SAM acquisition described above.

Finance Lease Termination

In July 2023, the Company amended the payment terms on a finance lease related to an aircraft. The $2.3 million of remaining obligations are due in the second half of 2023. Upon final payment, the Company will obtain ownership of the aircraft.

5.72% Note Payable Payoff

Upon the change in control related to SAM’s acquisition of the Company in July 2023, the remaining obligations of $0.8 million on the 5.72% Note Payable became due. The Company paid off the obligations in August 2023.

Clarus Notes Amendments

Upon the change in control related to SAM’s acquisition of the Company in July 2023, the four tranches of the Clarus Note were amended to modify the interest rate to 8.66% on all four tranches.

REPORT OF INDEPENDENT AUDITORS

To the Management and Board of Directors of Southern Airways Corporation

Opinion

We have audited the accompanying consolidated financial statements of Southern Airways Corporation and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, of changes in redeemable convertible preferred shares and stockholders’ equity (deficit) and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses and negative cash flows from operating activities and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Emphasis of Matter

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2022. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

April 12, 2023, except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern, and the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is June 2, 2023

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2022	2021
ASSETS
Cash	$1,402	$5,710
Accounts receivable, net	3,931	3,174
Prepaid expenses and other current assets	5,545	2,509

Total current assets	10,878	11,393
Property and equipment, net	36,554	14,295
Operating lease right-of-use assets	15,149	—
Finance lease right-of-use assets	1,546	—
Goodwill	805	—
Other assets	3,283	3,091

Total assets	$68,215	$28,779

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED SHARES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$4,644	$1,754
Accrued salaries, wages and benefits	2,549	1,936
Deferred revenue	6,260	4,513
Current maturities of long-term debt	1,980	497
Operating lease liabilities	3,302	—
Finance lease liabilities	134	129
Current portion due to related parties	3,125	1,016
Other current liabilities	5,516	2,072

Total current liabilities	27,510	11,917
Noncurrent liabilities
Long-term debt, net of current maturities	21,275	3,468
Long-term operating lease liabilities	8,452	—
Long-term finance lease liabilities	1,838	1,974
Due to related parties, net of current portion	6,217	4,689
Other noncurrent liabilities	697	747

Total noncurrent liabilities	38,479	10,878

Total liabilities	$65,989	$22,795

Commitments and contingencies (Note 19)
Redeemable convertible preferred shares
Redeemable convertible preferred shares, $0.0001 par value; 162,589 shares authorized; 162,589 shares issued and outstanding at December 31, 2022 and 2021, respectively; and aggregate liquidation preference of $7,092 and $6,627 at December 31, 2022 and 2021, respectively	$3,624	$3,624
Stockholders’ equity (deficit):
Common stock, $0.0001 par value; 1,000,000 shares authorized; 364,841 and 336,914 shares issued and outstanding at December 31, 2022 and 2021, respectively	$—	$—
Additional paid-in capital	9,858	8,468
Accumulated deficit	(10,579)	(6,108)

Total stockholders’ equity (deficit) attributable to common shareholders	(721)	2,360
Noncontrolling interests	(677)	—

Total stockholders’ equity (deficit)	(1,398)	2,360

Total liabilities, redeemable convertible preferred shares and stockholders’ equity (deficit)	$68,215	$28,779

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2022	2021
Revenues	$80,716	$57,679
Operating expenses
Maintenance, materials, and repairs	5,430	3,033
Depreciation and amortization	3,051	1,604
Aircraft fuel	15,676	8,310
Airport-related expenses	4,627	3,121
Aircraft rent	8,153	7,274
Salaries, wages and benefits	29,006	21,202
CARES Act	—	(11,092)
Other operating expenses	18,785	12,467

Total operating expenses	84,728	45,919

Operating income (loss)	(4,012)	11,760

Non-operating income (expense):
Interest expense	(1,764)	(744)
Other income, net	219	84

Total non-operating expense, net	(1,545)	(660)

Income (loss) before income taxes	(5,557)	11,100
Income tax provision (benefit)	(409)	440

Net income (loss) including noncontrolling interests	(5,148)	10,660
Net loss attributable to noncontrolling interests	(677)	—

Net income (loss) attributable to common shareholders	$(4,471)	$10,660

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE

PREFERRED SHARES AND STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share data)

	Redeemable Convertible Preferred Shares		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit) Attributable to Common Shareholders	Noncontrolling Interests	Total Stockholders’ Equity (Deficit)
	Number of Shares	Amount	Number of Shares	$0.0001 Par Value
Balance at December 31, 2020	162,589	$3,624	324,669	$—	$8,148	$(16,768)	$(8,620)	$—	$(8,620)
Issuance of common stock for acquisition (Makani Kai)	—	—	2,225	—	100	—	100	—	100
Stock-based compensation	—	—	10,020	—	220	—	220	—	220
Net income	—	—	—	—	—	10,660	10,660	—	10,660

Balance at December 31, 2021	162,589	$3,624	336,914	$—	$8,468	$(6,108)	$2,360	$—	$2,360
Issuance of common shares to SkyWest for guarantee of debt	—	—	27,155	—	1,290	—	1,290	—	1,290
Issuance of common stock for acquisition (Makani Kai)	—	—	772	—	100	—	100	—	100
Net loss	—	—	—	—	—	(4,471)	(4,471)	(677)	(5,148)

Balance at December 31, 2022	162,589	$3,624	364,841	$—	$9,858	$(10,579)	$(721)	$(677)	$(1,398)

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$(5,148)	$10,660
Adjustments to reconcile net income (loss) including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	3,051	1,604
Loss on extinguishment of debt	37	—
Stock-based compensation	—	220
Noncash operating lease expense	3,768	—
Other, net	166	(41)
Changes in operating assets and liabilities:
Accounts receivable	(752)	(354)
Prepaid expenses and other current assets	(2,854)	(1,011)
Other assets	(679)	(825)
Accounts payable	2,610	(67)
Accrued salaries, wages, and benefits	613	627
Operating lease liabilities	(4,116)	—
Deferred revenue	1,619	1,892
CARES Act liability	—	(1,500)
Due to related parties	309	(533)
Other liabilities	3,165	353

Net cash provided by operating activities	1,789	11,025

Cash flows from investing activities:
Purchase of property and equipment	(18,979)	(6,381)
Proceeds from sale of fixed assets	—	114
Acquisition of MUA, net of cash acquired	(4,163)	—

Net cash used in investing activities	(23,142)	(6,267)

Cash flows from financing activities:
Proceeds from collateralized borrowings, net of repayment	1,316	—
Proceeds from borrowings of long-term debt, net of closing costs	19,747	—
Principal payments on long-term debt	(3,188)	(409)
Principal payments on long-term debt – related parties	(699)	(450)
Repayment of finance or capital lease obligations	(131)	(262)

Net cash provided by (used in) financing activities	17,045	(1,121)

Increase (decrease) in cash	(4,308)	3,637
Cash at beginning of year	5,710	2,073

Cash at end of year	$1,402	$5,710

Supplemental cash flow information
Cash paid for interest	$1,650	$696
Cash paid for income taxes, net of refunds	$418	$—
Supplemental schedule of noncash investing and financing activities
Common shares issued to related party for guarantee of debt financing	$1,290	$—
Common shares issued to related party for non-compete agreement	$100	$100
Property and equipment purchased through debt financing from seller	$3,782	$305
Purchases of property and equipment accrued in accounts payable and other current liabilities	$202	$—
Derecognition of right-of-use assets and liabilities upon lease termination	$(1,224)	$—
Right-of-use assets obtained in exchange for new operating lease liabilities	$8,968	$—
Payment of other liabilities as part of sale of fixed assets	$—	$69

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business

Southern Airways Corporation (“SAC”) is a Delaware Corporation that was founded on April 5, 2013, and its wholly owned subsidiaries Southern Airways Express, LLC (“SAE”), Southern Airways Pacific (“SAP”), Southern Airways Autos, LLC (“SAA”), Multi-Aero Inc. (“MUA”), and its consolidated variable interest entity Mariana Southern Airways LLC (“Marianas”), are collectively referred to hereafter as “Southern” or “the Company”.

Nature of Operations

Southern is a scheduled service commuter airline serving cities across the United States that is headquartered in Palm Beach, Florida and commenced flight operations in June 2013. It is a certified Part 135 operator which operates a fleet of over 50 aircraft, including the Cessna Caravan, the Cessna Grand Caravan, the King Air Super 200, the Saab 340, the Pilatus PC-12, the Tecnam Traveller, and the Citation Bravo. Southern provides both seasonal and full-year scheduled passenger air transportation service in New England, the Mid-Atlantic and Gulf regions, Rockies and West Coast, Far Pacific, and Hawaii, with select routes subsidized by the United States Department of Transportation (“U.S. DOT”) under the Essential Air Service (“EAS”) program and by the Commonwealth of the Northern Mariana Islands (“CNMI”) under the Incentive Agreement with CNMI (“Incentive Agreement”).

Going Concern, Liquidity and Capital Resources

The Company evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern over the next 12 months from the date of reissuance of these financial statements. As of December 31, 2022, the Company had approximately $1.4 million in cash. At the time of the original issuance of these financial statements, the Company believed that its cash on hand, combined with cash generated from operations, would be sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of issuance of these financial statements. Refer to Note 21 for new and amended agreements entered into by the Company since December 31, 2022 in order to provide additional liquidity.

The Company incurred greater than expected losses and negative cash flows from operating activities in April and May 2023 due to inefficient aircraft utilization, primarily caused by an underutilization of pilots and a shortage of maintenance personnel and critical aircraft components, which, in aggregate, have challenged the Company’s ability to serve its customers as desired and, in turn, cover expenses. Previously forecasted strategies to alleviate these challenges have been unsuccessful in the full deployment of the Company’s fleet with the Company seeing an increased cancellation rate well above historical averages and previous forecasts, particularly during the second quarter of 2023. This has resulted in an accelerated decline in revenue, coupled with increasing costs associated with rescheduling pilots and flight personnel to active service areas to mitigate the flight schedule disruptions. The Company’s success going forward is dependent on the ability to achieve a high level of aircraft and crew utilization, increase flight services and the number of passengers flown, and ready access to capital to fund operations and planned growth.

In addition to continued actions to reduce costs, and effectively utilize assets and crews, the Company is evaluating strategies to obtain additional funding for future operations. These strategies may include, but are not limited to, obtaining additional equity financing, issuing additional debt or entering into other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. There can be no assurance that the Company will be successful in achieving its strategic plans, that new financing will be available to the Company in a timely manner or on acceptable terms, if at all. If the Company is unable to raise

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business (cont.)

sufficient financing when needed or events or circumstances occur such that the Company does not meet its strategic plans, the Company may be required to take additional measures to conserve and increase liquidity, which could include, but not necessarily limited to, increasing ticket prices, additional reductions to spending, selling of aircraft, altering or scaling back operational footprint, which may have a material adverse effect on the Company’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Revision to previously issued financial statements

The Company collects deposits from certain corporate customers that can be used in the future for the purchase of passenger tickets. These credits do not have an expiration date.

During the quarter ended March 31, 2023, the Company identified an error in the accounting for customer deposits, resulting in an overstatement of revenues and an understatement of the associated deferred revenue balance for all periods presented and including opening retained earnings as of January 1, 2021 for periods prior to 2021.

The Company revised its consolidated balance sheet as of December 31, 2022 and 2021, and the consolidated statements of operations, changes in redeemable convertible preferred shares and stockholders’ equity (deficit), and cash flows for the fiscal years ended December 31, 2022 and 2021, and related footnote disclosures to correct these errors. Although management determined that such errors were not material to previously issued financial statements, the Company revised its consolidated financial statements as of and for the years ended December 31, 2022 and 2021 to improve consistency and comparability of the consolidated financial statements.

The following table presents the effects of the revision on the Company’s previously reported consolidated statement of operations for the year ended December 31, 2022 (in thousands):

	As Previously Reported	Adjustment	As Revised
Revenues	$80,963	$(247)	$80,716
Operating loss	(3,765)	(247)	(4,012)
Loss before income taxes	(5,310)	(247)	(5,557)
Net loss including noncontrolling interest	(4,901)	(247)	(5,148)
Net loss attributable to common shareholders	(4,224)	(247)	(4,471)

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business (cont.)

The following table presents the effect of the revision on the Company’s consolidated balance sheet as of December 31, 2022 (in thousands):

	As Previously Reported	Adjustment	As Revised
Deferred Revenue	$5,404	$856	$6,260
Current liabilities	26,654	856	27,510
Total liabilities	65,133	856	65,989
Accumulated deficit	(9,723)	(856)	(10,579)
Total stockholders’ deficit	(542)	(856)	(1,398)

The following table presents the effect of the revision on the Company’s consolidated statement of cash flows for the year ended December 31, 2022 (in thousands):

	As Previously Reported	Adjustment	As Revised
Net income (loss) including noncontrolling interests	$(4,901)	$(247)	$(5,148)
Deferred Revenue	1,372	247	1,619
Cash Flows from operating activities	1,789	—	1,789

The following table presents the effects of the revision adjustments on the Company’s previously reported consolidated statement of operations for the year ended December 31, 2021 (in thousands):

	As Previously Reported	Adjustment	As Revised
Revenues	$57,794	$(115)	$57,679
Operating income (loss)	11,875	(115)	11,760
Income before income taxes	11,215	(115)	11,100
Net income including noncontrolling interest	10,775	(115)	10,660
Net income attributable to common shareholders	10,775	(115)	10,660

The following table presents the effect of the revision on the Company’s consolidated balance sheet as of December 31, 2021 (in thousands):

	As Previously Reported	Adjustment	As Revised
Deferred Revenue	$3,904	$609	$4,513
Current liabilities	11,308	609	11,917
Total liabilities	22,186	609	22,795
Accumulated deficit	(5,499)	(609)	(6,108)
Total stockholders’ equity	2,969	(609)	2,360

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business (cont.)

The following table presents the effect of the revision on the Company’s consolidated statement of cash flows for the year ended December 31, 2021 (in thousands):

	As Previously Reported	Adjustment	As Revised
Net income (loss) including noncontrolling interests	$10,775	$(115)	$10,660
Deferred Revenue	1,777	115	1,892
Cash Flows from operating activities	11,025	—	11,025

The error corrections as of December 31, 2021 also contain a $494 thousand adjustment to opening accumulated deficit.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of Southern. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. On an ongoing basis, the Company evaluates its estimates using historical experience and other factors including the current economic and regulatory environment as well as management’s judgment. Items subject to such estimates and assumptions include: revenue recognition, certain accrued liabilities, useful lives and recoverability of long-lived assets including finite-lived intangible assets, fair value of assets acquired and liabilities assumed in acquisitions, legal contingencies, stock-based compensation, determination of the fair value of warrants to purchase the Company’s common stock, and realization of tax assets and estimates of tax liabilities. Management evaluates its assumptions and estimates on an ongoing basis and may engage outside subject matter experts to assist in the development of estimates. Such estimates often require the selection of appropriate valuation methodologies and models, and significant judgments in evaluating ranges of assumptions and financial inputs. Actual results may differ from those estimates under different assumptions, financial inputs, or circumstances.

Concentration of Risk

The financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. All of the Company’s cash deposits are held at financial institutions that management believes to be of high credit quality. The Company’s cash deposit accounts may exceed federally insured limits at times. The Company has not experienced any losses on cash deposits to date. As of December 31, 2022 and December 31, 2021, approximately 75% and 70%, respectively, of the Company’s accounts receivable balance is due from the U.S. DOT, in relation to certain air routes served by the Company under the U.S. DOT’s EAS program.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Summary of Significant Accounting Policies (cont.)

Impact of COVID-19

COVID-19, which was declared a global health pandemic by the World Health Organization in March 2020, resulted in changes in consumer and business behavior, pandemic fears, market downturns, and restrictions on business and individual activities, which created significant volatility in the economy and led to reduced economic activity particularly in the air travel industry. To prevent or reduce the spread of COVID-19, there has been implementation and continuation of significant government-imposed measures including travel restrictions, closing of the U.S. border, “shelter in place” orders and business closures. Consequently, the Company experienced an unprecedented decline in the demand for air travel during 2020, which materially and adversely affected the Company’s revenues. While the length and severity of the reduction in demand due to COVID-19 are uncertain due in part to the emergence of new COVID variants, which continue to impact flight demand from consumers, the Company implemented a number of measures to focus on the personal safety of its passengers and employees. Additionally, the Company continues to focus on reducing expenses and managing its liquidity and will continue to modify its cost management structure and capacity as the timing of demand recovery continues to evolve.

The Company could experience continued fluctuations in demand, increased operating costs, delayed purchases of aircraft, disruptions to other elements of Company’s supply chain, and the implementation or reinstatement of government restrictions, among other negative effects. As such, the extent to which global events and market impacts will affect our financial condition, liquidity, and future results of operations is uncertain. The Company has seen partial recovery in demand during 2021 and impact in 2022 was minimal.

Cash

Cash consists of cash on deposit with financial institutions. There were no cash equivalents as of December 31, 2022 or 2021.

Accounts Receivable, net

Accounts and other receivable are carried at cost. The accounts receivable balance at December 31, 2022 and 2021 primarily consist of amounts due from the U.S. DOT, in relation to certain air routes served by the Company under the EAS program. The Company evaluates its receivables periodically for collectability on an individual customer level and establishes an allowance for doubtful accounts based on the expected uncollectible receivables. In determining the allowance for doubtful accounts, the Company analyzes the aging of accounts receivable, historical bad debts, customer credit worthiness, current economic trends, and any specific customer collection issues identified. Additions to the allowance are charged to other operating expenses. Accounts receivables are written off against the allowance when an account balance is deemed uncollectible. At December 31, 2022 and 2021 the allowance for doubtful accounts was not material.

The Company has a revolving accounts receivable financing arrangement that allows the Company to borrow up to 90% of eligible accounts receivable, as defined, up to a maximum unsettled amount of $2 million. The financing arrangement is uncommitted, and upon funding does not qualify for sale accounting as the Company does not relinquish control of the receivables based on, among other things, the nature and extent of the Company’s continuing involvement.

Accordingly, the accounts receivable remain on the Company’s balance sheet until paid by the customer and cash proceeds from the financing arrangement are recorded as collateralized borrowing in other current liabilities on

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Summary of Significant Accounting Policies (cont.)

the Consolidated Balance Sheets, with attributable interest expense recognized over the life of the related transactions. Interest expense and contractual fees associated with the collateralized borrowings are included in interest expense and other income, net, respectively, in the accompanying Consolidated Statements of Operations.

Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation. Expenditures for major additions, renewals, and modifications are capitalized, while minor replacements, maintenance, and repairs, which do not extend the asset’s life, are expensed as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, or in the case of leasehold improvements, over the term of the lease or economic life, whichever is shorter as follows:

Assets	Depreciable Life
Aircraft	up to 20 years
Rotable spares	7 years
Aircraft engines	3 to 8 years
Office equipment, vehicles, and other	5 years
Ground equipment	7 years
Furniture and fixtures	7 years
Leasehold improvements	shorter of estimated lease term or 7 years

Depreciation of property and equipment is included within depreciation and amortization on the Consolidated Statements of Operations. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the Consolidated Statements of Operations.

Intangible Assets, net

The Company’s intangible assets consist of a trade name resulting from an acquisition in 2019, and a noncompete agreement executed as part of the Makani Kai transaction in 2020. The Company amortizes its trade name and noncompete intangible assets on a straight-line basis over their estimated useful lives of four years and one year, respectively. The straight-line recognition method approximates the manner in which the expected benefits will be derived.

Goodwill

The Company’s goodwill results from the business combination with Multi-Aero, Inc. dba Air Choice One (“MUA” or “Air Choice One”) and represents the difference between the purchase price and the fair value of net assets acquired. Goodwill may be adjusted within one year from the acquisition date in the event new information is obtained which, if known at the date of the acquisition would have impacted the fair value of the acquired assets and liabilities. Goodwill is considered to have an indefinite useful life and is not amortized, but rather tested for impairment annually in the fourth quarter, or more often if circumstances arise that may indicate risk of impairment. If impaired, goodwill is written down with a corresponding impact to other expense.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Summary of Significant Accounting Policies (cont.)

Acquisitions

The Company applies a screen test to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction should be accounted for as an asset acquisition or business combination. If the gross assets are not concentrated in a single asset or group of similar assets, then the Company determines if the set of assets acquired represents a business. A business is an integrated set of activities and assets capable of being conducted and managed for the purpose of providing a return. Depending on the nature of the acquisition, judgment may be required to determine if the set of assets acquired is a business combination or not.

The Company accounts for business combinations under the acquisition method of accounting, which requires that the assets acquired, and the liabilities assumed be recorded at the date of acquisition at their respective fair value and that costs of acquisitions be expensed as they are incurred. The excess purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

In an asset acquisition, goodwill is not recognized, but rather, any excess purchase consideration over the fair value of the net assets acquired is allocated on a relative fair value basis to the identifiable net assets as of the acquisition date. Any acquisition costs are capitalized as part of the purchase consideration.

Variable Interest Entities

Authoritative guidance regarding consolidation of variable interest entities (“VIE”) defines a VIE as a legal entity whose equity owners do not have sufficient equity at risk, or as a group, the holders of the equity investment at risk lack any of the following three characteristics: decision-making rights, the obligation to absorb losses, or the right to receive the expected residual returns of the entity. Under the variable interest model, the primary beneficiary is identified as the variable interest holder that has both the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE unless specific exceptions or exclusions are met. Commercial and operating activities are generally the factors that most significantly impact the economic performance of the VIE. Such activities include flight operations, aircraft storage and maintenance, fuel procurement, dispatch and compliance with regulatory and contractual requirements.

Impairment of Long-lived Assets

Long-lived assets such as property and equipment and finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Events or changes in circumstances that may indicate that an asset is impaired include significant decreases in the market value of an asset, significant underperformance relative to expected historical or projected future results of operations, a change in the extent or manner in which an asset is utilized, significant decline in the estimated fair value of the overall Company for a sustained period, shifts in technology, loss of key management or personnel, changes in the Company’s operating model or strategy and competitive forces.

The carrying amount of a long-lived asset may not be recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The Company performs impairment testing at the asset group level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The amount of impairment loss, if any, is

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Summary of Significant Accounting Policies (cont.)

measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as appropriate. For the years ended December 31, 2022 and 2021, no impairment charge has been recorded.

Deferred Revenue

The Company records deferred revenue (contract liabilities) when it receives customer payments from passengers in advance of the performance obligations being satisfied on the Company’s contracts. The Company generally collects cash from customers in advance of services being provided. The Company recognizes the deferred revenue as revenue when it meets the applicable recognition criteria, which is usually at the point in time when a flight is completed or the required services have been provided. The Company generally meets performance obligations associated with all revenues deferred during the succeeding 12-month period. Accordingly, deferred revenue is classified as a current liability in the accompanying Consolidated Balance Sheets. As of December 31, 2022 and 2021, the deferred revenue balances on the Consolidated Balance Sheet are customer cash receipts related to passenger tickets sold for future flights.

Deferred Incentive Income

Marianas provides inter-island scheduled and chartered air and cargo passenger service between the CNMI of Saipan, Tinian, Rota and Guam, under an incentive framework agreement with the CNMI government. This agreement includes $1.5 million in American Rescue Plan Act (ARPA)-sourced funding to cover the acquisition or mobilization of aircraft, fuel, and equipment; staffing; flight crews; training; travel costs; consultants; real estate and other costs. When this funding was received, it was recorded as deferred income liability and is subsequently recognized as income ratably over the life of the agreement. The incentive income is included in Other Income, net in the Consolidated Statement of Operations.

Leases

The Company leases aircraft, airport passenger terminal space, portions of and full aircraft hangars and other airport facilities, other commercial real estate and office space. The Company accounted for its leases under Accounting Standards Codification (“ASC”) Topic 840 prior to its adoption of ASC Topic 842 effective January 1, 2022.

Operating Leases Under ASC 840

The Company performs an assessment on all leases at inception to determine the proper classification in accordance with ASC 840. Lease expense is recognized on a straight-line basis as rent expense in the accompanying Consolidated Statement of Operations. Leases containing tenant improvement allowances, rent holidays, and/or rent escalation clauses are recognized as deferred rent, which is the difference between the amount charged to rent expense and the rent paid. Deferred rent is amortized over the non-cancellable lease term. Additionally, inducements received from lessors are treated as a reduction of costs over the term of the agreement. The Company accounts for lease modifications on the straight-line expense method as of the effective date of the lease modification and through the end of the amended lease term. Lease payments made above the straight-line rent expense amount are applied against the deferred rent liability.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Summary of Significant Accounting Policies (cont.)

Capital Leases Under ASC 840

The Company measures a capital lease asset and capital lease obligation initially at an amount equal to the present value at the beginning of the lease term of minimum lease payments during the lease term, excluding that portion of the payments representing executory costs (such as insurance, maintenance, and taxes to be paid by the lessor) including any profit thereon, with the corresponding obligation recorded within the liabilities section of the balance sheet. During the lease term, each minimum lease payment is allocated by the lessee between a reduction of the obligation and interest expense to produce a constant periodic rate of interest on the remaining balance of the obligation (the interest method). Capital lease assets are depreciated in accordance with the Company’s property and equipment policy and the corresponding lease obligations are reduced as lease payments are made.

Operating Leases Under ASC 842

Operating lease right-of-use assets and liabilities are recognized at the lease commencement date, which is the date the Company takes possession of the aircraft, equipment or real estate. Operating lease liabilities represent the present value of lease payments not yet paid. Operating lease right-of-use assets represent our right to use an underlying asset and are based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, the Company estimates incremental borrowing rates based on the appropriate term and information available at lease commencement in determining the present value of lease payments including reasonably certain renewal periods. The Company recognizes the lease cost for these leases on a straight-line basis over the lease term. Aggregate lease cost is recorded in Aircraft rent, Airport-related expenses, and Other Operating Expenses on the Consolidated Statements of Operations. Additionally, tenant incentives used to fund leasehold improvements or any rent abatements are recognized when earned and reduce the operating right-of-use asset related to the lease.

Finance Leases Under ASC 842

The Company measures finance lease right-of-use assets and finance lease liabilities initially at an amount equal to the present value at the beginning of the lease term of minimum lease payments during the lease term, excluding that portion of the payments representing executory costs (such as insurance, maintenance, and taxes to be paid by the lessor) including any profit thereon, with the corresponding liability recorded within the liabilities section of the balance sheet. During the lease term, each minimum lease payment is allocated by the lessee between a reduction of the liability and interest expense to produce a constant periodic rate of interest on the remaining balance of the liability (the interest method). Finance lease right-of-use assets are depreciated in accordance with the Company’s property and equipment policy and the corresponding lease liabilities are reduced as lease payments are made.

Share-Based Compensation

The Company’s share-based compensation arrangements consist of common stock granted in exchange for goods or services. The issuance of its common stock for such compensatory arrangements is accounted for in the consolidated financial statements based on the grant date fair value of the common stock. The grant-date fair value of share-based awards is recognized as expense in the Consolidated Statement of Operations over the requisite service period, if any. Historically, the Company has granted share-based awards with no vesting conditions. Additionally, awards granted to nonemployees are accounted for using their grant date fair value and are accounted for in the same manner as awards granted to employees.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Summary of Significant Accounting Policies (cont.)

Because there is no public market for the Company’s common stock, the Board of Directors determines the fair value of the common stock by considering a number of objective and subjective factors including the results of third-party valuations, the Company’s actual operating and financial performance, market conditions, and developments and milestones in the Company, among other factors.

Warrants

The Company accounts for warrants issued to purchase its common stock at the fair value of the awards upon issuance using option pricing models. Warrants are principally issued to certain non-employees in conjunction with various consulting services. The Company also assesses whether the warrants are liability- or equity-classified based on the terms of the warrants. If the warrants are determined to be liability-classified, then the warrants are remeasured to fair value each period with changes in fair value recorded on the Consolidated Statement of Operations. If the warrants are determined to be equity-classified, then the initial fair value is recorded in additional paid-in capital and the warrants are not remeasured thereafter.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with U.S. GAAP. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The likelihood of realizing the tax benefits related to a potential deferred tax asset is evaluated, and a valuation allowance is recognized to reduce that deferred tax asset if it is more likely than not that all or some portion of the deferred tax asset will not be realized.

Deferred tax assets and liabilities are calculated at the beginning and end of the period. The change in the sum of the deferred tax asset, valuation allowance and deferred tax liability during the period generally is recognized as a deferred tax expense or benefit. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

The Company determines whether a tax position taken or expected to be taken in a tax return is to be recognized in the consolidated financial statements when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The amount recognized is subject to estimation and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized. For tax positions meeting the more likely than not threshold, the tax amount recognized in the consolidated financial statements is reduced by the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company recognizes interest and penalties accrued related to unrecognized tax benefits, if any, in its income tax expense in the accompanying Consolidated Statement of Operations. Management does not believe it is reasonably possible that the Company’s unrecognized tax benefits will significantly change within the next twelve months.

Revenue Recognition

Essential Air Services and Per-Flight Subsidy Revenue from CNMI

The Company provides scheduled passenger flight service on certain routes which is subsidized by the U.S. DOT under the EAS program. The EAS program is enacted to guarantee that small communities in the U.S. have the

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Summary of Significant Accounting Policies (cont.)

ability to maintain a minimum level of scheduled air services. These contracts are typically in duration of 2-4 years and include certain commitments for the Company to fly a specific number of times annually to each location. The Company generally bills the U.S. DOT on the first of the month following the prior month’s completed flights, and typically collects from the U.S. DOT within 12 to 14 days after billing. Revenue is recognized when the flights are completed.

Marianas provides inter-island scheduled and chartered air and cargo passenger service between the CNMI of Saipan, Tinian, Rota and Guam, under the Incentive Agreement. This agreement was entered into in March 2022 and has an initial term of 18-months and provides per-flight subsidies, consisting of payments of up to a total of $6.5 million by CNMI to Marianas based on various flight/departure target volumes. Revenue is recognized when the flights are completed.

Direct Passenger and Charter Revenue

The Company earns revenue from the passenger for scheduled passenger flight service, as well as charter flights. These sales are generally paid for by credit card. The Company also earns revenue generated by third-party travel booking sites or travel agencies. Tickets are refundable within 24 hours of purchase for flights scheduled to take place more than one week out, or when flights or services are changed, interrupted, or otherwise canceled by the Company. The Company generally does not offer refunds after 24 hours of purchase. The Company recognizes revenue when it meets the applicable recognition criteria, which is at the point in time when a flight is completed or when tickets expire (generally within one year from the date of purchase).

Other Revenue

The Company also earns revenue from various ancillary services such as those relating to baggage fees, reservation change fees, lounge fees, and pet-travel (carry-on) fees. These types of fees are all standard within the aviation industry. These fees are earned when the services are performed at the time of travel.

Principal vs Agent

The Company evaluates whether it is a principal or an agent for all services performed by assessing whether it controls the specified services before they are transferred to its customers. In transactions where the Company directs third-party air carriers to provide flights service to its customers, the Company determined it acts as the principal as it controls the services provided to the customers. In these instances, the Company is primarily responsible for fulfillment of the obligation in the contract, has the authority to direct the key components of the service on behalf of the member or customer regardless of which third-party is used. Therefore, the Company reports revenue and the associated costs on a gross basis in the Consolidated Statements of Operations.

In transactions where the Company operates aircraft on behalf of a third party, the Company determined it acts as the agent as it solely carries out the services based on the direction of the third party in exchange for a fixed service fee as determined by the related services agreement. In these instances, the Company reports the service fee as fee revenue net of any operating costs incurred by the Company to perform these services.

Operating Expenses

Maintenance, Materials and Repairs

Maintenance, materials, and repairs expense consists primarily of engine overhauls, mandatory periodic inspections, routine and non-routine repair and general maintenance monitoring expense.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Summary of Significant Accounting Policies (cont.)

The Company uses the direct expense method of accounting for its aircraft engine overhauls, wherein the associated expense is recorded when the overhaul event occurs. Under the direct expense method, all maintenance costs are expensed in the period incurred. As maintenance activities do not represent separately identifiable assets, property units, or enhancements, rather the maintenance activities performed only restore assets to their original operating condition. The Company capitalizes the cost of aircraft engine rebuilds and depreciates them over their useful lives.

The costs of maintenance for airframe and avionics components, landing gear and other recurring maintenance are expensed as incurred.

Aircraft Fuel

Aircraft fuel expense consists of aircraft jet fuel usage expense, along with certain “into-plane” service expenses, which are costs related to loading the fuel into the planes.

Airport-related Expenses

Airport-related expenses consist of aircraft landing fees, hangar rental expense, aircraft parking fees, terminal rent expense, as well as other airport-related charges.

Aircraft Rent

The Company accounts for certain of its aircraft leases as operating leases, which results in the recording of the associated lease payments as operating expenses over the term of the related leases on a straight-line basis.

Aircraft rent also includes engine reserves paid to lessors in advance of the performance of major maintenance activities, which are recorded as additional rent expense or engine utilization fees. Maintenance costs under these contracts are recognized when the engine hours are flown pursuant to the negotiated terms of each contract. These costs are recorded as part of aircraft rent on the Consolidated Statement of Operations.

Salaries, Wages, and Benefits

Salaries, wages, and benefits consist of all payroll-related costs relating to the Company’s employees.

CARES Act

The “CARES Act” represents the reduction of qualified payroll and benefit expenses from proceeds received by the Company from Payroll Support Program (“PSP”) grants and Paycheck Protection Plan (“PPP”) loans under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).

During 2021, the Company entered into agreements with the U.S. DOT to receive emergency support via monetary grants through the PSP as well as borrowed monies under the government assisted PPP. The Company used proceeds from both the PSP and PPP to make payroll and payroll-related payments to retain employees at the Company during the qualifying period. When received, the proceeds under both the PSP and PPP were recorded as a deferred liability and was subsequently derecognized on a systematic basis over the periods in which the Company paid the qualifying salaries, wages and benefits the PSP grant and PPP loan were intended to offset. The amount of the PPP loan proceeds recorded in the Consolidated Statement of Operations was based on the amount of the PPP loan that was expected to be forgiven (See Note 11, The CARES Act).

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Summary of Significant Accounting Policies (cont.)

Other Operating Expenses

Other operating expenses consist primarily of charges relating to the operation of the Company’s non-wage related customer service center costs, passenger ticket reservation system, insurance expenses, utilities expense, non-aircraft rent expense, legal and other professional fees, and marketing expense inclusive of advertising costs of $582 thousand and $714 thousand for the years ended December 31, 2022 and 2021, respectively.

Fair Value Measurements

Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Inputs used to measure fair value are classified in the following hierarchy:

Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level 2	Inputs other than quoted prices included in Level I, that are observable for the asset or liability, either directly or indirectly, such as quoted market prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3	Inputs are unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

Assets and liabilities are classified in the hierarchy based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

The Company measures the fair value of certain long-lived assets including finite-lived intangible assets on a nonrecurring basis, when such assets are required to be written down to fair value if impaired. Such fair values are classified within Level 3 of the fair value hierarchy, as the valuations contain significant unobservable inputs, including assumptions of the present value of future cash flows, the use of these assets, as well as estimated disposition value.

There were no assets measured at fair value on a recurring basis as of December 31, 2022 and 2021.

The carrying amounts of certain financial assets and liabilities, including cash, accounts receivable, other current assets, accounts payable, and accrued expenses approximate fair value because of the short maturity and liquidity of those instruments.

The Company’s long-term debt represents term debt. The carrying value of the Company’s long-term debt approximates fair value, which is estimated based on borrowing rates currently available to the Company for financing with similar terms and were determined to be Level 2 fair value measurements.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Summary of Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

Adopted

In October 2021, the Financial Accounting Standards Board (“FASB”) issued ASU 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topic 805). This ASU requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. The Company adopted the ASU as of January 1, 2022. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements. In December 2019, the FASB issued ASU 2019-12, Income Taxes, Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles of income taxes and reducing the cost and complexity in accounting for income taxes. The guidance is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The Company adopted this guidance as of January 1, 2021. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842). ASU 2016-02 outlines a comprehensive lease accounting model and supersedes the current lease guidance. The new guidance requires lessees to recognize lease liabilities and corresponding right-of-use assets for all leases with lease terms of greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. The Company adopted ASU 2016-02 and related amendments beginning January 1, 2022.

Related to the adoption of ASC 842, for existing leases and leases executed subsequent to the adoption of ASC 842 our policy elections are as follows:

Separation of lease and non-lease components: The Company elected this expedient to account for lease and non-lease components as a single component for our entire population of operating leases.

Short-term policy: The Company has elected the short-term lease recognition exemption for all applicable classes of underlying assets. Leases with an initial term of 12 months or less, that do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise, are not recorded on the Consolidated Balance Sheets. Lease costs associated with short-term leases are recognized on a straight-line basis.

Our practical expedients utilized as part of the adoption of ASC 842 were as follows:

Practical expedient package	a) The Company has not reassessed whether any expired or existing contracts are, or contain, leases.

b) The Company has not reassessed the lease classification for any expired or existing leases.

c) The Company has not reassessed initial direct costs for any expired or existing leases.

Hindsight practical expedient	The Company has not elected the hindsight practical expedient, which permits the use of hindsight when determining lease term and impairment of operating lease assets.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Summary of Significant Accounting Policies (cont.)

The impact of the adoption of ASC 842 on the consolidated balance sheet as of January 1, 2022 is as follows:

	December 31, 2021	Adjustments Due to the Adoption of ASC 842	January 1, 2022
ASSETS
Cash	$5,710	$—	$5,710
Accounts receivable, net	3,174	—	3,174
Prepaid expenses and other current assets	2,509	—	2,509

Total current assets	11,393	—	11,393
Property and equipment, net	14,295	(2,054)	12,241
Operating right-of-use assets	—	11,174	11,174
Finance right-of-use assets	—	2,054	2,054
Other assets	3,091	—	3,091

Total assets	$28,779	$11,174	$39,953

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED SHARES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$1,754	$—	$1,754
Accrued salaries, wages and benefits	1,936	—	1,936
Deferred revenue	4,513	—	4,513
Current maturities of long-term debt	497	—	497
Current maturities of capital lease liabilities	129	(129)	—
Operating lease liabilities	—	1,635	1,635
Finance lease liabilities	—	129	129
Current portion due to related parties	1,016	1,819	2,835
Other current liabilities	2,072	(9)	2,063

Total current liabilities	11,917	3,445	15,362
Noncurrent liabilities
Long-term debt, net of current maturities	3,468	—	3,468
Long-term capital lease obligations, net of current maturities	1,974	(1,974)	—
Long-term operating lease liabilities	—	3,086	3,086
Long-term finance lease liabilities	—	1,974	1,974
Due to related parties, net of current portion	4,689	4,657	9,346
Other liabilities	747	(14)	733

Total noncurrent liabilities	10,878	7,729	18,607

Total liabilities	$22,795	$11,174	$33,969
Commitments and contingencies (Note 19)
Redeemable convertible preferred shares
Redeemable convertible preferred shares	$3,624	$—	$3,624
Stockholders’ equity
Common stock	$—	$—	$—
Additional paid-in capital	8,468	—	8,468
Accumulated deficit	(6,108)	—	(6,108)

Total stockholders’ equity	2,360	—	2,360

Total liabilities, redeemable convertible preferred shares and stockholders’ equity	$28,779	$11,174	$39,953

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Summary of Significant Accounting Policies (cont.)

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832): This ASU requires business entities to disclose information about government assistance they receive if the transactions were accounted for by analogy to either a grant or a contribution accounting model. The disclosure requirements include the nature of the transaction and the related accounting policy used, the line items on the balance sheets and statements of operations that are affected and the amounts applicable to each financial statement line item and the significant terms and conditions of the transactions. The ASU is effective for annual periods beginning after December 15, 2021. The disclosure requirements can be applied either retrospectively or prospectively to all transactions in the scope of the amendments that are reflected in the financial statements at the date of initial application and new transactions that are entered into after the date of initial application. The Company adopted the ASU prospectively on January 1, 2022. Adoption of this ASU did not have a material impact on the consolidated financial statements.

Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This new credit losses standard changes the accounting for credit losses for certain instruments. The new measurement approach is based on expected losses, commonly referred to as the current expected credit loss (“CECL”) model, which is utilized to estimate lifetime “expected credit losses” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses and applies to financial assets including loans, held-to-maturity debt securities, net investment in leases, and reinsurance and trade receivables, as well as certain off-balance sheet credit exposures, such as loan commitments. The standard also changes the impairment model for available-for-sale debt securities. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to ASC 326, Financial Instruments — Credit Losses (“ASC 326”), which updated the effective date of this credit loss standard to fiscal years beginning after December 15, 2022 for non-public entities, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently assessing the impact of adopting the ASC 326 guidance on the Company’s consolidated financial statements and disclosures.

In September 2022, the FASB issued ASU 2022-04, Liabilities — Disclosure of Supplier Finance Program Obligations (Topic 425). This ASU creates a disclosure framework by which buyers in a supplier finance program will disclose significant qualitative and quantitative information to allow a user of financial statements to understand the program’s nature and potential magnitude. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. The Company is currently assessing the impact of adopting the ASU 2022-04 guidance on its consolidated financial statements and disclosures.

Note 3. Revenue-related Information

The Company generates revenue from the following principal sources:

	Year Ended December 31,
	2022	2021
Passenger revenue	$38,959	$25,738
EAS and other subsidy revenue	32,525	25,597
Charter revenue	5,043	3,101
Other revenue	4,189	3,243

Total revenue	$80,716	$57,679

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Revenue-related Information (cont.)

Approximately $31.9 million and $25.6 million of the Company’s revenues during the year ended December 31, 2022 and 2021, respectively, were attributable to this EAS program. Approximately $582 thousand revenue was attributable to the per-flight subsidies under the Incentive Agreement during the year ended December 31, 2022 and no such revenue was recognized during the year ended December 31, 2021.

The changes in deferred revenue were as follows (in thousands):

	December 31,
	2022	2021
Deferred revenue, beginning of year	$4,513	$2,621
Revenue deferred	45,983	30,912
Revenue recognized	(44,236)	(29,020)

Deferred revenue, end of year	$6,260	$4,513

During the years ended December 31, 2022 and 2021, the Company recognized revenue for all of the beginning balances of the deferred revenue.

During the year ended December 31, 2022, the Company began providing certain services to Surf Air Inc. (“Surf Air”) for its fleet of four aircraft under an operating agreement. Per the agreement, the Company will provide aircraft management and flight operations services, including crew staffing and scheduling, managing all scheduled and charter flights, and maintenance of all Surf Air aircraft subject to the agreement. Included in charter revenue for the year ended December 31, 2022 is $375 thousand in management fees related to those services, which the Company recognized on a monthly basis when earned. When performing services subject to the agreement, the Company incurs certain costs on behalf of Surf Air, which Surf Air reimburses the Company for as they are incurred. The Company recognizes the reimbursement of costs as a reduction of expenses on the Consolidated Statement of Operations.

As of December 31, 2022, the Company had total receivables from Surf Air in the amount of $650 thousand, of which $230 thousand related to management fees are included in Accounts Receivable and the remainder related to reimbursement of cost is included in prepaid expenses and other current assets.

Note 4. Business Combination

Multi-Aero, Inc. Acquisition

On April 1, 2022, the Company acquired 100% of the issued and outstanding capital stock of St. Louis-based air carrier Multi-Aero, Inc. dba Air Choice One (“MUA” or “Air Choice One”) for total cash purchase consideration of $4.1 million that was funded at close by the Clarus Tranche 1 Note (See Note 12, Long-Term Debt, Net). The primary reason for the acquisition was to expand capacity to serve additional EAS routes and purchase of aircraft. The net assets acquired primarily include three aircraft ($3.1 million), a spare aircraft engine ($0.2 million), spare parts inventory ($0.5 million), and liabilities ($0.5 million). The Company recognized $0.8 million of goodwill as part of this transaction relating to expected synergies of combined operations and the assumption of the deferred tax liability. At the close of acquisition, Air Choice One was serving a total of three destinations in the United States: Arkansas, Missouri, and Tennessee. The Company accounted for the acquisition as a business combination.

There were no adjustments to the allocation of the purchase price during the measurement adjustment period.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Joint Venture

During the second quarter of 2022, the Company acquired a 50% membership interest in Mariana Southern Airways LLC (“Marianas”) for the purposes of providing inter-island air flight services for the transportation of passengers and good throughout the Mariana Islands. On July 1, 2022 the Company executed an airline services agreement with Marianas to provide regular scheduled air transportation service. Based on the substantial services that the Company provides, as well as the power to direct operations, per the airline services agreement, the Company has determined it is the primary beneficiary of Marianas. The Company has the power to direct the commercial and operating activities of Marianas and has the obligation to absorb losses and right to receive substantially all of the benefits from Marianas as of the agreement execution date of July 1, 2022. As the primary beneficiary, the Company consolidates the assets and liabilities of Marianas in its Consolidated Balance Sheet as of December 31, 2022, records the operational results of Marianas in the Consolidated Statement of Operations since the inception date through December 31, 2022, and records noncontrolling interest for the 50% interest attributable to MP Enterprises, LLC (the “JV partner”). Intercompany transactions between the Company and Marianas have been eliminated upon consolidation.

Asset and liabilities related to Marianas are presented below:

December 31, 2022
ASSETS
Cash	$8
Prepaid expenses and other current assets	380

Total current assets	388
Property and equipment, net	337
Other assets	6

Total assets	$731

LIABILITIES
Current liabilities
Accounts payable	$24
Due to MP Enterprises, LLC	984
Accrued salaries wages and benefits	42
Current deferred incentive income	678

Total current liabilities	1,728
Noncurrent liabilities
Noncurrent deferred incentive income	357

Total noncurrent liabilities	357

Total liabilities	$2,085

The government of the CNMI provided incentives to Marianas, pursuant to the Incentive Agreement in order to help mitigate the associated start-up costs, including $1.5 million in American Rescue Plan Act (ARPA)-sourced funding to cover the acquisition or mobilization of aircraft, fuel, and equipment; staffing; flight crews; training; travel costs; consultants; real estate and other costs; an 18-month per-flight subsidy consisting of payments up to a total of $6.5 million by CNMI to Marianas based on various flight/departure target volumes; and a Corporate Discount Program for official CNMI government travel.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Joint Venture (cont.)

In the first quarter of 2022, Marianas received $1.5 million pursuant to the Incentive Agreement for reimbursement of qualified start-up costs, including the costs to purchase aircraft and other capital assets. All costs incurred and recorded by Marianas before the Company’s involvement are qualified for reimbursement from CNMI (“Qualified start-up costs”). Qualified start-up costs incurred from the inception of Marianas to the execution of the airline services agreement on July 1, 2022 of $483 thousand was recognized as other income prior to the Company becoming the primary beneficiary of the Joint Venture with Marianas. The remaining $1.0 million was used to cover a portion of the purchase price of an aircraft.

The Company has purchased three aircraft for use in Marianas operations for which it has sole title (See Note 7, Property and Equipment, net). The first aircraft was purchased for $2.8 million, paid with the above mentioned $1.0 million incentive and $1.8 million was financed with a ten-year promissory note with the aircraft manufacturer, Tecnam. The second aircraft was purchased for $2.8 million, paid by $800 thousand in cash ($250 thousand from the Company, $200 thousand from Marianas, and $350 thousand from the JV partner) and financed by a $2.0 million ten-year promissory note with Tecnam. The third aircraft was purchased for $2.9 million financed by a $2.9 million five-year promissory note with Clarus Capital (See Note 12, Long-Term Debt, Net).

The Company classified the above mentioned $1.0 million incentive as deferred incentive income, which is included in the other current liabilities and other noncurrent liabilities on the Consolidated Balance Sheets. The Company recognizes the deferred incentive income ratably throughout the Incentive Agreement period. For the year ended December 31, 2022, the Company has recognized approximately $282 thousand of incentive income that is included in Other Income, net in the accompanying Consolidated Statements of Operations. As of December 31, 2022, the Company recorded the remaining $735 thousand as deferred incentive income, of which $678 thousand is included in other current liabilities and $57 thousand is included in other noncurrent liabilities in the accompanying Consolidated Balance Sheets.

As of December 31, 2022, Marianas also received an additional advance to be applied against future per-flight subsidies of $750 thousand. Due to the early termination of the Incentive Agreement on February 21, 2023, the Company presents the additional advance net of accounts receivable as other noncurrent liabilities of $300 thousand on the Consolidated Balance Sheets (See Note 21, Subsequent Events). Marianas expects to recognize the $300 thousand in revenue during 2023.

Note 6. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following: (in thousands):

	December 31,
	2022	2021
Vendor prepayments	$106	$—
Progress payments for software development	164	—
Expendable spare parts	171	157
Credit card receivables	198	150
Prepaid fuel	294	96
Federal excise taxes receivables	320	131
Surf Air cost reimbursements	420	—
Engine reserves(1)	1,477	508
Prepaid insurance	1,849	1,043
Other	546	424

Total prepaid expenses and other current assets	$5,545	$2,509

(1)	Includes $0.9 million related to SkyWest, which is a related party.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Property and Equipment, net

Property and equipment, net, consists of the following (in thousands):

	December 31,
	2022	2021
Aircraft, equipment, and rotable spares	$37,566	$14,622
Office, vehicles and ground equipment	2,439	1,651
Leasehold improvements	2,309	1,658

Property and equipment, gross	42,314	17,931
Accumulated depreciation	(5,760)	(3,636)

Property and equipment, net	$36,554	$14,295

During the year ended December 31, 2022, the Company purchased a total of fourteen aircraft in several transactions described as follows:

•

In April 2022, the Company purchased a total of three previously leased aircraft from a lessor for $1.6 million per aircraft. The Company financed one of the aircraft purchases with the Clarus Tranche 2 Note and the other two aircraft purchases with the Clarus Tranche 3 Note.

•

In April 2022, the Company purchased a total of three aircraft and a spare aircraft engine as part of the Air Choice One Acquisition, for a total purchase consideration of $4.2 million. The transaction was financed by the Clarus Tranche 1 Note.

•

In May 2022, the Company purchased one aircraft for approximately $2.8 million from Tecnam S.p.A (“Tecnam”) to carry out the inter-island scheduled and chartered air service between Guam and CNMI in relation to Marianas. Marianas paid $1.0 million in cash. The Company financed the remaining with a $1.8 million Promissory Note issued to Tecnam.

•	In June 2022, the Company purchased one aircraft for approximately $1.8 million, for which the Company paid $0.1 million in cash and financed the remainder through the Clarus Tranche 3 Note.

•	In June 2022, the Company purchased a total of four aircraft for a total consideration of $4.5 million. The Company financed the purchase of all four aircraft with the Clarus Tranche 3 Note.

•

In July 2022, the Company purchased one aircraft for approximately $2.8 million, where the Company paid $250 thousand in cash. Marianas, the Company’s joint venture paid $200 thousand in cash. MP Enterprises, LLC, the joint venture’s partner in Marianas paid $350 thousand in cash. The Company financed the remainder with Tecnam, the seller of the aircraft.

•	In August 2022, the Company purchased one aircraft for approximately $2.9 million. The Company financed the purchase with the Clarus Tranche 4 Note.

The Company recorded depreciation expense of $2.4 million and $1.3 million for the year ended December 31, 2022 and 2021, respectively, which was recognized as a component of Depreciation and Amortization expense in the accompanying Consolidated Statement of Operations. For the years ended December 31, 2022 and 2021, the gain or loss on disposal of property and equipment was not material.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Intangible Assets, net

Below is a summary of intangible assets, net, as of December 31, 2022 and 2021: (in thousands)

	December 31,
	2022	2021
Tradename	$270	$270
Noncompete agreement	500	500

Intangible assets, gross	770	770
Accumulated amortization	(770)	(701)

Intangible assets, net	$—	$69

For years ended December 31, 2022 and 2021 amortization expense was $69 thousand and $319 thousand, respectively. The intangible assets held at December 31, 2022 were fully amortized as of December 31, 2022. Intangible assets, net is included in Other assets on the Consolidated Balance Sheet.

Note 9. Goodwill

The change in Goodwill is presented in the following table (in thousands):

	December 31,
	2022	2021
Beginning of period	$—	$—
Addition from acquisition	805	—
Impairment	—	—

End of period	$805	$—

The Company recognized $0.8 million of goodwill as part of the Multi-Aero, Inc. Acquisition during the year ended December 31, 2022. The Company performs an analysis for goodwill impairment on an annual basis in the fourth quarter. Based on the analysis performed, the Company has concluded goodwill was not impaired.

Note 10. Other Current Liabilities

At December 31, 2022 and 2021, other current liabilities consisted of the following: (in thousands):

	December 31,
	2022	2021
Accrued rent	$—	$554
Accrued interest	87	5
Accrued vendor payables	686	512
Due to MP Enterprises, LLC	984	—
Deferred incentive income	678	—
Collateralized borrowings	1,316	—
Insurance premium liability	1,395	794
Other	370	207

Total other current liabilities	$5,516	$2,072

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Other Current Liabilities (cont.)

Collateralized Borrowings

The Company has a revolving accounts receivable financing arrangement that allows the Company to borrow up to 90% of eligible accounts receivable, as defined, up to a maximum unsettled amount of $2 million. The agreement is secured by a first security interest in all of SAE’s assets and automatically renews annually. The related interest rate is the prime rate plus 1% per annum. Additionally, the Company pays certain ancillary fees associated with each borrowing that vary depending on the borrowed amount and duration, which is no more than 45 days.

During 2022, the Company borrowed a total of $3.0 million under this financing facility, of which $1.7 million was settled through the transfer of pledged receivables. Interest expense and fees incurred on these borrowings during the year amounted to $32 thousand and are included in interest expense in the accompanying Consolidated Statements of Operations.

As of December 31, 2022 the outstanding amount due under this facility amounted to $1.3 million. There were no outstanding amounts due under this facility as of December 31, 2021. In 2022 and 2021, the Company was in compliance with all covenants.

Note 11. The CARES Act

Under the CARES Act, assistance was made available to the aviation industry in the form of a government assisted PPP Loan and PSP.

Paycheck Protection Program Loan

On April 17, 2020, the Company borrowed $4.3 million under the PPP Loan, which was in the form of a Promissory Note dated April 7, 2020 and due on April 7, 2022. The PPP Loan bore interest at a rate of 0.98% per annum, payable monthly commencing on November 7, 2020. The PPP Loan could be prepaid by the Company at any time prior to maturity with no prepayment penalties. Per the provisions of the PPP Loan agreement, proceeds from the PPP Loan could only be used to cover certain qualifying expenses, such as payroll costs, costs used to continue group health care benefits, and other eligible expenses such as mortgage payments, rent, utilities, and interest on other debt obligations. The Company used the aggregate amount of the PPP Loan to cover qualifying expenses during 2020. In July 2020, the Company requested full forgiveness of the fully drawn loan amount of $4.3 million and was provided forgiveness for the full outstanding balance in October 2021.

The Company recognized the $4.3 million borrowed under the PPP Loan as a deferred liability within CARES Act liability on the Consolidated Balance Sheet. The deferred liability was derecognized on a systematic basis over the periods in which the Company paid the qualifying salaries, wages, and benefits the PPP Loan intended to offset. The offset is presented as CARES Act within Operating Expenses on the Consolidated Statement of Operations. Furthermore, the PPP Loan proceeds are classified within the operating activities section of the Consolidated Statement of Cash Flows, since those proceeds relate to operating costs (payroll and payroll related benefits).

Payroll Support Program

On June 19, 2020, the Company entered into the PSP with the U.S. Department of Treasury, and from June 22, 2020 through October 1, 2020, the Company received proceeds through a direct grant under the PSP totaling $8.4 million. The proceeds for the PSP grant could only be used exclusively for the continuation of payment of

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. The CARES Act (cont.)

employee salaries, wages, and benefits, and were conditioned on the Company’s agreement to refrain from conducting involuntary employee layoffs or furloughs through September 2020. Other conditions include prohibitions on share repurchases and dividends through September 2021, and certain limitations on executive compensation until March 2022. The PSP grant proceeds do not have to be repaid as long as the Company complies with the criteria of the PSP.

In March 2021, the Company entered into a Payroll Support Program extension agreement (“PSP Extension”) with the U.S. Department of Treasury and received a grant totaling approximately $4.7 million. In addition, the Company entered into a Payroll Support Program Agreement in April 2021 (“PSP 3”) with the U.S. Department of Treasury and received a grant totaling approximately $4.9 million. Under the terms of the PSP Extension and PSP 3 agreements, these payments are intended to provide payroll support to passenger air carriers and certain contractors and must be used for the continuation of payment of employee salaries, wages, and benefits. At any time, any payroll support in excess of the amount the U.S. Department of Treasury determines the Company is authorized to receive or retain under the terms of these agreements, constitutes debt to the U.S. Government and must be repaid. During 2021, the Company used all proceeds received under these two agreements for the continued payment of employee salaries, wages, and benefits, and the Company recorded it as a reduction of 2021 expenses and recorded the proceeds systematically as the expenses were incurred, and the Company will not be required to repay the U.S. Department of Treasury. The CARES Act liability was zero as of December 31, 2021.

The Company recognized the PSP grant proceeds received as a deferred liability within CARES Act liability on the Consolidated Balance Sheet. The deferred liability was derecognized on a systematic basis over the periods in which the Company paid the qualifying salaries, wages, and benefits the PSP intended to offset. The offset is presented as CARES Act within Operating Expenses on the Consolidated Statement of Operations since the proceeds relate to operating costs (payroll and payroll related benefits).

Note 12. Long-Term Debt, Net

The Company’s total debt due to unrelated parties consist of the following (in thousands):

	December 31,
	2022	2021
Note payable to U.S. Government, interest rate of 6.5% plus LIBOR adjustment, due October 2025	$—	$1,839
Note payable to financial institution, fixed interest rate of 5.72%, due January 2025	874	1,058
Note payable to Textron, fixed interest rate of 7.60%, due November 2024	532	781
Note payable to bank, fixed interest rate of 4.65%, due November 2025	23	31
Note payable to a financing company, fixed interest rate of 5.49%, due December 2026	251	306
Notes payable to Clarus Capital, fixed interest rate ranging from 6.75% to 7.5% due April, June and September 2027	19,081	—
Note payable to Tecnam, fixed interest rate of 6.75%, due July and August 2032	3,684	—

Long-term debt, gross	24,445	4,015
Current maturities of long-term debt	(1,980)	(497)
Less: debt issuance costs	(1,190)	(50)

Long-term debt, net of current maturities	$21,275	$3,468

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Long-Term Debt, Net (cont.)

Total debt is recorded on the Consolidated Balance Sheet as follows (in thousands):

	December 31,
	2022	2021
Long-term debt, gross	$24,445	$4,015
Due to related party (See Note 18, Related Party Transactions)	4,239	4,938

Total debt, gross	$28,684	$8,953

Future maturities of total debt are as follows (in thousands):

Amount
2023	$2,973
2024	3,171
2025	3,308
2026	3,007
Thereafter	16,225

Total	$28,684

Clarus Capital

In the year ended December 31, 2022, the Company executed four separate promissory notes with Clarus Capital Funding I LLC (“Clarus”) in the amounts of $4.2 million (“Tranche 1 Note”), $3.42 million (“Tranche 2 Note”), $9.35 million (“Tranche 3 Note”) and $2.9 million (“Tranche 4 Note”).

Clarus Capital — Tranche 1 Note

On April 1, 2022, the Company executed a 5-year promissory note, the Tranche 1 Note, in the amount of $4.2 million with Clarus. Interest accrues on the entire principal amount of the note outstanding at a fixed rate of 6.75% per annum. Principal and interest are payable as a fixed monthly amount commencing on May 1, 2022, through the maturity date of April 1, 2027. On the maturity date, in addition to the final principal and interest payment, a principal balloon payment of $2.5 million is due. The note is collateralized by the combined value of a total of four specific aircraft and one aircraft engine.

Clarus Capital — Tranche 2 Note

On April 29, 2022, the Company executed a 5-year promissory note, the Tranche 2 Note, in the amount of $3.4 million with Clarus. Interest accrues on the entire principal amount of the note outstanding at a fixed rate of 6.75% per annum. Principal and interest are payable as a fixed monthly amount commencing on May 29, 2022, through the maturity date of April 29, 2027. On the maturity date, in addition to the final principal and interest payment, a principal balloon payment of $2.0 million is due. The note is collateralized by the combined value of a total of two specific aircraft.

Clarus Capital — Tranche 3 Note

On June 27, 2022, the Company executed a 5-year promissory note, the Tranche 3 Note in the amount of $9.4 million with Clarus. Interest accrues on the entire principal amount of the note outstanding at a fixed rate of

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Long-Term Debt, Net (cont.)

7.25% per annum. Principal and interest are payable as a fixed monthly amount commencing on July 27, 2022, and continuing through the maturity date of June 27, 2027. On the maturity date, in addition to the final principal and interest payment, a principal balloon payment of $5.5 million is due. The note is collateralized by the combined value of a total of eight specific aircraft.

Clarus Capital — Tranche 4 Note

On August 5, 2022, the Company executed a 5-year promissory note, the Tranche 4 Note in the amount of $2.9 million with Clarus. Interest accrues on the entire principal amount of the note outstanding at a fixed rate of 7.50% per annum. Principal and interest are payable as a fixed monthly amount commencing on September 5, 2022, and continuing through the maturity date of August 5, 2027. On the maturity date, in addition to the final principal and interest payment, a principal balloon payment of $1.7 million is due. The note is collateralized by the combined value of a total of two aircraft.

SkyWest Guarantee and Call Option

In 2022 in conjunction with the Air Choice One Acquisition and the financing of the purchase of eleven aircraft, SkyWest, Inc. (“SkyWest”) agreed to guarantee the Company’s Security Agreement associated with four tranches of notes with Clarus in exchange for 27,155 shares of the Company’s common stock. Subsequent to this issuance, SkyWest owns a total of 85,318 shares of the Company’s total outstanding common stock. The guarantee was recorded as debt issuance costs and will be amortized over the life of the note.

In addition to the consideration set forth above, commencing on April 1, 2023 and terminating on March 31, 2026, SkyWest shall have a limited, one-time option to purchase the Multi-Aero 14 CFR Part 135 Air Carrier Certificate No.MUIA594G for a purchase price of 1,365 shares of the Company’s common stock.

Tecnam

In the year ended December 31, 2022, the Company executed two separate promissory notes with Tecnam in the amounts of $1.8 million (“Tecnam Note 1”) and $2.0 million (“Tecnam Note 2”).

Tecnam Note 1

Effective on May 24, 2022, the Company entered into a 10-year promissory note in the amount of $1.8 million with Tecnam. Interest is accrued on the entire principal amount of the note outstanding at a fixed rate of 6.75% per annum. Principal and interest are payable monthly commencing on August 1, 2022 and continuing through the maturity date of July 1, 2032. The note is collateralized by a specific aircraft.

Tecnam Note 2

Effective on July 1, 2022, the Company entered into a 10-year promissory note in the amount of $2.0 million with Tecnam. Interest is accrued on the entire principal amount of the note outstanding at a fixed rate of 6.75% per annum. Principal and interest are payable monthly commencing on September 1, 2022 and continuing through the maturity date of August 1, 2032. The note is collateralized by a specific aircraft.

6.50% Note Payable to U.S. Government

In October 2020, the Company entered into a $1.9 million Loan and Guarantee Agreement with the U.S. Department of Treasury. The loan is a five-year term loan dated October 28, 2020 and matures on October 28, 2025 and bears

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Long-Term Debt, Net (cont.)

interest at a variable rate per annum equal to the London Interbank Offer Rate (“LIBOR”) divided by one minus the Eurodollar Reserve Percentage, plus 6.50%. This loan was repaid in full in April 2022.

5.72% Note Payable

At December 31, 2022 and 2021, the Company had a note payable to a financial institution that is due in monthly installments with a fixed annual interest rate of 5.72% and is secured by an underlying aircraft. At inception, the note payable was personally guaranteed by a former officer of an acquired business. The original maturity date for the entire unpaid principal balance was December 15, 2022.

The agreement was amended at various times in 2020 and 2021 to defer required payments, and at December 31, 2020 the Company was in forbearance on this note payable, which protects the Company against any action by the lender from exercising their rights and remedies as a result of the Company’s events of default. The Company accounted for these amendments as a troubled debt restructuring (“TDR”) due to concessions provided by the financial institution. No aggregate gain or loss was recorded as a result of the TDR. On June 15, 2021, the guarantee on this note was reassigned to the Company from the previous guarantor and the payment terms were modified to consist of 42 installment payments of $20 thousand dollars each, commencing on July 15, 2021, followed by a balloon payment of $477 thousand at the new maturity date of January 15, 2025. The Company was in compliance with the terms and conditions as of December 31, 2022 and therefore no longer in forbearance. The Company made all the agreed-upon debt payments, as well as all required engine reserve payments related to future engine overhaul work associated with the aircraft collateralizing this note payable.

7.60% Note Payable

At December 31, 2022 and 2021, the Company had a note payable to Textron Aviation Finance Corporation (“Textron”). Interest is payable in monthly installments with a fixed annual interest rate of 7.60% and is secured by an aircraft. In February 2020, the agreement was modified to defer payments and extend the original term of the agreement from December 2020 to November 2024. The Company accounted for this amendment as a TDR due to concessions provided by Textron. No aggregate gain or loss was recorded as a result of the TDR. The entire unpaid principal balance is due on the maturity date, November 7, 2024.

4.65% Note Payable

On October 28, 2020, the Company entered into a promissory note agreement for $38 thousand related to the purchase of vehicles. The debt has a five-year term and is due in monthly installments with a fixed annual interest rate of 4.65% and is secured by the underlying vehicles. The maturity date on the promissory note is November 11, 2025.

5.49% Note Payable

In November 2021, the Company entered into a note payable with Chrysler Capital related to the financing of several vehicles. The term loan has a five-year term and is due in monthly installments with a fixed annual interest rate of 5.49% and is secured by the underlying vehicles. The maturity date of the term loan is December 2026.

The Company is subject to customary affirmative covenants and negative covenants on all of the above notes payable. As of December 31, 2022, the Company was in compliance with all covenants in the loan agreements.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Leases

The Company leases aircraft, airport passenger terminal space, portions of and full aircraft hangars and other airport facilities, other commercial real estate and office space. Certain of these leases include provisions for variable lease payments which are based on several factors, including, but not limited to, relative leased square footage, passenger facility charges, terminal equipment usage fees, departures, and airports’ annual operating budgets. Due to the variable nature of the rates, these leases are not recorded on the Company’s Consolidated Balance Sheet as a right-of-use asset and lease liability, rather the lease costs are expensed as incurred. For leases with terms greater than 12 months, the Company records the related right-of-use asset and lease liability at the present value of fixed lease payments over the lease term. To the extent a lease agreement includes an extension option that is reasonably certain to be exercised, the Company has recognized those amounts as part of our right-of-use assets and lease liabilities. Leases with an initial term of 12 months or less with purchase options or extension options that are not reasonably certain to be exercised are not recorded on the balance sheet. The Company combines lease and non-lease components, such as common area maintenance costs, in calculating the right-of-use assets and lease liabilities for all leases.

Upon adoption of ASC 842 on January 1, 2022, the Company recognized an operating lease right-of-use asset of $11.2 million and a corresponding lease liability of $11.9 million, offset by the derecognition of deferred rent in the amount of $0.7 million, using discount rates between 6.7% and 8.9%, and recognized a finance lease right-of-use asset of $2.0 million and a corresponding lease liability of $2.0 million, using discount rates between 4.8% and 9.8%. The interest rates for both operating and finance right-of-use assets reflects the Company’s incremental borrowing rates for a similar asset, adjusted for duration of term and the quality of collateral as of the date of adoption.

Operating Leases

The Company leased various aircraft, airport passenger terminal space, space at aircraft hangars and other airport facilities, other commercial real estate, and offices under non-cancelable leases. Many of the Company’s operating leases require the Company to pay all taxes, maintenance, insurance, and other operating expenses. Lease cost is recognized on a straight-line basis over the lease term. Aggregate lease cost is recorded in Aircraft rent, Airport-related expenses, and Other Operating Expenses on the Company’s Consolidated Statement of Operations.

Aircraft Leases

The Company had 27 operating leases of aircraft at December 31, 2022, of which ten of the aircraft leases were from three related parties, Schuman Aviation Ltd., JA Flight Services, and BAJ Flight Services LLC (see Note 18, Related Party Transactions). The leases generally range in term from three to five years, and generally have non-escalating rent payments. The variable utilization payments are based on a rate per flight hour and included in variable lease cost as of December 31, 2022.

Non-Aircraft Leases

The Company’s non-aircraft lease assets include space at three airport terminals, space at three aircraft hangars, a corporate office and a jet refueling truck.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Leases (cont.)

Supplemental balance sheet information related to leases is as follows (in thousands):

Operating Leases	Classification	As of December 31, 2022
Assets
Right-of-use assets	Operating lease right-of-use assets	$15,149
Liabilities
Current lease liabilities	Operating lease liabilities	3,302
Current lease liabilities	Current portion due to related parties	1,772
Non-current lease liabilities	Long-term operating lease liabilities	8,452
Non-current lease liabilities	Due to related parties, net of current portion	2,606

Total lease liabilities		16,132

Lease term and discount rate were as follows:

As of December 31, 2022
Weighted average remaining lease term	3.4 years
Weighted average discount rate	8.45%

The components of lease cost are as follows (in thousands):

Lease Cost	Classification	Year ended December 31, 2022
Operating lease cost — aircraft	Aircraft rent	$4,483
Operating lease cost — non-aircraft	Airport-related and other operating expenses	380
Short-term lease cost	Airport-related and other operating expenses	2,416
Variable lease cost	Aircraft rent	922
Engine reserves	Aircraft rent	2,727

Total lease cost		$10,928

Supplemental disclosures of cash flow and other information related to leases are as follows (in thousands):

Year ended December 31, 2022
Cash paid for operating lease liabilities	$5,217
Non-cash transactions — operating lease assets obtained in exchange for operating lease liabilities	8,968

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Leases (cont.)

Maturities of operating lease liabilities are as follows as of December 31, 2022 (in thousands):

Amount
2023	$6,197
2024	5,265
2025	3,809
2026	2,351
2027	936
Thereafter	—

Total lease payment, undiscounted	18,558
Less: imputed interest	2,426

Total	$16,132

Maturities of operating lease liabilities were as follows as of December 31, 2021 under ASC 840 (in thousands):

Amount
2022	$4,586
2023	4,374
2024	2,889
2025	1,239
2026	465

Total	$13,553

Finance Leases

The Company’s finance lease assets include one aircraft, camera equipment, and a vehicle.

Supplemental balance sheet information related to leases is as follows (in thousands):

As of December 31, 2022
Assets
Finance lease right-of-use assets	$1,546
Liabilities
Finance lease liabilities	134
Long-term finance lease liabilities	1,838

Total finance lease liabilities	$1,972

Lease term and discount rate are as follows:

As of December 31, 2022
Weighted average remaining lease term	3.1 years
Weighted average discount rate	9.71%

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Leases (cont.)

Supplemental disclosures of cash flow and other information related to leases are as follows (in thousands):

Year Ended December 31, 2022
Cash paid for finance lease liabilities	323

Supplemental information related to the finance leases is as follows:

As of December 31, 2021, three capital leased assets, consisting of one aircraft, camera equipment, and one vehicle were included in property and equipment, net on the Consolidated Balance Sheet at a combined cost of $2.4 million with accumulated amortization of $354 thousand.

Maturities of finance lease liabilities are as follows as of December 31, 2022 (in thousands):

Amount
2023	$323
2024	323
2025	312
2026	1,526
2027	—

Total lease payment, undiscounted	2,484
Less: imputed interest	512

Total	$1,972

Maturities of capital lease liabilities were as follows as of December 31, 2021 under ASC 840 (in thousands):

Amount
2022	$323
2023	323
2024	323
2025	312
Thereafter	1,526

Total lease payment, undiscounted	$2,807
Less: imputed interest	704

Total	$2,103

Note 14. Stock-Based Compensation

On February 22, 2021, the Company awarded a total of 10,020 fully-vested, non-forfeitable, shares of common stock to various employees and members of the Board of Directors. These common shares were valued at $21.98 per share at the grant date and are subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization within the Company. The Company recorded $220 thousand in stock-based compensation expense related to these fully-vested common stock grants for the year ended December 31, 2021 and the entire expense is included within Salaries, Wages, and Benefits expense on the

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Stock-Based Compensation (cont.)

Consolidated Statement of Operations. The Company recorded no share-based compensation expense for the year ended December 31, 2022, and had no un-recognized share-based compensation expense as December 31, 2022 and 2021.

Additionally, on February 22, 2021, the Company awarded a total of 43,500 shares of non-forfeitable restricted common stock (“Restricted Stock”) to various employees and executives of the Company for their continued service to the Company. The Restricted Stock was valued at $956 thousand ($21.98 per share) and vests immediately when the following two conditions are deemed probable: a) the closing of a Proposed Acquisition agreement requiring the listing of shares to the public on an exchange, and b) recipients of the Restricted Stock grant must remain in continuous employment or service with the Company from the date of grant through the closing of the proposed acquisition (see Note 19, Commitments and Contingencies — Business Combination Agreements — Surf Air Mobility “Proposed Acquisition”). As there is both a required service-based condition and a specific performance condition that must be satisfied for the vesting of this Restricted Stock to occur, no stock-based compensation expense was recorded for the year ended December 31, 2022 and 2021 in accordance with ASC 718. As of December 31, 2022 and 2021, the total unrecognized stock-based compensation expense was $956 thousand related to all the unvested Restricted Stock.

The Company utilized an option valuation model to value its common stock and Restricted Stock grants, which was developed for use in estimating the fair value of the Company’s common stock under a certain SPAC scenario. Option valuation models require the input of highly complex and subjective variables, such as expected liquidation dates, discount rates, weighting of financing scenarios, weighted average cost of capital, and forecasted revenue and expense growth rates.

Note 15. Common Stock Warrants

The Company has issued fully vested common stock warrants in exchange for certain consulting services rendered to the Company in February 2016. A summary of the Company’s outstanding common stock warrants as of December 31, 2022 were as follows:

Warrant Tranche	Exercise Price	Shares
A	$12.18	2,052
B	14.01	713
C	18.87	795
D	18.98	4,742
E	41.24	606
F	47.32	634
G	50.00	376

Total		9,918

As of both December 31, 2022 and 2021, total outstanding common stock warrants issued by the Company were 9,918 with weighted average exercise price of $27.25 per share. All the warrants outstanding expire at the earlier of April 2, 2023 or the initial closing of a deemed liquidation event, as defined in the warrant agreements. None of these warrants were exercised during 2022 or 2021 and remained unexercised and outstanding as of December 31, 2022 and 2021.

All tranches of the common stock warrants issued (A-G) do not have vesting conditions and are equity classified.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Redeemable Convertible Preferred Shares

The following table presents information about the Company’s redeemable convertible preferred shares as of December 31, 2022: (in thousands, except for share data)

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series A	105,556	105,556	$2,150	$3,635
Series A-1	7,033	7,033	141	238
Series A-2	25,000	25,000	500	845
Series B	25,000	25,000	833	2,374

Total	162,589	162,589	$3,624	$7,092

The following table presents information about the Company’s redeemable convertible preferred shares as of December 31, 2021: (in thousands, except for share data)

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series A	105,556	105,556	$2,150	$3,396
Series A-1	7,033	7,033	141	222
Series A-2	25,000	25,000	500	790
Series B	25,000	25,000	833	2,219

Total	162,589	162,589	$3,624	$6,627

Dividend Rights

Holders of shares of Series A, Series A-1, and Series A-2 redeemable convertible preferred shares are entitled to receive prior and in preference to dividends paid on any other class or series of capital stock and dividends as follows:

Holders of Series A, Series A-1, and Series A-2 redeemable convertible preferred shares are entitled to receive cumulative dividends equal to 8% per annum of the original issue price of $20.37 per share of Series A redeemable convertible preferred shares, $20.00 per share of Series A-1 redeemable convertible preferred shares, $20.00 per share of Series A-2 redeemable convertible preferred shares subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization with respect to the Series A and Series A-1 redeemable convertible preferred shares, as applicable.

Series A, Series A-1, and Series A-2 redeemable convertible preferred share dividends are payable quarterly in cash on the final business day of each calendar quarter. The Company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company unless the holders of the Series A, Series A-1, and Series A-2 redeemable convertible preferred shares then outstanding first receive, or simultaneously receive, a dividend on each outstanding share in an amount at least equal to all accrued but unpaid Series A, Series A-1, Series A-2 redeemable convertible preferred share dividends. Unpaid dividends for Series A, Series A-1, and Series A-2 redeemable convertible preferred shares when due will increase to 10% of their respective original issue price for a period of sixty days effective as of the date such dividend payment was due. After such a 60-day period, if the accrued Series A, Series A-1, and Series A-2 redeemable convertible preferred share dividend remains unpaid, the rate will increase to 15% of the respective original issue price until the accrued but unpaid dividends are paid in full.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Redeemable Convertible Preferred Shares (cont.)

The Series A, Series A-1, and Series A-2 redeemable convertible preferred share dividend rate will increase to and remain at 15% if the Company, without the prior vote or consent of the Series A Director, Mark Rimer, issues equity securities or convertible securities that are pari passu or senior in priority or preference to the Series A, Series A-1, and Series A-2 redeemable convertible preferred shares with respect to the payment of dividends, amounts in liquidation, or rights of redemption. After the payment in full of accrued Series A, Series A-1, and Series A-2 redeemable convertible preferred share dividends, the holders of shares of redeemable convertible preferred shares are entitled to receive prior and in preference to any dividends paid to the holders of shares of common stock, dividends of redeemable convertible preferred shares are to be paid: (a) 70% to the holders of shares of Series A, Series A-1, and Series A-2 redeemable convertible preferred shareholders ratably among them based upon such holder’s ownership percentage in the Company, and (b) 30% to the holders of Series B redeemable convertible preferred shares until the Series A, Series A-1, and Series A-2 capital repayment amount has been paid in full to the holders. The 30% payment to the holders of Series B redeemable convertible preferred shares will pay, in priority order, (i) the then accrued but unpaid Series B redeemable convertible preferred share dividends and (ii) the Series B capital repayment amount (number of shares times original issue price plus then-effective dividend tax rate). Holders of the Series B redeemable convertible preferred shares are entitled to receive cumulative dividends equal to 8% per annum of the original issue price of $60.00 per share.

After the payment in full of the Dividends noted above, the Company may pay Dividends to the holders of all shares of capital stock, when and when declared by the Board of Directors. For the years ended December 31, 2022 and December 31, 2021 no dividends on any series of redeemable convertible preferred shares or common stock has been declared by the Board of Directors.

Accumulated Dividends

As the Company’s convertible preferred shares are only contingently redeemable in the event of a deemed liquidation event, the Company has not recorded dividends of $1.8 million and $1.3 million on the Consolidated Balance Sheets as of December 31, 2022 and 2021, respectively, as the occurrence of the contingent liquidation event is not deemed probable. If the redemption event becomes probable, the carrying amount of the convertible preferred shares will be accreted to their full redemption value.

Voting Rights

Each holder of outstanding redeemable convertible preferred shares is entitled to cast the number of votes equal to the number of whole shares of common stock, into which the redeemable convertible preferred shares held by such holder are convertible. Holders of redeemable convertible preferred shares vote together with the holders of common stock as a single class.

Conversion Rights

Each share of redeemable convertible preferred shares is convertible at any time, at the option of the holder and without the payment of additional consideration, into such number of fully paid and non-assessable shares of common stock determined by dividing the applicable original issue price by the applicable conversion price (as defined below) in effect at the time of conversion. The conversion price is initially (i) $11.6491 per share for the Series A redeemable convertible preferred shares, (ii) $5.4515 per share for the Series A-1 redeemable convertible preferred shares, (iii) $15.2910 per share for the Series A-2 redeemable convertible preferred shares, and (iv) $17.2654 per share for the Series B redeemable convertible preferred shares. Such initial conversion price, and the rate at redeemable convertible preferred shares may be converted into shares of common stock, is

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Redeemable Convertible Preferred Shares (cont.)

subject to certain adjustments. In the event of liquidation, dissolution, or winding up of the Company, or a deemed liquidation event, these conversion rights will terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of redeemable convertible preferred shares.

Liquidation

The liquidation preference provisions allow for redemption upon deemed liquidation, which is not in the company’s control and could require settlement in cash or other assets of the company available for distribution. As such, the Redeemable Convertible Preferred Shares are disclosed in mezzanine equity. For each reporting period the Company will reassess the shares for remeasurements when a deemed liquidation event becomes probable.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company or a deemed liquidation event (as defined below), the holders of shares of capital stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders in the following priority:

First, the holders of Series A, Series A-1, and Series A-2 redeemable convertible preferred shares then outstanding are entitled, on a pari passu basis, to be paid out of the assets of the Company available for distribution to its stockholders prior and in preference to any payment made to the holders of Series B redeemable convertible preferred shares and common stock by reason of their ownership thereof, all proceeds including all accrued but unpaid Series A, Series A-1, and Series A-2 accrued dividends have been paid in full.

Second, after the payment in full of accrued Series A, Series A-1, Series A-2 redeemable convertible preferred share dividends, the holders of Series B redeemable convertible preferred shares then outstanding are entitled to paid out of the assets of the Company available for distribution to its stockholders prior and in preference to any payments to the holders of shares of common stock by reason of their ownership thereof, all proceeds including all accrued Series B redeemable convertible preferred share dividends have been paid in full.

Lastly, after the payment in full of all amounts pursuant to the foregoing, all remaining amounts from assets of the Company available for distribution to its stockholders will be paid to the holders of all shares of capital stock ratably among them the based upon each such holder’s percentage interest in the Company. The holders of redeemable convertible preferred shares are not required or obligated to convert redeemable convertible preferred shares into shares of common stock to receive the payments obligated to be made by the Company to them on an as-converted basis.

The liquidation preference is calculated by adding (i) the Original Issue Price plus (ii) the product obtained by multiplying (x) the Original Issue Price of each such share of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) by (y) the then applicable Dividend Tax Rate which the rate is 23.8% on the date hereof. Original Issue Prices are as follows: (i) $20.3683 per share for the shares of Series A Preferred Stock, (ii) $20.00 per share for the Series A-1 Preferred Stock, (iii) $20.00 per share for the Series A-2 Preferred Stock, and (iv) $60.00 per share for the Series B Preferred Stock.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Redeemable Convertible Preferred Shares (cont.)

Each of the following events shall be considered a “Deemed Liquidation Event”, unless the holders of a majority of each class or series of capital stock elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event:

(i)

the sale, transfer, assignment, conveyance or other disposition (including by merger or consolidation, but excluding any sales by the stockholders of the Company made as part of an underwritten public offering of the Company’s securities) in one transaction or a series of related transactions, of more than 50% of all outstanding shares of the Company,

(ii)

the consummation of a consolidation, merger or reorganization of the Company, unless the stockholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined securities of the outstanding securities resulting from such consolidation, merger or reorganization,

(iii)

the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole or (iv) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated thereunder) of 50% or more of all outstanding shares of the Company.

Election of Directors

The size of the Board of Directors of the Company is set at seven directors. The holders of record of the shares of Series A, Series A-1, and Series A-2 redeemable convertible preferred shares, exclusively and voting together as a separate and single class, are entitled (but not obligated) to elect one director of the Company (the “Series A Director”). The holders of record of Series B convertible preferred shares, exclusively and voting as a separate and single class, are entitled (but not obligated) to elect one director of the Company. The holders of record of the shares of common stock, exclusively and voting as a separate class, are entitled to elect three directors of the Company. SkyWest is entitled (but not obligated) to elect one director of the Company and one independent director is appointed by the Chairman of the Board and the Series A Director.

Note 17. Income Taxes

Significant components of the provision from income taxes consist of the following: (in thousands)

	Year Ended December 31,
	2022	2021
Current:
Federal	$—	$—
State	10	440

Total	10	440
Deferred:
Federal	(392)	—
State	(27)	—

Total	(419)	—

Total tax expense (benefit)	$(409)	$440

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Income Taxes (cont.)

The following table presents the principal reasons for the difference between the effective tax rate and the federal statutory income tax rate: (dollars in thousands)

	December 31,
	2022		2021
	$	%	$	%
Provision (benefit) at statutory rate	$(1,167)	21.0%	$2,331	21.0%
State tax provision (benefit), net of federal benefit	(257)	4.6%	679	6.1%
Permanent book/tax difference	69	(1.2)%	14	0.1%
Change in valuation allowance	846	(15.2)%	(2,584)	(23.2)%
Other	100	(1.8)%	—	—

Effective income tax rate	(409)	7.4%	440	4.0%

Significant components of deferred tax assets and liabilities as of December 31, 2022 and 2021 were as follows: (in thousands)

	Year Ended December 31,
	2022	2021
Net operating loss carryforward, net of reserves	$4,680	$2,629
Capital loss carryforward	133	142
Amortization of intangibles	385	429
Accrued liabilities	244	214
Deferred revenue	227	166
Deferred rent	—	395
Lease liabilities	4,288	—
Interest carryforward	456	—
Contributions carryforward	109	—
Investment in Marianas	46	—
Other	—	9

Deferred tax assets, gross	10,568	3,984
Valuation allowance	(3,273)	(1,861)

Deferred tax assets, net of valuation allowance	7,295	2,123

Right-of-use assets	(4,027)	—
Book/tax depreciation differences	(3,268)	(2,123)

Total deferred tax liabilities	(7,295)	(2,123)

Total deferred tax assets (liabilities), net	$—	$—

As of December 31, 2022 and 2021, the Company had approximately $3.9 million and $2.3 million of federal net operating loss (“NOL”) carryforwards, respectively, and $0.8 million and $0.4 million of state NOL carryforwards, respectively, which will begin to expire in 2035. The above described carryforwards are presented on a tax effected basis and are included in the Company’s calculation of its deferred tax asset; however, realization of the deferred tax asset is dependent on generating sufficient taxable income prior to expiration of the NOL carryforwards. Also, utilization of the operating losses and tax credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 under

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Income Taxes (cont.)

Section 382 and similar state provisions. As of December 31, 2022, the Company does not believe it is more likely than not that their assets will ultimately be realized and has recorded a full valuation allowance of approximately $3.3 million on the net deferred tax assets. The valuation allowance increased by $1.4 million during the year ended December 31, 2022.

Section 382 of the Internal Revenue Code, or Section 382, imposes limitations on a corporation’s ability to utilize its NOL carryforwards if it experiences an “ownership change” as defined. In general terms, an ownership change may result from transactions increasing the ownership percentage of certain stockholders in the stock of the corporation by more than 50% over a three-year period. In the event of an ownership change, utilization of the NOL carryforwards would be subject to an annual limitation under Section 382 determined by multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate. Management has not completed a Section 382 study as of the date of this report; however, should a study be completed, certain NOL carryforwards may be subject to such limitations. Any future annual limitation may result in the expiration of NOL carryforwards before utilization.

As of December 31, 2022 and 2021, the Company had $0.4 million of unrecognized tax benefits none of which would result in a reduction of the Company’s effective tax rate, if recognized, due to a full valuation recorded within the U.S. federal and state jurisdictions. Furthermore, in the next twelve months, it is reasonably possible that the Company’s unrecognized tax benefits could change due to the resolution of certain tax matters related to the substantiation of federal and state NOLs. These resolutions could reduce the Company’s unrecognized tax benefits by $0.4 million.

The Company is subject to income tax examinations by the U.S. federal and state tax authorities. There are no open income tax examinations as of December 31, 2022. Tax years 2013 and forward remain open to audit for U.S. federal income tax purposes and tax years 2016 and forward remain open for U.S. state income tax purposes.

Note 18. Related Party Transactions

The following table presents Company’s amounts due to (from) related parties as of December 31, 2022 and 2021: (in thousands)

	December 31,
	2022	2021
Accounts payable (receivable)(1)	$467	$(56)
Other current liabilities(2)	158	373
Current maturities of long-term debt(3)	728	699
Short-term operating lease liabilities	1,772	—

Total current portion due to related parties	$3,125	$1,016

	December 31,
	2022	2021
Other liabilities(2)	$100	$450
Long-term operating lease liabilities	2,606	—
Long-term debt, net of current maturities(3)	3,511	4,239

Total due to related parties, net of current portion	$6,217	$4,689

(1)	Net amount of accounts receivable and accounts payable from/to various individuals

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Related Party Transactions (cont.)

(2)	Liability related to Makani Kai Acquisition and SkyWest Note’s accrued interest
(3)	Note Payable to SkyWest

SkyWest Airlines

At December 31, 2022 and 2021, the Company had a note payable to SkyWest Airlines, Inc. (“SkyWest”) with a principal amount of $4.2 million and $4.9 million, respectively, bearing interest at 4.0% per annum (“SkyWest Note”). Principal and interest payments are due monthly, through April 30, 2028 and the note is collateralized by a pledge for 100% of the stock of Southern Airways Pacific (“SAP”, a wholly-owned subsidiary of the Company), a first priority security interest in all assets of SAP. In the event of a change of control associated with the Company, the then outstanding principal and interest on the note will become due and payable immediately by the Company. At December 31, 2022 and 2021, $728 thousand and $699 thousand, respectively, is included in Due to Related Parties. $3.5 million and $4.2 million, respectively, is included in Due to Related Parties, net of current portion on the Consolidated Balance Sheet. Additionally, as of December 31, 2022, $0.9 million in engine reserves related to the SkyWest guarantee agreement are included in Prepaid expenses and other current assets on the Consolidated Balance Sheets (See Note 12, Long-Term Debt, Net). There were no engine reserves related to the SkyWest guarantee agreement as of December 31, 2021.

SkyWest is currently represented by one of the Company’s total of seven Board of Director seats and owns 58,163 shares of common stock of the Company on December 31, 2022.

Kuzari Investor 94647 LLC

As of December 31, 2022, Kuzari Investor 94647 LLC (“Kuzari”) owns 32,699 shares of the Company’s common stock, and is currently represented by one of the Company’s total of seven Board of Directors seats. In addition, Kuzari owns 105,556 Series A redeemable convertible preferred shares and 25,000 Series A-2 redeemable convertible preferred shares, for a combined preferred share investment of $4.5 million at December 31, 2022. Kuzari is also owed approximately $1.2 million of unpaid cumulative redeemable convertible preferred share dividends.

Since March 2017, one of the affiliates of Kuzari provides the Company certain advisory services in areas such as evaluation of business decisions, assessment of market opportunities, and the exploring of financial and/or operational strategic initiatives. In return for the consulting services, Kuzari is entitled to compensation from the Company consisting of an annualized fee within a range of $100 thousand to $150 thousand per year. For the years ended December 31, 2022 and 2021, the Company incurred consulting expenses due to Kuzari of $138 thousand and $150 thousand, respectively. As of December 31, 2022 and 2021, the Company had no outstanding payables to Kuzari, in connection with the consulting arrangement.

JA Flight Services and BAJ Flight Services

As of December 31, 2022, the Company leased a total of three aircraft from JA Flight Services (“JAFS”) and one aircraft from BAJ Flight Services (“BAJFS”). JAFS is 50% owned by Bruce A. Jacobs (“BAJ”), an officer, shareholder, and board member of the Company and BAJFS is 100% owned by BAJ.

As of December 31, 2022 JAFS owns 40,000 shares of the total outstanding common stock of the Company. The Company recorded approximately $1.1 million and $1.2 million in combined lease and engine reserve expense attributable to JAFS and BAJFS during the years ended December 31, 2022 and 2021, respectively. As of December 31, 2021, the Company owed approximately $500 thousand in total to JAFS and BAJFS, relating

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Related Party Transactions (cont.)

primarily to deferred lease payments, as well as engine reserve payments. No amounts were owed for deferred lease payments as of December 31, 2022. Of the $500 thousand owed to both JAFS and BAJFS at December 31, 2022, approximately $250 thousand is included in Due to Related Parties and Due to Related Parties, net of current portion, respectively, on the Consolidated Balance Sheet.

In February 2022, BAJ retired from his role as an officer within the Company JAFS continues to be a shareholder of the Company and lessor of three aircraft to the Company, and BAJFS continues to be a lessor of one aircraft to the Company as of December 31, 2022.

Schuman Aviation

As of December 31, 2022 and 2021, the Company leased six aircraft from Schuman Aviation Ltd. (“Schuman”), an entity which is owned by an executive and shareholder of the Company. Schuman owns 5,002 shares of the total outstanding common stock of the Company. All leases consist of 60-month terms, fixed monthly lease payments and are all eligible for extension at the end of the lease term. All the leases are also subject to monthly engine, propeller and other reserve payment requirements, based on actual flight activity incurred on the subject aircraft engine.

The Company recorded approximately $1.5 million and $930 thousand in combined lease and engine reserve expense attributable to Schuman for the years ended December 31, 2022 and 2021, respectively. At December 31, 2022, the Company owed approximately $314 thousand to Schuman. There were no outstanding amounts due to Schuman at December 31, 2021.

On July 7, 2020, the Company entered into a transaction with Schuman, whereby Schuman agreed not to fly any of its Makani Kai airline routes (“Makani Kai”) servicing the Hawaiian Island commuter airspace for a period of 10 years. As consideration for this noncompete agreement, the Company agreed to pay Schuman a total of $500 thousand in the Company’s common stock in five equal installments of $100 thousand. The first installment of 2,777 shares of common stock was transferred on the transaction date of July 7, 2020, with the remaining consideration due on each anniversary of the transaction date. In July 2021, the Company made its second installment payment to Schuman, consisting of 2,225 shares of Southern common stock. In July 2022, the Company made its third installment payment to Schuman, consisting of 2,296 shares of Southern common stock.

Note 19. Commitments and Contingencies

Guarantees

The Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of the officer or director serving in such capacity. The term of the indemnification period is for the officer or director’s lifetime. The maximum potential future amount the Company could be required to pay under these indemnification agreements is unlimited. The Company believes that its insurance would cover any liability that may arise from the acts of its officers and directors. As of December 31, 2022 and 2021, the Company is not aware of any such pending liabilities.

The Company has entered into indemnification provisions under agreements with other parties in the ordinary course of business, typically with business partners, contractors, customers, landlords and investors. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or, in some cases, as a result of the indemnified party’s activities under the agreement. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential future amount the Company could be required to pay under these indemnification provisions is unlimited.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Commitments and Contingencies (cont.)

Aircraft Purchases and Sales

Electric Wing-in-ground-effect Aircraft

In December 2021, the Company signed a Letter of Intent (“LOI”) with a certain aircraft vendor to purchase a total of four electric wing-in-ground-effect Viceroy aircraft (“Firm Viceroys”), with options to purchase eleven additional Viceroy aircraft (“Viceroy Purchase Options”). The price for each Firm Viceroy and Viceroy Purchase Options in a standard configuration is $5.2 million, and the order is not subject to price escalation. In addition, the LOI provides the Company’s net delivery price will be less than or equal to any third party’s net purchase price for the same aircraft. Upon the execution of the purchase agreement, which is anticipated to occur in Q4 2023, the Company is obligated to make payments related to the purchase of the Firm Viceroy’s at: a) $50 thousand per aircraft, b) $150 thousand per Firm Viceroy one year prior to the first commercial delivery (anticipated to occur in Q4 2024), and c) the balance due upon delivery of each Viceroy.

As part of the LOI, the vendor provided the Company the option to purchase a total of five electric wing-in-ground-effect Monarch aircraft for $35 million per aircraft in a standard configuration, which is subject to certain price adjustments, based on the execution of the purchase agreement and the delivery of each aircraft.

As part of the Company’s acceptance of the LOI, Southern paid the vendor an upfront fee of $50 thousand that can be applied to future purchases and received a warrant with an option to purchase $50 thousand of equity in the vendor’s company within one year following completion of the vendor’s mezzanine funding round. In addition, the Company paid the vendor a second upfront fee of $50 thousand, which was placed in an escrow account, which will be released to the vendor, and credited against the balance due, upon delivery of the first Viceroy to the Company. As of December 31, 2022 and 2021, the upfront fees are recorded in Other assets on the Consolidated Balance Sheets.

Legal Contingencies

Southern is also a party to various claims and matters of litigation incidental to the normal course of its business. As of and for the year ended December 31, 2022 and 2021, there were no material legal contingencies.

Business Combination Agreements

Surf Air Mobility Proposed Acquisition

The Company entered into a prospective transaction, whereby Surf Air Mobility (“SAM”) a wholly-owned subsidiary of Surf Air Global Limited created in 2021, will acquire 100% of the equity interests in the Company pursuant to an acquisition agreement dated as of March 17, 2021, as amended on August 22, 2021. On May 17, 2022, the prospective transaction was further amended when Surf Air Global Limited and its wholly owned subsidiary entered into a business combination agreement with Tuscan Holdings Corp. II (“Tuscan”), whereby the SAM and its related entities will acquire 100% of the equity interests in the Company.

On November 11, 2022, SAM amended the acquisition agreement the Company dated as of March 17, 2021, as amended on August 22, 2021 and on May 17, 2022, to reflect the termination of the business combination agreement with Tuscan and to reflect that SAM will acquire 100% of the equity interests in the Company pursuant to any public listing of SAM common stock for consideration of the higher of $81.25 million or 12.5% of SAM fully-diluted shares at the time of the merger.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20. Quarterly Financial Information (unaudited)

As noted in Note 1, the Company has revised its previously issued financial statements, and related footnote disclosures, as of December 31, 2022 and 2021, and for the years then ended, to correct an error related to the revenue recognition associated with prepaid passenger ticket deposits. The Company has evaluated this error and determined that the impact to the previously issued financial statements was not material, however, the Company will also revise its unaudited condensed consolidated financial statements, and related footnote disclosures, for the six months ended June 30, 2022 and 2021 and as of June 30, 2022.

The following table presents the effects of the revision on the Company’s previously issued unaudited condensed consolidated statement of operations for the six months ended June 30, 2022 (in thousands):

	As Previously Reported	Adjustment	As Revised
Revenues	$36,521	$(166)	$36,355
Operating loss	(1,631)	(166)	(1,797)
Loss before income taxes	(2,165)	(166)	(2,331)
Net loss including noncontrolling interest	(2,171)	(166)	(2,337)
Net loss attributable to common shareholders	(2,171)	(166)	(2,337)

The following table presents the effect of the revision on the Company’s previously issued unaudited condensed consolidated balance sheet as of June 30, 2022 (in thousands):

	As Previously Reported	Adjustment	As Revised
Deferred Revenue	$5,945	$774	$6,719
Current liabilities	18,546	774	19,320
Total liabilities	49,829	774	50,603
Accumulated deficit	(7,670)	(774)	(8,444)
Total stockholders’ equity	(1,902)	(774)	(2,676)

The following table presents the effect of the revision on the Company’s previously issued unaudited condensed consolidated statement of cash flows for the six months ended June 30, 2022 (in thousands):

	As Previously Reported	Adjustment	As Revised
Net income (loss) including noncontrolling interests	$(2,171)	$(166)	$(2,337)
Deferred Revenue	1,913	166	2,079
Cash Flows from operating activities	427	—	427

The following table presents the effects of the revision on the Company’s previously issued unaudited condensed consolidated statement of operations for the six months ended June 30, 2021 (in thousands):

	As Previously Reported	Adjustment	As Revised
Revenues	$24,645	$(9)	$24,636
Operating income	9,044	(9)	9,035
Income before income taxes	8,725	(9)	8,716
Net loss including noncontrolling interest	8,396	(9)	8,387
Net loss attributable to common shareholders	8,396	(9)	8,387

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20. Quarterly Financial Information (unaudited) (cont.)

The following table presents the effect of the revision on the Company’s previously issued unaudited condensed consolidated statement of cash flows for the six months ended June 30, 2021 (in thousands):

	As Previously Reported	Adjustment	As Revised
Net income (loss) including noncontrolling interests	$8,396	$(9)	$8,387
Deferred Revenue	2,603	9	2,612
Cash flows from operating activities	10,979	—	10,979

Note 21. Subsequent Events

ASC Topic 855, Subsequent Events, establishes general standards of accounting for and disclosure of events that occur after the date of the consolidated financial statements, but before the consolidated financial statements are issued. In accordance with this accounting standard, management evaluated events occurring subsequent to December 31, 2022 through April 12, 2023.

Incentive Agreement with CNMI and Marianas Operations

On February 21, 2023, the Office of the Governor of the CNMI issued a letter to Marianas terminating the Incentive Agreement between Marianas and the CNMI government. The Incentive Agreement had approximately twelve months remaining in duration.

As of April 1, 2023, Marianas ceased operations in CNMI and the Company is in the process of relocating aircraft, liquidating assets and settling amounts owed to vendors. Upon completing the liquidation, the Company will distribute any remaining capital equally between the Company and the JV partner.

As of March 31, 2023, the Company has approximately $645 thousand in deferred incentive income from the government of CNMI and expects to recognize this entire amount to income during the second half of 2023 as it believes that it will have met all the contract requirements in the Incentive Agreement with the government of CNMI.

Exercise of Warrants

In March 2023, all outstanding common stock warrants were exercised and converted into common stock. Of the 9,918 warrants outstanding on December 31, 2022, 4,960 of the warrants were converted into 4,960 shares in exchange for $107 thousand and the remaining 4,958 warrants were converted into 4,134 common shares.

Promissory Note

On April 6, 2023, the Company executed a 19-month promissory note in the amount of $2.7 million with SkyWest Leasing Inc. Interest accrues on the entire principal amount of the note outstanding at a fixed rate of 9.0% per annum. Principal and interest are payable as a fixed monthly amount commencing on May 6, 2023, and continuing through the maturity date of November 6, 2024. On the maturity date, in addition to the final principal and interest payment, a principal balloon payment of $2.3 million is due. The note is collateralized by one aircraft.

SOUTHERN AIRWAYS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21. Subsequent Events (cont.)

Accounts Receivable Financing Arrangement

On March 21, 2023, the Company amended its revolving accounts receivable financing arrangement to increase the total maximum borrowing capacity to $5 million from $2 million.

Jet Charter Operation

On March 22, 2023, the Company discontinued leasing an aircraft used in its jet charter operations and ceased the charter operations associated with this aircraft. In 2022, the Company recorded $2.3 million in revenue related to its jet charter business.

Events Subsequent to Original Issuance of Consolidated Financial Statements (Unaudited)

In connection with the reissuance of the financial statements, the Company has evaluated subsequent events through June 2, 2023, the date the financial statements were available to be reissued.

Surf Air Mobility Proposed Acquisition

On May 25, 2023, SAM entered into an amendment to the acquisition agreement with the Company, whereby the outside date by which the transaction could be consummated was extended to July 31, 2023. No other terms to the previously amended acquisition agreement were changed.

Surf Air Mobility Inc.

300,000,000 Shares

Common Stock

PROSPECTUS

November 13, 2023